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KISMET ACQUISITION ONE CORP FINANCIAL STATEMENTS
KISMET ACQUISITION ONE CORP INDEX TO FINANCIAL STATEMENTS
NEXTERS GLOBAL LTD CONSOLIDATED FINANCIAL STATEMENTS For the years ended December 31, 2020 and 2019 together with the Report of Independent Registered Public Accounting Firm

As filed with the Securities and Exchange Commission on June 14, 2021

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Nexters Inc.
(Exact name of registrant as specified in its charter)

British Virgin Islands (State or other jurisdiction of incorporation or organization)	7371 (Primary Standard Industrial Classification Code Number)	Not applicable (I.R.S. Employer Identification Number)

Nexters Inc.
Ritter House, Wickhams Cay II
PO Box 3170, Road Town
Tortola VG110
British Virgin Islands
Telephone: +35722580040
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Puglisi & Associates
850 Library Ave., Suite 204
Newark, DE 19711
Telephone: 302-738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:
J. David Stewart, Esq. Ryan Maierson, Esq. Latham & Watkins LLP 99 Bishopsgate London, U.K., EC2M 2XF Tel: (+44) (0)20 7710 1000	Alan I. Annex, Esq. Jason T. Simon, Esq. Greenberg Traurig, LLP 1750 Tysons Boulevard Suite 1000 McLean, VA 22102 Tel: (703) 749-1300	Pranav Trivedi, Esq. Denis Klimentchenko, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 40 Bank Street London, U.K., E14 5DS Tel: (+44) (0)20 7519 7000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this registration statement and all other conditions to the Proposed Transactions described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Ordinary shares(3)	31,870,000	$9.89	$315,194,300	$34,387.70

Warrants(4)	19,250,000	$0.80	$15,400,000	$16,801.40

Ordinary shares issuable on exercise of warrants(5)	19,250,000	$11.50	—(6)	—

Total			$330,594,300	$51,189.10

(1)
All securities registered will be issued by Nexters Inc., a British Virgin Islands business company ("Pubco"). In connection with the business combination described in this registration statement and the proxy statement/prospectus included herein, (a) Kismet Acquisition One Corp, a publicly traded British Virgin Islands business company ("Kismet") will merge with and into Pubco, with Pubco surviving the merger, and (b) Pubco will acquire all of the issued and outstanding share capital of Nexters Global Ltd., a private limited liability company incorporated under the laws of Cyprus (the "Company"), such that the Company will be a direct wholly owned subsidiary of Pubco. As a result of the foregoing transactions, Pubco will become the public company, and the current security holders of Kismet and the current security holders of the Company will become security holders of Pubco.

(2)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of Kismet's ordinary shares and Kismet's warrants on June 7, 2021. This calculation is in accordance with Rule 457(f) (1) of the Securities Act.

(3)
Consists of (a) Pubco ordinary shares issuable in exchange for outstanding Kismet ordinary shares, including (i) 6,750,000 Kismet ordinary shares issued to Kismet's sponsor as founder shares, and (ii) 25,000,000 Kismet ordinary shares included in outstanding Kismet units (with each Kismet unit consisting of one Kismet ordinary share and one-half of one Kismet warrant) sold to the public in Kismet's initial public offering; and (b) 120,000 Pubco ordinary shares issuable pursuant to options held by three of Kismet's independent directors. In connection with the business combination described in this registration statement and the proxy statement/prospectus included herein, all Kismet units will be separated into their component securities.

(4)
Consists of Pubco warrants issuable in exchange for outstanding Kismet warrants, including (a) 6,750,000 Kismet warrants sold to Kismet's sponsor in a private placement in connection with Kismet's initial public offering, and (b) 12,500,000 Kismet warrants included in outstanding Kismet units sold to the public in Kismet's initial public offering.

(5)
Consists of Pubco ordinary shares issuable upon exercise of Pubco warrants. Each Pubco warrant will entitle the warrant holder to purchase one Pubco ordinary share at a price of $11.50 per share (subject to adjustment).

(6)
No separate registration fee is required pursuant to Rule 457(g).

             The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION, DATED JUNE 14, 2021

KISMET ACQUISITION ONE CORP
850 Library Avenue, Suite 204
Newark, Delaware 19715

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
OF KISMET ACQUISITION ONE CORP
To Be Held On            , 2021

TO THE SHAREHOLDERS OF KISMET ACQUISITION ONE CORP:

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Kismet Acquisition One Corp, a business company incorporated under the laws of the British Virgin Islands ("Kismet"), will be held on            , 2021, at             a.m., Eastern time, at            . You are cordially invited to attend the special meeting, which will be held for the following purposes:

  (1)
  The Business Combination Proposal: to consider and vote upon a proposal to approve and adopt the business combination described in this proxy statement/prospectus, which proposal shall include approval of each of (a) the merger pursuant to Section 170 of the BVI Business Companies Act, 2004 (as amended) of Kismet into Nexters Inc., a British Virgin Islands business company ("Pubco") with Pubco surviving the merger and the security holders of Kismet (other than security holders of Kismet electing to redeem their Kismet ordinary shares) becoming security holders of Pubco (the "Merger") pursuant to the terms of (i) the Business Combination Agreement, dated as of January 31, 2021, as it may be amended (the "Business Combination Agreement"), that Kismet has entered into with Pubco, Kismet Sponsor Limited, a British Virgin Islands business company (the "Sponsor"), solely in its capacity as Kismet's representative, Nexters Global Ltd., a private limited liability company domiciled in Cyprus (the "Company"), Fantina Holdings Limited, a private limited liability company domiciled in Cyprus, solely in its capacity as the Company Shareholders representative, and the shareholders of the Company party thereto, and (ii) Section 170 of the BVI Business Companies Act, 2004 (as amended), (b) the Plan of Merger in respect of the Merger made in accordance with the provisions of section 170(5) of the BVI Business Companies Act, 2004 (as amended) and included as Annex B to this proxy statement/prospectus, (c) the acquisition by Pubco of all of the issued and outstanding share capital of the Company from the holders of the Company's share capital for a combination of cash and Pubco ordinary shares, such that the Company will be a direct wholly owned subsidiary of Pubco (the "Share Acquisition"), and (d) the other transactions contemplated by the Business Combination Agreement (together with the Merger and Share Acquisition, the "Proposed Transactions"); and

  (2)
  The Adjournment Proposal: to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote (the "Adjournment Proposal").

        These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of Kismet ordinary shares at the close of business on            , 2021 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of our shareholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the special meeting.

        After careful consideration, our board of directors has determined that the Business Combination Proposal and the Adjournment Proposal are fair to and in the best interest of Kismet and its shareholders, and unanimously recommends that you vote or give instruction to vote "FOR" the Business Combination Proposal and "FOR" the Adjournment Proposal, if presented. When you consider the board of directors' recommendation of these proposals, you should keep in mind that our directors and our officers have interests in the Proposed Transactions that may conflict with your interests as a shareholder. See the section entitled "Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Proposed Transactions."

        The Proposed Transactions contemplated by the Business Combination Agreement will be consummated only if a majority of the outstanding Kismet ordinary shares that are voted at the special meeting are voted in favor of the Business Combination Proposal. If the Business Combination Proposal is approved, the Adjournment Proposal will not be presented to shareholders for a vote.

        All Kismet shareholders are cordially invited to attend the special meeting in person. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a shareholder of record of Kismet ordinary shares, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker or bank.

        Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in "street name" or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

        If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 662-5200; banks and brokers may reach Morrow Sodali LLC at (203) 658-9400.

        On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Proposed Transactions.

By Order of the Board of Directors,
Ivan Tavrin Chief Executive Officer
, 2021

        IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE KISMET REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO KISMET'S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY'S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANKS OR BROKERS TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE "SPECIAL MEETING OF KISMET SHAREHOLDERS—REDEMPTION RIGHTS" FOR MORE SPECIFIC INSTRUCTIONS.

        This proxy statement/prospectus is dated            , 2021 and is first being mailed to Kismet shareholders on or about that date.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 14, 2021

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS OF
KISMET ACQUISITION ONE CORP

PROSPECTUS FOR
31,870,000 ORDINARY SHARES AND 19,250,000 WARRANTS TO PURCHASE ORDINARY
SHARES, IN EACH CASE, OF NEXTERS INC.

        The board of directors of Kismet Acquisition One Corp, which we refer to as "we," "us," "our" or "Kismet," has unanimously approved and adopted the Business Combination Agreement, dated as of January 31, 2021, as it may be amended (the "Business Combination Agreement"), that Kismet has entered into with Nexters Inc., a British Virgin Islands business company ("Pubco"), Kismet Sponsor Limited, a British Virgin Islands business company (the "Sponsor"), solely in its capacity as Kismet's representative, Nexters Global Ltd., a private limited liability company domiciled in Cyprus (the "Company"), Fantina Holdings Limited, a private limited liability company domiciled in Cyprus, solely in its capacity as the Company Shareholders Representative, and the shareholders of the Company party thereto, and the transactions contemplated thereby (the "Proposed Transactions") which, among other things, provides for (a) Kismet to be merged with and into Pubco, with Pubco surviving the merger and the security holders of Kismet (other than security holders of Kismet electing to redeem their Kismet ordinary shares) becoming security holders of Pubco (the "Merger") and (b) Pubco to acquire all of the issued and outstanding share capital of the Company from the securities of the Company for a combination of cash and Pubco ordinary shares, such that the Company will be a direct wholly owned subsidiary of Pubco (the "Share Acquisition").

        During the period from January 1, 2021 to the closing of the Share Acquisition, as permitted by the Business Combination Agreement, the Company will distribute a cash dividend to the Company Shareholders in an aggregate amount of approximately $80 million, of which $46 million was distributed in April 2021. The remaining portion will be paid no later than the Relevant Date (as defined herein) . The final amount of the distribution will depend on the actual amount of cash inflows and outflows of the Company during the period from January 1, 2021 to the date of the closing of the Share Acquisition.

        Concurrently with the execution of the Business Combination Agreement, Kismet, Pubco and the Sponsor entered into an amended and restated Forward Purchase Agreement (the "A&R Forward Purchase Agreement"). The A&R Forward Purchase Agreement amends the Forward Purchase Agreement, dated August 5, 2020, between Kismet and the Sponsor by, among other things, increasing the Sponsor's purchase commitment thereunder from $20.0 million to $50.0 million and replacing the Sponsor's commitment to acquire Kismet units with a commitment to acquire 5,000,000 Pubco ordinary shares and 1,000,000 Pubco public warrants in a private placement to occur after, and subject to, the Merger Closing and prior to the Share Acquisition Closing.

        Under the Business Combination Agreement, the closing of the Proposed Transactions is subject to a number of conditions, including (i) that Kismet shareholders approve the Business Combination Proposal and (ii) Kismet and Pubco having at least $100 million of cash either in or outside of the Trust Account (as defined herein), after taking into accounts payments by Kismet to Kismet public shareholders who exercise their redemption rights, as described herein, and any proceeds received by Pubco under the A&R Forward Purchase Agreement. If any of the conditions to Kismet's, Pubco's or the Company's obligation to consummate the Proposed Transactions are not satisfied, then the parties to the Business Combination Agreement will not be required to consummate the Proposed Transactions.

        Proposals to approve the Proposed Transactions and the other matters discussed in this proxy statement/prospectus will be presented at the special meeting of shareholders of Kismet to be held on                , 2021.

        Kismet units, Kismet ordinary shares and Kismet warrants are currently listed on the Nasdaq Capital Market, or Nasdaq, under the symbols "KSMTU," "KSMT" and "KSMTW," respectively. Any outstanding Kismet units will be separated into Kismet ordinary shares and Kismet warrants to purchase Pubco ordinary shares in connection with the consummation of the Proposed Transactions. We intend to apply to list Pubco's ordinary shares and Pubco's warrants on Nasdaq under the symbols "GDEV" and "GDEVW," respectively. We cannot assure you that Pubco's ordinary shares and Pubco's warrants will be approved for listing on Nasdaq.

        Each of Kismet and Pubco is an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirement.

        This proxy statement/prospectus provides you with detailed information about the Proposed Transactions and other matters to be considered at the special meeting of Kismet's shareholders. We encourage you to carefully read this entire document. You should also carefully consider the risk factors described in "Risk Factors" beginning on page 43.

        Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described in this proxy statement/prospectus or any of the securities to be issued in the Proposed Transactions, passed upon the merits or fairness of the Proposed Transactions or related transactions or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary constitutes a criminal offense.

        This proxy statement/prospectus is dated                , 2021 and is first being mailed to shareholders of Kismet on or about that date.

i

ABOUT THIS PROXY STATEMENT/ PROSPECTUS

        This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or the "SEC," by Pubco, constitutes a prospectus of Pubco under Section 5 of the U.S. Securities Act of 1933, as amended, or the "Securities Act," with respect to the Pubco shares to be issued to Kismet shareholders, the Pubco warrants to be issued to Kismet warrant holders and the Pubco shares underlying such Kismet warrants, if the Proposed Transactions described herein are consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the "Exchange Act," with respect to the special meeting of Kismet shareholders at which Kismet shareholders will be asked to consider and vote upon a proposal to approve the Proposed Transactions by the adoption of the Business Combination Agreement, among other matters.

 IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS MEASURES

        The Company's audited consolidated financial statements included in this proxy statement/prospectus have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and referred to in this proxy statement/prospectus as "IFRS." We refer in various places within this proxy statement/prospectus to non-IFRS financial measures, including Bookings, which are more fully explained in "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics and Non-IFRS Measures." The presentation of this non-IFRS information is not meant to be considered in isolation or as a substitute for the Company's audited consolidated financial results prepared in accordance with IFRS.

 FINANCIAL STATEMENT PRESENTATION

Pubco

        Pubco was incorporated on January 27, 2021 for the purpose of effectuating the transactions described herein. Pubco has no material assets and does not operate any businesses. Accordingly, no financial statements of Pubco have been included in this proxy statement/prospectus.

        Pursuant to the terms of the Business Combination Agreement, upon completion of the Merger (i.e., the first step of the Proposed Transactions), the shareholders of Pubco will comprise the former shareholders of Kismet, subject to Kismet's existing public shareholders exercising their redemption rights.

        The Merger will be accounted for within the scope of IFRS 2 (Share-based Payment). Under this method of accounting, there is no acquisition accounting and no recognition of goodwill, as Kismet is not a business as defined by IFRS 3 (Business Combinations) given that it consists predominantly of cash in the Trust Account. Under this method of accounting, Kismet will be treated as the "acquired" company for financial reporting purposes.

Kismet

        The financial statements of Kismet included in this proxy statement/prospectus have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP").

The Company

        The financial statements of the Company included in this proxy statement/prospectus have been prepared in accordance with IFRS as issued by the International Accounting Standards Board as adopted by the IASB.

 INDUSTRY AND MARKET DATA

        In this proxy statement/prospectus, we present industry data, information and statistics regarding the markets in which the Company competes as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with the Company's own internal estimates and information obtained from discussions with its customers, taking into account publicly available information about other industry participants and the Company's management's judgment where information is not publicly available. This information appears in "Summary of the Proxy Statement/ Prospectus," "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations," "Information Related to the Company" and other sections of this proxy statement/prospectus.

        Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under "Risk Factors." These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

 FREQUENTLY USED TERMS

        Unless otherwise stated or unless the context otherwise requires, the terms "we," "us," "our," and "Kismet" refer to Kismet Acquisition One Corp.

        In this document, unless the context otherwise requires:

        "A&R Forward Purchase Agreement" means the amended and restated Forward Purchase Agreement, dated as of January 31, 2021, by and among Kismet, Pubco and the Sponsor.

        "Adjournment Proposal" means the proposal to adjourn the special meeting of shareholders of Kismet to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote.

        "broker non-vote" means the failure of a Kismet shareholder, who holds his, her or its shares in "street name" through a broker or other nominee, to give voting instructions to such broker or other nominee.

        "Business Combination Agreement" means the Business Combination Agreement, dated as of January 31, 2021, as it may be amended, by and among Kismet, Pubco, the Sponsor, solely in its capacity as Kismet's representative, the Company, Fantina Holdings Limited, a private limited liability company domiciled in Cyprus, solely in its capacity as the Company Shareholders representative, and the shareholders of the Company party thereto.

        "Business Combination Proposal" means the proposal to approve and adopt the Business Combination Agreement, and the transactions contemplated thereby, including the Proposed Transactions.

        "Closing" means the Merger Closing and the Share Acquisition Closing, collectively.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended.

        "Companies Act" means the BVI Business Companies Act, 2004 (as amended).

        "Company" means Nexters Global Ltd., a private limited liability company domiciled in Cyprus, and its consolidated subsidiaries.

        "Company Shareholders" means the shareholders of the Company prior to the Closing.

        "Company Shareholders Lock-Up Agreement" means the Lock-Up Agreement to be entered into by the Key Company Shareholders at the Share Acquisition Closing in connection with the Proposed Transactions.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Forward Purchase Agreement" means the forward purchase agreement dated August 5, 2020, by and among Kismet and Sponsor.

        "Founders" means, collectively, Andrey Fadeev and Boris Gertsovskiy.

        "IFRS" means International Financial Reporting Standards as adopted by the International Accounting Standards Board.

        "Incentive Plan" means the proposed incentive compensation plan that Pubco expects to adopt prior to or after the Closing.

        "Initial Shareholders" means the Sponsor, as the holder of all of the Kismet founder shares prior to the IPO, and its permitted transferees (if any), as applicable.

        "Insolvency Act" means the Insolvency Act, 2003 of the British Virgin Islands.

        "Investment Company Act" means the U.S. Investment Company Act of 1940, as amended.

        "IPO" means Kismet's initial public offering of Kismet units, consummated on August 10, 2020.

        "JOBS Act" means the Jumpstart Our Business Startups Act of 2012, as amended.

        "Key Company Shareholders" means, collectively, the Founders and Everix Investments Limited, a private limited liability company domiciled in Cyprus.

        "Kismet" means Kismet Acquisition One Corp, a company incorporated under the laws of the British Virgin Islands.

        "Kismet founder shares" means the Kismet ordinary shares issued prior to the IPO.

        "Kismet Warrant Agreement" means the warrant agreement governing Kismet's outstanding warrants.

        "Lock-Up Agreements" means, collectively, the Company Shareholders Lock-Up Agreement and the Sponsor Lock-Up Agreement.

        "Merger" means the merger of Kismet with and into Pubco, as a result of which the separate corporate existence of Kismet will cease and Pubco will continue as the surviving company, and the security holders of Kismet (other than security holders of Kismet electing to redeem their Kismet ordinary shares) will become security holders of Pubco.

        "Merger Closing" means the closing of the Merger.

        "Merger Closing Date" means the date of the Merger Closing.

        "Merger Effective Time" means the time at which the Merger shall become effective.

        "Nasdaq" means the Nasdaq Capital Market.

        "New Registration Rights Agreement" means the Registration Rights Agreement to be entered into by and among Pubco, the Key Company Shareholders and the Sponsor in connection with the Merger Closing.

        "PCAOB" means the Public Company Accounting Oversight Board.

        "Proposed Transactions" means the transactions contemplated by the Business Combination Agreement which, among other things, provides for the Merger and the Share Acquisition.

        "proxy statement/prospectus" means the prospectus included in this registration statement on Form F-4 (Registration No. 333-             ) filed with the SEC.

        "Pubco" means Nexters Inc., a British Virgin Islands business company.

        "Pubco Warrant Agreement" means the warrant agreement governing Pubco's outstanding warrants.

        "Reference Time" means the close of business of the Company on the Relevant Date (but without giving effect to the transactions contemplated by the Business Combination Agreement, including any payments by Kismet under the Business Combination Agreement to occur at the Share Acquisition Closing, but treating any obligations in respect of indebtedness or other liabilities that are contingent upon the consummation of the Share Acquisition Closing as currently due and owing without contingency as of such time).

        "Registration Rights Agreement" means the registration rights agreement dated as of August 5, 2020, among Kismet, the Sponsor and the other "Holders" named therein.

        "Relevant Date" means (a) with respect to Company transaction expenses, at all times, the Share Acquisition Closing Date, and (b) with respect to all other items, (i) the Share Acquisition Closing

Date, if the Share Acquisition Closing is occurring on the last day of a calendar month, or (ii) the date falling on the last day of the calendar month immediately prior to the Share Acquisition Closing Date, if the Share Acquisition Closing is not occurring on the last day of a calendar month.

        "SEC" means the U.S. Securities Exchange Commission.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Share Acquisition" means the acquisition by Pubco all of the issued and outstanding share capital of the Company in exchange for the payment, issue and delivery to the Company Shareholders of a combination of cash and Pubco ordinary shares, such that the Company will be a direct wholly owned subsidiary of Pubco.

        "Share Acquisition Closing" means the closing of the Share Acquisition.

        "Share Acquisition Closing Date" means the date of the Share Acquisition Closing.

        "Sponsor" means Kismet Sponsor Limited, a British Virgin Islands business company.

        "Sponsor Lock-Up Agreement" means the Lock-Up Agreement to be entered into by the Sponsor at the Share Acquisition Closing in connection with, and as a condition to the consummation of, the Proposed Transactions.

        "Trust Account" means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Kismet private placement warrants.

        "U.S. GAAP" means United States generally accepted accounting principles.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTIONS

        The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of shareholders, including with respect to the Proposed Transactions. The following questions and answers may not include all the information that is important to Kismet's shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Questions and Answers About the Special Meeting of Kismet's Shareholders and the Related Proposals

Q.
Why am I receiving this proxy statement/prospectus?

A.
Kismet has entered into the Business Combination Agreement with Pubco, the Company, the Sponsor (solely in its capacity as Kismet's representative), Fantina Holdings Limited (solely in its capacity as the Company Shareholders representative) and the Company Shareholders, which provides for the Proposed Transactions in which, among other transactions, Kismet will be merged with and into Pubco and the Company will be a directly wholly-owned subsidiary of Pubco. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

  As a result of the Proposed Transactions: (i) at the Merger Effective Time, among other things, (a) each issued and outstanding Kismet ordinary share will automatically be converted into and exchanged for the right to receive one Pubco ordinary share, except that Kismet public shareholders are entitled to elect instead to have their Kismet ordinary shares redeemed and receive a pro rata portion of Kismet's Trust Account, as provided in Kismet's memorandum and articles of association, and (b) each issued and outstanding Kismet public warrant will automatically be converted into and exchanged for the right to receive one Pubco public warrant, and (ii) at Share Acquisition Closing, Pubco will acquire all of the issued and outstanding share capital of the Company, such that the Company will be a direct wholly owned subsidiary of Pubco, and the Company Shareholders will receive a combination of cash and Pubco ordinary shares. Please see "Proposal No. 1—The Business Combination Proposal," "Beneficial Ownership of Securities," and "Unaudited Pro Forma Financial Information" for further information.

  Kismet shareholders are being asked to consider and vote upon the Business Combination Proposal to approve the adoption of the Business Combination Agreement and the Proposed Transactions, among other things.

  The Kismet ordinary shares, Kismet warrants and Kismet units are currently listed on Nasdaq under the symbols "KSMT," "KSMTW" and "KSMTU," respectively. Pubco has applied to list its Pubco ordinary shares and Pubco warrants on Nasdaq under the symbols "GDEV" and "GDEVW," respectively, in connection with the Closing. All outstanding Kismet units will be separated into their underlying securities immediately prior to the Merger Effective Time. Accordingly, Pubco will not have any units following consummation of the Proposed Transactions.

  This proxy statement/prospectus and its annexes contain important information about the Proposed Transactions and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of Pubco with respect to the Pubco ordinary shares issuable in connection with the Proposed Transactions.

Q.
When and where is the special meeting?

A.
The special meeting will be held on                        , 2021, at                         a.m., Eastern time, at                        .

Q.
What matters will shareholders consider at the special meeting of shareholders?

A.
At the special meeting of shareholders, Kismet will ask its shareholders to vote in favor of the following proposals:

  The Business Combination Proposal—a proposal to approve each of (a) the merger pursuant to Section 170 of the BVI Business Companies Act, 2004 (as amended) of Kismet into Pubco, with Pubco surviving the merger and the security holders of Kismet (other than security holders of Kismet electing to redeem their Kismet ordinary shares) becoming security holders of Pubco (the "Merger") pursuant to the terms of the Business Combination Agreement and Section 170 of the BVI Business Companies Act, 2004 (as amended), (b) the Plan of Merger in respect of the Merger made in accordance with the provisions of section 170(5) of the BVI Business Companies Act, 2004 (as amended) and included as Annex B to this proxy statement/prospectus, (c) the acquisition by Pubco of all of the issued and outstanding share capital of the Company from the holders of the Company's share capital for a combination of cash and Pubco ordinary shares, such that the Company will be a direct wholly owned subsidiary of Pubco (the "Share Acquisition"), and (d) the other transactions contemplated by the Business Combination Agreement (together with the Merger and Share Acquisition, the "Proposed Transactions").

  The Adjournment Proposal—a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or Kismet public shareholders have elected to redeem an amount of Kismet public shares such that the minimum available cash condition to the obligation to closing of the Proposed Transactions would not be satisfied.

Q.
Are the proposals conditioned on one another?

A.
No. Neither the Business Combination Proposal nor the Shareholder Adjournment Proposal requires the approval of the other proposal to be effective. If the Business Combination Proposal is approved, the Adjournment Proposal will not be presented to shareholders for a vote.

Q.
What will happen in the Proposed Transactions?

A.
Pursuant to the Business Combination Agreement, among other things: (i) Kismet will merge with and into Pubco, as a result of which the separate corporate existence of Kismet will cease and Pubco will continue as the surviving company, and each issued and outstanding security of Kismet immediately prior to the Merger Effective Time will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco in accordance with the terms of the Business Combination Agreement (except that Kismet public shareholders will be entitled to elect instead to have their Kismet ordinary shares redeemed and receive a pro rata portion of the Trust Account, as provided in Kismet's memorandum and articles of association); and (ii) Pubco will acquire all of the issued and outstanding share capital of the Company from the Company Shareholders in exchange for the payment, issue and delivery to the Company Shareholders of a combination of cash and Pubco ordinary shares, such that the Company will be a direct wholly owned subsidiary of Pubco. See the section entitled "Proposal No. 1—The Business Combination Proposal" for more information.

  In connection with the consummation of the Proposed Transactions, the following will occur:

  •
  before the Merger Effective Time, Pubco will amend its memorandum and articles of association to be substantially in the form attached hereto as Annex C;

  •
  after, and subject to, the closing of the Merger and prior to the closing of the Share Acquisition, the Sponsor will subscribe for and purchase 5,000,000 Pubco ordinary shares and 1,000,000 Pubco public warrants from Pubco for an aggregate purchase price of $50,000,000;

  •
  during the period from January 1, 2021 to the closing of the Share Acquisition, as permitted by the Business Combination Agreement, the Company will distribute a cash dividend to the Company Shareholders in an aggregate amount of approximately $80 million, of which $46 million was distributed in April 2021. The remaining portion will be paid no later than the Relevant Date. The final amount of the distribution will depend on the actual amounts of cash inflows and outflows of the Company during the period from January 1, 2021 to the date of the closing of the Share Acquisition; and

  •
  the Lock-Up Agreements and the New Registration Rights Agreement will be entered into, and the Registration Rights Agreement, dated as of August 5, 2020, among Kismet, the Sponsor and the other "Holders" named therein will terminate.

Q.
Why is Kismet proposing the Business Combination Proposal?

A.
Kismet was organized for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar initial business combination with one or more businesses or entities. Kismet is not limited to any particular industry, sector or region, though its intent is to focus on companies in the telecommunications infrastructure, internet and technology and consumer goods and services sectors operating in Russia.

  Kismet received $256,750,000 from its IPO and sale of the Kismet private placement warrants, of which $250,000,000 was placed into the Trust Account immediately following the IPO. In accordance with Kismet's amended and restated memorandum and articles of association, the funds held in the Trust Account will be released upon the consummation of the Proposed Transactions. See the question entitled "What happens to the funds held in the Trust Account upon consummation of the Proposed Transactions?"

  There currently are 31,750,000 Kismet ordinary shares issued and outstanding, consisting of 25,000,000 Kismet public shares originally sold as part of the Kismet units in the IPO and 6,750,000 Kismet founder shares that were issued to the Sponsor prior to the IPO. In addition, there currently are 19,250,000 Kismet warrants issued and outstanding, including 6,750,000 Kismet private placement warrants that were sold by Kismet to the Sponsor in a private sale simultaneously with the IPO. Each whole Kismet warrant entitles the holder thereof to purchase one Kismet ordinary share at a price of $11.50 per share. The Kismet warrants will become exercisable on the later of 30 days after the completion of Kismet's initial business combination and 12 months from the closing of the IPO, and expire at 5:00 p.m., New York City time, five years after the completion of Kismet's initial business combination or earlier upon redemption or liquidation. The Kismet private placement warrants, however, are non-redeemable so long as they are held by their initial purchasers or their permitted transferees. There are no Kismet preferred shares issued and outstanding.

  Under Kismet's amended and restated memorandum and articles of association, Kismet must provide all holders of Kismet public shares with the opportunity to have their Kismet public shares redeemed upon the consummation of Kismet's initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote.

Q.
Who is the Company?

A.
The Company is a developer of mobile, web, and social games. It is one of the top five independent game developers in Europe (excluding developers owned and controlled by other companies active in the gaming market) based on in-game purchases between January and November 2020, net of platform fees, according to data provided by AppMagic. The Company actively manages the games that it develops, which are all distributed through mobile, social, and web-based platforms and are free to play, generating revenue through in-game purchases and advertising. The Company is headquartered in Cyprus and, as of April 30, 2021, had 503 employees. The Company's revenue for the year ended December 31, 2020 was $259.5 million and its Bookings were $443.0 million, with net cash flows generated from operating activities of $120.6 million. Income for the year net of tax for the year ended December 31, 2020 was $668 thousand, compared to a loss of $33.7 million in 2019. See the section entitled "Information Related to the Company" for more information.

Q.
What equity stake will current Kismet shareholders and the Company Shareholders have in Pubco after the Closing?

A.
It is anticipated that, upon completion of the Proposed Transactions, Kismet's existing shareholders, including the Sponsor, will own approximately 17.9% of the issued and outstanding Pubco ordinary shares, including 11,750,000 Pubco shares held by the Sponsor (including 5,000,000 Pubco shares to be purchased pursuant to the terms of the A&R Forward Purchase Agreement), and the Company Shareholders will own approximately 82.1% of the issued and outstanding Pubco ordinary shares. These relative percentages assume (i) that none of Kismet's existing public shareholders exercise their redemption rights and (ii) that no additional equity securities of Kismet or Pubco are issued, other than the Pubco ordinary shares to be purchased by the Sponsor pursuant to the terms of the A&R Forward Purchase Agreement. If the facts are different from these assumptions, the percentage ownership retained by Kismet's existing shareholders will be different.

  Assuming that (i) Kismet existing public shareholders exercise their redemption rights with regard to 20,000,000 Kismet public shares and (ii) no additional equity securities of Kismet or Pubco are issued, other than the Pubco ordinary shares to be purchased by the Sponsor pursuant to the terms of the A&R Forward Purchase Agreement, Kismet's existing shareholders, including the Sponsor, will own approximately 8.6% of the issued and outstanding Pubco ordinary shares and the Company Shareholders will own approximately 91.4% of the issued and outstanding Pubco ordinary shares upon completion of the Proposed Transactions. If the facts are different from these assumptions, the percentage ownership retained by Kismet's existing shareholders will be different.

  The following table illustrates two different redemption scenarios based on the assumptions described above: (1) no redemptions, which assumes that none of Kismet's existing public shareholders exercise their redemption rights and (2) minimum cash, in which Kismet and Pubco has, in the aggregate, not less than $100.0 million of cash available for distribution upon the consummation of the Proposed Transactions after redemptions of 20,000,000 Kismet ordinary shares, satisfying the condition to Closing under the Business Combination Agreement:

	Assuming No Redemption			Assuming Maximum Redemption
	Number of Shares(1)		% of Shares	Number of Shares(1)		% of Shares
Kismet's existing public shareholders	25,000,000		12.2%	5,000,000		2.6%
The Sponsor	11,750,000	(2)	5.7%	11,750,000	(2)	6.0%
The Company Shareholders	168,250,000	(3)	82.1%	178,250,000	(3)	91.4%

Total	205,000,000			195,000,000

(1)
Excludes (a) Pubco shares issuable upon the exercise of 20,250,000 Pubco warrants to be outstanding, including pursuant to the terms of the A&R Forward Purchase Agreement, upon completion of the Proposed Transactions, and (b) 120,000 Pubco shares issuable pursuant to options held by three of Kismet's independent directors.

(2)
Includes 5,000,000 Pubco shares to be purchased pursuant to the terms of the A&R Forward Purchase Agreement.

(3)
Based on an estimated price of $10.00 per share.
Q.
Who will be the officers and directors of Pubco if the Proposed Transactions are consummated?

A.
At the consummation of the Proposed Transactions, the directors of Pubco will be Dmitrii Bukhman and Igor Bukhman (both designated by Everix Investments Limited), Ivan Tavrin (designated by Pubco's current shareholder), and Andrey Fadeev and Boris Gertsovskiy (both jointly designated by Andrey Fadeev and Boris Gertsovskiy). Mr. Fadeev is expected to serve as chief executive officer and Alexander Karavaev is expected to serve as chief financial officer of Pubco. See the section entitled "Management of Pubco Following the Proposed Transactions."

Following the consummation of the Proposed Transactions, (1) Everix Investments Limited, and (2) Andrey Fadeev and Boris Gertsovskiy (acting jointly), will each have the right to appoint two directors to the board of directors (which number may decrease as those shareholders dispose of their shares in Pubco), with the balance being elected by all of the shareholders of the Company. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors who are not appointed by the named shareholders.

Q.
What conditions must be satisfied to complete the Proposed Transactions?

A.
There are a number of closing conditions in the Business Combination Agreement, including (i) that Kismet's shareholders approve the Business Combination Proposal and (ii) Kismet and Pubco having at least $100.0 million of cash either in or outside of the Trust Account, after taking into accounts payments by Kismet to Kismet public shareholders who exercise their redemption rights, as described herein, and any proceeds received by Pubco under the A&R Forward Purchase Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Proposed Transactions, please see the section entitled "Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement."

Q.
What happens if I sell my Kismet ordinary shares before the special meeting of shareholders?

A.
The record date for the special meeting of shareholders will be earlier than the date that the Proposed Transactions are expected to be completed. If you transfer your Kismet ordinary shares after the record date, but before the special meeting of shareholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of shareholders. However, you will not be entitled to receive any Pubco ordinary shares following the Closing because only Kismet's shareholders on the date of the Closing will be entitled to receive Pubco ordinary shares in connection with the Closing.

Q.
What vote is required to approve the proposals presented at the special meeting of shareholders?

A.
The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding Kismet ordinary shares who are present or represented at the special meeting of shareholders. Accordingly, a Kismet shareholder who attends the special meeting (in person or by proxy) who fails to vote, or abstains from voting, will have the same effect as a vote "AGAINST" the Business Combination Proposal.

  The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the Kismet ordinary shares that are voted thereon at the special meeting of shareholders. Accordingly, a Kismet shareholder who attends the special meeting (in person or by proxy) who fails to vote, or abstains from voting, will have no effect on the outcome of any vote on the Adjournment Proposal.

Q.
Do the Company Shareholders need to approve the Proposed Transactions?

A.
Cypriot law does not require shareholder approval of the specific structure of the Proposed Transactions. Nevertheless, there are aspects of the Proposed Transactions that, under Cypriot law, require an approval by a majority exceeding 90% of the votes attached to all issued share capital of the company. On January 30, 2021, the Company's shareholders unanimously approved, confirmed and ratified the terms of the Business Combination Agreement and the Company's entry into the same in all respects. This proxy statement/prospectus is not directed at Company Shareholders.

Q.
May Kismet, the Sponsor or Kismet's directors, officers or advisors, or their affiliates, purchase shares in connection with the Proposed Transactions?

A.
In connection with the shareholder vote to approve the Proposed Transactions, the Sponsor or Kismet's directors, officers, advisors or any of their affiliates may purchase shares in privately negotiated transactions from shareholders who would have otherwise elected to have their shares redeemed in connection with the Proposed Transactions. None of the Sponsor or Kismet's directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Kismet's directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Kismet public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The price per share paid in any such transaction may be different from the amount per share a Kismet public shareholder would receive if it elected to redeem its shares in connection with the Proposed Transactions. The purpose of these purchases would be to increase the amount of cash available to Kismet for use in the Proposed Transactions.

Q.
Will Kismet or Pubco issue additional equity securities in connection with the consummation of the Proposed Transactions?

A.
Pursuant to the terms of the A&R Forward Purchase Agreement, the Sponsor will purchase 5,000,000 Pubco ordinary shares and 1,000,000 Pubco public warrants for a purchase price of $50,000,000 in a private placement to occur after, and subject to, the Merger Closing and prior to the Share Acquisition Closing. In addition, Pubco or Kismet may enter into equity financing in connection with the Proposed Transactions with their respective affiliates or any third parties if the parties determine that the issuance of additional equity is necessary or desirable in connection with the consummation of the Proposed Transactions. The purpose of these purchases would be to increase the amount of cash available to Kismet for use in the Proposed Transactions. Any equity issuances could result in dilution of the relative ownership interest of the non-redeeming Kismet public shareholders or the former equity holders of the Company.

Q.
How many votes do I have at the special meeting of shareholders?

A.
Kismet's shareholders are entitled to one vote at the special meeting for each Kismet ordinary share held of record as of the record date. As of the close of business on the record date, there were 31,750,000 outstanding Kismet ordinary shares.

Q.
How will the Sponsor vote?

A.
In connection with the IPO, Kismet entered into agreements with the Sponsor and Kismet's officers and directors, pursuant to which each agreed to vote their Kismet founder shares and any other shares acquired during and after the IPO in favor of the Business Combination Proposal.

  Neither the Initial Shareholders nor Kismet's directors or officers have purchased any shares during or after the IPO and neither Kismet, the Sponsor nor Kismet's directors or officers have entered into agreements, and are not currently in negotiations, to purchase Kismet ordinary shares. Currently, the Sponsor holds all of the Kismet founder shares, which represent approximately 21.3% of the issued and outstanding Kismet ordinary shares.

Q.
What interests do Kismet's current officers and directors have in the Proposed Transactions?

A.
Kismet's directors and executive officers may have interests in the Proposed Transactions that are different from, in addition to or in conflict with, yours. These interests include:

•
the beneficial ownership of the Sponsor of 6,750,000 Kismet founder shares, which shares would become worthless if Kismet does not complete a business combination within the applicable time period, as the Sponsor waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $            based on the closing price of the Kismet ordinary shares of $            on Nasdaq on                        , 2021, the record date for the special meeting of shareholders;

•
the beneficial ownership of each of Kismet's three independent directors of an option to purchase 40,000 Kismet ordinary shares at an exercise price of $10.00 per share, which will vest upon the consummation of the Proposed Transactions and will expire worthless if Kismet fails to complete a business combination within the required time period;

•
the Sponsor is expected to hold an aggregate of approximately 5.7% of the outstanding Pubco ordinary shares upon the consummation of the Proposed Transactions, assuming (ii) none of the options held by three of Kismet's independent directors are exercised and (ii) none of Kismet's existing public shareholders exercise their redemption rights;

•
Kismet's directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on Kismet's behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•
the potential continuation of Ivan Tavrin as a director of Pubco; and

•
the continued indemnification of current directors and officers of Kismet and the continuation of directors' and officers' liability insurance after the Proposed Transactions.

  These interests may influence Kismet's directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal. Please read the section entitled "Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Proposed Transactions."

Q:
What are the U.S. federal income tax consequences of the Proposed Transactions to U.S. Holders of Kismet ordinary shares and Kismet warrants?

A:
As discussed more fully under "Proposal No. 1—The Business Combination Agreement Proposal—U.S. Federal Income Tax Considerations," assuming that the Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (an "F Reorganization"), U.S. Holders (as defined in "Proposal No. 1—The Business Combination Agreement Proposal—U.S. Federal Income Tax Considerations") generally should not recognize gain or loss for U.S. federal income tax purposes on the Merger.

Although the obligations of the parties to the Business Combination Agreement to complete the Proposed Transactions are not conditioned on the receipt of an opinion from Latham & Watkins LLP or Skadden, Arps, Slate, Meagher & Flom LLP to the effect that the Merger will qualify as an F Reorganization, Skadden, Arps, Slate, Meagher & Flom LLP has delivered an opinion that the Merger will qualify as an F Reorganization.

  All holders of Kismet ordinary shares or warrants are urged to consult their tax advisor regarding the tax consequences to them of the Merger, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Business Combination Proposal, see "Proposal No. 1—The Business Combination Agreement Proposal—U.S. Federal Income Tax Considerations."

Q.
Did Kismet's board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Proposed Transactions?

A.
Kismet's board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Proposed Transactions. Kismet's board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Proposed Transactions were fair from a financial perspective to its shareholders. The board of directors also determined, without seeking a valuation from a financial advisor, that the Company's fair market value was at least 80% of Kismet's net assets (excluding deferred underwriting discounts and commissions). Accordingly, investors will be relying on the judgment of Kismet's board of directors as described above in valuing the Company business and assuming the risk that the board of directors may not have properly valued such business.

Q.
What happens if the Business Combination Proposal is not approved?

A.
If the Business Combination Proposal is not approved and Kismet does not consummate a business combination by August 10, 2022, or amend its amended and restated articles and memorandum of association to extend the date by which Kismet must consummate an initial business combination, Kismet will be required to dissolve and liquidate the Trust Account.

Q.
Do I have redemption rights?

A.
If you are a holder of Kismet public shares, you may redeem your Kismet public shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO, as of two business days prior to the consummation of the Proposed Transactions, including interest earned on the funds held in the Trust Account and not previously released to Kismet to pay its franchise and income taxes, upon the consummation of the Proposed Transactions. The per-share amount Kismet will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions Kismet will pay to the underwriters of its IPO if the Proposed Transactions are consummated. Holders of the outstanding Kismet public warrants do not have redemption rights with respect to such Kismet warrants in connection with the Proposed Transactions. All of the Initial Shareholders have agreed to waive their redemption rights with respect to their Kismet founder shares and any Kismet public shares that they may have acquired during or after the IPO in connection with the completion of Kismet's initial business combination. The Kismet founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $            on                        , 2021, the estimated per share redemption price would have been approximately $            . This is greater than the $10.00 IPO price of Kismet's units. Additionally, Kismet public shares properly tendered for redemption will only be redeemed in connection with the Proposed Transactions if the Proposed Transactions are consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Kismet to pay franchise and income taxes (less $100,000 of interest to pay dissolution expenses), in connection with a shareholder vote (or tender offer) in connection with any alternative business combination Kismet may thereafter pursue or the liquidation of the Trust Account if Kismet fails to consummate a business combination by the applicable date.

Q.
Is there a limit on the number of shares I may redeem?

A.
A Kismet public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a "group" (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the Kismet public shares. Accordingly, all shares in excess of 20% of the Kismet public shares owned by a holder will not be redeemed. On the other hand, a Kismet public shareholder who holds less than 20% of the Kismet public shares may redeem all of the Kismet public shares held by him or her for cash.

Q.
Will how I vote affect my ability to exercise redemption rights?

A.
No. You may exercise your redemption rights whether you vote your Kismet public shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus, or do not vote your shares. As a result, the Business Combination Proposal can be approved by shareholders who will redeem their Kismet public shares and no longer remain shareholders, leaving shareholders who choose not to redeem their Kismet public shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of Nasdaq.

  It is a condition to closing under the Business Combination Agreement, however, that Kismet and Pubco have, collectively, at least $100 million of cash either in or outside of the Trust Account, after taking into accounts payments by Kismet to Kismet public shareholders who exercise their redemption rights and any proceeds received by Pubco under the A&R Forward Purchase Agreement. If redemptions by Kismet public shareholders cause Kismet to be unable to meet this closing condition, then the parties to the Business Combination Agreement will not be required to consummate the Proposed Transactions.

Q.
How do I exercise my redemption rights?

A.
In order to exercise your redemption rights, you must, prior to 4:30 p.m. Eastern time on                        , 2021 (two business days before the special meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, Kismet's transfer agent, that Kismet redeem your Kismet public shares for cash, and (ii) deliver your shares to Kismet's transfer agent physically or electronically through the Depository Trust Company ("DTC"). The address of Kismet's transfer agent is listed under the question "Who can help answer my questions?" below. Kismet requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your shares generally will be faster than delivery of physical share certificates.

  A physical share certificate will not be needed if your shares are delivered to Kismet's transfer agent electronically. In order to obtain a physical share certificate, a shareholder's broker and/or clearing broker, DTC and Kismet's transfer agent will need to act to facilitate the request. It is Kismet's understanding that shareholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because Kismet does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical share certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

  Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Kismet's consent, until the vote is taken with respect to the Proposed Transactions. If you delivered your shares for redemption to Kismet's transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Kismet's transfer agent return the shares (physically or electronically). Such requests may be made by contacting Kismet's transfer agent at the phone number or address listed under the question "Who can help answer my questions?"

Q.
What are the U.S. federal income tax consequences of exercising my redemption rights?

A.
The exercise of redemption rights will be a taxable transaction for a U.S. Holder (as defined in "Proposal No. 1—The Business Combination Agreement Proposal—U.S. Federal Income Tax Considerations"). Subject to the application of the "passive foreign investment company" ("PFIC") rules, it is expected that a redeeming U.S. Holder will generally be treated as selling its ordinary shares and will recognize capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of ordinary shares that such U.S. Holder owns or is deemed to own (including through the ownership of warrants). Notwithstanding the foregoing, under the PFIC rules, unless a redeeming U.S. Holder has made certain elections, the gain recognized or proceeds received in the redemption may be subject to tax at ordinary income rates and an interest charge under a complex set of computational rules. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see "Proposal No. 1—The Business Combination Agreement Proposal—U.S. Federal Income Tax Considerations."

  All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:
If I hold Kismet warrants, can I exercise redemption rights with respect to my Kismet warrants?

A:
No. There are no redemption rights with respect to the Kismet warrants.

Q:
Do I have appraisal rights if I object to the Proposed Transactions?

A:
Yes. See the section entitled "Appraisal Rights" for more information.

  There are no appraisal rights with respect to Kismet warrants.

Q:
What happens to the funds held in the Trust Account upon consummation of the Proposed Transactions?

A:
If the Proposed Transactions are consummated, the funds held in the Trust Account will be released to pay (i) Kismet public shareholders who properly exercise their redemption rights, (ii) Kismet's accrued expenses, including Kismet's deferred expenses of the IPO, (iii) any loans owed by Kismet to the Sponsor for administrative costs and expenses (including deferred expenses) incurred by or on behalf of Kismet, and (iv) cash consideration pursuant to the Business Combination Agreement. Any additional funds available for release from the Trust Account will be used for general corporate purposes of Pubco and its subsidiaries following the Proposed Transactions.

Q:
What happens if the Proposed Transactions are not consummated?

A:
There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled "Proposal No. 1—The Business Combination Proposal" for information regarding the parties' specific termination rights.

  If, as a result of the termination of the Business Combination Agreement or otherwise, Kismet is unable to complete a business combination by August 10, 2022, or amend its amended and restated memorandum and articles of association to extend the date by which Kismet must consummate an initial business combination, Kismet's amended and restated certificate of incorporation provides that Kismet will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Kismet public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Kismet to pay its franchise and income taxes (less $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Kismet public shares, which redemption will completely extinguish Kismet public shareholders' rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Kismet's remaining shareholders and Kismet's board of directors, dissolve and liquidate, subject in each case to Kismet's obligations under BVI law to provide for claims of creditors and the requirements of other applicable law. See the section entitled "Risk Factors—Risks Related to Kismet and the Proposed Transactions—We may not be able to complete the Proposed Transactions or any other business combination within the prescribed time frame, in which case we would cease all operations except for the purpose of winding up and we would redeem our public shares and thereafter commence a voluntary liquidation, in which case our public shareholders may receive only $10.00 per share, or less than such amount in certain circumstances, and our warrants will expire worthless" and "Risk Factors—Risks Related to Kismet and the Proposed Transactions—If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share." Holders of Kismet founder shares have waived any right to any liquidation distribution with respect to those shares.

  In the event of liquidation, there will be no distribution with respect to outstanding Kismet warrants. Accordingly, the Kismet warrants will expire worthless.

Q:
When are the Proposed Transactions expected to be completed?

A:
It is currently anticipated that the Proposed Transactions will be consummated promptly following the special meeting of shareholders, provided that all other conditions to the consummation of the Proposed Transactions have been satisfied or waived.

  For a description of the conditions to the completion of the Proposed Transactions, see the section entitled "Proposal No. 1—The Business Combination Proposal."

Q:
What do I need to do now?

A:
You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Proposed Transactions will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:
How do I vote?

A:
If you were a holder of record of Kismet ordinary shares on                        , 2021, the record date for the special meeting of shareholders, you may vote with respect to the applicable proposals in person at the special meeting of shareholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in "street name," which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting of shareholders and vote in person, obtain a proxy from your broker, bank or nominee.

Q:
What will happen if I abstain from voting or fail to vote at the special meeting?

A:
At the special meeting of shareholders, Kismet will count a properly executed proxy marked "ABSTAIN" with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote "AGAINST" the Business Combination Proposal and will have no effect on the Adjournment Proposal. If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the special meeting.

Q:
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies received by Kismet without an indication of how the shareholder intends to vote on a proposal will be voted in favor of each proposal presented to the shareholders.

Q.
Do I need to attend the special meeting of shareholders to vote my shares?

A.
No. You are invited to attend the special meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of shareholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. Kismet encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.
If I am not going to attend the special meeting of shareholders in person, should I return my proxy card instead?

A.
Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.
If my shares are held in "street name," will my broker, bank or nominee automatically vote my shares for me?

A.
No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a "broker non-vote." Broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of shareholders, and will have the same effect as a vote "AGAINST" the Business Combination Proposal and will have no effect on the Adjournment Proposal. However, in no event will a broker non-vote that has the effect of voting against the Business Combination Proposal also have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the Proposed Transactions.

Q.
May I change my vote after I have mailed my signed proxy card?

A.
Yes. You may change your vote by sending a later-dated, signed proxy card to Morrow Sodali LLC, at KSMT.info@investor.morrowsodali.com prior to the vote at the special meeting of shareholders, or attend the special meeting and vote in person. You also may revoke your proxy by sending a notice of revocation to Kismet at the address listed below, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.
What should I do if I receive more than one set of voting materials?

A.
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.
What is the quorum requirement for the special meeting of shareholders?

A.
A quorum will be present at the special meeting of shareholders if a majority of the Kismet ordinary shares outstanding and entitled to vote at the meeting is represented in person or by proxy. In the absence of a quorum, a majority of Kismet's shareholders, present in person or represented by proxy, and voting thereon will have the power to adjourn the special meeting.

  As of the record date for the special meeting, 15,875,001 Kismet ordinary shares would be required to achieve a quorum.

  Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person at the special meeting of shareholders. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by shareholders present at the special meeting or by proxy may authorize adjournment of the special meeting to another date.

Q.
What happens to Kismet warrants I hold if I vote my Kismet ordinary shares against approval of the Business Combination Proposal and validly exercise my redemption rights?

A.
Properly exercising your redemption rights as a Kismet shareholder does not result in either a vote "FOR" or "AGAINST" the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. If the Proposed Transactions are completed, all of your Kismet warrants will automatically convert into Pubco warrants to purchase Pubco ordinary shares as described in this proxy statement/prospectus. If the Proposed Transactions are not completed, you will continue to hold your Kismet warrants, and if Kismet does not otherwise consummate an initial business combination by August 10, 2022, or amend its amended and restated memorandum and articles of association to extend the date by which Kismet must consummate an initial business combination, Kismet will be required to dissolve and liquidate, and your Kismet warrants will expire worthless.

Q.
Who will solicit and pay the cost of soliciting proxies?

A.
Kismet will pay the cost of soliciting proxies for the special meeting. Kismet has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. Kismet has agreed to pay Morrow Sodali LLC a fee of $27,500. Kismet will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Kismet also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Kismet ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Kismet ordinary shares and in obtaining voting instructions from those owners. Kismet's directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.
Who can help answer my questions?

A.
If you have questions about the shareholder proposals, or if you need additional copies of this proxy statement/prospectus, or the proxy cards you should contact Kismet's proxy solicitor:

Morrow Sodali LLC
470 West Avenue
Stamford CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: KSMT.info@investor.morrowsodali.com

You may also contact Kismet at:

Kismet Acquisition One Corp
850 Library Avenue
Suite 204
Newark, Delaware 19715
Attention: Ivan Tavrin

  To obtain timely delivery, Kismet's shareholders and Kismet warrant holders must request the materials no later than five business days prior to the special meeting.

  You may also obtain additional information about Kismet from documents filed with the SEC by following the instructions in the section entitled "Where You Can Find More Information."

  The accompanying proxy statement/prospectus incorporates important business and financial information about Kismet and the Company from documents that are not included in or delivered with the accompanying proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain documents incorporated by reference into the accompanying proxy statement/prospectus (other than certain exhibits or schedules to these documents) by requesting them in writing or by telephone from the appropriate company at the addresses and telephone numbers listed above. Requests made to the Company should be directed to the address and telephone number noted below:

Nexters Inc.
Ritter House, Wickhams Cay II
PO Box 3170, Road Town
Tortola VG110
Telephone: +35722580040

  If you intend to seek redemption of your Kismet public shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to Kismet's transfer agent prior to 4:30 p.m., New York time, on the second business day prior to the special meeting of shareholders. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

        This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Proposed Transactions and the proposals to be considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled "Where You Can Find More Information."

Parties to the Proposed Transactions

Kismet Acquisition One Corp

        Kismet Acquisition One Corp, or "Kismet", was newly incorporated in the British Virgin Islands, or BVI, on June 3, 2020 as a business company with limited liability and formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar initial business combination with one or more businesses or entities. Although Kismet is not limited to a particular industry or geographic region for purposes of consummating a business combination, it initially intended to focus on companies in the telecommunications infrastructure, internet and technology and consumer goods and services sectors operating in Russia.

        Kismet's units, Kismet ordinary shares, and Kismet warrants trade on Nasdaq under the symbols "KSMTU," "KSMT" and "KSMTW," respectively. At the Closing, the outstanding Kismet ordinary shares will be converted into Pubco ordinary shares.

        The mailing address of Kismet's principal executive office is 850 Library Avenue, Suite 204, Newark, Delaware, and its telephone number is (302) 738-6680.

Nexters Global Ltd.

        Nexters Global Ltd., or the "Company", is a developer of mobile, web, and social games. It is one of the top five independent game developers in Europe (excluding developers owned and controlled by other companies active in the gaming market) based on in-game purchases between January and December 2019, net of platform fees, according to data provided by AppMagic. The Company actively manages the games that it develops, which are all distributed through mobile, social, and web-based platforms and are free to play, generating revenue through in-game purchases and advertising. The Company's revenue for the year ended December 31, 2020 was $259.5 million and its Bookings were $443.0 million, with net cash flows generated from operating activities of $120.6 million. Income for the year net of tax for the year ended December 31, 2020 was $668 thousand, compared to a loss of $33.7 million in 2019.

        The Company is a private limited liability company incorporated under the laws of Cyprus on November 2, 2009. As of April 30, 2021, the Company had 503 employees.

        The mailing address of the Company's registered office is 107 Faneromenis Avenue, Larnaca, 6031, Cyprus, and its telephone number is +35722580040.

        For more information about the Company, see the sections entitled "Information Related to the Company" and "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operation."

Nexters Inc.

        Nexters Inc., or "Pubco", is a business company incorporated under the laws of the British Virgin Islands on January 27, 2021. Pubco was formed for the sole purpose of entering into and consummating the Proposed Transactions described herein. Pubco owns no material assets and does not operate any business. Prior to the consummation of the Proposed Transactions, the sole director of Pubco is Andrey

Fadeev, the Company's co-founder and chief executive officer, and the sole shareholder of Pubco is Andrey Fadeev.

        The mailing address of Pubco's registered office is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands, and its telephone number is +35722580040. After the consummation of the Proposed Transactions, its principal executive office will be that of the Company, located at 55, Griva Digeni, 3101, Limassol, Cyprus, and its telephone number will be +35722580040.

Emerging Growth Company

        Each of Kismet and Pubco is an "emerging growth company," as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"). As such, they are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find Pubco's securities less attractive as a result, there may be a less active trading market for Pubco's securities and the prices of Pubco's securities may be more volatile.

        Pubco will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the date on which Pubco ordinary shares were offered in connection with the Proposed Transactions, (b) in which it has total annual gross revenues of at least $1.07 billion, or (c) in which it is deemed to be a large accelerated filer, which means the market value of its ordinary shares that are held by non-affiliates exceeds $700 million as of the end of the prior fiscal year's second fiscal quarter; and (2) the date on which it has issued more than $1.00 billion in non-convertible debt during the prior three-year period. References herein to "emerging growth company" shall have the meaning associated with it in the JOBS Act.

The Proposed Transactions

The Business Combination Agreement

        The parties to the Business Combination Agreement are Kismet, the Sponsor (solely in its capacity as Kismet's representative), Pubco, the Company, Fantina Holdings Limited (solely in its capacity as the Company Shareholders representative) and the Company Shareholders.

        Pursuant to the Business Combination Agreement, among other things: (i) Kismet will merge with and into Pubco, as a result of which the separate corporate existence of Kismet will cease and Pubco will continue as the surviving company, and each issued and outstanding security of Kismet immediately prior to the Merger Effective Time will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco in accordance with the terms of the Business Combination Agreement (except that Kismet's public shareholders will be entitled to elect instead to have their Kismet ordinary shares redeemed and receive a pro rata portion of the Trust Account, as provided in Kismet's amended and restated memorandum and articles of association); and (ii) Pubco will acquire all of the issued and outstanding share capital of the Company from the Company Shareholders in exchange for the payment, issue and delivery to the Company Shareholders of a combination of cash and Pubco ordinary shares, such that the Company will be a direct wholly owned subsidiary of Pubco. See the section entitled "Proposal No. 1—The Business Combination Proposal" for more information.

        In connection with the consummation of the Proposed Transactions, the following will occur:

  •
  after, and subject to, the Merger Closing and prior to the Share Acquisition Closing, the Sponsor will subscribe for and purchase 5,000,000 Pubco ordinary shares and 1,000,000 Pubco public warrants from Pubco for an aggregate purchase price of $50,000,000;

  •
  before the Merger Effective Time, Pubco will amend its memorandum and articles of association to be substantially in the form attached hereto as Annex C;

  •
  during the period from January 1, 2021 to the closing of the Share Acquisition, as permitted by the Business Combination Agreement, the Company will distribute a cash dividend to the Company Shareholders in an aggregate amount of approximately $80 million, of which $46 million was distributed in April 2021. The remaining portion will be paid no later than the Relevant Date. The final amount of the distribution will depend on the actual amount of cash inflows and outflows of the Company during the period from January 1, 2021 to the date of the closing of the Share Acquisition; and

  •
  the Lock-Up Agreements and the New Registration Rights Agreement will be entered into, and the Registration Rights Agreement, dated as of August 5, 2020, among Kismet, the Sponsor and the other "Holders" named therein will terminate.

        The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior the Closing, including, among other reasons:

  •
  by mutual written consent of Kismet and the Company;

  •
  by either Kismet or the Company if any of the conditions to Closing set forth in the Business Combination Agreement shall not have occurred prior to June 30, 2021; provided that if this registration statement on Form F-4 and the proxy statement/prospectus included herein is not declared effective by not later than 15 business days prior to such date, Kismet will have the right to extend the term of the Business Combination Agreement for an additional period of three months;

  •
  by either Kismet or the Company if any governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement, and such order or other action has become final and non-appealable;

  •
  by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Kismet set forth in the Business Combination Agreement, or if any representation or warranty of Kismet becomes untrue or materially inaccurate, in any case such that the related conditions to Closing contained in the Business Combination Agreement are not satisfied, subject to customary exceptions and cure rights;

  •
  by Kismet upon a breach of any representation, warranty, covenant or agreement on the part of the Company, Pubco or the Company Shareholders set forth in the Business Combination Agreement, or if any representation or warranty of the Company, Pubco or the Company Shareholders becomes untrue or inaccurate, in any case such that the related conditions to Closing contained in the Business Combination Agreement are not satisfied, subject to customary exceptions and cure rights;

  •
  by the Company if there shall have been a Material Adverse Effect (as defined in the Business Combination Agreement) on Kismet following the date of the Business Combination Agreement which is uncured and continuing;

  •
  by Kismet if there shall have been a Material Adverse Effect (as defined in the Business Combination Agreement) on the Company or Pubco following the date of the Business Combination Agreement which is uncured and continuing; or

  •
  by either Kismet or the Company if the special meeting is held and has concluded, Kismet's shareholders have duly voted and the Business Combination Proposal has not been approved by Kismet's shareholders.

        See the section entitled "Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Termination" for more information.

        At the consummation of the Proposed Transactions, the directors of Pubco will be Dmitrii Bukhman and Igor Bukhman (both designated by Everix Investments Limited), Ivan Tavrin (designated by Pubco's current shareholder), and Andrey Fadeev and Boris Gertsovskiy (both jointly designated by Andrey Fadeev and Boris Gertsovskiy). Mr. Fadeev is expected to serve as chief executive officer and Alexander Karavaev is expected to serve as chief financial officer of Pubco. See the section entitled "Management of Pubco Following the Proposed Transactions."

        Following the consummation of the Proposed Transactions, (1) Everix Investments Limited, and (2) Andrey Fadeev and Boris Gertsovskiy (acting jointly), will each have the right to appoint two directors to the board of directors (which number may decrease as those shareholders dispose of their shares in Pubco), with the balance being elected by all of the shareholders of the Company. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors who are not appointed by the named shareholders.

Ancillary Documents Related to the Business Combination Agreement

Lock-Up Agreements

        At the Share Acquisition Closing, (i) the Key Company Shareholders shall each enter into a Lock-Up Agreement with Pubco (the "Company Shareholders Lock-Up Agreement"), and (ii) the Sponsor shall enter into a Lock-Up Agreement with Pubco (the "Sponsor Lock-Up Agreement" and, together with the Company Shareholders Lock-Up Agreement, the "Lock-Up Agreements").

        Pursuant to the Lock-Up Agreements, the Key Company Shareholders and the Sponsor will agree not to transfer any Pubco ordinary shares and the Pubco warrants to be received pursuant to the Business Combination Agreement for a period of 12 months following the Closing, subject to certain limited exceptions.

        See the section entitled "Proposal No. 1—The Business Combination Proposal—Ancillary Documents—Lock-Up Agreements" for more information.

New Registration Rights Agreement

        By no later than the Merger Closing Date, Pubco, the Key Company Shareholders and the Sponsor shall enter into a registration rights agreement (the "New Registration Rights Agreement"), effective as of the Share Acquisition Closing. Pursuant to the New Registration Rights Agreement, among other things, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders (as defined therein) may demand at any time or from time to time, that Pubco file a registration statement with the SEC to register the securities of Pubco held by such Holders. The New Registration Rights Agreement will also (i) provide the Holders with "piggy-back" registration rights, subject to certain requirements and customary conditions, and (ii) terminate the Registration Rights Agreement, dated as of August 5, 2020, among Kismet, the Sponsor and the other "Holders" named therein.

A&R Forward Purchase Agreement

        On January 31, 2021, Kismet, Pubco and the Sponsor entered into an amended and restated Forward Purchase Agreement (the "A&R Forward Purchase Agreement"). The A&R Forward Purchase Agreement amends the Forward Purchase Agreement, dated August 5, 2020, between Kismet and the Sponsor by, among other things, increasing the Sponsor's purchase commitment thereunder from $20.0 million to $50.0 million and replacing the Sponsor's commitment to acquire Kismet's units with a commitment to acquire 5,000,000 Pubco ordinary shares and 1,000,000 Pubco public warrants in a private placement to occur after, and subject to, the Merger Closing and prior to the Share Acquisition Closing.

Letter Agreements

Letter Agreement with the Sponsor

        In connection with the IPO, Kismet and the Sponsor entered into a letter agreement, a copy of which will be filed as Exhibit 10.5 to the registration statement of which this proxy statement/prospectus is a part. Pursuant to this letter agreement, the Sponsor agreed to, among other things, vote all Kismet ordinary shares beneficially owned by it, whether acquired before, in or after the IPO, in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, in each case, subject to the terms and conditions contemplated by the letter agreement.

Letter Agreements with Kismet's Officers, Directors and Director Nominees

        In connection with the IPO, Kismet and its officers, directors and director nominees entered into letter agreements, a copy of which will be filed as Exhibit 10.6 to the registration statement of which this proxy statement/prospectus is a part. Pursuant to these letter agreements, Kismet's officers, directors and director nominees agreed to, among other things, vote all Kismet ordinary shares beneficially owned by them, whether acquired before, in or after the IPO, in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, in each case, subject to the terms and conditions contemplated by the letter agreements.

Interests of Certain Persons in the Proposed Transactions

        In considering the recommendation of Kismet's board of directors to vote in favor of the Proposed Transactions, Kismet's shareholders should be aware that, aside from their interests as shareholders, the Sponsor and Kismet's directors and officers have interests in the Proposed Transactions that are different from, or in addition to, those of other Kismet shareholders and Kismet warrant holders generally. Kismet's directors were aware of and considered these interests, among other matters, in evaluating the Proposed Transactions, and in recommending to shareholders that they approve the Proposed Transactions. Shareholders should take these interests into account in deciding whether to approve the Proposed Transactions. These interests include, among other things:

  •
  the beneficial ownership of the Sponsor of 6,750,000 Kismet founder shares, which shares would become worthless if Kismet does not complete a business combination within the applicable time period, as the Sponsor waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $            based on the closing price of the Kismet ordinary shares of $            on Nasdaq on                        , 2021, the record date for the special meeting of shareholders;

  •
  the beneficial ownership of each of Kismet's three independent directors of an option to purchase 40,000 Kismet ordinary shares at an exercise price of $10.00 per share, which will vest upon the consummation of the Proposed Transactions and will expire worthless if Kismet fails to complete a business combination within the required time period;

  •
  the Sponsor is expected to hold an aggregate of approximately 5.7% of the outstanding Pubco ordinary shares upon the consummation of the Proposed Transactions, assuming none of Kismet's existing public shareholders exercise their redemption rights;

  •
  Kismet's directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on Kismet's behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

  •
  the potential continuation of Ivan Tavrin as a director of Pubco; and

  •
  the continued indemnification of current directors and officers of Kismet and the continuation of directors' and officers' liability insurance after the Proposed Transactions.

        These interests may influence Kismet's directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

Reasons for the Approval of the Proposed Transactions

        After careful consideration, Kismet's board of directors recommends that Kismet's shareholders vote "FOR" each proposal being submitted to a vote of the Kismet shareholders at the special meeting.

        In considering the Proposed Transactions, Kismet's board gave considerable weight to several positive factors, including, but not limited to, the following:

  •
  A Leading Player in the Mobile RPG Genre.  The Company is one of the top five independent game developers in Europe (excluding developers owned and controlled by other companies active in the gaming market), based on in-game purchases net of platform fees between January and November 2020.

  •
  Highly Diversified Global User and Revenue Base.  The Kismet's board's belief that the Company has developed a highly diversified customer base, proving its ability to adapt and localize its games across regions and countries.

  •
  Strong Focus on Mobile Gaming.  The Company is exposed to mobile gaming, which is one of the most dynamic and high growing segments of the global gaming industry.

  •
  Data Driven Marketing and Monetization Strategy.  The Kismet's board's belief that the Company has been particularly successful in identifying and attracting a core base of frequent payers in the game who generate superior revenue flow and form loyal and highly predictable cohorts.

  •
  Technology Platform.  The Kismet's board's belief that the Company is well-positioned to capitalize on secular entertainment and content consumption trends through the strengths of its content and technology platform.

  •
  Financially Sound and Cash Generative Business.  The Company's business model has enabled it to achieve sustainable self funded growth without attracting material external financing since inception, which will continue to generate strong margins and free cash flow.

  •
  Founder Led Management Team.  The Kismet's board's belief that the Company has a talented and experienced founder led management team, with the ability to effectively execute the Company's strategy supported by the complementary expertise of core shareholders and the Sponsor.

  •
  Well-positioned Regional M&A Consolidation Platform.  The Kismet's board perception that there to be an opportunity for the Company to act as an industry consolidator in the gaming space primarily in the Former Soviet Union countries and in Europe.

        The board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Proposed Transactions, including, but not limited to, the following:

  •
  Company's Revenues.  Substantially all of the Company's revenues are generated from one game, a small percentage of users generate a large amount percentage of the Company's revenues, and the Company has a history of operating losses.

  •
  Benefits Not Achieved.  The risk that the potential benefits of the Proposed Transactions may not be fully achieved, or may not be achieved within the expected timeframe.

  •
  Liquidation of Kismet.  The risks and costs to Kismet if the Proposed Transactions are not completed and Kismet is unable to consummate an initial business combination by August 10, 2022, forcing Kismet to liquidate and the Kismet warrants to expire worthless.

  •
  Shareholder Vote; Redemptions.  The risk that Kismet's shareholders may fail to provide the respective votes necessary to effect the Proposed Transactions, or that a large number of Kismet shareholders may seek redemption of their public shares and adversely impact the post Closing liquidity of Pubco.

  •
  Closing Conditions.  The fact that the consummation of the Proposed Transactions is conditioned on the satisfaction of certain closing conditions that are not within Kismet's control.

  •
  Other Risks.  Various other risks associated with the Proposed Transactions, the business of Kismet and the business of the Company described under "Risk Factors."

        For more information on Kismet's reasons for the approval of the Proposed Transactions and the recommendation of Kismet's board of directors, see the section entitled "Proposal No. 1—The Business Combination Proposal—Kismet's Board of Directors' Reasons for Approval of the Proposed Transactions."

Redemption Rights

        Pursuant to Kismet's amended and restated memorandum and articles of association, any holders of Kismet public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Kismet to pay its franchise and income taxes, calculated as of two business days prior to the consummation of the Proposed Transactions. If demand is properly made and the Proposed Transactions is consummated, these shares, immediately prior to the Proposed Transactions, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO as of two business days prior to the consummation of the Proposed Transactions, including interest earned on the funds held in the Trust Account and not previously released to Kismet to pay its franchise and income taxes, upon the consummation of the Proposed Transactions. For illustrative purposes, based on funds in the Trust Account of approximately $            on                , 2021, the estimated per share redemption price would have been approximately $            .

        If you exercise your redemption rights, your Kismet ordinary shares will cease to be outstanding immediately prior to the Proposed Transactions and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption. See the section entitled "The Special Meeting of Kismet Shareholders—Redemption Rights."

Appraisal Rights

        Kismet shareholders have appraisal rights in connection with the Proposed Transactions. See the section entitled "Appraisal Rights" for more information. There are no appraisal rights with respect to Kismet warrants.

Ownership of Pubco After the Closing

        It is anticipated that, upon completion of the Proposed Transactions, Kismet's existing shareholders, including the Sponsor, will own approximately 17.9% of the issued and outstanding Pubco ordinary shares, including 11,750,000 Pubco shares held by the Sponsor (including 5,000,000 Pubco shares to be purchased pursuant to the terms of the A&R Forward Purchase Agreement), and the Company's existing shareholders will own approximately 82.1% of the issued and outstanding Pubco ordinary shares. These relative percentages assume (i) that none of Kismet's existing public shareholders exercise their redemption rights and (ii) that no additional equity securities of Kismet or Pubco are issued, other than the Pubco ordinary shares to be purchased by the Sponsor pursuant to the terms of the A&R Forward Purchase Agreement. If the facts are different from these assumptions, the percentage ownership retained by Kismet's existing shareholders will be different.

        Assuming that (i) Kismet public shareholders exercise their redemption rights with regard to 20,000,000 Kismet public shares and (ii) no additional equity securities of Kismet or Pubco are issued, other than the Pubco ordinary shares to be purchased by the Sponsor pursuant to the terms of the A&R Forward Purchase Agreement, Kismet's existing shareholders, including the Sponsor, will own approximately 8.6% of the issued and outstanding Pubco ordinary shares and the Company Shareholders will own approximately 91.4% of the issued and outstanding Pubco ordinary shares upon completion of the Proposed Transactions. If the facts are different from these assumptions, the percentage ownership retained by Kismet's existing shareholders will be different.

        The following table illustrates two different redemption scenarios based on the assumptions described above: (1) no redemptions, which assumes that none of Kismet's existing public shareholders exercise their redemption rights and (2) minimum cash, in which Kismet and Pubco has, in the aggregate, not less than $100.0 million of cash available for distribution upon the consummation of the Proposed Transactions after redemptions of 20,000,000 Kismet ordinary shares, satisfying the condition to Closing under the Business Combination Agreement:

	Assuming No Redemption			Assuming Maximum Redemption
	Number of Shares(1)		% of Shares	Number of Shares(1)		% of Shares
Kismet's existing public shareholders	25,000,000		12.2%	5,000,000		2.6%
The Sponsor	11,750,000	(2)	5.7%	11,750,000	(2)	6.0%
The Company Shareholders	168,250,000	(3)	82.1%	178,250,000	(3)	91.4%

Total	205,000,000			195,000,000

(1)
Excludes (a) shares issuable upon the exercise of 20,250,000 Pubco warrants to be outstanding, including pursuant to the terms of the A&R Forward Purchase Agreement, upon completion of the Proposed Transactions, and (b) 120,000 Pubco shares issuable pursuant to options held by three of Kismet's independent directors.

(2)
Includes 5,000,000 Pubco shares to be purchased pursuant to the terms of the A&R Forward Purchase Agreement.

(3)
Based on an estimated price of $10.00 per share.

Organizational Structure

Prior to the Proposed Transactions

        The following diagram depicts the organizational structure of Kismet, the Company and Pubco before the Proposed Transactions.

ORGANIZATION STRUCTURE PRE-COMPLETION OF THE PROPOSED TRANSACTIONS

Following the Proposed Transactions

        The following diagram depicts the organizational structure of Kismet, the Company and Pubco after the Proposed Transactions.

 ORGANIZATION STRUCTURE POST-COMPLETION OF THE PROPOSED TRANSACTIONS(1)

(1)
These relative percentages assume (i) that none of Kismet's existing public shareholders exercise their redemption rights and (ii) that no additional equity securities of Kismet or Pubco are issued, other than the Pubco ordinary shares to be purchased by the Sponsor pursuant to the terms of the A&R Forward Purchase Agreement. The structure chart excludes (a) shares issuable upon the exercise of 20,250,0000 Pubco warrants to be outstanding, including pursuant to the terms of the A&R Forward Purchase Agreement, upon completion of the Proposed Transactions, and (b) 120,000 Pubco ordinary shares issuable pursuant to options held by three of Kismet's independent directors.

(2)
Includes 5,000,000 Pubco ordinary shares to be purchased pursuant to the terms of the A&R Forward Purchase Agreement

(3)
Based on an estimated price of $10.00 per share.

Board of Directors of Pubco Following the Proposed Transactions

        At the consummation of the Proposed Transactions, the directors of Pubco will be Dmitrii Bukhman and Igor Bukhman (both designated by Everix Investments Limited), Ivan Tavrin (designated by Pubco's current shareholder), and Andrey Fadeev and Boris Gertsovskiy (both jointly designated by Andrey Fadeev and Boris Gertsovskiy). Mr. Fadeev is expected to serve as chief executive officer and Alexander Karavaev is expected to serve as chief financial officer of Pubco. See the section entitled "Management of Pubco Following the Proposed Transactions."

        Following the consummation of the Proposed Transactions, (1) Everix Investments Limited, and (2) Andrey Fadeev and Boris Gertsovskiy (acting jointly), will each have the right to appoint two directors to the board of directors (which number may decrease as those shareholders dispose of their shares in Pubco), with the balance being elected by all of the shareholders of the Company. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors who are not appointed by the named shareholders.

Accounting Treatment

        The Merger will be accounted for within the scope of IFRS 2 (Share-based Payment). Under this method of accounting, there is no acquisition accounting and no recognition of goodwill, as Kismet is not a business as defined by IFRS 3 (Business Combinations) given that it consists predominantly of cash in the Trust Account. Under this method of accounting, Kismet will be treated as the "acquired" company for financial reporting purposes.

Regulatory Approvals

        The Proposed Transactions are not subject to any additional federal or state regulatory requirement or approval, except for filings or applications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Russian Antimonopoly Law and the rules and regulations promulgated thereunder.

        Upon Merger Closing, Kismet and Pubco shall cause the Merger to be consummated by filing the articles of merger and any other documents required to be filed pursuant to the Companies Act and such other documents as required by the Companies Act with the Registry of Companies of the British Virgin Islands. The Merger shall become effective on the Merger Closing Date when the plan of merger is registered by the Registry of Companies of the British Virgin Islands.

Other Shareholder Proposals

        In addition to the Business Combination Proposal, Kismet shareholders will be asked to vote on the Adjournment Proposal. For more information about this proposal, see the section entitled "Proposal No. 2—The Adjournment Proposal."

Date, Time and Place of Special Meeting

        The special meeting will be held on                , 2021, at                 a.m., Eastern time, at                , or such other date, time and place to which such meetings may be adjourned or postponed, for the purpose of considering and voting upon the proposals.

Record Date and Voting

        You will be entitled to vote or direct votes to be cast at the special meeting of shareholders if you owned Kismet ordinary shares at the close of business on                , 2021, which is the record date for the special meeting of shareholders. You are entitled to one vote for each Kismet ordinary share that you owned as of the close of business on the record date. If your shares are held in "street name" or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 31,750,000 Kismet ordinary shares outstanding, consisting of 25,000,000 Kismet public shares originally sold as part of the Kismet units in the IPO and 6,750,000 Kismet founder shares that were issued to the Sponsor prior to the IPO.

        The Sponsor, officers and directors have agreed to vote all of their Kismet ordinary shares and any Kismet public shares acquired by them in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. Kismet's issued and outstanding warrants do not have voting rights at the special meeting of shareholders.

Proxy Solicitation

        Proxies may be solicited by mail. Kismet has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled "The Special Meeting of Kismet Shareholders—Revocability of Proxies."

Quorum and Required Vote for Proposals for the Special Meeting

        A quorum of Kismet's shareholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of shareholders if a majority of the Kismet ordinary shares outstanding and entitled to vote at the meeting is represented in person or by proxy.

        The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding Kismet ordinary shares who are present or represented at the special meeting of shareholders. Accordingly, a Kismet shareholder who attends the special meeting (in person or by proxy) who fails to vote, or abstains from voting, will have the same effect as a vote "AGAINST" the Business Combination Proposal.

        The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the Kismet ordinary shares that are voted thereon at the special meeting of shareholders. Accordingly, a Kismet shareholder who attends the special meeting (in person or by proxy) who fails to vote, or abstains from voting, will have no effect on the outcome of any vote on the Adjournment Proposal.

Recommendation to Kismet Shareholders

        Kismet's board of directors believes that the Business Combination Proposal to be presented at the special meeting is in the best interests of Kismet and its shareholders and recommends that its shareholders vote "FOR" the Business Combination Proposal and "FOR" the Adjournment Proposal, if presented.

Summary of Risk Factors

        In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled "Risk Factors." These risks include, but are not limited to, the following:

Kismet

  •
  Kismet may not be able to complete its initial business combination within the prescribed time frame, in which case Kismet would cease all operations except for the purpose of winding up and Kismet would redeem its Kismet public shares and liquidate, in which case Kismet's public shareholders may only receive $10.00 per share, or less than such amount in certain circumstances, and Kismet warrants will expire worthless.

  •
  The ability of the Kismet public shareholders to exercise redemption rights with respect to a large number of Kismet ordinary shares could increase the probability that the Proposed Transactions will be unsuccessful and that Kismet's shareholders will have to wait for liquidation in order to redeem their Kismet public shares.

  •
  If a shareholder fails to receive notice of Kismet's offer to redeem its Kismet public shares in connection with the Proposed Transactions, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

  •
  You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Kismet public shares or Kismet warrants, potentially at a loss.

  •
  The Sponsor and Kismet's directors, officers, advisors or their affiliates may elect to purchase shares from Kismet public shareholders, which may influence a vote on a proposed business combination and reduce the public "float" of Kismet ordinary shares.

  •
  If a shareholder or a "group" of shareholders are deemed to hold in excess of 20% of Kismet ordinary shares, such shareholder or group will lose the ability to redeem all such shares in excess of 20% of Kismet ordinary shares.

  •
  If, before distributing the proceeds in the Trust Account to the Kismet public shareholders, Kismet files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against Kismet that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Kismet's shareholders and the per-share amount that would otherwise be received by Kismet's shareholders in connection with Kismet's liquidation may be reduced.

  •
  Kismet's shareholders may be held liable for claims by third parties against Kismet to the extent of distributions received by them upon redemption of their shares.

  •
  Kismet's shareholders cannot be sure of the market value of the Pubco ordinary shares to be issued upon completion of the Proposed Transactions.

  •
  The Pubco ordinary shares to be received by Kismet's shareholders as a result of the Proposed Transactions will have different rights from Kismet ordinary shares.

  •
  The Sponsor, officers and directors have agreed to vote in favor of the Proposed Transactions, regardless of how the Kismet public shareholders vote.

  •
  The exercise of discretion by Kismet's directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of Kismet securityholders.

  •
  Kismet's board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Proposed Transactions and, as a result, the terms may not be fair from a financial point of view to the Kismet public shareholders.

  •
  The Sponsor and Kismet's executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this registration statement on Form F-4 and the proxy statement/prospectus included herein.

  •
  Subsequent to the completion of the Proposed Transactions, Pubco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Pubco's financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

  •
  Kismet public shareholders at the time of the Proposed Transactions who purchased their Kismet units in the IPO and do not exercise their redemption rights may pursue rescission rights and related claims.

  •
  Kismet's shareholders will have a reduced ownership and voting interest after consummation of the Proposed Transactions and will exercise less influence over management.

  •
  Kismet has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect Kismet's ability to report its results of operations and financial condition accurately and in a timely manner.

The Company

  •
  The Company relies on third-party platforms, such as the iOS App Store, Facebook, and Google Play Store, to distribute its games and collect revenues, and such platforms may adversely change their policies.

  •
  The Company's core game offering, Hero Wars, generates a substantial portion of its revenue.

  •
  A small percentage of total users have generated a majority of the Company's revenues.

  •
  The Company's free-to-play business model, and the value of virtual items sold in its games, is highly dependent on how it manages the game revenues and pricing models.

  •
  The Company may be unable to successfully develop new games.

  •
  The Company operates in a highly competitive industry with low barriers to entry.

  •
  Legal or regulatory restrictions or proceedings could adversely impact the Company's business and limit the growth of its operations.

  •
  Security breaches or other disruptions could compromise the Company's information or the information of its players and expose it to liability.

  •
  The Company's inability to protect its intellectual property and proprietary information could adversely impact its business.

  •
  The Company's use of open source software in connection with certain of its games, may pose particular risks to its proprietary software, games and services in a manner that could have a negative impact on its business.

  •
  The Company faces added business, political, regulatory, operational, financial and economic risks as a result of its operations and distribution in a variety of countries.

  •
  The Company has no controlling shareholders, however, the loss of one or more of its largest shareholders could significantly harm its business.

  •
  In connection with the preparation of the Company's consolidated financial statements as of and for the years ended December 31, 2020 and 2019, the Company has identified material weaknesses in its internal controls over financial reporting.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF KISMET

        Kismet is providing the following summary historical financial information to assist you in your analysis of the financial aspects of the Proposed Transactions. Kismet's balance sheet data as of December 31, 2020 and the statement of operations data from June 3, 2020 (inception) through of December 31, 2020 are derived from Kismet's audited financial statements included elsewhere in this proxy statement/prospectus.

        The information is only a summary and should be read in conjunction with Kismet's consolidated financial statements and related notes and "Kismet's Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this proxy statement/prospectus. Kismet's historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. All amounts are in U.S. dollars. Certain amounts that appear in this section may not sum due to rounding.

Income Statement Data:	For the Period from June 3, 2020 (inception) Through December 31, 2020
Revenue	$—
Net loss	2,982,055
Basic and diluted net loss per share	0.00
Weighted average shares outstanding of ordinary shares—redeemable, basic and diluted	25,000,000

Balance Sheet Data:	As of December 31, 2020
Working capital	$434,988
Investments held in trust account	250,064,076
Total assets	251,235,286
Total liabilities	16,978,722
Value of ordinary shares subject to possible redemption	229,256,560
Total shareholders' equity	5,000,004

 SUMMARY HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

        The Company is providing the following summary historical financial information to assist you in your analysis of the financial aspects of the Proposed Transactions. The selected historical consolidated statements of profit or loss and other comprehensive income and the consolidate statement of cash flows of the Company for the years ended December 31, 2020 and 2019 and the selected historical consolidated financial position as of December 31, 2020 and 2019 are derived from the Company's audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The information is only a summary and should be read in conjunction with the Company's audited consolidated financial statements and related notes and "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this proxy statement/prospectus. The Company's historical results are not necessarily indicative of future results. Unless otherwise stated, all amounts are in U.S. dollars. Certain amounts that appear in this section may not sum due to rounding.

Consolidated Statement of Profit or Loss and Other Comprehensive Income

	Year ended December 31,
	2020	2019
	(US$ in thousands, except share and per share data)
Revenue	259,516	93,811
Costs and expenses, excluding depreciation and amortization
Cost of revenue:
Platform commissions	(75,188)	(28,766)
Game operating cost	(16,402)	(14,817)
Selling and marketing expenses	(165,756)	(82,180)
General and administrative expenses	(2,701)	(1,701)

Total costs and expenses, excluding depreciation and amortization	(260,047)	(127,464)
Depreciation and amortization	(561)	(286)

Loss from operations	(1,092)	(33,939)

Net finance income	1,778	240

Income/(loss) before income tax	686	(33,699)

Income tax expense	(18)	(7)

Income/(loss) for the year net of tax	668	(33,706)

Other comprehensive income/(loss)	15	(3)

Total comprehensive income/(loss) for the year net of tax	683	(33,709)

Earnings/(loss) per share:
Basic and diluted earnings/(loss) per share, US$(1)	33	(1,685)

(1)
Based on a weighted average number of ordinary shares for basic and diluted earnings per share of 20,000.

Non-financial performance metrics

	Year ended December 31,
	2020	2019
DAUs (in thousands)(1)	896	618
MAUs (in millions)(2)	5.7	4.1
MPUs (in thousands)(3)	284	183
Monthly Payer Conversion(4)	5.0%	4.4%
ABPPU (US$)(5)	125	75
Bookings (US$ in thousands)(6)	443,033	168,910

(1)
The Company defines Daily Active Users, or DAUs, as the number of individuals who played one of its games during a particular day.

(2)
The Company define Monthly Active Users, or MAUs, as the number of individuals who played a particular game in the 30-day period ending with the measurement date.

(3)
The Company defines Monthly Paying Users, or MPUs, as the number of individuals who made a purchase of a virtual item at least once on a particular platform in the 30-day period ending with the measurement date.

(4)
The Company defines Monthly Payer Conversion as the total number of MPUs, divided by the number of MAUs.

(5)
The Company defines Average Bookings Per Paying User, or ABPPU, as its total Bookings attributable to in-game purchases in a given period, divided by the number of months in that period, divided by the average number of MPUs during the period.

(6)
The Company defines Bookings as revenue generated from both in-game purchases and advertising before taking into account deferral of certain revenue attributable to purchases of durable virtual items. Accordingly, Bookings is equal to revenue as shown in the Company's audited financial statements, plus the net change in revenue attributable to purchases of durable virtual items that is deferred and generally recognized ratably over the average playing period of players for the applicable game (player's lifespan), which represents our best estimate of the average life of the durable virtual item. Bookings is a non-IFRS financial measure, and should not be construed as an alternative to revenue as an indicator of operating performance as determined in accordance with IFRS. Below is a reconciliation of Bookings to revenue, the closest IFRS financial measure.

	Year ended December 31,
	2020	2019
	(US$ in thousands)
Revenue	259,516	93,811
Increase in deferred revenue(1)	183,517	75,099

Bookings	443,033	168,910

(1)
We record the sale of durable virtual items within our games as deferred revenue and then generally recognize that revenue ratably over the average playing period of players for the applicable game (player's lifespan), which represents our best estimate of the average life of the durable virtual item.

Consolidated Statement of Financial Position

	As of December 31,
	2020	2019
	(US$ in thousands)
Total assets	211,718	80,466
Total equity	(102,754)	(48,569)
Total liabilities	314,472	129,035
Total liabilities and shareholders' equity	211,718	80,466

Consolidated Statement of Cash Flows

	Year ended December 31,
	2020	2019
	(US$ in thousands)
Net cash flows generated from operating activities	120,623	14,955
Net cash flows generated from/(used) in investing activities	361	(345)
Net cash flows used in financing activities	(56,047)	(156)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following summary unaudited pro forma condensed combined financial information gives effect to the business combination and the other transactions contemplated by the Proposed Transactions and described in the section entitled "Unaudited Pro Forma Condensed Combined Financial Information."

        The pro forma condensed combined balance sheet as of December 31, 2020 gives pro forma effect to the Proposed Transactions as if they had been completed as of that date. The pro forma condensed combined statement of operations for the year ended December 31, 2020 gives pro forma effect to the Proposed Transactions as if they had occurred as of January 1, 2020.

        The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company's financial condition or results of operations would have been had the Proposed Transactions occurred on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

        This information should be read together with the Company's audited consolidated financial statements and related notes thereto, included elsewhere in this proxy statement/prospectus, and Kismet's amended and restated audited financial statements and related notes thereto, included elsewhere in this proxy statement/prospectus, the sections titled "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Kismet's Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this proxy statement/prospectus.

        The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of cash redemptions:

  •
  Assuming No Redemption: This presentation assumes that none of Kismet's existing public shareholders exercise their redemption rights.

  •
  Assuming Maximum Redemption: This presentation assumes that Kismet and Pubco has, in the aggregate, not less than $100.0 million of cash available for distribution upon the consummation of the Proposed Transactions after redemptions of 20,000,000 Kismet ordinary shares, satisfying the condition to Closing under the Business Combination Agreement.

	Assuming No Redemption			Assuming Maximum Redemption
	Number of Shares(1)		% of Shares	Number of Shares(1)		% of Shares
Kismet's existing public shareholders	25,000,000		12.2%	5,000,000		2.6%
The Sponsor	11,750,000	(2)	5.7%	11,750,000	(2)	6.0%
The Company Shareholders	168,250,000	(3)	82.1%	178,250,000	(3)	91.4%

Total	205,000,000			195,000,000

(in thousands of US$, except as indicated otherwise)	Assuming No Redemption	Assuming Maximum Redemption
Summary Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2020
Revenue	$259,516	$259,516
Total costs and expenses	(379,002)	(372,765)
Loss for the year net of tax	(148,759)	(142,386)
Total comprehensive loss for the year net of tax	(148,744)	(142,371)
Basic and diluted net loss per share	(0.7)	(0.7)

(in thousands of US$, except as indicated otherwise)	Assuming No Redemption	Assuming Maximum Redemption
Summary Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2020
Total current assets	$171,871	$71,820
Total assets	262,724	162,673
Total current liabilities	234,803	234,803
Total liabilities	350,361	350,226
Total liabilities and shareholders' equity	262,724	162,673

 COMPARATIVE PER SHARE DATA

        The following table sets forth: (i) the historical comparative share information of the Company for the year ended December 31, 2020 on a stand-alone basis; (ii) the historical comparative share information of Kismet for the year ended December 31, 2020 on a stand-alone basis; and (iii) pro forma combined per share information after giving effect to the Proposed Transactions, assuming two redemption scenarios as follows:

  •
  Assuming No Redemption: This presentation assumes that no Kismet shareholder exercises redemption rights with respect to its shares upon the completion of the Proposed Transactions; and

  •
  Assuming Maximum Redemption: This presentation assumes that Kismet shareholders exercise their redemption rights with respect to a maximum of 20,000,000 Kismet public shares upon the completion of the Proposed Transactions. The weighted average shares outstanding and net earnings per share information reflect the Proposed Transactions as if it had occurred on January 1, 2020.

        This information is only a summary and should be read in conjunction with the Company's audited consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus, and Kismet's amended and restated audited financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of the Company and Kismet is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

        The unaudited pro forma combined net loss per share information below does not purport to represent the net loss per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period.

        The following table is also based on the assumption that there are no adjustments for the outstanding public and private placement warrants as such securities are not exercisable until the later of 30 days after completion of Kismet's initial business combination and 12 months from the closing of the IPO. However, it includes options to Kismet directors and the Company employees, which are vested upon completion of the Proposed Transactions.

In thousands of US$ except as indicated otherwise	Nexters	Kismet	Pro Forma Combined (No Redemption)	Pro Forma Combined (Maximum Redemption)
Year ended December 31, 2020
Net income (loss)	668	(2,982)	(148,759)	(142,386)
Weighted average shares outstanding—basic and diluted	20,000	31,750,000	205,220,000	195,220,000
Weighted average Nexters shares outstanding—basic and diluted	20,000
Weighted average Pubco shares outstanding—basic and diluted			205,000,000	195,000,000
Options to be vested on the consummation of Business Combination			220,000	220,000
Weighted average shares outstanding of Kismet public shares—basic and diluted		25,000,000	—
Weighted average shares outstanding of Kismet sponsor shares—basic and diluted		6,750,000	—

Basic and diluted net income (loss) per share	$33.4	$(0.00)	$(0.72)	$(0.73)

RISK FACTORS

        Kismet shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus.

        Unless the context otherwise requires, all references in this subsection to the "Company," "Nexters," "we," "us" or "our" refer to the business Nexters Global Ltd. ("Nexters") and its subsidiaries prior to the consummation of the business combination, which will be the business of Pubco and its subsidiaries following the consummation of the business combination.

Risks Related to Nexters' Business and Operations Following the Proposed Transactions

We rely on third-party platforms, such as the iOS App Store, Facebook, and Google Play Store, to distribute our games and collect revenues generated on such platforms and rely on third-party payment service providers to collect revenues generated on our own platforms.

        Our games are primarily accessed and operated through Apple, Facebook and Google, which also serve as significant online distribution platforms for our games. Substantially all of the virtual items that we or our distributors sell to paying players are purchased using the payment processing systems of these platforms. Consequently, our prospects and expansion depend on our continued relationships with these providers, and any other emerging platform providers that are widely adopted by our target players. We and our distributors are subject to the standard terms and conditions of these platform providers for application developers, which govern the content, promotion, distribution, operation of games and other applications on their platforms, as well as the terms of the payment processing services provided by the platforms, and which the platform providers can change unilaterally with little or no notice. Our business would be harmed if:

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  the platform providers discontinue or limit our or our distributors' access to their platforms;

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  governments or private parties, such as internet providers, impose bandwidth restrictions or increase charges or restrict or prohibit access to those platforms;

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  the platforms increase the fees they charge us or our distributors';

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  the platforms modify their algorithms, communication channels available to developers, respective terms of service or other policies;

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  the platforms decline in popularity;

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  the platforms adopt changes or updates to their technology that impede integration with other software systems or otherwise require us to modify our technology or update our games in order to ensure players can continue to access our games and content with ease;

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  the platforms elect or are required to change how they label free-to-play games or take payment for in-game purchases;

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  the platforms block or limit access to the genres of games that we or our distributors provide in any jurisdiction;

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  the platforms impose restrictions or spending caps or make it more difficult for players to make in-game purchases of virtual items;

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  the platforms change how the personal information of players is made available to developers or develop or expand their own competitive offerings; or

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  we or our distributors are unable to comply with the platform providers' terms of service.

        If our platform providers do not perform their obligations in accordance with our platform agreements, we could be adversely impacted. For example, in the past, some of these platform providers have been unavailable for short periods of time, unexpectedly changed their terms and conditions, or experienced issues with their features that permit our players to purchase virtual items. Additionally, we rely on Xsolla, a third-party online payment service provider, to process any payments generated on games accessed and operated on our own proprietary platform. If this third-party service provider is unable to process payments, even for a short period of time, our business would be harmed. These platforms and our third-party online payment service provider may also experience security breaches or other issues with their functionalities, which could expose us to data breaches and could result in negative publicity, loss of customer confidence, fines from regulators and exposure to litigation. In addition, if we do not adhere to the terms and conditions of our platform providers, the platform providers may take actions to limit the operations of, suspend or remove our games from the platform, and/or we may be exposed to liability or litigation. For example, in August 2020, Epic Games, Inc., or Epic Games, attempted to bypass Apple and Google's payment systems for in-game purchases with an update that allowed users to make purchases directly through Epic Games in its game, Fortnite. Apple and Google promptly removed Fortnite from their respective app stores, and Apple filed a lawsuit seeking injunctive relief to block the use of Epic Games' payment system and seeking monetary damages to recover funds made while the updated version of Fortnite was active.

        If any events described above or similar to those described above were to occur on a short-term or long-term basis, or if these third-party platforms and our online payment service provider otherwise experience issues that impact the ability of players to download or access our games, access social features, or make in-game purchases, they could have a material adverse effect on our brands and reputation, as well as our business, financial condition and results of operations.

Our core game offering, Hero Wars, generates a substantial portion of our revenue. There can be no assurance as to the continued success of Hero Wars, and we may be unable to offset any declines in revenues from Hero Wars.

        Our business is primarily dependent on the success of a single core game offering, Hero Wars, and on our ability to consistently enhance and improve it, as well as our other games that achieve popularity. Historically, we have depended on Hero Wars for a majority of our revenues and we expect that this dependency will continue for the foreseeable future. For the years ended December 31, 2019 and 2020, Hero Wars generated approximately 87% and 97%, respectively, of our revenues for each period. For a game to remain popular and to retain players, we must constantly enhance, expand and upgrade the game with new features, offers, and content that players find attractive. As a result, each of our games require significant product development, marketing and other resources to develop, launch and sustain popularity through regular upgrades, expansions and new content, and such costs on average have increased over time. Even with these investments, we may experience sudden declines in the popularity of Hero Wars or any of our other games and fluctuations in the number of daily average users and monthly average users.

A small percentage of total users have generated a majority of our revenues, and we may be unable to attract new paying or retain existing paying users and maintain their spending levels.

        Revenues of free-to-play games typically rely on a small percentage of players who spend moderate or large amounts of money in games to receive special advantages, levels, access and other features, offers, or content. The vast majority of users play free of charge or only occasionally spend money in games. As a result, compared to all users who play our games in any period, only a small percentage of such users were paying users. For example, for the year ended December 31, 2020, our Monthly Payer Conversion was 5.0%. In addition, a large percentage of our revenues comes from a small subset of these paying users. For example, for the year ended December 31, 2020, 98 thousand, or 10% of our total number of the annual paying users generated 83% of our Bookings, while the same number and the same percentage of our total number of annual paying users generated 82% of our Bookings for the year ended December 31, 2019. The growth in the number of high paying users was generally flat over the same period. Because many users do not generate revenues, and each paying user does not generate an equal amount of revenues, it is particularly important for us to retain the small percentage of paying users and to maintain or increase their spending levels. There can be no assurance that we will be able to continue to retain paying users or that paying users will maintain or increase their spending. If we fail to attract and retain a significant number of new and existing players to our games or if we experience a reduction in the number of players of our most popular games or any other adverse developments relating to our most popular games occur, our market share and reputation could be harmed and there could be a material adverse effect on our business, financial condition and results of operations. It is possible that we could lose more paying users than we gain in the future, which would cause a decrease in the monetization of our games and could have a material adverse effect on our business, financial condition and results of operations.

        We invest in new user acquisition and rely on monetization strategies to convert users to paying users, retain our existing paying users and maintain or increase the spending levels of our paying users. If our investments on new user acquisition and monetization strategies do not produce the desired results, we may fail to attract, retain or monetize users and may experience a decrease in spending levels of existing paying users, any of which would result in lower revenues for our games and could have a material adverse effect on our business, financial condition and results of operations.

        We believe that the key factors in attracting and retaining paying users include our ability to enhance existing games and game experiences in ways that are specifically appealing to paying users. These abilities are subject to various uncertainties, including but not limited to:

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  our ability to provide an enhanced experience for paying users without adversely affecting the gameplay experience for non-paying users;

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  our ability to continually anticipate and respond to changing user interests and preferences generally and to changes in the gaming industry;

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  our ability to timely and adequately react in case of general rise of user discontent with our games or any of their existing or new features, including any coordinated actions by paying users;

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  our ability to compete successfully against a large and growing number of industry participants with essentially no barriers to entry;

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  our ability to hire, integrate and retain skilled personnel;

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  our ability to increase penetration in, and enter into new, demographic markets;

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  our ability to achieve a positive return on our user acquisition and other marketing investments and to drive organic growth; and

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  our ability to minimize and quickly resolve bugs or outages.

        Some of our users also depend on our customer support organization to answer questions relating to our games. Our ability to provide high-quality effective customer support is largely dependent on our ability to attract, resource, and retain employees who are not only qualified to support our users, but are also well versed in our games. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality customer support, could harm our reputation and adversely affect our ability to sell virtual items within our games to existing and prospective users.

        If we are unable to maintain or increase our customer base or engagement, or effectively monetize our customer base's use of our products and offerings, our revenue and financial results may be adversely affected. Any decrease in customer retention, growth or engagement, including player liquidity, could render our products less attractive to customers, which is likely to have a material and adverse impact on our revenue, business, financial condition and results of operations. If our active player growth rate slows, we will become increasingly dependent on our ability to maintain or increase levels of player engagement and monetization in order to drive revenue growth.

        If we are unable to attract and retain users, especially paying users, it would have a material adverse effect on our business, financial condition and results of operations.

We utilize a free-to-play business model, which depends on players making optional in-game purchases, and the value of the virtual items sold in our games is highly dependent on how we manage the game revenues and pricing models.

        Our games are available to players free of charge, and we generate the majority of our revenues from the sale of virtual items when players make voluntary in-game purchases. For example, in each of the years ended December 31, 2019 and 2020, we derived 95.1% and 94.2%, respectively, of our revenues from in-game purchases.

        Paying users usually spend money in our games because of the perceived value of the virtual items that we offer for purchase. The perceived value of these virtual items can be impacted by various actions that we take in the games, such as offering discounts, giving away virtual items in promotions or providing easier non-paid means to secure such virtual items. If we fail to manage our game economies properly, players may be less likely to spend money in the games, which could have a material adverse effect on our business, financial condition and results of operations.

        Unrelated third parties have developed, and may continue to develop, "cheats" or guides that enable players to advance in our games or result in other types of malfunction, which could reduce the demand for in-game virtual items. In particular, for our games where players play against each other, such as our Hero Wars game, there is a higher risk that these "cheats" will enable players to obtain unfair advantages over those players who play fairly, and harm the experience of those players. Additionally, these unrelated third parties may attempt to scam our players with fake offers for virtual items or other game benefits. These scams may harm the experience of our players, disrupt the economies of our games and reduce the demand for our virtual items, which may result in increased costs to combat such programs and scams, a loss of revenues from the sale of virtual items and a loss of players. As a result, players may have a negative gaming experience and be less likely to spend money in the games, which could have a material adverse effect on our business, financial condition and results of operations.

Our inability to complete acquisitions and integrate any acquired businesses successfully could limit our growth or disrupt our plans and operations.

        We anticipate that acquisitions will continue to be an important source of growth in the near future. Our ability to succeed in implementing our strategy will depend to some degree upon our ability to identify quality games and businesses and complete commercially viable acquisitions. We cannot assure you that acquisition opportunities will be available on acceptable terms or at all, or that we will be able to obtain necessary financing or regulatory approvals to complete potential acquisitions. In some cases, the costs of such acquisitions may be substantial and there is no assurance that the time and resources expended in pursuing a particular acquisition will result in a completed transaction, or that any completed transaction will ultimately be successful. Furthermore, our ability to successfully grow through these types of transactions also depends upon our ability to identify, negotiate, complete and integrate suitable target businesses, technologies and products and to obtain any necessary financing, and is subject to numerous risks, including:

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  failure to identify acquisition, investment or other strategic alliance opportunities that we deem suitable or available on favorable terms;

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  problems integrating acquired businesses, technologies or products, including issues maintaining uniform standards, procedures, controls and policies;

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  the availability of funding sufficient to meet increased capital needs;

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  unanticipated costs associated with acquisitions, investments or strategic alliances;

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  adverse impacts on our overall margins;

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  diversion of management's attention from the day-to-day operations of our existing business;

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  the ability to retain or hire qualified personnel for expanded operations and the potential loss of key employees of acquired businesses; and

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  increased legal and accounting compliance costs.

        In addition, the expected cost synergies associated with such acquisitions may not be fully realized in the anticipated amounts or within the contemplated timeframes, which could result in increased costs and have an adverse effect on our prospects, results of operations, cash flows and financial condition. We would expect to incur incremental costs and capital expenditures related to integration activities. Acquisition transactions may also disrupt our ongoing business, as the integration of acquisitions would require significant time and focus from management and might delay the achievement of our strategic objectives.

        For example, on February 4, 2021, we acquired NX Online LLC and NX Studio LLC, two Russian game development studios. In order to successfully integrate these companies' operations into ours, we will need to align their accounting, corporate governance and other policies with our own internal structures, consistent with those of a public company. To the extent that we are unable to efficiently integrate these companies into ours, there may be a material adverse effect on our business, financial condition and result of operations. Furthermore, we are currently in the process of development of our production center, where we will leverage our expertise to search for and potentially make monetary investments in new projects of other game developers. If we are unable to identify or adequately assess the quality of potential new projects, or properly manage the cost of our investments, or if our investments do not prove to be successful due to various reasons outside of our control (including without limitation, due to market conditions, actions of our counterparties or regulatory requirements), we may not realize the expected benefit, incur increased costs or suffer reputational damage, which may lead to a material adverse effect on our business, financial condition and result of operations.

        If we are unable to identify suitable target businesses, technologies or products, or if we are unable to successfully integrate any acquired businesses, technologies and products effectively, we may not realize the expected benefits, and our business, financial condition and results of operations could be materially and adversely affected, and we can provide no assurances that we will be able to adequately supplement any such inability to successfully acquire and integrate with organic growth. Also, while we employ several different methodologies to assess potential business opportunities, the businesses we may acquire may not meet or exceed our expectations.

If we fail to develop or acquire new games that achieve broad popularity, we may be unable to attract new players or retain existing players, which could negatively impact our business.

        Developing or acquiring new games that achieve broad popularity is vital to our continued growth and success. Our ability to successfully develop or acquire new games and their ability to achieve broad popularity and commercial success depends on a number of factors, including our ability to:

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  attract, retain and motivate talented game designers, product managers and engineers;

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  identify, acquire or develop, sustain and expand games that are fun, interesting and compelling to play over long periods of time;

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  effectively market new games and enhancements to our new and existing players;

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  achieve viral organic growth and gain customer interest in our games;

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  minimize launch delays and cost overruns on new games and game expansions;

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  minimize downtime and other technical difficulties;

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  adapt to player preferences;

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  expand and enhance games after their initial release;

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  partner with mobile platforms;

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  maintain a quality social game experience; and

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  accurately forecast the timing and expense of our operations.

        These and other uncertainties make it difficult to know whether we will succeed in continuing to develop or acquire successful games and launch new games that achieve broad popularity. If we are unable to successfully acquire new games or develop new games in-house, it could have a material effect on our pipeline and negatively affect our growth and results of operations.

We operate in a highly competitive industry with low barriers to entry, and our success depends on our ability to effectively compete.

        The mobile gaming industry is a rapidly evolving industry with low barriers to entry, and we expect more companies to enter the industry and a wider range of competing games to be introduced. As a result, we are dependent on our ability to successfully compete against a large and growing number of industry participants. In addition, the market for our games is characterized by rapid technological developments, frequent launches of new games and enhancements to current games, changes in player needs and behavior, disruption by innovative entrants and evolving business models and industry standards. As a result, our industry is constantly changing games and business models in order to adopt and optimize new technologies, increase cost efficiency and adapt to player preferences. Our competitors may adapt to an emerging technology or business model more quickly or effectively, developing products and games or business models that are technologically superior to ours, more appealing to consumers, or both. Potential new competitors could have significant resources for developing, enhancing or acquiring games and gaming companies, and may also be able to incorporate their own strong brands and assets into their games or distribution of their games. We also face competition from a vast number of small companies and individuals who may be successful in creating and launching games and other content for these devices and platforms using relatively limited resources and with relatively limited start-up time or expertise. New game developers enter the gaming market continuously, some of which experience significant success in a short period of time. A significant number of new titles are introduced each day.

        In addition, the high ratings of our games on the platforms on which we operate are important as they help drive users to find our games. If the ratings of any of our games decline or if we receive significant negative reviews that result in a decrease in our ratings, our games could be more difficult for players to find or recommend. In addition, we may be subject to negative review campaigns or defamation campaigns intended to harm our ratings. This could lead to loss of users and revenues, additional advertising and marketing costs, and reputation harm.

        Additionally, if our platform providers were to develop competitive offerings, either on their own or in cooperation with one or more competitors, our growth prospects could be negatively impacted. For example, Apple recently developed its own video game subscription service, Apple Arcade, which may compete further with our games. Increased competition and success of other brands, genres, business models and games could result in, among other things, a loss of players, or negatively impact our ability to acquire new players cost-effectively, which could have a material adverse effect on our business, financial condition and results of operations.

        Moreover, current and future competitors may also make strategic acquisitions or establish cooperative relationships among themselves or with others, including our current or future business partners or third-party software providers. By doing so, these competitors may increase their scale, their ability to meet the needs of existing or prospective players and compete for similar human resources. If we are unable to compete effectively, successfully and at a reasonable cost against our existing and future competitors, our results of operations, cash flows and financial condition would be adversely impacted.

Our ability to successfully attract in-game advertisers depends on our ability to design an attractive advertising model that retains players.

        While the vast majority of our revenues are generated by in-game purchases, a portion of our revenues are generated from the sale of in-game advertisements. For example, in each of the years ended December 31, 2019 and 2020, we derived 4.9% and 5.8%, respectively, of our revenues from in-game advertising. If we are unable to attract and maintain a sufficient player base or otherwise fail to offer attractive in-game advertising models, advertisers may not be interested in purchasing such advertisements in our games, which could adversely affect our revenues from in-game advertising. Alternatively, if our advertising inventory is unavailable and the demand exceeds the supply, this limits our ability to generate further revenues from in-game advertising, particularly during peak hours and in key geographies. Further, a full inventory may divert advertisers from seeking to obtain advertising inventory from us in the future, and thus deprive us of potential future in-game advertising revenues. This could have a material adverse effect on our reputation and our business, financial condition and results of operations.

        In addition, if we include in-game advertising in our games that players view as excessive, such advertising may materially detract from players' gaming experiences, thereby creating player dissatisfaction, which may cause us to lose players and revenues, and negatively affect the in-game experience for players making purchases of virtual items in our games.

If we develop new games that achieve success, it is possible that these games could divert players of our other games without growing the overall size of our network, which could harm our results of operations.

        As we develop new games, it is possible that these games could cause players to reduce their playing time and purchases in our other existing games without increasing their overall playing time or purchases. In addition, we also may cross-promote our new games in our other games, which could further encourage players of existing games to divert some of their playing time and spending on existing games. If new games do not grow or generate sufficient additional revenues to offset any declines in purchases from our other games, our revenues could be materially and adversely affected.

Changes to digital platforms' rules, including those relating to "loot boxes," or the potential adoption of regulations or legislation impacting loot boxes, could require us to make changes to some of our games' economies or design, which could negatively impact the monetization of these games, thereby reducing our revenues.

        In December 2017, Apple updated its terms of service to require publishers of applications that include "loot boxes" to disclose the odds of receiving each type of item within each loot box to customers prior to purchase. Google similarly updated its terms of service in May 2019. Loot boxes are a commonly used monetization technique in free-to-play mobile games in which a player can acquire a virtual loot box, but the player does not know which virtual item(s) he or she will receive (which may be a common, rare or extremely rare item, and may be a duplicate of an item the player already has in his or her inventory) until the loot box is opened. The player will always receive one or more virtual items when he or she opens the loot box. In the event that Apple, Google, or any of our other platform providers changes its developer terms of service to include more onerous requirements or if any of our platform providers were to prohibit the use of loot boxes in games distributed on its digital platform, we would be required to redesign the economies of the affected games in order to continue distribution on the impacted platforms, which would likely cause a decline in the revenues generated from these games and require us to incur additional costs.

        In addition, there are ongoing academic, political and regulatory discussions in the United States, Europe, Australia and other jurisdictions regarding whether certain game mechanics, such as loot boxes, should be subject to a higher level or different type of regulation than other game genres or mechanics to protect consumers, in particular minors and persons susceptible to addiction, and, if so, what such regulation should include. Additionally, loot box game mechanics have been the subject of increased public discussion—for example, the Federal Trade Commission, or FTC, held a public workshop on loot boxes in August 2019, and at least one bill has been introduced in the U.S. Senate that would regulate loot boxes in games marketed toward players under the age of 18. In addition, the United Kingdom's Department for Digital, Culture, Media and Sport in September 2020 launched a call for evidence into the impact of loot boxes on in-game spending and gambling-like behavior later this year, and politicians have cited loot boxes as an example of recent technology innovation where government regulation is needed. In October 2020, a Netherlands district administrative court upheld an administrative order by the Dutch gambling authority demanding that Electronic Arts remove certain loots boxes from one of its games because they violated Dutch gambling laws and recommended a maximum fine of 10 million euros for non-compliance with the administrative order. For the first time, the Dutch district administrative court ruled that virtual items can constitute a prize for purposes of gambling legislation. While no other court has adopted a similar definition of prize and there has been opposition to the idea that virtual items can be prizes under gambling laws from the European Parliament and others, it is possible that other courts or regulatory agencies will adopt similarly broad definitions of prize. Additionally, after being restricted in Belgium and the Netherlands, the United Kingdom House of Lords has recently issued a report recommending that loot boxes be regulated within the remit of gambling legislation and regulation.

        In some of our games, certain mechanics may be deemed to be loot boxes. New regulations by the FTC, U.S. states or other international jurisdictions, which may vary significantly across jurisdictions and with which we may be required to comply, could require that these game mechanics be modified or removed from games, increase the costs of operating our games due to disclosure or other regulatory requirements, impact player engagement and monetization, or otherwise harm our business performance. It is difficult to predict how existing or new laws may be applied to these or similar game mechanics. If we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to modify our games, which would harm our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business, financial condition or results of operations.

Our online offerings are part of new and evolving industries, which presents significant uncertainty and business risks.

        The online gaming and interactive entertainment industries are relatively new and continue to evolve. Whether these industries grow and whether our online business will ultimately succeed, will be affected by, among other things, developments in social networks, mobile platforms, legal and regulatory developments (such as the passage of new laws or regulations or the extension of existing laws or regulations to online gaming and related activities), taxation of gaming activities, data and information privacy and payment processing laws and regulations, and other factors that we are unable to predict and which are beyond our control. Given the dynamic evolution of these industries, it can be difficult to plan strategically, including as it relates to product launches in new or existing jurisdictions that may be delayed or denied, and it is possible that competitors will be more successful than we are at adapting to change and pursuing business opportunities. Additionally, as the online gaming industry advances, including with respect to regulation in new and existing jurisdictions, we may become subject to additional compliance-related costs, including as it relates to licensing and taxes. Consequently, we cannot provide assurance that our online and interactive offerings will grow at the rates expected, or be successful in the long term. If our products do not obtain popularity or maintain popularity, or if they fail to grow in a manner that meets its expectations, or if we cannot offer our product offerings in particular jurisdictions that may be material to our business, our business, results of operations and financial condition could be harmed.

The recent COVID-19 pandemic and similar health epidemics, contagious disease outbreaks and public perception thereof, could significantly disrupt our operations and adversely affect our business, results of operations, cash flows or financial condition.

        The recent COVID-19 pandemic, epidemics, medical emergencies and other public health crises outside of our control could have a negative impact on our business. Large-scale medical emergencies can take many forms and can cause widespread illness and death. In December 2019, a strain of coronavirus was reported to have surfaced in Wuhan, China, and spread so quickly throughout other parts of the world that, by March 11, 2020, the World Health Organization characterized the outbreak as a pandemic. While a number of vaccines have been developed and approved, with administration having recently begun in various countries, supply limitations have prevented a more wide-spread administration of these vaccines and the severity of COVID-19 pandemic has continued unabated.

        Although the full extent of the impact from the COVID-19 pandemic on our business is unknown at this time, it could affect the health of our employees, or otherwise impact the productivity of our employees, third-party organizations with which we partner, or regulatory agencies we rely on, which may prevent us from delivering content in a timely manner or otherwise executing our business strategies. We have followed guidance by the Cypriot government and the governments of other relevant jurisdictions in which we operate to protect our employees and our operations during the pandemic and have implemented a remote environment for certain of our employees, and, as a result, may experience inefficiencies in our employees' ability to collaborate.

        The COVID-19 pandemic could also affect the health of our consumers, which may affect sales of our virtual items in our games. In addition, the COVID-19 pandemic has caused an economic recession, high unemployment rates and other disruptions, both in the United States and the rest of the world. Any of these impacts, including the prolonged continuation of these impacts, could adversely affect our business.

        We cannot predict the other potential impacts of the COVID-19 pandemic on our business or operations, and there is no guarantee that any near-term trends in our results of operations will continue, particularly if the COVID-19 pandemic and the adverse consequences thereof continue for a long period of time. A continuation of the current environment, or any further adverse impacts caused by the COVID-19 pandemic could further deteriorate employment rates and the economy, detrimentally affecting our consumer base and divert player discretionary income to other uses, including for essential items. These events could adversely impact our cash flows, results of operations and financial conditions and heighten many of the other risks described in these "Risk Factors." Furthermore, while we saw increased consumer interest and engagement in online gaming during the year ended December 31, 2020, which we in part attribute to the travel restrictions, lockdowns and other social distancing measures implemented by governments to combat the COVID-19 pandemic, there can be no assurance that interest or engagement will continue, or that once restrictions ease, it will be sustained. Any resulting decrease in user activity or spending could adversely impact our cash flows, operating results, and financial condition. In addition, while we may take actions as may be required to reduce the risks posed by COVID-19, there is no certainty that such measures will be sufficient to mitigate the risks posed by COVID 19.

Legal or regulatory restrictions could adversely impact our business and limit the growth of our operations.

        There is significant opposition in some jurisdictions to interactive social gaming. In September 2018, the World Health Organization added "gaming disorder" to the International Classification of Diseases, defining the disorder as a pattern of behavior characterized by impaired control over gaming and an increase in the priority of gaming over other interests and daily activities. Additionally, the public has become increasingly concerned with the amount of time spent using phones, tablets and computers per day, and these concerns have increased as people spend more time at home and on their devices over the course of the stay-at-home orders caused by the COVID-19 pandemic. Such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming specifically. These could result in a prohibition on interactive social gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations, all of which could have an adverse effect on our results of operations, cash flows and financial condition. We cannot predict the likelihood, timing, scope or terms of any such legislation or regulation or the extent to which they may affect our business.

        Consumer protection concerns regarding games such as ours have been raised in the past and may again be raised in the future. These concerns include: (i) methods to limit the ability of children to make in-game purchases, and (ii) a concern that mobile game companies are using big data and advanced technology to predict and target "vulnerable" users who may spend significant time and money on mobile games in lieu of other activities. Such concerns could lead to increased scrutiny over the manner in which our games are designed, developed, distributed and presented. We cannot predict the likelihood, timing or scope of any concern reaching a level that will impact our business, or whether we would suffer any adverse impacts to our results of operations, cash flows and financial condition.

Legal proceedings may materially adversely affect our business and our results of operations, cash flows and financial condition.

        We have been party to, are currently party to, and in the future may become subject to additional legal proceedings in the operation of our business, including, but not limited to, with respect to advertising, consumer protection, employee matters, tax matters, alleged service and system malfunctions, alleged intellectual property infringement and claims relating to our contracts, licenses and strategic investments, as well as claims by or against our shareholders (present or past), directors, officers and employees.

        Legal proceedings targeting our games and claiming violations of laws could occur, based on the unique and particular laws of each jurisdiction, particularly as litigation claims and regulations continue to evolve. Litigation to defend ourselves against claims by third parties, or to enforce any rights that we may have against third parties, could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition and results of operations.

        Given the nature of our business, we may from time to time be party to various legal, administrative and regulatory inquiries, investigations, proceedings and claims that arise in the ordinary course of business. Because the outcome of such legal matters is inherently uncertain, they could have a material adverse effect on our results of operations, cash flows or financial condition.

We rely on a limited number of geographies for a significant portion of our revenues.

        Although we have players across the globe, we derive a significant portion of our revenues from a limited number of countries and are dependent on access to those markets. For example, for the year ended December 31, 2020, 37% of our revenues were derived from users located in the United States, and 24% from users located in Europe. Our ability to retain paying players depends on our success in these geographies, and if we were to lose access to these markets or experience a decline in players in these geographies for any reason, it would have a material adverse effect on our business, financial condition and results of operations.

If general economic conditions decline, demand for our games could decline. In addition, our business is vulnerable to changing economic conditions and to other factors that adversely affect the gaming industry, which could negatively impact our business.

        In-game purchases involve discretionary spending on the part of consumers. Consumers are generally more willing to make discretionary purchases, including purchases of games and services like ours, during periods in which favorable economic conditions prevail. As a result, our games may be sensitive to general economic conditions and economic cycles. A reduction or shift in domestic or international consumer spending could result in an increase in our marketing and promotional expenses, in an effort to offset that reduction, and could negatively impact our business. Discretionary spending on entertainment activities could further decline for reasons beyond our control, such as natural disasters, acts of war, pandemics, terrorism, transportation disruptions or the results of adverse weather conditions. Additionally, disposable income available for discretionary spending may be reduced by unemployment, higher housing, energy, interest, or other costs, or where the actual or perceived wealth of customers has decreased because of circumstances such as lower residential real estate values, increased foreclosure rates, inflation, increased tax rates, or other economic disruptions. Any prolonged or significant decrease in consumer spending on entertainment activities could result in reduced play levels in decreased spending on our games, and could adversely impact our results of operations, cash flows and financial condition.

Our systems and operations are vulnerable to damage or interruption from natural disasters, power losses, telecommunications failures, cyber-attacks, terrorist attacks, acts of war, human errors, break-ins and similar events.

        We may experience disruption as a result of catastrophic events such as natural disasters, power losses, telecommunications failures, cyber-attacks, terrorist attacks, acts of war, human errors, break-ins and similar events. In the occurrence of a catastrophic event, including a global pandemic like the ongoing COVID-19 pandemic, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in application development, lengthy interruptions in our services, breaches of data security and loss of critical data, such as player, customer and billing data as well as trade secret or other confidential information, software versions or other relevant data regarding operations, and we do not maintain insurance policies to compensate us for any resulting losses, which could have a material adverse effect on our business, financial condition and results of operations. The COVID-19 pandemic has caused us to require employees to work remotely for an indefinite period of time. If a natural disaster, power outage, connectivity issue or other event occurred that impacted our employees' ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time.

We primarily rely on skilled employees with creative and technical backgrounds. The loss of one or more of our key employees, or our failure to attract and retain other highly qualified employees in the future, could significantly harm our business.

        We primarily rely on our highly skilled, technically trained and creative employees to develop new technologies and create innovative games. Such employees, particularly game designers, engineers and project managers with desirable skill sets are in high demand, and we devote significant resources to identifying, hiring, training, successfully integrating and retaining these employees. The loss of employees or the inability to hire additional skilled employees as necessary could result in significant disruptions to our business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to our business.

        We are highly dependent on the continued services and performance of our key personnel, including, in particular Andrey Fadeev and Boris Gertsovskiy, our co-founders, and our other executive officers and senior management team. Moreover, our success is highly dependent on the abilities of our co-founders' decision making process with respect to the day-to-day and ongoing needs of our business, as well as their understanding of our company as the co-founders of Nexters. Although we have entered into employment agreements with our co-founders, either co-founder can terminate his employment, subject to certain agreed notice periods and post-termination restrictive covenants. We do not maintain key-man insurance for any executive officer or member of our senior management team.

        In addition, our games are created, developed, enhanced and supported in our in-house game studios. The loss of key game studio personnel, including members of management as well as key engineering, game development, artists, product, marketing and sales personnel, could disrupt our current games, delay new game development or game enhancements, and decrease player retention, which would have an adverse effect on our business.

        As we continue to grow, we cannot guarantee we will continue to attract the personnel we need to maintain our competitive position. In particular, we expect to face significant competition from other companies in hiring such personnel as well as recruiting well-qualified staff in multiple international jurisdictions. Furthermore, our competitors may lure away our existing personnel by offering them employment terms that our personnel view as more favorable. As we mature, the incentives to attract, retain and motivate our staff provided by our equity awards or by future arrangements, such as through cash bonuses, may not be as effective as in the past. If we do not succeed in attracting, hiring and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively.

We track certain performance metrics with internal and third-party tools and do not independently verify such metrics. Certain of our performance metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and adversely affect our business.

        We track certain performance metrics, including the number of active and paying players of our games using a combination of internal and third-party analytics tools, including such tools provided by Apple, Facebook and Google. Our performance metrics tools have a number of limitations, including limitations placed on third-party tools, such as (i) the complicated and time consuming process of the validation of our data by comparison to the third-party data due to (a) differences between calendar periods used in our systems and billing periods used in the third-party tools and (b) differences in foreign exchange rates applied in our systems, which use the rates at the date of each in-game purchase, and certain third-party tools that use the exchange rates as at the date of the invoice; (ii) incomplete data in our system that was used prior to mid-2018; (iii) inconsistencies of definitions of metrics in our current system compared with the system that we used prior to mid-2018; and (iv) untimely updates of the master data in our system regarding the platform commission fees and indirect taxes, due to numerous changes of these parameters that we may not always be able to identify and process. Such tools are subject to change unilaterally by the relevant third parties and our methodologies for tracking these metrics or access to these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we report. If the internal or external tools we use to track these metrics under-count or over-count performance or contain technical errors, the data we report may not be accurate, and we may not be able to detect such inaccuracies, particularly with respect to third-party analytics tools. In addition, limitations or errors with respect to how we measure data (or how third parties present that data to us) may affect our understanding of certain details of our business, which could affect our long-term strategies. We also may not have access to comparable quality data for games we acquire with respect to periods before integration, which may impact our ability to rely on such data. Furthermore, such limitations or errors could cause players, analysts or business partners to view our performance metrics as unreliable or inaccurate. If our performance metrics are not accurate representations of our business, player base or traffic levels, if we discover material inaccuracies in our metrics or if the metrics we rely on to track our performance do not provide an accurate measurement of our business or otherwise change, our reputation may be harmed and our business, prospects, financial condition and results of operations could be materially and adversely affected.

Our business depends on our ability to collect and use data to deliver relevant content and advertisements, and any limitation on the collection and use of this data could cause us to lose revenues.

        When our players use our games, we may collect both personally identifiable and non-personally identifiable data about the player. Often we use some of this data to provide a better experience for the player by delivering relevant content and advertisements. Our players may decide not to allow us to collect some or all of this data or may limit our use of this data. Any limitation on our ability to collect data about players and game interactions would likely make it more difficult for us to deliver targeted content and advertisements to our players. Furthermore, evolving data protection laws could impact our ability to collect data and to deliver targeted content and advertisements. See "—Data privacy and security laws and regulations in the jurisdictions in which we do business could increase the cost of our operations and subject us to possible sanctions, civil lawsuits (including class action or similar representative lawsuits) and other penalties; such laws and regulations are continually evolving. Our or our platform and service providers' actual or perceived failure to comply with these laws and regulations could harm our business." Interruptions, failures or defects in our data collection, mining, analysis and storage systems, as well as privacy concerns and regulatory restrictions regarding the collection of data, could also limit our ability to aggregate and analyze player data. If that happens, we may not be able to successfully adapt to player preferences to improve and enhance our games, retain existing players and maintain the popularity of our games, which could cause our business, financial condition, or results of operations to suffer.

        Additionally, internet-connected devices and operating systems controlled by third parties increasingly contain features that allow device users to disable functionality that allows for the delivery of advertising on their devices, including through Apple's Identifier for Advertising, or IDFA, or Google's Advertising ID for Android devices, or AAID. Device and browser manufacturers may include or expand these features as part of their standard device specifications. For example, the release of iOS 14 brought with it a number of new changes, including the need for app users to opt-in before their IDFA can be accessed by an app (which is currently expected to come into effect in 2021). Further changes could include the removal of such mobile advertising IDs from operating systems altogether.

As a consequence, the ability of advertisers to accurately target and measure their advertising campaigns at the user level may become significantly limited and developers may experience a significant increase in costs. If players elect to not opt-in once these changes are in effect, if they utilize the current opt-out mechanisms in greater numbers, or if mobile advertising IDs are phased out, our ability to deliver effective advertisements would suffer, which could adversely affect our revenues from in-game advertising. Furthermore, our ability to efficiently target users will be impacted, which would lead to less efficient user acquisition and make it more difficult for us to attract paying users, which could cause our business, financial condition, or results of operations to suffer.

We compete with other forms of leisure activities, and a failure to successfully compete with such activities could have a material adverse effect on our business, financial condition and results of operations.

        We face competition for leisure time, attention and discretionary spending of our players. Other forms of entertainment, such as offline, traditional online, personal computer and console games, television, movies, sports and the internet, together represent much larger or more well-established markets and may be perceived by our players to offer greater variety, affordability, interactivity and enjoyment. Consumer tastes and preferences for leisure time activities are also subject to sudden or unpredictable change on account of new innovations, developments or product launches. If consumers do not find our games to be compelling or if other existing or new leisure time activities are perceived by our players to offer greater variety, affordability, interactivity and overall enjoyment, our business could be materially and adversely affected.

Our revenue growth rate and financial performance in recent periods may not be indicative of future performance, and our revenue growth rates may decline in the future compared to prior periods.

        We have experienced rapid revenue growth in recent periods, with revenue of $93.8 million and $259.5 million, for the years ended December 31, 2019 and 2020, respectively. As we continue to grow our business, our revenue growth rates may decline compared to prior fiscal years due to a number of reasons, which may include more challenging comparisons to prior periods, a decrease in the growth of our overall market or market saturation, slowing demand for our games, our inability to continue to acquire games or game studios, and our inability to capitalize on growth opportunities. In addition, our growth rates may experience increased volatility due to global societal and economic disruption, such as those related to the COVID-19 pandemic and related government responses thereto.

Our business may suffer if we do not successfully manage our current and potential future growth.

        We have grown significantly in recent years and we intend to continue to expand the scope of the games we provide. Our revenues increased to $259.5 million in 2020, from $93.8 million in 2019. Our anticipated future growth, particularly to the extent that we experience rapid growth, will likely place significant demands on our management and operations. Our success in managing our growth will depend, to a significant degree, on the ability of our executive officers and other members of senior management to operate effectively, and on our ability to improve and develop our financial and management information systems, controls and procedures. In addition, we will likely have to successfully adapt our existing systems and introduce new systems, expand, train and manage our employees and improve and expand our marketing capabilities. Further, we have grown our business in part by acquiring and integrating complementary businesses and our continued growth will depend to some degree on our continuing ability to find additional commercially viable strategic acquisitions, or expanding our internal development.

        If we are unable to properly and prudently manage our operations as and to the extent they continue to grow, or if the quality of our games deteriorates due to mismanagement, our brand name and reputation could be severely harmed, and our business, prospects, financial condition and results of operations could be adversely affected.

We may require additional capital to meet our financial obligations and support business growth, and this capital may not be available on acceptable terms or at all.

        Based on our current plans and market conditions, we believe that cash flows generated from the consummation of the Proposed Transactions and our operations will be sufficient to satisfy our anticipated cash requirements in the ordinary course of business for the foreseeable future. However, we intend to continue to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new games and features or enhance our existing games, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing we secure in the future could include restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be harmed.

Our insurance may not provide adequate levels of coverage against claims.

        We believe that we maintain insurance customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, any loss incurred could exceed policy limits and policy payments made to us may not be made on a timely basis. Such losses could adversely affect our business prospects, results of operations, cash flows and financial condition.

Changes in tax laws or approach to their enforcement, new tax rulings, and audits or examinations of our filing positions, including withholding taxes, could materially affect our financial condition and results of operations

        Tax laws are dynamic and therefore subject to regular change as new laws are passed and new interpretations of existing laws are issued or applied. Our existing corporate structure and intercompany arrangements have been implemented in a manner which we consider to be in compliance with current prevailing tax laws. However, the tax treatment of our structure and any transactions between entities in our group, both in Cyprus and in other applicable jurisdictions, could be subject to material adjustment. In addition, we expect taxing authorities in the jurisdictions where we do business, or are deemed to do business, for tax purposes, to audit or examine our income and transactions. The ultimate outcome of any such review processes, and any engagement we have with the relevant tax authorities, are difficult to predict.

        Pubco and Nexters Global Ltd. may be exposed to taxation in jurisdictions other than Cyprus if they are treated as having a permanent establishment or as being a tax resident in any of those jurisdictions. While we do not believe that Pubco or Nexters Global Ltd. will be treated as having a tax residence or a permanent establishment elsewhere outside of Cyprus, we cannot assure you that foreign tax authorities will not attempt to claim that our entities have permanent establishment or tax residence in their jurisdictions. If any of the foregoing occurs, additional taxes, as well as related penalties, may be imposed on us and our business, prospects, financial condition and results of operations could be materially and adversely affected.

We could be required to collect sales taxes or be subject to other use-based tax liabilities in relation to past sales.

        One or more countries or U.S. states or localities may seek to collect what they view as past or existing, or impose additional, sales, value added taxes or use or similar taxes on us by reference to the location of the users of our games. While we generally are not responsible for taxes generated on games accessed and operated through third-party platforms, we are responsible for collecting and remitting applicable sales, value added, use or similar taxes for revenue generated on games accessed and operated on our own platforms and/or in countries where the law requires the game publishers to collect and pay such taxes even if games are made available for users through third-party platforms. Furthermore, an increasing number of U.S. states have considered or adopted laws that attempt to impose tax collection obligations on out-of-state companies. This is also the case in respect of the European Union, where value added taxes or digital services taxes may be imposed on companies making digital sales to consumers within the European Union. Additionally, on June 21, 2018, the Supreme Court of the United States ruled in South Dakota v. Wayfair, Inc. et al, or Wayfair, that online sellers can be required to collect sales and use tax despite not having a physical presence in the state of the customer. In response to Wayfair, or otherwise, most U.S. states impose such obligations, and other U.S. states or local governments may adopt, or begin to enforce, laws requiring us to calculate, collect and remit taxes on sales in their jurisdictions. As a result of the above, we are in the process of evaluating whether our activities give rise to sales, use, value added taxes and any other taxes in states or jurisdictions in which we historically have not registered to collect and remit taxes. A successful assertion by one or more U.S. states or other countries or jurisdictions requiring us to collect taxes where we presently do not do so, or to collect more taxes in a jurisdiction in which we currently collect some taxes, could result in substantial liabilities, including taxes on past sales, as well as interest and penalties, and could create significant administrative burdens for us or otherwise harm our business.

        As a result of the above, we are in the process of evaluating whether our activities give rise to sales, use, value added taxes and any other taxes in jurisdictions in which we historically have not registered to collect and remit taxes. In addition, we are monitoring indirect tax developments globally to confirm the impact of future anticipated indirect taxes on our business and services. A successful assertion by one or more of the countries or jurisdictions requiring us to collect taxes where we presently do not do so, or to collect more taxes in a jurisdiction in which we currently collect some taxes, could result in substantial liabilities, including taxes on past sales, as well as interest and penalties, and could create significant administrative burdens for us or otherwise harm our business.

Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of an investment in our securities.

        We have a limited operating history on which investors can base an evaluation of our potential future performance. Any forecasts we make about our operations may prove to be inaccurate. We must, among other things, determine appropriate risks, rewards, and level of investment in our games, respond to economic and market variables outside of our control, respond to competitive developments and continue to attract, retain, and motivate qualified employees. There can be no assurance that we will be successful in meeting these challenges and addressing such risks and the failure to do so could have a materially adverse effect on our business, results of operations, and financial condition. As a result of these risks, challenges, and uncertainties, the value of your investment could be significantly reduced or completely lost.

Risks Related to Nexters' Information Technology and Data Security

Our success depends upon our ability to adapt to, and keep pace with, changes in technology, platforms and devices, and evolving industry standards.

        Our success depends upon our ability to attract and retain players, which is largely driven by maintaining and increasing the quality and content of our games. To satisfy players, we need to continue to improve their experience and innovate and introduce games that players find useful and that cause them to return to our suite of games more frequently. This includes continuing to improve our technology to tailor our game offerings to the preferences and requirements of additional geographic and market segments, and adapt to the release of new devices and platforms and to improve the user-friendliness and overall availability of our games, all of which can be costly and generate risk. Our ability to anticipate or respond to changing technology and evolving industry standards and to develop and introduce improvements and enhancements to games on a timely basis is a significant factor affecting our ability to remain competitive, expand and attract new players and retain existing players. We cannot assure you that we will achieve the necessary technological advances or have the financial or other resources needed to introduce new games or improvements and enhancements to games on a timely basis or at all. In addition, our ability to increase the number of players of our games will depend on continued player adoption of such games. Accordingly, our failure to develop or adjust to changes in technology, platforms, devices and operating models and evolving industry standards could adversely impact our business. Even where we are able to successfully adapt to changing technology, platforms, devices and operating models and evolving industry standards, we may require substantial expenditures to do so, which could adversely impact our business, financial condition and results of operations.

Our games and other software applications and systems, and the third-party platforms upon which they are made available, could contain undetected errors.

        Our games and other software applications and systems, as well as the third-party platforms upon which they are made available, could contain undetected errors, bugs, flaws, corrupted data, defects and other vulnerabilities that could adversely affect the performance of our games. These defects may only become apparent after we launch a new game or publish an update to an existing game, particularly as we launch new games or updates and rapidly release new features to existing games under tight time constraints. For example, these errors could prevent a player from making in-game purchases of virtual items, which could harm our reputation or results of operations. These errors could also be exploited by cheating programs and other forms of misappropriation, thus harming the overall game-playing experience for our players. This could cause players to reduce their playing time or in-game purchases, discontinue playing our games altogether, or not recommend our games to other players, which could result in further harm to our reputation or results of operations. Such errors could also result in our games being non-compliant with applicable laws or create legal liability for us. Resolving such errors could disrupt our operations, cause us to divert resources from other projects, or harm our results of operations.

Any failure or significant interruption in our network could impact our operations and harm our business.

        Our technology infrastructure is critical to the performance of our games and to player satisfaction. Most of our games run on public cloud computing systems run through AWS in Ireland and, in addition, certain games run through traditional rented servers in Webzilla in Amsterdam. The servers that host our systems located in these data centers are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, computer viruses, earthquakes and similar events. The occurrence of any of these events could cause our games to become unavailable for a short or long period of time. We have experienced, and may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, malicious attempts to cause platform unavailability, and capacity constraints. If a particular game is unavailable when players attempt to access it or navigation through a game is slower than they expect, players may stop playing the game and may be less likely to return to the game as often, if at all. Similarly, certain games rely on third-party data centers, which may have similar risks over which we would have less control. A failure or significant interruption in our game service would harm our reputation and operations. We expect to continue to make significant investments in our technology infrastructure to maintain and improve all aspects of player experience and game performance. To the extent that our disaster recovery systems are not adequate, or we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate increasing traffic, our business and results of operations may suffer. We do not maintain insurance policies covering losses relating to our systems and we do not have business interruption insurance, which may increase any potential harms that the business may suffer from systems failure or business interruptions.

Our success depends on the security and integrity of the games we offer, and security breaches or other disruptions could compromise our information or the information of our players and expose us to liability, which would cause our business and reputation to suffer.

        We believe that our success depends in large part on providing secure games to our players. Our business sometimes involves the collection, storage, processing and transmission of players' proprietary, confidential and personal information. We also maintain certain other proprietary and confidential information relating to our business and personal information of our personnel. Despite our security measures, our games may be vulnerable to attacks by hackers, players, vendors or employees or breaches due to malfeasance or other disruptions. Any security breach or incident that we experience could result in unauthorized access to, misuse of, or unauthorized acquisition of our or our players' data, the loss, corruption or alteration of this data, interruptions in our operations, or damage to our computers or systems or those of our players or third-party platforms. Any of these could expose us to claims, litigation, fines and potential liability.

        An increasing number of online services have disclosed security breaches, some of which have involved sophisticated and highly targeted attacks on portions of their services. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not foreseeable or recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, public perception of the effectiveness of our security measures and brand could be harmed, and we could lose players. Data security breaches and other data security incidents may also result from non-technical means, such as actions by employees or contractors. Any compromise of our security could result in a violation of applicable privacy and other laws, regulatory or other governmental investigations, enforcement actions, and legal and financial exposure, including potential contractual liability that is not always limited to the amounts covered by our insurance. Any such compromise could also result in damage to our reputation and a loss of confidence in our security measures. Any of these effects could have a material adverse impact on our results of operations, cash flows and financial condition.

        Our ability to prevent anomalies and monitor and ensure the quality and integrity of our games and software is periodically reviewed and enhanced, but may not be sufficient to prevent future attacks, breaches or disruptions. Similarly, we assess the adequacy of our security systems, including the security of our games and software to protect against any material loss to any of our players and the integrity of our games to players. However, we cannot provide assurances that our business will not be affected by a security breach or lapse.

If we sustain cyber-attacks or other privacy or data security incidents that result in security breaches, we could suffer a loss of sales and increased costs, exposure to significant liability, reputational harm and other negative consequences.

        Our information technology may be subject to cyber-attacks, viruses, malicious software, break-ins, theft, computer hacking, employee error or malfeasance or other security breaches. Hackers and data thieves are increasingly sophisticated and operate large-scale and complex automated attacks. Experienced computer programmers and hackers may be able to penetrate our security controls and misappropriate or compromise sensitive personal, proprietary or confidential information, create system disruptions or cause shutdowns. They also may be able to develop and deploy malicious software programs that attack our systems, such as spyware and ransomware, or otherwise exploit any security vulnerabilities. Our systems and the data stored on those systems may also be vulnerable to security incidents or security attacks, acts of vandalism or theft, coordinated attacks by activist entities, misplaced or lost data, human errors, or other similar events that could negatively affect our systems and the data stored on those systems, and the data of our business partners. Further, third parties, such as hosted solution providers, that provide services to us could also be a source of security risks in the event of a failure of their own security systems and infrastructure.

        The costs to eliminate or address the foregoing security threats and vulnerabilities before or after a cyber-incident could be significant. Our remediation efforts may not be successful and could result in interruptions, delays or cessation of service, and loss of existing or potential suppliers or players. As threats related to cyber-attacks develop and grow, we may also find it necessary to make further investments to protect our data and infrastructure, which may impact our results of operations. We may be unable to cover all possible claims stemming from security breaches, cyberattacks and other types of unlawful activity, or any resulting disruptions from such events, and we may suffer losses that could have a material adverse effect on our business. We do not maintain insurance policies covering losses relating to cybersecurity incidents, which may increase any potential harms that the business may suffer from a cyber-attack. We could also be negatively impacted by existing and proposed laws and regulations in the United States, Cyprus, Russia, and other jurisdictions in which we operate, as well as government policies and practices related to cybersecurity, data privacy, data localization and data protection. In addition, the platforms on which we distribute games may encourage, or require, compliance with certain security standards, such as the voluntary cybersecurity framework released by the National Institute of Standards and Technology, or NIST, which consists of controls designed to identify and manage cyber-security risks, and we could be negatively impacted to the extent we are unable to comply with such standards.

We rely on information technology and other systems, and any failures in our systems or errors, defects or disruptions in our games could diminish our brand and reputation, subject us to liability and disrupt our business and adversely impact our results of operations.

        We rely on information technology systems that are important to the operation of our business, some of which are managed by third parties. These third parties are typically under no obligation to renew agreements and there is no guarantee that we will be able to renew these agreements on commercially reasonable terms, or at all. These systems are used to process, transmit and store electronic information, to manage and support our business operations and to maintain internal control over our financial reporting. In addition, we collect and store certain data, including proprietary business information, and may have access to confidential or personal information in certain of our businesses that is subject to privacy and security laws and regulations. We could encounter difficulties in developing new systems, maintaining and upgrading current systems and preventing security breaches. Among other things, our systems are susceptible to damage, outages, disruptions or shutdowns due to fire, floods, power loss, break-ins, cyber-attacks, network penetration, denial of service attacks and similar events. Any failures in our computer systems or telecommunications services could affect our ability to operate our games or otherwise conduct business.

        Portions of our information technology infrastructure, including those operated by third parties, may experience interruptions, delays or cessations of service or produce errors in connection with systems integration or migration work that takes place from time to time. We may not be successful in implementing new systems and transitioning data, which could cause business disruptions and be more expensive, time-consuming, disruptive and resource-intensive. We have no control over third parties that provide services to us and those parties could suffer problems or make decisions adverse to our business. We have contingency plans in place to prevent or mitigate the impact of these events. However, such disruptions could materially and adversely impact our ability to deliver games to players and interrupt other processes. If our information systems do not allow us to transmit accurate information, even for a short period of time, to key decision-makers, the ability to manage our business could be disrupted and our results of operations, cash flows and financial condition could be materially and adversely affected. Failure to properly or adequately address these issues could impact our ability to perform necessary business operations, which could materially and adversely affect our reputation, competitive position, results of operations, cash flows and financial condition.

        Substantially all of our games rely on data transferred over the internet, including wireless internet. Access to the internet in a timely fashion is necessary to provide a satisfactory player experience to the players of our games. Third parties, such as telecommunications companies, could prevent access to the internet or limit the speed of our data transmissions, with or without reason, causing an adverse impact on our player experience that may materially and adversely affect our reputation, competitive position, results of operations, cash flows and financial condition. In addition, telecommunications companies may implement certain measures, such as increased cost or restrictions based on the type or amount of data transmitted, that would impact consumers' ability to access our games, which could in turn materially and adversely affect our reputation, competitive position, results of operations, cash flows and financial condition. Furthermore, internet penetration may be adversely affected by difficult global economic conditions or the cancellation of government programs to expand broadband access.

Our business depends on the growth and maintenance of wireless communications infrastructure.

        Our success depends on the continued growth and maintenance of wireless communications infrastructure in the United States and internationally. This includes deployment and maintenance of reliable next-generation digital networks with the speed, data capacity and security necessary to provide reliable wireless communications services. Wireless communications infrastructure may be unable to support the demands placed on it if the number of subscribers continues to increase, or if existing or future subscribers increase their bandwidth requirements. Wireless communications have experienced a variety of outages and other delays as a result of infrastructure and equipment failures, and could face outages and delays in the future. These outages and delays could reduce the level of wireless communications usage as well as our ability to distribute our games successfully. In addition, changes by a wireless carrier to network infrastructure may interfere with downloads of our games and may cause players to lose functionality in our games that they have already downloaded. This could harm our reputation, business, financial condition and results of operations.

Data privacy and security laws and regulations in the jurisdictions in which we do business could increase the cost of our operations and subject us to possible sanctions, civil lawsuits (including class action or similar representative lawsuits) and other penalties; such laws and regulations are continually evolving. Our or our platform and service providers' actual or perceived failure to comply with these laws and regulations could harm our business.

        We collect, process, store, use and share data, some of which contains personal information, including the personal information of our players. Our business is therefore subject to a number of federal, state, local and foreign laws, regulations, regulatory codes and guidelines governing data privacy, data protection and security, including with respect to the collection, storage, use, processing, transmission, sharing and protection of personal information. Such laws, regulations, regulatory codes and guidelines may be inconsistent across jurisdictions or conflict with other rules.

        The scope of data privacy and security regulations worldwide continues to evolve, and we believe that the adoption of increasingly restrictive regulations in this area is likely within the United States and other jurisdictions. For example, in June 2018, California enacted the California Consumer Privacy Act, or the CCPA, which went into effect on January 1, 2020 and became enforceable by the California Attorney General on July 1, 2020, along with related regulations that came into force on August 14, 2020. The CCPA gives California residents new rights to access and require deletion of their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is collected, used, and shared. The CCPA provides for civil penalties for violations, as well as a private right of action for security breaches, which may increase security breach litigation. Given that CCPA enforcement began on July 1, 2020, it remains unclear what, if any, modifications will be made to the regulations implementing the CCPA or how the CCPA and its implementing regulations will be interpreted. Varied interpretations of or modifications to the CCPA and its implementing regulations may have a significant effect on our business and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply. Further, there currently are a number of proposals related to data privacy or security pending before federal, state, and foreign legislative and regulatory bodies, including in a number of states considering consumer protection laws similar to the CCPA. This legislation may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment in resources to compliance programs, and could impact strategies and availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies. Additionally, a new California ballot initiative, the California Privacy Rights Act, or the CPRA, recently passed in California. The CPRA will impose additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and changes to business processes may be required.

        Further, the European Union, Cyprus, and United Kingdom have adopted comprehensive data protection and security laws. The European Union's Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation), or the GDPR, which became effective in May 2018, and the U.K. GDPR, each as supplemented by national laws, (collectively, Applicable Data Protection Laws) impose strict requirements on controllers and processors of personal data in the European Economic Area, or EEA, and the United Kingdom, including, for example, higher standards for obtaining consent from individuals to process their personal data, more robust disclosures to individuals and a strengthened individual data rights regime, and shortened timelines for data breach notifications. Applicable Data Protection Laws create new compliance obligations applicable to our business and some of our players, which could require us to self-determine how to interpret and implement these obligations, change our business practices and expose us to lawsuits (including class action or similar representative lawsuits) by consumers or consumer organizations for alleged breach of data protection laws and the risk of significant reputational damage. Applicable Data Protection Laws increase financial penalties for noncompliance (including possible fines of up to 4% of global annual revenues for the preceding financial year or €20 million, or £17.5 million in the United Kingdom, (whichever is higher) for the most serious violations). Data privacy laws in the European Union are developing rapidly and, in July 2020, the Court of Justice of the European Union limited how organizations could lawfully transfer personal data from the EEA to the United States by invalidating the Privacy Shield. The

Privacy Shield enabled the transfer of personal data from the EEA to the United States for companies that had self-certified for the Privacy Shield. To the extent that we rely on the Privacy Shield, we will not be able to do so in the future, which could increase our costs and our ability to efficiently process personal data from the EEA. Further, data privacy laws in the United Kingdom are also not static and, as a consequence of Brexit, the United Kingdom will be free to diverge from European Union data privacy laws. We may therefore be subject in the future to separate and additional data protection obligations to those that we are already subject to. This may result in substantial costs and may necessitate changes to our business practices, which in turn may compromise our growth strategy, adversely affect our ability to attract, monetize or retain players, and otherwise adversely affect our business, reputation, legal exposures, financial condition and results of operations. We are also subject to data privacy laws in Russia. For further information, see "—Risks Relating to the Russian Federation and Nexters operations in Russia—The legal framework governing data protection and related internet services in Russia is not well developed, and we may be subject to the newly adopted legislation, as well as the changes to the existing legislation, which may be costly to comply with or may limit our flexibility to run our business."

        Any failure or perceived failure by us to comply with our posted privacy policies, our privacy-related obligations to players or other third parties, or any other legal obligations or regulatory requirements relating to privacy, data protection, or information security may result in governmental investigations or enforcement actions, litigation, claims (including class actions), or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our players to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to us may limit the adoption and use of, and reduce the overall demand for, our games. Additionally, if third parties we work with, such as our service providers or data sharing partners, violate applicable laws, regulations, or agreements, such violations may put our players' and/or employees' data at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims (including class action claims) or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our players to lose trust in us and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

        In addition, in some cases, we are dependent upon our platform providers to solicit, collect and provide us with information regarding our players that is necessary for compliance with these various types of regulations. Our business, including our ability to operate and expand internationally, could be adversely affected if laws or regulations are adopted, interpreted or implemented in a manner that is inconsistent with our current business practices and that require changes to these practices, the design of our games, features or our privacy policy. These platform providers may dictate rules, conduct or technical features that do not properly comply with federal, state, local and foreign laws, regulations and regulatory codes and guidelines governing data privacy, data protection and security, including with respect to the collection, storage, use, processing, transmission, sharing and protection of personal information and other consumer data. In addition, these platforms may dictate rules, conduct or technical features relating to the collection, storage, use, transmission, sharing and protection of personal information and other consumer data, which may result in substantial costs and may necessitate changes to our business practices, which in turn may compromise our growth strategy, adversely affect our ability to attract, monetize or retain players, and otherwise adversely affect our business, reputation, legal exposures, financial condition and results of operations. Any failure or perceived failure by us to comply with these platform-dictated rules, conduct or technical features may result in platform-led investigations or enforcement actions, litigation, or public statements against us, which in turn could result in significant liability or temporary or permanent suspension of our business activities with these platforms, cause our players to lose trust in us, and otherwise compromise our growth strategy, adversely affect our ability to attract, monetize or retain players, and otherwise adversely affect our business, reputation, legal exposures, financial condition and results of operations.

        Player interaction with our games is subject to our privacy policy and terms of service. If we fail to comply with our posted privacy policy or terms of service or if we fail to comply with existing privacy-related or data protection laws and regulations, it could result in complaints by data subjects or proceedings or litigation against us by governmental authorities or others, which could result in fines or judgments against us, damage our reputation, impact our financial condition and harm our business. If regulators, the media or consumers raise any concerns about our privacy and data protection or consumer protection practices, even if unfounded, this could also result in fines or judgments against us, damage our reputation, and negatively impact our financial condition and damage our business.

        In the area of information security and data protection, many jurisdictions have passed laws requiring notification when there is a security breach for personal data or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to implement. Our security measures and standards may not be sufficient to protect personal information and we cannot guarantee that our security measures will prevent security breaches. A security breach that compromises personal information could harm our reputation and result in a loss of player and/or employee confidence in our games and ultimately in a loss of players, which could adversely affect our business and impact our financial condition. A security breach could also involve loss or unavailability of business-critical data, and could require us to spend significant resources to mitigate and repair the breach, which in turn could compromise our growth and adversely affect our ability to attract, monetize or retain players. These risks could also subject us to liability under applicable security breach-related laws and regulations and could result in additional compliance costs, costs related to regulatory inquiries and investigations, and an inability to conduct our business.

Our business could be adversely impacted by changes relating to electronic marketing or the restriction of the use of third-party cookies.

        In recent years, the United States and European lawmakers and regulators have expressed concern over electronic marketing and the use of third-party cookies, web beacons and similar technology for online behavioral advertising. In the European Union, marketing is defined broadly to include any promotional material and the rules specifically on e-marketing are currently set out in the ePrivacy Directive which will be replaced by a new ePrivacy Regulation. While the ePrivacy Regulation was originally intended to be adopted on May 25, 2018 (alongside the GDPR), it is still going through the European legislative process. The current draft of the ePrivacy Regulation imposes strict opt-in e-marketing rules with limited exceptions for business to business communications and significantly increases fining powers to the same levels as the GDPR.

        Regulation of cookies and web beacons may lead to broader restrictions on our online activities, including efforts to understand followers' internet usage and promote ourselves to them. The United Kingdom has implemented the ePrivacy Directive into national law through the U.K. Privacy and Electronic Communications Regulation 2003, however it is unclear whether the United Kingdom will align itself to the ePrivacy Regulation, once implemented. This again introduces the possibility we will be subject to, and required to comply with, a separate and additional legal regime with respect to data privacy, which may result in substantial costs and may necessitate changes to our business practices, which in turn may compromise our growth strategy, adversely affect our ability to attract, monetize or retain players, and otherwise adversely affect our business, reputation, legal exposures, financial condition and results of operations.

        Efforts to comply with these and other privacy, data protection, and security restrictions that may be enacted could require us to modify our data processing practices and policies and increase the cost of our operations. Failure to comply with such restrictions could subject us to criminal and civil sanctions and other penalties and the risk of significant reputational damage. In part due to the uncertainty of the legal climate, complying with regulations, and any applicable rules or guidance from regulatory authorities or self-regulatory organizations relating to privacy, data protection, information security and consumer protection, may result in substantial costs and may necessitate changes to our business practices, which may compromise our growth strategy, adversely affect our ability to attract or retain players, and otherwise adversely affect our business, reputation, legal exposure, financial condition and results of operations.

Our business, products, and distribution are subject to increasing regulation of content. If we do not successfully respond to these regulations, our business, financial condition and results of operations could be materially adversely affected.

        The video game industry has come under increased scrutiny from regulators and consumer advocacy groups, many of which are calling for increased regulation/oversight of the content of video games. While none of our games target children under 13 years of age as their primary audience, the FTC, as well as consumer organizations, may consider that the characteristics of several of our games attract children under 13 years of age. The U.S. Children's Online Privacy Protection Act, or COPPA, regulates the collection, use and disclosure of personal information from children under 13 years of age. While none of our games are directed at children under 13 years of age, if COPPA were to apply to us, failure to comply with COPPA may increase our costs, subject us to expensive and distracting government investigations and could result in substantial fines. Although we have taken certain measures to identify which of our games are subject to COPPA due to their child-appealing nature and to comply with COPPA with respect to those games, if COPPA were to apply to us in a manner other than we have assessed or prepared for, our actual or alleged failure to comply with COPPA may increase our costs, subject us to expensive and distracting lawsuits or government investigations, could result in substantial fines or civil damages and could cause us to temporarily or permanently discontinue certain games or certain features and functions in games.

        The United Kingdom recently enacted the "Age Appropriate Design Code," a statutory code of practice pursuant to the United Kingdom Data Protection Act 2018. This code came into force on September 2, 2020, with a 12-month transition period for organizations to conform. The code requires online services, including our games that are likely to be accessed by children under 18, to put the best interests of the child's privacy first in the design, development and data-related behavior of the game. The U.K. government is also separately consulting on legislation in relation to user safety online. It is possible that other countries within and outside the European Union will follow with their own codes or guidance documents relating to processing personal information from children or in relation to online harms. These may result in substantial costs and may necessitate changes to our business practices which may compromise our growth strategy, adversely affect our ability to attract, monetize or retain players, and otherwise adversely affect our business, reputation, legal exposures, financial condition and results of operations.

        Additionally, certain countries, such as the People's Republic of China (the "PRC" or "China"), have laws that permit governmental entities to restrict marketing or distribution of interactive entertainment software products because of the content therein. For example, the government and regulatory authorities in China have adopted regulations governing content contained within videos, games, and other information over the internet. Under these regulations, internet content providers are prohibited from posting or displaying over the internet content that, among other things, violates the PRC laws and regulations, impairs the national dignity of China or the public interest, or is obscene, superstitious, fraudulent, violent or defamatory. Internet content providers are also prohibited from displaying content that may be deemed by relevant government authorities as "socially destabilizing" or leaking "state secrets" of China. Such regulations may extend to a prohibition on certain state flags, or scrutiny of in-game chat and messaging functions. These rules and regulations could limit our growth potential in China and may damage our reputation, any of which could have a material adverse effect on our business. See "—Expansion into new international markets, such as China, would subject us to increased regulatory oversight and regulatory, economic, social, health and political uncertainties, which could cause a material adverse effect on our business, financial position, and results of operations." Furthermore, the future implementation of similar laws or regulations in the jurisdictions in which we operate may restrict or prohibit the sale of our games or may require modifications to our games that are costly to implement, degrade the consumer experience to the point where users cease to play the affected games, or are not feasible at all. Further changes in the regulations, their interpretation or their enforcement could have a material adverse effect on our business and results of operations.

Risks Related to Nexters' Intellectual Property

Our intellectual property rights and proprietary information help protect our business. If we are unable to obtain, maintain and enforce intellectual property protection for our games, or if the scope of intellectual property protection is not sufficiently broad, others may be able to develop and commercialize games substantially similar to ours, and our ability to successfully commercialize our games may be compromised.

        We believe that our success depends, in part, on protecting our owned and licensed intellectual property rights in the United States and in other countries, and we strive to protect such intellectual property rights by relying on applicable law in such jurisdictions, including federal, state and common law rights, as well as contractual restrictions. Our intellectual property includes certain trademarks, copyrights and trade secrets relating to our games or technology we operate, and other proprietary or confidential information. Our success may depend, in part, on our and our licensors' ability to protect the trademarks, trade dress, names, logos or symbols under which we market our games and other products and to obtain and maintain copyright, trade secret and other intellectual property protection for the technologies, designs, software and innovations used in our games and our business. It is possible that third parties, including our competitors, may develop similar technology to ours that overlap or compete with our technology. If third parties obtain patent protection with respect to such technologies, they may assert that our technology infringes their patents and seek to charge us a licensing fee or otherwise preclude the use of our technology. We do not own any patents or pending patent applications, and may not own any in the future. Accordingly, we are not able to assert any infringement claims against any third party, including counterclaims against any third party that may assert that our technology infringes their patents, and we may not be able to do so in the future. We have pursued and continue to pursue the filing and registration of trademarks in the United States and certain other jurisdictions, a process that is expensive and time-consuming and may not be successful. We may not pursue or be able to obtain protection for our intellectual property rights and our copyright and trademarks may, in certain instances, be denied in certain jurisdiction because they are determined not to fulfill the criteria for copyright or trademark protection. Even if we are successful in obtaining effective trademark and copyright protection, it is expensive to maintain these rights and the costs of defending our rights could be substantial. Moreover, our failure to develop and properly manage new intellectual property could hurt our market position and limit or eliminate our business opportunities. Furthermore, changes to intellectual property laws may jeopardize the enforceability and validity of our intellectual property portfolio and harm our ability to obtain intellectual property protection.

        In addition, we cannot assure you that we will be able to maintain consumer value in our trademarks, copyrights or other intellectual property rights in our technologies, designs, software and innovations, and the measures we take to protect our intellectual property rights may not provide us with a competitive advantage. If we are unable to adequately protect our intellectual property and other proprietary rights, our competitive position and our business could be harmed. Any of our owned or licensed intellectual property rights could be challenged, invalidated, circumvented, infringed, misappropriated or otherwise violated, our trade secrets and other confidential information could be disclosed in an unauthorized manner to third parties, or our intellectual property rights may not be sufficient to permit us to take advantage of current market trends, which could result in competitive harm.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

        We rely on maintaining as confidential our trade secrets and other proprietary information, including our know-how, software source code and technology, to maintain our competitive position. We enter into agreements containing obligations of confidentiality with our employees and independent contractors in order to limit access to, and disclosure and use of, our trade secrets and proprietary information, but we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary information. Further, we cannot assure you that the obligation to maintain the confidentiality of our trade secrets and proprietary information will be honored. Any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Additionally, even if parties to whom we intentionally disclose our trade secrets and other proprietary information maintain the confidentiality of that information, third party actions may result in a breach of our cybersecurity or information technology systems, or those of the persons to whom we disclosed our trade secrets or proprietary information, which could result in the loss of confidentiality of our trade secrets and proprietary information. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us, which could harm our competitive position, business, financial condition, results of operations, and prospects.

We may be subject to claims that our employees, consultants, or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

        Many of our employees, consultants, and advisors are currently or were previously employed at other companies in our field, including our competitors or potential competitors. Although we try to ensure that our employees, consultants, and advisors do not use the proprietary information or know-how of others in their work for us by including standard provisions in our employment agreements and contracts with consultants, advisors and independent contractors, as well as by entering into non-disclosure agreements, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual's current or former employer in the performance of their work for us. If any such claims are asserted, whether they are made with or without basis, we may need to engage in litigation may be necessary to defend against them. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and our employees.

        In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful.

        Third parties, including our competitors, could be infringing, misappropriating or otherwise violating our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly. The steps we have taken to protect our proprietary rights may not be adequate to enforce our rights against infringement, misappropriation or other violation of our intellectual property. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Any inability to meaningfully enforce our intellectual property rights could harm our ability to compete and reduce demand for our games.

        In the future, we may make claims of infringement against third parties, or make claims that third-party intellectual property rights are invalid or unenforceable. These claims could:

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  cause us to incur greater costs and expenses in the protection of our intellectual property;

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  potentially negatively impact our intellectual property rights, for example, by causing one or more of our intellectual property rights to be ruled or rendered unenforceable or invalid;

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  potentially negatively impact our position vis-à-vis third-party intellectual property rights if they are determined to be valid and enforceable; or

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  divert management's attention and our resources.

        In any lawsuit we bring to enforce our intellectual property rights, a court may refuse to stop the other party from using the technology at issue on grounds that our intellectual property rights do not cover the technology in question. Further, in such proceedings, the defendant could counterclaim that our intellectual property is invalid or unenforceable and the court may agree, in which case we could lose valuable intellectual property rights. The outcome in any such lawsuits are unpredictable.

        Litigation or other legal proceedings relating to intellectual property claims, even if resolved in our favor, may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of intellectual property proceedings could harm our ability to compete in the marketplace. In addition, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.

We license certain intellectual property rights from third parties, and in the future we may enter into additional agreements that provide us with licenses to valuable intellectual property rights or technology.

        In particular, we license certain intellectual property rights from third parties related to the operations of our business, including those needed to develop our own intellectual property and non-exclusive licenses with respect to the use of certain intellectual property rights of the platforms on which our games are offered. Even if games based on licensed content or brands remain popular, any of our licensors could decide not to renew our existing licenses or not to license additional intellectual property rights to us and instead license to our competitors or develop and publish its own games or other applications, competing with us in the marketplace. Many of these licensors already develop games for other platforms, and may have significant experience and development resources available to them should they decide to compete with us rather than license to us.

        Failure to maintain or renew our existing licenses or to obtain additional licenses would impair our ability to introduce new games or to continue to offer our current games, which would materially harm our business, results of operations and financial condition. If we breach our obligations under existing or future licenses, we may be required to pay damages and our licensors might have the right to terminate the license. Termination by a licensor would cause us to lose valuable rights and could inhibit our ability to commercialize future games, which would harm our business, results of operations and financial condition. In addition, most of our licensed intellectual property rights are licensed to us on a non-exclusive basis. The owners of nonexclusively licensed intellectual property rights are free to license such rights to third parties, including our competitors, on terms that may be superior to those offered to us, which could place us at a competitive disadvantage. In addition, the agreements under which we license intellectual property rights or technology from third parties are generally complex, and certain provisions in such agreements may be susceptible to multiple interpretations.

        In the future, we may identify additional third-party intellectual property rights we may need to license in order to engage in our business, including to develop or commercialize new games. However, such licenses may not be available on acceptable terms or at all. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.

        In the future, we may identify additional third-party intellectual property rights we may need to license in order to engage in our business, including to develop or commercialize new games. However, such licenses may not be available on acceptable terms or at all. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater development or commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. Even if such licenses are available, we may be required to pay the licensor substantial royalties based on our net sales. Moreover, such licenses may be non-exclusive, which could give our competitors access to the same intellectual property rights licensed to us. If we are unable to enter into the necessary licenses on acceptable terms or at all, if any necessary licenses are subsequently terminated, if our licensors fail to abide by the terms of the licenses, if our licensors fail to prevent infringement by third parties, or if the licensed intellectual property rights are found to be invalid or unenforceable, our business, financial condition, results of operations, and prospects could be materially and adversely affected.

        Even if we are successful in gaining new licenses or extending existing licenses, we may fail to anticipate the entertainment preferences of our players when making choices about which brands or other content to license. If the entertainment preferences of players shift to content or brands owned or developed by companies with which we do not have relationships, we may be unable to establish and maintain successful relationships with these developers and owners, which would materially harm our business, results of operations and financial condition. In addition, some rights are licensed from licensors that have or may develop financial difficulties, and may enter into bankruptcy protection under U.S. federal law or the laws of other countries. If any of our licensors files for bankruptcy, our licenses might be impaired or voided, which could materially harm our business, results of operations and financial condition.

We use open source software in connection with certain of our games, which may pose particular risks to our proprietary software, games and services in a manner that could have a negative impact on our business.

        We use open source software in connection with our technology and games. The original developers of the open source code provide no warranties on such code and open source software may have unknown bugs, malfunctions and other security vulnerabilities which could impact the performance and information security of our technology. Some open source software licenses impose significant limitations on the use of their proprietary software, including, among other things, a limitation on the number of free copies that may be distributed as well as the requirement to publicly disclose all or part of the source code to such proprietary software and/or make available any derivative works of the open source code on unfavorable terms or at no cost. Although we believe we are in compliance with the license terms of the open source software that we use, from time to time, we may face claims from the copyright holders of open source software alleging copyright infringement and breach of contract for failure to meet the open source license terms, such as the failure to publicly disclose our proprietary code that is a derivative work of the open source software. Additionally, the copyright holders of open source software could demand release of the source code of any of our proprietary code that is a derivative work of the open source software, or otherwise seek to enforce, have us specifically perform, or recover damages for the alleged infringement or breach of, the terms of the applicable open source license. While we would not expect there to be a basis for such claims or for them to succeed, there is a risk that these types of claims may be brought and it is possible that such claims could succeed. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our games. The terms of various open source licenses have been interpreted by courts to a very limited extent, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions, obligations or restrictions on our use of the open source software. We endeavor to use open source software in a manner that complies with the terms of the open source licenses while at the same time not requiring the disclosure of the source code of our proprietary software. Our failure to comply with the terms of the open source licenses could result in us being enjoined from using certain software and require us to replace certain code used in our games, pay a royalty or license fee to use some open source code, make the source code of our games publicly available, pay damages for copyright infringement or breach of contract of open source licenses, or temporarily or permanently discontinue certain games. The above risks could have a material adverse effect on our competitive position, business, reputation, legal exposures, financial condition, results of operations, and prospects.

The intellectual property rights of others may prevent us from developing new games and services or entering new markets or may expose us to liability or costly litigation.

        Our success depends in part on our ability to continually adapt our games to incorporate new technologies, as well as intellectual property related to game mechanics and procedures, and to expand into markets that may be created by these new developments. If technologies are protected by the intellectual property rights of others, including our competitors, we may be prevented from introducing games based on these technologies or expanding into markets created by these technologies.

        We cannot assure you that our business activities and games will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. We may in the future be subject to litigation alleging that we have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties, including our competitors, non-practicing entities and former employers of our personnel. A successful claim of infringement by a third party against us, our games or one of our licensees in connection with the use of our technologies, game mechanics or procedures, or an unsuccessful claim of infringement made by us against a third party or its products or games, could adversely affect our business or cause us financial harm. Any such claim and any resulting litigation, should it occur, could:

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  be expensive and time consuming to defend or require us to pay significant amounts in damages;

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  result in invalidation of our proprietary rights or render our proprietary rights unenforceable;

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  cause us to cease making, licensing or using games that incorporate the subject intellectual property;

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  require us to redesign, reengineer or rebrand our games or other products or services or limit our ability to bring new games or other products or services to the market in the future;

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  require us to enter into costly or burdensome royalty, licensing or settlement agreements in order to obtain the right to use a product or process;

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  impact the commercial viability of the games that are the subject of the claim during the pendency of such claim; or

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  require us to stop selling the infringing games or other products or services.

        If any of our technologies or games are found to infringe, misappropriate or otherwise violate a third party's intellectual property rights, we could be required to obtain a license from such third party to continue commercializing or using such technology or game. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us, and it could require us to make substantial licensing and royalty payments. We could also be forced, including by court order, to cease the commercialization or use of the infringing, misappropriating or otherwise violating technology, game or game element. Accordingly, we may be forced to design around such infringed, misappropriated or otherwise violated intellectual property, which may be expensive, time-consuming or infeasible. In addition, we could be found liable for significant monetary damages, including enhanced damages and attorneys' fees, if we are found to have willfully infringed a patent or other intellectual property right. Claims that we have misappropriated the confidential information or trade secrets of third parties could similarly harm our business. If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement, misappropriation or other violation claims against us, such payments, costs or actions could have a material adverse effect on our competitive position, business, financial condition, results of operations, and prospects.

We may not be able to enforce our intellectual property rights throughout the world.

        We may be required to protect our intellectual property and proprietary information in an increasing number of jurisdictions, a process that is expensive and may not be successful. Or we may not pursue protection of our intellectual property in every jurisdiction in which we or our licensees operate. Filing, prosecuting, maintaining, defending, and enforcing our intellectual property rights in all jurisdictions throughout the world would be prohibitively expensive, and our intellectual property rights in some jurisdictions outside the United States may be less extensive than those in the United States. Competitors may use what we regard as our intellectual property in jurisdictions where we have not obtained protection over that intellectual property to develop their own games and, further, may export otherwise violating games to territories where we have protection. These games may compete with our games, and our intellectual property rights may not be effective or sufficient to prevent such competition. In addition, the laws of some foreign jurisdictions do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant challenges in establishing and enforcing their intellectual property and other proprietary rights outside of the United States. These challenges can be caused by the absence or inconsistency of the application of rules and methods for the establishment and enforcement of intellectual property rights outside of the United States. In addition, the legal systems of some jurisdictions, particularly developing countries, do not favor the enforcement of intellectual property protection. This could make it difficult for us to stop the infringement, misappropriation or other violation of our intellectual property rights. Accordingly, we may choose not to seek protection in certain jurisdictions, and we will not have the benefit of protection in such jurisdictions. Proceedings to enforce our intellectual property rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such jurisdictions may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign jurisdictions may affect our ability to obtain adequate protection for our games or enforce our intellectual property rights. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.

If our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest and our competitive position may be harmed.

        The registered or unregistered trademarks or trade names that we own or use may be challenged, infringed, circumvented, declared generic, lapsed or determined to be infringing on or dilutive of other trademarks. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition. In addition, third parties have filed, and may in the future file, for registration of trademarks similar or identical to our trademarks, thereby impeding our ability to build brand identity and possibly leading to market confusion. If third parties succeed in registering or developing common law rights in such trademarks, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks to develop brand recognition of our games. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively, which could harm our competitive position, business, financial condition, results of operations and prospects.

If we are not able to maintain and enhance our brand, our business and operating results may be adversely affected.

        Our brand name and image are integral to the growth of our business and to the implementation of our strategies for expanding our business. We believe that our brand image has significantly contributed to the success of our business and is critical to maintaining and expanding our customer base. Maintaining and enhancing our brand may require us to make substantial investments in areas such as research and development, marketing, and customer experience and these investments may not be successful.

        We anticipate that, as our business expands into new markets and we launch new game offerings, and as the industry in which we operate becomes increasingly competitive, maintaining and enhancing our brand may become difficult and expensive. For example, consumers in any new international markets into which we expand may not know our brand and/or may not accept our brand, resulting in increased costs to market and attract customers to our brand. Our brand may also be adversely affected if our public image or reputation is tarnished by negative publicity, including negative social media campaigns, poor reviews of our products or negative customer experiences. For example, we receive complaints from users regarding various aspect of our games. In particular, we have received complaints regarding inappropriate behavior and content posted in our in-game chats and via private messages among game players. Although we have implemented internal mechanisms to track and react to inappropriate behavior by our customers, we cannot assure that we will be able to react to such behavior on a timely manner in the future. In addition, we cannot assure that we will not be party to further claims and actions by either the customers affected by any inappropriate behavior or the customers who have been restricted or banned from our in-game chats for such behavior.

        Furthermore, ineffective marketing, product diversion to unauthorized distribution channels, product defects, unfair labor practices, and failure to protect our intellectual property rights are among the potential threats to the strength of our brand, and those and other factors could rapidly and severely diminish consumer confidence in us and our brand. Failure to maintain the strength of our brand could have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to Nexters' International Operations and Ownership

We face added business, political, regulatory, operational, financial and economic risks as a result of our operations and distribution in a variety of countries, any of which could increase our costs and hinder our growth.

        A significant portion of our operations are outside of the United States, including our principal executive offices in Cyprus, and we generate a significant portion of our revenues from operations outside of the United States. For each of the years ended December 31, 2020 and 2019, we derived approximately 63% and 59%, respectively, of our revenues from sales to players outside of the United States. Our operations in foreign jurisdictions may subject us to additional risks customarily associated with such operations, including:

  •
  challenges caused by distance, language and cultural differences;

  •
  the complexity of foreign laws, regulations and markets;

  •
  the uncertainty of enforcement of remedies in foreign jurisdictions;

  •
  higher costs associated with doing business internationally;

  •
  the effect of currency exchange rate fluctuations;

  •
  difficulties in staffing and managing international operations;

  •
  the impact of foreign labor laws and disputes;

  •
  the ability to attract and retain key personnel in foreign jurisdictions;

  •
  protectionist laws and business practices that favor local businesses in some countries;

  •
  the economic, tax and regulatory policies of local governments;

  •
  compliance with applicable anti-money laundering, anti-bribery and anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, or the FCPA, and other anti-corruption laws that generally prohibit U.S. persons and companies and their agents from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business;

  •
  economic tensions between governments and changes in international trade policies and/or the economic and trade sanctions programs administered by the Office of Foreign Assets Control ("OFAC") of the U.S. Department of the Treasury;

  •
  difficulty of verifying end-user information, including for the purposes of complying with the verification requirements of certain countries and with the economic and trade sanctions programs administered by OFAC;

  •
  compliance with local data protection laws;

  •
  limitations on and costs related to the repatriation of funds;

  •
  compliance with applicable sanctions regimes regarding dealings with certain persons or countries;

  •
  restrictions on the export or import of technology;

  •
  trade and tariff restrictions;

  •
  variations in tariffs, quotas, taxes and other market barriers; and

  •
  difficulties in obtaining and enforcing intellectual property rights in countries other than the United States.

        Certain of these laws also contain provisions that require accurate record keeping and further require companies to devise and maintain an adequate system of internal accounting controls. Although we intend to have policies and controls in place that are designed to ensure compliance with these laws by the consummation of the Proposed Transactions, if those controls are ineffective or an employee or intermediary fails to comply with the applicable regulations, we may be subject to criminal and civil sanctions and other penalties. Any such violation could disrupt our business and adversely affect our reputation, results of operations, cash flows and financial condition.

        Further, violations of the complex laws and regulations that apply to our business' international operations in the various countries in which we operate may result in fines, criminal actions, or sanctions against us, our officers, or our employees; prohibitions on the conduct of our business; and damage to our reputation. Although we have implemented policies and procedures designed to promote compliance with these laws, there can be no assurance that our employees, contractors, or agents will not violate our policies. These risks inherent in our international operations and expansion increase our costs of doing business internationally and could harm our business.

        Lastly, our ability to expand successfully in foreign jurisdictions involves other risks, including difficulties in integrating foreign operations, risks associated with entering jurisdictions in which we may have little experience and the day-to-day management of a growing and increasingly geographically diverse company. We may not realize the operating efficiencies, competitive advantages or financial results that we anticipate from our investments in foreign jurisdictions. In addition, our international business operations could be interrupted and negatively affected by terrorist activity, political unrest or other economic or political uncertainties. Moreover, foreign jurisdictions could impose tariffs, quotas, trade barriers and other similar restrictions on our international sales.

Our failure to comply with the anti-corruption, trade compliance and economic sanctions laws and regulations of the United States and applicable jurisdictions could materially adversely affect our reputation and results of operations.

        Because we operate internationally, we must comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include the U.S. Foreign Corrupt Practices Act of 1977 (the "FCPA") and the U.K. Bribery Act 2010 (the "Bribery Act"), as well as the laws of the countries where we do business. These laws and regulations apply to companies, individual directors, officers, employees and agents, and may restrict our operations, trade practices, investment decisions and partnering activities. Where they apply, the FCPA and the Bribery Act prohibit us and our officers, directors, employees and business partners acting on our behalf, including joint venture partners and agents, from corruptly offering, promising, authorizing or providing anything of value to public officials for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The Bribery Act also prohibits non-governmental "commercial" bribery and accepting bribes. As part of our business, we may deal with governments and state-owned business enterprises, the employees and representatives of which may be considered public officials for purposes of the FCPA and the Bribery Act. We also are subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and agents into contact with public officials responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations. In addition, some of the international locations in which we operate lack a developed legal system and have elevated levels of corruption.

        Our business must be conducted also in compliance with applicable economic and trade sanctions laws and regulations, such as those administered and enforced by the U.S. Department of Treasury's Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council and other relevant sanctions authorities. Our global operations expose us to the risk of violating, or being accused of violating, anti-corruption laws and economic and trade sanctions laws and regulations. Our failure to comply with these laws and regulations may expose us to reputational harm as well as significant penalties, including criminal fines, imprisonment, civil fines, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. Despite our compliance efforts and activities we cannot assure compliance by our employees or representatives for which we may be held responsible, and any such violation could materially adversely affect our reputation, business, financial condition and results of operations.

        Further, because end-users may download our games on third-party platforms that we do not control, our games may be downloaded and played by persons that are the target, or individuals in countries or territories that are the target, of economic sanctions administered by the United States, the European Union, and other governmental authorities. Although we have taken steps to limit the ability of end-users to download our games from sanctioned countries, we cannot eliminate the risk that our games will be played in countries or territories that are the target of economic sanctions administered by the United States, the European Union, and other governmental authorities.

It may be difficult to enforce a judgment of a U.S. court against us and our officers and directors, to assert U.S. securities laws claims in Cyprus or to serve process on our officers and directors.

        We maintain offices in Cyprus and many of our employees and officers and directors are residents of Cyprus. Certain of our assets and the assets of these persons are located in Cyprus. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not necessarily be enforced by a Cypriot court. It also may be difficult to affect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Cyprus. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to U.S. securities laws in Cyprus. Cypriot courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Cyprus is not the most appropriate forum in which to bring such a claim. In addition, even if a Cypriot court agrees to hear a claim, it may determine that Cypriot law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Cypriot law. There is little binding case law in Cyprus that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Cyprus, you may not be able to collect any damages awarded by either a U.S. or foreign court.

We are exposed to fluctuations in currency exchange rates, which could negatively affect our financial condition and results of operations.

        Our functional currency is the U.S. Dollar and our expenses are primarily denominated in U.S. Dollars. However, a substantial portion of our revenue are denominated in euros. This foreign currency exposure gives rise to market risk associated with strengthening of the euro versus the U.S. Dollar. Additionally, certain of our euro-denominated banks accounts are subject to negative interest rates, and a further increase in such negative interest rates could adversely affect our financial condition and results of operations.

        In addition, increased international sales in the future may result in greater foreign currency denominated sales, increasing our foreign currency risk. Moreover, operating expenses incurred outside the United States and denominated in foreign currencies are increasing and are subject to fluctuations due to changes in foreign currency exchange rates. If we are not able to successfully hedge against the risks associated with currency fluctuations, our financial condition and results of operations could be adversely affected. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedging transactions may be limited and we may not be able to successfully hedge our exposure, which could adversely affect our financial condition and results of operations.

We are subject to various laws and regulations in the jurisdictions in which we operate, many of which are unsettled or are subject to change. We may be unable to identify or address regulatory changes in timely manner or at all, which could lead to additional compliance costs, customer claims and investigations by regulators, which in turn, can have a material adverse effect on our financial condition and results of operations.

        We are subject to a variety of laws in the jurisdictions in which we operate, including laws regarding advertising, consumer protection, and intellectual property, which are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the United States. For example, in January 2021, we received an advice notice from the United Kingdom Advertising Standards Authority ("ASA") alleging that certain of our advertising on the Manchester Evening News website did not reflect the content of the game and could mislead consumers. While we have discontinued the advert referenced in the advice notice and no further action is expected from the ASA, we may be subject to further complaints and, as a result, our reputation may be harmed and our business, prospects, financial condition and results of operations could be materially and adversely affected.

        Additionally, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the adverts posted or the content provided by users. It is also likely that as our business grows and evolves and our games are played in a greater number of countries, we will become subject to laws and regulations in additional jurisdictions. We are potentially subject to a number of foreign and domestic laws and regulations that affect the offering of certain types of content, such as that which depicts violence, many of which are ambiguous, still evolving and could be interpreted in ways that could harm our business or expose us to liability. It is difficult to predict how existing laws will be applied to our business and the new laws to which we may become subject.

        We may be unable to identify or address regulatory changes in a timely manner or at all, which could lead to additional compliance costs, customer claims and investigations by regulators, which in turn, can have a material adverse effect on our financial condition and results of operations. We may be forced to implement new measures to address regulatory changes, which may require us to expend substantial resources or to modify our games, which would harm our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business and operating results.

We have no controlling shareholders, however, the loss of one or more of our largest shareholders could significantly harm our business.

        We are closely held by a diverse group of shareholders. Our largest shareholders include our co-founders, Andrey Fadeev and Boris Gertsovskiy and Everix Investments Limited, who will beneficially own an aggregate of approximately 16.9%, 16.9% and 38.7%, respectively, of outstanding Pubco ordinary shares, assuming none of Kismet's existing public shareholders exercise their redemption rights, and whose individual interests will influence the decision-making process of the Company by means of their representation on Pubco's Board of Directors. As a result, we have no single controlling shareholder able to influence key decision making and therefore any disagreements among our largest shareholders could potentially adversely affect the key decision-making process, which could result in significant disruptions to our business and may materially adversely affect our business, results of operations, cash flows or financial condition. For example, in 2018 one of the shareholders of the Company filed a petition in a Cypriot court for the appointment of an interim receiver and / or liquidator to protect and preserve the value of the assets of the company. The petition was dismissed by the court following resolution. Conversely, these shareholders, acting together, could have significant influence over the outcome of matters submitted to our shareholders for approval, including the election or removal of directors; any amendments to our articles of incorporation or bylaws; any merger, consolidation or sale of all or substantially all of our assets; and over the management and affairs of the Company. Furthermore, Pubco's articles of association will contain provisions requiring certain matters to be approved by a supermajority vote of directors (all directors minus one) that effectively allow a director to block actions that other directors believe are in the best interests of the Company and may materially adversely affect our business, results of operations, cash flows or financial condition.

        Matters that require the approval of a supermajority of directors include:

(a)
redemption or repurchase of the shares of the Company (subject to the approval of the shareholder whose shares are to be acquired or redeemed, save in circumstances where the Companies Act permits the compulsory redemption or repurchase of shares);

(b)
creating new classes of shares and setting the rights and privileges attaching thereto;

(c)
amending the Amended and Restated Memorandum and Articles of Association of the Company (subject to certain limitations imposed by the Companies Act, set out below), and/or giving prior approval to amendments to the Amended and Restated Memorandum and Articles of Association which are subsequently approved by the shareholders of the Company;

(d)
issuance of shares with an aggregate value greater than 5% of the revenue of the Company;

(e)
declaring dividends, and adopting or amending any dividend policy;

(f)
setting the size of the board of directors of the Company;

(g)
incurring indebtedness of the Company in an amount greater than 5% of the revenue of the Company;

(h)
the Company extending credit or making any advance or capital contribution to or in any third party (other than in connection with working capital matters or ordinary-course employee advances) for an amount in excess of 0.5% of the revenue of the Company;

(i)
the acquisition by the Company or its subsidiaries of share stakes in other companies (other than ordinary course treasury operations of the relevant entity) or the acquisition of assets constituting a business, in each case where the value of such acquisition (whether completed in one transaction or a series of related transactions) exceeds $1,000,000 (one million US dollars);

(j)
the Company or any of its subsidiaries entering into joint ventures with any person;

(k)
the Company or any of its subsidiaries establishing or amending any profit-sharing, share-option or other similar incentive scheme for directors, officers or employees (save where such scheme has been previously approved);

(l)
the Company adopting the strategy and business plan and any changes or modifications thereto (subject to certain dispute resolution mechanisms set out in the Amended and Restated Memorandum and Articles of Association of the Company);

(m)
any sale of all or substantially all of the business or assets of the Company or its subsidiaries;

(n)
any actions to be decided by the Company in relation to exercising warrants over shares in the Company;

(o)
the appointment or removal of a Chief Executive Officer; and

(p)
the appointment of a voluntary liquidator or the initiation of any dissolution, bankruptcy filing or similar action of the Company or any of its subsidiaries.

        The limitations on the ability of the directors to amend the Amended and Restated Memorandum and Articles of Association are set out below. The directors do not have the power to amend the Amended and Restated Memorandum and Articles of Association:

(a)
to restrict the rights or powers of the shareholders to amend the memorandum or articles of association;

(b)
to change the percentage of shareholders required to pass a resolution to amend the memorandum or articles; or

(c)
in circumstances where the memorandum or articles cannot be amended by the shareholders.

        The beneficial owners of Everix Investments Limited are Igor Bukhman and Dmitrii Bukhman, founders of Playrix (the leading global mobile games developer), which is a competitor of the Company. As a result, they may have a conflict of interest in certain decision-making processes, which may be adverse to that of the Company or our shareholders.

        Our largest shareholders have particular expertise in various aspects essential to the ongoing operations and growth plans of the Company. Any loss of any particular group of shareholders that contributes its expertise to the Company, either by way of disposition of shares and/or discontinuation of their representation on our Board of Directors, could result in the loss of expertise essential to the ongoing operations and growth plans of the Company and could result in significant disruptions to our business, and therefore be materially adverse.

Expansion into new international markets, such as China, would subject us to increased regulatory oversight and regulatory, economic, social, health and political uncertainties, which could cause a material adverse effect on our business, financial position, and results of operations.

        We may in the future expand our business and operations into new international jurisdictions in which we have limited operating experience, including with respect to seeking regulatory approvals and marketing and selling our games, products and services. For example, our growth in China could be limited by the available legal protections uncertain aspects of the PRC legal system. Furthermore, under the PRC legal system, the government's intervention power can be more expansive than in other jurisdictions. The PRC legal system is a civil law system based on written statutes. Unlike common law systems, decided legal cases have little precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, these laws, regulations and legal requirements change frequently, and their interpretation and enforcement involve uncertainties. The PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection available than in other legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. Furthermore, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Additionally, the Chinese central government exercises significant control over the Chinese economy, including through controlling capital, foreign currency exchange, foreign exchange rates and tax regulations, providing preferential treatment to certain industry segments or companies and issuing required licenses to conduct business. These uncertainties could limit our growth potential in China, which could have a material adverse effect on our business.

Changes in tax law and differences in interpretation of tax laws and regulations may adversely impact our financial statements.

        We operate in multiple jurisdictions and are subject to tax laws and regulations of the U.S. federal, state and local and non-U.S. governments. U.S. federal, state and local and non-U.S. tax laws and regulations are complex and subject to varying interpretations. U.S. federal, state and local and non-U.S. tax authorities may interpret tax laws and regulations differently than we do and challenge tax positions that we have taken. This may result in differences in the treatment of revenues, deductions, credits and/or differences in the timing of these items. The differences in treatment may result in payment of additional taxes, interest or penalties that could have an adverse effect on our financial condition and results of operations. Further, future changes to U.S. federal, state and local and non-U.S. tax laws and regulations could increase our tax obligations in jurisdictions where we do business, or are deemed to do business, for tax purposes, or require us to change the manner in which we conduct some aspects of our business.

Due to the nature of our business, we are likely subject to significant taxes and fees that could increase at any time and could materially affect our financial condition and results of operations.

        The gaming industry represents a significant source of tax revenue to many jurisdictions. Gaming companies are currently subject to significant taxes and fees in addition to normal corporate income taxes, and such taxes and fees are subject to increase at any time. From time to time, various legislators and other government officials have proposed and adopted changes in tax laws, or in the administration or interpretation of such laws, affecting the gaming industry. For example, the Russian tax authorities have recently started discussing the imposition of a tax on the use of customer data for marketing and other purposes and similar taxes may be adopted by other jurisdictions in which we operate. In addition, any worsening of economic conditions and the large number of jurisdictions with significant current or projected budget deficits could intensify the efforts of governments to raise revenues through increases in gaming taxes and/or other taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration or interpretation or enforcement of such laws. Any material increase in tax rates, or the adoption of additional taxes or fees, could have a material adverse effect on our business, financial condition, results of operations and prospects.

        Additionally, tax authorities may impose indirect taxes on internet-related commercial activity based on existing statutes and regulations or newly enacted law. Tax authorities may interpret existing tax laws originally enacted for commercial activities that are physically carried out and apply it to internet-based activities as well. The application of such laws may be inconsistent from jurisdiction to jurisdiction. Our in-jurisdiction activities may vary from period to period which could result in differences in nexus from period to period.

Risks Relating to the Russian Federation and Nexters operations in Russia

Political or other risks in Russia could adversely affect our business.

        The majority of our game developers are located in Russia and, as of December 31, 2020, we derived 15% of our total revenue from the Former Soviet Union countries. Additionally, we have operating subsidiaries located in Russia. Any change in the Russian Government or its program of reform or lack of consensus between the Russian President, the Prime Minister, the Russian Government, the Parliament and powerful economic groups could lead to political instability, which could pose a risk to our continued business operations in the region.

        Russia is a federative state consisting of 85 constituent entities, or "subjects." The Russian Constitution reserves some governmental powers for the Russian Government, some for the subjects and some for areas of joint competence. In addition, eight "federal districts" ("federal'nye okruga"), which are overseen by a plenipotentiary representative of the President, supplement the country's federal system. The delineation of authority among and within the subjects is, in many instances, unclear and contested, particularly with respect to the division of tax revenues and authority over regulatory matters. For these reasons, the Russian political system is vulnerable to tension and conflict between federal, subject and local authorities. This tension creates uncertainties in the operating environment in Russia, which may prevent us from carrying out our strategy effectively. The risks associated with these events or potential events could materially and adversely affect the investment environment and overall consumer and entrepreneurial confidence in Russia, and our business, prospects, financial condition and results of operations could be materially and adversely affected.

        Political and economic relations between Russia the United States and the European Union are complex. The Russian economy has often been impacted by actions taken by governments outside of Russia and by political risk within Russia. The United States, the European Union and certain other countries have imposed economic sanctions on certain Russian government officials, private individuals and Russian companies, as well as "sectoral" sanctions affecting specified types of transactions with named participants in certain industries, including named Russian financial state-owned institutions, and sanctions that prohibit most commercial activities of U.S. and EU persons in Crimea and Sevastopol. In 2019 and 2020, these sanctions were prolonged and extended. Although we do not operate in any sectors of the Russian economy that have been targeted by U.S. or EU sanctions and have no reason to believe that we would be targeted by any sanctions in the future, further confrontation in Ukraine and any escalation of related tensions between Russia and the United States and/or the European Union, the continuation of existing sanctions, the imposition of further sanctions, or uncertainty regarding the scope thereof, could have a prolonged adverse impact on the Russian economy, particularly levels of disposable income, consumer spending and consumer confidence, which could impact our revenue stream from paying users in Russia and could have a material adverse impact on our financial condition, results of operations or prospects.

        Furthermore, high levels of corruption reportedly exist in Russia, including the bribing of officials for the purpose of initiating investigations by government agencies. Corruption and other illegal activities could disrupt our ability to conduct our business effectively, and claims that the we are involved in such corruption or illegal activities could generate negative publicity, of which could harm our financial condition, results of operations or prospects.

Economic and other risks in Russia could adversely affect our business.

        The majority of our game developers are located in Russia and, as of December 31, 2020, we derived 15% of our total revenue from the Former Soviet Union. Additionally, we have operating subsidiaries located in Russia. Operating a business in an emerging market such as Russia can involve a greater degree of risk than operating a business in more developed markets.

        Over the last two decades, the Russian economy has experienced or continues to experience at various times:

  •
  significant volatility in its GDP;

  •
  the impact of international sanctions;

  •
  high levels of inflation;

  •
  increases in, or high, interest rates;

  •
  sudden price declines in oil and other natural resources;

  •
  instability in the local currency market;

  •
  budget deficits;

  •
  the continued operation of loss-making enterprises due to the lack of effective bankruptcy proceedings;

  •
  capital flight; and

  •
  significant increases in poverty rates, unemployment and underemployment.

        The Russian economy has been subject to abrupt downturns in the past, including as a result of the global financial crisis, and, as an emerging market, remains particularly vulnerable to further external shocks and any future fluctuations in the global markets. For example, the recent outbreak of COVID-19, as described further in the risk factor entitled "—The recent COVID-19 pandemic and similar health epidemics, contagious disease outbreaks and public perception thereof, could significantly disrupt our operations and adversely affect our business, results of operations, cash flows or financial condition," has materially adversely affected the Russian economy due to mitigation measures to reduce the spread of the virus and the impact of the sharp decline in oil demand, among other factors. Any deterioration in the general economic conditions in Russia (whether or not as a result of the events mentioned above) could have a material adverse effect on the Russian economy and may result in a loss of revenue from paying players, as well as potential flight of human capital, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

The legal framework governing data protection and related internet services in Russia is not well developed, and we may be subject to the newly adopted legislation, as well as the changes to the existing legislation, which may be costly to comply with or may limit our flexibility to run our business.

        As the internet continues to develop on a global scale and, in particular, in Russia, new laws and regulations relating to the use of the internet in general may be adopted. These laws and regulations may further govern the collection, use and protection of data, buyer protection, online payments, pricing, anti-bribery, tax, website contents and other aspects relevant to our business. The adoption or modification of laws or regulations relating to our operations could adversely affect our business by increasing compliance costs, including as a result of confidentiality or security breaches in case of non-compliance and administrative burdens. We must comply with applicable regulations in Russia, and any non-compliance could lead to fines and other sanctions imposed by the Russian government authorities.

        Over the recent years, a number of legislative initiatives related to the internet were submitted to the Russian State Duma, the lower house of the Russian Parliament, and a few of them were further signed into laws. For example, in December 2018, a draft law aimed at ensuring the safe and sustainable functioning of the internet in Russia was submitted for consideration to the Russian State Duma and, in April 2019, the draft law was adopted. The law requires Russian telecommunications operators to install new equipment to ensure that the Russian internet functions autonomously in case the global internet is not operating in Russia, and introduces the notion of the Russian national domain zone. It is currently unclear how this law might affect our operations, and there can be no assurances that this may not negatively affect our business or operations. Russia may adopt further laws to implement the Russian domain zone, which may have an unknown effect on us. Furthermore, we may not timely and effectively scale and adapt our existing technology and network infrastructure to ensure our websites are accessible within an acceptable load time, and longer load times may result in a loss of players, which may adversely affect our business.

        In addition, a number of legislative initiatives, including a draft law regulating big data, are reportedly under consideration. If any such initiatives applicable to the use of the internet and the e-commerce sector are adopted, we may be required to comply with the new requirements, and such compliance may require us to introduce further security protection measures or make further costly investments in our IT infrastructure, and our business, prospects, financial condition and results of operations could be materially and adversely affected.

Legal risks in Russia could materially adversely affect our operations and Russian tax legislation is subject to frequent change.

        Among the risks of the Russian legal system are: inconsistencies among laws, presidential decrees, and government and ministerial orders and resolutions; conflicting local, regional and federal laws and regulations; the untested nature of the independence of the judiciary and its sensitivity to economic or political influences; substantial gaps in the regulatory structure due to the delay or absence of implementing legislation; a high degree of discretion on the part of governmental authorities; reported corruption within governmental entities and other governmental authorities; the relative inexperience of judges and courts in interpreting laws applicable to complex transactions; and the unpredictability of enforcement of foreign judgments and foreign arbitral awards. Many Russian laws and regulations are construed in a way that provides for significant administrative discretion in application and enforcement. Unlawful, selective or arbitrary actions of the Russian Government have reportedly included the denial or withdrawal of licenses, sudden and unexpected tax audits, criminal prosecutions, and civil claims. Any of the above events may have a material adverse effect on our financial condition, results of operations or prospects.

        Despite certain improvements in the taxation system made by the Russian Government over the past decade, Russian tax legislation is still subject to frequent change, varying interpretations, and inconsistent and selective enforcement. There are currently no clear rules for distinguishing between lawful tax optimization and tax evasion. In addition, Russian tax laws do not contain detailed rules on the taxation in Russia of foreign companies. As such, taxpayers often have to resort to court proceedings to defend their position against the Russian tax authorities. However, in the absence of consistent court practice or binding precedents, there is inconsistency amongst court decisions. Further, the possibility exists that the Russian Federation would impose arbitrary or onerous taxes and penalties in the future, which could have a material adverse effect on our financial condition, results of operations or prospects.

Risks Related to Kismet and the Proposed Transactions

Unless the context otherwise requires, all references in this subsection to "we," "us," or "our" refer to Kismet.

We may not be able to complete the Proposed Transactions or any other business combination within the prescribed time frame, in which case we would cease all operations except for the purpose of winding up and we would redeem our public shares and thereafter commence a voluntary liquidation, in which case our public shareholders may receive only $10.00 per share, or less than such amount in certain circumstances, and our warrants will expire worthless.

        We must complete a business combination by August 10, 2022. We may not be able to consummate the Proposed Transactions or any other business combination by that date. If we have not completed a business combination by that date, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem our public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of our then outstanding public shares, which redemption will completely extinguish our public shareholders' rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the company, subject in each case to our obligations under the laws of the British Virgin Islands to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may receive only $10.00 per share, or less than $10.00 per share, on the redemption of their shares, and our warrants will expire worthless. In certain circumstances, our public shareholders may receive less than $10.00 per share on the redemption of their shares. See "—If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share" and other risk factors herein.

The Sponsor, directors, executive officers, advisors or any of their affiliates may elect to purchase shares from our public shareholders, which may influence a vote on the Proposed Transactions and reduce the public "float" of our ordinary shares.

        The Sponsor, directors, executive officers, advisors or any of their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, although they are under no obligation to do so. Please see "Information Related to Kismet—Permitted Purchases of our Securities" for a description of how such persons will determine from which shareholders to seek to acquire shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, executive officers, advisors or any of their affiliates purchase our public shares in privately negotiated transactions from our public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of our initial business combination and thereby increase the likelihood of obtaining shareholder approval of the Proposed Transactions, or to satisfy the closing condition in the Business Combination Agreement requiring us to have a minimum net worth or a certain amount of cash at the closing of the

Proposed Transactions, where it appears that such requirement would otherwise not be met. This may result in the completion of the Proposed Transactions that may not otherwise have been possible.

        In addition, if such purchases are made, the public "float" of our ordinary shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.

        Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business, except our independent registered public accounting firm, execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party's engagement would be significantly more beneficial to us than any alternative.

        Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by our public shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. In order to protect the amounts held in the Trust Account, the Sponsor has agreed it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Kismet public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If we liquidate, distributions, or part of them, may be delayed while the liquidator determines the extent of potential creditor claims.

        If we do not complete our initial business combination by August 10, 2022, we will be required to redeem our public shares using the available funds in the Trust Account pursuant to our amended and restated memorandum and articles of association, resulting in our repayment of available funds in the Trust Account. Following this redemption, we will proceed to commence a voluntary liquidation and thereby a formal dissolution of the company. In connection with such a voluntary liquidation, the liquidator would give notice to our creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in at least one newspaper published in the British Virgin Islands newspaper and in at least one newspaper circulating in the location where the company has its principal place of business, and taking any other steps he considers appropriate, after which our remaining assets would be distributed.

        As soon as our affairs are fully wound-up, if we were to liquidate, the liquidator must complete his statement of account and will then notify the Registrar of Corporate Affairs in the British Virgin Islands (the "Registrar") that the liquidation has been completed. However, the liquidator may determine that he requires additional time to evaluate creditors' claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). Also, a creditor or shareholder may file a petition with the British Virgin Islands court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our remaining assets.

        To the extent that any liquidation proceedings of the company were to be commenced prior to the redemption of our public shares (and the distribution of available funds in the Trust Account) referred to above under British Virgin Islands law, the funds held in our Trust Account may be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any such claims deplete the Trust Account we may not be able to return to our public shareholders the full redemption amounts which would be otherwise payable to them.

If we are unable to consummate our initial business combination by August 10, 2022, our public shareholders may be forced to wait beyond the ten business day period thereafter before redemption from our Trust Account.

        If we are unable to consummate our initial business combination by August 10, 2022, we will, as promptly as reasonably possible but not more than ten business days thereafter, redeem all our public shares then outstanding at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account not previously released to us to pay our taxes, if any, less up to $100,000 of interest for our dissolution expenses, divided by the number of our then outstanding public shares and cease all operations except for the purposes of winding up of our affairs by way of a voluntary liquidation, as further described herein. Any redemption of our public shareholders from the Trust Account shall be effected automatically by function of our amended and restated memorandum and articles of association prior to our commencing any voluntary liquidation. If we are required to liquidate prior to distributing the aggregate amount then on deposit in the Trust Account, then such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act and/or the Insolvency Act. In that case, investors may be forced to wait beyond the ten business days following August 10, 2022 before the redemption proceeds of our Trust Account become available to them, and they receive the return of their portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our amended and restated memorandum and articles of association and then only in cases where investors have sought to redeem their Kismet ordinary shares. Only upon our redemption or any liquidation will our public shareholders be entitled to distributions if we are unable to complete our initial business combination.

If deemed to be insolvent, distributions, or part of them, may be delayed while the insolvency liquidator determines the extent of potential creditor claims. In these circumstances, prior payments made by the company may be deemed "voidable transactions."

        If we do not complete our initial business combination by August 10, 2022, we will be required to redeem our public shares from the Trust Account pursuant to our amended and restated memorandum and articles of association.

        However, if at any time we are deemed insolvent for the purposes of the Insolvency Act (i.e. (i) we fail to comply with the requirements of a statutory demand that has not been set aside under section 157 of the Insolvency Act; (ii) execution or other process issued on a judgment, decree or order of a British Virgin Islands court in favor of a creditor of the company is returned wholly or partly unsatisfied; or (iii) either the value of the company's liabilities exceeds its assets, or the company is unable to pay its debts as they fall due), we are required to immediately enter insolvent liquidation. In these circumstances, a liquidator will be appointed who will give notice to our creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in at least one newspaper published in the British Virgin Islands newspaper and in at least one newspaper circulating in the location where the company has its principal place of business, and taking any other steps he considers appropriate, after which our assets would be distributed. Following the process of insolvent liquidation, the liquidator will complete its final report and accounts and will then notify the Registrar. The liquidator may determine that he requires additional time to evaluate creditors' claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). Also, a creditor or shareholder may file a petition with the British Virgin Islands court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our assets to our public shareholders. In such liquidation proceedings, the funds held in our Trust Account may be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any such claims deplete the Trust Account we cannot assure you we will be able to return to our public shareholders the amounts otherwise payable to them.

        If we are deemed insolvent, then there are also limited circumstances where prior payments made to our shareholders or other parties may be deemed to be a "voidable transaction" for the purposes of the Insolvency Act. A voidable transaction would be, for these purposes, payments made as "unfair preferences" or "transactions at an undervalue." Where a payment was a risk of being a voidable transaction, a liquidator appointed over an insolvent company could apply to the British Virgin Islands court for an order, inter alia, for the transaction to be set aside as a voidable transaction in whole or in part.

        The Sponsor has waived its right to participate in any liquidation distribution with respect to the Kismet founder shares. We will pay the costs of our liquidation and distribution of the Trust Account from the remaining assets outside the Trust Account and up to $100,000 of interest that accrued in the Trust Account that may be used for this purpose. In addition, pursuant to a written agreement, the Sponsor has agreed that it will be liable to us, for all claims of creditors to the extent that we fail to obtain executed waivers from such entities in order to protect the amounts held in trust, except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. However, we cannot assure you that the liquidator will not determine that he or she requires additional time to evaluate creditors' claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). We also cannot assure you that a creditor or shareholder will not file a petition with the British Virgin Islands court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our assets to our public shareholders.

If deemed to be insolvent, distributions made to our public shareholders, or part of them, from our Trust Account may be subject to claw back in certain circumstances.

        If we do not complete our initial business combination by August 10, 2022, and instead distribute the aggregate amount then on deposit in the Trust Account (less interest previously released to us to pay taxes, if any, and less up to $100,000 in interest reserved for expenses in connection with our dissolution) to our public shareholders by way of redemption, it will be necessary for our directors to pass a board resolution approving the redemption of those Kismet ordinary shares and the payment of the proceeds to our public shareholders. Such board resolutions are required to confirm that we satisfy the solvency test prescribed by the Companies Act, (namely that our assets exceed our liabilities; and that we are able to pay our debts as they fall due). If, after the redemption proceeds are paid to our public shareholders, it transpires that our financial position at the time was such that it did not satisfy the solvency test, the Companies Act provides a mechanism by which those proceeds could be recovered from our public shareholders. However, the Companies Act also provides for circumstances where such proceeds could not be subject to claw back, namely where (a) our public shareholders received the proceeds in good faith and without knowledge of our failure to satisfy the solvency test; (b) a Kismet public shareholder altered its position in reliance of the validity of the payment of the proceeds; or (c) it would be unfair to require repayment of the proceeds in full or at all.

The Sponsor, officers and directors have agreed to vote in favor of the Proposed Transactions, regardless of how our public shareholders vote.

        Unlike many other blank check companies in which the Initial Shareholders agree to vote their Kismet founder shares in accordance with the majority of the votes cast by our public shareholders in connection with an initial business combination, the Sponsor, officers and directors have agreed to vote their Kismet ordinary shares, as well as any Kismet ordinary shares purchased after the IPO, in favor of the Proposed Transactions, and own 21.3% of the outstanding Kismet ordinary shares. Accordingly, it is more likely that the necessary shareholder approval to complete the Proposed Transactions will be received than would be the case if the Sponsor, officers and directors agreed to vote their Kismet ordinary shares in accordance with the majority of the votes cast by our public shareholders.

The Sponsor and our executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this registration statement on Form F-4 and the proxy statement/prospectus included herein.

        When you consider the recommendation of our board of directors in favor of approval of the Business Combination Proposal and the Adjournment Proposal, you should keep in mind that certain of our directors and officers have interests in the Proposed Transactions that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

  •
  the beneficial ownership of the Sponsor of 6,750,000 Kismet founder shares, which shares would become worthless if we do not complete a business combination within the applicable time period, as the Sponsor waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $            based on the closing price of the Kismet ordinary shares of $            on Nasdaq on                        , 2021, the record date for the special meeting of shareholders;

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  the beneficial ownership of each of our three independent directors of an option to purchase 40,000 Kismet ordinary shares at an exercise price of $10.00 per share, which will vest upon the consummation of the Proposed Transactions and will expire worthless if we fail to complete a business combination within the required time period;

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  the Sponsor and our executive directors and officers are expected to hold an aggregate of approximately 5.7% of the outstanding Pubco ordinary shares upon the consummation of the Proposed Transactions, assuming (i) none of the options held by three of Kismet's independent directors are exercised and (ii) none of our existing public shareholders exercise their redemption rights;

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  Our directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on our behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

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  the potential continuation of Ivan Tavrin as a director of Pubco; and

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  the continued indemnification of our current directors and officers and the continuation of directors' and officers' liability insurance after the consummation of the Proposed Transactions.

        These interests may influence our directors in making their recommendation to vote in favor of the Business Combination Proposal and the other proposals described in this registration statement on Form F-4 and the proxy statement/prospectus included herein. You should also read the section entitled "Summary of the Proxy Statement/Prospectus—The Proposed Transactions."

The shares beneficially owned by the Sponsor, our officers and directors will not participate in liquidation distributions and, therefore, our officers and directors may have a conflict of interest in determining whether a particular target business is appropriate for our initial business combination.

        The Sponsor, officers, directors and director nominees have entered into respective letter agreements with us, pursuant to which the Sponsor has agreed to waive its redemption rights with respect to its Kismet founder shares, and the Sponsor, officers, directors and director nominees have agreed to waive their redemption rights with respect to any of our public shares they may acquire in connection with the completion of the Proposed Transactions or any other initial business combination. The Sponsor has also waived its right to receive distributions with respect to its Kismet founder shares upon our liquidation if we are unable to consummate an initial business combination. Accordingly, the Kismet founder shares will be worthless if we do not consummate an initial business combination. The Kismet private placement warrants and any other Kismet warrants they acquire will also be worthless if we do not consummate an initial business combination. The personal and financial interests of the Sponsor, officers and directors may influence their motivation in timely identifying and selecting a target business and completing a business combination, especially if the Proposed Transactions are not approved. Consequently, our directors' and officers' discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our shareholders' best interest.

Activities taken by our shareholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on our ordinary shares.

        At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Kismet or its securities, the Sponsor, the Company or the Company's shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of our ordinary shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to complete the Proposed Transactions where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on our ordinary shares.

        In addition, pursuant to the A&R Forward Purchase Agreement, the Sponsor has committed to purchase an aggregate of 5,000,000 Pubco shares and 1,000,000 Pubco warrants prior to the Share Acquisition Closing for an aggregate purchase price of $50,000,000. Such purchase may, therefore, be at a price per share that is less than the then-current market price of our ordinary shares and could have a depressive effect on the market price of our ordinary shares.

The exercise of discretion by Kismet's directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of Kismet securityholders.

        In the period leading up to the Closing, other events may occur that, pursuant to the Business Combination Agreement, would require Kismet to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that Kismet is entitled to under the Business Combination Agreements. Such events could arise because of changes in the course of the Company's business, a request by the Company to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement, the occurrence of events that would have a material adverse effect on the Company's business and would entitle us to terminate the Business Combination Agreement, or other reasons. In any of such circumstances, it would be in Kismet's discretion, acting through its board of directors, to grant Kismet's consent or waive its rights. For example, Kismet agreed to a waiver of the requirement under the Business Combination Agreement for the Company to deliver audited consolidated financial statements for the fiscal year ended December 31, 2018 on the basis of their exclusion from this proxy statement/prospectus in reliance upon the exemptions available to emerging growth companies.

        The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for Kismet and its securityholders and what he may believe is best for himself or his affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Kismet does not believe there will be any changes or waivers that its directors and officers would be likely to make after shareholder approval of the Proposed Transactions has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the transaction that would have a material impact on the shareholders, Kismet will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of its shareholders with respect to the Business Combination Proposal.

Kismet's board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Proposed Transactions and, as a result, the terms may not be fair from a financial point of view to the Kismet public shareholders.

        In analyzing the Proposed Transactions, Kismet's board of directors conducted significant due diligence on the Company. For a complete discussion of the factors utilized by Kismet's board of directors in approving the Proposed Transactions, see the section entitled, "Proposal No. 1—The Business Combination Proposal—Kismet's Board of Directors' Reasons for Approval of the Proposed Transactions." Kismet's board of directors believes, because of the financial skills and background of its directors, it was qualified to conclude that the Proposed Transactions were fair from a financial perspective to its shareholders and that the Company's fair market value was at least 80% of Kismet's net assets (excluding deferred underwriting discounts and commissions). Notwithstanding the foregoing, Kismet's board of directors did not obtain a fairness opinion to assist it in its determination. Accordingly, investors will be relying solely on the judgment of Kismet's board of directors in valuing the Company's business, and Kismet's board of directors may be incorrect in its assessment of the Proposed Transactions. The lack of a fairness opinion may also lead an increased number of Kismet public shareholders to vote against the Business Combination Proposal or demand redemption of their shares for cash, which could potentially impact Kismet's ability to consummate the Transactions or materially and adversely affect Nexter's liquidity following the consummation of the Transactions.

Kismet's and the Company's ability to consummate the Proposed Transactions, and the operations of Pubco following the Proposed Transactions, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

        In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a "Public Health Emergency of International Concern." On January 31, 2020, the U.S. Department of Health and Human Services declared a public health emergency for the United States to aid the U.S., and on March 11, 2020, the World Health Organization characterized the COVID-19 outbreak as a "pandemic."

        The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Proposed Transactions, and the business of the Company or Pubco following the Proposed Transactions could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

        The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and Kismet's and the Company's ability to consummate the Proposed Transactions and Pubco's financial condition and results of operations following the Proposed Transactions may be materially adversely affected. Each of Kismet, the Company and Pubco may also incur additional costs due to delays caused by COVID-19, which could adversely affect Pubco's financial condition and results of operations.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

        On April 12, 2021, the staff of the Securities and Exchange Commission (the "SEC Staff") issued a public statement entitled "Staff Statement on Accounting and Reporting Considerations for warrants issued by Special Purpose Acquisition Companies ("SPACs")" (the "SEC Staff Statement"). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC's balance sheet as opposed to equity. Specifically, the SEC Staff Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in our warrant and forward purchase agreements. As a result of the SEC Staff Statement, we reevaluated the accounting treatment of our warrants and units associated with our forward purchase agreement and pursuant to the guidance in ASC 815-40, determined that the private placement warrants should be classified as derivative liabilities measured at fair value on our balance sheet, with any changes in fair value to be reported each period in earnings on our statement of operations.

        As a result of the recurring fair value measurement, our financial statements may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

We have identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

        As described in Item 9A. "Controls and Procedures" of our Annual Report on Form 10-K/A filed June 8, 2021 (the "Form 10-K/A"), we identified a material weakness in our internal control over financial reporting related to the accounting for a significant transaction related to the warrants we issued in our private placement in August 2020. As a result of this material weakness, our management concluded that our disclosure controls and procedures were not effective as of December 31, 2020. This material weakness resulted in a material misstatement of our warrant liabilities, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit and related financial statements as of and for the period from June 3, 2020 through December 31, 2020 and unaudited condensed financial statements as of and for the period from June 3, 2020 through September 30, 2020.

        Any failure to maintain effective internal control over financial reporting or disclosure controls and procedures could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our ordinary shares are listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3 or Form S-4, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares to effect an acquisition. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

        We have commenced remediation efforts as discussed in Item 9A. "Controls and Procedures" of our Form 10-K/A to address the material weakness in internal control over financial reporting and ineffective disclosure controls and procedures. We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

Risks Related to Pubco Following the Consummation of the Proposed Transactions

Unless the context otherwise requires, all references in this subsection to "we," "us," or "our" refer to Kismet.

If we do not maintain a current and effective prospectus relating to the Pubco ordinary shares issuable upon exercise of the Pubco warrants issued in exchange for your Kismet warrants, you will only be able to exercise such Pubco warrants on a "cashless basis."

        If we do not maintain a current and effective prospectus relating to the Pubco ordinary shares issuable upon exercise of the Pubco public warrants issued in exchange for Kismet warrants as part of the Proposed Transactions, at the time that holders wish to exercise such Pubco warrants, they will only be able to exercise them on a "cashless basis." As a result, the number of Pubco ordinary shares that holders will receive upon exercise of the Pubco public warrants will be fewer than it would have been had such holders exercised their Pubco warrants for cash. Under the terms of the Pubco Warrant Agreement, we have agreed to use our commercially reasonable efforts to maintain a current and effective prospectus relating to the Pubco ordinary shares issuable upon exercise of the Pubco warrants until the expiration of the Pubco warrants. However, we cannot assure you that we will be able to do so. If we are unable to do so, the potential "upside" of the holder's investment in our company may be reduced. Notwithstanding the foregoing, the Pubco private placement warrants issued in exchange for Kismet warrants held by our officers, directors, the Sponsor or their affiliates as described elsewhere in this prospectus, as well as any other Pubco warrants that may be issued to them, may be exercisable for unregistered Pubco ordinary shares for cash even if the prospectus relating to the Pubco ordinary shares issuable upon exercise of the Pubco warrants is not current and effective.

An investor will be able to exercise a Pubco warrant only if the issuance of Pubco ordinary shares upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the Pubco warrants.

        No Pubco public warrants will be exercisable for cash and we will not be obligated to issue Pubco ordinary shares unless the shares issuable upon such exercise have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Pubco warrants. At the time that the Pubco warrants become exercisable, we expect to that Pubco's securities will be listed on a national securities exchange, which would provide an exemption from registration in every state. Accordingly, we believe holders in every state will be able to exercise their Pubco warrants as long as our prospectus relating to the Pubco ordinary shares issuable upon exercise of the Pubco warrants is current. However, we cannot assure you of this fact. If the Pubco ordinary shares issuable upon exercise of the Pubco warrants are not qualified or exempt from qualification in the jurisdictions in which the holders of the Pubco warrants reside, the Pubco warrants may be deprived of any value, the market for the Pubco warrants may be limited and they may expire worthless if they cannot be sold.

The grant and future exercise of registration rights may adversely affect the market price of Pubco ordinary shares upon consummation of the Proposed Transactions.

        Pursuant to the New Registration Rights Agreement to be entered into in connection with the Proposed Transactions and which is described elsewhere in this proxy statement/prospectus, the Sponsor, certain shareholders of the Company can each demand that Pubco register their registrable securities under certain circumstances and will each have piggyback registration rights for these securities in connection with certain registrations of securities that Pubco undertakes. Pubco will bear the cost of registering these securities.

        The registration of these securities will permit the public sale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Pubco ordinary shares following the consummation of the Proposed Transactions.

After the Closing, Pubco will be able to issue additional ordinary shares upon the exercise of outstanding Pubco warrants, the exercise of the options granted to Kismet's independent directors, and issuances pursuant to an equity incentive plan, all of which would increase the number of shares eligible for future resale in the public market and result in dilution to the combined company's shareholders.

        If the Proposed Transactions are completed, Kismet's outstanding warrants and Kismet options will convert automatically into Pubco warrants and Pubco options, respectively, to purchase Pubco ordinary shares, and Pubco will adopt an equity incentive plan, the total size of which will equal 5% of Pubco's outstanding issued shares as of immediately after the Share Acquisition Closing. The Pubco warrants will become exercisable on the later of 30 days after the completion of the Proposed Transactions and August 10, 2021 (the date falling 12 months from the closing of the IPO), and will expire at 5:00 p.m., New York City time, five years after the completion of the Proposed Transactions or earlier upon redemption or liquidation, and the options granted to Kismet's independent directors will be immediately exercisable. To the extent the warrants or options are exercised, or awards are made under Pubco's equity incentive plan, additional Pubco ordinary shares will be issued, which will result in dilution to Pubco's shareholders and increase the number of Pubco ordinary shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such securities may be exercised could adversely affect the market price of the Pubco ordinary shares.

Kismet's shareholders cannot be sure of the market value of the Pubco ordinary shares to be issued upon completion of the Proposed Transactions.

        The holders of Kismet ordinary shares issued and outstanding immediately prior to the consummation of the Proposed Transactions (other than any redeemed shares) will receive one Pubco ordinary share in exchange for each Kismet ordinary share held by them, rather than a number of shares with a particular fixed market value. The market value of Pubco ordinary shares issued in exchange for Kismet ordinary shares at the time of the consummation of the Proposed Transactions may vary significantly from the price of Kismet ordinary shares on the date the Business Combination Agreement was executed, the date of this registration statement on Form F-4 and the proxy statement/prospectus included herein or the date on which Kismet shareholders vote on the Proposed Transactions. Because the exchange ratio of the shares will not be adjusted to reflect any changes in the market prices of Kismet ordinary share, the market value of the Pubco ordinary shares issued in the Proposed Transactions and the Kismet ordinary shares surrendered in the Proposed Transactions may be higher or lower than the value of these shares on earlier dates. 100% of the consideration to be received for Kismet ordinary shares will be Pubco ordinary shares. Following consummation of the Proposed Transactions, the market price of Pubco's securities may be influenced by many factors, some of which are beyond its control, including those described above and the following:

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  changes in financial estimates by analysts;

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  announcements by it or its competitors of significant contracts, productions, acquisitions or capital commitments;

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  fluctuations in its quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

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  general economic conditions;

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  changes in market valuations of similar companies;

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  terrorist acts;

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  changes in its capital structure, such as future issuances of securities or the incurrence of debt;

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  future sales of Pubco ordinary shares ;

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  regulatory developments in the United States, foreign countries or both;

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  litigation involving Pubco, its subsidiaries or its general industry; and

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  additions or departures of key personnel.

        In addition, it is possible that the Proposed Transactions may not be completed until a significant period of time has passed after the special meeting of Kismet's shareholders. As a result, the market value of Kismet ordinary share may vary significantly from the date of the special meeting to the date of the completion of the Proposed Transactions. You are urged to obtain up-to-date prices for Kismet ordinary share. There is no assurance that the Proposed Transactions will be completed, that there will not be a delay in the completion of the Proposed Transactions or that all or any of the anticipated benefits of the Proposed Transactions will be obtained.

Subsequent to the completion of the Proposed Transactions, Pubco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Pubco's financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

        Although Kismet has conducted due diligence on the Company, we cannot assure you that our diligence surfaced all material issues that may be present inside the Company, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Company and outside of Kismet's control will not later arise. As a result of these factors, Pubco may be forced to later write-down or write off assets, restructure its operations, or incur impairment or other charges that could result in Pubco reporting losses. Even if Kismet's due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Kismet's preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on Kismet's liquidity, the fact that Kismet reports charges of this nature could contribute to negative market perceptions about Kismet or its securities. Accordingly, any shareholders who choose to remain shareholders following the Proposed Transactions could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Kismet's officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that this proxy statement/prospectus relating to the Proposed Transactions contained an actionable material misstatement or material omission.

Kismet public shareholders at the time of the Proposed Transactions who purchased their Kismet units in the IPO and do not exercise their redemption rights may pursue rescission rights and related claims.

        The Kismet public shareholders may allege that some aspects of the Proposed Transactions are inconsistent with the disclosure contained in the prospectus issued by Kismet in connection with the offer and sale in its IPO of Kismet units, including the structure of the Proposed Transactions. Consequently, a Kismet public shareholder who purchased shares in the IPO (excluding the Initial Shareholders) and still holds them at the time of the Proposed Transactions and who does not seek to exercise redemption rights might seek rescission of the purchase of the Kismet units such holder acquired in the IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in the value of such holder's shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. If shareholders bring successful rescission claims against Kismet, there may not be sufficient funds following the consummation of the Proposed Transactions to pay such claims, or if claims are successfully brought against Pubco following the consummation of the Proposed Transactions, Pubco's results of operations could be adversely affected and, in any event, Pubco may be required in connection with the defense of such claims to incur expenses and divert employee attention from other business matters.

Certain Company Shareholders will control Pubco following the Proposed Transactions and their interests may conflict with Pubco's or yours in the future.

        Immediately following the Proposed Transactions, three Company Shareholders will beneficially own approximately 72.5% of the outstanding Pubco ordinary shares, assuming that none of Kismet's public shareholders exercise their redemption rights and that no additional equity securities of Kismet or Pubco are issued, other than the Pubco ordinary shares to be purchased by the Sponsor pursuant to the terms of the A&R Forward Purchase Agreement. Moreover, these shareholders will have the right to designate directors subject to the maintenance of certain ownership requirements in Pubco. See "Description of Pubco's Securities" and "Beneficial Ownership of Securities." Even if and when these shareholders cease to own a majority of the outstanding Kismet ordinary shares, for so long as they continue to own a significant percentage of Pubco ordinary shares, they will still be able to significantly influence or effectively control the composition of the Pubco board of directors and the approval of actions requiring shareholder approval through their voting power. Accordingly, for such period of time, these will have significant influence with respect to Pubco's management, business plans and policies, including the appointment and removal of Pubco's officers. In particular, for so long as these shareholders continue to own a significant percentage of the outstanding Pubco ordinary shares, these will be able to cause or prevent a change of control of Pubco or a change in the composition of Pubco's board of directors and could preclude any unsolicited acquisition of Pubco. The concentration of ownership could deprive you of an opportunity to receive a premium for your Pubco ordinary shares as part of a sale of Pubco and ultimately might affect the market price of the Pubco ordinary shares.

Kismet's shareholders will have a reduced ownership and voting interest after consummation of the Proposed Transactions and will exercise less influence over management.

        After the completion of the Proposed Transactions, Kismet's shareholders will own a smaller percentage of Pubco than they currently own of Kismet. Upon completion of the Proposed Transactions, it is anticipated that Kismet's shareholders (including the Sponsor), will own approximately 17.9% of the Pubco ordinary shares issued and outstanding immediately after the consummation of the Proposed Transactions, assuming that none of the Kismet public shareholders exercise their redemption rights. Consequently, Kismet's shareholders, as a group, will have reduced ownership and voting power in Pubco compared to their ownership and voting power in Kismet.

If Pubco fails to maintain an effective system of disclosure controls and internal control over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

        As a U.S. public company, Pubco will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and the rules and regulations of the applicable listing standards of Nasdaq subject to applicable exemptions as long as Pubco qualifies as Foreign Private Issuer and Emerging Growth Company. Pubco's management expects that the requirements of these rules and regulations will continue to increase its legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on its personnel, systems and resources.

        The Sarbanes-Oxley Act requires, among other things, that Pubco maintains effective disclosure controls and procedures and internal control over financial reporting. In particular, Section 404 of the

Sarbanes-Oxley Act ("Section 404") will require Pubco to perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on, and its independent registered public accounting firm potentially to attest to, the effectiveness of its internal control over financial reporting. As an emerging growth company, Pubco's management expects to avail itself of the exemption from the requirement that its independent registered public accounting firm attest to the effectiveness of its internal control over financial reporting under Section 404. See "—As an "emerging growth company," Pubco cannot be certain if the reduced disclosure requirements applicable to "emerging growth companies" will make the Pubco ordinary shares less attractive to investors." However, Pubco may no longer avail itself of this exemption when it ceases to be an emerging growth company. At such time, Pubco's independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which its internal control over financial reporting is documented, designed or operating. As a public company, Pubco will be required to provide an annual management report on the effectiveness of its internal control over financial reporting commencing with its second annual report on Form 20-F. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on Pubco's business, results of operations and financial condition and could cause a decline in the trading price of the Pubco ordinary shares.

In connection with the preparation of the Company's consolidated financial statements as of and for the years ended December 31, 2020 and 2019, the Company has identified material weaknesses in its internal controls over financial reporting.

        The Company has a relatively short history of operations and, as a private company prior to the consummation of the Proposed Transactions, has had limited resources to dedicate towards addressing its internal controls and procedures. Although the Company is not yet subject to the certification or attestation requirements of Section 404 of the Sarbanes-Oxley Act, in connection with the audit of the Company's financial statements as of and for the year ended December 31, 2020 and 2019, the Company's management and its independent registered public accounting firm identified deficiencies that the Company concluded represented material weaknesses in its internal control over financial reporting, primarily attributable to (i) its lack of an effective control structure and oversight (including an audit committee or equivalent body at the board level) over the financial reporting process; (ii) lack of sufficient risk assessment over the revenue, tax, treasury and procurement processes to identify, assess and manage risks, including the development of formalized policies and procedures with adequate segregation of duties and the development of control activities to mitigate risks; (iii) insufficient accounting and financial reporting resources; and (iv) lack of sufficient general controls over information technology systems relating to change management and controls over access within certain information systems. The Public Company Accounting Oversight Board, or PCAOB, has defined a material weakness as "a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis."

        The Company has developed a plan to remediate the material weaknesses, including (i) establishing an audit committee, (ii) designing and implementing improved processes and internal controls regarding the revenue, tax, treasury and procurement processes, (iii) hiring additional personnel dedicated to carrying out regular independent monitoring of general controls regarding information technology and to exercise controls regarding the revenue recognition process, (iv) establishing an access policy for its information systems, (v) improving controls over access rights management, including reviews of current access rights, user roles and access management procedures, and (vi) implementing change management control procedures for its information systems. The Company will not be able to fully remediate these material weaknesses until these steps have been completed and have been operating effectively for a sufficient period of time. There can be no assurance that the Company will be successful in pursuing these measures, or that these measures will significantly improve or remediate the material weaknesses described above.

        The Company, or following the completion of the Proposed Transactions, Pubco can give no assurance that material weaknesses in its internal control over financial reporting will not be identified in the future. Its failure to implement and maintain effective internal control over financial reporting could result in errors in its financial statements that could lead to a restatement of its financial statements, cause Pubco to fail to meet its reporting obligations and cause investors to lose confidence in its reported financial information, which may result in a decline in the market price of its shares.

Kismet, and following the initial business combination, Pubco, may face litigation and other risks as a result of the material weakness in Kismet's internal control over financial reporting.

        Kismet identified a material weakness in its internal controls over financial reporting. As a result of such material weakness, the restatement, the change in accounting for its private placement warrants, and other matters raised or that may in the future be raised by the SEC, Kismet, and following the initial business combination, Pubco, faces potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in Kismet's internal control over financial reporting and the preparation of Kismet's financial statements. As of the date of this proxy statement/prospectus, Kismet has no knowledge of any such litigation or dispute. However, no assurance can be provided that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on Kismet's, and following the initial business combination, Pubco's, business, results of operations and financial condition or Kismet's ability to complete a business combination.

As a foreign private issuer, Pubco is exempt from a number of rules under the U.S. securities laws and is permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of the Pubco ordinary shares.

        Pubco is a foreign private issuer, as such term is defined in Rule 405 under the Securities Act, however, under Rule 405, the determination of foreign private issuer status is made annually on the last business day of an issuer's most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to Pubco on June 30, 2022.

        As a foreign private issuer, Pubco is not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, Pubco is exempt from certain rules under the Exchange Act, that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the U.S. proxy rules under Section 14 of the Exchange Act (including the requirement applicable to emerging growth companies to disclose the compensation of its Chief Executive Officer and the other two most highly compensated executive officers on an individual, rather than an aggregate, basis). In addition, Pubco's officers and directors are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of its securities. Moreover, while Pubco's management expects to submit quarterly interim consolidated financial data to the SEC under cover of the SEC's Form 6-K, it will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies and will not be required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act. Furthermore, Pubco ordinary shares are not listed on any market in BVI and Pubco does not currently intend to list its ordinary shares on any market in BVI, the Company's home country. As a result, Pubco is not subject to the reporting and other requirements of companies listed in BVI. Accordingly, there may be less publicly available information concerning Pubco's business than there would be if Pubco or the Company were a public company organized in the United States.

Pubco may lose its foreign private issuer status in the future, which could result in significant additional cost and expense.

        In the future, Pubco would lose its foreign private issuer status if a majority of its shareholders, directors or management are U.S. citizens or residents and it fails to meet additional requirements necessary to avoid loss of foreign private issuer status. Although Pubco's management has elected to comply with certain U.S. regulatory provisions, its loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to Pubco under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If Pubco is not a foreign private issuer, it will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, the annual report on Form 10-K requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding the domestic compensation philosophy, objectives, annual total compensation (base salary, bonus, and equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form 20-F permits foreign private issuers to disclose compensation information on an aggregate basis. Pubco would also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors, and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. Pubco may also be required to modify certain of its policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, Pubco may lose its ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers.

Pubco will incur increased costs and obligations as a result of being a public company.

        As a privately held company, the Company has not been required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, Pubco will incur significant legal, accounting and other expenses that the Company was not required to incur in the recent past, particularly after it is no longer an "emerging growth company" as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act, and the rules and regulations of the SEC and national securities exchanges have created uncertainty for public companies and increased the costs and the time that Pubco's board of directors and management must devote to complying with these rules and regulations. Pubco's management expects these rules and regulations to increase its legal and financial compliance costs and lead to a diversion of management time and attention from revenues generating activities.

        Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management's attention from its focus on the Company's business strategy, which could prevent the Company from improving its business, results of operations and financial condition. The Company has made, and will continue to make, changes to its internal controls and procedures for financial reporting and accounting systems to meet its reporting obligations as a publicly traded company. However, the measures it takes may not be sufficient to satisfy Pubco's obligations as a publicly traded company.

        For as long as Pubco remains an "emerging growth company" as defined in the JOBS Act, it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies." Pubco may remain an "emerging growth company" until the fifth anniversary of the date on which the Pubco ordinary shares were offered in connection with the Proposed Transactions or until such earlier time that it has more than $1.07 billion in annual revenues, have more than $700 million in market value of Pubco's ordinary shares held by non-affiliates, or issue more than $1.00 billion of non-convertible debt over a three-year period. Further, there is no guarantee that the exemptions available to Pubco under the JOBS Act will result in significant savings. To the extent Pubco's management chooses not to use exemptions from various reporting requirements under the JOBS Act, Pubco will incur additional compliance costs, which may impact earnings.

As an "emerging growth company," Pubco cannot be certain if the reduced disclosure requirements applicable to "emerging growth companies" will make the Pubco ordinary shares less attractive to investors.

        Pubco is an "emerging growth company," as defined in the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of its internal controls over financial reporting from its independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Pubco's management cannot predict if investors will find its Pubco ordinary shares less attractive because it will rely on these exemptions. If some investors find Pubco's ordinary shares less attractive as a result, there may be a less active market for the Pubco ordinary shares and its share price may be more volatile.

If Pubco does not develop and implement all required accounting practices and policies, it may be unable to provide the financial information required of a U.S. publicly traded company in a timely and reliable manner.

        If Pubco fails to develop and maintain effective internal controls and procedures and disclosure procedures and controls, it may be unable to provide financial information and required SEC reports that a U.S. publicly traded company is required to provide in a timely and reliable fashion. Any such delays or deficiencies could penalize Pubco, including by limiting its ability to obtain financing, either in the public capital markets or from private sources and hurt its reputation and could thereby impede its ability to implement its growth strategy.

The price of Pubco's ordinary shares may be volatile.

        The price of Pubco's ordinary shares may fluctuate due to a variety of factors, including:

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  actual or anticipated fluctuations in its quarterly and annual results and those of other public companies in the industry; mergers and strategic alliances in the industry in which it operates;

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  market prices and conditions in the industry in which it operates;

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  changes in government regulation;

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  potential or actual military conflicts or acts of terrorism;

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  the failure of securities analysts to publish research about us, or shortfalls in its operating results compared to levels forecast by securities analysts;

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  announcements concerning the Company, Pubco or its competitors; and

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  the general state of the securities markets.

        These market and industry factors may materially reduce the market price of Pubco's ordinary shares, regardless of its operating performance.

Reports published by analysts, including projections in those reports that differ from Pubco's actual results, could adversely affect the price and trading volume of its ordinary shares.

        Pubco's management currently expects that securities research analysts will establish and publish their own periodic projections for its business. These projections may vary widely and may not accurately predict the results Pubco actually achieves. Pubco's share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on Pubco downgrades its stock or publishes inaccurate or unfavorable research about its business, its share price could decline. If one or more of these analysts ceases coverage of Pubco or fails to publish reports on it regularly, its share price or trading volume could decline. While Pubco's management expects research analyst coverage, if no analysts commence coverage of Pubco, the trading price and volume for its ordinary shares could be adversely affected.

Pubco may be a passive foreign investment company, or "PFIC," which could result in adverse U.S. federal income tax consequences to U.S. investors.

        If Pubco is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the section of this registration statement captioned "Proposal No. 1—The Business Combination Agreement Proposal—U.S. Federal Income Tax Considerations") of Pubco securities, the U.S. Holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Following the Merger, Pubco will be treated as the successor to Kismet for U.S. federal income tax purposes, and for the taxable year that includes the Business Combination Proposal and subsequent taxable years, the asset and income tests will be applied based on the assets and activities of the combined business. Based on the anticipated income and assets of the combined company, it is expected that Pubco generally would not meet the asset or income test in periods following the Business Combination Proposal. However, because PFIC status is based on income, assets and activities for the entire taxable year, it is not possible to determine PFIC status of Pubco for any taxable year until after the close of the taxable year. Accordingly, there can be no assurance that Pubco will not be considered a PFIC for any taxable year.

        U.S. Holders are urged to consult their own tax advisors regarding the possible application of the PFIC rules to holders of Pubco securities. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see "Proposal No. 1—The Business Combination Agreement Proposal—U.S. Federal Income Tax Considerations—PFIC Considerations."

Risks Relating to Redemptions of Kismet Public Shares

If a shareholder fails to receive notice of Kismet's offer to redeem Kismet public shares in connection with the Proposed Transactions, such shares may not be redeemed.

        This proxy statement/prospectus describes the various procedures that must be complied with in order to validly tender or redeem Kismet public shares. For example, Kismet public shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in "street name," are required to either tender their certificates to our transfer agent at least two business days prior to the vote on the proposal to approve the Proposed Transactions, or to deliver their shares to the transfer agent electronically. In the event that a Kismet shareholder fails to comply with these or any other procedures, its shares may not be redeemed.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Kismet public shares and/or warrants, potentially at a loss.

        Kismet's public shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of the Proposed Transactions (or an alternative initial business combination if the Proposed Transactions are not consummated for any reason), and then only in connection with those Kismet ordinary shares that such shareholder properly elected to redeem, subject to the limitation described in in "—If you or a "group" of shareholders are deemed to hold in excess of 20% of Kismet ordinary shares, you will lose the ability to redeem all such shares in excess of 20% of Kismet ordinary shares," (ii) the redemption of any Kismet public shares properly tendered in connection with a shareholder vote to amend Kismet's amended and restated memorandum and articles of association (A) to modify the substance or timing of Kismet's obligation to allow redemption in connection with our initial business combination or to redeem 100% of Kismet public shares if we do not complete an initial business combination by August 10, 2022 or (B) with respect to any other provision relating to shareholders' rights or pre-initial business combination activity, and (iii) the redemption of Kismet public shares if Kismet has not completed an initial business combination by August 10, 2022, subject to applicable law and as further described herein. Kismet public shareholders who redeem their Kismet ordinary shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if have not completed the Proposed Transactions by August 10, 2022, with respect to such Kismet ordinary shares so redeemed. In no other circumstances will a Kismet public shareholder have any right or interest of any kind in the Trust Account. Holders of Kismet warrants will not have any right to the proceeds held in the Trust Account with respect to the Kismet warrants. Accordingly, to liquidate your investment, you may be forced to sell your Kismet public shares or Kismet warrants, potentially at a loss.

If you or a "group" of shareholders are deemed to hold in excess of 20% of Kismet ordinary shares, you will lose the ability to redeem all such shares in excess of 20% of Kismet ordinary shares.

        Our amended and restated memorandum and articles of association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a "group" (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the shares sold in our IPO, which we refer to as the "Excess Shares," without our prior consent. However, we would not be restricting our shareholders' ability to vote all of their shares (including Excess Shares) for or against the Proposed Transactions. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete the Proposed Transactions and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete the Proposed Transactions. And as a result, you will continue to hold that number of shares exceeding 20% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains certain "forward-looking statements" for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements with respect to (i) the Company's revenues, bookings, performance, strategies, plans, prospects, forecasts and other aspects of the businesses of the Company or Kismet, or Pubco after completion of the Proposed Transactions, (ii) trends in the gaming industry, (iii) the Company's target cohorts and user and the expected arrangement with them, (iv) the Company's projected growth opportunities, including relative to its competitors and (v) other statements regarding Kismet's, the Company's, or Pubco's expectations, hopes, beliefs, intentions or strategies regarding the future.

        Such statements are based on current expectations that are subject to risks and uncertainties. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "possible," "potential," "predict," "project," "should," "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this proxy statement/prospectus are based on Kismet's, the Company's, and Pubco's current expectations and beliefs concerning future developments and their potential effects on Kismet, the Company and Pubco. There can be no assurance that future developments affecting Kismet, the Company and Pubco will be those that Kismet, the Company, and Pubco have anticipated. Forward-looking statements involve a number of risks, uncertainties (some of which are beyond Kismet's, the Company's and Pubco's control) or other assumptions. Many factors could cause actual results or performance to be materially different from those expressed or implied by the forward-looking statements in this proxy statement/prospectus, including among other things:

  •
  that the Proposed Transactions may not be completed in a timely manner or at all, which may adversely affect the price of Kismet's securities, including due to not receiving the required consent from the Federal Antimonopoly Service, the authority responsible for merger control in Russia;

  •
  the risk that the Proposed Transactions may not be completed by Kismet's business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Kismet;

  •
  the failure to satisfy the conditions to the consummation of the Proposed Transactions, including the approval of the Business Combination Agreement by the shareholders of Kismet and the satisfaction of the minimum Trust Account amount following any redemptions by Kismet's public shareholders;

  •
  the lack of a third-party valuation in determining whether or not to pursue the Proposed Transactions;

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;

  •
  the effect of the announcement or pendency of the Proposed Transactions on the Company's business relationships, operating results, and business generally;

  •
  risks that the Proposed Transactions disrupts the Company's business, operations, and plans;

  •
  the outcome of any legal proceedings that may be instituted against the Company, Pubco, or against Kismet related to the Business Combination Agreement or the Proposed Transactions;

  •
  the ability to maintain the listing of Pubco's securities on a national securities exchange;

  •
  changes in the competitive and regulated industries in which the Company and Pubco operate, variations in operating performance across competitors, changes in laws and regulations (including data privacy, cybersecurity and tax laws and regulations) affecting the Company's and Pubco's business and changes in the combined capital structure;

  •
  the ability to implement business plans, forecasts, and other expectations after the completion of the Proposed Transactions, and identify and realize additional opportunities;

  •
  the potential inability of the Company and Pubco to achieve its projected bookings growth and scale its platform;

  •
  the potential inability of the Company and Pubco to maintain its current revenue stream and its relationships with players and advertisers;

  •
  the potential inability of the Company and Pubco to become a consolidator in the gaming industry;

  •
  the enforceability of the Company's and Pubco's intellectual property and protection of its proprietary information;

  •
  the risk to the Company's and Pubco's business, operations, and plans if internal processes and information technology systems are not properly maintained and risks associated with the Company's operational reliance on third parties, including third-party platforms and infrastructure;

  •
  the risk to the Company's and Pubco's business, operations and plans from cyber-attacks or other privacy or data security incidents;

  •
  the risk of downturns and a changing regulatory landscape in the highly competitive industry in which the Company and Pubco operate;

  •
  the effect of global epidemics and contagious disease outbreaks, including COVID-19, and public perception thereof;

  •
  costs related to the Proposed Transactions and the failure to realize anticipated benefits of the Proposed Transactions or to realize estimated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions.

        The foregoing list of factors is not exhaustive. Should one or more of these risks or uncertainties materialize, or should any of Kismet's, the Company's or Pubco's assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

        All forward-looking statements included herein attributable to any of Kismet, the Company or Pubco, or any person acting on such party's behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Kismet, the Company and Pubco undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

        Before a shareholder grants its proxy, instructs how its vote should be cast or votes on the Business Combination Proposal or the Adjournment Proposal, it should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this proxy statement/prospectus may adversely affect Kismet, the Company and/or Pubco.

 THE SPECIAL MEETING OF KISMET SHAREHOLDERS

The Kismet Special Meeting

        Kismet is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the special meeting of shareholders to be held on                , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Kismet's shareholders on or about                , 2021. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of shareholders.

Date, Time and Place of the Special Meeting

        The special meeting will be held on                , 2021, at                 a.m., Eastern time, at                , or such other date, time and place to which such meetings may be adjourned or postponed, for the purpose of considering and voting upon the proposals.

Purpose of the Special Meeting

        At the Kismet special meeting of shareholders, Kismet will ask the Kismet shareholders to vote in favor of the following proposals:

  •
  The Business Combination Proposal—a proposal to approve each of (a) the merger pursuant to Section 170 of the BVI Business Companies Act, 2004 (as amended) of Kismet into Pubco, with Pubco surviving the merger and the security holders of Kismet (other than security holders of Kismet electing to redeem their Kismet ordinary shares) becoming security holders of Pubco (the "Merger") pursuant to the terms of the Business Combination Agreement and Section 170 of the BVI Business Companies Act, 2004 (as amended), (b) the Plan of Merger in respect of the Merger made in accordance with the provisions of section 170(5) of the BVI Business Companies Act, 2004 (as amended) and included as Annex B to this proxy statement/prospectus, (c) the acquisition by Pubco of all of the issued and outstanding share capital of the Company from the holders of the Company's share capital for a combination of cash and Pubco ordinary shares, such that the Company will be a direct wholly owned subsidiary of Pubco (the "Share Acquisition"), and (d) the other transactions contemplated by the Business Combination Agreement (together with the Merger and Share Acquisition, the "Proposed Transactions").

  •
  The Adjournment Proposal—a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, or Kismet public shareholders have elected to redeem an amount of Kismet public shares such that the minimum available cash condition to the obligation to closing of the Proposed Transactions would not be satisfied.

Recommendation of Kismet's Board of Directors

        Kismet's board of directors believes that the Business Combination Proposal to be presented at the special meeting is in the best interests of Kismet, its shareholders and unanimously recommends that its shareholders vote "FOR" the Business Combination Proposal.

        The Adjournment Proposal will only be presented to Kismet's shareholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of shareholders to approve the Business Combination Proposal at the special meeting or Kismet's existing public shareholders have elected to redeem an amount of Kismet public shares such that the minimum available cash condition to the obligation to closing of the Proposed Transactions would not be satisfied. If the Adjournment Proposal is presented at the special meeting, Kismet's board of directors believes that the Adjournment Proposal is in the best interests of Kismet, its shareholders and unanimously recommends that its shareholders vote "FOR" each of the Adjournment Proposal.

        When you consider the recommendation of Kismet's board of directors in favor of approval of the Business Combination Proposal and the Adjournment Proposal, you should keep in mind that certain of Kismet's directors and officers have interests in the Proposed Transactions that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

  •
  the beneficial ownership of the Sponsor of 6,750,000 Kismet founder shares, which shares would become worthless if Kismet does not complete a business combination within the applicable time period, as the Sponsor waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $            based on the closing price of the Kismet ordinary shares of $            on Nasdaq on                , 2021, the record date for the special meeting of shareholders;

  •
  the beneficial ownership of each of Kismet's three independent directors of an option to purchase 40,000 ordinary shares of the post-business combination issuer at an exercise price of $10.00 per share—which, in respect of the Proposed Transactions, will be 40,000 Pubco ordinary shares—will vest upon the consummation of a business combination and will expire worthless if Kismet fails to complete a business combination by August 10, 2022;

  •
  the Sponsor is expected to hold an aggregate of approximately 5.7% of the outstanding Pubco ordinary shares upon the consummation of the Proposed Transactions, assuming (ii) none of the options held by three of Kismet's independent directors are exercised and (ii) none of Kismet's existing public shareholders exercise their redemption rights;

  •
  Kismet's directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on Kismet's behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

  •
  the potential continuation of Ivan Tavrin as a director of Pubco; and

  •
  the continued indemnification of current directors and officers of Kismet and the continuation of directors' and officers' liability insurance after the Proposed Transactions.

Record Date and Voting

        You will be entitled to vote or direct votes to be cast at the special meeting of shareholders if you owned Kismet ordinary shares at the close of business on                , 2021, which is the record date for the special meeting of shareholders. You are entitled to one vote for each Kismet ordinary share that you owned as of the close of business on the record date. If your shares are held in "street name" or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 31,750,000 Kismet ordinary shares outstanding, consisting of 25,000,000 Kismet public shares originally sold as part of the Kismet units in the IPO and 6,750,000 Kismet founder shares that were issued to the Sponsor prior to the IPO.

        The Sponsor, officers and directors have agreed to vote all of their Kismet founder shares, and any Kismet public shares acquired by them, in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. Kismet's issued and outstanding warrants do not have voting rights at the special meeting of shareholders.

Voting Your Shares

        Each share of Kismet ordinary shares that you own in your name entitles you to one vote on each of the proposals for the special meeting of shareholders. Your one or more proxy cards show the number of Kismet ordinary shares that you own.

        If you are a holder of record, there are two ways to vote your shares of Kismet ordinary shares at the special meeting of shareholders:

  •
  You can vote by completing, signing and returning the enclosed proxy card(s) in the postage-paid envelope provided. If you hold your shares or warrants in "street name" through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your "proxy," whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Kismet ordinary shares will be voted as recommended by Kismet's board of directors. With respect to proposals for the special meeting of shareholders, that means: "FOR" the Business Combination Proposal and "FOR" the Adjournment Proposal.

  •
  You can attend the special meeting and vote in person. However, if your Kismet ordinary shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your Kismet ordinary shares.

Who Can Answer Your Questions About Voting Your Shares

        If you have any questions about how to vote or direct a vote in respect of your shares of Kismet ordinary shares, you may contact Kismet's proxy solicitor:

Quorum and Vote Required for the Proposals

        A quorum of Kismet's shareholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of shareholders if a majority of the Kismet ordinary shares outstanding and entitled to vote at the meeting is represented in person or by proxy.

        The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding Kismet ordinary shares who are present or represented at the special meeting of shareholders. Accordingly, a Kismet shareholder who attends the special meeting (in person or by proxy) who fails to vote, or abstains from voting, will have the same effect as a vote "AGAINST" the Business Combination Proposal.

        The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the Kismet ordinary shares that are voted thereon at the special meeting of shareholders. Accordingly, a Kismet shareholder who attends the special meeting (in person or by proxy) who fails to vote, or abstains from voting, will have no effect on the outcome of any vote on the Adjournment Proposal.

Abstentions and Broker Non-Votes

        Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Kismet believes the proposals presented to its shareholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a "broker non-vote."

        Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of Kismet shareholders. Abstentions and broker non-votes will have the same effect as a vote "AGAINST" the Business Combination Proposal and no effect on the Adjournment Proposal.

Revocability of Proxies

        If you have submitted a proxy to vote your shares or warrants and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Morrow Sodali LLC, Kismet's proxy solicitor, prior to the date of the special meeting or by voting in person at the special meeting. Attendance at the special meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to: Kismet at the address listed below, provided such revocation is received prior to the vote at the special meeting of shareholders.

Redemption Rights

        Pursuant to Kismet's amended and restated memorandum and articles of association, any holders of Kismet public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Kismet to pay its franchise and income taxes, calculated as of two business days prior to the consummation of the Proposed Transactions. If demand is properly made and the Proposed Transactions are consummated, these shares, immediately prior to the Proposed Transactions, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO as of two business days prior to the consummation of the Proposed Transactions, including interest earned on the funds held in the Trust Account and not previously released to Kismet to pay its franchise and income taxes, upon the consummation of the Proposed Transactions. For illustrative purposes, based on funds in the Trust Account of approximately $            on                , 2021, the estimated per share redemption price would have been approximately $            .

        Redemption rights are not available to holders of Kismet warrants in connection with the Proposed Transactions.

        In order to exercise your redemption rights, you must, prior to 4:30 p.m., Eastern time, on                , 2021 (two business days before the special meeting), both:

  •
  Submit a request in writing that Kismet redeem your Kismet public shares for cash to Continental Stock Transfer & Trust Company, Kismet's transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Mark Zimkind
Email: Mzimkind@continentalstock.com

  •
  Deliver your Kismet public shares either physically or electronically through DTC to Kismet's transfer agent. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Kismet's understanding that shareholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Kismet does not have any control over this process and it may take longer than one week. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Kismet public shares as described above, your shares will not be redeemed.

        Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Kismet's consent, until the vote is taken with respect to the Proposed Transactions. If you delivered your shares for redemption to Kismet's transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Kismet's transfer agent return the shares (physically or electronically). You may make such request by contacting Kismet's transfer agent at the phone number or address listed above.

        Each redemption of Kismet public shares by the Kismet public shareholders will decrease the amount in the Trust Account. In no event, however, will Kismet redeem Kismet public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of the Proposed Transactions.

        Prior to exercising redemption rights, shareholders should verify the market price of their Kismet ordinary shares as they may receive higher proceeds from the sale of their Kismet ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Kismet cannot assure you that you will be able to sell your Kismet ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Kismet ordinary shares when you wish to sell your shares.

        If you exercise your redemption rights, your Kismet ordinary shares will cease to be outstanding immediately prior to the Proposed Transactions and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

        If the Business Combination Proposal is not approved and Kismet does not consummate an initial business combination by August 10, 2022, or amend the Kismet amended and restated memorandum and articles of association to extend the date by which Kismet must consummate an initial business combination, it will be required to dissolve and liquidate and the Kismet warrants will expire worthless.

Appraisal or Dissenters' Rights

        Under section 179 of the BVI Business Companies Act, 2004 (as amended), holders of Kismet ordinary shares will have the right to dissent from the Merger. Should a holder of Kismet ordinary shares wish to exercise this right, they must give written notice of their objection to the Merger to Kismet prior to the special meeting, or at the meeting but before the vote on the Proposed Transactions. This notice must include a statement that the shareholder proposes to demand payment for their shares if the Merger is undertaken.

        Assuming that the Merger is approved, Kismet must give notice to any shareholder who gave written notice of their objection to the Merger within 20 days of the date of the special meeting at which the Merger is approved. Within 20 days following the date of receipt of that notice, the dissenting shareholder must give notice to Kismet (or Pubco, if the Merger has been consummated within that time) of their election to dissent, which notice must include: (a) the shareholder's name and address; (b) the number and class of shares in respect of which they dissent (which must be all of the shares that the shareholder holds in Kismet); and (c) a demand for payment of the 'fair value' of the shares. Once such notice has been given to Kismet, the dissenting shareholder ceases to have any rights as a shareholder of Kismet except for the right to be paid the 'fair value' of their shares.

        Within seven days of the expiration of the 20-day period in which a shareholder may serve notice of dissent (or seven days following the Merger, whichever is the later), Kismet or Pubco shall make a written offer to each dissenting shareholder to purchase their shares at a specified price that Kismet or Pubco determine to be their 'fair value'. If, within 30 days of the date on which that offer is made, Kismet or Pubco and the dissenting shareholder agree upon the price to be paid for the shares, Kismet or Pubco shall pay that amount to the shareholder upon the surrender of the certificates representing their shares.

        If agreement on the price to be paid for the shares cannot be reached, within 20 days of the expiration of the 30-day period referred to above the following procedure shall be followed:

  (a)
  Kismet or Pubco and the dissenting shareholder shall each designate an appraiser;

  (b)
  the two designated appraisers together shall designate an appraiser;

  (c)
  the three appraisers shall fix the fair value of the shares owned by the dissenting shareholder as of the close of business on the day prior to the date on which the Merger was approved, excluding any appreciation or depreciation directly or indirectly induced by the Merger or its proposal, and that value is binding on Kismet or Pubco and the dissenting shareholder for all purposes; and

  (d)
  Kismet or Pubco shall pay to the dissenting shareholder that amount in money, upon the surrender of the certificates representing their shares.

        The board of Kismet are of the view that the 'fair value' of the shares for the purposes of these appraisal rights will be equal to their redemption value and, accordingly, any holder of Kismet ordinary shares who wishes to dissent from the Proposed Transactions should exercise their redemption rights rather than any appraisal rights.

        There are no appraisal rights with respect to Kismet warrants.

Solicitation of Proxies

        Kismet will pay the cost of soliciting proxies for the special meeting. Kismet has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. Kismet has agreed to pay Morrow Sodali LLC a fee of $27,500. Kismet will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Kismet also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Kismet ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Kismet ordinary shares and in obtaining voting instructions from those owners. Kismet's directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Share Ownership

        As of the record date, the Sponsor holds all of the Kismet founder shares, which represent approximately 21.3% of the issued and outstanding Kismet ordinary shares. The Sponsor, officers and directors have agreed to vote all of their Kismet founder shares and any Kismet public shares acquired by them in favor of the Business Combination Proposal and the other proposal described in this proxy statement/prospectus.

        At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Kismet or its securities, the Sponsor, the Company or the Company's shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of

Kismet's ordinary shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to complete the Proposed Transactions where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with the Company's consent, the transfer to such investors or holders of shares or rights owned by the Initial Shareholders for nominal value.

        Entering into any such arrangements may have a depressive effect on Kismet ordinary shares.

        If such transactions are effected, the consequence could be to cause the Proposed Transactions to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved.

        No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, the Company, the Company's shareholders or any of their respective affiliates. Kismet will file a current report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

        In addition, pursuant to the A&R Forward Purchase Agreement, the Sponsor has committed to purchase an aggregate of 5,000,000 Pubco shares and 1,000,000 Pubco warrants prior to the Share Acquisition Closing for an aggregate purchase price of $50,000,000. Such purchase may, therefore, be at a price per share that is less than the then-current market price of Kismet ordinary shares and could have a depressive effect on the market price of Kismet ordinary shares.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

General

        Kismet is asking its shareholders to adopt the Business Combination Agreement and approve the transactions contemplated thereby, including each of (a) the merger pursuant to Section 170 of the BVI Business Companies Act, 2004 (as amended) of Kismet into Pubco, with Pubco surviving the merger and the security holders of Kismet (other than security holders of Kismet electing to redeem their Kismet ordinary shares) becoming security holders of Pubco (the "Merger") pursuant to the terms of the Business Combination Agreement and Section 170 of the BVI Business Companies Act, 2004 (as amended), (b) the Plan of Merger in respect of the Merger made in accordance with the provisions of section 170(5) of the BVI Business Companies Act, 2004 (as amended) and included as Annex B to this proxy statement/prospectus, (c) the acquisition by Pubco of all of the issued and outstanding share capital of the Company from the holders of the Company's share capital for a combination of cash and Pubco ordinary shares, such that the Company will be a direct wholly owned subsidiary of Pubco (the "Share Acquisition"), and (d) the other transactions contemplated by the Business Combination Agreement (together with the Merger and Share Acquisition, the "Proposed Transactions"). Kismet's shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled "—The Business Combination Agreement" below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal. For the purposes of this section "Proposal No. 1—The Business Combination Proposal," capitalized terms not defined herein shall have the meaning ascribed to them in the Business Combination Agreement, a copy of which is attached as Annex A.

        Kismet may consummate the Proposed Transactions only if it is approved by the affirmative vote of the holders of a majority of the issued and outstanding Kismet ordinary shares as of the record date for the special meeting of shareholders who attend the special meeting of shareholders.

The Business Combination Agreement

        This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Transactions.

        The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosures, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosures contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination

Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about the Company, Kismet, Pubco or any other matter.

Structure of the Transactions

        On January 31, 2021, (i) Kismet, (ii) Pubco, (iii) the Sponsor, solely in its capacity as Kismet's representative, (iv) the Company, (v) Fantina Holdings Limited, solely in its capacity as the Company Shareholders representative, and (vi) the Company Shareholders entered into the Business Combination Agreement.

        Prior to the completion of the transactions contemplated by the Business Combination Agreement, Pubco will be wholly-owned by Andrey Fadeev, who is not a U.S. citizen or resident.

        Pursuant to the terms of the Business Combination Agreement: (a) Kismet will merge with and into Pubco (the "Merger"), as a result of which the separate corporate existence of Kismet will cease and Pubco will continue as the surviving company, and each issued and outstanding security of Kismet immediately prior to the Merger Effective Time will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco in accordance with the terms of the Business Combination Agreement; and (b) Pubco will acquire all of the issued and outstanding share capital of the Company in exchange for the payment, issue and delivery to the Company Shareholders of a combination of cash and Pubco ordinary shares (the "Share Acquisition"), such that the Company will be a direct wholly owned subsidiary of Pubco.

        In addition, prior to the completion of the Share Acquisition, the Sponsor will subscribe for and purchase 5,000,000 Pubco ordinary shares and 1,000,000 Pubco public warrants from Pubco for an aggregate purchase price of $50,000,000, as discussed further in the section entitled "—Ancillary Documents—A&R Forward Purchase Agreement" below.

Consideration

        Under the Business Combination Agreement, at the Merger Effective Time, each issued and outstanding Kismet ordinary share will automatically be converted into and exchanged for the right to receive one Pubco ordinary share, except that the Kismet's public shareholders are entitled to elect instead to have their Kismet ordinary shares redeemed and receive a pro rata portion of the Trust Account, as provided in Kismet's amended and restated memorandum and articles of association. Additionally: (i) each issued and outstanding Kismet public warrant will automatically be converted into and exchanged for the right to receive one Pubco public warrant; (ii) each issued and outstanding Kismet private placement warrant will automatically be converted into and exchanged for the right to receive one Pubco private warrant; and (iii) each issued and outstanding Kismet option will be converted automatically into the right of the holder thereof to receive Pubco option. Each of the Pubco public warrants, Pubco private warrants and Pubco options will have substantially the same terms and conditions as are in effect with respect to the Kismet public warrants, Kismet private placement warrants and Kismet options immediately prior to the Merger Effective Time.

        Under the Business Combination Agreement, in consideration for the purchase of the Company's share capital, Pubco will:

  (1)
  pay to the Company Shareholders cash in an amount, not to exceed $150,000,000, equal to 50% of the aggregate amount of funds held by Kismet either in or outside of the Trust Account, after giving effect to the redemption and after taking into account the proceeds received by Pubco pursuant to the A&R Forward Purchase Agreement (the "Base Cash Consideration"), subject to increase or decrease based on the Company's estimated Net Working Capital (as defined in the Business Combination Agreement) as of the Reference Time and subject to decrease by the amount of the Company's estimated Closing Debt (as defined in the Business Combination Agreement) as of the Reference Time and the Share Acquisition Closing, respectively (the Base Cash Consideration as so adjusted, the "Initial Cash Consideration"); and

  (2)
  issue to the Company Shareholders a total number of Pubco ordinary shares (the "Exchange Shares") with an aggregate value of $2,032,500,000 minus the Base Cash Consideration (the "Exchange Consideration"), with each Exchange Share valued at the price per share payable to Kismet's shareholders pursuant to the redemption, minus the Deferred Exchange Shares (as defined below) (valued at approximately $200.0 million), as discussed further in the section entitled "—Deferred Exchange Shares" below.

        The Initial Cash Consideration is subject to a customary post-Closing adjustment based on the actual amount of the Company's Net Working Capital as of the Reference Time, and the Company's Closing Debt as of the Reference Time and the Share Acquisition Closing, respectively, to be determined following the Share Acquisition Closing Date in accordance with the Business Combination Agreement.

Deferred Exchange Shares

        The issuance of an aggregate of 20,000,000 Exchange Shares (valued at approximately $200.0 million) to the Company Shareholders (other than Everix Investments Limited) will be deferred as follows: (i) the issuance of 10,000,000 Exchange Shares, in the aggregate, will be deferred until the volume weighted average trading price of the Pubco ordinary shares is $13.50 or greater for any 20 trading days within a period of 30 trading days prior to the third anniversary of the Share Acquisition Closing; and (ii) the issuance of an additional 10,000,000 Exchange Shares, in the aggregate, will be deferred until the volume weighted average trading price of the Pubco ordinary shares is $17.00 or greater for any 20 trading days within a period of 30 trading days prior to the third anniversary of the Share Acquisition Closing (the "Deferred Exchange Shares").

Closing

        The Merger Closing will occur on the third business day following the satisfaction or waiver of the conditions to Closing set forth in the Business Combination Agreement, as discussed further in the section entitled "—Closing Conditions" below (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other date as Kismet, Pubco and the Company may agree in writing. The Share Acquisition Closing will occur on the first business day following the Merger Closing. References in the Business Combination Agreement to the "Closing" refer collectively to the Merger Closing and the Share Acquisition Closing.

        The Closing will take place virtually or at such place as Kismet, Pubco and the Company may agree in writing, and at such times on the Merger Closing Date and the Share Acquisition Closing Date as Kismet, Pubco and the Company agree in writing.

Representations and Warranties

        The Business Combination Agreement contains representations and warranties of Kismet, Pubco, the Company and the Company Shareholders, certain of which are qualified by materiality and Material Adverse Effect and may be further modified and limited by the disclosure schedules. See the section entitled "—Material Adverse Effect" below. The representations and warranties of Kismet are also qualified by information included in Kismet's public filings, filed or submitted to the SEC on or prior to the date of the Business Combination Agreement.

Representations and Warranties of Kismet

        Kismet has made representations and warranties to the Company, Pubco and the Company Shareholders relating to, among other things, organization and standing, due authorization and binding agreement, governmental approvals, non-contravention, capitalization, SEC filings, financial statements, internal controls, absent of certain changes, compliance with laws, actions, orders and permits, taxes and returns, employees, properties, material contracts, transactions with related persons, Investment Company Act, finders' and brokers' fees, sanctions and certain business practices, insurance, no misleading information supplied, no outside reliance and the Trust Account.

        The representations and warranties of Kismet identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to: (i) Section 4.1 (Organization and Standing); (ii) Section 4.2 (Authorization; Binding Agreement); (iii) Section 4.3 (Governmental Approvals); (iv) Section 4.4 (Non-Contravention); (v) Section 4.5 (Capitalization); and (vi) Section 4.16 (Finders and Brokers) (collectively, the "Kismet Fundamental Representations").

Representations and Warranties of Pubco

        Pubco has made representations and warranties to Kismet, the Company and the Company Shareholders relating to, among other things, organization and standing, due authorization and binding agreement, governmental approvals, non-contravention, capitalization, limited activities, finders' and brokers' fees, Investment Company Act, no misleading information supplied and no outside reliance.

        The representations and warranties of Pubco identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to: (i) Section 5.1 (Organization and Standing); (ii) Section 5.2 (Authorization; Binding Agreement); (iii) Section 5.3 (Governmental Approvals); (iv) Section 5.4 (Non-Contravention); (v) Section 5.5 (Capitalization); and (vi) Section 5.7 (Finders and Brokers) (collectively, the "Pubco Fundamental Representations").

Representations and Warranties of the Company

        The Company has made representations and warranties (on behalf of itself and its subsidiaries) to Kismet relating to, among other things, organization and standing, due authorization and binding agreement, capitalization, subsidiaries, governmental approvals, non-contravention, financial statements, absence of certain changes, compliance with laws, permits, litigation, material contracts, intellectual property, IT systems, taxes and returns, real property, personal property, title and sufficiency of assets, employee matters, benefit plans, environmental matters, transactions with related persons, insurance, compliance with the terms and conditions of Google Play and the App Store, data protection and cybersecurity, sanctions and certain business practices, Investment Company Act, finders' and brokers' fees, no misleading information supplied and no outside reliance.

        The representations and warranties of the Company identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to: (i) Section 6.1 (Organization and Standing); (ii) Section 6.2 (Authorization; Binding Agreement); (iii) Section 6.3 (Capitalization); (iv) Section 6.4 (Subsidiaries); (v) Section 6.5 (Governmental Approvals); (vi) Section 6.6 (Non-Contravention); and (vii) Section 6.28 (Finders and Brokers) (collectively, the "Company Fundamental Representations").

Representations and Warranties of the Company Shareholders

        Each Company Shareholder has made representations and warranties (with respect to itself only) to Kismet and the Company relating to, among other things, organization and standing, due authorization and binding agreement, share ownership, governmental approvals, non-contravention, no litigation, certain investment representations, finders' and brokers' fees, no misleading information supplied and no outside reliance.

        The representations and warranties of the Company Shareholders identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to: (i) Section 7.1 (Organization and Standing); (ii) 7.2 (Authorization; Binding Agreement); (iii) Section 7.3 (Ownership); (iv) Section 7.4 (Governmental Approvals); (v) Section 7.5 (Non-Contravention); and (vi) Section 7.8 (Finders and Brokers) (collectively, the "Company Shareholders Fundamental Representations").

Survival of Representations and Warranties

        The representations and warranties of Pubco, the Company and the Company Shareholders contained in the Business Combination Agreement will survive the Closing through and until and including the date falling sixteen months after the Share Acquisition Closing Date; provided, however, that (i) the representations and warranties contained in Section 6.15 (Taxes and Returns) will survive the Closing until 30 days following the expiration of the statute of limitations applicable to the underlying tax (taking into account any applicable extensions or waivers by law, election or agreement), and (ii) the Pubco Fundamental Representations, the Company Fundamental Representations and the Company Shareholders Fundamental Representations will each survive the Closing for a period of seven years after the Share Acquisition Closing Date. Additionally, fraud claims relating to Pubco, the Company or the Company Shareholders will survive the Closing indefinitely.

        The representations and warranties of Kismet contained in the Business Combination Agreement will terminate at Closing, except that fraud claims relating to Kismet will survive the Closing indefinitely.

Indemnification

        The Key Company Shareholders and their respective successors and assigns (each, an "Indemnitor"), severally and not jointly and severally, have agreed to indemnify Kismet, its affiliates (including, for the avoidance of doubt, Pubco and, after Closing, the Company and its subsidiaries) and each of their respective officers, directors, managers, employees, successors and assigns (each, an "Indemnitee") for losses that the Indemnitees may sustain as a result of: (A) the breach of any Pubco Fundamental Representations, Company Fundamental Representations and Company Shareholders Fundamental Representations; (B) the breach of any representation or warranty made by Pubco, the Company or the Company Shareholders set forth in the Business Combination Agreement or in any certificate executed and delivered pursuant to the Business Combination Agreement, other than any Pubco Fundamental Representations, Company Fundamental Representations and Company Shareholders Fundamental Representations (collectively, the "Operational Representations"); (C) the breach of any covenant or agreement on the part of Pubco, the Company or the Company Shareholders set forth in the Business Combination Agreement or in any certificate executed and delivered pursuant to the Business Combination Agreement; or (D) any action by person(s) who were holders of equity securities of the Company or any of its subsidiaries prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities.

        In addition, the Indemnitors, severally and not jointly and severally, have agreed to indemnify the Indemnitees for losses that the Indemnitees may sustain as a result of any indirect tax, VAT or sales and use tax or the equivalent thereof in the applicable tax jurisdiction, for (i) a tax period ending on or before the Closing date; or (ii) in the case of any tax period starting on or before the Closing date and ending after the Closing date, the initial portion of such tax period up to and including the Closing date, in each case imposed on any Indemnitee and arising on the sale of advertising, in-app games or in-game virtual items to customers in any relevant tax jurisdiction prior to Closing (the "Pre-Closing Indirect Tax Liability"); provided, that the Indemnitors will have no obligation pursuant to this indemnity unless the indemnity amount in respect of the Pre-Closing Indirect Tax Liability exceeds $5,000,000.

        The Indemnitees are not entitled to receive any payments in respect of indemnification claims for breaches of any Operational Representations unless and until the aggregate amount of losses incurred by the Indemnitees exceeds $1,500,000, in which case the Indemnitors are obligated to the Indemnitees for the amount of all losses from the first dollar of losses.

        The maximum aggregate amount for which the Indemnitors are liable in respect of (A) indemnification claims for breaches of any Operational Representations and (B) indemnification claims for Pre-Closing Indirect Tax Liabilities exceeding the Indirect Tax Liability Amount, will not exceed an amount equal to $150,000,000.

        The maximum aggregate amount for which the Indemnitors are liable in respect of (A) indemnification claims for breaches of any Pubco Fundamental Representations, Company Fundamental Representations and Company Shareholders Fundamental Representations, (B) indemnification claims for breaches of any covenant or agreement on the part of Pubco, the Company or the Company Shareholders set forth in the Business Combination Agreement or in any certificate executed and delivered pursuant to the Business Combination Agreement, (C) indemnification claims for any action by person(s) who were holders of equity securities of the Company or any of its subsidiaries prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities, and (D) fraud claims, will not exceed the sum of the Initial Cash Consideration (as subsequently adjusted in accordance with the Business Combination Agreement) and the Exchange Consideration (the "Total Liability Cap"); provided, that the Total Liability Cap will be reduced by (1) the sum of all amounts actually paid by the Indemnitors in respect of indemnification claims for breaches of any Operational Representations, and (2) an amount corresponding to the portion of the Exchange Consideration that refers to the Deferred Exchange Shares until such time they have been issued in accordance with the Business Combination Agreement.

        Notwithstanding any other provision of the Business Combination Agreement, Everix Investments Limited and its successors and assigns will have no liability for losses arising out of or resulting directly or indirectly from the breach of any representation or warranty made by Everix Investments Limited or the Company set forth in the Business Combination Agreement or in any certificate executed and delivered pursuant to the Business Combination Agreement, if the facts, events and circumstances that cause such representations and warranties to be breached relates to the periods prior to August 20, 2018.

Material Adverse Effect

        Pursuant to the Business Combination Agreement, a material adverse effect ("Material Adverse Effect") means, with respect to any specified person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations, or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any fact, event, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) will not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such person or any of its subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such person or any of its subsidiaries principally operate; (iii) changes in GAAP, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such person and its subsidiaries principally operate; (iv) conditions caused by acts of God, epidemic, the COVID-19 pandemic, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such person and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to Kismet, the consummation and effects of the redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above will be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person or any of its subsidiaries compared to other participants in the industries and geographic location in which such person or any of its subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Kismet, the amount of the redemption or the failure to obtain the required Kismet shareholder approval will not be deemed to be a Material Adverse Effect on or with respect to Kismet.

Covenants and Agreements

Conduct of Business by the Company and the Company Shareholders

        The Company has agreed that, from the date of the Business Combination Agreement through the earlier of the termination of the Business Combination Agreement and the Merger Closing Date (the "Interim Period"), except as otherwise explicitly contemplated by the Business Combination Agreement, including the schedules thereto, and the Ancillary Documents, or as required by applicable law, the Company shall (and shall cause its subsidiaries to): (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice; (ii) comply with all laws applicable to the Company and its subsidiaries and their respective businesses, assets and employees; and (iii) use commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

        During the Interim Period, the Company has also agreed not to, and to cause its subsidiaries not to, except as otherwise explicitly contemplated by the Business Combination Agreement, including the schedules thereto, and the Ancillary Documents, or as required by applicable law, or as consented to by Kismet in writing (which consent will not be unreasonably withheld, conditioned or delayed):

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  amend, waive or otherwise change, in any respect, its organizational documents;

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  authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

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  split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend (except for the Pre-Closing

    Cash Dividend (as defined below)) or other distribution in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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  incur, create, assume or otherwise become liable for any Indebtedness in excess of $1,500,000 individually or $3,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business consistent with past practice), or guarantee or endorse any Indebtedness, liability or obligation of any person in excess of $1,500,000 individually or $3,000,000 in the aggregate, in each case, except for hedging or over-the-counter derivatives transactions in the ordinary course of business consistent with past practice;

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  (A) increase the wages, salaries or compensation of its employees other than in the ordinary course of business consistent with past practice, (B) make or commit to make any bonus payment to any employee, subject to limited exceptions, (C) grant any severance, retention, change in control or termination or similar pay, subject to limited exceptions, (D) establish any trust or take any other action to secure the payment of any compensation payable by the Company, (E) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, subject to limited exceptions, (F) hire any employee with an annual base salary greater than or equal to $250,000 or engage any person as an independent contractor other than in the ordinary course of business consistent with past practice, or (G) terminate the employment of any employee other than for cause or in the ordinary course of business consistent with past practice;

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  waive any restrictive covenant obligations of any employee or individual independent contractor of the Company or any of its subsidiaries;

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  (i) modify, extend or enter into any labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body, or (ii) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of the Company or any of its subsidiaries;

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  make, change or rescind any material election relating to taxes, settle any material action relating to taxes, make any material change in its accounting or tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (subject to limited exceptions), or enter into any "closing agreement" as described in Section 7121 of the Code (or any similar settlement or other agreement under similar law) with any governmental authority;

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  (A) sell, transfer or license any Intellectual Property to any person, subject to limited exceptions, (B) abandon, withdraw, dispose of, permit to lapse or fail to preserve any Company Registered IP, or (C) disclose any material Trade Secrets to any person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations;

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  terminate, or waive or assign any material right under, any material contract or enter into any contract that would be a material contract, in any case outside of the ordinary course of business consistent with past practice;

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  fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

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  establish any subsidiary or enter into any new line of business;

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  fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

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  revalue any of its material assets or make any change in accounting methods, principles or practices, subject to limited exceptions;

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  waive, release, assign, settle or compromise any claim or action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $100,000 (individually or in the aggregate);

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  close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

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  acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

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  make any capital expenditures in excess of $1,500,000 (individually for any project (or set of related projects) or $3,000,000 in the aggregate);

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  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

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  voluntarily incur any liability or obligation in excess of $1,500,000 individually or $3,000,000 in the aggregate, subject to limited exceptions;

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  sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber, or otherwise dispose of any material portion of its properties, assets or rights, other than licensing of Intellectual Property in the ordinary course of business consistent with past practice;

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  enter into any agreement, understanding or arrangement with respect to the voting or transfer of equity securities of the Company or any of its subsidiaries;

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  take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Transactions;

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  accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

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  enter into, amend, waive or terminate any transaction with any Related Person, subject to limited exceptions;

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  remove or take any steps which could reasonably be expected to cause the removal of the Hero Wars App from either Google Play or the App Store; or

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  authorize or agree to do any of the foregoing actions.

        Additionally, during the Interim Period, except as expressly contemplated by the terms of the Business Combination Agreement, including the schedules thereto, without the prior written consent of Kismet, the Company Shareholders have agreed not to sell, transfer or dispose of any securities of the Company owned by the Company Shareholders, and, to the extent possible within their capacity as shareholders of the Company (including through the exercise of voting rights and by requiring directors of the Company and its subsidiaries nominated for appointment by them) cause the Company and its subsidiaries to comply with the covenants described above.

        In furtherance and not in limitation of the foregoing, and except as contemplated by the terms of the Business Combination Agreement or any Ancillary Document, or as required by applicable law,

during the period from the Relevant Date and continuing until the earlier of the termination of the Business Combination Agreement or the Share Acquisition Closing, without the prior written consent of Kismet (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its subsidiaries (a) to manage their respective working capital in the ordinary course of business consistent with past practice, and (b) not to incur, create, assume or otherwise become liable for any Indebtedness, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business consistent with past practice), or guarantee or endorse any Indebtedness, liability or obligation of any person, in each case, except for hedging or over-the-counter derivatives transactions in the ordinary course of business consistent with past practice.

Conduct of Business by Kismet

        Kismet has agreed that, during the Interim Period, except as expressly contemplated by the terms of the Business Combination Agreement, including the schedules thereto, the A&R Forward Purchase Agreement or any Ancillary Document, or as required by applicable law, Kismet shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all laws applicable to Kismet and its business, assets and employees, and (iii) use commercially reasonable efforts to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice.

        During the Interim Period, Kismet has also agreed not to, except as otherwise explicitly contemplated by the Business Combination Agreement, including the schedules thereto, the A&R Forward Purchase Agreement or any Ancillary Documents, or as required by applicable law, or as consented to by the Company in writing (which consent will not be unreasonably withheld, conditioned or delayed):

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  amend, waive or otherwise change, in any respect, its organizational documents;

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  authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

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  split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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  incur, create, assume, prepay or otherwise become liable for any Indebtedness in excess of $1,500,000 individually or $3,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, liability or obligation of any person, subject to limited exceptions;

  •
  amend, waive or otherwise change the Trust Agreement in any manner adverse to Kismet or Kismet's ability to consummate the transactions contemplated by the Business Combination Agreement;

  •
  terminate, waive or assign any material right under any material agreement to which it is a party;

  •
  fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

  •
  establish any subsidiary or enter into any new line of business;

  •
  fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

  •
  revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting Kismet's outside auditors;

  •
  waive, release, assign, settle or compromise any claim or action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $100,000 (individually or in the aggregate);

  •
  acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

  •
  make capital expenditures in excess of $1,500,000 individually for any project (or set of related projects) or $3,000,000 in the aggregate;

  •
  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

  •
  voluntarily incur any liability or obligation in excess of $1,500,000 individually or $3,000,000 in the aggregate, subject to limited exceptions;

  •
  sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

  •
  enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

  •
  take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Transactions;

  •
  make, change or rescind any material election relating to taxes, settle any material action relating to taxes, make any material change in its accounting or tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (subject to limited exceptions), or enter into any "closing agreement" as described in Section 7121 of the Code (or any similar settlement or other agreement under similar law) with any governmental authority; or

  •
  authorize or agree to do any of the foregoing actions.

Conduct of Business by Pubco

        Pubco has agreed that, during the Interim Period, except as expressly contemplated by the terms of the Business Combination Agreement or any Ancillary Document, or as required by applicable law, or as consented to by Kismet in writing (which consent will not be unreasonably withheld, conditioned or delayed), Pubco shall (i) conduct its business, in all material respects, in the ordinary course of business, (ii) comply with all laws applicable to Pubco and its business, assets and employees, and

(iii) use commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets.

        During the Interim Period, Pubco has also agreed not to, except as otherwise explicitly contemplated by the Business Combination Agreement or any Ancillary Documents, or as required by applicable law, or as consented to by Kismet in writing (which consent will not be unreasonably withheld, conditioned or delayed):

  •
  amend, waive or otherwise change, in any respect, its organizational documents;

  •
  authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

  •
  split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

  •
  incur, create, assume or otherwise become liable for any Indebtedness, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, liability or obligation of any person;

  •
  establish any subsidiary or enter into any new line of business;

  •
  acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case;

  •
  make any capital expenditures;

  •
  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

  •
  enter into any agreement, understanding or arrangement with respect to its voting of equity securities;

  •
  take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Transactions; or

  •
  authorize or agree to do any of the foregoing actions.

Pre-Closing Cash Dividend

        Notwithstanding the limitations set forth in the Business Combination Agreement and subject to applicable law, the Company will declare and distribute to the Company Shareholders prior to the Share Acquisition Closing a cash dividend in an aggregate amount not to exceed (x) the total amount of unrestricted cash held by the Company and its subsidiaries as of the Reference Time (y) minus $20,000,000 (provided that such amount will be reduced to $15,000,000 if certain conditions set forth in the Business Combination Agreement are met) (such cash dividend, the "Pre-Closing Cash Dividend"); provided, however, that the Company may not declare the Pre-Closing Cash Dividend after the

Relevant Date (but may pay the Pre-Closing Cash Dividend after the Relevant Date and before the Share Acquisition Closing). The Company has agreed to inform Kismet prior to declaring or distributing the Pre-Closing Cash Dividend.

Other Covenants of the Company

        Pursuant to the Business Combination Agreement, the Company has agreed, among other things, to:

  •
  use commercially reasonable efforts to review its compliance with indirect tax rules on the sale of advertising, in-app games or in-game virtual items in any relevant tax jurisdiction and to take commercially reasonable measures to mitigate any compliance issues with respect to such taxes, including any voluntary disclosure to the relevant tax authority;

  •
  use commercially reasonable efforts, and cooperate fully with Kismet, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to align its business practices with certain recommendations made by Kismet;

  •
  deliver to Kismet as soon as reasonably practicable following the date of the Business Combination Agreement a true and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company and its subsidiaries for the fiscal years ended December 31, 2020, 2019 and 2018, each prepared in accordance with the IFRS and audited in accordance with the PCAOB standards by KPMG LLP;

  •
  deliver to Kismet, within 30 calendar days following the end of each calendar month completed after the date of the Business Combination Agreement, an unaudited monthly management account of the Company and its subsidiaries for the applicable calendar month. From the date of the Business Combination Agreement through the Closing, the Company has also agreed to promptly deliver to Kismet copies of any audited consolidated financial statements of the Company and its subsidiaries that their certified public accountants may issue; and

  •
  complete the acquisition of all of the issued and outstanding share capital of NX Online LLC and NX Studio LLC that is not already owned by the Company as of the date of the Business Combination Agreement.

        Kismet agreed to a waiver of the requirement for the Company to deliver audited consolidated financial statements for the fiscal year ended December 31, 2018 on the basis of their exclusion from this proxy statement/prospectus in reliance upon the exemptions available to emerging growth companies.

Other Covenants of Kismet

        Pursuant to the Business Combination Agreement, Kismet has agreed, among other things, to:

  •
  keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities laws, and use its commercially reasonable efforts prior to the Merger to maintain the listing of the Kismet ordinary shares and the Kismet public warrants on Nasdaq;

  •
  keep the Company and the Company Shareholders Representative periodically informed of the total amount of deferred and accrued expenses of Kismet from time to time, and Kismet has agreed to consult with the Company and the Company Shareholders representative (who, however, will have no veto rights) each time the total amount of such expenses exceeds certain monetary thresholds; and

  •
  adopt, by no later than the Merger Effective Time, a board resolution approving the conversion of every issued and outstanding Kismet option into the right of the holder thereof to receive a Pubco option in accordance with the Business Combination Agreement and the terms of the applicable option agreement.

Other Covenants of Pubco

        Pursuant to the Business Combination Agreement, Pubco has agreed, among other things, to:

  •
  establish, prior to the Closing, a board of directors consistent with the terms of the governance term sheet attached as an exhibit to the Business Combination Agreement and any other terms reasonably satisfactory to the Company, Kismet and the Key Company Shareholders, as such terms have been subsequently reflected in the memorandum and articles of Pubco in the form attached hereto as Annex C; provided, that Ivan Tavrin shall serve as one of Pubco's independent directors as of the Closing. Pursuant to the Business Combination Agreement, upon the Closing, Andrey Fadeev shall initially serve as the Chief Executive Officer of Pubco, and Alexander Karavaev shall initially serve as the Chief Financial Officer of Pubco;

  •
  develop with the Company and Kismet the terms of a new equity incentive plan to be adopted by Pubco on or after the Share Acquisition Closing, the total size of which shall equal 5% of Pubco's outstanding issued shares as of immediately after the Share Acquisition Closing; and

  •
  cause the memorandum and articles of Pubco to be further amended and restated, at or as soon as practicable after the Share Acquisition Closing, so as to remove from the memorandum and articles of Pubco the provisions that are specific to special purpose acquisition companies.

Other Covenants of the Founders

        Pursuant to the Business Combination Agreement, each of the Founders has agreed to certain direct and indirect non-compete and employee non-solicitation undertakings, in each case, for a period of two years after the Closing and subject to limited exceptions set forth in the Business Combination Agreement.

Joint Covenants

        The Business Combination Agreement also contains certain other covenants and agreements made among the various parties, including that each of the parties will use its commercially reasonable efforts, and will cooperate fully with the other parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Business Combination Agreement and to comply as promptly as practicable with all requirements of governmental authorities applicable to the transactions contemplated by the Business Combination Agreement, including making any filing or application required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

        Furthermore, the Business Combination Agreement contains additional customary covenants and agreements among the various parties pertaining to, among other matters:

  •
  the preparation and filing of this registration statement on Form F-4 and the proxy statement/prospectus included herein (and any amendments and supplements);

  •
  the special meeting of shareholders and approval of the Business Combination Proposal by Kismet's shareholders, including (a) the Kismet's board recommendation that Kismet's shareholders approve the proposals, and (b) Kismet's ability to make one or more successive postponements or adjournments of the special meeting of shareholders if necessary or desirable in the reasonable determination of Kismet;

  •
  exclusivity with respect to the transactions contemplated by the Business Combination Agreement and matters relating to alternative transactions;

  •
  confidentiality and public announcements and other communications regarding the Business Combination Agreement, the Ancillary Documents and the transactions contemplated thereby and related matters;

  •
  giving notice to the other parties as promptly as practicable to such party of facts, circumstances and conditions which, among other things, would, or would reasonably be expected to cause any conditions to Closing to not be satisfied, or the satisfaction of certain conditions to be delayed;

  •
  termination of certain agreements, if applicable; and

  •
  director and officer indemnification.

Closing Conditions

        The consummation of the Proposed Transactions is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions summarized below. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Proposed Transactions may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions therein.

Conditions to the Obligations of Each Party

        The obligations of each party to consummate the Proposed Transactions are subject to the satisfaction or written waiver (where permissible) by the Company and Kismet of the following conditions as of the Merger Closing Date:

  •
  the termination or expiration of all required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder;

  •
  Kismet's shareholders having approved the Business Combination Proposal;

  •
  the absence of any law or governmental order, inquiry, proceeding or other action that would prohibit the Proposed Transactions;

  •
  Kismet having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining at the Closing after giving effect to the redemption;

  •
  Kismet and Pubco having at least $100 million of cash either in or outside of the Trust Account, after taking into accounts payments by Kismet for the redemption and any proceeds received by Pubco under the A&R Forward Purchase Agreement, and Kismet having made arrangements prior to the Share Acquisition Closing Date for any portion of such cash held in the Trust Account to be released from the Trust Account in connection with the Share Acquisition Closing;

  •
  this proxy statement/prospectus having been declared effective by the SEC and remaining effective; and

  •
  the Pubco ordinary shares and Pubco warrants having been approved for listing on Nasdaq, subject only to official notice thereof.

        As of the date of this proxy statement/prospectus, all required waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder has been terminated or expired.

Conditions to the Obligations of the Company, Pubco and the Company Shareholders

        The obligations of the Company, Pubco and the Company Shareholders to consummate the Proposed Transactions are subject to the satisfaction or written waiver (where permissible) by the Company and Pubco of the following conditions as of the Merger Closing Date:

  •
  the Kismet Fundamental Representations being true and correct in all respects (except for de minimis inaccuracies) on and as of the date of the Business Combination Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date);

  •
  the other representations and warranties of Kismet set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of Kismet pursuant thereto being true and correct on and as of the date of the Business Combination Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true correct as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Kismet;

  •
  Kismet having performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants to be performed or complied with by it on or prior to the Merger Closing Date;

  •
  no Material Adverse Effect having occurred with respect to Kismet since the date of the Business Combination Agreement which is continuing and uncured; and

  •
  the execution and delivery to the Company of an officer's certificate by Kismet.

Conditions to the Obligations of Kismet

        The obligations of Kismet to consummate the Proposed Transactions are subject to the satisfaction or written waiver (where permissible) by Kismet of the following conditions as of the Merger Closing Date:

  •
  the Pubco Fundamental Representations, the Company Fundamental Representations and the Company Shareholders Fundamental Representations being true and correct in all respects (except for de minimis inaccuracies) on and as of the date of the Business Combination Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date);

  •
  the other representations and warranties of Pubco, the Company, and the Company Shareholders set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of Pubco, the Company or the Company Shareholders pursuant thereto being true and correct on and as of the date of the Business Combination Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Pubco, the Company or any of its subsidiaries, or the Company Shareholders, as applicable;

  •
  Pubco, the Company and the Company Shareholders having performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under the Business Combination Agreement to be performed or complied with by them on or prior to the Merger Closing Date;

  •
  no Material Adverse Effect having occurred with respect to Pubco or the Company since the date of the Business Combination Agreement which is continuing and uncured; and

  •
  the execution and delivery to Kismet of certain closing deliverables, including (i) officers' certificates, (ii) if applicable, evidence reasonably acceptable to Kismet that any issued and outstanding Company convertible securities have been terminated, and (iii) various share transfer deliverables.

Termination

        The Business Combination Agreement may be terminated and the Proposed Transactions may be abandoned at any time prior to the consummation of the Proposed Transactions as follows:

  •
  by mutual written consent of Kismet and the Company;

  •
  by either Kismet or the Company if any of the conditions to Closing set forth in the Business Combination Agreement have not occurred prior to June 30, 2021 (the "Outside Date"); provided that if this registration statement on Form F-4 and the proxy statement/prospectus included herein is not declared effective by not later than 15 business days prior to the Outside Date, Kismet will have the right to extend the Outside Date for an additional period of three months; and provided further that the Business Combination Agreement may not be terminated under such provision of the Business Combination Agreement by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant or obligation contained therein, with such breach or violation being the proximate cause of the failure of the closing to occur on or prior to the Outside Date;

  •
  by either Kismet or the Company if any governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement, and such order or other action has become final and non-appealable; provided that the right to terminate the Business Combination Agreement pursuant to such section will not be available to a party if the failure by such party or its affiliates to comply with any provision of the Business Combination Agreement has been a substantial cause of such action;

  •
  by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Kismet set forth in the Business Combination Agreement, or if any representation or warranty of Kismet becomes untrue or materially inaccurate, in any case such that the related conditions to Closing contained in the Business Combination Agreement are not satisfied, subject to customary exceptions and cure rights;

  •
  by Kismet upon a breach of any representation, warranty, covenant or agreement on the part of the Company, Pubco or the Company Shareholders set forth in the Business Combination Agreement, or if any representation or warranty of the Company, Pubco or the Company Shareholders becomes untrue or inaccurate, in any case such that the related conditions to

    Closing contained in the Business Combination Agreement are not satisfied, subject to customary exceptions and cure rights;

  •
  by the Company if there shall have been a Material Adverse Effect on Kismet following the date of the Business Combination Agreement which is uncured and continuing;

  •
  by Kismet if there shall have been a Material Adverse Effect on the Company or Pubco following the date of the Business Combination Agreement which is uncured and continuing; or

  •
  by either Kismet or the Company if the special meeting of shareholders is held and has concluded, Kismet's shareholders have duly voted, and the Business Combination Proposal has not been approved by Kismet's shareholders.

        Upon termination of the Business Combination Agreement, the Business Combination Agreement will become void and have no further effect (other than certain customary provisions that will survive a termination), without any liability to the parties thereto (other than liability for any breach of the Business Combination Agreement by a party occurring prior to the termination of the Business Combination Agreement).

Specific Performance

        Each party is entitled under the Business Combination Agreement to seek an injunction, restraining order or other equitable remedy to prevent or remedy any breach of the Business Combination Agreement and to seek to enforce specifically the terms and provisions thereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under the Business Combination Agreement, at law or in equity.

Fees and Expenses

        Unless otherwise provided for in the Business Combination Agreement, all fees and expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby will be paid by the party incurring such fees and expenses. With respect to Kismet, such fees will be paid from funds held by Pubco (as Kismet's legal successor) either in or outside the Trust Account.

Amendments

        The Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Kismet, Pubco, the Company, Kismet's representative and the Company Shareholders representative.

Governing Law; Jurisdiction

        The Business Combination Agreement is governed by the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. The parties to the Business Combination Agreement have irrevocably and unconditionally submitted to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).

Ancillary Documents

        This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Ancillary Documents, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to this proxy statement/prospectus of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Kismet shareholders and other interested parties are urged to read such Ancillary Documents in their entirety prior to voting on the proposals presented at the general meeting.

Lock-Up Agreements

        At the Share Acquisition Closing, (i) the Key Company Shareholders shall each enter into a Lock-Up Agreement with Pubco (the "Company Shareholders Lock-Up Agreement"), and (ii) the Sponsor shall enter into a Lock-Up Agreement with Pubco (the "Sponsor Lock-Up Agreement" and, together with the Company Shareholders Lock-Up Agreement, the "Lock-Up Agreements").

        Pursuant to the Company Shareholders Lock-Up Agreement, subject to certain limited exceptions, the Key Company Shareholders agree not to transfer any Pubco ordinary shares received and to be received by the Key Company Shareholders pursuant to the Business Combination Agreement during the period commencing from the Share Acquisition Closing until the earlier to occur of (i) one year after the Share Acquisition Closing, (ii) 150 days after the Share Acquisition Closing, if the closing price of the Pubco ordinary shares during such period equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30 trading day period and (iii) a date after the Share Acquisition Closing on which Pubco consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Pubco's shareholders having the right to exchange their Pubco ordinary shares for cash, securities or other property.

        Pursuant to the Sponsor Lock-Up Agreement, subject to certain limited exceptions, the Sponsor agrees not to transfer any Pubco ordinary shares and the Pubco warrants received and to be received by the Sponsor pursuant to the A&R Forward Purchase Agreement and the Business Combination Agreement (including the Pubco ordinary shares issued or issuable upon the exercise or conversion of the Pubco warrants) during the period commencing from the Merger Closing until the earlier to occur of (i) one year after the Share Acquisition Closing, (ii) 150 days after the Share Acquisition Closing, if the closing price of the Pubco ordinary shares during such period equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30 trading day period and (iii) a date after the Share Acquisition Closing on which Pubco consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Pubco's shareholders having the right to exchange their Pubco ordinary shares for cash, securities or other property.

        Pursuant to the Sponsor Lock-Up Agreement, the Sponsor also agrees not to transfer any Pubco warrants until 30 days after the Merger Closing.

New Registration Rights Agreement

        By no later than the Merger Closing Date, Pubco, the Key Company Shareholders and the Sponsor shall enter into a registration rights agreement (the "New Registration Rights Agreement"), effective as of the Share Acquisition Closing. Pursuant to the New Registration Rights Agreement, among other things, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders (as defined therein) may demand at any time or from time to time, that Pubco file a registration statement with the SEC to register the securities of Pubco held by such Holders. The New Registration Rights Agreement will also (i) provide the Holders with "piggy-back" registration rights, subject to certain requirements and customary conditions, and (ii) terminate the Registration Rights Agreement, dated as of August 5, 2020, among Kismet, the Sponsor and the other "Holders" named therein.

A&R Forward Purchase Agreement

        On January 31, 2021, Kismet, Pubco and the Sponsor entered into an amended and restated Forward Purchase Agreement (the "A&R Forward Purchase Agreement"). The A&R Forward Purchase Agreement amends the Forward Purchase Agreement, dated August 5, 2020, between Kismet and the Sponsor by, among other things, increasing the Sponsor's purchase commitment thereunder from $20.0 million to $50.0 million and replacing the Sponsor's commitment to acquire Kismet's units with a commitment to acquire 5,000,000 Pubco ordinary shares and 1,000,000 Pubco public warrants in a private placement to occur after, and subject to, the Merger Closing and prior to the Share Acquisition Closing.

Organizational Structure

Prior to the Proposed Transactions

        The following diagram depicts the organizational structure of Kismet, the Company and Pubco before the Proposed Transactions.

ORGANIZATION STRUCTURE PRE-COMPLETION OF THE PROPOSED TRANSACTIONS

Following the Proposed Transactions

        The following diagram depicts the organizational structure of Kismet, the Company and Pubco after the Proposed Transactions.

ORGANIZATION STRUCTURE POST-COMPLETION OF THE PROPOSED TRANSACTIONS(1)

(1)
These relative percentages assume (i) that none of Kismet's existing public shareholders exercise their redemption rights and (ii) that no additional equity securities of Kismet or Pubco are issued, other than the Pubco ordinary shares to be purchased by the Sponsor pursuant to the terms of the A&R Forward Purchase Agreement. The structure chart excludes (a) shares issuable upon the exercise of 20,250,0000 Pubco warrants to be outstanding, including pursuant to the terms of the A&R Forward Purchase Agreement, upon completion of the Proposed Transactions, and (b) 120,000 Pubco ordinary shares issuable pursuant to options held by three of Kismet's independent directors.

(2)
Includes 5,000,000 Pubco ordinary shares to be purchased pursuant to the terms of the A&R Forward Purchase Agreement

(3)
Based on an estimated price of $10.00 per share.

Name, Headquarters; Stock Symbols

        The name of Kismet after the consummation of the Proposed Transactions will be Nexters Inc. and our headquarters will be located at 55, Griva Digeni, 3101, Limassol, Cyprus. We intend to apply for listing, effective at the time of the Closing, of Nexters Inc. common stock and Nexters Inc. warrants on the Nasdaq under the symbols "GDEV" and "GDEVW," respectively. Our publicly traded Kismet units will separate into the component securities upon the Merger Closing and each component security will be exchanged into a substantially equivalent Pubco security. Kismet's securities will no longer be publicly traded following their exchange into Pubco securities.

Interests of Certain Persons in the Proposed Transactions

        In considering the recommendation of Kismet's board of directors to vote in favor of the Proposed Transactions, Kismet's shareholders should be aware that, aside from their interests as shareholders, the Sponsor and Kismet's directors and officers have interests in the Proposed Transactions that are different from, or in addition to, those of other Kismet shareholders and Kismet warrant holders generally. Kismet's directors were aware of and considered these interests, among other matters, in evaluating the Proposed Transactions, and in recommending to Kismet shareholders that they approve the Proposed Transactions. Kismet shareholders should take these interests into account in deciding whether to approve the Proposed Transactions. These interests include, among other things:

  •
  the beneficial ownership of the Sponsor of 6,750,000 Kismet founder shares, which shares would become worthless if Kismet does not complete a business combination within the applicable time period, as the Sponsor waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $            based on the closing price of the Kismet ordinary shares of $            on Nasdaq on                        , 2021, the record date for the special meeting of shareholders;

  •
  the beneficial ownership of each of Kismet's three independent directors of an option to purchase 40,000 Kismet ordinary shares at an exercise price of $10.00 per share, which will vest upon the consummation of the Proposed Transactions and will expire worthless if Kismet fails to complete a business combination within the required time period;

  •
  the Sponsor is expected to hold an aggregate of approximately 5.7% of the outstanding Pubco ordinary shares upon the consummation of the Proposed Transactions, assuming none of Kismet's existing public shareholders exercise their redemption rights;

  •
  Kismet's directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on Kismet's behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

  •
  the potential continuation of Ivan Tavrin as a director of Pubco; and

  •
  the continued indemnification of current directors and officers of Kismet and the continuation of directors' and officers' liability insurance after the Proposed Transactions.

        These interests may influence Kismet's directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

Background of the Proposed Transactions

        Kismet is a blank check company incorporated as a British Virgin Islands business company with limited liability on June 3, 2020 for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar initial business combination with one or more businesses or entities. Kismet's business strategy is to capitalize on the substantial deal sourcing, investing and operating expertise of its founder, chairman and chief executive officer, Ivan Tavrin. Mr. Tavrin is a Russian entrepreneur with substantial experience in building, operating and investing in businesses, predominantly in TMT and consumer industries, both in the private and public markets. The ultimate goal of this business strategy is to maximize shareholder value. The Proposed Transactions were the result of an extensive search for a potential transaction utilizing the broad network of contacts and corporate relationships developed by Kismet's management. The terms of the Business Combination Agreement are the result of extensive negotiations between the Kismet management team and the Company management team and shareholders. The following is a brief description of the material background of these negotiations, the Proposed Transactions and related transactions.

        On August 10, 2020, Kismet consummated its IPO and the sale of 25,000,000 Kismet units. Kismet granted the underwriters a 45-day option to purchase up to an additional 3,750,000 Kismet units at the

IPO price to cover over-allotments, if any. The over-allotment option expired unexercised on September 19, 2020. Simultaneously with the closing of the IPO, Kismet consummated the private placement of 6,750,000 Kismet warrants to the Sponsor, generating gross proceeds of approximately $6.8 million. In connection with the IPO, Credit Suisse ("Credit Suisse") and BofA Securities, Inc. ("BofA") served as joint book-running managers, and Greenberg Traurig, LLP ("GT") acted as U.S. legal advisor to Kismet.

        Following the closing of the IPO, Kismet commenced an active search for potential target businesses or assets to acquire for the purpose of consummating its initial business combination. It reviewed self-generated ideas, explored ideas with the underwriters from its IPO, and contacted, and were contacted by, a number of individuals and entities with respect to dozens of business combination opportunities. As part of this process, Kismet management considered more than 40 potential acquisition targets focusing primarily on the companies in the telecommunications infrastructure, internet and technology and consumer goods and services sectors operating in Russia and/or global businesses established by Russian-speaking founders.

        From August to November 2020, Kismet had engaged in detailed discussions directly with the senior executives, shareholders or sponsors of eight alternative target opportunities, other than the Company (the "Other Potential Acquisitions"). In several cases, Kismet presented term sheets and letters of intent describing the structure or principal terms of potential business combinations. As part of its acquisition strategy, Kismet focused on bilateral discussions with the key decision makers of each of the Other Potential Acquisitions regarding a potential transaction.

        The Kismet's Board of Directors ultimately determined that the business combination with the Company was the most attractive potential transaction for Kismet. The decision to ultimately pursue the business combination with the Company over the Other Potential Acquisitions was generally the result of, but not limited to, one or more of the following reasons:

  •
  the determination of Kismet's management and the Sponsor that the Company was an attractive investment opportunity due to strong fundamentals and high historical revenue growth and profitability of the general gaming sector, the Company being a founder-led company with a seasoned management team with a deep expertise in game development and marketing, and the Company benefiting from multiple organic and inorganic opportunities to drive further growth;

  •
  the determination of Kismet's management and the Sponsor that the Company was a more attractive and actionable opportunity than the Other Potential Acquisitions;

  •
  the determination of Kismet's management and the Sponsor that a business combination with the Company was quicker to execute than the Other Potential Acquisitions; and

  •
  a difference in valuation expectations, as well as different views on the general benefits deriving from accessing public markets through a business combination with a blank check company as opposed to a traditional initial public offering process, between Kismet and the senior executives or shareholders of the Other Potential Acquisitions.

        The following paragraphs contain additional material details of the interactions between representatives of Kismet, the Sponsor, the Company and the Company Shareholders.

        Following the completion of the IPO, Ivan Tavrin initiated contact with a number of tech investors, executives and founders in his network to discuss de-SPAC opportunities. Included among the persons contacted were Igor and Dmitry Bukman, who in a call on August 20, 2020 suggested introducing Mr. Tavrin to Andrey Fadeev, CEO of Nexters, a company in which Igor and Dmitry Bukman purchased a stake in 2018. On September 17, 2020, Mr. Tavrin and Oleg Bibergan, a representative of the Sponsor, met with Andrey Fadeev in Moscow. During this meeting, the parties discussed the Company's business and the opportunity for the Company to go public through a business combination with Kismet. This initial meeting was followed up by a series of calls in the following two weeks to discuss, among other topics, the Company's business and the possibility of a transaction between the Company and Kismet.

        On October 8, 2020, Mr. Tavrin and Mr. Bibergan received from Anton Reinhold, chief business development officer at the Company, an initial set of information concerning the Company, including high-level estimates on the Company's revenues, marketing expense and net income for the period 2018 to 2021.

        On October 26, 2020, a process letter was sent by Mr. Tavrin to the Company's significant shareholders, including a tentative roadmap for a potential transaction between Kismet and the Company. Based, inter alia, on the industry analysis made by Kismet, comparative valuation of industry peers, discussion of Kismet with its advisors and the high-level estimates provided by Mr. Reinhold on October 8, 2020, Kismet proposed an initial pre-money equity value of the Company of $1,832.5 million, assuming no debt or debt-like items and a normalized level of working capital. Beginning on October 26, 2020, Mr. Tavrin and Mr. Bibergan had multiple discussions with the Company's significant shareholders primarily focusing on the Company's valuation. The significant shareholders of the Company requested a higher valuation for the Company. Following discussions between Kismet's and the Company's respective representatives between October 26 and November 18, 2020, with such discussions primarily focusing on the Company's growth fundamentals, a comparative valuation of industry peers, and the Company's positioning relative to industry peers, the parties agreed to revise the Company's pre-money equity valuation to $2,032.5 million.

        Sponsor's representatives periodically updated Kismet's board of directors with respect to the discussions with the Company's representatives and on November 17, 2020 sent the members of Kismet's board of directors a final draft of a non-binding letter of intent.

        On November 18, 2020, Kismet and the Company entered into the non-binding letter of intent, setting out, among other things, the valuation of the Company, being a pre-money equity value of $2,032.5 million, assuming no debt or debt-like items and a normalized level of working capital, the amount of cash to be paid to the Company Shareholders (up to $150 million) and retained by the combined company post-Proposed Transactions (up to $150 million), the Sponsor's intention to invest up to $50 million of additional capital in connection with the Proposed Transactions, and agreement of the parties to develop a corporate governance structure for the combined company that would meet the expectations of the Company Shareholders, including that the initial board of directors of the combined company would include, among others, Igor Bukhman, Dmitrii Bukhman, Andrey Fadeev, Boris Gertsovskiy and Ivan Tavrin. The letter of intent included a binding exclusivity period lasting until May 31, 2021.

        On November 20, 2020, Mr. Bibergan sent an email to the members of Kismet's board of directors, including a final version of the non-binding letter of intent executed between Kismet and the Company and informing the members of Kismet's board of directors that representatives of the Sponsor would follow up soon to present in detail the prospective transaction.

        On November 25, 2020, Sergey Lebedev-Gorsky, a representative of the Sponsor, circulated to the members of Kismet's board of directors a presentation outlining the key elements and rationale for the prospective transaction.

        On December 2, 2020, representatives of the Sponsor held an update call with the members of Kismet's board of directors, during which the proposed business combination with the Company was discussed in detail. Representatives of the Sponsor provided a general overview of the gaming market and presented their views on the key elements of the proposed transaction with the Company, such as the potential transaction structure, key valuation items (including the high-level estimates provided by Mr. Reinhold on October 8, 2020), and the main risks and mitigants identified to date. The Sponsor's representatives discussed with Kismet's board of directors due diligence workstreams and engagement of third party advisors to assist with such workstreams. The Sponsor's representatives also outlined certain immediate next steps with respect to the transaction, setting out a preliminary transaction timeline. On the same date, Kismet engaged Newzoo to provide a suite of commercial due diligence advisory services in support of Kismet's evaluation of a potential transaction with the Company. A final set of commercial diligence reports was delivered by Newzoo to Kismet on January 22 and 23, 2021.

        Until the signing of definitive documentation, Sponsor's representatives and Mr. Tavrin periodically consulted with Kismet's board of directors and individual directors of Kismet and received their input and guidance with respect to the proposed transaction and the terms thereof, among other matters.

        On December 2, 2020, Skadden, Arps, Slate, Meagher & Flom (UK) LLP ("Skadden"), legal counsel to Kismet, sent a legal due diligence request list to Latham & Watkins LLP ("Latham"), legal counsel to the Company. The Company started addressing these questions by uploading an initial set of documents to a virtual dataroom on December 8, 2020. Several follow-up questions were submitted by Skadden over the course of the following weeks. Kismet, Skadden and Kismet's local counsel and PriceWaterHouse Coopers LLP ("PWC"), tax advisor to Kismet, conducted due diligence review of the Company lasting until two days before the initial public announcement of the transaction.

        In addition, on or around December 2, 2020, Kismet instructed Deloitte Touche Tohmatsu Limited ("Deloitte") to conduct financial and IT due diligence activities on the Company and its subsidiaries. Deloitte delivered a final version of its financial and IT due diligence report to Kismet on January 25, 2021.

        On December 8, 2020, representatives of the Company, Kismet, Latham, Skadden, GT, BofA, Credit Suisse and KPMG LLP ("KPMG"), accounting and tax advisor to the Company, engaged in an all hands video call to discuss potential transaction structures and how best to move forward with various work streams, including auditing the Company financials in accordance with PCAOB standards, certain corporate governance matters, appointing local counsel and general due diligence. It was agreed that the principals and their advisors would have weekly calls to discuss deal progress.

        On December 14, 2020, representatives of the Company, Kismet, Latham, Skadden, GT, BofA, Credit Suisse and KPMG participated in a weekly update video call with respect to the transaction. The main topics for discussion included potential transaction structures and related tax considerations, corporate governance matters, and a status update on the PCAOB audit of the Company's financials, general due diligence and the acquisition by the Company of NX Online LLC and NX Studio LLC.

        On December 16, 2020, KPMG produced and circulated to the Company, Kismet and their respective legal advisors a draft presentation with tax analysis of potential transaction structures. An updated draft of this presentation reflecting input from all teams was circulated by KPMG to the Company, Kismet and their respective legal advisors on December 21, 2020.

        On December 21, 2020, Skadden circulated to Kismet, the Company and Latham a simplified calendar of tentative SEC filing dates and financial statements requirements for such filings. On the same date, representatives of the Company, Kismet, Latham, Skadden, GT, Ogier, British Virgin Islands counsel to Kismet, BofA, Credit Suisse and KPMG joined a weekly update video call and discussed potential transaction structures, the Company's PCAOB audit process, a tentative SEC filings calendar and a status update on general due diligence and the acquisition by the Company of NX Online LLC and NX Studio LLC, among other matters.

        On December 23, 2020, Skadden, on behalf of Kismet, circulated a corporate governance proposal to Latham, setting out two alternative options implementing, in each case, the structural elements requested by the significant shareholders of the Company and agreed by the parties in the letter of intent of November 18, 2020 and in subsequent discussions: an option with dual-class share structure, with Mr. Fadeev, Mr. Gertsovskiy and Everix Investments Limited holding super-voting shares

("Option A"), and an option with Mr. Fadeev, Mr. Gertsovskiy and Everix Investments Limited having a right to appoint in aggregate four directors of the board of directors of the combined company ("Option B"). The parties discussed and adjusted the two options between December 23 and December 28, 2020. On December 28, 2020, it was decided that both options would be presented to the current significant shareholders of the Company for their consideration, with Kismet recommendation being to adopt Option B.

        On December 24, 2020, Mr. Bibergan sent an email to Clifford Tompsett, an independent director of Kismet and chairman of its audit committee, providing an update on the prospective transaction structure that was agreed between Kismet and the Company following the work done by the tax advisers and legal counsels engaged by the parties.

        From December 21 to 25, 2020, representatives of Skadden and Latham exchanged emails to follow-up on a tentative SEC filings calendar and discuss possible corporate governance structures. Representatives of Kismet, including Mr. Bibergan, and the Company, including Alexander Karavaev, the chief financial officer of the Company, were copied on some of these emails and actively contributed to the discussion.

        On December 28, 2020, representatives of the Company, Kismet, Latham, Skadden, GT, Ogier, BofA, Credit Suisse and KPMG joined a weekly update video call and discussed transaction timetable and next steps for the transaction. In addition, Skadden circulated a first draft of the signing checklist to all parties.

        On December 29, 2020, Mr. Tompsett sent an email to Mr. Bibergan and Andrey Korolev, a representative of the Sponsor, asking them to provide additional information on the proposed transaction structure and alternative options, outlining in each case the key advantages and disadvantages for the current and prospective shareholders of the combined entity. On December 31, 2020, Mr. Bibergan, Mr. Korolev and Artem Kim, a tax specialist of Kismet, held a call with Mr. Tompsett to discuss the relative risks and advantages of the transaction structure that had been selected by the parties over the alternative options.

        On December 29, 2020, representatives of the Company, Kismet, Latham and Skadden held a video call to perform a further due diligence review covering various aspects of the business of the Company and its subsidiaries.

        On January 5, 2021, representatives of the Company, Kismet, Latham, Skadden, GT, Ogier, BofA, Credit Suisse and KPMG joined a weekly update video call with respect to the transaction. The main topics for discussion included a proposed calendar for SEC filings and accounts required, management presentation preparations and marketing plans, investor wall-crossing, corporate governance matters, current and future employee stock ownership plans, the status of the PCAOB audit of the Company's financials and transaction documentation, among other matters.

        On January 6, 2021, Kismet agreed to engage Wallbrook Advisory Limited ("Wallbrook") to provide certain screening and background check services with respect to the Company's management and key stakeholders. Wallbrook delivered a final version of its report to Kismet on January 14, 2021.

        On January 7, 2021, Skadden circulated the first draft of the Business Combination Agreement to the Company and Latham.

        Beginning on January 10, 2021, Mr. Tavrin and Mr. Bibergan had multiple discussions with executive managers of Everix Investments Limited and Mr. Fadeev on the proposed corporate governance of the combined company. Between January 10 and 19, 2021, the parties discussed and adjusted the corporate governance structure initially proposed by Kismet on December 23, 2020 to respond to various requests made by the significant shareholders of the Company and to address discussions of the parties.

        On January 11, 2021, representatives of the Company, Kismet, Latham, Skadden, GT, Ogier, BofA, Credit Suisse and KPMG joined a weekly update video call and discussed certain outstanding points related to the transaction structure, management presentation preparations and marketing plans, investor wall-crossing, corporate governance matters, current and future employee stock ownership plans, the status of the PCAOB audit of the Company's financials and transaction documentation, among other matters.

        On January 11, 2021, Mr. Korolev circulated to all parties the first draft of an investor presentation for the meetings with certain wall-crossed investors of Kismet. Representatives of Kismet, the Company and their respective advisors held a call to discuss the investor presentation and other related matters on January 18, 2021. Several follow-up questions and comments were submitted by all parties over the course of the following two weeks. This presentation was used from January 26 to January 29, 2021, when Mr. Tavrin and the Company's management, comprising Mr. Fadeev, Mr. Karavaev and Mr. Reinhold conducted investor meetings with certain wall-crossed investors.

        On January 14, 2021, representatives of Kismet and LionTree participated in a call to introduce the potential transaction to LionTree. LionTree was subsequently engaged as additional capital markets advisor to Kismet with respect to the transaction.

        On January 15 and 16, 2021, Latham circulated to Kismet and Skadden a first set of comments on the draft of the Business Combination Agreement. During the week commencing on January 18, 2021, the parties continued to discuss drafts of the Business Combination Agreement, with key issues lists being circulated between the Company, Kismet and their respective advisors focused on the survival of the parties' respective representations and warranties, the cash component of the transaction and the parties' responsibility for transaction expenses.

        On January 16, 2021, the Company circulated to Kismet the draft of a vendor tax due diligence report, prepared by KPMG. This draft was subsequently reviewed by PWC.

        On January 18, 2021, representatives of the Company, Kismet, Latham, Skadden, GT, Ogier, BofA, Credit Suisse, LionTree and KPMG joined a weekly update video call and discussed the status of the key transaction documents, the investor presentation, investor wall-crossing, corporate governance matters, the status of the PCAOB audit of the Company's financials and general due diligence, among other matters.

        On January 18, 2021, Skadden circulated a revised draft of the Business Combination Agreement.

        On January 18, 2021, the significant shareholders of the Company made a near-final corporate governance proposal to Kismet, pursuant to which Everix Investments Limited would have the right to appoint two directors to the board of the combined company for so long as it holds at least 45% of the shares of the combined company that it holds on the closing date of the Proposed Transactions and one director for so long as it holds at least 25% of such shares. Also, Mr. Fadeev and Mr. Gertsovskiy (acting jointly) would have the right to appoint two directors to the board of the combined company for so long as they together hold at least 45% of the shares of the combined company that they hold on the closing date of the Proposed Transactions and one director for so long as they hold at least 25% of such shares. The proposal also included a list of matters requiring approval of a supermajority vote of the board of directors of the combined company (including appointment of the CEO, dividend policy adoption, providing credit to third parties, M&A activity, changing the size of the board of directors, adoption of equity incentive plans, strategy and business plan of the company, actions relating to the warrants of the combined company, sale of the company and changes to the constitutional documents of the company) and its shareholders (including compensation of executives, taking certain actions with respect to company IP, legal proceedings of the company, removal of an independent director and guaranteeing obligations of third parties).

        Between January 18 and January 29, 2021, Mr. Bibergan and Skadden representatives corresponded via email with representatives of Everix Investments Limited, including Mr. Zinin and Yulia Pimpe, a representative of Everix Investments Limited, to discuss corporate governance and other matters related to the transaction. The parties agreed on a corporate governance structure largely as outlined in the proposal made on January 18 by the significant shareholders of the Company, except that the two-director appointment threshold was revised from 45% to 50% and certain reserved matters were removed and adjusted as described further in the section entitled "Description of Pubco's Securities" this proxy statement/prospectus.

        On January 21, 2021, Skadden circulated a draft of the form Lock-Up Agreement and the New Registration Rights Agreement to Latham. On the same date, drafts of the form Lock-Up Agreement and the New Registration Rights Agreement were also sent by Skadden to Everix Investments Limited.

        On January 21, 2021, Mr. Zinin provided a set of comments on the draft Business Combination Agreement previously circulated by Skadden.

        On January 22, 2021, Mr. Bibergan, Yulia Lazareva, a representative of the Sponsor, Mr. Zinin, Mrs. Pimpe and Mr. Fadeev held a call to discuss certain outstanding issues pertaining the draft Business Combination Agreement, including the minimum cash condition, the responsibility for the purchaser transaction expenses and the survival of the representations and warranties made in the Business Combination Agreement. These matters were resolved as reflected in the final draft of the Business Combination Agreement. In addition, on the same date, Latham circulated to Kismet and Skadden a further set of comments on the draft Business Combination Agreement. During the following ten days, Everix Investments Limited, Kismet, the Company and their advisors continued to discuss issues and exchange drafts of the transaction documents. Furthermore, Kismet continued its diligence workstream, including with two calls among Mr. Karavaev and certain representatives of Kismet, Skadden and Latham on January 28 and 29, 2021 to discuss legal due diligence.

        On January 22, 2021, Mr. Bibergan circulated to all parties a first draft of the press release announcing the signing of the transaction and other related matters. All teams exchanged comments and edits on this draft until announcement of the transaction on February 1, 2021.

        From January 19 to January 25, 2021, Mr. Tavrin and Mr. Bibergan engaged with the Company's significant shareholders and Mr. Karavaev to discuss the outcome of Kismet's final due diligence findings on the Company and its subsidiaries, and their impact on the transaction. As a consequence of these discussions, the Company revised its financial projections and the final versions of such projections that are described further in the section entitled "—Certain Forecasted Financial Information for the Company" of this proxy statement/prospectus. In addition, Kismet requested to defer the issuance of a number of Pubco ordinary shares valued at approximately $200 million until the volume weighted average trading price of the Pubco ordinary shares reaches or exceeds certain thresholds during a period of time following the business combination, effectively reducing the Closing date pre-money equity value of the Company to $1,832.5 million. Extensive negotiations ensued, with the parties primarily focusing on the length of the period during which the volume weighted average trading price of the Pubco ordinary shares would become relevant and which shareholders of the Company would be receiving deferred shares. At the end of these discussions, it was agreed that the issuance of an aggregate of 20,000,000 Exchange Shares to all the Company's shareholders (other than Everix Investments Limited) would be deferred in the manner contemplated by the Business Combination Agreement.

        On January 25, 2021, representatives of the Company, Kismet, Latham, Skadden, GT, Ogier, BofA, Credit Suisse, LionTree and KPMG joined a weekly update video call. The main topics for discussion included the status of the Business Combination Agreement and the ancillary documents, the investor presentation, corporate governance matters, future employee stock ownership plans and SEC filings.

        On January 25, 2021, Mr. Korolev circulated to Skadden and Latham a video presentation regarding the proposed business combination and related transactions. Several comments were provided by Skadden and Latham over the course of the following days.

        On January 26, 2021, Skadden circulated a draft of the A&R Forward Purchase Agreement to Latham. On the same date, draft of the A&R Forward Purchase Agreement was also sent by Skadden to Everix Investments Limited.

        On January 27, 2021, Latham and Skadden exchanged drafts of the Disclosure Schedules.

        From January 27 to 31, 2021, Everix Investments Limited, Kismet, the Company and their advisors continued to communicate to resolve the remaining open points related to the Business Combination Agreement and the ancillary documents, including, in particular, the scope of the representations and warranties contained in the Business Combination Agreement and the scope of the post-closing indemnification obligations. In addition, multiple drafts of the announcement press release and Kismet's current report on Form 8-K announcing the transaction were circulated for review and comments.

        On January 28, 2021, representatives of the Sponsor distributed updated drafts of all transaction documents to Kismet's board of directors, together with other information concerning the proposed transaction.

        On January 29, 2021, representatives of the Sponsor and Skadden participated in a call with the members of Kismet's board of directors, during which the Sponsor's representatives presented, and the parties discussed, the Company's financial projections and its valuation, and the Sponsor's representatives provided an update on the key due diligence findings, the transaction structure and the status of negotiations on the transaction documentation. Kismet's board of directors was also briefed on their fiduciary duties with respect to the transaction and reviewed with the representatives of the Sponsor the proposed corporate governance arrangements and the proposed final valuation of the Company. At the conclusion of the meeting, Kismet's board of directors approved, among other things, the adoption of the Business Combination Agreement and the transactions contemplated thereby and entering into all ancillary agreements, including the Lock-Up Agreements, the New Registration Rights Agreement, the A&R Forward Purchase Agreement.

        On January 31, 2021, after relevant comments and updated drafts of the Business Combination Agreement and other various agreements were shared with and agreed to by the parties, Skadden and Latham circulated the execution versions of the Business Combination Agreement, including the Disclosure Schedules and all exhibits, the Lock-Up Agreements, the New Registration Rights Agreement, the A&R Forward Purchase Agreement and various other documents to be delivered concurrently with the signing.

        The Business Combination Agreement was signed in the afternoon of January 31, 2021. On February 1, 2021, the press release was released and Kismet's current report on Form 8-K was filed with the SEC.

Kismet's Board of Directors' Reasons for Approval of the Proposed Transactions.

        On January 29, 2021, Kismet's board unanimously (i) approved the Business Combination Agreement and the transactions contemplated thereby, (ii) determined that the Proposed Transactions are advisable and fair to and in the best interests of Kismet and its shareholders, and (iii) recommended that Kismet's shareholders approve the Business Combination Proposal and the other proposals described herein.

        In evaluating the Proposed Transactions and making these determinations and its recommendation, Kismet's board consulted with its advisors and considered a number of factors, including, but not limited to, the factors discussed below. In light of the wide number and complexity of the factors considered in connection with its evaluation of the Proposed Transactions, the board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Kismet's board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Kismet's board's reasons for the Proposed Transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under "Cautionary Note Regarding Forward-Looking Statements."

        Kismet's board considered a number of factors pertaining to the Proposed Transactions as generally supporting its decision to approve the entry into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

        A Leading Player in the Mobile RPG Genre.    The Company is one of the top five independent game developers in Europe (excluding developers owned and controlled by other companies active in the gaming market), based on in-game purchases net of platform fees between January and November 2020. Since its original launch in 2016, the Company's core product offering, Hero Wars, has evolved into a well-recognized global gaming franchise in the RPG genre, with 5.7 million average MAUs and 896 thousand average DAUs across more than 70 countries in the year ended December 31, 2020. As of December 31, 2020, Hero Wars, was ranked fourth on Android and 13th on iOS according to the top grossing charts in the United States.

        Highly Diversified Global User and Revenue Base.    Kismet's board's belief that the Company has developed a highly diversified customer base, proving its ability to adapt and localize its games across regions and countries. Originally launched in Russian, Hero Wars is currently available in ten languages and in more than 70 countries across the world, including major markets such as the United States, the European Union, Japan, Korea, and Taiwan. Developed markets account for the majority of the Company's revenue base, with United States accounting for 37% of the Company's revenue for the year ended December 31, 2020, and Europe, Asia and the Former Soviet Union countries accounting for 24%, 16%, and 15%, respectively, in the same period.

        Strong Focus on Mobile Gaming.    The Company is exposed to mobile gaming, which is one of the most dynamic and high-growing segments of the global gaming industry. The Company's mobile platform accounted for approximately 62.5% of DAUs and over 78% of the Company's total revenue in the year ended December 31, 2020.

        Data-Driven Marketing and Monetization Strategy.    The Company utilizes proprietary user acquisition technology and data-driven decision-making to achieve attractive and consistently growing monetization key performance metrics. Kismet's board believed that the Company has been particularly successful in identifying and attracting a core base of frequent payers in the game who generate superior revenue flow and form loyal and highly predictable cohorts. In the fourth quarter of 2020, cohorts from previous periods accounted for approximately 81.5% of the Company's Bookings and the ABPPU for the Company's core title Hero Wars was $141/month.
        Technology Platform.    In recent years, the Company has developed a sizeable built-to-scale platform enabling it to run a streamlined content development process and providing a value-enhancing platform for potential newly acquired games and companies. Kismet's board believed that the Company is well-positioned to capitalize on secular entertainment and content consumption trends through the strengths of its content and technology platform.

        Financially Sound and Cash Generative Business.    The Company's business model has enabled it to achieve sustainable self-funded growth without attracting material external financing since inception. In particular, between 2018 and 2020, the Company achieved ten times growth in Bookings, while generating $120.6 million in net cash flows generated from operating activities for the year ended

December 31, 2020. Kismet's board believes that this financially sound model will continue to generate strong margins and operating cash flow.

        Founder-Led Management Team.    Kismet's board's belief, after discussion with management, that the Company's founder-led management team is talented and experienced, with the ability to effectively execute the Company's strategy supported by the complementary expertise of core shareholders and the Sponsor.

        Well-positioned Regional M&A Consolidation Platform.    Kismet's board perceived there to be an opportunity for the Company to act as an industry consolidator in the gaming space primarily in the Former Soviet Union countries and in Europe.

        Other Alternatives.    Kismet's board's belief, after a thorough review of other business combination opportunities reasonably available to Kismet, many of which the board believed were highly attractive, that the Proposed Transaction represent the best potential business combination for Kismet based upon the process utilized to evaluate and assess other potential acquisition targets.

        Terms of the Business Combination Agreement and Related Agreements.    Kismet's board of directors reviewed the financial and other terms of the Business Combination Agreement and related agreements and determined that they were the product of arm's-length negotiations among the parties.

        The board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Proposed Transactions, including, but not limited to, the following:

        Company's Revenues.    Substantially all of the Company's revenues are generated from one game, a small percentage of users generate a large amount percentage of the Company's revenues, and the Company has a history of operating losses.

        Benefits Not Achieved.    The risk that the potential benefits of the Proposed Transactions may not be fully achieved, or may not be achieved within the expected timeframe.

        Liquidation of Kismet.    The risks and costs to Kismet if the Proposed Transactions are not completed and Kismet is unable to consummate an initial business combination by August 10, 2022, forcing Kismet to liquidate and the Kismet warrants to expire worthless.

        Exclusivity.    The fact that the Business Combination Agreement includes an exclusivity provision that restricts Kismet's ability to consider alternative transactions unless the Business Combination Agreement is terminated in accordance with its terms, which exclusivity provision, in the event the Proposed Transactions are not consummated, could increase the risk of Kismet being unable to consummate an initial business combination by August 10, 2022.

        Shareholder Vote; Redemptions.    The risk that Kismet's shareholders may fail to provide the respective votes necessary to effect the Proposed Transactions, or that a large number of Kismet shareholders may seek redemption of their public shares and adversely impact the post-Closing liquidity of Pubco.

        Closing Conditions.    The fact that the consummation of the Proposed Transactions is conditioned on the satisfaction of certain closing conditions that are not within Kismet's control.

        Other Risks.    Various other risks associated with the Proposed Transactions, the business of Kismet and the business of the Company described under "Risk Factors."

        In addition to considering the factors described above, the board also considered that the officers and some of the directors of Kismet may have interests in the Proposed Transactions as individuals that are different from, or in addition to, those of other shareholders and warrant holders generally (see "—Interests of Certain Persons in the Proposed Transactions."). Kismet's independent directors reviewed and considered these interests during their evaluation of the Proposed Transactions and in unanimously approving, as members of Kismet's board, the Business Combination Agreement and the transactions contemplated therein, including the Proposed Transactions.

        The board concluded that the potential benefits that it expected Kismet and its shareholders to achieve as a result of the Proposed Transactions outweighed the potentially negative factors associated with the Proposed Transactions. Accordingly, the board unanimously determined that the Business Combination Agreement and the transactions contemplated thereby, including the Proposed Transactions, were advisable, fair to, and in the best interests of, Kismet and its shareholders. The foregoing discussion of the information and factors considered by Kismet's board of directors is not meant to be exhaustive, but includes the material information and factors considered by Kismet's board of directors.

Certain Forecasted Financial Information for the Company

        The Company provided Kismet with internally prepared forecasts, including for calendar year 2021. This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. As a private company, the Company does not, as a matter of course, make public projections as to future performance or other results of operations. The forecasts were prepared and provided to the Kismet's board of directors, Kismet's financial advisors, and certain wall-crossed investors of Kismet. The forecasts are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. You are cautioned not to rely on the forecasts in making a decision regarding the transaction, as the forecasts may be materially different than actual results.

        The forecasts are based on information as of the date of this proxy statement/prospectus and reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond the Company's control, such as the risks and uncertainties contained in the section entitled "Risk Factors." The most significant assumptions upon which the Company's management based its forecasts and the reasonable and supportable basis for those assumptions are, among other things: (i) the dynamics of new paying user cohorts remaining in line with historical ones; (ii) growth in marketing spend, mainly driven by marketing spend on promotion of new titles; (iii) the payback period of marketing costs remaining in line with historical data, excluding any substantial effects resulting from the changes implemented by Apple with the release of iOS 14, including the need for app users to opt-in before their Identifier for Advertising, or IDFA, can be accessed by an app as these effects cannot be reliably estimated as of the date on this proxy statement/prospectus; (iv) substantial increase in game operation cost and general and administrative expenses as a result of preparation for becoming a publicly-listed company and expansion of the operations; (v) no changes in platforms policies related to marketing and protection of the user data; (vi) no unexpected regulatory changes; (vii) successful launches of new titles; and (viii) no material changes in the competitive landscape.

        The Company's management believes that the assumptions used to derive its forecasts are both reasonable and supportable. The Company's management derived its forecasts based on modeling of growth assumptions and estimates of controllable expenditures. In preparing the models, the Company's management relied on a number of factors, including the executive team's experience in the mobile gaming industry and the historical performance of the Company.

        Although the assumptions and estimates on which the forecasts are based are believed by the Kismet's management to be reasonable and based on the best then-currently available information,

including information made available by the Company, the financial forecasts are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Kismet's control. There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the forecasts. The inclusion of the forecasted financial information in this proxy statement/prospectus should not be regarded as an indication that the Company or Kismet or their respective representatives considered or consider the forecasts to be a reliable prediction of future events, and reliance should not be placed on the forecasts.

        The forecasts were requested by, and disclosed to, Kismet for use as a component in its overall evaluation of the Company, and are included in this proxy statement/prospectus on that account. The Company has not warranted the accuracy, reliability, appropriateness or completeness of the forecasts to anyone, including to Kismet. Neither the Company's management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the forecasts, and none of them intends to or undertakes any obligation to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Accordingly, they should not be looked upon as "guidance" of any sort. The Company will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

        The prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, the Company's management. JSC "KPMG" has not audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the accompanying prospective financial information and, accordingly, JSC "KPMG" does not express an opinion or any other form of assurance with respect thereto. The JSC "KPMG" report included in this proxy statement/prospectus relates to the Company's previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.

        The following table sets forth certain summarized prospective financial information regarding the Company for the years shown:

	Forecast Year Ending December 31,
	2021E	2022E	2023E
	(dollars in millions, except as otherwise indicated)
Bookings(1)
thereof:
Hero Wars	598	624	620
New titles	12	116	256
Total	$610	$740	$876
Costs and expenses:
Adjusted platform commissions(2)	$(185)	$(227)	$(265)
Selling and marketing expenses	$(265)	$(259)	$(316)
thereof:
Related to Hero Wars	(251)	(174)	(193)
Related to new titles	(14)	(85)	(123)
Game operation cost and general and administrative expenses	$(43)	$(56)	$(59)
Total	$(493)	$(542)	$(640)

(1)
The Company defines Bookings as revenue generated from both in-game purchases and advertising, before taking into account deferral of certain revenue attributable to purchases of durable virtual items. Bookings is a non-IFRS financial measure, and should not be construed as an alternative to revenue, the most comparable IFRS measure, as an indicator of operating performance as determined in accordance with IFRS.

  For more information see "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics and Non-IFRS Measures—Bookings."

(2)
The Company defines adjusted platform commissions as commissions charged by platforms which it uses to distribute its games, before taking into account deferral of certain commission fees. Adjusted platform commissions is a non-IFRS financial measure, and should not be construed as an alternative to platform commissions, the most comparable IFRS measure, as an indicator of operating performance as determined in accordance with IFRS. The Company believes that adjusted platform commissions, when taken together with platform commissions, is useful to investors and analysts because it gives a more complete understanding of factors and trends affecting its business than IFRS measures alone. Adjusted platform commissions should not be considered as an alternative to platform commissions as a component of financial performance, or any other performance measure derived in accordance with IFRS.

Satisfaction of the 80% Test

        Nasdaq rules require that Kismet's initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable, if any, on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination.

        As of January 31, 2021, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $250.1 million (excluding approximately $8.8 million of deferred underwriting commissions plus taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $200.1 million. In reaching its conclusion on the 80% asset test, Kismet's board of directors used the Company's pre-money equity valuation of $2,032.5 million, which was derived from the terms of the Business Combination Agreement agreed to by parties. The parties to the Business Combination Agreement considered factors such as the Company's historical financial results, the future growth outlook and financial plan, as well as valuations and trading of publicly traded companies in similar and adjacent sectors.

        Kismet's board determined that the Proposed Transactions, the terms of which were negotiated at arms-length, were fair from a financial perspective to Kismet and its shareholders. Kismet's board based this conclusion on a range of qualitative and quantitative factors such as the Company's market position, management experience, and future growth opportunities. Kismet's board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

        Kismet's board believes that, because of the financial skills and background of its directors, it was qualified to conclude that the Proposed Transactions met the 80% requirement. Based on the fact that the Company's pre-money equity valuation of $2,302.5 million is in excess of the threshold of approximately $200.1 million, representing 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account), Kismet's board determined that the pre-money equity valuation of the Company was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was met.

U.S. Federal Income Tax Considerations

        The following is a discussion of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of Kismet ordinary shares and Kismet warrants (we sometimes refer to ordinary shares and warrants as "securities") that either (i) participate in the Proposed Transactions or (ii) elect to exercise their redemption rights. This section applies only to U.S. Holders that hold their Kismet ordinary shares or Kismet warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment).

        This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

  •
  financial institutions or financial services entities;

  •
  broker-dealers;

  •
  taxpayers that are subject to the mark-to-market accounting rules;

  •
  tax-exempt entities;

  •
  governments or agencies or instrumentalities thereof;

  •
  insurance companies;

  •
  regulated investment companies or real estate investment trusts;

  •
  expatriates or former long-term residents of the United States;

  •
  persons that actually or constructively own five percent or more of Kismet voting shares or five percent or more of the total value of all classes of Kismet shares;

  •
  persons that acquired Kismet securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

  •
  persons that hold Kismet securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

  •
  persons whose functional currency is not the U.S. dollar.

        This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

        We have not and do not intend to seek any rulings from the IRS regarding the Merger or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

        This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Kismet securities through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds Kismet ordinary shares or Kismet warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Kismet ordinary shares or Kismet warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Merger and an exercise of redemption rights to them.

        EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE PROPOSED TRANSACTIONS AND AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

        As used herein, a "U.S. Holder" is a beneficial owner of Kismet ordinary shares or Kismet warrants who or that is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States,

  •
  a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source, or

  •
  a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Effects of the Proposed Transactions to U.S. Holders

Effects of the Merger to U.S. Holders

        The U.S. federal income tax consequences of the Proposed Transactions will depend primarily upon whether the Merger qualifies as a "reorganization" within the meaning of Section 368 of the Code.

        Under Section 368(a)(1)(F) of the Code, a reorganization is a "mere change in identity, form, or place of organization of one corporation, however effected" (an "F Reorganization"). Pursuant to the Merger, Kismet will merge with and into Pubco, also a British Virgin Islands company, and its separate corporate existence shall cease. Immediately after the Merger, Pubco will, for U.S. federal income tax purposes, own the same assets and be subject to the same liabilities as Kismet immediately prior to the Merger, and will have the same shareholders as Kismet did immediately prior to the Merger.

        Assuming the Merger qualifies as an F Reorganization, U.S. Holders of Kismet ordinary shares or Kismet warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Merger.

        Although the obligations of the parties to the Business Combination Agreement to complete the Proposed Transactions are not conditioned on the receipt of an opinion from Latham & Watkins LLP or Skadden, Arps, Slate, Meagher & Flom LLP to the effect that the Merger will qualify as an F Reorganization, Skadden, Arps, Slate, Meagher & Flom LLP has delivered an opinion that the Merger will qualify as an F Reorganization. Such opinion is filed as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms part and is based on customary assumptions, representations and covenants. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Merger could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. The remaining discussion under this section assumes that the Merger qualifies as an F reorganization.

        All holders considering exercising redemption rights with respect to their ordinary shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Merger and an exercise of redemption rights.

Basis and Holding Period Considerations

        Assuming the Merger qualifies as an F Reorganization: (i) the tax basis of a Pubco ordinary share or a Pubco warrant received by a U.S. Holder in the Merger will equal the U.S. Holder's tax basis in the Kismet ordinary share or Kismet warrant surrendered in exchange therefor, and (ii) the holding period for a share of Pubco ordinary share or a Pubco warrant received by a U.S. Holder will include such U.S. Holder's holding period for the Kismet ordinary share or Kismet warrant surrendered in exchange therefor.

U.S. Federal Income Tax Considerations of Owning Pubco Ordinary Shares and Pubco Warrants

Taxation of Dividends and Other Distributions on Pubco Ordinary Shares

        Subject to the passive foreign investment company ("PFIC") rules discussed below, if Pubco makes a distribution of cash or other property to a U.S. Holder of Pubco ordinary shares, such distributions will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Pubco's current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

        Distributions in excess of such earnings and profits will generally be applied against and reduce the U.S. Holder's basis in its Pubco ordinary shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Pubco ordinary shares. Because Pubco does not expect to determine its earnings and profits on the basis of U.S. federal income tax principles, any distribution paid by Pubco will generally be reported as a dividend.

        With respect to non-corporate U.S. Holders, dividends will generally be taxed at preferential long-term capital gains rates only if (i) Pubco ordinary shares are readily tradable on an established securities market in the United States or (ii) Pubco is eligible for the benefits of an applicable income tax treaty, in each case provided that Pubco is not treated as a PFIC in the taxable year in which the dividend was paid or in any previous year and certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to Pubco ordinary shares.

Possible Constructive Distributions

        The terms of each Pubco warrant provide for an adjustment to the number of Pubco ordinary shares for which the Pubco warrant may be exercised or to the exercise price of the warrant in certain events, as discussed under the heading "Description of Pubco's Securities—Warrants—Pubco Public Warrants and Forward Purchase Warrants—Anti-dilution Adjustments." An adjustment which has the effect of preventing dilution generally is not a taxable event. Nevertheless, a U.S. Holder of the Pubco warrants would be treated as receiving a constructive distribution from Pubco if, for example, the adjustment increases the warrant holders' proportionate interest in Pubco assets or earnings and profits (e.g., through an increase in the number of Pubco ordinary shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of Pubco ordinary shares which is taxable to such holders as described under "—Taxation of Dividends and Other Distributions on Pubco Ordinary Shares" above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the Pubco warrants received a cash distribution from Pubco equal to the fair market value of such increased interest.

Taxation on the Disposition of Securities

        Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of Pubco securities, a U.S. Holder will generally recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder's adjusted tax basis in such securities.

        Under tax law currently in effect, long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a reduced rate of tax. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder's holding period for the ordinary shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

Acquisition of Ordinary Shares Pursuant to a Warrant

        Subject to the PFIC rules discussed below, a U.S. Holder will generally not recognize gain or loss upon the exercise of a warrant for cash. An ordinary share acquired pursuant to the exercise of a warrant for cash will generally have a tax basis equal to the U.S. Holder's tax basis in the warrant, increased by the amount paid to exercise the warrant.

        It is unclear whether a U.S. Holder's holding period for the ordinary share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder's tax basis in the warrant.

        Because of the absence of authority specifically addressing the treatment of a cashless exercise of warrants under U.S. federal income tax law, the treatment of such a cashless exercise is unclear. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. Alternatively, a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized.

        In either tax-free situation, a U.S. Holder's tax basis in the ordinary shares received would generally equal the U.S. Holder's tax basis in the warrants. If a cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder's holding period for the ordinary shares received on exercise will be treated as commencing on the date of exercise of the warrant or the following day. If a cashless exercise is treated as a recapitalization, the holding period of the ordinary shares received will include the holding period of the warrants.

        If a cashless exercise is treated as a taxable exchange, a U.S. Holder could be deemed to have surrendered warrants with an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. In this case, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder's tax basis in such warrants. A U.S. Holder's tax basis in the ordinary shares received would equal the sum of the U.S. Holder's initial investment in the warrants exercised (i.e., the U.S. Holder's purchase price for the warrant (or the portion of such U.S. Holder's purchase price for units that is allocated to the warrant) and the exercise price of such warrants. It is unclear whether a U.S. Holder's holding period for the ordinary shares would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

        Pubco expects a U.S. Holder's cashless exercise of Pubco warrants (including after Pubco provides notice of its intent to redeem Pubco warrants for cash) to be treated as a recapitalization for U.S. federal income tax purposes. However, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

        Subject to the PFIC rules described below, if Pubco redeems Pubco warrants for cash pursuant to the redemption provisions of the Pubco warrants or if Pubco purchases Pubco warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition to the U.S. Holder, taxed as described above under "—Taxation on the Disposition of Securities."

PFIC Considerations

Definition of a PFIC

        A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. For this purpose, a corporation is generally treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by a corporation would be considered to be passive income and cash held by a corporation would be considered to be a passive asset.

        Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the foreign corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years.

PFIC Status of Kismet and Pubco

        Because Kismet is a blank check company, with no current active business, it likely met the PFIC asset or income test for its first and most recent taxable year ended on December 31, 2020. Accordingly, Kismet would likely be treated as a PFIC in such taxable year unless the start-up exception is available. If Kismet (or Pubco, as the case may be) is determined to not be a PFIC for the taxable year ending on December 31, 2021 and the subsequent taxable year, then it is expected that the start-up exception would be available. Although Kismet's PFIC determination will be made annually, a determination that Kismet is a PFIC will generally apply for subsequent years to a U.S. Holder who held Kismet ordinary shares while it was a PFIC, whether or not Kismet is a PFIC in those subsequent years (unless the holder makes a valid QEF election or mark-to-market election for such holder's First PFIC Holding Year (defined below)).

        Following the Merger, Pubco will be treated as the successor to Kismet for U.S. federal income tax purposes, and for the taxable year that includes the Proposed Transactions and subsequent taxable years, the asset and income tests will be applied based on the assets and activities of the combined business. Based on the anticipated income and assets of the combined company, it is expected that Pubco generally would not meet the asset or income test in periods following the Proposed Transactions. However, because PFIC status is based on income, assets and activities for the entire taxable year, it is not possible to determine PFIC status of Pubco for any taxable year until after the close of the taxable year. Consequently, it is also not possible to determine whether the start-up exception will be available to Kismet with respect to its first taxable year. Accordingly, there can be no assurance that Kismet or Pubco will not be considered a PFIC for any taxable year.

Application of PFIC Rules to Pubco Ordinary Shares

        If (i) Pubco is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder and (ii) in the case of Pubco ordinary shares, the U.S. Holder did not make a timely and effective QEF election for Kismet's or Pubco's (as the case may be) first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) ordinary shares (whether Kismet ordinary shares or Pubco ordinary shares) (such taxable year as it relates to each U.S. Holder, the "First PFIC Holding Year") or a "mark-to-market" election, each as described below under "—QEF Election and Mark-to-Market Election," then such holder will generally be subject to special rules (the "Default PFIC Regime") with respect to:

  •
  any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares or warrants; and

  •
  any "excess distribution" made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of Pubco securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder's holding period for such securities).

        Under the Default PFIC Regime:

  •
  the U.S. Holder's gain or excess distribution will be allocated ratably over the U.S. Holder's holding period for its securities (taking into account the relevant holding period of the Kismet ordinary share exchanged therefor);

  •
  the amount of gain allocated to the U.S. Holder's taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder's holding period before the first day of the first taxable year in which Kismet was or Pubco is a PFIC, will be taxed as ordinary income;

  •
  the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder's holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

  •
  an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

        ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE REDEMPTION OF PUBCO ORDINARY SHARES OR ON THE OWNERSHIP OR DISPOSITION OF PUBCO SECURITIES, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

QEF Election and Mark-to-Market Election

        In general, if Pubco is determined to be a PFIC, a U.S. Holder may avoid the Default PFIC Regime with respect to its Pubco ordinary shares (but not Pubco warrants) by making a timely and effective "qualified electing fund" election under Section 1295 of the Code (a "QEF Election") for such holder's First PFIC Holding Year. In order to comply with the requirements of a QEF election with respect to Pubco ordinary shares, a U.S. Holder must receive certain information from Pubco. Because Pubco does not intend to provide such information, however, the QEF Election will not be available to U.S. Holders with respect to Pubco ordinary shares.

        Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for such holder's First PFIC Holding Year, such holder will generally not be subject to the Default PFIC Regime in respect to its Pubco ordinary shares as long as such shares continue to be treated as marketable shares. Instead, in general, the U.S. Holder will include as ordinary income for each year that Pubco is treated as a PFIC the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Pubco ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder's basis in its Pubco ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Pubco ordinary shares in a taxable year in which Pubco is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after such holder's First PFIC Holding Year. Currently, a mark-to-market election may not be made with respect to Pubco warrants.

        The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to Pubco ordinary shares under their particular circumstances.

        If Pubco is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders would generally be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Pubco receives a distribution from, or disposes of all or part of Pubco's interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

        A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621(whether or not a QEF or market-to-market election is made) with such U.S. Holder's U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Pubco securities should consult their own tax advisors concerning the application of the PFIC rules to Pubco securities under their particular circumstances.

        THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, THE APPLICATION OF THE PFIC RULES TO WARRANTS, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Effects to U.S. Holders of Exercising Redemption Rights

        Subject to the PFIC rules discussed above, the U.S. federal income tax consequences to a U.S. Holder of ordinary shares that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its ordinary shares will depend on whether the redemption qualifies as a sale of such shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code, as well as on whether such holder has made a timely QEF Election or mark-to-market election (each as discussed above).

        It is expected that a redeeming U.S. Holder will generally be treated as selling its ordinary shares. The redemption of ordinary shares will generally qualify as a sale of the ordinary shares that are redeemed if such redemption (i) is "substantially disproportionate" with respect to the redeeming U.S. Holder, (ii) results in a "complete termination" of such U.S. Holder's interest or (iii) is "not essentially equivalent to a dividend" with respect to such U.S. Holder. These tests are explained more fully below.

        For purposes of such tests, a U.S. Holder takes into account not only ordinary shares actually owned by such U.S. Holder, but also ordinary shares that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to ordinary shares owned directly, ordinary shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any ordinary shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include shares which could be acquired pursuant to the exercise of the warrants.

        The redemption of ordinary shares will generally be "substantially disproportionate" with respect to a redeeming U.S. Holder if the percentage of the respective entity's outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80% of the percentage of the respective entity's outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. There will be a complete termination of such U.S. Holder's interest if either (i) all of the ordinary shares actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the ordinary shares actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of ordinary shares owned by certain family members and such U.S. Holder does not constructively own any other ordinary shares. The redemption of ordinary shares will not be essentially equivalent to a dividend if it results in a "meaningful reduction" of such U.S. Holder's proportionate interest in the respective entity. Whether the redemption will result in a meaningful reduction in such U.S. Holder's proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction."

        If none of the above tests is satisfied, a redemption will be treated as a distribution under Section 301 of the Code with respect to ordinary shares, and the tax effects will be as described for distributions on Pubco ordinary shares under "—Taxation of Dividends and Other Distributions on Pubco Ordinary Shares" above. After the application of those rules, any remaining tax basis a U.S. Holder has in the redeemed ordinary shares will be added to the adjusted tax basis in such holder's remaining ordinary shares. If there are no remaining ordinary shares, a U.S. Holder should consult its own tax advisors as to the allocation of any remaining basis.

        Certain U.S. Holders may be subject to special reporting requirements with respect to a redemption of ordinary shares, and such holders should consult with their own tax advisors with respect to their reporting requirements.

        ALL U.S. HOLDERS CONSIDERING EXERCISING REDEMPTION RIGHTS WITH RESPECT TO THEIR ORDINARY SHARES ARE URGED TO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE PROPOSED TRANSACTIONS.

British Virgin Islands Tax Considerations

        Under the Companies Act, Kismet and Pubco are exempt from all forms of BVI tax; all dividends, interest, royalties and other amounts payable by Kismet and Pubco, and any gain realized on any shares, debt obligations or other securities of Kismet or Pubco, are exempt from BVI tax; and no BVI estate, inheritance, succession or gift taxes are payable with respect to any shares, debt obligations or other securities of Kismet or Pubco.

        Consequently, the Merger will not give rise to any material BVI tax consequences for Kismet or Pubco or the holders of their Kismet ordinary shares or Kismet warrants.

Cyprus Tax Considerations

        The following section is a short summary of certain important taxation principles that may be or become relevant with respect to Pubco in Cyprus, though it does not purport to be a complete summary of tax law and practice currently applicable in Cyprus and does not contain any statement with respect to the tax treatment of an investment in any other jurisdiction. Furthermore, this section does not address the taxation of Pubco in any other jurisdiction. Therefore, prospective investors are advised to consult their own professional tax advisers in respect of the possible tax consequences of subscribing for, buying, holding, redeeming, converting or selling shares or warrants under the laws of their country of citizenship, residence, domicile or incorporation.

        The following summary is based on laws, regulations and practice currently applicable in Cyprus at the date of this proxy statement/prospectus and is subject to changes therein.

Tax Residency

        In accordance with the Income Tax Law, a company is tax resident in Cyprus if the management and control is exercised in Cyprus. There is no definition in the Cyprus Income Tax law as to what constitutes management and control. However, as a minimum, management and control may be taken to mean the place where the majority of directors reside, where the majority of the board meetings of the Company are held and where the majority of significant decisions are taken.

Taxation of Pubco

Corporate Income Tax, Capital Gains Tax and Special Contribution for Defence

        Corporate income tax for Cyprus resident companies is imposed at the rate of twelve and a half percent (12.5%) for each year of assessment upon the taxable income derived from sources both within and outside Cyprus. The year of assessment starts on the 1st of January and ends on the 31st of December. In arriving at the taxable income, deductions on such income and exemptions must be taken into account. All relevant expenses for the production of the taxable income are deductible expenses whereas dividends and profits from the sale of securities (including shares and share warrants) constitute income which is exempt from income tax. Expenses that directly or indirectly relate to tax exempt income are not tax deductible.

Profits from the sale of "Securities"

        According to Article 2 of the Cyprus Income Tax Law "securities" means shares, bonds, debentures, founders' shares and other securities of companies or other legal persons, incorporated under the law in the Republic or abroad and options thereon.

        Based on Circular 2008/13 issued by the Cyprus Tax Authorities, which gives a wider definition of the term "securities", units in open-end or closed-end collective investment schemes which have been established, registered and operate under the provisions of the law of the country in which they have been established fall under the definition of "securities".

        Profits from the disposal of securities are fully exempt from corporate income tax.

        Capital gains tax at the rate of 20% is only payable on gains earned on the disposal of immovable property (land and buildings) situated in Cyprus, including shares of companies not listed on a recognized stock exchange which, directly or indirectly (subject to the below conditions for indirect ownership), own such immovable property situated in Cyprus.

        On December 17, 2015, the Capital Gains Tax Law was amended extending the definition of "immovable property" so that capital gains tax is also imposed on any gain on disposal of shares of a company which participates in other companies which hold immovable property in Cyprus, when at least 50% of the market value of the shares sold is derived from such immovable property situated in Cyprus. In calculating whether the value of the immovable property represents at least 50% of the market value of the shares, any liabilities are ignored.

Dividend income

        Dividends received by a Cyprus tax resident company from companies located in Cyprus or abroad are exempt from corporate income tax.

        As from January 1, 2016, the corporate income tax exemption shall not apply to the extent that such dividends are deductible from the taxable income of the dividend paying company. It is explicitly stated that any such dividends that do not qualify for the corporate income tax exemption are not considered as dividends for Special Contribution for Defence ("SCD") purposes and as such they are subject to 12.5% corporate income tax.

        Dividends received by a Cyprus tax resident company from another Cyprus tax resident company are exempt from 17% SCD except for dividends paid out of profits earned more than 4 years from the year of the distribution.

        Dividends received by a Cyprus tax resident company from a non-Cyprus tax resident company are exempt from SCD if the non-Cyprus tax resident company paying the dividend:

  •
  does not carry on, directly or indirectly, more than 50% investment activities which give rise to investment income; or

  •
  the foreign tax burden on the income of the company paying the dividend is not substantially lower than the tax burden of the company in Cyprus (substantially lower is interpreted as lower than 6.25%).

        If there is a group with many layers of subsidiaries, the exemption from SCD will be extended and applied if the group does not carry on more than 50% activities leading to investment income. For the purpose of calculating the 50% threshold, intra-group dividends are ignored.

        Investment income is not precisely defined in the Cyprus tax laws. According to Article 2 of the Income Tax Law, investment income "means any income which is not derived or arising from any business, employment, pensions or annuity." Business is further defined as "commercial or manufacturing business, profession or vocation and includes any other business of a trading nature."

        If the dividends are taxable, any withholding tax paid overseas on the dividends can be relieved against the SCD irrespective of whether a double tax treaty exists or not. Underlying tax may also be given as a credit against the SCD if provided for under a double taxation treaty and/or if the dividend paying company is a tax resident in an EU member state.

Deemed dividend distribution rules

        As from the tax year 2003 onwards, companies are deemed to have distributed to their Cyprus tax resident shareholders, 70% of their accounting profits after the deduction of corporation tax at the end of two years from the end of the year in which the profits were earned.

        On such a deemed distribution 17% SCD should be withheld and paid over to the Cyprus Tax Authorities. The deemed distribution provisions do apply to Cyprus tax resident corporate shareholders but do not apply to non-Cyprus tax resident shareholders and to Cyprus tax resident but not domiciled individuals.

        As from January 1, 2011, the term "corporation tax" has been extended to include the SCD, the capital gains tax and any taxes paid abroad that have not been credited against the corporation tax. These taxes are taken into consideration for the calculation of the company's accounting profits subject to deemed distribution.

        As from September 13, 2011, the Commissioner of Taxation has issued a Circular numbered 2011/10, having a retrospective effect from 2003 onwards, according to which the exemption with respect to profits attributable to non-resident shareholders has been extended to profits attributable to resident corporate shareholders of a Cypriot resident company to the extent that such profits are indirectly attributable to ultimate shareholders which are non-residents of Cyprus.

Taxation of Investors

        Cyprus does not levy any withholding tax on dividend payments made to persons not being resident for tax purposes of Cyprus or to individuals who are tax residents of Cyprus but do not have a Cypriot domicile (as defined in the SCD Law).

        Dividends paid to Cyprus tax resident and domicile individuals are subject to 17% SCD which will be withheld at source by Pubco.

Tax Residency and Domicile for Individuals

        An individual is considered to be a tax resident of Cyprus if he or she is physically present in the Republic of Cyprus for an aggregate total of more than 183 days in a tax year.

        As of January 1, 2017, an individual is also recognized as a Cypriot tax resident for a tax year if he or she meets all of the following requirements:

  (1)
  does not spend more than 183 days in total in any state within the tax year;

  (2)
  is not recognized as a tax resident of another state in the same tax year;

  (3)
  stays in Cyprus for at least 60 days in the tax year;

  (4)
  pursues a business or is employed in Cyprus or holds an office with a company that is a Cypriot tax resident at any time during the tax year; and

  (5)
  maintains a permanent home in Cyprus that is either owned or rented.

        If an individual terminates his or her employment/winds up his business or ceases to hold office as per (4) above, he or she cannot be considered a Cypriot tax resident for the respective tax year.

        The SCD Law contains the following term and definition:

        "Resident in the Republic", when applied to an individual, means a person who is resident in the Republic of Cyprus as defined in accordance with the provisions of the Income Tax Law, and who also has domicile in the Republic of Cyprus.

        For the purposes of this Law, a person has "domicile in the Republic" if he or she has domicile of origin in the Republic of Cyprus based on the provisions of the Wills and Succession Law, except for:

  (i)
  a person who has acquired and maintains domicile of choice outside the Republic based on the provisions of the Wills and Succession Law, provided that he or she was not resident in the Republic as defined in accordance with the provisions of the Income Tax Law for any period of at least twenty (20) consecutive years before the tax year, or

  (ii)
  a person who was not resident in the Republic as defined in accordance with the provisions of the Income Tax Law for a period of at least twenty (20) consecutive years before the entry into force of the provisions of this Law

        It is provided that regardless of the domicile of origin, any person who is resident in the Republic, as defined in accordance with the provisions of the Income Tax Law, for at least seventeen (17) out of the last twenty (20) years before the tax year will be deemed domiciled in the Republic for the purposes of this Law.

Tax Residency for Companies

        A company is considered to be tax resident in the Republic of Cyprus if its management and control is exercised in Cyprus. There is no definition in the Cyprus income tax laws as to what constitutes management and control, however in practice it is considered to be exercised where:

  (1)
  the Majority of the directors are resident;

  (2)
  the Majority of the Board of Directors meetings are held; and

  (3)
  the majority of significant decisions are taken.

Profits from the sale of "Securities"

        Profits from the disposal of securities are fully exempt from personal income tax.

        For information regarding the definition of "securities" under the Cyprus Income Tax Law and the treatment of capital gains tax in Cyprus, see "Cyprus Tax Considerations—Taxation of Pubco—Profits from the sale of 'Securities"' above.

Sources and Uses of the Proceeds for the Proposed Transactions

        The following table summarizes the sources and uses of proceeds from the Proposed Transactions. Where actual amounts are not known or knowable, the figures below represent Kismet's good faith estimate of such amounts.

Sources	Assuming No Redemption	Assuming Maximum Redemption
Proceeds from Trust Account(1)
Proceeds from A&R Forward Purchase Agreement	50,000,000	50,000,000
Company Shareholders Rollover Equity(2)	$1,682,500,000	$1,782,500,000

Total

(1)
As of                    , 2021.

(2)
Excludes the Deferred Exchange Shares (valued at approximately $200.0 million).

Uses	Assuming No Redemption	Assuming Maximum Redemption
Initial Cash Consideration to Company Shareholders	$150,000,000	$50,000,000
Company Shareholders Rollover Equity(1)	$1,682,500,000	$1,782,500,000
Estimated Fees and Expenses
Excess Cash

Total

(1)
Excludes the Deferred Exchange Shares (valued at approximately $200.0 million).

Anticipated Accounting Treatment

        The Merger will be accounted for within the scope of IFRS 2 (Share-based Payment). Under this method of accounting, there is no acquisition accounting and no recognition of goodwill, as Kismet is not a business as defined by IFRS 3 (Business Combinations) given that it consists predominantly of cash in the Trust Account. Under this method of accounting, Kismet will be treated as the "acquired" company for financial reporting purposes.

Regulatory Approvals

        The Proposed Transactions are not subject to any additional federal or state regulatory requirement or approval, except for filings or applications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Russian Antimonopoly Law and the rules and regulations promulgated thereunder.

        Upon Merger Closing, Kismet and Pubco shall cause the Merger to be consummated by filing the articles of merger and any other documents required to be filed pursuant to the Companies Act and such other documents as required by the Companies Act with the Registry of Companies of the British Virgin Islands. The Merger shall become effective on the Merger Closing Date when the plan of merger is registered by the Registry of Companies of the British Virgin Islands.

Resolution To Be Voted On

        The full text of the resolution to be passed is as follows:

        It is noted that Kismet has entered into that certain Business Combination Agreement dated as of January 31, 2021, as it may be amended (the "Business Combination Agreement"), with Nexters Inc., a British Virgin Islands business company ("Pubco"), Kismet Sponsor Limited, a British Virgin Islands business company, solely in its capacity as the Purchaser Representative, Nexters Global Ltd., a private limited liability company domiciled in Cyprus (the "Company"), Fantina Holdings Limited, a private limited liability company domiciled in Cyprus, solely in its capacity as the Company Shareholders Representative, and the shareholders of the Company party thereto and, in connection therewith IT IS RESOLVED THAT each of the following:

  (a)
  the merger of Kismet into Pubco pursuant to the terms of the Business Combination Agreement and Section 170 of the BVI Business Companies Act, 2004 (as amended), with Pubco surviving the merger and the security holders of Kismet (other than security holders electing to redeem their ordinary shares) becoming security holders of Pubco contemplated thereby (the "Merger");

  (b)
  the Plan of Merger in respect of the Merger as appended at Annex B and made in accordance with the provisions of section 170(5) of the BVI Business Companies Act, 2004 (as amended);

  (c)
  the acquisition by Pubco of all of the issued and outstanding share capital of the Company from the holders of the Company's share capital for a combination of cash and Pubco ordinary shares, such that the Company will be a direct wholly owned subsidiary of Pubco (the "Share Acquisition"); and

  (d)
  the other transactions contemplated by the Business Combination Agreement (together with the Merger and the Share Acquisition, the "Proposed Transactions"),

        be and each is hereby approved, ratified, confirmed and adopted (as applicable) in all respects.

Vote Required for Approval

        The Business Combination Proposal will be approved and adopted if the holders of a majority of the Kismet ordinary shares represented in person or by proxy and voted thereon at the special meeting vote "FOR" the Business Combination Proposal. Adoption of the Business Combination Proposal is not conditioned upon the adoption of the Adjournment Proposal.

Recommendation of the Board

        KISMET'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE
BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

        The Adjournment Proposal, if adopted, will instruct Kismet's board of directors to adjourn the special meeting of shareholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Kismet's shareholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of shareholders to approve the Business Combination Proposal at the special meeting or Kismet's existing public shareholders have elected to redeem an amount of Kismet public shares such that the minimum available cash condition to the obligation to closing of the Proposed Transactions would not be satisfied. In no event will Kismet's board of directors adjourn the special meeting of shareholders or consummate the Proposed Transactions beyond the date by which it may properly do so under Kismet's amended and restated memorandum and articles of association and BVI law.

Vote Required for Approval

        The Adjournment Proposal will be approved and adopted if the holders of a majority of the Kismet ordinary shares represented in person or by proxy and voted thereon at the special meeting vote "FOR" the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of the Business Combination Proposal.

Recommendation of the Board

KISMET'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE
ADJOURNMENT PROPOSAL.

INFORMATION RELATED TO PUBCO

        Pubco is a foreign private issuer as defined in Rule 3b-4 under the Exchange Act. Pubco is a business company incorporated under the laws of the British Virgin Islands on January 27, 2021. Pubco was formed for the sole purpose of entering into and consummating the Proposed Transactions described herein. Pubco owns no material assets and does not operate any business.

        Pubco is authorized to issue an unlimited number of Pubco ordinary shares of no par value. For descriptions of Pubco's securities, please see the section titled "Description of Pubco's Securities."

        Prior to the consummation of the Proposed Transactions, the sole director of Pubco is Andrey Fadeev, the Company's co-founder and chief executive officer, and the sole shareholder of Pubco is Andrey Fadeev. As of the consummation of the Proposed Transactions, the number of directors of Pubco will be increased to seven persons and Andrey Fadeev will remain as a director and chief executive officer. Kismet and the Company are finalizing the composition of the board of directors of Pubco following the Proposed Transactions, and Pubco expects that some of the remaining unnamed directors will be considered independent directors under the rules of the Nasdaq.

        The mailing address of Pubco's registered office is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands, and its telephone number is +35722580040. After the consummation of the Proposed Transactions, its principal executive office will be that of the Company, located at 55, Griva Digeni, 3101, Limassol, Cyprus, and its telephone number will be +35722580040.

        Pubco's auditor is JSC "KPMG".

        Set out below is a short description of Andrey Fadeev's business experience, education and activities:

        Andrey Fadeev.    Mr. Fadeev is a co-founder of the Company. Prior to the Company, Mr. Fadeev was the chief executive officer of Progrestar, a company specializing in the development of online games for social networks. Mr. Fadeev holds a Master of Education from Bauman Moscow State Technical University.

 INFORMATION RELATED TO KISMET

        References in this section to "we," "us," "our" or the "Company" are to Kismet Acquisition One Corp, except where the context requires otherwise

Introduction

        We are a newly organized blank check company incorporated in the British Virgin Islands as a business company with limited liability (meaning that our shareholders have no additional liability, as members of our company, for the liabilities of our company over and above the amount paid for their shares) and formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar initial business combination with one or more businesses or entities. We will not generate operating revenues until, at the earliest, after we consummate our initial business combination.

Initial Public Offering

        On August 10, 2020, we consummated our IPO of 25,000,000 Kismet units at an offering price of $10.00 per unit, with each unit consisting of one Kismet ordinary share and one-half of one Kismet warrant, generating total gross proceeds of $250,000,000. Credit Suisse Securities (USA) LLC and BofA Securities, Inc. served as joint book-running managers. The securities sold in the offering were registered under the Securities Act on a registration statement on Form S-1 (No. 333-239972). The SEC declared the registration statement effective on August 5, 2020.

        Kismet units began trading on August 6, 2020 on the Nasdaq under the symbol KSMTU. Commencing on September 28, 2020, the securities comprising the Kismet units began separate trading. The Kismet units, Kismet ordinary shares and Kismet warrants are trading on Nasdaq under the symbols "KSMTU," "KSMT" and "KSMTW," respectively.

        Simultaneously with the closing of our IPO, the Sponsor purchased from us an aggregate of 6,750,000 Kismet private placement warrants at a price of $1.00 per warrant (approximately $6,750,000 in the aggregate) in a private placement, which we refer to as the Kismet private placement. Each Kismet private placement warrant is exercisable to purchase one Kismet ordinary share at $11.50 per share.

Offering Proceeds Held in Trust

        Of the gross proceeds received from the IPO and the private placement, a total of $250,000,000 was placed in the Trust Account established for the benefit of our public shareholders, with Continental Stock Transfer & Trust Company acting as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to us to pay our taxes, if any, the funds held in the Trust Account will not be released from the Trust Account until the earliest to occur of: (a) the completion of our initial business combination, (b) the redemption of all of Kismet ordinary shares included in the Kismet units sold in our IPO if we are unable to complete our initial business combination within 24 months from the closing of our IPO, subject to applicable law, and (c) the redemption of any Kismet public shares properly tendered in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to redeem 100% of Kismet public shares if we do not complete our initial business combination within 24 months from the closing of our IPO or (B) with respect to any other provision relating to Kismet shareholders' rights or pre-initial business combination activity.

Fair Market Value of Target Business

        Nasdaq rules require that our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable, if any, on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. If our board of directors is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm that is a member of FINRA, or from an independent accounting firm, with respect to the satisfaction of such criteria. Our board of directors independently determined that this test was met in connection with the Proposed Transactions with the Company as described in the section entitled "Proposal No. 1—The Business Combination Proposal" above.

Shareholder Approval of the Proposed Transactions

        Under British Virgin Islands law, Kismet must seek shareholder approval in connection with any mergers or consolidations. Accordingly, Kismet must seek shareholder approval of the Proposed Transaction at a meeting called for such purpose, at which Kismet's public shareholders may request to have their Kismet ordinary shares redeemed, regardless of whether they vote for or against the Business Combination Proposal, subject to the limitations described in the prospectus for the IPO. Accordingly, in connection with the Proposed Transactions, Kismet's public shareholders may request to have their Kismet ordinary shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

Permitted Purchases of our Securities

        The Sponsor, directors and officers have agreed to vote their Kismet ordinary shares, as well as any Kismet ordinary shares purchased during or after the IPO, in favor of the Business Combination Proposal.

        The Sponsor, directors, officers, advisors or any of their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Proposed Transactions. There is no limit on the number of shares such persons may purchase. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. In the event the Sponsor, directors, officers, advisors or any of their affiliates determine to make any such purchases at the time of a shareholder vote relating to the Proposed Transactions, such purchases could have the effect of influencing the vote necessary to approve such transaction. None of the funds in the Trust Account will be used to purchase shares in such transactions. They will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from our public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

        The purpose of such purchases would be to (i) vote such shares in favor of the Business Combination Proposal and thereby increase the likelihood of obtaining shareholder approval of the

Proposed Transactions or (ii) to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of the Proposed Transactions, where it appears that such requirement would otherwise not be met. This may result in the completion of the Proposed Transactions that may not otherwise have been possible.

        In addition, if such purchases are made, the public "float" of Kismet ordinary shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

        The Sponsor, officers, directors and/or any of their affiliates anticipate that they may identify the shareholders with whom the Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders following our mailing of proxy materials in connection with the Proposed Transactions. To the extent that the Sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination Proposal. Such persons would select the shareholders from whom to acquire shares based on the number of shares available, the negotiated price per share and such other factors as any such person may deem relevant at the time of purchase. The price per share paid in any such transaction may be different than the amount per share a Kismet public shareholder would receive if it elected to redeem its shares in connection with the Proposed Transactions. The Sponsor, officers, directors, and/or any of their affiliates will purchase shares only if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

        Any purchases by the Sponsor, officers, directors and/or any of their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will be made only to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor, officers, directors and/or any of their affiliates will not make purchases of Kismet ordinary shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption Rights for Public Shareholders

        We will provide our public shareholders with the opportunity to redeem all or a portion of their Kismet ordinary shares upon the completion of the Proposed Transactions at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Proposed Transactions including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any, divided by the number of then outstanding Kismet public shares, subject to the limitations described herein.

        Based on funds in the Trust Account of approximately $             million on                                    , 2021, the estimated per share redemption price would have been approximately $            . The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The Sponsor, officers, directors and director nominees have entered into respective letter agreements with us, pursuant to which the Sponsor has agreed to waive its redemption rights with respect to its Kismet founder shares, and the Sponsor, officers, directors and director nominees have agreed to waive their redemption rights with respect to any Kismet public shares they may acquire in connection with the completion of the Proposed Transactions.

Limitation on Redemption Rights

        Notwithstanding the foregoing, our amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a "group" (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the shares sold in our IPO, which we refer to as the "Excess Shares," without our prior consent. We believe this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against the Proposed Transactions as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Kismet public shareholder holding more than an aggregate of 20% of the shares sold in our IPO could threaten to exercise its redemption rights if such holder's shares are not purchased by us or our management at a premium to the then-current market price or on other undesirable terms. By limiting our shareholders' ability to redeem no more than 20% of the shares sold in our IPO without our consent, we believe we will limit the ability of a small group of shareholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with the Proposed Transactions, which require as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our shareholders' ability to vote all of their shares (including Excess Shares) for or against the Proposed Transactions.

Redemption of Public Shares and Liquidation if no Initial Business Combination

        The Sponsor, officers, directors and director nominees have agreed that we will have only until August 10, 2022 to complete our initial business combination. If, as a result of the termination of the Business Combination Agreement or otherwise, we are unable to complete our initial business combination within such 24-month period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem all Kismet public shares then outstanding at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less any interest released to us for the payment of taxes, if any (and less up to $100,000 in interest reserved for expenses in connection with our dissolution), divided by the number of then outstanding Kismet public shares, which redemption will completely extinguish our public shareholders' rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the company, subject in each case to our obligations to provide for claims of creditors and the requirements of the laws of the British Virgin Islands and other applicable law. There will be no redemption rights or liquidating distributions with respect to our Kismet founder shares or Kismet warrants, which will expire worthless if we fail to consummate our initial business combination within the above time period. The redemption of Kismet public shares from the Trust Account shall be done automatically by function of our amended and restated memorandum and articles of association and prior to any voluntary winding up, although at all times subject to the Companies Act.

        Following the redemption of Kismet public shares, we intend to enter "voluntary liquidation" which is the statutory process for formally closing and dissolving a company under the laws of the British Virgin Islands. Given that we intend to enter voluntary liquidation following the redemption of our public shareholders from the Trust Account, we do not expect that the voluntary liquidation process will cause any delay to the payment of redemption proceeds from our Trust Account. In connection with such a voluntary liquidation, the liquidator would give notice to creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in at least one newspaper published in the British Virgin Islands newspaper and in at least one newspaper circulating in the location where the company has its principal place of business, and taking any other steps the liquidator considers appropriate to identify the company's creditors, after which our remaining assets would be distributed. As soon as the affairs of the company are fully wound-up, the liquidator must complete his statement of account and make a notificational filing with the registrar. We would be dissolved once the registrar issues a Certificate of Dissolution.

        The Sponsor has entered into a letter agreement with us, pursuant to which it has waived its rights to liquidating distributions from the Trust Account with respect to its Kismet founder shares if we fail to complete our initial business combination by August 10, 2022. However, if the Sponsor acquires Kismet public shares in or after our IPO, it will be entitled to liquidating distributions from the Trust Account with respect to such Kismet public shares if we fail to complete our initial business combination by such date.

        A creditor or shareholder may file a petition with the British Virgin Islands court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our remaining assets. Additionally, in any liquidation proceedings of the company under British Virgin Islands law, the funds held in our Trust Account may be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any such claims deplete the Trust Account we may not be able to return to our public shareholders the liquidation amounts payable to them.

        The Sponsor, executive officers, directors and director nominees have agreed, each pursuant to a written agreement with us, that they will not propose any amendment to our amended and restated memorandum and articles of association that would affect the substance or timing of our obligation to redeem 100% of Kismet public shares if we do not complete our initial business combination by August 10, 2022, unless we provide our public shareholders with the opportunity to redeem their Kismet ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (and less up to $100,000 in interest reserved for expenses in connection with our dissolution), divided by the number of then outstanding Kismet public shares. However, we may not redeem Kismet public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC's "penny stock" rules).

        We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,000,000 of proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not previously released to us to pay taxes, if any, on interest earned in the Trust Account, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

        If we were to expend all of the net proceeds of our IPO and the sale of the Kismet private placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by Kismet shareholders upon our dissolution would be approximately $10.00 per share, regardless of whether or not the underwriters exercise any portion of their Kismet option to purchase additional Kismet units. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.00 per share.

        Although we seek to have all vendors, service providers, prospective target businesses or other entities with which we do business (except our independent registered public accounting firm) execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party's engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our other officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

        In the event that the proceeds in the Trust Account are reduced and the Sponsor asserts that it is unable to satisfy its obligations or that it has no such indemnification obligations related to a particular claim, our disinterested directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our disinterested directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our disinterested directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by such directors to be too high relative to the amount recoverable or if the disinterested directors determine that a favorable outcome is not likely. We have not asked the Sponsor to reserve for such indemnification obligations and we cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per Kismet public share, regardless of whether or not the underwriters exercise any portion of their option to purchase additional Kismet units.

        We seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including

liabilities under the Securities Act. As of December 31, 2020, we had access to up to approximately $[    •    ] from the proceeds of our IPO with which to pay any such potential claims. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors.

        If the company is deemed insolvent for the purposes of the Insolvency Act (i.e. (i) it fails to comply with the requirements of a statutory demand that has not been set aside under section 157 of the Insolvency Act; (ii) execution or other process issued on a judgment, decree or order of a British Virgin Islands court in favor of a creditor of the company is returned wholly or partly unsatisfied; or (iii) either the value of the company's liabilities exceeds its assets, or the company is unable to pay its debts as they fall due), then there are very limited circumstances where prior payments made to shareholders or other parties may be deemed to be a "voidable transaction" for the purposes of the Insolvency Act. A voidable transaction would include, for these purposes, payments made as "unfair preferences" or "transactions at an undervalue". A liquidator appointed over an insolvent company who considers that a particular transaction or payment is a voidable transaction under the Insolvency Act could apply to the British Virgin Islands courts for an order setting aside that payment or transaction in whole or in part.

        Additionally, if the company enters insolvent liquidation under the Insolvency Act, the funds held in our Trust Account may be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any insolvency claims deplete the Trust Account we may not be able to return to our public shareholders the liquidation amounts due them.

        Our public shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of Kismet public shares if we do not complete an initial business combination by August 10, 2022, (ii) in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of Kismet public shares if we do not complete an initial business combination by August 10, 2022 or (B) with respect to any other provision relating to Kismet shareholders' rights or pre-initial business combination activity, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Kismet public shareholders who redeem their Kismet ordinary shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if we have not completed an initial business combination by August 10, 2022, with respect to such Kismet ordinary shares so redeemed. In no other circumstances will a Kismet shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek Kismet shareholder approval in connection with our initial business combination, a shareholder's voting in connection with the business combination alone will not result in a shareholder's redeeming its shares to us for an applicable pro rata share of the Trust Account. Such Kismet shareholder must have also exercised its redemption rights described above. These provisions of our amended and restated memorandum and articles of association, like all provisions of our amended and restated memorandum and articles of association, may be amended with a shareholder vote.

Facilities

        Our executive offices are located at 850 Library Avenue, Suite 204, Newark, Delaware 19715, and our telephone number is (302) 738 6680. Since the consummation of our IPO, we have paid an affiliate of the Sponsor a total of up to $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. We consider our current office space adequate for our current operations.

Employees

        We currently have one executive officer. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any member of our management team will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process. We do not intend to have any full time employees prior to the consummation of our initial business combination.

Legal Proceedings

        There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

Directors and Executive Officers

        Our directors and executive officer are as follows:

Name	Age	Position
Ivan Tavrin	44	Chief Executive Officer and Director
Per Brilioth	51	Director
Verdi Israelyan	45	Director
Clifford Tompsett	64	Director

        Ivan Tavrin serves as our founder, chief executive officer and director. Mr. Tavrin is the founder and principal of Kismet Capital Group, a private investment group, which he founded in 2017 and has managed since its inception. In that capacity, and as part of Kismet Capital Group's investment strategy, Mr. Tavrin, through special purpose entities controlled by him, acquired LLC Gallery Service in 2018 and acquired an indirect controlling interest in Vertical LLC in 2019. Mr. Tavrin also serves as founder, chief executive officer and director of Kismet Acquisition Two Corp and Kismet Acquisition Three Corp, special purpose acquisition companies that completed their initial public offerings in February 2021. From 2012 to 2016, Mr. Tavrin served as chief executive officer of PJSC MegaFon, or MegaFon, the second largest telecommunications operator in Russia as of December 31, 2016, having led its $1.8 billion initial public offering and dual listing on the London Stock Exchange and Moscow Exchange in 2012, which was the largest initial public offering of a telecommunications company in Russia at that time. Mr. Tavrin oversaw MegaFon's growth from 27% to 30% of market share between 2012 and 2015 and a more than two-fold increase in the OIBDA-Capex in the same period. Prior to this, Mr. Tavrin founded UTH Russia Limited, or UTH, one of the largest independent media broadcasting groups in Russia and served as its chief executive officer from its inception in 2009 to 2011. Mr. Tavrin has served as chairman of the board of directors of UTH from 2012 to 2016. In 2015, he led UTH in a transaction to acquire a 75% interest in CTC Media which was at the time listed on Nasdaq. Under new leadership, CTC Media's profitability improved significantly within the first 12 months of operations after the time of the acquisition. In 2011, UTH formed a joint venture with The Walt Disney Company, or Disney, resulting in Disney buying 49% of one of UTH's television channels for $300 million, the only transaction between Russian shareholders and a major U.S. film studio of such scale.

        In 2019, Mr. Tavrin led an acquisition of an indirect controlling interest in Vertical LLC, one of the leading independent telecommunications infrastructure operators in Moscow. In 2018, Mr. Tavrin, through LLC Media-1, completed an acquisition of LLC Gallery Service, the second largest out-of-home (OOH) advertising operator in Russia and the largest digital OOH operator across the country. In 2013, Mr. Tavrin purchased a significant minority stake in VK, a leading social network in Russia, from its founder facilitating a resolution of a complicated corporate situation. The following year, he sold this stake to Mail.ru Group, VK's major shareholder, which later became a critical step for Mail.ru Group to consolidate control in VK and alignment of interests of all stakeholders. From 2009 to 2011, Mr. Tavrin held a controlling stake in Netbynet, one of the leading fibers to the home ("FTTH") operators in Moscow and central Russia, or NBN. He aided NBN's expansion through the acquisition of 30 local internet service providers and subsequently sold NBN in an auction process, in which MegaFon was the successful bidder. Starting in 2006, Mr. Tavrin built "Vyberi Radio," a leading regional radio network via a roll-up of 55 stations. In 2001, Mr. Tavrin founded Regional Media Group, which he subsequently merged into a television network TV3, becoming its largest individual shareholder and president, and grew the combined business through the acquisition of numerous regional television assets. He then sold the company to Prof-Media for approximately $550 million. Mr. Tavrin currently serves as a board member of Holding Vyberi Radio LLC and Disney Channel Russia. Mr. Tavrin is a graduate of the Moscow State Institute of International Relations (MGIMO).

        Per Brilioth has served on our board of directors as an independent director since August 2020. Since 2007, Mr. Brilioth has been managing director and a board member of VNV Global Ltd. (formerly Vostok New Ventures Limited), an investment company investing in early and growth stage companies, and he is a director of Vostok Emerging Finance Limited, an investment company listed in Sweden that invests in growth stage private fintech companies. He is also chairman of the board of Pomegranate Investment AB, a Swedish investment company and of Telegram Record, a private holding. Mr. Brilioth currently serves on the boards of Babylon Health, Docplus, Property Finder, Voi Technology, OneTwoTrip, Naseeb Networks, Inc., and is an observer at BlaBlaCar. Previously, Mr. Brilioth was head of the emerging markets section at Hagströmer & Qviberg Fondkommission AB from 1994 to 2000. Mr. Brilioth served as chairman of the board of Black Earth Farming Limited, a company that invests in the Russian agricultural sector from 2006 until 2012, and continued to serve on the board until 2014. He also served on the board of RusForest AB from 2010 to 2016, a forestry company operating in Russia. Mr. Brilioth holds a Master of Finance from the London Business School, and is a graduate of Stockholm University.

        Verdi Israelyan has served on our board of directors as an independent director since August 2020. Since June 2016, Mr. Israelyan has served as a managing partner at Grishin Robotics Advisors Limited. He previously held both the chief operating officer and chief financial officer positions of Mail.ru Group between November 2010 and June 2013, and August 2011 and June 2013, respectively. Mr. Israelyan served as a director of Mail.ru Group between 2013 and 2016. He was a partner at DST Global between 2009 and 2010. Prior to this, he co-headed CIS operations of the European Special Situations Group at Goldman Sachs in Moscow and worked in the Investment Banking Divisions at both Morgan Stanley and Lehman Brothers. Mr. Israelyan holds an M.B.A. from Rotterdam School of Management, Erasmus University in the Netherlands.

        Clifford Tompsett has served on our board of directors as an independent director since August 2020. Mr. Tompsett served in various roles at PriceWaterhouseCoopers LLP ("PwC") from 1979 to 2017. Mr. Tompsett was a partner at PwC until he retired in June 2017. He was an audit partner until 2003 when he then specialized on capital markets and transaction work advising companies on the execution of complex transactions on the London, U.S. and Hong Kong markets. He founded and led PwC's Global IPO Centre and founded and built PwC's Equity Advisory business. He has significant experience working with companies in Russia, the Commonwealth of Independent States and other emerging markets, including companies in the telecommunications, media and technology sector, on preparing for an IPO, including advice on corporate governance, financial reporting, controls and risk management. He also has extensive experience working with special purpose acquisition companies on their initial public offerings and initial acquisitions.

        Mr. Tompsett also serves as a director of Kismet Acquisition Two Corp. and Kismet Acquisition Three Corp. Mr. Tompsett is a non-executive director and chair of the audit committee of Reed Global Limited, a recruitment business, and was until August 2020 the senior independent director and chair of the audit and risk committee of Cello Health plc. He is a Fellow of the Institute of Chartered Accountants in England and Wales, and has an MA in Chemistry from Oxford University.

Number and Terms of Office of Officers and Directors

        Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term. The term of office of the first class of directors, consisting of Per Brilioth, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Verdi Israelyan, will expire at the second annual meeting of shareholders. The term of office of the third class of directors, consisting of Ivan Tavrin and Clifford Tompsett, will expire at the third annual meeting of shareholders. We do not expect to hold an annual meeting of shareholders prior to the consummation of the Proposed Transactions.

        Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of a chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Director Independence

        Nasdaq listing standards require that a majority of our board of directors be independent. An "independent director" is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company's board of directors, would interfere with the director's exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that each of Per Brilioth, Verdi Israelyan and Clifford Tompsett qualifies as an "independent director" as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have scheduled meetings on regular basis.

Committees of the Board of Directors

        Our board of directors has two standing committees: an audit committee and a compensation committee. The rules of the Nasdaq and Rule 10A-3 of the Exchange Act as required by the rules of the Nasdaq, require that the audit committee and the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

        Upon the completion of our IPO, we formed an audit committee of the board of directors. The rules of the Nasdaq require that the audit committee of a listed company be comprised solely of at least three independent directors. The members of our audit committee are Per Brilioth, Verdi Israelyan and Clifford Tompsett and Mr. Tompsett serves as chairman of the audit committee. Per Brilioth, Verdi Israelyan and Clifford Tompsett meet the independent director standard under Nasdaq's listing standards.

        Each member of the audit committee is financially literate and our board of directors has determined that Clifford Tompsett qualifies as an "audit committee financial expert" as defined in applicable SEC rules.

        Responsibilities of the audit committee include:

  •
  the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

  •
  pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

  •
  reviewing and discussing with the independent registered public accounting firm all relationships the independent registered public accounting firm have with us in order to evaluate their continued independence;

  •
  setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

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  setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

  •
  obtaining a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm's internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

  •
  reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

  •
  reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

        Upon the completion of our IPO, we established a compensation committee of the board of directors as required by the rules of the Nasdaq. The rules of the Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors. The members of our Compensation Committee are Per Brilioth, Verdi Israelyan and Clifford Tompsett. Verdi Israelyan serves as chairman of the compensation committee. Per Brilioth, Verdi Israelyan and Clifford Tompsett meet the independent director standard under Nasdaq's listing standards. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, as required by the rules of the Nasdaq, including:

  •
  reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer's compensation, evaluating our Chief Executive Officer's performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer's based on such evaluation;

  •
  reviewing and approving the compensation of all of our other executive officers;

  •
  reviewing our executive compensation policies and plans;

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  implementing and administering our incentive compensation equity-based remuneration plans;

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  assisting management in complying with our proxy statement and annual report disclosure requirements;

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  approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

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  producing a report on executive compensation to be included in our annual proxy statement; and

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  reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

        The compensation committee charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.

        Notwithstanding the foregoing, as indicated above, other than the up to $10,000 per month administrative fee payable to an affiliate of the Sponsor, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

Director Nominations

        We do not have a standing nominating committee. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who shall participate in the consideration and recommendation of director nominees are Per Brilioth, Verdi Israelyan and Clifford Tompsett. In accordance with Rule 5605(e)(1)(A) of the Nasdaq Rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

        The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a special meeting of shareholders). Our shareholders that wish to nominate a director for election to the Board should follow the procedures set forth in our amended and restated memorandum and articles of association.

        We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of Kismet ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2020 one Form 4, reporting the forfeiture of Kismet founder shares by the Sponsor, was filed late.

Code of Ethics

        Upon the completion of our IPO, we adopted a code of ethics applicable to our directors, officers and employees. We filed a copy of our code of ethics, our audit committee charter and our compensation committee charter as exhibits to the registration statement for our IPO. You can review these documents by accessing our public filings at the SEC's web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a current report on Form 8-K.

Executive Compensation

        None of our executive officers or directors has received any cash (or non-cash) compensation for services rendered to us. Commencing on August 5, 2020, we agreed to pay an affiliate of the Sponsor a total of up to $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. Commencing on the date that our securities are first listed on Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we have paid our directors a fee of $40,000 each, and we granted each of our independent directors an option to purchase 40,000 Kismet ordinary shares at an exercise price of $10.00 per share, which will vest upon the consummation of our initial business combination and will expire five years after the date on which it first became exercisable. We expect that all of the options that we grant to our directors will provide for vesting in full if such individuals are not retained by us (or any successor entity resulting from our initial business combination) upon the consummation of our initial business combination. In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or our or their affiliates.

Principal Accountant Fees and Services

        The following is a summary of fees paid or to be paid to Withum for services rendered.

        Audit Fees.    Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Withum in connection with regulatory filings. The aggregate fees billed by Withum for professional services rendered in connection with our initial public offering and for the audit of our annual financial statements and review of the financial information included in our required filings with the SEC for the year ended December 31,

2020 totaled $91,155. The above amount includes interim procedures and audit fees, as well as attendance at Audit Committee meetings.

        Audit-Related Fees.    Audit-related services consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees." These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We did not pay Withum for consultations concerning financial accounting and reporting standards for the year ended December 31, 2020.

        Tax Fees.    We did not pay Withum for tax compliance, tax advice and tax planning services for the year ended December 31, 2020.

        All Other Fees.    We did not pay Withum for other services for the year ended December 31, 2020.

Pre-Approval Policy

        Our audit committee was formed upon the consummation of our IPO. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

INFORMATION RELATED TO THE COMPANY

        References in this section to "we," "our," "us," the "Company" or "Nexters" generally refer to Nexters Global Ltd. and its consolidated subsidiaries.

Overview

        We build mobile, web and social games for millions of players to enjoy globally. We are one of the top five independent game developers in Europe (excluding developers owned and controlled by other companies active in the gaming market) based on in-game purchases between January and December 2019, net of platform fees, according to data provided by AppMagic. Our games are free to play, and we continuously innovate our games to provide novel, curated in-game content to our users at optimal points in their game journeys.

        Our core product offering, Hero Wars, offers a suite of games across mobile, social and web-based platforms and has, since its launch in 2016, evolved into a well-recognized global gaming franchise in the RPG genre, with 5.4 million MAUs across more than 70 countries in 2020. As of December 31, 2020, Hero Wars ranked fourth on Android and 13th on iOS according to the top grossing charts in the United States. Additionally, Hero Wars was recognized as the top mobile game by consumer spend in Russia in 2020. In 2016 and 2018, Hero Wars was named Game of the Year on VKontakte, one of the leading social networks in Russia.

        Continuous improvements in game content and focus on customer engagement has allowed us to monetize on the popularity of our games and achieve attractive key performance metrics. In particular, between 2018 and 2020, we achieved ten times growth in Bookings. We benefit from highly predictable cohorts and a loyal base of core players, which enhances our ability to increase our monetization per user. In the fourth quarter of 2020, cohorts from previous periods accounted for approximately 81.5% of our Bookings. Our Average Bookings Per Paying User ("ABPPU") more than doubled from $54/month in the first half of 2019 to $133/month in the second half of 2020.

        Since our formation over ten years ago, we have developed a sizeable built-to-scale platform, enabling us to streamline content development and offering a value-enhancing opportunity for potential newly acquired games and companies. Our platform enables us to release one to two new titles per year via parallel-track prototyping and development. In the fourth quarter of 2020, we released a new title in the casual genre, Chibi Island, via a soft launch. We are in the advanced development phase for two additional games and are targeting soft launches of these games in the second half of 2021.

        Our headquarters are in Cyprus. As of April 30, 2021, we had 503 employees, our revenue for the year ended December 31, 2020 was $259.5 million, and our Bookings1 were $443.0 million, with net cash flows generated from operating activities of $120.6 million. Income for the year net of tax for the year ended December 31, 2020 was $668 thousand, compared to a loss of $33.7 million in 2019.

Our Industry

        We operate in the global digital gaming market, a large and strategically important component of the overall entertainment market. The global digital gaming market attracted approximately $175 billion of consumer spending in 2020 according to Newzoo, making it the second largest online entertainment market after the global TV market. Also according to Newzoo, the global gaming population amounted to 2.7 billion people in 2020 and is projected to grow to 3.1 billion by 2023. These "gamers" were active across a variety of platforms, including both traditional PC and console as well as newer formats such as mobile, tablet, and cloud. The digital gaming market is also a truly global market, with the

1
Bookings is a non-IFRS financial measure. For a definition of Bookings, see "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations—Key performance metrics and non-IFRS measures—Bookings."

Asia-Pacific region accounting for 48% of the global game revenues in 2020, and the Americas and Europe accounting for 29% and 19%, respectively, according to Newzoo.

        Gaming reaches all ages and demographics. According to Newzoo, thanks in part to the emergence of mobile gaming, a sizeable and growing proportion of the global population, especially those between the ages of 12 and 30, are actively engaged in playing digital games. This is particularly evident in the Western and Asian markets, where games are becoming new social networks where friends can meet and socialize in digital destinations. According to Limelight Networks' 2020 report, individuals between 18 to 45 years of age prefer to play video games over watching television programs or movies in most countries and, in the 18 to 25 demographic, prefer watching other gamers play video games online than watching sports. According to Limelight Networks' 2020 report, gamers spend an average of 6 hours and 20 minutes each week playing games across all platforms.

        According to App Annie, the mobile gaming market is the largest and fastest growing segment within the gaming industry, amounting to an estimated $100 billion in consumer spend in 2020, representing approximately 60% of the total gaming market. This trend is underpinned by the continuous migration of consumer physical needs and spend to mobile, with mobile consumer spend having hit new heights of $143 billion in 2020, a 20% year-on-year growth, and average time spent on mobile devices in the United States having surpassed time spent on TV, according to the App Annie State of Mobile 2021 report.

        Driven by the expansion of mobile broadband and the proliferation of smartphones, games today can be enjoyed whenever and wherever players desire. According to Limelight Networks' 2020 report, mobile phones remain the primary gaming device, followed by computers, gaming consoles and tablets. According to Newzoo, the mobile gaming market year-on-year growth in 2020 amounted to 25.6% compared to 19.6% for the overall gaming market; mobile gaming revenue is expected to increase by a CAGR of 12.9% from 2020 to 2023. According to the App Annie State of Mobile 2021 report, mobile gaming is on track to surpass $120 billion in consumer spend in 2021, capturing 1.5 times the market share of all other gaming platforms combined. We believe that mobile gaming will continue to be the largest and most attractive segment of the market and therefore view it as a priority market in which we will direct the majority of our managerial and financial resources in both content development and user acquisition.

        Rapid growth of mobile gaming has been underpinned by the increasing demand for convenient forms of entertainment that can be enjoyed "on-the-go." Moreover, mobile gaming platforms can no longer be characterized as simply entertainment, as they now connect users across a multitude of titles and genres to promote socialization and communication. By integrating social features like gifting, messaging and leaderboards, users become more immersed as they find other players with similar playing habits, interests and levels of engagement. As smartphone ownership continues to grow, the number of mobile gamers is expected to grow in parallel. In addition, adoption of mobile games has been accelerated by the introduction of free-to-play games which have fundamentally changed the way that games are designed, operated and monetized. The most successful free-to-play games require the consistent introduction of new content, offers and features, a highly quantitative approach to managing in-game economies, and a design that is engaging both as a primary source of entertainment and as a second screen.

Casual vs. Hardcore and Mid-Core games

        Based on the intensity and complexity of the game content and their breadth of appeal, games can be sub-divided into casual, hardcore and mid-core. Nexters defines Hero Wars as mid-core and its three new titles as casual games.

        Casual games cover the widest range of games, targeting a broad audience and requiring only a light learning curve and strategizing. Casual games are low intensity in both time commitment,

mechanics and strategizing. Gameplay is intended to be fun and easy to understand for large audience of players, with gaming mechanics usually controlled by a few buttons or a simple tap-and-swipe interface on a mobile phone. Casual games have diverse monetization strategies but are primarily based on a free-to-play model with in-app purchases and in-app ads.

        Hardcore games are characterized by their high intensity in terms of time commitment and strategizing. The player base of hardcore games tends to be overwhelmingly male, with games usually targeted at niche markets. Mid-core games take the basic theme and narrative acts of hardcore games, but make them more accessible to a broader audience. Storylines may be easier to follow and gaming mechanics simpler to control. Whereas hardcore games are designed primarily for highly committed gamers who have large amounts of time to dedicate to mastering the game, mid-core games are much less demanding in their appeal. Nevertheless, mid-core games are more immersive and require more hours of game time than casual games, which are specifically designed to be picked up and put down sporadically. Globally, casual single player games are the most popular games type of video game played, according to the Limelight Networks report.

        According to estimates from the App Annie State of Mobile Report 2021, while casual games accounted for 78% of mobile games downloads in 2020, they accounted for only 43% of time spent by users and 23% of consumer spend. Conversely, hardcore and mid-core games accounted for only 20% of mobile games downloads, but 55% of time spent by users and 66% of consumer spend.

RPG genre

        RPG (role-playing game) is a game in which players control a fictional character or characters that undertake a quest in an imaginary world. RPG games often share the following key elements:

  •
  the ability to improve a character over the course of the game by increasing its statistics or levels;

  •
  a menu-based combat system with several choices of skills, spells and active powers as well as an active inventory system with wearable equipment such as armors and weapons;

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  a central quest that runs throughout the game as a storyline and additional side quests;

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  the ability to interact with elements of the environment or storyline through additional abilities; and

  •
  the existence of certain character classes that define the characteristics, skills, abilities and spells of the character.

        RPG games exist in different sub-genres: action RPG, strategy RPG, adventure RPG, MMORPG (massive multiplayer online role-playing game) and other sub-genres. RPG games are typically characterized by a relatively narrow audience, but much higher player retention and higher payer ratios (conversion of users into payers) and, accordingly, higher relative monetization potential per user compared to casual games. According to Newzoo, the mobile RPG market amounted to $12 billion of revenues in 2020, amounting to approximately 14% of the total mobile gaming market.

Competition

        We believe the industry in which we operate is characterized by significant competition. Our primary competitors are mobile gaming companies operating in similar sub-genres. With respect to Hero Wars, we define the sub-genre as hero-collection mid-core RPG. With respect to our new titles, we define the sub-genre as casual farming adventure games. However, given the global nature of the industry and our main distribution platforms, we essentially compete with a broader set of mobile games and also, though to a lesser extent, social and PC-based games. Ultimately we also compete for the leisure time, attention and discretionary spending of our players against other forms of offline and online entertainment—including social media, OTT video, books and music—on the basis of a number of factors, including quality of player experience, breadth and depth of gameplay, ability to create or license compelling content, brand awareness and reputation and access to distribution channels.

        Our games are free-to-play and are monetized through in-app purchases, therefore we mainly compete on the basis of quality and depth of content, graphics, sophistication of storyline, diversity and creativity of in-game events and promotions, visual effects and other features which enable prolonged and user engagement encouraging in-game purchases. Marketing and user acquisition is another key competitive factor in the gaming industry, given that most competitors have access to substantially the same marketing channels, and applying advanced user acquisition techniques and "smart" marketing spend becomes essential to generate a quality user and payer base on a sustainable basis.

        Although the barriers to entry in mobile gaming can be considered to be relatively low, barriers to success and achieving critical scale are substantially higher. While the total number of mobile games is in thousands, only a relatively small fraction of those reach the scale that allows them to sustainably compete on a global level. According to the App Annie State of Mobile 2020 report, in 2019 there were only 1,121 games with global annual consumer spend over $5 million and only 140 companies with an annual spend of over $100 million—therefore, much more limited numbers having a scale comparable to ours.

        Some of our current and potential competitors enjoy substantial competitive advantages, such as greater name recognition, longer operating histories, and greater financial and technical resources. Internationally, local competitors may have greater brand recognition than we do in their home countries and a stronger understanding of local culture and commerce. However, we believe we have proven our ability to successfully compete against both major international gaming companies as well as local players, which is manifested through our strong growth across a large number of geographies in which we compete as well as our continuous expansion into new countries and regions.

Our History

        In 2010, our co-founders, Andrey Fadeev and Boris Gertsovskiy, met and decided to join forces, acting through their own companies at that time, to launch an independent gaming studio. We saw the opportunity to develop mobile and social games that could be enjoyed across the globe. The list below provides an overview of key events in our history:

2010	Nexters story dates back to 2010 when the future friends and founders of Nexters first met. At that time, Andrey Fadeev (co-founder and CEO of Nexters) was running Progrestar, a social games development studio, and Boris Gertsovskiy (co-founder of Nexters) was shaping his plans on starting a game business.
2012
Boris Gertsovskiy became the president of Crazy Bit, a social games development studio. Progrestar and Crazy Bit began their partnership and both teams moved to new offices in the same office center. The studios held regular mutual events and shared best practices.
2013	Progrestar released Throne Rush, a strategy game which later became one of the most popular social games on Facebook and VK. Later that year, Throne Rush became a part of the new company's portfolio.
2014	Andrey and Boris decided to combine efforts and continue their gaming business under a new brand: Nexters.
Island Experiment, Nexters' first casual game was released on social networks.
2016	Nexters began to grow its presence with a new office in Cyprus and launched Hero Wars, an action RPG which became a blockbuster with dozens of millions fans around the world.

2018	Nexters took a strategic decision to switch its focus on mobile platforms and started scaling mobile versions of its games.
Igor and Dmitriy Buchman, founders of Playrix, a global top three mobile gaming company, acquired shares at Nexters.
2019
Nexters drove an almost four times growth in Bookings and total install base within a year and was ranked as one of top ten mobile game developer in Europe, based on in-game purchases net of platform fees between January and December 2019, according to data provided by AppMagic.
2020
Nexters expanded on the international market and became one of the top five independent mobile games developer in Europe (excluding developers owned and controlled by other companies active in the gaming market), based on in-game purchases net of platform fees between January and November 2020, according to data provided by AppMagic.
U.S. share became the largest and now exceeds one-third of the Company's revenue, while the total install base reached almost 100 million players.
2021	On January 31, 2021, Kismet announced it would combine with the Company.
Plans announced for 2021 include M&A strategy and launching three new titles.

Legal Structure

        Nexters Global Ltd. was incorporated in Cyprus on 2 November 2009 as a private limited liability company under the Cyprus Companies Law, Cap. 113. Our affairs are governed by the articles of association and the Cyprus Companies Law. Our register of members is kept by our company secretary. Our registered office is 107 Faneromenis Avenue, Larnaca, 6031, Cyprus. Our company secretary is Gryneus Consulting & Services Ltd, Aglantzias 21, Complex 21B, Floor 2, Flat/Office 1, Aglantzia, 2108, Nicosia, Cyprus.

        We have three subsidiaries. Below is a description of our legal structure as of the date of this proxy statement/prospectus.

Our Strengths

Leading blockbuster mid-core RPG title with primary focus on mobile.

        Our core product offering, Hero Wars, offers a suite of games across mobile, social, and web-based platforms and has, since its launch in 2016, evolved into a well-recognized global gaming franchise in the RPG genre, with 5.4 million MAUs across more than 70 countries in 2020. We are one of the top five independent game developers in Europe (excluding developers owned and controlled by other companies active in the gaming market) based on in-game purchases between January and November 2020, net of platform fees, according to data provided by AppMagic. As of December 31, 2020, Hero

Wars ranked fourth on Android and 13th on iOS according to the top grossing charts in the United States. Additionally, Hero Wars was recognized as the top mobile game by consumer spend in Russia in 2020. In 2016 and 2018, Hero Wars was named Game of the Year on VKontakte, one of the leading social networks in Russia.

        We believe that mobile gaming is one of the most dynamic and high-growing segments of the global gaming industry. As a result, our mobile platform, which accounted for approximately 62.5% of DAUs and over 78% of our total revenue in the year ended December 31, 2020, represents the core part of our franchise and our strategic priority for our future development. We believe our strategic repositioning towards the mobile platform in 2018 allowed us to achieve transformational growth and established us as one of the leading players in the mobile RPG genre globally. We offer a suite of games on mobile and desktop, which allows us to reduce risk of over-dependence on a single platform.

Highly diversified global user and revenue base underpinning the quality of earnings.

        We have developed a highly diversified customer base and proven ability to adapt and localize our games across regions and countries. Originally launched in Russian, Hero Wars is currently available in ten languages and in more than 70 countries across the world, including major markets such as the United States, the European Union, Japan, Korea, and Taiwan. Developed markets account for the majority of our revenue base, with United States accounting for 37% of our revenue for the year ended December 31, 2020, and Europe, Asia and the Former Soviet Union countries accounting for 24%, 15%, and 16%, respectively, in the same period. Such diversification further serves as a protection against currency fluctuations, as well as any adverse country-specific events in terms of consumer behavior, local regulations, access to social networks, and other factors. Our multi-language capabilities, technological edge and proven success across multiple jurisdictions serves as a strong foundation for further expansion in other major markets where we are currently not presented, most notably into the China.

Superior data-driven user acquisition, engagement, and monetization.

        We adopted a new marketing and user acquisition strategy in 2018, which has allowed us to significantly increase our user base and Bookings over the last two years. As of April 30, 2021, we had a marketing team of approximately 70 professionals (including creative, marketing analytics, user acquisition, and marketing growth) and pursue broad user acquisition strategy across multiple channels, platforms, and social networks (such as YouTube and Facebook) utilizing proprietary user acquisition technology and data-driven decision-making that focuses on getting players directly into the game. We estimate our weighted average payback2 for Hero Wars across all the platforms for cohorts, originated in the first half of 2020 to be below six months from install and primarily target potential active users and payers with a less than one year breakeven period from install. We believe that we have been particularly successful in identifying and attracting a core base of frequent payers in the game who generate superior revenue flow and form loyal and highly predictable cohorts.

        Continuous improvements in game content and focus on customer engagement has allowed us to monetize on the popularity of our games and achieve attractive key performance metrics. Our ABPPU more than doubled from $54/month in the first half of 2019 to $133/month in the second half of 2020. For more information on ABPPU, see "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics and Non-IFRS Measures—Average Bookings Per Paying User."

2
Weighted average payback period is defined as the period of time required for the cumulative bookings of a monthly cohort of paying users less cumulative adjusted platform commission to exceed the total marketing costs to acquire such users.

Technology platform built to scale, fueling our content development strategy.

        Since our formation over ten years ago, we have developed a sizeable built-to-scale platform, enabling us to streamline content development and offering a value-enhancing opportunity for potential newly acquired games and companies. As of April 30, 2021, we had a team of approximately                                    experienced developers and data scientists (including artists and game designers) as well as approximately            specialists covering in-game social network and customer support. We incorporate data-driven decision-making into our entire game development process and use proprietary predictive models to assess the likelihood of success of new product launches and allocate our production team resources to focus on building features to improve the return on our investment in our games. Our strong analytics team is one of the key service functions in the company that not only helps us to determine new opportunities for growth and provides predictions for efficient marketing but also plays an important role in establishing key performance indicators for other service functions and ultimately allows us to make data-informed decisions. Unlike some of our peers who focus exclusively on mobile segment of the market, our multi-platform capabilities allow us to reach out to a broader target audience and offer a more diversified and sophisticated gaming experience as well as supports ongoing innovation and improvement of game content.

        Our platform enables us to release one to two new titles per year via parallel-track prototyping and development. In the fourth quarter of 2020, we released a new title in the casual genre, Chibi Island, via a soft launch. We are in the advanced development phase for two additional games and are targeting soft launches of these games in the second half of 2021. For more information on our upcoming game launches, please see "—Description of Our Principal Business Activities—Game Portfolio—Future Game Pipeline."

Strong potential for profitability and cash flow generation

        Our financially sound and cash generative business model has enabled us to achieve sustainable self-funded growth without attracting material external financing since our inception. In particular, between 2018 and 2020, we achieved ten times growth in Bookings, while generating $120.6 million in net cash flows generated from operating activities for the year ended December 31, 2020. Our core game offering, Hero Wars, had an average of 159 thousand MPUs and 271 thousand MPUs, respectively, for the years ended December 31, 2019 and 2020, generating an average Monthly Payer Conversion of 4.4% and 5.0%, respectively, over the same period.

        Our consistent revenue generation is underpinned by the highly predictable cohorts and a loyal base of core players, as well as our ability to increase our monetization per user. As such in the fourth quarter of 2020, cohorts from previous periods accounted for approximately 81.5% of our Bookings and the ABPPU was $141/month.

        We view Cyprus as a cost-advantaged location for our headquarters due to the relatively low cost of living, the cost effectiveness of running a technology business that employs high-skilled professionals compared to many developed markets such as the United States or the United Kingdom, and access to a broad talent pool of developers from Former Soviet Union countries and Eastern Europe. A combination of global revenue base and relatively low cost base underpins strong profitability and creates significant operating leverage for further growth.

        Founder-led management team supported by the complementary expertise of core shareholders and Sponsor.

        We were founded by Andrey Fadeev and Boris Gertsovskiy, who have led our Company from inception to becoming a top five independent game developers in Europe (excluding developers owned and controlled by other companies active in the gaming market), based on in-game purchases net of platform fees between January and December 2019, according to data provided by AppMagic. For the year ended December 31, 2020, we generated $443.0 million in Bookings and as of April 30, 2021, had 503 employees. As software developers by training, our founders are, among other things, the key architects behind our game development and content strategy. Our core management team has been highly stable and comprises a diverse team of skillful professionals who have proven to be among the best in the industry through the years. We believe our management's core competencies are well complemented by the strategic relationship with Bukhman brothers, founders of Playrix (the leading global mobile games developer), who acquired a large minority stake in Nexters in 2018 and have been instrumental in our industry-leading expertise. Finally, through the merger with Kismet Acquisition One Corp, we will partner with one of the most experienced and well-connected investment teams in the region led by Ivan Tavrin, who bring, among other things, ample merger and acquisition ("M&A") expertise, from which we may benefit, and relationship network.

Multiple organic growth opportunities.

        We believe we are well-positioned to capitalize on secular entertainment and content consumption trends through the strengths of our content and technology platform. Gaming has become global and eclipsed other major forms of entertainment. According to Newzoo, the global mobile RPG total addressable market ("TAM") reached $12 billion in 2020, with total mobile gaming TAM estimated at $86 billion in 2020, providing us with significant opportunities for growth in the markets in which we currently operate as well as opportunities for expansion into new geographies. We believe the quality of our content has the potential to further increase our user base from the current 5.4 million MAU in medium to long term. We believe we are well-positioned to improve monetization even further due to our superior user acquisition approach and accumulated experience in user monetization.

Well-positioned regional M&A consolidation platform.

        We believe that we are uniquely positioned to act as an industry consolidator in the gaming space in the Former Soviet Union countries as the only publicly traded gaming company with close ties to the region. We estimate there are over 1,000 independent studios in the region representing an ample field of acquisition opportunities. In addition, we are well placed to selectively pursue potential acquisitions in Europe and potentially other regions. We have an established value creation playbook comprising marketing and a user acquisition toolkit, data-driven approach to monetization, and other services that would allow us to enhance and accelerate the growth of potential acquisition targets. We believe that through our relationship network leveraged by the support of our core shareholders and Sponsor, we have unparalleled access to, as well as combination of, investment and operational competencies in pursuing an M&A consolidation strategy.

Our Strategies

        Our vision is to become one of the leading global multi-genre gaming companies both through the continuous organic development and growth investments, as well as through M&A expansion, primarily in Eastern Europe and Former Soviet Union countries. To this end, we intend to further build on the success of our Hero Wars platform that has a strong potential to become a "forever franchise," develop our pipeline of new titles, primarily in casual genre, and actively pursue acquisition opportunities.

Growing our user base and continuous enhancement of our product offering and monetization.

        In the year ended December 31, 2020, we had 5.4 million average MAUs and 797 thousand average DAUs for our core game, Hero Wars, which represents an increase of 49.5% and 69.8%, respectively, from the prior year. We believe that we will be able to continue to grow our user base, leveraging our proprietary user acquisition technology toolkit that fueled our growth over the past two years.

        We believe that through our data-driven game development approach, our experience in building LiveOps at scale, continued introduction of new game mechanics and new content across all Hero Wars platforms, augmented by our user acquisition model, we can continue to increase our players base and improve our player monetization trajectory by growing ABPPU and/or number of payers metrics in future.

        While our mobile platform offering will remain the strategic focus and priority area for investment, we will be flexibly adapting to market conditions and re-directing our marketing budgets to channels and platforms that offer most attractive LTV/CAC (Customer Lifetime Value to Customer Acquisition) returns profile in any specific period. We intend to continue to seek new opportunities to enhance and refine our marketing efforts to acquire users, including identifying potential technologies to enhance our marketing and advertising capabilities.

Expand the TAM and diversify through the launch of new titles.

        For the year ended December 31, 2020, the global mobile RPG market was estimated to amount to approximately $12 billion, representing only 14% of the total mobile gaming market, according to Newzoo. By launching new titles primarily in the casual genre, we expect to tap into the much larger addressable market as well as to reduce our reliance on the financial performance of the Hero Wars franchise. We have already released via a soft launch a new title in the casual genre, Chibi Island (a farming expedition game) on the Android platform and are currently receiving data to project our ROI window and adding content to the game. We have two additional games in near-term pipeline and are targeting soft launches of these games in the second half of 2021. For more information on our upcoming game launches, please see "—Description of Our Principal Business Activities—Game Portfolio—Future Game Pipeline." We expect to launch one to two new titles per year in the future, leveraging our established content development processes.

Entering into new geographies, with particular focus on Asian markets.

        While we plan to grow our user and payer base across substantially all geographies in which we currently operate, we in particular plan to expand our footprint in Asia, including through expansion in the Chinese market. We believe successful localization of Hero Wars franchise and marketing activities in such countries Japan, Taiwan, and Korea has provided solid foundation for further expansion in the region.

Growth through M&A.

        We intend to pursue an active acquisition strategy primarily targeting the wide pool of 1,000+ independent studios across the Former Soviet Union countries and Europe, and are currently in discussions with counterparties of a significant size. We plan to capitalize on our unique competitive advantages as a potential acquirer due to our ability to offer U.S.-listed equity as acquisition currency, provide complementary operating and financial expertise, as well as ample synergetic effects. We believe we have unparalleled visibility over potential M&A deal flow in the region through our relationship network, complemented by that of our core shareholders, Kismet, advisers, and industry partners.

        We intend to primarily target casual and mid-core mobile games to diversify our existing portfolio while being able to extract synergies and apply our value creation playbook comprising marketing and user acquisition competences as well as a data-driven approach to title selection and monetization. Our integration strategy with respect to potential targets envisages granting autonomy to the incumbent management teams in content development combined with providing extensive support in financing, marketing, data analytics and knowledge sharing, enabling targets to focus on building great games, while maximizing ROI.

Attracting best-in-class talent.

        Throughout our history, we have focused considerable time and resources on building a team with diverse experience and backgrounds and a positive inclusive business culture, which has been an integral part of our success. We will continue to place significant emphasis on attracting talented developers and managers from across the world, but in particular from the countries of the Former Soviet Union and Eastern Europe. We believe our global business franchise and attractively located headquarters and development hub in Cyprus serve as a strong attraction and makes us an attractive employer for experienced professionals in the region.

Description of Our Principal Business Activities

        We build mobile, web, and social games for millions of players to enjoy globally. We are one of the top five independent game developers in Europe (excluding developers owned and controlled by other companies active in the gaming market) based on in-game purchases between January and December 2019, net of platform fees, according to data provided by AppMagic. Our portfolio includes three games that we actively manage, with three more scheduled for launch in 2021. Our portfolio includes casual, strategy, and RPG, which are all distributed through mobile, social, and web-based platforms and are free to play, generating revenue through in app purchases and advertising. We frequently introduce new features, offers, and content, including quests, rewards, challenges, player vs. player ("PvP") competitions, customizations, and promotions that enhance the overall player experience.

Game Portfolio

        Our core game offering is Hero Wars, which was downloaded 36 million times in 2020 on iOS and Android and has an average rating of 4.5/5 among users. Our legacy games include Throne Rush and Island Experiment, with newly registered users of 891 thousand and 366 thousand, respectively, in 2020 on iOS and Android and have an average rating of 4.4/5 and 3.85/5, respectively, among users.

        As of and for the year ended December 31, 2020, we generated $443.0 million in Bookings, 99% of which were attributable to Hero Wars and 1% attributable to our legacy titles.

Hero Wars

3
Rating for current version in the United States' Apple App Store and Google Play Store as of December 31, 2020.

4
Determined as of December 31, 2020. For a definition of DAUs, see "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations—Key performance metrics and non-IFRS measures—Daily Active Users."

5
Determined as of December 31, 2020. For a definition of MAUs, see "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations—Key performance metrics and non-IFRS measures—Monthly Active Users."

6
Determined as of December 31, 2020. For a definition of MPUs, see "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations—Key performance metrics and non-IFRS measures—Monthly Paying Users."

7
Determined as of December 31, 2020. For a definition of monthly payer conversion, see "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations—Key performance metrics and non-IFRS measures—Monthly Payer Conversion."

8
Determined as of December 31, 2020. For a definition of ABPPU, see "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations—Key performance metrics and non-IFRS measures—Average Bookings Per Paying User."

        Launched in 2016, Hero Wars is our blockbuster mid-core multi-platform RPG. It is an adventure game, where players start with a single hero and progress through the game by collecting new heroes, battling enemies, powering up heroes, unlocking skills and training their hero pack. The game allows players to fight epic multiplayer PvP battles against enemies, characters and bosses for power, rewards, or rare items. Players are able to purchase virtual items, including boosts and other items within the game to further their progression and unlock more virtual rewards. As of December 31, 2020, Hero Wars was in the top 100 grossing worldwide mobile app, according to data provided by AppMagic. Hero Wars was also the top mobile game in Russia, based on consumer spend as of December 31, 2020, according to App Annie. For the year ended December 31, 2020, the Company generated $120.6 million in net cash flows generated from operating activities with, Hero Wars being the major contributor.

        In the year ended December 31, 2020, Hero Wars saw seven million downloads on iOS and was number 13 in the top grossing charts in the United States. In the same period, Hero Wars saw 29 million downloads on Google Play, and was number four in the top grossing charts in the United States. For the year ended December 31, 2020, Hero Wars generated $439 million in Bookings, which grew tenfold between 2018 and 2020. The following graphic illustrates the split of our Hero Wars Bookings by geography for the year ended December 31, 2020.

(1)
Refers to former Soviet Union countries.

(2)
Including bookings not allocated to any specific geography.

        By distribution platform for the year ended December 31, 2020, 74% of our Bookings were generated from mobile (representing 2.7 times growth over prior year), 19% from social (representing two times growth over prior year), and 7% from web (representing 34.8 times growth over prior year).

        For the year ended December 31, 2020, Hero Wars had DAUs of 797 thousand (representing approximately five times growth between 2018 and 2020), with 65% on mobile, 27% on social, and 8% on web and MAUs of 5.4 million (representing approximately eight times growth between 2018 and 2020). Hero Wars' MPUs in the same period were 271 thousand (representing five times growth between 2018 and 2020). The ABPPU was $130/month (representing 1.6 times growth between 2019 and 2020).

        We adjust the gameplay, the user interface, difficulty levels and the available in-game items and features depending on the platform on which our games are distributed in accordance with A/B test results (which tests users' responses to variant A versus variant B, and concluding which of the two variants is more effective), other analytical data, user surveys and our understanding of user preference per platform. Accordingly, the versions of Hero Wars distributed through the mobile platforms Apple App Store and Google Play are similarly configured, whereas the versions of Hero Wars distributed through web and social networks differ substantially from the mobile versions. We are continuously adjusting Hero Wars for both platforms, taking into account different marketing strategies and different user behavior. For example, web and social platforms contain a lesser percentage of payers, as few players elect to make in-game purchases, whereas mobile platforms allow players to pay with a preselected payment method, which makes it easier for mobile players to convert into payers. Paying web players tend to spend more money and time in game, due in part to less competition among web-based games as well as the fact that the game can stay idle on PCs and laptops. By contrast, competition is high in mobile games and time in game is restricted by user screen time. As a result, we build and continuously develop the web-based Hero Wars as a separate product with deeper monetization mechanics and separate marketing instruments, and allocate separate teams to its development.

Throne Rush

10
Rating for current version in the United States' Apple App Store and Google Play Store as of December 31, 2020.

        Launched in 2013, Throne Rush was the first game we released. It is an online strategy game, which allows players to rule their own kingdoms and bring them to prosperity while destroying enemies and capturing their wealth. By strategically building towers and upgrading them through in-game purchases, players can keep their bases safe and further progress through the way to the Throne.

Island Experiment

        Launched in 2014, Island Experiment is our casual game. Players complete quests, missions, and puzzles to help two lost children survive on an island. Players are able purchase virtual items and unlock rewards as they explore the island, build cities, and hunt for hidden treasures. We expect to remove Island Experiment from our game portfolio in the upcoming year.

Future Game Pipeline

        In addition to growing user engagement with our existing portfolio of games, we are continuously working on opportunities to introduce additional games for players to enjoy. Through 2021, we expect to launch three new casual games—Chibi Island, Puzzle Island, and Riddle Island—each drawing on the features that have made our Hero Wars offering successful. As these games are in the advanced development stage, their titles may change depending on relevant marketing and conversion metrics that are studied up until launch.

Chibi Island

11
Rating for current version in the United States' Apple App Store and Google Play Store as of December 31, 2020.

Puzzle Island

Riddle Island

Monetization

        Our games are based on the free-to-play monetization model, whereby we generate revenues through in-game purchases (the sale of virtual goods within the game) and in-game advertising. We strive to enhance our games by offering players the option to accelerate their progress and deepen the gaming experience through in-game purchases. As of and for the year ended December 31, 2020, we generated $443.0 million in Bookings, 99% of which were attributable to Hero Wars and 1% attributable to our legacy titles. For the year ended December 31, 2020, revenue from in-game purchases accounted for 94.2% of our revenue.

        Virtual goods are a fundamental part of free-to-play monetization. We aim to maximize the revenue potential of our games by using various monetization models and designing a range of virtual goods that our players value. Our games offer many in-game purchase options, which include, for example, the following:

  •
  In-game currencies:  users can purchase in-game currencies (various types of coins, stones, etc.) that are used for purchasing different items within the games.

  •
  Virtual goods:  users can purchase in-game items that enhance various game attributes or accelerate progress. Virtual goods can broadly be divided into consumable and durable items. Consumable virtual items can be consumed by a specific player action. Durable virtual items are accessible to the player over an extended period of time or can be exchanged or used for obtaining different items or levels in the games.

Advertising

        In addition to in-game purchases, we monetize our games through in-game advertising, including special offers and rewarded ads. In-game advertising enables monetization of users who are not spending on in-game purchases and provides extra value for players through special offers without cannibalizing in-game payments. Special offers enable users to acquire virtual goods without paying cash but instead by taking specified actions, such as downloading other applications, watching a short video, subscribing to a service or completing a survey. We work with third parties to provide these special offers and receive a payment from the third-party offer provider based on the response of our players to these offers. We also work with third-party advertising aggregators that embed advertising. The aggregators typically pay us a fee based on the number of impressions, which is the number of times an advertisement is shown to a player.

Distribution Platforms

        We offer our games across mobile, social, and web platforms. For the year ended December 31, 2020, 74% of our Bookings were generated from mobile, 19% from social, and 7% from web.

        Our mobile gaming offering is split between two operating systems: Apple iOS, with games distributed in the Apple App Store and Google Android, with games distributed mainly in Google Play. We also distribute our offering through social media channels, including Facebook and on Russian social media channels. Players discover games within the distribution platforms by searching games using the built-in search tools, browsing the top charts, trending downloads, and various other category lists, and by using other marketplace features. There are also various built-in promotional campaign placements within each marketplace. We strive to maintain good relationships with each marketplace to access this high-visibility promotional inventory. Ultimately, internal decision-making between the marketplace stakeholders determines which games are featured in these placements and the various other promotional categories. In addition to serving as distribution platforms, the online marketplaces offer integrated payment systems that allow users to make recurring in-game purchases, using a reliable trusted infrastructure. As at the date of this proxy statement/prospectus, the distribution platforms charge us commissions which vary by platform and by country. Our platform commissions were 32.1% and 29.6% of revenues earned through in-game purchases for the years ended December 31, 2019 and 2020, respectively.

        Our web-based gaming offering is distributed through our own platforms, where we rely on Xsolla, a third-party online payment service provider, to process any payments generated on games accessed through our website. We also license Savva Vangelina to distribute Puzzle Island via their platform and we receive licensing revenue from such distribution.

Technology

        We have invested in developing our technology stack to support the growth of our business. We operate on a cloud-based technology platform, which we believe is sufficiently scalable, flexible and stable to handle our scale of operations. Our platform has the ability to handle up to several millions of users accessing our games each month with sufficient levels of performance and reliability. For the year ended December 31, 2020, our average MAU was 5.7 million.

        Our architecture is designed for high availability and fault tolerance while accommodating the demands of social game play. We have developed our architecture to work effectively in a flexible cloud environment that has a high degree of elasticity, providing our developers with standardized tools and technologies that enable collaboration and focus on crafting the games.

        Our analytics infrastructure is key to the development and improvement of our product offering. Our analytics team collects and stores user data in all stages of game development and in live operations. We regularly conduct quantitative and qualitative research about social interactions that helps us produce better social experiences. We have developed survey and experimentation systems that allow us to collect direct feedback from our players, and we use that feedback to improve our games.

Analytics

        We have invested in building a strong analytical infrastructure, which we use to back up our product and investment decisions. We use aggregated behavioral data to create new product features and events, to assess new product launches and to forecast our marketing spending. We use analytics to conduct and process A/B tests, play tests and user surveys. We then apply the collected quantitative and qualitative data to improve our existing products. Additionally, we use modelling to forecast cohort paying behavior for marketing activities and product updates.

Research and Development

        We are focused on continuing to implement and enhance features that keep games fresh and increase user engagement, including in-game virtual items, providing engaging new game themes, motifs, challenges and in-game missions, as well as in-game chat and messaging capabilities. We serve these features to our users based on their preferences and the optimal timing during each player's gameplay.

        Throughout the lifecycle of our games, we dedicate substantial operational resources and team members to support a constant cadence of novel content and feature creation that drives conversion and continued monetization. Our research and development team has extensive expertise in creating new content and gameplay features as well as tools and systems to enable the efficient design, development and implementation of new content and features.

        We develop and produce our own titles using a development process in which a group of creative, production, and technical professionals collaborate. Our new game development is governed by four key stages: prototype, test launch, soft launch, and core game release. Quality assurance personnel are involved throughout the development and production of published content and our games are subject to extensive testing before public release to assure compatibility with appropriate hardware systems and configurations and to minimize the number of bugs and other defects found in the products. We are responsible for the entire development and production process. As of April 30, 2021, we had a team of approximately                        experienced developers and data scientists (including artists and game designers) as well as approximately                        specialists covering in-game social network and customer support.

Intellectual Property

        We consider our intellectual property rights, including our trademarks, copyrights and trade secrets, to be, in the aggregate, material to our business. We endeavor to protect our investment in our intellectual property by seeking to protect it in the jurisdictions where we do business. When appropriate, we seek to obtain trademark protection by registering trademarks for the names and designs under which we market and license our games. As of December 31, 2020, we owned four trademarks that have been registered in United States and six trademarks that have been registered or applied for in jurisdictions outside of the United States. These trademark registrations include "Nexters" and "Hero Wars." We also own registrations for the internet domains for our websites. Additionally, many aspects of our games, including feature elements such as game characters, are subject to copyright protection. Further, we own trade secrets relating to our games and the software and technology that we use to operate those games and our business.

        In addition to the intellectual property that we own, we license certain intellectual property from third parties. In particular, we license certain intellectual property rights from third parties related to the operations of our business, including those needed to develop our own intellectual property and non-exclusive licenses with respect to the use of certain intellectual property rights of the platforms on which our games are offered.

        We believe the value associated with our brands contributes to the appeal and success of our games, and our future ability to develop, acquire or license new brand names of similar quality, and to protect those brands, is important to our continued success. Therefore, we continue to invest in the recognition and protection of our brands.

        For risks related to our intellectual property, see "Risk Factors—Risks Related to Nexters' Intellectual Property."

Marketing

        We believe that our success stems from a deep understanding of the key aspects of data-based marketing strategies applicable to our industry, including how to measure successful user acquisition as it relates to mobile, social and web games, where to allocate marketing spend, how to optimize media buying budgets, and how to design ads that attract users who are likely to install and play our games.

        We develop tailored monetization and retention strategies for different parts of our users' lifecycles, including before they become paying users, after they become paying users, and for users who become inactive. We operate a centralized marketing team that performs key marketing and user acquisition functions. As of April 30, 2021, we had approximately 70 marketing employees (including creative, marketing analytics, user acquisition, and marketing growth).

Government Regulation

        We are subject to various international laws and regulations that apply to companies operating online, including over the internet and mobile platforms, such as those relating to privacy, data security, consumer protection, protection of minors, advertising and marketing, intellectual property, competition, and taxation, among others, all of which are continuously evolving and developing. As we offer our games in more countries worldwide, foreign jurisdictions may claim we are required to comply with local laws, including in jurisdictions where we have no local presence, offices, or other equipment. It is also likely that as our business grows and evolves and our games are played in a greater number of countries, we will become subject to laws and regulations in additional jurisdictions. The scope and interpretation of the laws and regulations that are or may be applicable to us are often uncertain and may conflict. Additional laws in these and other areas affecting our business are likely to be enacted in the future, which could limit or require changes to the ways in which we conduct our business, and could both increase our compliance costs and decrease our revenues.

        The widespread implementation of in-game purchases of virtual items in our industry has resulted in the expanded application of existing laws or regulations and has prompted calls for new laws and regulations to address the perceived problems with these virtual items. Calls for legislation have been fueled by complaints from parents whose children have incurred sizeable charges online purchasing virtual items such as "lives" or "power-ups" in order to continue to play or further advance in games advertised as being "free to play." This may result in legislation affecting how we advertise, operate, and earn revenues within our games.

        There has been considerable focus on in-game offers to purchase virtual goods or premiums with real world currency (or with virtual in-game currency that can be purchased with real world currency) for which the player doesn't know prior to purchase the specific digital goods or premiums they will be receiving (sometimes referred to as loot boxes, crates, or mystery prizes). In some of our games, certain mechanics may be deemed to be loot boxes, including instances where players can receive items from a predetermined list or purchase items (such as chests) on a random basis. In certain academic, political and regulatory discussions, these features have been compared to gambling because users are providing something of value for the chance to win a prize, with a large number of prizes having relatively modest value or utility and fewer having significant value or utility. The U.S. Federal Trade Commission (the "FTC"), held a public workshop on loot boxes in August 2019, and at least one bill has been introduced in the U.S. Senate that would regulate loot boxes in games marketed to minors. Loot boxes have been banned in Belgium and the Netherlands, and gambling regulators in 16 jurisdictions (Austria, Czech Republic, France, Gibraltar, Ireland, Isle of Man, Jersey, Latvia, Malta, Netherlands, Norway, Poland, Portugal, Spain, Washington State, United States, and the United Kingdom) signed an agreement in 2018 to investigate the role of loot boxes in digital games. China has imposed stringent requirements and limitation on the offering of loot boxes including, among other things, that loot boxes cannot be acquired with real money or virtual currency, that all items available in loot boxes must be obtainable through other means, and the odds of winning must be published. Japan has been advancing a self-regulatory approach to loot boxes. The outcome of many of these initiatives is not yet known, but we anticipate there may be legislation forthcoming in at least some of these jurisdictions that could affect how we offer these features. See "Risk Factors—Risks Related to Nexters' Business and Operations Following the Proposed Transactions—Changes to digital platforms' rules, including those relating to "loot boxes," or the potential adoption of regulations or legislation impacting loot boxes, could require us to make changes to some of our games' economies or design, which could negatively impact the monetization of these games, thereby reducing our revenues."

Data Privacy and Security

        As a Cypriot headquartered company with users around the globe, we collect, process, store, use, and share data, some of which contains personal information, in connection with operating our business. Consequently, our business is subject to a number of European Economic Area and international laws and regulations governing data privacy and security, including with respect to the collection, processing, storage, use, transmission, sharing, and protection of personal information and other consumer data. Such laws and regulations may be inconsistent across jurisdictions or conflict with other rules. The applicability of these laws and regulations to us, and their scope and interpretation, are often uncertain, particularly with respect to laws and regulations outside the United States.

        For example, the European Union and the United Kingdom have adopted strict data protection and security laws. The European Union's GDPR, which became effective in May 2018, and the U.K. GDPR, each as supplemented by national laws, (collectively, Applicable Data Protection Laws) impose strict requirements on controllers and processors of personal data, including, for example, higher standards for obtaining consent from individuals to process their personal data, more robust disclosures to individuals and a strengthened individual data rights regime, and shortened timelines for data breach notifications. The Applicable Data Protection Laws created new compliance obligations applicable to our business and some of our players, which could require us to self-determine how to interpret and implement these obligations, change our business practices and expose us to lawsuits (including class action or similar representative lawsuits) by consumers or consumer organizations for alleged breach of data protection laws and the risk of significant reputational damage. Applicable Data Protection Laws increases financial penalties for noncompliance (including possible fines of up to 4% of global annual revenues for the preceding financial year or €20 million, or £17.5 million in the UK, (whichever is higher) for the most serious violations). Data privacy laws in the European Union are developing rapidly and, in July 2020, the Court of Justice of the European Union limited how organizations could lawfully transfer personal data from the EEA to the United States by invalidating the Privacy Shield. The Privacy Shield enabled the transfer of personal data from the EEA to the United States for companies that had self-certified for the Privacy Shield. To the extent that we rely on the Privacy Shield, we will not be able to do so in the future, which could increase our costs and our ability to efficiently process personal data from the EEA. Further, data privacy laws in the United Kingdom are also not static and, as a consequence of Brexit, the United Kingdom will be free to diverge from European Union data privacy laws. We may therefore be subject in the future to separate and additional data protection obligations to those that we are already subject to. This may result in substantial costs and may necessitate changes to our business practices, which in turn may compromise our growth strategy, adversely affect our ability to attract, monetize or retain players, and otherwise adversely affect our business, reputation, legal exposures, financial condition and results of operations.

        In addition, the scope of data privacy regulations worldwide continues to evolve. Many jurisdictions in which we operate have seen the adoption of data localization and protection laws that prohibit the collection of certain personal data through servers located outside of the respective jurisdictions. Violation of these laws by an operator may result in fines, suspension of activities or license revocation. Further, new, increasingly restrictive regulations are coming into force all around the world, in countries such as Thailand and Brazil, as well as within the United States. For instance, the California Consumer Privacy Act, or CCPA, went into effect on January 1, 2020, with enforcement by the California Attorney General commencing on July 1, 2020, along with related regulations that came into force on August 14, 2020.

        Among its impacts, the CCPA:

  •
  provides California consumers with new rights to access and require deletion of their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is collected, used, and shared, all of which may impact our advertising revenue; and

  •
  in certain circumstances, provides for private actions and permits class actions, which could result in businesses being subject to substantial statutory fines in cases involving thousands of impacted consumers where the business is found to have failed to implement and maintain reasonable and appropriate security procedures.

        Given that CCPA enforcement began on July 1, 2020, it remains unclear how the CCPA and its implementing regulations will be interpreted and what, if any, modifications will be made to the implementing regulations. However, it is clear that the effects of the CCPA are significant; they have required, and could continue to require, us to modify our data, security, and marketing practices and policies, and to incur substantial costs and expenses in an ongoing effort to comply with the CCPA. Further, a new California ballot initiative, the California Privacy Rights Act, or CPRA, recently passed in California. The CPRA, which becomes fully effective on January 1, 2023, creates additional privacy rights for California consumers and additional obligations on businesses, which could subject us to additional compliance costs as well as potential fines, individual claims and commercial liabilities. See

"Risk Factors—Risks Related to Nexters' Information Technology and Data Security—Data privacy and security laws and regulations in the jurisdictions in which we do business could increase the cost of our operations and subject us to possible sanctions, civil lawsuits (including class action or similar representative lawsuits) and other penalties; such laws and regulations are continually evolving. Our or our platform and service providers' actual or perceived failure to comply with these laws and regulations could harm our business."

        In addition, there currently are a number of other proposals related to data privacy and security pending before legislative and regulatory bodies. For example, the European Union is contemplating the adoption of the Regulation on Privacy and Electronic Communications, or the e-Privacy Regulation, which is currently making its way through the European Union legislative process. The current draft of the e-Privacy Regulation imposes strict opt-in e-marketing rules which potentially require new consents (with limited exceptions for business to business communications) and significantly increases fining powers to the same levels as the GDPR. Regulation of cookies and web beacons may lead to broader restrictions on our online activities, including efforts to understand our customer's internet usage and promote ourselves to them. The United Kingdom has implemented the ePrivacy Directive into national law through the U.K. Privacy and Electronic Communications Regulation 2003; however it is unclear whether the United Kingdom will align itself to the ePrivacy Regulation, once implemented. This again introduces the possibility we will be subject to, and required to comply with, a separate and additional legal regime with respect to data privacy, which may result in substantial costs and may necessitate changes to our business practices. See "Risk Factors—Risks Related to Nexters' Information Technology and Data Security—Our business could be adversely impacted by changes relating to electronic marketing or the restriction of the use of third-party cookies."

        We are subject to a variety of laws in the United States and other non-U.S. jurisdictions regarding data privacy, data protection, cybersecurity, and consumer protection, which are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the United States. It is also likely that as our business grows and evolves and our games are played in a greater number of countries, we will become subject to additional data privacy, data protection, cybersecurity, and consumer protection laws and regulations in additional jurisdictions.

Facilities

        We lease four offices, two located in Cyprus and two in Russia. We believe our existing facilities are sufficient for our current needs. We may add new facilities and expand our existing facilities as we add employees and expand into new locations. We believe suitable additional space will be available as needed to accommodate our needs.

Employees

        As of April 30, 2021, we had 503 employees, of whom 185 were women, with approximately 58 employees in Cyprus and approximately 445 employees in Russia and other countries. None of our employees are represented by a labor union or party to a collective bargaining agreement. We have never experienced any work stoppages or strikes as a result of labor disputes. We consider our relationship with our employees to be good. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and prospective employees. The principal purposes of our incentive plans are to attract, retain and motivate selected employees, executive officers and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

Legal Proceedings

        From time to time, we are subject to various claims, complaints and legal actions in the normal course of business. On the basis of current information, we do not expect that the actual claims, lawsuits and other proceedings to which we are subject, or potential claims, lawsuits and other proceedings relating to matters of which we are aware, will ultimately have a material adverse effect on our results of operations, financial condition or liquidity. However, given the large or indeterminate amounts sought in certain of these actions, and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operations or cash flows in particular periods.

MANAGEMENT OF PUBCO FOLLOWING THE PROPOSED TRANSACTIONS

        As of the date of this proxy statement/prospectus, the sole director of Pubco is Andrey Fadeev. The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are anticipated to be the directors and executive officers of Pubco upon Closing.

Name	Age	Title
Andrey Fadeev	36	Chief Executive Officer, Co-Founder and Director
Alexander Karavaev	46	Chief Financial Officer
Boris Gertsovskiy	43	Co-Founder and Director nominee
Dmitrii Bukhman	38	Director nominee
Igor Bukhman	35	Director nominee
Ivan Tavrin	44	Director nominee
Natasha Braginsky Mounier	52	Director nominee
Andrew Sheppard	44	Director nominee

Executive Officers

        Andrey Fadeev.    Upon the Closing, Mr. Fadeev is expected to serve as Pubco's chief executive officer and as a member of Pubco's board of directors. Mr. Fadeev is a co-founder of the Company. Mr. Fadeev was the chief executive officer of Progrestar, a company specializing in the development of online games for social networks. Mr. Fadeev graduated Moscow State Technical University of N.E. Bauman with specialty "Automated Information Processing and Management". We believe that Mr. Fadeev is qualified to serve as a member of our board of directors due to the perspective and experience he brings as our chief executive officer and as a co-founder of the Company and his online and mobile gaming industry knowledge and experience.

        Alexander Karavaev.    Upon the Closing, Mr. Karavaev is expected to serve as chief financial officer of Pubco. From 2019 to 2020, Mr. Karavaev served as a member of the board of directors of QIWI Group, a leading payment company in Russia and the CIS. From 2012 to May 2019, Mr. Karavaev was the Chief Financial Officer of QIWI Group. In December 2020 and January 2021, class action lawsuits were filed against QIWI plc and certain of its current and former officers in the United States District Court for the Eastern District of New York. The complaints allege that QIWI plc made material false or misleading statements and omissions regarding its business, operational and compliance policies in its annual report filed on Form 20-F for the years ended December 31, 2019 and 2018. Plaintiffs have sought to consolidate the cases into one proceeding, and seek an award of unspecified damages, prejudgment and post-judgment interest, as well as reasonable attorneys' fees, and other costs. QIWI plc and certain of its current and former officers are defending rigorously against these allegations. Prior to the Company, Mr. Karavaev was also the managing director of GK Samolet, a leading residential real estate development holding in Russia in 2019. From 2008 to 2011, Mr. Karavaev served as chief financial officer for Mail.ru Group Limited, a leading internet Company in Russia and the CIS and Akado, a leading broadband and pay-TV operator. From 2003 to 2007, Mr. Karavaev served as deputy chief financial officer for Renova Holding and SUAL Holding. Mr. Karavaev worked at Andersen and Ernst & Young from 1997 to 2003. Mr. Karavaev holds a degree in economics from the Siberian Aerospace Academy.

Directors

        Boris Gertsovskiy.    Upon the Closing, Mr. Gertsovskiy is expected to serve as a member of Pubco's board of directors. Mr. Gertsovskiy co-founded the Company and Mr. Gertsovskiy has been a director of Flow Research S.L.U. since 2017. From 2012 to 2015, Mr. Gertsovskiy was the president of Crazy Bit LLC, a program product research company. In 2010, Mr. Gertsovskiy was the head of VAS group of Mail.ru. From 2007 to 2010, Mr. Gertsovskiy was the co-owner and vice-president of Astrum Online. From 2003 to 2007, Mr. Gertsovskiy was the co-owner of Time Zero, and served as a game designer, project manager, vice-president, and chief executive officer of Time Zero. Mr. Gertsovskiy holds a degree in computer complexes, systems and networks from the Petersburg Polytechnic University Faculty of Automation and Computer Engineering. We believe that Mr. Gertsovskiy is qualified to serve as a member of our board of directors due to the perspective and experience he brings as a co-founder of the Company and his online gaming industry knowledge and experience.

        Dmitrii Bukhman.    Upon the Closing, Mr. D. Bukhman is expected to serve as a member of Pubco's board of directors. Mr. D. Bukhman is the co-founder and on the board of directors of PLR Worldwide Sales Limited ("Playrix"), a developer and distributor of mobile video games. Mr. D. Bukhman also sits on the board of directors of Dom Advisors Limited and, from 2019 to 2020, sat on the board of directors of Nogard Capital Limited. Between 2018 and 2019, Mr. D. Bukhman was an advisor for Everest Greenlight Advisors Ltd., a consulting company headquartered in Israel. Mr. D. Bukhman is the ultimate beneficial owner of Rimute Holdings Limited and Everix Investments Limited, both of which are affiliates of the Company. Mr. D. Bukhman holds a specialist degree in Applied Mathematics and Computer Science from Vologda State Pedagogical University. We believe that Mr. D. Bukhman is qualified to serve as a member of our board of directors due to the perspective and experience he brings as a co-founder of Playrix and his mobile gaming industry knowledge and experience.

        Igor Bukhman.    Upon the Closing, Mr. I. Bukhman is expected to serve as a member of Pubco's board of directors. Mr. I. Bukhman is the co-founder and on the board of directors of Playrix, a developer and distributor of mobile video games. Between 2018 and 2019, Mr. I. Bukhman was an advisor for Everest Greenlight Advisors Ltd., a consulting company headquartered in Israel. Mr. I. Bukhman is the ultimate beneficial owner of Rimute Holdings Limited and Everix Investments Limited, both of which are affiliates of the Company. Mr. I. Bukhman holds a specialist degree in Applied Mathematics and Computer Science from Vologda State Pedagogical University. We believe that Mr. I. Bukhman is qualified to serve as a member of our board of directors due to the perspective and experience he brings as a co-founder of Playrix and his mobile gaming industry knowledge and experience.

        Ivan Tavrin.    Upon the Closing, Mr. Tavrin is expected to serve as a member of Pubco's board of directors. Mr. Tavrin is the founder and principal of Kismet Capital Group, a private investment group, which he founded in 2017 and has managed since its inception. In that capacity, and as part of Kismet Capital Group's investment strategy, Mr. Tavrin, through special purpose entities controlled by him, acquired LLC Gallery Service in 2018 and acquired an indirect controlling interest in Vertical LLC in 2019. Mr. Tavrin also serves as founder, chief executive officer and director of Kismet Acquisition Two Corp and Kismet Acquisition Three Corp, special purpose acquisition companies that completed their initial public offerings in February 2021. From 2012 to 2016, Mr. Tavrin served as chief executive officer of PJSC MegaFon, or MegaFon, the second largest telecommunications operator in Russia as of December 31, 2016, having led its $1.8 billion initial public offering and dual listing on the London Stock Exchange and Moscow Exchange in 2012, which was the largest initial public offering of a telecommunications company in Russia at that time. Mr. Tavrin oversaw MegaFon's growth from 27% to 30% of market share between 2012 and 2015 and a more than two-fold increase in the OIBDA-Capex in the same period. Prior to this, Mr. Tavrin founded UTH Russia Limited, or UTH, one of the largest independent media broadcasting groups in Russia and served as its chief executive officer from its inception in 2009 to 2011. Mr. Tavrin has served as chairman of the board of directors of UTH from 2012 to 2016. In 2015, he led UTH in a transaction to acquire a 75% interest in CTC Media which was at the time listed on Nasdaq. Under new leadership, CTC Media's profitability improved significantly within the first 12 months of operations after the time of the acquisition. In 2011, UTH formed a joint venture with The Walt Disney Company, or Disney, resulting in Disney buying 49% of one of UTH's television channels for $300 million, the only transaction between Russian shareholders and a major U.S. film studio of such scale.

        In 2019, Mr. Tavrin led an acquisition of an indirect controlling interest in Vertical LLC, one of the leading independent telecommunications infrastructure operators in Moscow. In 2018, Mr. Tavrin, through LLC Media-1, completed an acquisition of LLC Gallery Service, the second largest out-of-home (OOH) advertising operator in Russia and the largest digital OOH operator across the country. In 2013, Mr. Tavrin purchased a significant minority stake in VK, a leading social network in Russia, from its founder facilitating a resolution of a complicated corporate situation. The following year, he sold this stake to Mail.ru Group, VK's major shareholder, which later became a critical step for Mail.ru Group to consolidate control in VK and alignment of interests of all stakeholders. From 2009 to 2011, Mr. Tavrin held a controlling stake in Netbynet, one of the leading fibers to the home ("FTTH") operators in Moscow and central Russia, or NBN. He aided NBN's expansion through the acquisition of 30 local internet service providers and subsequently sold NBN in an auction process, in which MegaFon was the successful bidder. Starting in 2006, Mr. Tavrin built "Vyberi Radio," a leading regional radio network via a roll-up of 55 stations. In 2001, Mr. Tavrin founded Regional Media Group, which he subsequently merged into a television network TV3, becoming its largest individual shareholder and president, and grew the combined business through the acquisition of numerous regional television assets. He then sold the company to Prof-Media for approximately $550 million. Mr. Tavrin currently serves as a board member of Holding Vyberi Radio LLC and Disney Channel Russia. Mr. Tavrin is a graduate of the Moscow State Institute of International Relations (MGIMO).

        Natasha Braginsky Mounier.    Natasha Braginsky Mounier is a retired partner from Capital Group, where she was investing in international equities for nearly 20 years and was the first ESG director. Earlier in her career, Natasha was an investment banker at JP Morgan and an associate at The Blackstone Group. Natasha is a native Russian speaker and is also fluent in English and French. She graduated from Georgetown University School of Foreign Service and Harvard Business School. Currently, she is non-executive director at Sberbank and Aradei Capital, in addition to being Senior Fellow at FCLT Global and a trustee at Girls Are INvestors. Natasha is based in London.

        Andrew Sheppard.    Upon the Closing, Mr. Sheppard is expected to serve as a member of Pubco's board of directors. Mr. Sheppard has over 20 years of experience building, managing and advising multi-billion dollar consumer businesses. Past employers include EA, CNET/Gamespot, Kabam and GREE. He has direct experience working in online media, social media, mobile games, console games, online/PC games, game services, and consumer applications. Mr. Sheppard is currently a Managing Director at Transcend Fund, an early stage venture capital firm focused on gaming and gaming adjacent investments. He also serves as an independent member of the board of directors for Rakuten Games. We believe that Mr. Sheppard is qualified to serve as a member of our board of directors due to the perspective and experience he brings as a leader in the gaming industry and his knowledge and experience growing consumer businesses.

Family Relationships

        Except for Dmitrii Bukhman and Igor Bukhman who are brothers, there are no family relationships among our directors and executive officers.

Corporate Governance

Composition of the Board of Directors

        When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable Pubco's board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person's background and experience as reflected in the information discussed in each of the directors' individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Committees of the Board of Directors

        Pubco's board of directors will direct the management of its business and affairs, as provided by British Virgin Islands law, and will conduct its business through meetings of the board of directors and standing committees. Pubco will have a standing audit committee and a nomination and compensation committee, each of which will operate under a written charter.

        In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Following the business combination, current copies of Pubco's committee charters will be posted on its website,                    , as required by applicable SEC and Nasdaq rules. The information on or available through such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

        Upon the Closing, Pubco's audit committee will consist of Ivan Tavrin, Natasha Braginsky Mounier and Andrew Sheppard, with Natasha Braginsky Mounier serving as the chair of the committee. Pubco's board of directors has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of Pubco's audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the board has examined each audit committee member's scope of experience and the nature of their prior and/or current employment.

        Pubco's board of directors has determined that Natasha Braginsky Mounier qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, Pubco's board has considered Natasha Braginsky Mounier's formal education and previous and current experience in financial and accounting roles. Both Pubco's independent registered public accounting firm and management periodically will meet privately with Pubco's audit committee.

        The audit committee's responsibilities will include, among other things:

  •
  appointing, compensating, retaining, evaluating, terminating and overseeing Pubco's independent registered public accounting firm;

  •
  discussing with Pubco's independent registered public accounting firm their independence from management;

  •
  reviewing with Pubco's independent registered public accounting firm the scope and results of their audit;

  •
  pre-approving all audit and permissible non-audit services to be performed by Pubco's independent registered public accounting firm;

  •
  overseeing the financial reporting process and discussing with management and Pubco's independent registered public accounting firm the interim and annual financial statements that Pubco files with the SEC;

  •
  reviewing and monitoring Pubco's accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

  •
  establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Nomination and Compensation Committee

        Upon the Closing, Pubco's nomination and compensation committee will consist of                    and                    , with                     serving as the chair of the committee. As a foreign private issuer, we have elected to not have our nomination and compensation committee consist of entirely independent directors. The nomination and compensation committee's responsibilities include, among other things:

  •
  reviewing and setting or making recommendations to Pubco's board of directors regarding the compensation of Pubco's executive officers;

  •
  making recommendations to Pubco's board of directors regarding the compensation of Pubco's directors;

  •
  reviewing and approving or making recommendations to Pubco's board of directors regarding Pubco's incentive compensation and equity-based plans and arrangements;

  •
  appointing and overseeing any compensation consultants; and

  •
  overseeing the selection of persons to be nominated to serve on Pubco's board of directors.

Code of Business Conduct and Ethics

        Pubco will have a code of business conduct and ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of business conduct and ethics will be available on Pubco's website,                    . Pubco intends to disclose on its website any future amendments of the business conduct and ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or Pubco's directors from provisions in the business conduct and ethics, to the extent required under the rules of the SEC or Nasdaq. The information on or available through such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Nomination and Compensation Committee Interlocks and Insider Participation

        None of Pubco's executive officers currently serves, or has served during the last year, as a member of the board of directors or nomination and compensation committee of any entity, other than Pubco, that has one or more executive officers serving as a member of Pubco's board of directors.

Corporate Governance Practices

        As a British Virgin Islands company listed on the Nasdaq Global Select Market, we are subject to Nasdaq corporate governance listing standards. However, Rule 5615(a)(3) of The Listing Rules of the Nasdaq Stock Market (the 'Nasdaq Rules') permits foreign private issuers like us to follow certain home country corporate governance practices in lieu of certain provisions of the Rule 5600 Series of the Nasdaq Rules. A foreign private issuer that elects to follow a home country practice instead of such provisions, must disclose in its annual reports each requirement that it does not follow and describe the home country practice followed by it.

        Our current corporate governance practices differ from Nasdaq corporate governance requirements for U.S. companies in certain respects, as summarized below:

  •
  Executive Sessions.    IM5605-2 of Nasdaq Rules requires independent directors of a Nadaq listed company must meet regularly in executive session (without members of management present), and such executive sessions should occur at least twice a year. In this regard we have elected to adopt the practices of our home country, the British Virgin Islands, which practices which do not require independent directors to meet regularly in executive sessions separate from the full board of directors.

  •
  Composition of Board.    Rule 5605(b)(1) of the Nasdaq Rules requires a Nasdaq listed company to have a majority of the board be independent. In this regard we have elected to adopt the practices of our home country, the British Virgin Islands, which practices do not require a majority independent board. Ivan Tavrin, Natasha Braginsky Mounier and Andrew Sheppard are Pubco's independent directors.

  •
  Compensation Committees.    Rule 5605(d)(2) of the Nasdaq Rules requires a Nasdaq listed company to have a compensation committee composed solely of independent directors to determine or recommend the compensation of the executive officers of the company. In this regard we have elected to adopt the practices of our home country, the British Virgin Islands, which practices do not require that any of the members of a company's compensation committee be independent directors.

  •
  Nomination of Directors.    Rule 5605(e)(2) of Nadsaq Rules requires director nominations of a Nasdaq listed company to be made or recommended solely by independent directors and the director nominations process be addressed by a formal written charter or board resolution. We follow British Virgin Islands practice which does not require us to have a formal written charter or board resolution addressing the director nominations process.

  •
  Shareholder Approval.    Rule 5635(c) requires shareholder approval for certain issuances of securities. In this regard we have elected to adopt the practices of our home country, the British Virgin Islands. In accordance with the provisions of our Amended and Restated Memorandum and Articles of Association, our board of directors is authorized to issue securities, including, without limitation, ordinary shares, warrants, rights to receive shares or other securities, and debt obligations.

 DIRECTOR AND EXECUTIVE COMPENSATION

The Company's Executive Officer and Director Compensation

        The Company is an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012 ("JOBS Act"), and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. The aggregate cash compensation paid to the Company's directors and other members of key management who were employed for fiscal year ended December 31, 2020 was $557 thousand.

Pubco Executive Officer and Director Compensation Following the Proposed Transactions

Overview

        The policies of Pubco with respect to the compensation of its executive officers and following the Proposed Transactions will be administered by Pubco's board in consultation with its nomination and compensation committee (as described above). The compensation decisions regarding Pubco's executives will be based on Pubco's need to retain those individuals who continue to perform at or above Pubco's expectations and to attract individuals with the skills necessary for Pubco's to achieve its business plan. Pubco's intends to be competitive with other similarly situated companies in its industry following completion of the Proposed Transactions.

        It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages. Pubco believes that performance-based and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives.

        Pubco's executive officers will receive a combination of cash and equity compensation. Pubco's nomination and compensation committee will be charged with performing an annual review of Pubco's executive officers' cash and equity compensation to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies. In addition to the guidance provided by its nomination and compensation committee, Pubco may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

        Since Pubco's nomination and compensation committee will not be formed until Closing, Pubco has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and equity compensation, or among different forms of compensation.

Employee Share Ownership Plan

        Pubco intends to adopt an employee share ownership plan ("ESOP"), to be administered by the Pubco board (the "Board"). The purpose of the ESOP is to give employees of Pubco (including executive and non-executive directors and officers) an opportunity to become shareholders of Pubco, and thereby to participate in its future long-term success and prosperity. The ESOP, Pubco may grant is expected to reflect the following terms and provisions:

  •
  The total number of shares to be issued under the ESOP shall not exceed 5% of total outstanding Pubco ordinary shares.

  •
  The following options, which have already been granted:

    •
    Two employees of the Company are entitled to receive 1.25% each of Pubco's outstanding shares in case of fulfilment of certain conditions, including the achievement of certain amounts of the net income per management accounts of the Company for each particular upcoming year.

    •
    Alexander Karavaev has the option to buy Pubco ordinary shares at $10.00 each, for the amount of up to $1 million. The option vests in the event that Mr. Karavaev is entitled to a bonus payment and is only valid for the amount of the approved bonus, which is governed by a labor agreement.

  •
  Options to be granted following the completion of the Proposed Transactions:

  •
  Pubco's nomination and compensation committee shall review the ESOP and shall make recommendations regarding the vesting of each option, which may be based on (but is not limited to) the employment period or performance conditions or any combination thereof as determined by Pubco's nomination and compensation committee.

  •
  The ESOP will be valid for ten years.

  •
  Options are exercisable for cash and on a cashless basis.

  •
  In the case of employee termination with partially vested options, only the portion of the options vested at the date of the employment termination shall be exercisable and the unvested portion shall be void. The exercise period of the options after an employment termination is limited to 90 days.

  •
  Pubco's nomination and compensation committee may set customary lock-up provision for the shares issued under the option plan as well as customary limitations imposed by its Insider Trading Policy.

  •
  Forfeited options shall be added back to the option pool and available for grant.

  •
  The difference between the number of options granted to a specific person and number of shares received by that person as a result of cashless exercise shall be added back to the option pool available for grant.

  •
  All participants of the option program shall enter into customary non-solicitation and non-compete agreements with Pubco if determined by Pubco's nomination and compensation committee and on the terms set by it.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

  Introduction

        Pubco is providing the following unaudited pro forma condensed combined financial information to aid analysis of the financial aspects of the Proposed Transactions.

        The pro forma condensed combined balance sheet as of December 31, 2020 gives pro forma effect to the Proposed Transactions as if they had been completed as of that date. The pro forma condensed combined statement of operations for the year ended December 31, 2020 gives pro forma effect to the Proposed Transactions as if they had occurred as of January 1, 2020.

        The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company's financial condition or results of operations would have been had the Proposed Transactions occurred on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

        This information should be read together with the Company's audited consolidated financial statements and related notes thereto, included elsewhere in this proxy statement/prospectus, and Kismet's amended and restated audited financial statements and related notes thereto, included elsewhere in this proxy statement/prospectus, the sections titled "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Kismet's Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Proposed Transactions

        On January 31, 2021, Kismet, the Company, and Pubco entered into the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, and other terms relating to the transactions contemplated thereby.

        Pursuant to the Business Combination Agreement, among other things: (i) Kismet will merge with and into Pubco, as a result of which the separate corporate existence of Kismet will cease and Pubco will continue as the surviving company, and each issued and outstanding security of Kismet immediately prior to the Merger Effective Time will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco in accordance with the terms of the Business Combination Agreement (except that Kismet's public shareholders will be entitled to elect instead to have their Kismet ordinary shares redeemed and receive a pro rata portion of the Trust Account, as provided in Kismet's amended and restated memorandum and articles of association); and (ii) Pubco will acquire all of the issued and outstanding share capital of the Company from the Company Shareholders in exchange for the payment, issue and delivery to the Company Shareholders of a combination of cash and Pubco ordinary shares, such that the Company will be a direct wholly owned subsidiary of Pubco.

        It is anticipated that, upon completion of the Proposed Transactions, Kismet's existing shareholders, including the Sponsor, will own approximately 17.9% of the issued and outstanding Pubco ordinary shares, including 11,750,000 Pubco shares held by the Sponsor (including 5,000,000 Pubco shares to be purchased pursuant to the terms of the A&R Forward Purchase Agreement), and the Company's existing shareholders will own approximately 82.1% of the issued and outstanding Pubco ordinary shares. These relative percentages assume (i) that none of Kismet's existing public shareholders exercise their redemption rights and (ii) that no additional equity securities of Kismet or Pubco are issued, other than the Pubco ordinary shares to be purchased by the Sponsor pursuant to the terms of the A&R Forward Purchase Agreement. If the facts are different from these assumptions, the percentage ownership retained by Kismet's existing shareholders will be different.

        Assuming that (i) Kismet public shareholders exercise their redemption rights with regard to 20,000,000 Kismet public shares and (ii) no additional equity securities of Kismet or Pubco are issued, other than the Pubco ordinary shares to be purchased by the Sponsor pursuant to the terms of the A&R Forward Purchase Agreement, Kismet's existing shareholders, including the Sponsor, will own approximately 8.6% of the issued and outstanding Pubco ordinary shares and the Company Shareholders will own approximately 91.4% of the issued and outstanding Pubco ordinary shares upon completion of the Proposed Transactions. If the facts are different from these assumptions, the percentage ownership retained by Kismet's existing shareholders will be different.

        The following table illustrates two different redemption scenarios based on the assumptions described above:

  •
  Assuming No Redemption: This presentation assumes that none of Kismet's existing public shareholders exercise their redemption rights;

  •
  Assuming Maximum Redemption: This presentation assumes that Kismet and Pubco has, in the aggregate, not less than $100.0 million of cash available for distribution upon the consummation of the Proposed Transactions after redemptions of 20,000,000 Kismet ordinary shares, satisfying the condition to Closing under the Business Combination Agreement:

	Assuming No Redemption			Assuming Maximum Redemption
	Number of Shares(1)		% of Shares	Number of Shares(1)		% of Shares
Kismet's existing public shareholders	25,000,000		12.2%	5,000,000		2.6%
The Sponsor	11,750,000	(2)	5.7%	11,750,000	(2)	6.0%
The Company Shareholders	168,250,000	(3)	82.1%	178,250,000	(3)	91.4%

Total	205,000,000			195,000,000

(1)
Excludes (a) Pubco shares issuable upon the exercise of 20,250,000 Pubco warrants to be outstanding, including pursuant to the terms of the A&R Forward Purchase Agreement, upon completion of the Proposed Transactions, and (b) 120,000 Pubco shares issuable pursuant to options held by three of Kismet's independent directors.

(2)
Includes 5,000,000 Pubco shares to be purchased pursuant to the terms of the A&R Forward Purchase Agreement.

(3)
Based on an estimated price of $10.00 per share.

        Under the Business Combination Agreement, in consideration for the purchase of the Company's share capital, Pubco will:

  •
  pay to the Company Shareholders cash in an amount, not to exceed $150,000,000, equal to 50% of the aggregate amount of funds held by Kismet either in or outside of the Trust Account, after giving effect to the redemption and after taking into account the proceeds received by Pubco pursuant to the A&R Forward Purchase Agreement (the "Base Cash Consideration"), subject to increase or decrease based on the Company's estimated Net Working Capital (as defined in the Business Combination Agreement) as of the Reference Time and subject to decrease by the amount of the Company's estimated Closing Debt (as defined in the Business Combination

    Agreement) as of the Reference Time and the Share Acquisition Closing, respectively (the Base Cash Consideration as so adjusted, the "Initial Cash Consideration"); and

  •
  issue to the Company Shareholders a total number of Pubco ordinary shares (the "Exchange Shares") with an aggregate value of $2,032,500,000 minus the Base Cash Consideration (the "Exchange Consideration"), with each Exchange Share valued at the price per share payable to Kismet's shareholders pursuant to the redemption, minus the Deferred Exchange Shares (as defined below) (valued at approximately $200.0 million), as discussed further in the section entitled "—Deferred Exchange Shares" below.

        The Initial Cash Consideration is subject to a customary post-Closing adjustment based on the actual amount of the Company's Net Working Capital as of the Reference Time, and the Company's Closing Debt as of the Reference Time and the Share Acquisition Closing, respectively, to be determined following the Share Acquisition Closing Date in accordance with the Business Combination Agreement.

Deferred Exchange Shares

        The issuance of an aggregate of 20,000,000 Exchange Shares (valued at approximately $200.0 million) to the Company Shareholders (other than Everix Investments Limited) will be deferred as follows: (i) the issuance of 10,000,000 Exchange Shares, in the aggregate, will be deferred until the volume weighted average trading price of the Pubco ordinary shares is $13.50 or greater for any 20 trading days within a period of 30 trading days prior to the third anniversary of the Share Acquisition Closing; and (ii) the issuance of an additional 10,000,000 Exchange Shares, in the aggregate, will be deferred until the volume weighted average trading price of the Pubco ordinary shares is $17.00 or greater for any 20 trading days within a period of 30 trading days prior to the third anniversary of the Share Acquisition Closing (the "Deferred Exchange Shares").

        For more information about the Proposed Transactions, please see the section entitled "Proposal No. 1—The Business Combination Proposal."

 Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2020 (in thousands of US$, except as indicated otherwise)

										As of December 31, 2020
							As of December 31, 2020
	As of December 31, 2020
									Pro Forma Adjustments (Maximum Redemption)	Pro Forma Combined (Maximum Redemption)
	Nexters (Historical)	Kismet (Historical)		IFRS Conversion Adjustments		Pro Forma Adjustments (No Redemption)	Pro Forma Combined (No Redemption)
Assets
Non-current assets
Property, plant and equipment	171						171			171
Intangible assets	76						76			76
Long-term deferred platform comission fees	89,562						89,562			89,562
Right-of-use assets	1,044						1,044			1,044
Other non-current assets			A	250,064	F	(250,064)	—
Investments held in Trust Account		250,064	A	(250,064)			—			—

Total non-current assets	90,853	250,064		—		(250,064)	90,853		—	90,853

Current assets
Deferred platform comission fees	—						—			—
Trade and other receivables	33,163	410					33,573			33,573
Loans receivable—current	8						8			8
Cash and cash equivalents	84,557	762			F	250,064	135,154	T	(200,051)	35,102
					G	(12,460)		U	100,000
					G	(70)
					H	50,000
					I	(80,000)
					J	(49)
					K	(7,651)
					L	(150,000)
Prepaid tax	3,137						3,137			3,137

Total current assets	120,865	1,171		—		49,835	171,871		(100,051)	71,820

Total assets	211,718	251,235		—		(200,229)	262,724		(100,051)	162,673

Liabilities and shareholders' equity
Equity
Nexters
Share capital	27				M	(27)	—			—
New share capital of Pubco							—			—
APIC					L	69,580	124,607	T	(200,051)	24,556
					H	50,000		U	100,000
					N	(3,514)
					M	27
					O	8,514
Reserves	8,289				P	51	114,999	V	(1)	108,761
					Q	106,364		W	(6,236)
					R	294
								X	(1)
Accumulated deficit	(111,070)				I	(80,000)	(327,242)			(320,870)
					Q	(106,364)		W	6,236
					P	(601)		Y	135
					K	(6,618)		V	1
					S	(18,586)		X	1
					G	(3,710)
					R	(294)
Kismet
Preferred shares, no par value; unlimited shares authorized; none issued and outstanding		—
Ordinary shares, no par value; unlimited shares authorized; 8,824,344 shares issued and outstanding (excluding 22,925,656 shares subject to possible redemption)		7,982	B	532	O	(8,514)	—			—
Reserves			C	26	N	(26)	—			—

										As of December 31, 2020
							As of December 31, 2020
	As of December 31, 2020
									Pro Forma Adjustments (Maximum Redemption)	Pro Forma Combined (Maximum Redemption)
	Nexters (Historical)	Kismet (Historical)		IFRS Conversion Adjustments		Pro Forma Adjustments (No Redemption)	Pro Forma Combined (No Redemption)
Retained earnings		(2,982)	B	(532)	N	3,540	—			—
			C	(26)

Total equity (deficit)	(102,754)	5,000		(0)		10,117	(87,637)		(99,916)	(187,553)

Commitments and Contingencies
Ordinary shares, no par value; unlimited shares authorized; 22,925,656 shares subject to possible redemption at at $10.00 per share	—	229,257	D	(229,257)			—			—
Non-current liabilities
Non-current liabilities	—		D	229,257			—			—
			E	(9,677)	L	(219,580)
Warrant liabilities		7,493	E	9,677	S	18,586	35,755	Y	(135)	35,620
Lease liabilities—non-current	818						818			818
Long-term deferred revenue	78,985						78,985			78,985
Deferred underwriting commissions in connection with the IPO		8,750			G	(8,750)	—			—

Total non-current liabilities	79,803	16 243		—		(209,744)	115,558		(135)	115,423

Current liabilities
Short term loans	49				J	(49)	—			—
Lease liabilities—current	293						293			293
Trade and other payables	19,599	736			G	(70)	19,782			19,782
					P	550
					K	(1,033)
Tax liability	17						17			17
Deferred revenue	214,711						214,711			214,711

Total current liabilities	234,669	736				(602)	234,803		—	234,803

Total liabilities	314,472	16,979		—		(210,346)	350,361		(135)	350,226

Total liabilities and shareholders' equity	211,718	251,235		—		(200,229)	262,724		(100,051)	162,673

 Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2020 (in thousands of US$, except as indicated otherwise)

	Nexters (Historical)	Kismet (Historical)		IFRS Conversion Adjustments		Pro Forma Adjustments (No Redemption)	Pro Forma Combined (No Redemption)		Pro Forma Adjustments (Maximum Redemption)	Pro Forma Combined (Maximum Redemption)
Revenue	259,516						259,516			259,516
Costs and expenses							—			—
Cost of revenue:							—			—
Platform commissions	(75,188)	—					(75,188)			(75,188)
Game operation cost	(16,402)	—					(16,402)			(16,402)
Selling and marketing expenses	(165,756)	—					(165,756)			(165,756)
General and administrative expenses	(2,701)	(808)	AA	(26)	DD	(10,327)	(14,731)			(14,729)
					EE	(601)		JJ	1
					FF	(268)		KK	1
Other expenses					GG	(106,364)	(106,364)	LL	6,236	(100,129)
Depreciation and amortization	(561)	—					(561)			(561)

Total costs and expenses	(260,608)	(808)		(26)		(117,561)	(379,002)		6,238	(372,765)

(Loss)/income from operations	(1,092)	(808)		(26)		(117,561)	(119,486)		6,238	(113,249)
Net finance income/(expenses)	1,778	64			HH	(64)	1,778			1,778
Change in fair value of derivative warrant liabilities		(2,228)	BB	(9,677)	II	(18,586)	(30,490)	MM	135	(30,355)
Offering costs associated with issuance of derivative warrant liabilities		(11)	CC	(532)			(543)			(543)
Income/(loss) before income tax	686	(2,982)		(10,234)		(136,211)	(148,741)		6,373	(142,368)
Income tax expense	(18)	—					(18)			(18)
Income/(loss) for the year net of tax	668	(2,982)		(10,234)		(136,211)	(148,759)		6,373	(142,386)
Other comprehensive income/(loss)	15	—					15			15

Total comprehensive income/(loss) for the year net of tax	683	(2,982)		(10,234)		(136,211)	(148,744)		6,373	(142,371)

Earnings/(loss) per share:
Basic and diluted earnings (loss) per share	33.4	(0.1)					(0.7)			(0.7)

        See accompanying notes to unaudited pro forma condensed combined financial information.

 Notes to Unaudited Pro Forma Condensed Combined Financial Information

Basis of Pro Forma Presentation

        The unaudited pro forma combined balance sheet as of December 31, 2020 has been prepared using and should be read in conjunction with the following:

  •
  The Company's historical condensed consolidated statement of financial position as of December 31, 2020, included elsewhere in this proxy statement/prospectus.

  •
  Kismet's historical restated condensed balance sheet as of December 31, 2020, included elsewhere in this proxy statement/prospectus.

        The unaudited pro forma combined statement of operations for the year ended December 31, 2020 has been prepared using and should be read in conjunction with the following:

  •
  The Company's historical condensed consolidated statement of profit or loss and other comprehensive income for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus.

  •
  Kismet's historical restated condensed statement of operations for the period from June 3, 2020 (inception) through December 31, 2020, included elsewhere in this proxy statement/prospectus.

        The historical financial statements of the Company have been prepared in accordance with IFRS and in its presentation currency of the United States dollars. The historical financial statements of Kismet have been prepared in accordance with U.S. GAAP in its presentation currency of United States dollars. The historical financial information of Kismet has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the combined pro forma financial information (see below).

Accounting for the Proposed Transactions

        The Proposed Transactions will be accounted for within the scope of IFRS 2 (Share-based Payment). Under this method of accounting, there is no acquisition accounting and no recognition of goodwill, as Kismet is not considered a business as defined by IFRS 3 (Business Combinations) given that it consists predominantly of cash in the Trust Account. Under this method of accounting, Kismet will be treated as the "acquired" company for financial reporting purposes. In order to reach this conclusion, the following factors were also taken into consideration:

  •
  the Company's shareholders will hold a majority of the voting power of the combined entity (Pubco);

  •
  the Company's operations will substantially comprise the ongoing operations of the combined entity;

  •
  the Company's designees are expected to comprise a majority of the governing body of the combined entity, and

  •
  the Company's senior management will comprise the senior management of the combined entity.

        In accordance with IFRS 2, the difference in the fair value of the consideration, i.e. shares and warrants issued by Pubco, for the acquisition of Kismet over the fair value of the identifiable net assets of Kismet will represent a service for listing of the Company and be accounted for as a share-based payment expense. The consideration for the acquisition of Kismet was determined using the fair values of Kismet´s ordinary shares and Kismets public and private warrants as of December 31, 2020. The net assets of Kismet will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Proposed Transactions will be deemed to be those of the Company.

        The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide an understanding of the combined entity upon completion of the Proposed Transactions for illustrative purposes.

        The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 "Amendments to Financial Disclosures about Acquired and Disposed Businesses." Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction ("Transaction Accounting Adjustments"). There are no management's adjustments and hence the Company will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

        On February 4, 2021, the Company acquired two Russian entities (NX Studio LLC and NX Online LLC), which were considered as not significant for Rule 3-05 purposes. For more details please refer to the subsequent events section.

        The unaudited pro forma combined financial information is for illustrative purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Proposed Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. The Company and Kismet have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

        The historical financial information of Kismet has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the combined pro forma financial information. The only adjustments that were required to convert Kismet's financial statements from U.S. GAAP to IFRS for purposes of the combined pro forma financial information were (i) to reclassify shares of Kismet' ordinary shares subject to redemption to non-current liabilities under IFRS, (ii) to recognize the stock-based compensation of Kismet's directors, (iii) to reclassify the Investments Held in Trust Account into Other non-current assets under IFRS, and (iv) to recognize public warrants as liabilities and the expense associated with the offering costs related thereto. The adjustments presented in the pro forma combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity after giving effect to the Proposed Transactions.

        The unaudited pro forma combined financial information has been prepared assuming two scenarios of redemption into cash of Kismet's shares:

  •
  Assuming No Redemption: This presentation assumes that none of Kismet's existing public shareholders exercise their redemption rights with respect to its shares upon the completion of the Proposed Transactions; and

  •
  Assuming Maximum Redemption: This presentation assumes that Kismet and Pubco has, in the aggregate, not less than $100.0 million (inclusive of $50 million pursuant to A&R Forward Purchase Agreement) of cash available for distribution upon the consummation of the Proposed Transactions after redemptions of 20,000,000 Kismet ordinary shares, satisfying the condition to Closing under the Business Combination Agreement.

        After the Proposed Transactions, assuming no redemptions of shares of Kismet, Kismet's existing shareholders, including the Sponsor, will own approximately 17.9% of the issued and outstanding Pubco ordinary shares, including 11,750,000 Pubco shares held by the Sponsor (including 5,000,000 Pubco shares to be purchased pursuant to the terms of the A&R Forward Purchase Agreement), and the Company's existing shareholders will own approximately 82.1% of the issued and outstanding Pubco ordinary shares upon completion of the Proposed Transactions.

        Assuming that (i) Kismet public shareholders exercise their redemption rights with regard to 20,000,000 Kismet public shares and (ii) no additional equity securities of Kismet or Pubco are issued, other than the Pubco ordinary shares to be purchased by the Sponsor pursuant to the terms of the A&R Forward Purchase Agreement, Kismet's existing shareholders, including the Sponsor, will own approximately 8.6% of the issued and outstanding Pubco ordinary shares and the Company Shareholders will own approximately 91.4% of the issued and outstanding Pubco ordinary shares upon completion of the Proposed Transactions.

	Assuming No Redemption			Assuming Maximum Redemption
	Number of Shares(1)		% of Shares	Number of Shares(1)		% of Shares
Kismet's existing public shareholders	25,000,000		12.2%	5,000,000		2.6%
The Sponsor	11,750,000	(2)	5.7%	11,750,000	(2)	6.0%
The Company Shareholders	168,250,000	(3)	82.1%	178,250,000	(3)	91.4%

Total	205,000,000			195,000,000

(1)
Excludes (a) Pubco shares issuable upon the exercise of 20,250,000 Pubco warrants to be outstanding, including pursuant to the terms of the A&R Forward Purchase Agreement, upon completion of the Proposed Transactions, and (b) 120,000 Pubco shares issuable pursuant to options held by three of Kismet's independent directors.

(2)
Includes 5,000,000 Pubco shares to be purchased pursuant to the terms of the A&R Forward Purchase Agreement.

(3)
Based on an estimated price of $10.00 per share.

        IFRS Conversion and Reclassification Adjustments (in thousands of US$, except as indicated otherwise)

  A.
  Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of the Investments Held in Trust Account into Other non-current assets.

  B.
  Reflects the U.S. GAAP to IFRS conversion adjustment related to the allocation of offering costs related to the public warrants.

  C.
  Reflects the U.S. GAAP to IFRS conversion adjustment related to the recognition of Kismet's directors' options granted that shall vest at the Business Combination.

  D.
  Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of Kismet's historical redeemable equity (22,925,656 ordinary shares subject to possible redemption at $10.00 per share) into non-current liabilities.

  E.
  Reflects the U.S. GAAP to IFRS conversion adjustment related to the recognition of public warrants as liability.

        Transaction Accounting Adjustments to the Combined Balance Sheet (in thousands of US$, except as indicated otherwise, Assuming No Redemption)

  F.
  To reflect the release of cash from marketable securities held in the Trust Account upon completion of the Proposed Transaction.

  G.
  To reflect the payment by Kismet of an aggregate of $12,530 thousand of estimated legal, financial advisory and other professional fees related to the Proposed Transactions, including $70 thousand of accounts payable and accrued expenses directly attributable to the Proposed

    Transactions, $8,750 thousand of deferred fees payable to the underwriters and $3,710 thousand of legal, financial advisory and other professional fees.

  H.
  To reflect the proceeds received from the Sponsor pursuant to the terms of the A&R Forward Purchase Agreement with the corresponding issuance of 5,000,000 Pubco ordinary shares, at $10.00 per share, or $50,000 thousand in total.

  I.
  Prior to the Share Acquisition Closing, as permitted by the Business Combination Agreement, the Company will distribute approximately $80,000 thousand of a cash dividend to the Company Shareholders.

  J.
  Prior to the Share Acquisition Closing, as agreed by the Business Combination Agreement, the Company will repay all outstanding debts.

  K.
  To reflect the payment by the Company of an aggregate of $7,651 thousand of estimated legal, financial advisory and other professional fees related to the Proposed Transactions, including $1,033 thousand of accounts payable and accrued expenses directly attributable to the Proposed Transactions.

  L.
  To reflect the transfer of the Kismet ordinary shares subject to redemption for cash amounting to $219,580 thousand to permanent equity of Pubco less the secondary cash component of $150,000 thousand to be paid to the Company's shareholders.

  M.
  To reflect the recapitalization of the Company through the contribution of all the share capital in the Company to Pubco in the aggregate amount of $27 thousand.

  N.
  To reflect the elimination of the historical accumulated retained earnings deficit of Kismet, the legal acquiree.

  O.
  To reflect the transfer of the Kismet ordinary shares not subject to redemption to permanent equity of Pubco.

  P.
  To reflect the non-recurring expense in respect of accelerated vesting of the options granted to an employee of the Company which shall vest upon the completion of the Proposed Transactions of which $550 thousand is cash settled and $51 thousand is equity-settled.

  Q.
  The difference in the estimated fair value of equity instruments over the fair value of identifiable net assets of Kismet represents a service for listing of the Company shares and is accounted for as a share-based payment expense in accordance with IFRS 2. The cost of the service, which is a non-cash and non-recurring expense, is preliminarily estimated to be $106,364 thousand, based on the calculation included in the table below:

	No redemption
			Maximum redemption
		in $ thousands
	Shares		Shares	in $ thousands
Kismet's existing public shareholders	25,000,000		5,000,000
The Sponsor	11,750,000		11,750,000

Total Pubco Shares to be issued to Kismet shareholders	36,750,000		16,750,000

Estimated pre-money market value per share at December 31, 2020	$10.89		$10.28
Fair value of shares issued		400,264		172,198
Effect of Deferred Shares on the fair value of shares issued		(37,905)		(15,992)
Fair value of the shares to be issued less effect of the Deferred Shares		362,359		156,207
Net assets of Kismet at December 31, 2020		284,257		84,205
Effect of accounting for fair value of warrants		(28,262)		(28,127)
Net assets of Kismet at December 31, 2020 incl. effect of fair value of warrants		255,994		56,078
Difference—being IFRS 2 charge for listing services		106,364		100,129
  R.
  To reflect the accelerated vesting of the options granted to Kismet directors which shall vest at the completion of the Proposed Transactions.

  S.
  To reflect the difference between the fair value of the Company's warrants (as if all the Kismet's warrants are converted into the Company's warrants) and the Kismet's warrants.

        Transaction Accounting Adjustments to the Combined Balance Sheet (in thousands of US$, except as indicated otherwise, Assuming Maximum Redemption)

  T.
  In Scenario 2, which assumes the maximum number of shares of Kismet ordinary shares are redeemed for cash by the Kismet stockholders, $200,000 thousand would be paid out in cash. The 200,000 or 20,000,000 shares of Kismet ordinary shares, represents the maximum redemption amount providing for a minimum of $100,000 thousand of cash held either in or outside of the Trust Account, including the proceeds received from the Sponsor pursuant to the terms of the A&R Forward Purchase Agreement, after giving effect to payments to redeeming stockholders based on a completion of the Proposed Transactions on December 31, 2020.

  U.
  This adjustment reflects the difference in the secondary cash consideration to be paid to the shareholders of the Company between No Redemptions and Maximum Redemptions scenarios.

  V.
  This adjustment reflects the impact of the Maximum Redemption Scenario on the Kismet directors options described in note R.

  W.
  This adjustment reflects the impact of the Maximum Redemption Scenario on the preliminarily estimated IFRS 2 charge described in note Q. The adjustment reflects the reduction in the number of shares in Pubco to be issued in consideration for the net assets of Kismet. The adjustment to the Kismet's net asset value reflects the reduction in the Trust Account.

  X.
  This adjustment reflects the impact of the Maximum Redemption Scenario on the options valuation described in note P.

  Y.
  This adjustment reflects the impact of the Maximum Redemption Scenario on the Company's warrants valuation described in note S.

        Transaction Accounting Adjustments to the Combined Statements of Operations (in thousands of US$, except as indicated otherwise)

  (AA)
  Reflects the U.S. GAAP to IFRS conversion adjustment related to the recognition of Kismet's directors' options granted which shall vest upon the completion of the Proposed Transactions as described in note C.

  (BB)
  Reflects the U.S. GAAP to IFRS conversion adjustment related to the expenses associated with the accounting for public warrants as liability.

  (CC)
  Reflects the U.S. GAAP to IFRS conversion adjustment in respect to the offering costs related to public warrants.

  (DD)
  Reflects estimated non-recurring costs described previously in notes K and G, to be incurred by the Company and Kismet in connection with the Proposed Transactions excluding amounts included in accounts payable, accrued expenses and deferred underwriting commission.

  (EE)
  Reflects the non-recurring expense in respect of accelerated vesting of the options granted to an employee of the Company described in note P.

  (FF)
  Reflects the non-recurring share-based payments associated with the Proposed Transactions (Kismet directors) described in note R.

  (GG)
  Reflects the non-recurring listing fees described in note Q.

  (HH)
  Reflects an adjustment to eliminate interest income on marketable securities in the amount of 64 for the period from June 3, 2020 (inception) through December 31, 2020, held in the trust account as of the beginning of the period.

  (II)
  Reflects the difference between the expenses resulting from the change in fair value of the Company's and the Kismet's warrants.

  (JJ)
  Reflects the maximum redemption scenario for the non-recurring share-based payments associated with the business combination (Kismet directors) described in note V.

  (KK)
  Reflects the maximum redemption scenario for the non-recurring share-based payments associated with the business combination described in note X.

  (LL)
  Reflects the maximum redemption scenario for non-recurring listing fees described in note W.

  (MM)
  Reflects the maximum redemption scenario for the Company warrants described in note Y.

 KISMET'S SELECTED HISTORICAL FINANCIAL INFORMATION

        The following table contains summary historical financial information of Kismet for the periods and as of the date indicated.

        Kismet's statement of operations and cash flows data for the period from June 5, 2020 (date of inception) through December 31, 2020 and balance sheet data as of December 31, 2020 is derived from Kismet's audited financial statements included elsewhere in this proxy statement/prospectus.

        This information is only a summary and should be read in conjunction with Kismet's financial statements and related notes and "Kismet Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this proxy statement/prospectus. The historical results presented below are not necessarily indicative of the results to be expected for any future period.

Income Statement Data:	For the Period from June 3, 2020 (inception) Through December 31, 2020
Revenue	$—
Net loss	(2,982,055)
Basic and diluted net income per share, ordinary shares	0.00
Weighted average shares outstanding of ordinary shares—redeemable basic and diluted	25,000,000

Balance Sheet Data:	As of December 31, 2020
Working capital	$434,988
Investments held in trust account	250,064,076
Total assets	251,235,286
Total liabilities	16,978,722
Value of ordinary shares subject to possible redemption	229,256,560
Total shareholders' equity	5,000,004

KISMET'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        References in this section to "we," "us," "our" or the "Company" are to Kismet Acquisition One Corp, except where the context requires otherwise. The following discussion should be read in conjunction with our unaudited condensed financial statements and related notes thereto included elsewhere in this report.

Overview

        Kismet Acquisition One Corp was incorporated in the British Virgin Islands on June 3, 2020 as a business company with limited liability and formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar initial business combination with one or more businesses or entities. Although we are not limited to a particular industry or geographic region for purposes of consummating a business combination, we intend to focus on companies in the telecommunications infrastructure, internet and technology and consumer goods and services sectors operating in Russia. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

        All activity for the period from June 3, 2020 (inception) through December 31, 2020 relates to our formation, our initial public offering (the "IPO"), which is described below, and since the IPO, the search for a potential target. We will not generate any operating revenues until after the completion of our initial business combination, at the earliest. We will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. We have selected December 31 as our fiscal year end.

        The registration statement for our IPO was declared effective on August 5, 2020. On August 10, 2020, we consummated our IPO of 25,000,000 Kismet units, at $10.00 per unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.3 million, inclusive of approximately $8.8 million in deferred underwriting commissions.

        Simultaneously with the closing of the IPO, we consummated a private placement of 6,750,000 Kismet warrants, at a price of $1.00 per private placement warrant, to our Sponsor, generating gross proceeds of approximately $6.8 million.

        Upon the closing of the IPO and the Kismet private placement in August 2020, $250.0 million ($10.00 per unit) of the net proceeds of the IPO and certain of the proceeds of the private placement were placed in a trust account ("Trust Account") initially invested in cash and subsequently in U.S. "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.

        Our management has broad discretion with respect to the specific application of the net proceeds of its IPO and the sale of Kismet private placement warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination.

        If we are unable to complete a business combination within 24 months from the closing of the IPO, or August 10, 2022 (as may be extended by approval of our shareholders, the "Combination Period"), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Kismet public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Kismet public shares, which redemption will completely extinguish our public shareholders' rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and our board of directors, commence a voluntary liquidation and thereby a formal dissolution of us, subject in each case to our obligations under British Virgin Islands law to provide for claims of creditors and the requirements of other applicable law.

Results of Operations

        Our entire activity since inception up to December 31, 2020 was in preparation for our formation and the preparation of the IPO, and since our IPO, our activity has been limited to the search for a prospective initial business combination. We will not be generating any operating revenues until the closing and completion of our initial business combination, at the earliest.

        For the period from June 3, 2020 (inception) through December 31, we had a net loss of approximately $(2,982,055), which consisted of general and administrative expenses and fair value change on derivative warrant liabilities.

        For the period from June 3, 2020 (inception) through June 30, 2020, we had a net loss of approximately $10,200, which consisted solely of general and administrative expenses.

Liquidity and Capital Resources

        As of December 31, 2020, we had approximately $762,000 in our operating bank account, and working capital of approximately $435,000.

        As of June 30, 2020, we had approximately $500 in our operating bank account, and working deficit of approximately $121,000.

        Through December 31, 2020, our liquidity needs have been satisfied through a payment of $25,000 from our Sponsor to cover certain offering costs in exchange for the issuance of the Kismet founder shares, a loan from our Sponsor pursuant to a promissory note (the "Note") of $191,000, and the net proceeds from the consummation of the private placement not held in the Trust Account. We fully repaid the Note balance of approximately $191,000 on August 12, 2020. In addition, in order to finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, provide us with loans (the "Working Capital Loans"). As of December 31, 2020, there were no amounts outstanding under the Working Capital Loans.

        Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Private Placement Warrants

        Simultaneously with the closing of the IPO, we consummated a Kismet private placement of 6,750,000 Kismet private placement warrants, at a price of $1.00 per private placement warrant, to our Sponsor, generating gross proceeds of approximately $6.8 million.

        Each whole Kismet private placement warrant is exercisable for one whole Kismet ordinary share at a price of $11.50 per share. A portion of the proceeds from the Kismet private placement warrants was added to the proceeds from the IPO held in the Trust Account. If we do not complete a business combination within the Combination Period, the Kismet private placement warrants will expire worthless. The Kismet private placement warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Related Party Loans

        On June 10, 2020, our Sponsor agreed to loan us up to $200,000 to be used for the payment of costs related to the IPO pursuant to the Note. The Note was non-interest bearing, unsecured and due upon the date the Company consummated the IPO. The Company repaid the balance of the Note of approximately $191,000 in full on August 12, 2020.

        In addition, in order to finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds pursuant to the Working Capital Loans. If we complete a business combination, we would repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender's discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant. The warrants would be identical to the Kismet private placement warrants. As of December 31, 2020, there were no amounts outstanding under the Working Capital Loans.

Administrative Services Agreement

        Commencing on the date of the final prospectus for the IPO, we agreed to pay an affiliate of our Sponsor a total of up to $10,000 per month for office space, administrative and support services. Upon completion of the initial business combination or our liquidation, we will cease paying these monthly fees.

Forward Purchase Agreement

        On August 5, 2020, we entered into a forward purchase agreement (the "Forward Purchase Agreement") with our Sponsor, which provides for the purchase of $20,000,000 of Kismet units, with each Kismet unit consisting of one Kismet ordinary share (the "Forward Purchase Shares") and one half of one Kismet warrant (the "Forward Purchase Warrants"), for a purchase price of $10.00 per unit, in a Kismet private placement to occur concurrently with the closing of the initial business combination. The purchase under the Forward Purchase Agreement is required to be made regardless of whether any Kismet ordinary shares are redeemed by the Kismet public shareholders. The Forward Purchase Shares and Forward Purchase Warrants will be issued only in connection with the closing of the initial business combination. The proceeds from the sale of Forward Purchase Shares and Forward Purchase Warrants may be used as part of the consideration to the sellers in the initial business combination, expenses in connection with the initial business combination or for working capital in the post-transaction company.

        On January 31, 2021, Kismet, Pubco and the Sponsor entered into the A&R Forward Purchase Agreement. The A&R Forward Purchase Agreement amends the Forward Purchase Agreement by, among other things, increasing the Sponsor's purchase commitment thereunder from $20.0 million to $50.0 million and replacing the Sponsor's commitment to acquire Kismet's units with a commitment to acquire 5,000,000 Pubco ordinary shares and 1,000,000 Pubco public warrants in a private placement to occur after, and subject to, the Merger Closing and prior to the Share Acquisition Closing.

Commitments and Contingencies

Registration Rights

        The holders of the Kismet founder shares, Kismet private placement warrants and Kismet warrants that may be issued upon conversion of Working Capital Loans (and any Kismet ordinary shares issuable upon the exercise of the Kismet private placement warrants and Kismet warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to the Registration Rights Agreement, requiring us to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain "piggy-back" registration rights with respect to registration statements filed subsequent to the completion of the initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act.

        By no later than the Merger Closing Date, Pubco, the Key Company Shareholders and the Sponsor shall enter into the New Registration Rights Agreement, effective as of the Share Acquisition Closing. Pursuant to the New Registration Rights Agreement, among other things, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders (as defined therein) may demand at any time or from time to time, that Pubco file a registration statement with the SEC to register the securities of Pubco held by such Holders. The New Registration Rights Agreement will also (i) provide the Holders with "piggy-back" registration rights, subject to certain requirements and customary conditions, and (ii) terminate the existing Registration Rights Agreement.

Critical Accounting Policies and Estimates

        This management's discussion and analysis of our financial condition and results of operations is based on our unaudited condensed financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified each of the following as our critical accounting policies.

        Investments Held in the Trust Account. Our portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities, dividends and interest held in Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

        Ordinary Shares Subject to Possible Redemption. We account for Kismet ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 "Distinguishing Liabilities from

Equity." Kismet ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Kismet ordinary shares (including Kismet ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Kismet ordinary shares are classified as shareholders' equity. Kismet ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 22,925,656 Kismet ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders' equity section of the accompanying unaudited condensed balance sheets.

        Net Loss Per Ordinary Share. We comply with accounting and disclosure requirements of ASC Topic 260, "Earnings Per Share." Net loss per share is computed by dividing net loss by the weighted average number of Kismet ordinary shares outstanding during the period, excluding Kismet ordinary shares subject to forfeiture by the Sponsor. Weighted average shares were reduced for the effect of an aggregate of 937,500 Kismet ordinary shares that are subject to forfeiture if the option to purchase additional Kismet units is not exercised by the underwriters. On September 17, 2020, the underwriters notified us that the over-allotment was not exercised, and as a result, 937,500 Kismet ordinary shares were forfeited and cancelled, effective as of September 19, 2020. At December 31, 2020, we did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into Kismet ordinary shares and then share in the earnings of our Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Derivative warrant liabilities

        We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants and forward purchase agreements, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-40. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period.

        Simultaneously with the closing of the initial public offering, we consummated a private placement of 6,750,000 private placement warrants, at a price of $1.00 per private placement warrant, to our sponsor, which are recognized as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, we recognize the private placement warrants as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of our private placement warrants is measured using Black-Scholes Option Pricing model for the Affected Periods.

Recent Accounting Pronouncements

        Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material impact on our unaudited condensed financial statements.

Recent Adopted Accounting Standards

        In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity's Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity's Own Equity ("ASU 2020-06"), which simplifies accounting for convertible instruments by removing major separation models required under current generally accepted accounting principles. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. We adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact our financial position, results of operations or cash flows.

Off-Balance Sheet Arrangements

        As of June 30, 2020 and December 31, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K. No unaudited quarterly operating data is included in this quarterly report 10-Q, as we have conducted no operations to date.

JOBS Act

        On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an "emerging growth company" and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

        Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an "emerging growth company," we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor's attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO's compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an "emerging growth company," whichever is earlier.

 CERTAIN KISMET RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        On June 8, 2020, the Sponsor purchased 6,250,000 Kismet founder shares for a capital contribution of $25,000, or approximately $0.004 per share. On July 15, 2020, we effected a share split whereby each of our 6,250,000 then issued Kismet ordinary shares was sub-divided into 1.23 shares, resulting in the Sponsor holding an aggregate of 7,687,500 Kismet ordinary shares.

        The Sponsor purchased an aggregate of 6,750,000 Kismet private placement warrants at a price of $1.00 per warrant ($6,750,000 in the aggregate) in a Kismet private placement that occurred simultaneously with the closing of the IPO. Each Kismet private placement warrant is exercisable for one Kismet ordinary share at $11.50 per share. The Sponsor will be permitted to transfer the Kismet private placement warrants held by it to certain permitted transferees, including our officers and directors and other persons or entities affiliated with or related to it, but the transferees receiving such securities will be subject to the same agreements with respect to such securities as the Sponsor. Otherwise, these Kismet private placement warrants will not, subject to certain limited exceptions, be transferable or saleable until 30 days after the completion of our initial business combination.

        In connection with the consummation of the IPO, Kismet entered into a forward purchase agreement with the Sponsor, which provides for the purchase of $20,000,000 of Kismet units, with each Kismet unit consisting of one Kismet ordinary share and one half of one Kismet warrant to purchase one Kismet ordinary share at $11.50 per share, for a purchase price of $10.00 per Kismet unit, in a Kismet private placement to occur concurrently with the closing of our initial business combination. The purchase under the forward purchase agreement is required to be made regardless of whether any Kismet ordinary shares are redeemed by Kismet public shareholders. The forward purchase securities will be issued only in connection with the closing of the initial business combination. The proceeds from the sale of forward purchase securities may be used as part of the consideration to the sellers in Kismet's initial business combination, expenses in connection with its initial business combination or for working capital in the post-transaction company.

        On January 31, 2021, Kismet, Pubco and the Sponsor entered into the A&R Forward Purchase Agreement. The A&R Forward Purchase Agreement amends the Forward Purchase Agreement by, among other things, increasing the Sponsor's purchase commitment thereunder from $20.0 million to $50.0 million and replacing the Sponsor's commitment to acquire Kismet units with a commitment to acquire 5,000,000 Pubco ordinary shares and 1,000,000 Pubco public warrants in a private placement to occur after, and subject to, the Merger Closing and prior to the Share Acquisition Closing.

        Commencing on August 5, 2020, Kismet agreed to pay an affiliate of the Sponsor a total of up to $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of Kismet's initial business combination or its liquidation, it will cease paying these monthly fees.

        On August 6, 2020, Kismet entered into the Registration Rights Agreement with respect to the Kismet private placement warrants, Kismet warrants issuable upon conversion of working capital loans (if any) and the Kismet ordinary shares issuable upon exercise of the foregoing. By no later than the Merger Closing Date, Pubco, the Key Company Shareholders and the Sponsor shall enter into the New Registration Rights Agreement, effective as of the Share Acquisition Closing. Pursuant to the New Registration Rights Agreement, among other things, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders (as defined therein) may demand at any time or from time to time, that Pubco file a registration statement with the SEC to register the securities of Pubco held by such Holders. The New Registration Rights Agreement will also (i) provide the Holders with "piggy-back" registration rights, subject to certain requirements and customary conditions, and (ii) terminate the existing Registration Rights Agreement.

THE COMPANY'S SELECTED FINANCIAL INFORMATION

        The following selected consolidated financial information should be read in conjunction with "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's audited consolidated financial statements and related notes thereto included elsewhere in this statement/prospectus. The selected historical consolidated statements of profit or loss and other comprehensive income and the consolidate statement of cash flows of the Company for the years ended December 31, 2020 and 2019 and the selected historical consolidated financial position as of December 31, 2020 and 2019 are derived from the Company's audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The Company's historical results are not necessarily indicative of the results that may be expected in the future.

Consolidated Statement of Profit or Loss and Other Comprehensive Income

	Year ended December 31,
	2020	2019
	(US$ in thousands, except share and per share data)
Revenue	259,516	93,811
Costs and expenses, excluding depreciation and amortization
Cost of revenue:
Platform commissions	(75,188)	(28,766)
Game operating cost	(16,402)	(14,817)
Selling and marketing expenses	(165,756)	(82,180)
General and administrative expenses	(2,701)	(1,701)

Total costs and expenses, excluding depreciation and amortization	(260,047)	(127,464)
Depreciation and amortization	(561)	(286)

Loss from operations	(1,092)	(33,939)

Net finance income	1,778	240

Income/(loss) before income tax	686	(33,699)

Income tax expense	(18)	(7)

Income/(loss) for the year net of tax	668	(33,706)

Other comprehensive income/(loss)	15	(3)

Total comprehensive income/(loss) for the year net of tax	683	(33,709)

Earnings/(loss) per share:
Basic and diluted earnings/(loss) per share, US$(1)	33	(1,685)

(1)
Based on a weighted average number of ordinary shares for basic and diluted earnings per share of 20,000.

Consolidated Statement of Financial Position

	Year ended December 31,
	2020	2019
	(US$ in thousands)
ASSETS
Non-current assets
Property and equipment	171	62
Intangible assets	76	336
Deferred platform commission fees	89,562	37,122
Right-of-use assets	1,044	71

Total non-current assets	90,853	37,591

Current assets
Trade and other receivables	33,163	24,789
Loans receivable	8	521
Cash and cash equivalents	84,557	17,565
Prepaid tax	3,137	—

Total current assets	120,865	42,875

Total assets	211,718	80,466

LIABILITIES AND SHAREHOLDERS' EQUITY
Equity
Share capital	27	27
Other reserves	8,289	8,106
Accumulated deficit	(111,070)	(56,702)

Total equity	(102,754)	(48,569)

Non-current liabilities
Long-term loans	—	45
Lease liabilities—non-current	818	21
Long-term deferred revenue	78,985	22,951

Total non-current liabilities	79,803	23,017

Current liabilities
Short term loans	49	3,983
Lease liabilities—current	293	49
Trade and other payables	19,599	14,467
Tax liability	17	291
Deferred revenue	214,711	87,228

Total current liabilities	234,669	106,018

Total liabilities	314,472	129,035

Total liabilities and shareholders' equity	211,718	80,466

Consolidated Statement of Cash Flows

	Year ended December 31,
	2020	2019
	(US$ in thousands)
Operating activities
Income/(loss) for the year net of tax	668	(33,706)
Adjustments for:
Depreciation and amortization	561	286
Share-based payments expense	299	4,584
Net finance income excluding bank charges	(1,953)	(327)
Income tax expense	18	7

	(407)	(29,156)

Changes in working capital
Increase in deferred platform commissions	(52,440)	(23,448)
Increase in deferred revenue	183,517	75,099
Increase in trade and other receivables	(7,679)	(20,443)
Increase in trade and other payables	1,036	13,103

	124,434	44,311
Income tax paid	(3,423)	(200)
Interest received	19	—

Net cash flows generated from operating activities	120,623	14,955

Investing activities
Acquisition of intangible assets	—	(83)
Acquisition of property and equipment	(147)	(19)
Loans granted	—	(338)
Proceeds from repayment of loans	508	95

Net cash flows generated from/(used in) investing activities	361	(345)

Financing activities
Payments of lease liabilities	(367)	(31)
Proceeds from borrowings	—	6,500
Repayment of borrowings	(3,980)	(2,418)
Interest paid	(17)	(85)
Dividends paid and distributions to shareholders	(51,683)	(4,122)

Net cash flows used in financing activities	(56,047)	(156)

Net increase in cash and cash equivalents for the year	64,937	14,454

Cash and cash equivalents at the beginning of the year	17,565	3,073
Effect of changes in exchange rates on cash held	2,055	38
Cash and cash equivalents at the end of the year	84,557	17,565

THE COMPANY'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Unless the context otherwise requires, all references in this section to the "Company," "we," "us" or "our" refer to the business of Nexters Global Ltd. and its subsidiaries prior to the consummation of the business combination.

        You should read the following discussion and analysis of our financial condition and results of operations together with the "The Company's Selected Financial Information" section of this proxy statement/prospectus and our financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" sections and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

        We build mobile, web and social games for millions of players to enjoy globally. We are one of the top five independent game developers in Europe (excluding developers owned and controlled by other companies active in the gaming market) based on in-game purchases between January and December 2019, net of platform fees, according to data provided by AppMagic. Our games are free to play, and we continuously innovate our games to provide novel, curated in-game content to our users at optimal points in their game journeys.

        Our core product offering, Hero Wars, offers a suite of games across mobile, social and web-based platforms and has, since its launch in 2016, evolved into a well-recognized global gaming franchise in the RPG genre, with 5.4 million MAUs across more than 70 countries in 2020. As of December 31, 2020, Hero Wars ranked fourth on Android and 13th on iOS according to the top grossing charts in the United States. Additionally, Hero Wars was recognized as the top mobile game by consumer spend in Russia in 2020. In 2016 and 2018, Hero Wars was named Game of the Year on VKontakte, one of the leading social networks in Russia.

        Continuous improvements in game content and focus on customer engagement has allowed us to monetize on the popularity of our games and achieve attractive key performance metrics. In particular, between 2018 and 2020, we achieved ten times growth in Bookings. We benefit from highly predictable cohorts and a loyal base of core players, which enhances our ability to increase our monetization per user. In the fourth quarter of 2020, cohorts from previous periods accounted for approximately 81.5% of our Bookings. Our Average Bookings Per Paying User ("ABPPU") more than doubled from $54/month in the first half of 2019 to $133/month in the second half of 2020.

        Since our formation over ten years ago, we have developed a sizeable built-to-scale platform, enabling us to streamline content development and offering a value-enhancing opportunity for potential newly acquired games and companies. Our platform enables us to release one to two new titles per year via parallel-track prototyping and development. In the fourth quarter of 2020, we released a new title in the casual genre, Chibi Island, via a soft launch. We are in the advanced development phase for two additional games and are targeting soft launches of these games in the second half of 2021.

        Our headquarters are in Cyprus. As of April 30, 2021, we had 503 employees, our revenue for the year ended December 31, 2020 was $259.5 million, and our Bookings12 were $443.0 million, with net cash flows generated from operating activities of $120.6 million. Income for the year net of tax for the year ended December 31, 2020 was $668 thousand, compared to a loss of $33.7 million in 2019.

Key Performance Metrics and Non-IFRS Measures

        We manage our business by tracking several key performance metrics through our internal analytics systems. Our key performance metrics are impacted by several factors that could cause them to fluctuate on a quarterly basis, such as platform providers' policies, restrictions, seasonality, user connectivity, conversion of users to paying users and the addition of new content to certain games, and, in certain cases, our operating metrics may not necessarily correlate directly to quarterly revenues trends. Future growth in players and engagement will depend on our ability to retain current players, attract new players, acquire or launch new games and features, and expand into new markets and distribution platforms.

Daily Active Users

        We define Daily Active Users, or DAUs, as the number of individuals who played one of our games during a particular day. Under this metric, an individual who plays two different games on the same day is counted as two DAUs. Similarly, an individual who plays the same game on two different platforms (for example, web and mobile) or on two different social networks on the same day would be counted as two DAUs. Average Daily Active Users for a particular period is the average of the DAUs for each day during that period. We believe that Daily Active Users is a useful metric to measure the scale and usage of our games.

Daily Active Users (in thousands)

Monthly Active Users

        We define Monthly Active Users, or MAUs, as the number of individuals who played a particular game in the 30-day period ending with the measurement date. Under this metric, an individual who plays two different games in the same 30-day period is counted as two MAUs. Similarly, an individual who plays the same game on two different platforms (for example, web and mobile) or on two different social networks during the same 30-day period would be counted as two MAUs. Average Monthly

12
Bookings is a non-IFRS financial measure. For a definition of Bookings, see "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations—Key performance metrics and non-IFRS measures—Bookings."

Active Users for a particular period is the average of the MAUs for each month during that period. We believe that Monthly Active Users is a useful metric to measure the scale and usage of our games, but base our business decisions primarily on daily performance metrics, which we believe more accurately reflect user engagement with our games.

Monthly Paying Users

        We define Monthly Paying Users, or MPUs, as the number of individuals who made a purchase of a virtual item at least once on a particular platform in the 30-day period ending with the measurement date. Under this metric, an individual who makes a purchase of virtual items in two different games in the same 30-day period is counted as two MPUs. Similarly, an individual who makes a purchase of virtual items in any of our games on two different platforms (for example, web and mobile) or on two different social networks in the same 30-day period could be counted as two MPUs. Average MPUs for a particular period is the average of the MPUs for each month during that period. We believe that Monthly Paying Users is a useful metric to measure game monetization.

Average Monthly Paying Users (in thousands)

        We believe we have the opportunity to grow the number of Monthly Paying Users by increasing our MAU and Monthly Payer Conversion (as defined below).

Monthly Payer Conversion

        We define Monthly Payer Conversion as the total number of MPUs, divided by the number of MAUs. We believe that Monthly Payer Conversion is a useful metric to describe the monetization of our users.

Monthly Payer Conversion

	H1 2019	H2 2019	H1 2020	H2 2020
Monthly Payer Conversion	4.7%	4.3%	4.4%	5.9%

Average Bookings Per Paying User

        We define Average Bookings Per Paying User, or ABPPU, as our total Bookings attributable to in-game purchases in a given period, divided by the number of months in that period, divided by the average number of MPUs during the period. We believe that ABPPU is a useful metric to describe monetization.

 ABPPU (in $/month)

Bookings

        We define Bookings as revenue generated from both in-game purchases and advertising before taking into account deferral of certain revenue attributable to purchases of durable virtual items. Accordingly, Bookings is equal to revenue as shown in the Company's audited financial statements, plus the net change in revenue attributable to purchases of durable virtual items that is deferred and generally recognized ratably over the average playing period of players for the applicable game (player's lifespan), which represents our best estimate of the average life of the durable virtual item.

        Bookings is a non-IFRS financial measure, and should not be construed as an alternative to revenue as an indicator of operating performance as determined in accordance with IFRS. Below is a reconciliation of Bookings to revenue, the closest IFRS financial measure.

        Bookings is a fundamental topline metric we use to manage our business and we believe it is a useful indicator of the sales activity in a given period. We use it to evaluate the results of our operations, generate future operating plans and assess the performance of our company. Over the long-term, the factors impacting our revenue and bookings are the same. However, in the short term, there are various factors that may cause revenue to exceed or be less than bookings in any period, in particular as a result of accounting for deferral of certain revenue attributable to purchases of durable virtual items. See "—Components of Our Results of Operations—Revenue" below.

        We believe Bookings is useful to investors and analysts in highlighting trends in our operating performance. We use Bookings to supplement IFRS measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against other peer companies using similar measures. We evaluate Bookings in conjunction with our results according to IFRS because we believe it provides investors and analysts a more complete understanding of factors and trends affecting our business than IFRS measures alone. Bookings should not be considered as an alternative to revenue as a measure of financial performance, or any other performance measure derived in accordance with IFRS.

        Bookings as calculated herein may not be comparable to similarly titled measures reported by other companies within the industry and are not determined in accordance with IFRS. The following table presents a reconciliation of Bookings from the most comparable IFRS measure, revenue, for the years ended December 31, 2020 and 2019:

	Year ended December 31,
	2020	2019
	(US$ in thousands)
Revenue	259,516	93,811
Increase/(decrease) in deferred revenue(1)	183,517	75,099

Bookings	443,033	168,910

(1)
We record the sale of durable virtual items within our games as deferred revenue and then generally recognize that revenue ratably over the average playing period of players for the applicable game (player's lifespan), which represents our best estimate of the average life of the durable virtual item.

Key Factors Affecting Our Business

        There are a number of factors that affect the performance of our business, and the comparability of our results from period to period, including:

  •
  Conversion of players into paying users and ongoing monetization.  While our games are free-to-play, we generate a substantial majority of our revenues from players' purchases of in-game virtual items. Revenues from in-game purchases accounted for 94.2% of revenues in the year ended December 31, 2020. Our financial performance is dependent, in part, on our ability to convert more active players into paying players and sustainably grow user spend over the long term. These two strategies may not always be successfully implemented simultaneously. Therefore, we may, during certain periods of time, concentrate more on increasing the number of paying users, while allocating more of our resources to increasing average spend per user during other periods depending on a number of external and internal factors. In the year ended December 31, 2020, our average Monthly Payer Conversion was 5.0%, reflecting an increase from 4.4% in the prior year. Our players' willingness to consistently make in-game purchases is impacted by our ability to deliver engaging content and personalized user experiences, which we assess based on historical data analysis and series of A/B tests.

  •
  Release of new content, offers, and features.  Our revenue growth has been driven by improving the content, offers, and features in our existing games. In order to enhance the content, offers, and features in our existing games, we must invest a significant amount of our technological and creative resources, ensuring that we support a consistent cadence of novel content creation that drives conversion and continued monetization. These expenditures generally occur months in advance of the release of new content.

  •
  Successfully acquiring new users and retaining our new and existing users.  Establishing and maintaining a loyal network of users and paying users is vital for our business. In order to grow our user network, we incur marketing expenses across various user acquisition channels and maintain a substantial focus on content development for our existing games to attract, engage and retain users. During the year ended December 31, 2020, we had 896 thousand average DAUs, representing an increase of 278 thousand average DAUs compared to the prior year. We developed a comprehensive data driven approach towards marketing and user acquisition, which, we believe, helps us to acquire new users in an efficient way. We believe that we will be able to continue to grow our user base, including through traditional marketing and advertising and by conducting influencer marketing campaigns in line with market practice. We intend to continue to seek new opportunities to enhance and refine these marketing efforts to acquire new users, including further refining our data driven approach and identifying potential technologies to enhance our marketing and advertising capabilities.

COVID-19

        The global pandemic associated with COVID-19 has caused major disruption to all aspects of the global economy and daily life over the past year, particularly as quarantine and stay-at-home orders have been imposed by all levels of government. We have followed guidance by Cyprus and other applicable foreign and local governments to protect our employees and operations during the pandemic and have implemented a remote environment for certain aspects of our business. We cannot predict the potential impacts of the COVID-19 pandemic on our business or operations, but we continuously monitor performance and other industry reports to assess the risk of future negative impacts should the disruptions of the COVID-19 pandemic continue to evolve.

        Despite the challenges we have faced in light of the COVID-19 pandemic, our revenues and number of DAUs have increased while the stay-at-home orders were in place across the various jurisdictions in which our users are located. As individuals spend more time at home, we have seen an increase in time spent with digital entertainment, including casual gaming and games involving socially interactive experiences.

        The COVID-19 pandemic has resulted in and may continue to result in consumers' spending a greater portion of their time at home and sustained demand for entertainment options, which may continue to benefit our financial results. However, the COVID-19 pandemic has caused an economic recession, high unemployment rates, and other disruptions, both in the United States and the rest of the world. We cannot predict the potential impacts of the COVID-19 pandemic on our business or operations, and there is no guarantee that these near-term trends will continue, particularly if the COVID-19 pandemic increases and the adverse consequences thereof in severity or continues for a protracted period of time, which could disrupt our operations, or put greater financial pressure on the economy and users' discretionary income or spending habits. In addition, we could experience a decrease in user activity or spending after the COVID-19 pandemic subsides, which could adversely impact our cash flows, operating results, and financial condition. See "Risk Factors—Risks Related to Nexters' Business and Operations Following the Proposed Transactions—The recent COVID-19 pandemic and similar health epidemics, contagious disease outbreaks and public perception thereof, could significantly disrupt our operations and adversely affect our business, results of operations, cash flows or financial condition" for more information.

Seasonality

        Our business experiences the effects of seasonality. We usually experience certain decreases in the efficiency of our marketing and user acquisition towards the end of the year as a result of competition for those same users from retail advertising campaigns during Halloween, Thanksgiving and Christmas. We typically benefit from the increased efficiency in this respect during the first quarter of each year. To address seasonality, our strategy is to (i) decrease the intensity of our user acquisition and marketing campaigns towards the end of the year; (ii) only utilize those channels and instruments that we believe are less saturated with the competing marketing campaigns; and (iii) increase the intensity of our user acquisition and marketing activities in the first quarter of each year. Furthermore, we usually experience decreased retention of our users during the summer months, as players tend to spend less time in-game compared to other seasons.

Components of Our Results of Operations

Revenue

        We primarily derive revenue from the sale of virtual items associated with online games. We also receive revenue from in-game advertising.

In-game purchases

        We distribute our games to the end customer through various web and mobile platforms, such as Apple, Google, Facebook and other web and mobile platforms. Through these platforms, users can download our free-to-play games, access our games operated through the web and purchase virtual items to enhance their game-playing experience. Players can purchase virtual items through various widely accepted payment methods offered in the games. Payments from players for virtual items are non-refundable and relate to non-cancellable contracts that specify our obligations and cannot be redeemed for cash nor exchanged for anything other than virtual items within our games.

        There are two different kinds of in-game purchases in our games: consumables and durables. Consumables benefit the user immediately, while benefits from durables last over a certain period of time, which can be substantial. Consumable in-game purchases satisfy the performance obligation "at a point in time". Durable in-game purchases revenue is recognized "over time" (i.e., across the user lifetime, life time of a game or any other approximations of the life time of a durable item as the case may be). Following the industry practice, we present in-game revenue on gross basis. Revenue share to web and mobile platforms such as Apple, Google, and Facebook is presented as platform commissions fees.

Advertising

        Our advertising revenues are generated by displaying advertisements against a fee during gameplay. Revenue recognition is based on delivery of the advertisement product, which can for example be a viewed impression or clicked advertisement. Advertising network revenue is recognized as net in the month of purchase ("at a point in time"), based on revenue reports from the ad network indicating the number of products sold and payables due to us. Simultaneously to sending the revenue report, the advertisement network also commits to paying the money to us, and collection can be reasonably assured. Advertising revenues usually correlate with the number of new registrations as new players are associated with the majority of ad views and clicks, thus increasing efficiency of our user acquisition activities.

Platform commissions

        Platform commissions consists of commission charged by platforms which we use to distribute our games. Platform providers (such as Apple, Facebook and Google) charge a transactional payment processing fee to accept payments from our players for the purchase of in-game virtual goods. Payment processing fees and other related expenses for in-app purchases made through platforms differ from country to country and from platform to platform, and change over time. Our platform commissions were 32.1% and 29.6% of revenues earned through in-game purchases for the years ended December 31, 2019 and 2020, respectively. We generally expect cost of revenue to fluctuate proportionately with revenues.

Game operating cost

        Game operating consists mainly of technical support services. Technical support services mainly relates to maintenance and upgrades of the Group's software applications provided by a third party.

Selling and marketing expenses

        Selling and marketing expenses consists of costs related to advertising and user acquisition. We plan to continue to invest in sales and marketing to acquire and retain our users. However, sales and marketing expenses may fluctuate as a percentage of revenues depending on the timing and efficiency of our marketing efforts.

General and administrative expenses

        General and administrative expenses comprise employee benefits expenses, professional fees and other operating expenses. Employee benefits expenses consists of wages, salaries, bonuses, benefits, and other compensation including share based compensation. We also contribute to the Cypriot government social insurance fund based on employees' salaries. Professional fees represent primarily audit expenses, legal consulting fees and other consulting and similar services. Other operating expenses mainly consist of expenses related to indirect taxes, office rent and miscellaneous sundry expenses.

Depreciation and amortization

        Depreciation and amortization of tangible and intangible assets consists of the depreciation of tangible fixed assets and amortization of intangible assets for the relevant period, based on the straight-line method over the useful life of the assets. Tangible fixed assets include property and equipment. Intangible fixed assets include software and capitalized development expenses. The asset's residual values, useful lives and depreciation methods are reviewed, and adjusted as appropriate, at each financial year-end.

Net finance income/(expenses)

        Net finance income/(expenses) consists of interest income, foreign exchange gain, foreign exchange loss, interest expense, bank charges, and other financial expenses.

Tax

        Income tax consists of corporation tax and Special Contribution for the Defence of the Republic of Cyprus. There are no substantial differences between the tax and accounting bases of assets and liabilities acquired or incurred, respectively, in the ordinary course of business; and, therefore, these assets and liabilities should not result in deferred tax assets or liabilities. Deferred tax assets and liabilities may arise, however, in the case of temporary differences attributable to the Company's purchase of equity interests in NX Studio LLC and NX Online LLC as well as equity compensation.

        The tax treatment of interest received by a Cyprus company depends on the nature of the activities of the company receiving the interest and is in practice classified as active (trading) or passive (non-trading) income. Passive interest income is exempt from (Corporate) Income Tax, but the whole gross interest income is subject to Special Contribution for the Defence of the Republic ("SCD") at the rate of 30%. Dividend income received by a Cyprus company from abroad is exempt from Cyprus (Corporate) Income Tax to the extent that this income is not tax deductible by the paying company, but may be taxable under SCD at the rate of 17%, subject to certain participation exemption rules. The payment of dividends to non-Cyprus tax resident shareholders (companies or individuals) or tax resident individuals who are not Cyprus domiciled, is exempt from taxation in Cyprus.

        In addition, Cyprus has provisions in its Income Tax Law 118(I)/2002 as amended, with respect to intellectual property (the "Cyprus IP Regime"), which allow for an 80% deemed expense deduction on income from the right of use of intellectual property ("IP"), gains from the sale of IP and damages for IP infringements (after the deduction of any expenses for the acquisition or development of the IP, including directly related costs and amortization of the acquisition or development cost over a 5 year period). Applying the provisions of the Cyprus IP Regime may result in an effective tax rate for IP companies of 2.5%. Under a transition rule, and with a view to protect the owners of IP assets that qualify under the Cyprus IP Regime, taxpayers benefitting from the Cyprus IP Regime can continue to apply the provisions of the Cyprus IP Regime through June 30, 2021. In October of 2016, Cyprus passed new IP provisions, however, which are in line with the OECD "modified nexus approach." While the range of assets and categories of expenditure qualifying for relief under the new IP regime are more restrictive than the Cyprus IP Regime (for example, exclude trademarks and marketing intangibles), as was the case under the Cyprus IP Regime, the new IP regime allows for an 80% deemed expense deduction of the overall profit derived from qualifying IP.

        Starting from January 1, 2019 the Company has changed its tax reporting principles, judgments and estimates in a few areas including, among others, revenue recognition for in-game purchases and software development costs, which resulted in a substantial amount of revenues related to bookings earned in 2019 for in-game purchases being deferred to 2020 and beyond. As a consequence, the Company has booked a substantial tax loss in 2019 as opposed to moderate profits recorded in the prior periods.

        These new principles and estimates in respect of the tax records have not yet been assessed or approved by the tax authorities, therefore we have no assurance as to whether they will be accepted by the relevant tax authorities. There also can be no assurance that the accounting treatment of certain transactions under IFRS as accepted by the Company like share-based payments, indirect taxes, etc., will not be challenged by the relevant tax authorities. The Company has not recognized any tax expense in respect of these uncertainties as it believes that its tax records are in compliance with the existing laws and regulations and that its accruals for tax liabilities are sufficient and adequate for all open tax years based on its assessment of many factors, including interpretations of tax law and prior experience.

        The Group did not recognize a deferred tax asset of $1.3 million resulting from the tax losses reported in 2019 because of the uncertainties described above.

Other comprehensive loss

        Other comprehensive loss relates to foreign currency translation differences in respect of foreign operations.

Recent Developments

        Set forth below are our preliminary estimated figures for revenue and Bookings as well as our MPU and ABPPU for the three months ended March 31, 2021 and 2020. We are only presenting select preliminary financial estimates at this time for revenue and Bookings and key performance metrics at this time for MPU and ABPPU and we are not presenting our full financial results for the three months ended March 31, 2021 and 2020. Furthermore, our select preliminary financial estimates and key performance metrics for the three months ended March 31, 2021 and 2020 are preliminary, based upon our estimates and currently available information and are subject to revision based upon, among other things, our financial closing procedures and the completion of our interim consolidated financial statements and other operational metrics. Our preliminary estimated figures for revenue and Bookings are therefore forward-looking statements based solely on information available to us as of the date of this proxy statement/prospectus and the reported revenue, Bookings, MPU and ABPPU may differ, even significantly, from these estimates. The preliminary estimated figures of revenue and Bookings set forth below have been prepared by, and are the responsibility of, management and are based on a number of assumptions. Neither the Company's independent auditors, nor any other independent accountants, have audited, reviewed, compiled, examined, or performed any procedures with respect to the select preliminary financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the select preliminary financial information. You should not place undue reliance on these preliminary estimates. In addition, these preliminary estimates of revenue, Bookings, MPU and ABPPU set forth below are not necessarily indicative of the results we may achieve in any future period, which may differ, even significantly, from these estimates. For additional information, see "Cautionary Note Regarding Forward Looking Statements" and "Risk Factors."

        The following are our preliminary estimated figures for revenue and Bookings for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020
	(US$ in thousands)
Revenue(1)	86,523	58,429
Bookings	113,379	97,587

(1)
The preliminary financial estimates set forth above are estimates based on information currently available to the Company and based on judgments that the Company believes are reasonable. While the Company believe these estimates are meaningful, actual results may differ, even significantly, from the Company's estimates.

        Please see below for a reconciliation of Bookings to revenue, the closest IFRS financial measure, for the three months ended March 31, 2021 and 2020. In addition, please see "—Key Performance Metrics and Non-IFRS Measures—Bookings" for how we define Bookings, the reasons why we include this measure and certain limitations to its use.

	Three Months Ended March 31,
	2021	2020
	(US$ in thousands)
Revenue(1)	86,523	58,429
Increase/(decrease) in deferred revenue(1)(2)	26,856	39,158

Bookings	113,379	97,587

(1)
The preliminary financial estimates set forth above are estimates based on information currently available to the Company and based on judgments that the Company believes are reasonable. While the Company believe these estimates are meaningful, actual results may differ, even significantly, from the Company's estimates.

(2)
We record the sale of durable virtual items within our games as deferred revenue and then generally recognize that revenue ratably over the average playing period of players for the applicable game (player's lifespan), which represents our best estimate of the average life of the durable virtual item.

        The following are our preliminary estimated figures for MPU and ABPPU for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020

MPUs (in thousands)(1)	318	291
ABPPU (in US$)(2)	115	107

(1)
We define Monthly Paying Users, or MPUs, as the number of individuals who made a purchase of a virtual item at least once on a particular platform in the 30-day period ending with the measurement date.

(2)
We define Average Bookings Per Paying User, or ABPPU, as our total Bookings attributable to in-game purchases in a given period, divided by the number of months in that period, divided by the average number of MPUs during the period.

        Based on the operational data for April 2021, the positive trends we have seen in the first three months of 2021 have grown even stronger in the second quarter. We recorded further growth in MPUs in April 2021 compared to the first quarter, and a significant increase in comparison to April 2020. We attribute this growth to a higher investment in our marketing initiatives in the first quarter of 2021, which we believe has also attracted a class of users with a shorter payback period versus the users acquired in the second half of 2020. ABPPU also grew in April 2021 compared to April 2020, in line with the percentage growth trend achieved in the first quarter of 2021 compared to the first quarter of 2020. Together, this resulted in a significant acceleration of Bookings growth in April 2021 compared to April 2020, versus the growth trend in Bookings recorded in the first quarter of 2021 over the first quarter of 2020.

Results of Operations

        The table below shows the results of our key financial and operating metrics for the periods indicated. Unless otherwise indicated, financial metrics are presented in thousands of U.S. Dollars, user statistics are presented in thousands of users, and ABPPU is presented in U.S. Dollars.

	Year ended December 31,
	2020	2019
	(US$ in thousands, other than non-financial performance metrics)
Revenue	259,516	93,811
Costs and expenses, excluding depreciation and amortization
Cost of revenue:
Platform commissions	(75,188)	(28,766)
Game operating cost	(16,402)	(14,817)
Selling and marketing expenses	(165,756)	(82,180)
General and administrative expenses	(2,701)	(1,701)

Total costs and expenses, excluding depreciation and amortization	(260,047)	(127,464)
Depreciation and amortization	(561)	(286)

Loss from operations	(1,092)	(33,939)

Net finance income	1,778	240

Income/(loss) before income tax	686	(33,699)

Income tax expense	(18)	(7)

Income/(loss) for the year net of tax	668	(33,706)

Other comprehensive income/(loss)	15	(3)

Total comprehensive income/(loss) for the year net of tax	683	(33,709)

Non-financial performance metrics
DAUs (in thousands)	896	618
MAUs (in millions)	5.7	4.1
MPUs (in thousands)	284	183
Monthly Payer Conversion	5.0%	4.4%
ABPPU (US$)	125	75
Bookings (US$ in thousands)	443,033	168,910

Comparison of the year ended December 31, 2020 versus the year ended December 31, 2019

	Year ended December 31,		Variance
			(US$ in thousands)
	2020	2019		(%)
	(US$ in thousands)
Revenue	259,516	93,811	165,705	176.6
Costs and expenses, excluding depreciation and amortization
Cost of revenue:
Platform commissions	(75,188)	(28,766)	(46,422)	161.4
Game operating cost	(16,402)	(14,817)	(1,585)	10.7
Selling and marketing expenses	(165,756)	(82,180)	(83,576)	101.7
General and administrative expenses	(2,701)	(1,701)	(1,000)	58.8

Total costs and expenses, excluding depreciation and amortization	(260,047)	(127,464)	(132,583)	104.0
Depreciation and amortization	(561)	(286)	(275)	96.2

Loss from operations	(1,092)	(33,939)	32,847	(96.8)

Net finance income	1,778	240	1,538	640.8

Income/(loss) before income tax	686	(33,699)	34,385	(102.0)

Income tax expense	(18)	(7)	(11)	157.1

Income/(loss) for the year net of tax	668	(33,706)	34,374	(102.0)

Other comprehensive income/(loss)	15	(3)	18	(600.0)

Total comprehensive income/(loss) for the year net of tax	683	(33,709)	34,392	(102.0)

Revenue

	Year ended December 31,		Variance
			(US$ in thousands)
	2020	2019		(%)
	(US$ in thousands)
Revenue by type:
In-game purchases	244,457	89,169	155,288	174.2
Advertising	15,059	4,642	10,417	224.4

Total	259,516	93,811	165,705	176.6

Revenue by geographic location of player:
United States	96,950	38,066	58,884	154.7
Europe	61,167	22,956	38,211	166.5
Former Soviet Union(1)	38,772	19,008	19,764	104.0
Asia	42,158	7,671	34,487	449.6
Other	20,469	6,110	14,359	235.0

Total	259,516	93,811	165,705	176.6

(1)
Includes Russia, Ukraine, Georgia, Belorussia, Uzbekistan, Armenia, Azerbaijan, Kazakhstan, Kyrgyzstan, Moldova, Turkmenistan, Tajikistan, Latvia, Lithuania and Estonia.

        Revenue for the year ended December 31, 2020 increased by $165.7 million when compared with the same period of 2019. The increase in revenue was primarily due to the acquisition of new users, improvements to monetization, new content and product features, and increased engagement in our core game offering, Hero Wars. The combination of these factors drove an increase in both DAUs and MPUs, resulting in the overall increase to payer conversion accompanied by the increase in ABPPU.

Platform commissions

        Platform commissions for the year ended December 31, 2020 increased by $46.4 million when compared with the same period of 2019. The increase in platform commissions was primarily due to a 174% increase in the revenue generated from in-game purchases when compared to the prior period, as platform commissions generally deviate in line with our in-game purchases revenue.

Game operating cost

        Game operating cost for the year ended December 31, 2020 increased by $1.6 million when compared with the same period of 2019. The increase in game operating cost was primarily due to increases in technical support services and employee benefits expenses resulting from an increase in the scale of our operations.

Selling and marketing expenses

        Selling and marketing expenses for the year ended December 31, 2020 increased by $83.6 million when compared with the same period of 2019. The increase in selling and marketing expenses was primarily due to increased advertising costs driven by scaling our consumer acquisition activities.

General and administrative expenses

        General and administrative expenses for the year ended December 31, 2020 increased by $1.0 million when compared with the same period of 2019. The increase in general and administrative expenses was primarily due to an increase in professional fees related to audit and consulting expenses driven by the preparation for the Proposed Transactions.

Depreciation and amortization

        Depreciation and amortization for the year ended December 31, 2020 increased by $0.3 million when compared with the same period of 2019. The increase in depreciation and amortization was primarily due to an increase in depreciation of right-of-use assets, predominantly resulting from a new office lease contract executed in 2020.

Net finance income

        Net finance income for the year ended December 31, 2020 increased by $1.5 million when compared with the same period of 2019. The increase in net finance income was primarily due to an increase in foreign exchange gains, mainly resulting from the appreciation of cash balances and accounts receivable denominated in euro against U.S. dollars (our functional and presentation currency). The increase was partially offset by an increase in bank charges resulting from the expansion of our operations.

Income tax expense

        Income tax expense for the year ended December 31, 2020 increased by $0.01 million when compared with the same period of 2019. The increase in income tax expense was primarily due to an increase of income tax in our subsidiary, Flow Research S.L., resulting from increase in its scale of operations.

Other comprehensive income/(loss)

        Other comprehensive income for the year ended December 31, 2020 was $11 thousand, compared with other comprehensive loss for the year ended December 31, 2019 of $3 thousand. The change in other comprehensive income was primarily due to the positive effects of the translation of foreign operations into the presentation currency in the year ended December 31, 2020, as opposed to the negative effects in the prior period.

Liquidity and Capital Resources

Capital spending

        Our capital expenditures are not significant historically. We incur capital expenditures in the normal course of business and perform ongoing enhancements and updates to our games and our IT infrastructure to maintain their quality standards. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by operating activities. We may also pursue acquisition opportunities for additional businesses or games that meet our strategic and return on investment criteria. Capital needs for investment opportunities are evaluated on an individual opportunity basis and may require significant capital commitments.

        Our capital expenditure for the year ended December 31, 2020 was $0.1 million, remaining relatively stable when compared to the prior period.

Liquidity

        Our primary sources of liquidity are the cash flows generated from our operations and currently available unrestricted cash and cash equivalents. Our cash and cash equivalents totaled $17.6 million and $84.6 million at December 31, 2019 and December 31, 2020, respectively. Payments of short-term and long-term debt obligations and other commitments are expected to be made from cash on hand and operating cash flows.

        Our ability to fund our operations and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets could impact our ability to secure additional funds through financing activities. We believe that our cash and cash equivalents balance and our cash flows from operations will be sufficient to meet our normal operating requirements during the next twelve months and the foreseeable future and to fund capital expenditures.

Cash flows

        The following table presents our consolidated cash flows for the periods indicated:

	Year ended December 31,
	2020	2019
	(US$ in thousands)
Operating activities
Income/(loss) for the year net of tax	668	(33,706)
Adjustments for:
Depreciation and amortization	561	286
Share-based payments expense	299	4,584
Net finance income excluding bank charges	(1,953)	(327)
Income tax expense	18	7

	(407)	(29,156)

Changes in working capital
Increase in deferred platform commissions	(52,440)	(23,448)
Increase in deferred revenue	183,517	75,099
Increase in trade and other receivables	(7,679)	(20,443)
Increase in trade and other payables	1,036	13,103

	124,434	44,311
Income tax paid	(3,423)	(200)
Interest received	19	—

Net cash flows generated from operating activities	120,623	14,955

Investing activities
Acquisition of intangible assets	—	0
Acquisition of property and equipment	(147)	(19)
Loans granted	—	(338)
Proceeds from repayment of loans	508	95

Net cash flows generated from /(used in) investing activities	361	(345)

Financing activities
Payments of lease liabilities	(367)	(31)
Proceeds from borrowings	—	6,500
Repayment of borrowings	(3,980)	(2,418)
Interest paid	(17)	(85)
Dividends paid and distributions to shareholders	(51,683)	(4,122)

Net cash flows used in financing activities	(56,047)	(156)

Net increase in cash and cash equivalents for the year	64,937	14,454

Cash and cash equivalents at the beginning of the year	17,565	3,073
Effect of changes in exchange rates on cash held	2,055	38
Cash and cash equivalents at the end of the year	84,557	17,565

Operating activities

        Net cash flows generated from operating activities for the year ended December 31, 2020 increased $105.7 million when compared to the year ended December 31, 2019, primarily due to a substantial increase in our operations. Net cash flows generated from operating activities for each period primarily consisted of proceeds from sales of in-game items and from our advertising activities less cash outflows resulting from ongoing selling and marketing expenses, cost of revenues and selling, general and administrative expenses and income taxes.

Investing activities

        Net cash flows generated from investing activities was $0.4 million for the year ended December 31, 2020 and net cash flows used in investing activities was $0.3 million for year ended December 31, 2019. The positive cash flows generated from investing activities in the year ended December 31, 2020 were due to proceeds from the repayment of loans received in 2020 amounting to $0.5 million, partially offset by capital expenditures. The net cash flows used in investing activities for the year ended December 31, 2019 were primarily due to cash outflows resulting from loans granted in the amount of $0.3 million.

Financing activities

        Net cash flows used in financing activities for the year ended December 31, 2020 increased $55.9 million when compared to the year ended December 31, 2019, predominantly due to an increase of dividends paid and distributions to shareholders of $51.7 million for the year ended December 31, 2020, as compared with $4.1 million for the year ended December 31, 2019.

Contractual Obligations and Commitments

        The following table summarizes our contractual obligations as of December 31, 2020:

	Payments due by period(1)
Non-derivative financial liabilities	Carrying amounts	Contractual cash flows	3 months or less	Between 3 - 12 months	Between 1 - 5 years
Obligations under leases	1,111	1,167	32	288	847
Trade and other payables	19,599	19,599	19,599	—	—
Loans from shareholders	49	49	—	49	—
	20,759	20,815	19,631	337	847

(1)
Amounts are gross and undiscounted, and include contractual interest payments and exclude the impact of netting agreements.

Off-balance Sheet Arrangements

        As of December 31, 2020, we did not have any off-balance sheet arrangements, as defined in Regulation S-K, that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenue, or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.

Qualitative and Quantitative Factors About Market Risk

        We are exposed to market risks in the ordinary course of our business. These risks primarily include credit risk, liquidity risk, and currency risk as follows:

Credit Risk

        Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. We are exposed to credit risk from our operating activities (primarily trade receivables), which is concentrated around the key platforms through which we distribute our games.

        Credit risk related to trade receivables is considered immaterial, as almost all sales are generated through major companies, with consistently high credit ratings. These distributors pay the Company on a monthly basis, based on sales to the end-users, and payments are made one to two months after the sale to the end-user. The distributors are responsible for tracking and accounting of end-user sales, and send us monthly royalty reports reflecting amounts to be paid. We do not have any material overdue or impaired accounts receivable, and the credit risk associated with the trade receivable that is neither due nor impaired is deemed to be small. For additional information on our credit risk, please see Note 26 (Financial instruments—fair values and risk management—Financial risk management—Credit risk) to our audited consolidated financial statements for the fiscal year ended December 31, 2020, included elsewhere in this proxy statement/prospectus.

Liquidity Risk

        Liquidity risk refers to the risk of being unable to fulfil payment obligations when they fall due. We have purposefully and consciously invested in growing and expanding our business and we intend to continue to make significant investments in growth and expansion. This requires us to carefully plan and monitor our capital needs. Our objective when managing liquidity is to ensure, as far as possible, that we will have sufficient liquidity to meet our liabilities when they are due, under both normal and stressed conditions without incurring unacceptable losses or risking damage to our reputation. For additional information on our liquidity risk, please see Note 26 (Financial instruments—fair values and risk management—Financial risk management—Liquidity risk) to our audited consolidated financial statements for the fiscal year ended December 31, 2020, included elsewhere in this proxy statement/prospectus.

Currency Risk

        Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. Currency risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the functional currency. We are is exposed to foreign exchange risk arising from various currency exposures primarily with respect to the Euro and the Russian Ruble. We monitor the exchange rate fluctuations on a continuous basis.

        For the year ended December 31, 2020, our exposure to foreign currency risk, expressed in U.S. dollars, was as follows:

	Euro	Russian Ruble
Assets
Loans receivable	$8	$—
Trade and other receivables	9,661	2,649
Cash and cash equivalents	11,404	741

	21,073	3,390
Liabilities
Lease liabilities	(1,111)	—
Trade and other payables	(5,811)	(3)
Loans and borrowings	(49)	—

	(6,971)	(3)

Net exposure	14,102	3,387

        A 10% strengthening of the U.S. dollar against the following currencies at December 31, 2020 would have increased (decreased) equity and profit or loss by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant. For a 10% weakening of the U.S. dollar against the relevant currency, there would be an equal and opposite impact on the profit and other equity.

	Strengthening of USD by 10%	Weakening of USD by 10%
Euro	$(1,410)	$1,410
Russian Ruble	(339)	339

	(1,749)	1,749

Critical Accounting Policies and Estimates

        We prepare our financial statements in conformity with IFRS.

        Certain accounting policies require that we apply significant judgment in defining the appropriate assumptions for calculating financial estimates. By their nature, these judgments will be subject to an inherent degree of uncertainty. Our judgments are based upon our management's historical experience, terms of existing contracts, observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate.

        We consider accounting estimates to be critical accounting policies when:

  •
  the estimates involve matters that are highly uncertain at the time the accounting estimate is made; and

  •
  different estimates or changes to estimates could have a material impact on the reported financial positions, changes in financial position or results of operations.

        When more than one accounting principle, or method of its application, is generally accepted, we select the principle or method that we consider to be the most appropriate when given the specific circumstances. Application of these accounting principles requires us to make estimates about the future resolution of existing uncertainties. Due to the inherent uncertainty involving estimates, actual results reported in the future may differ from such estimates. For additional information on our significant accounting policies, please refer to Note 4 (Accounting judgments, estimates and assumptions) to our audited consolidated financial statements for the fiscal year ended December 31, 2020, included elsewhere in this proxy statement/prospectus.

Emerging Growth Company Status

        Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 ("JOBS Act") exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

        We are an "emerging growth company" as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Proposed Transactions, Pubco expects to remain an emerging growth company at least through the end of the 2021 fiscal year and Pubco expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare Pubco's financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recent Changes in Accounting Pronouncements

        A list of recently issued accounting pronouncements that are relevant to us is included in Note 2 (Basis of accounting—Changes in accounting policies) to our audited consolidated financial statements for the fiscal year ended December 31, 2020, included elsewhere in this proxy statement/prospectus.

Internal Control over Financial Reporting

        We have a relatively short history of operations and, as a private company prior to the consummation of the Proposed Transactions, has had limited resources to dedicate towards addressing our internal controls and procedures. Although we are not yet subject to the certification or attestation requirements of Section 404 of the Sarbanes-Oxley Act, in connection with the audit of our financial statements as of and for the year ended December 31, 2020 and 2019 conducted in preparation for this proxy statement/prospectus, our management and independent registered public accounting firm identified deficiencies that we concluded represented material weaknesses in our internal control over financial reporting, primarily attributable to (i) our lack of an effective control structure and oversight (including an audit committee or equivalent body at the board level) over the financial reporting process; (ii) lack of sufficient risk assessment over the revenue, tax, treasury and procurement processes to identify, assess and manage risks, including the development of formalized policies and procedures with adequate segregation of duties and the development of control activities to mitigate risks; (iii) insufficient accounting and financial reporting resources; and (iv) lack of sufficient general controls over information technology systems relating to change management and controls over access within certain information systems. The Public Company Accounting Oversight Board, or PCAOB, has defined a material weakness as "a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis."

        The Company has developed a plan to remediate the material weaknesses, including (i) establishing an audit committee, (ii) designing and implementing improved processes and internal controls regarding the revenue, tax, treasury and procurement processes, (iii) hiring additional personnel dedicated to carrying out regular independent monitoring of general controls regarding information technology and to exercise controls regarding the revenue recognition process, (iv) establishing an access policy for its information systems, (v) improving controls over access rights management, including reviews of current access rights, user roles and access management procedures, and (vi) implementing change management control procedures for its information systems. The Company will not be able to fully remediate these material weaknesses until these steps have been completed and have been operating effectively for a sufficient period of time. There can be no assurance that the Company will be successful in pursuing these measures, or that these measures will significantly improve or remediate the material weaknesses described above. For risks relating to these material weaknesses, see "Risk Factors—Risks Related to Pubco Following the Consummation of the Proposed Transactions—If Pubco fails to maintain an effective system of disclosure controls and internal control over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired" and "In connection with the preparation of the Company's consolidated financial statements as of and for the years ended December 31, 2020 and 2019, the Company has identified material weaknesses in its internal controls over financial reporting."

JOBS Act

        We are an emerging growth company, as defined in the JOBS Act. We intend to rely on certain of the exemptions and reduced reporting requirements provided by the JOBS Act. As an emerging growth company, we are not required to, among other things, (i) provide an auditor's attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, and (ii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (auditor discussion and analysis).

PRICE RANGE OF SECURITIES AND DIVIDENDS

Kismet

Price Range of Kismet Securities

        The following table shows, for the periods indicated, the high and low sales prices per share of the Kismet units, Kismet ordinary shares and Kismet warrants as reported by Nasdaq. Prior to August 6, 2020, there was no established public trading market for Kismet's securities.

	Kismet Units				Kismet Ordinary Shares(2)				Kismet Warrants(3)
Quarter Ended	High		Low		High		Low		High		Low
2020
Third Quarter(1)		$12.77		$9.85		N/A		N/A		N/A		N/A
Fourth Quarter		$10.66		$9.92		$10.27		$9.56		$1.30		$0.60
2021
First Quarter (through , 2021)	$		$		$		$		$		$

(1)
The Third Quarter 2020 reflects the high and low trade prices of Kismet units beginning as of August 6, 2020, the first day that the Kismet units began trading on Nasdaq, and the high and low trade prices of Kismet ordinary shares and Kismet warrants beginning as of September 28, 2020, the first day that the Kismet ordinary shares and Kismet warrants began trading on Nasdaq.

(2)
There were no reported trades in Kismet ordinary shares until October 5, 2020.

(3)
There were no reported trades in Kismet warrants until October 2, 2020.

Holders

        As of March 9, 2021, there was one holder of record of Kismet ordinary shares, one holder of record of Kismet's units and two holders of record of Kismet warrants. The number of holders of record does not include a substantially greater number of "street name" holders or beneficial holders whose Kismet ordinary shares, Kismet's units and Kismet warrants are held of record by banks, brokers and other financial institutions.

Dividends

        Kismet has not paid any cash dividends on the Kismet ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Proposed Transactions.

The Company

Price Range of Company Securities

        Historical market price information regarding the Company is not provided because there is no public market for its securities.

Holders

        As of the date of this proxy statement/prospectus, the Company had 13 holders of record.

Dividends

        In accordance with the Business Combination Agreement, the Company will, prior to Closing, declare and distribute to the Company Shareholders prior to the Share Acquisition Closing a cash dividend in an aggregate amount equal to the total amount of unrestricted cash held by the Company and its subsidiaries immediately prior to the Share Acquisition Closing, less a cash floor of $20 million, provided that such cash floor will be reduced to $15 million if certain conditions set forth in the Business Combination Agreement are met. See the section entitled "Proposal No. 1—The Business Combination Agreement Proposal—Covenants and Agreements—Pre-Closing Cash Dividend" for more information.

Pubco

Price Range of Pubco Securities

        Historical market price information regarding Pubco is not provided because there is no public market for its securities. We are applying to list Pubco's ordinary shares and Pubco warrants on Nasdaq upon consummation of the Proposed Transactions under the ticker symbols "GDEV" and "GDEVW," respectively.

Holders

        As of the date of this proxy statement/prospectus, the Company had 1 holder of record.

Dividends

        Following the completion of the Proposed Transactions, Pubco's board of directors will consider whether or not to institute a dividend policy. It is presently intended that Pubco will retain its earnings for use in business operations and, accordingly, it is not anticipated that Pubco's board of directors will declare dividends in the foreseeable future.

 DESCRIPTION OF PUBCO'S SECURITIES

        References in this section to "we," "us," or "our" are to Nexters Inc., except where the context requires otherwise.

        As a result of the Proposed Transactions, Kismet shareholders and Company shareholders who receive Pubco ordinary shares in the Proposed Transactions will become Pubco shareholders. Your rights as Pubco shareholders will be governed by the laws of the British Virgin Islands and Pubco's amended and restated memorandum and articles of association. The following description of the material terms of Pubco's shares, including the Pubco ordinary shares to be issued in the Proposed Transactions, reflects the anticipated state of affairs upon completion of the Proposed Transactions. We urge you to read the applicable provisions of BVI law and Pubco's amended and restated memorandum and articles of association carefully and in their entirety because they describe your rights as a holder of Pubco ordinary shares.

        Pubco is a company incorporated in the British Virgin Islands as a business company (Company Number 2053442) and its affairs are governed by its memorandum and articles of association, the Companies Act and the common law of the British Virgin Islands. Pubco is authorized to issue an unlimited number of Pubco ordinary shares of no par value. The following description summarizes certain terms of our shares as set out more particularly in the form of Pubco's amended and restated memorandum and articles of association attached to this proxy statement/prospectus as Annex C. Because it is only a summary, it may not contain all the information that is important to you.

Pubco Ordinary Shares

        Under the Companies Act, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our register of members. Our register of members will be maintained by our transfer agent Continental Stock Transfer & Trust Company, which will enter the name of Cede & Co. in our register of members on the consummation of the Proposed Transactions as nominee for each of the respective shareholders. If (a) information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the British Virgin Islands courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct the company to pay all costs of the application and any damages the applicant may have sustained.

        At any general meeting on a show of hands every ordinary shareholder who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy will have one vote for each share held on all matters to be voted on by shareholders. Voting at any meeting of the ordinary shareholders is by show of hands unless a poll is demanded. A poll may be demanded by shareholders present in person or by proxy if the shareholder disputes the outcome of the vote on a proposed resolution and the chairman shall cause a poll to be taken. Following the consummation of the Proposed Transactions, the rights and obligations attaching to ordinary shares and other provisions of our amended and restated memorandum and articles of association may be amended if approved by (i) a Supermajority Resolution of Directors (as defined in the amended and restated memorandum and articles of association of Pubco), and not less than 50% of the votes of shareholders attending and voting on such amendment, or (ii) (subject to certain limitations) by Supermajority Resolution of Directors. Directors are appointed for a term of one year, expiring at the annual general meeting of Pubco immediately following their appointment, after which they may be reappointed. Following the consummation of the Proposed Transactions, (1) Everix Investments Limited, and (2) Andrey Fadeev and Boris Gertsovskiy (acting jointly), will each have the right to appoint two directors to the board of directors (which number may decrease as those shareholders dispose of their shares in Pubco), with the balance being elected by all of the shareholders of the

Company. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors who are not appointed by the named shareholders. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

        In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. Therefore, if our shareholders want us to hold a meeting prior to such consummation, they may requisition the directors to hold one upon the written request of members entitled to exercise at least 30 percent of the voting rights in respect of the matter for which the meeting is requested. Under British Virgin Islands law, we may not increase the required percentage to call a meeting above such 30 percent level.

Warrants

Pubco Public Warrants and Forward Purchase Warrants

        Each whole warrant entitles the registered holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, which will become exercisable on the later of 30 days after the completion of the Proposed Transactions and 12 months from the closing of the IPO. Pursuant to the Pubco Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of ordinary shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. For example, if a warrant holder holds one-half of one warrant to purchase an ordinary share, such warrant shall not be exercisable. If a warrant holder holds two halves of one warrant, such whole warrant will be exercisable for one ordinary share. The warrants will expire five years after the date on which the Proposed Transactions are completed, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

        We will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue ordinary shares upon exercise of a warrant unless the ordinary shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the ordinary share underlying such unit.

        We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Proposed Transactions, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the warrants. We will use our commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Pubco Warrant Agreement. Notwithstanding the above, if ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a "covered security" under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a "cashless basis" in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under applicable blue sky laws to the extent an exemption is available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the excess of the "fair market value" less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The "fair market value" shall mean the volume weighted average price of ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

        Redemption of warrants when the price per ordinary share equals or exceeds $18.00.    Once the warrants become exercisable, may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

  •
  in whole and not in part;

  •
  at a price of $0.01 per warrant;

  •
  upon not less than 30 days' prior written notice of redemption to each warrant holder; and

  •
  if, and only if, the last reported sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading "—Warrants—Pubco Public Warrants and Forward Purchase Warrants—Anti-dilution Adjustments") for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders (which we refer to as the "Reference Value").

        We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

        We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

        Redemption of warrants when the price per ordinary share equals or exceeds $10.00.    Once the warrants become exercisable, we may redeem the outstanding warrants:

  •
  in whole and not in part;

  •
  at $0.10 per warrant upon a minimum of 30 days' prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the "fair market value" of our Pubco ordinary shares (as defined below) except as otherwise described below;

  •
  if, and only if, the Reference Value (as defined above under "—Redemption of warrants when the price per ordinary share equals or exceeds $18.00") equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading "—Warrants—Pubco Public Warrants and Forward Purchase Warrants—Anti-dilution Adjustments"); and

  •
  if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading "—Warrants—Pubco Public Warrants and Forward Purchase Warrants—Anti-dilution Adjustments"), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

        During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of ordinary shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the "fair market value" of our ordinary shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

        Pursuant to the Pubco Warrant Agreement, references above to ordinary shares shall include a security other than ordinary shares into which the ordinary shares have been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the table below will not be adjusted when determining the number of ordinary shares to be issued upon exercise of the warrants if we are not the surviving entity following our initial business combination.

        The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth under the heading "—Anti-dilution Adjustments" below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of the warrant is adjusted as a result of raising capital in connection with the initial business combination, the adjusted stock prices in the column headings will by multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly

Issued Price as set forth under the heading "—Anti-dilution Adjustments" and the denominator of which is $10.00.

	Fair Market Value of Ordinary Shares
Redemption Date (period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

        The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of ordinary shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 ordinary shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 ordinary shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 ordinary shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any ordinary shares.

        This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the ordinary shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the ordinary shares are trading at or above $10.00 per public share, which may be at a time when the trading price of our ordinary shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under "—Redemption of warrants when the price per ordinary share equals or exceeds $18.00." Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

        As stated above, we can redeem the warrants when the ordinary shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the ordinary shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer ordinary shares than they would have received if they had chosen to wait to exercise their warrants for ordinary shares if and when such ordinary shares were trading at a price higher than the exercise price of $11.50.

        No fractional ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of ordinary shares to be issued to the holder.

        Redemption Procedures.    A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person's affiliates), to the warrant agent's actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the ordinary shares outstanding immediately after giving effect to such exercise.

        Anti-dilution Adjustments.    If the number of outstanding ordinary shares is increased by a dividend payable in ordinary shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase ordinary shares at a price less than the fair market value will be deemed a share dividend of a number of ordinary shares equal to the product of (i) the number of ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for ordinary shares) multiplied by (ii) one (1) minus the quotient of (x) the price per share of ordinary shares paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for ordinary shares, in determining the price payable for ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

        In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of ordinary shares on account of such ordinary shares (or other shares of our share capital into which the warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of ordinary shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each ordinary share in respect of such event.

        If the number of outstanding ordinary shares is decreased by a consolidation, combination, reverse share split or reclassification of ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding ordinary shares.

        Whenever the number of ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of ordinary shares so purchasable immediately thereafter.

        In case of any reclassification or reorganization of the outstanding ordinary shares (other than those described above or that solely affects the par value of such ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of ordinary shares in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Pubco Warrant Agreement based on the Black-Scholes value (as defined in the Pubco Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

        The warrants will be issued in registered form under the Pubco Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Pubco Warrant Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The Pubco Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any mistake, including to conform the provisions of the Pubco Warrant Agreement to the description of the terms of the warrants and the Pubco Warrant Agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Pubco Warrant Agreement as the parties to the Pubco Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 65% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders.

        The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

        Warrants may be exercised only for a whole number of ordinary shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of ordinary shares to be issued to the warrant holder.

Pubco Private Placement Warrants

        The private placement warrants (including the ordinary shares issuable upon exercise of the private placement warrants) will not be transferable, assignable or saleable (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us so long as they are held by the initial purchasers or their permitted transferees. Otherwise, the private placement warrants have terms and provisions that are identical to those of the Pubco warrants. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the Pubco warrants.

        Except as described under "—Redemption of warrants when the price per ordinary share equals or exceeds $10.00," if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the "fair market value" (defined below) by (y) the fair market value. The "fair market value" shall mean the average last reported sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If the Sponsor remains affiliated with us, its ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike Kismet public shareholders who could exercise their warrants and sell the ordinary shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Amendments to our Amended and Restated Memorandum and Articles of Association

        As set forth in the amended and restated memorandum of association, the objects for which we are established are unrestricted and we shall have full power and authority to carry out any object not prohibited by the Companies Act or as the same may be revised from time to time, or any other law of the British Virgin Islands.

Changes in Authorized Shares

        We are authorized to issue an unlimited number of shares which will have rights, privileges, restrictions and conditions attaching to them as the shares in issue. We may by resolution of directors or shareholders:

  •
  consolidate and divide all or any of our unissued authorized shares into shares of larger or smaller amount than our existing shares; or

  •
  cancel any ordinary shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

Pre-emption Rights

        There are no pre-emption rights applicable to the issuance of new shares under our amended and restated memorandum and articles of association.

Registration Rights

        By no later than the Merger Closing Date, Pubco, the Key Company Shareholders and the Sponsor shall enter into the New Registration Rights Agreement, effective as of the Share Acquisition Closing. Pursuant to the New Registration Rights Agreement, among other things, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders (as defined therein) may demand at any time or from time to time, that Pubco file a registration statement with the SEC to register the securities of Pubco held by such Holders. The New Registration Rights Agreement will also (i) provide the Holders with "piggy-back" registration rights, subject to certain requirements and customary conditions, and (ii) terminate the Registration Rights Agreement, dated as of August 5, 2020, among Kismet, the Sponsor and the other "Holders" named therein.

Material Differences between the Rights of Holders of Pubco's Securities and Rights of Holders of Kismet's Securities

        British Virgin Islands business companies are governed by their memorandum and articles of association, the Companies Act and the common law of the British Virgin Islands. Both Pubco and Kismet are British Virgin Island business companies. Set forth below is a summary of some significant differences between their respective memorandum and articles of association and rights of holders of Pubco's securities and the rights of holders of Kismet's securities.

Kismet	Pubco
Prior to a business combination, the rights attaching to Kismet's ordinary shares may be varied only by a resolution passed by 65% of the votes of the ordinary shares present and voting at any duly convened and constituted meeting of the ordinary shares.	Prior to a business combination, the rights attaching to Pubco's ordinary shares may be varied only by a resolution passed by 65% of the votes of the ordinary shares present and voting at any duly convened and constituted meeting of the ordinary shares. Following a business combination, this percentage reduces to 50%.
The memorandum and articles of association may be amended by a resolution of directors (subject to certain statutory limitations) or a resolution of members.
The Amended and Restated Memorandum and Articles of Association may only be amended by a supermajority resolution of directors (subject to the same statutory limitations as Kismet), or, with the prior approval of the directors by supermajority resolution of directors, a resolution of members.

A meeting of shareholders held in contravention of the requirement to give notice, as set out in the articles of association, is valid if shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting, or attend the meeting.
A meeting of shareholders held in contravention of the requirement to give notice, as set out in the articles of association, is valid if shareholders holding at least 80% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting, or attend the meeting.
Shareholders are entitled to vote on the appointment and removal of all members of the board of directors of Kismet.
The shareholders have no rights with respect to the appointment or removal of the directors selected by certain named shareholders. Shareholders may, however, vote on the appointment or removal of all other members of the board of directors.

Shareholders may appoint a voluntary liquidator of Kismet by a resolution approved by 50% of the votes of the ordinary shares present and voting at any duly convened and constituted meeting of the ordinary shares.
Shareholders may appoint a voluntary liquidator of Pubco by a resolution approved by 85% of the votes of the ordinary shares present and voting at any duly convened and constituted meeting of the ordinary shares.

BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth information known to Kismet regarding (i) the actual beneficial ownership of Kismet ordinary shares as of                         , 2021 (pre-business combination) and (ii) the expected beneficial ownership of Pubco's ordinary shares immediately following the Closing, assuming a "no redemption" scenario and assuming a "maximum redemption" scenario as described below by:

  •
  each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding Kismet ordinary shares and is expected to be the beneficial owner of more than 5% of Pubco ordinary shares following the Closing;

  •
  each of Kismet's current executive officers and directors;

  •
  each person who will become a named executive officer or director of Pubco following the Closing; and

  •
  all executive officers and directors of Kismet, as a group, and all executive officers and directors of Pubco following the Closing, as a group.

        Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

        The beneficial ownership of Kismet ordinary shares pre-business combination is based on 31,750,000 Kismet ordinary shares issued and outstanding as of                        , 2021. As of June 1, 2021, approximately 79% of Kismet's ordinary shares were held in the United States by one holders of record.

        The expected beneficial ownership of Pubco's ordinary shares post-business combination assumes two scenarios:

  •
  Assuming No Redemption:  This presentation assumes that (i) no public shareholders of Kismet exercise redemption rights with respect to their Kismet public shares for a pro rata share of the funds in the Trust Account, (ii) Pubco issues 25,000,000 Pubco ordinary shares to Kismet's public shareholders pursuant to the Business Combination Agreement, (iii) Pubco issues 11,750,000 Pubco ordinary shares to the Sponsor pursuant to the Business Combination Agreement and the A&R Forward Purchase Agreement, (iv) Pubco issues 168,250,000 Pubco ordinary shares to the Company's shareholders pursuant to the Business Combination Agreement, and (v) an aggregate cash amount equivalent to the Initial Cash Consideration is paid to the Company's shareholders on a pro rata basis pursuant to the Business Combination Agreement.

  •
  Assuming Maximum Redemption:  This presentation assumes that (i) 20,000,000 of Kismet's public shares are redeemed for an aggregate payment of $200,000,000, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share of Kismet based on the Trust Account balance as of                        , 2021 in order for (A) the amount of cash available in the Trust Account following the special meeting of shareholders plus (B) the amount actually received by Kismet at or prior to the Closing date under the A&R Forward Purchase Agreement, to be at least equal to $100,000,000, (ii) Pubco issues 5,000,000 Pubco ordinary shares to Kismet's public shareholders pursuant to the Business Combination Agreement, (iii) Pubco issues 11,750,000 Pubco ordinary shares to the Sponsor pursuant to the Business Combination Agreement and the A&R Forward Purchase Agreement, (iv) Pubco issues 178,250,000 Pubco ordinary shares to the Company's shareholders pursuant to the Business

    Combination Agreement, and (v) an aggregate cash amount equivalent to the Initial Cash Consideration is paid to the Company's shareholders on a pro rata basis pursuant to the Business Combination Agreement.

        Based on the foregoing assumptions, we estimate that there would be 205,000,000 Pubco ordinary shares issued and outstanding immediately following the Closing in the "no redemption" scenario, and 195,000,000 Pubco ordinary shares issued and outstanding immediately following the Closing in the "maximum redemption" scenario. If the facts are different from the foregoing assumptions, ownership figures in the combined company will be different. In either a "no redemption" scenario and a "maximum redemption" scenario, each Pubco shareholder that will control 10% or more of the voting securities of Pubco following the Closing was also a shareholder of the Company that controlled 10% or more of the voting securities of the Company prior to the consummation of the Proposed Transactions.

        The following table does not reflect record of beneficial ownership of any Pubco ordinary shares issuable upon exercise of Pubco public warrants or Pubco private placement warrants, as such securities are not exercisable or convertible within 60 days of                        , 2021.

        Unless otherwise indicated, Kismet believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Proposed Transactions			Post-Proposed Transactions
				Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares		% of Shares	Number of Shares	%	Number of Shares	%
5% Holders
Kismet Sponsor Limited(2)	6,750,000	(3)	21.3%	11,750,000	5.7%	11,750,000	6.0%
Directors and Executive Officers Pre- Proposed Transactions
Ivan Tavrin(2)	6,750,000	(3)	21.3%	11,750,000	5.7%	11,750,000	6.0%
Per Brilioth(3)	0		—	0	0%	0	0%
Verdi Israelyan(3)	0		—	0	0%	0	0%
Clifford Tompsett(3)	0		—	0	0%	0	0%
All Kismet directors and executive officers as a group (4 individuals)	0		21.3%	11,750,000	5.7%	11,750,000	6.0%
Directors and Executive Officers Post- Proposed Transactions
Andrey Fadeev	—		—	34,630,712	16.9%	36,884,030	18.9%
Alexander Karavaev	—		—	0	0%	0	0%
Boris Gertsovskiy	—		—	34,630,712	16.9%	36,884,030	18.9%
Dmitrii Bukhman	—		—	39,658,281	19.3%	41,764,963	21.4%
Igor Bukhman	—		—	39,658,281	19.3%	41,764,963	21.4%
Ivan Tavrin	—		—	11,750,000	5.7%	11,750,000	6.0%
Natasha Braginsky Mounier	—		—	—	—	—	—
Andrew Sheppard	—		—	—	—	—	—
All Pubco directors and executive officers as a group (8 individuals)	—		—	160,327,986	78.2%	169,047,986	86.7%

(1)
Unless otherwise noted, the business address of each of the following is 850 Library Avenue, Suite 204, Newark, Delaware 19715.

(2)
Ivan Tavrin is the sole owner of the Sponsor. Consequently, Mr. Tavrin may be deemed to share voting and dispositive control over the securities held by the Sponsor, and thus to share beneficial ownership of such securities.

(3)
Excludes Kismet ordinary shares issuable pursuant to the A&R Forward Purchase Agreement, as such shares will only be issued concurrently with the Closing.

(3)
Share information excludes an option to purchase 40,000 Kismet ordinary shares at an exercise price of $10.00 per share, which will vest upon the consummation of our Kismet's initial business combination and will expire five years after the date on which it first became exercisable.

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Kismet's Related Party Transactions

Kismet Founder Shares

        On June 8, 2020, Kismet issued 6,250,000 Kismet founder shares. The Sponsor paid for certain offering costs of $25,000 on behalf of Kismet in exchange for issuance of the Kismet founder shares. In July 2020, Kismet performed a 1.23 share split resulting in the Sponsor holding an aggregate of 7,687,500 Kismet founder shares. All shares and associated amounts have been retroactively restated to reflect the share capitalization. The Sponsor had agreed to forfeit up to an aggregate of 937,500 Kismet founder shares, on a pro rata basis, to the extent that the option to purchase additional Kismet units in the IPO was not exercised in full by the underwriters. On September 17, 2020, the underwriters notified us that the over-allotment option was not exercised; as a result, these Kismet founder shares were forfeited effective as of September 19, 2020.

        The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Kismet founder shares until the earlier to occur of: (x) one year after the date of the completion of the initial business combination or earlier if, subsequent to the initial business combination, the last reported sale price of the Kismet ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) Kismet consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its shareholders having the right to exchange their Kismet ordinary shares for cash, securities or other property.

Private Placement Warrants

        Simultaneously with the closing of the IPO, Kismet consummated a private placement of 6,750,000 Kismet private placement warrants, at a price of $1.00 per Kismet private placement warrant, to our Sponsor, generating gross proceeds of approximately $6.8 million.

        Each whole Kismet private placement warrant is exercisable for one whole Kismet ordinary share at a price of $11.50 per share. A portion of the proceeds from the Kismet private placement warrants was added to the proceeds from the IPO held in the Trust Account. If Kismet does not complete a business combination within the Combination Period, the Kismet private placement warrants will expire worthless. The Kismet private placement warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Related Party Loans

        On June 10, 2020, the Sponsor agreed to loan us up to $200,000 to be used for the payment of costs related to the IPO pursuant to the Note. The Note was non-interest bearing, unsecured and due upon the date the Company consummated the IPO. The Company repaid the balance of the Note of approximately $191,000 in full on August 12, 2020.

        In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds pursuant to the Working Capital Loans. If Kismet completes a business combination, Kismet would repay the Working Capital Loans out of the proceeds of the Trust Account released to it. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Kismet may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender's discretion, up to $1.5 million of such Working Capital Loans may be convertible into Kismet warrants of the post business combination entity at a price of $1.00 per warrant. The Kismet warrants would be identical to the Kismet private placement warrants. As of December 31, 2020, there were no amounts outstanding under the Working Capital Loans.

Administrative Services Agreement

        Commencing on the date of the final prospectus for the IPO support services. Upon completion of the initial business combination or Kismet's liquidation, it will cease paying these monthly fees.

Forward Purchase Agreement

        On August 5, 2020, Kismet entered into a forward purchase agreement (the "Forward Purchase Agreement") with the Sponsor, which provides for the purchase of $20,000,000 of Kismet units, with each Kismet unit consisting of one Kismet ordinary share (the "Forward Purchase Shares") and one half of one Kismet warrant (the "Forward Purchase Warrants"), for a purchase price of $10.00 per Kismet unit, in a Kismet private placement to occur concurrently with the closing of the initial Business Combination. The purchase under the Forward Purchase Agreement is required to be made regardless of whether any Kismet ordinary shares are redeemed by the Kismet public shareholders. The Forward Purchase Shares and Forward Purchase Warrants will be issued only in connection with the closing of the initial business combination. The proceeds from the sale of Forward Purchase Shares and Forward Purchase Warrants may be used as part of the consideration to the sellers in the initial business combination, expenses in connection with the initial business combination or for working capital in the post-transaction company.

        On January 31, 2021, Kismet, Pubco and the Sponsor entered into an amended and restated Forward Purchase Agreement (the "A&R Forward Purchase Agreement"). The A&R Forward Purchase Agreement amends the Forward Purchase Agreement, dated August 5, 2020, between Kismet and the Sponsor by, among other things, increasing the Sponsor's purchase commitment thereunder from $20.0 million to $50.0 million and replacing the Sponsor's commitment to acquire Kismet's units with a commitment to acquire 5,000,000 Pubco ordinary shares and 1,000,000 Pubco public warrants in a private placement to occur after, and subject to, the Merger Closing and prior to the Share Acquisition Closing.

The Company's Related Party Transactions

Loans from Shareholders

        On May 17, 2019, the Company entered into a loan agreement with IDSB Holding Limited, a company in which Director nominees Dmitrii and Igor Bukhman indirectly own a share of 50%, for the total amount of $5,000,000. The loan was provided interest free and was fully repaid on March 3, 2020.

        On April 17, 2019, the Company entered into a loan agreement with PLR Worldwide Sales Limited, a company in which Director nominees Dmitrii and Igor Bukhman indirectly own a share of 48.5% and are members of the board of directors, for the total amount of $1,000,000 and with an annual interest rate of 3%. The loan was fully repaid on May 24, 2019, including the principal of $1,000,000 and the accrued interest of $2,630.

        On April 1, 2019, the Company entered into a loan agreement with its shareholder and Chief Executive Officer, Andrey Fadeev, for the total amount of $500,000. The loan was provided interest free, and was fully repaid on April 23, 2019.

Loans to Shareholders

        On October 30, 2019, the Company entered into a loan agreement with its shareholder and Director nominee, Boris Gertsovskiy, for the total amount of €10,000. The loan was provided interest free and was fully repaid on February 12, 2021.

        On July 30, 2019, the Company entered into a loan agreement with its shareholder and Director nominee, Boris Gertsovskiy, for the total amount of €300,000. The loan was provided interest free, and was fully repaid on July 24, 2020.

        On October 1, 2018, the Company entered into a loan agreement with its shareholder and Director nominee, Boris Gertsovskiy, for the total amount of €240,000 with an annual interest rate of 2%. The loan was fully repaid on April 23, 2020, including the principal of €240,000 and the accrued interest of €6,918.

Relationship with Flow Research S. L.

        Flow Research S.L. is a Spanish company that is the Company's wholly-owned subsidiary. Mr. Gertsovskiy has been a director and administrator of Flow Research since 2017 and his spouse, Tatiana Gertsovskaya, is employed by Flow Research S.L. in a non-executive position.

        On August 1, 2018, Flow Research S. L. entered into a loan agreement with Empathy International S. A., for the total amount of €40,000. The loan was further assigned on October 30, 2018 to Boris Gertsovskiy (as transferee) and the repayment date was amended to April 1, 2021. The loan was provided interest free.

Other Related Party Transactions

        For additional information on related party transactions, see Note            (Related party transactions) to the Company's audited consolidated financial statements for the fiscal year ended December 31, 2020, contained in this proxy statement/prospectus.

Policies and Procedures for Related Person Transactions

        Effective upon the consummation of the Proposed Transactions, the board of directors of Pubco will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions.

        A "related person transaction" is a transaction, arrangement or relationship in which Pubco or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A "related person" means:

  •
  any person who is, or at any time during the applicable period was, one of the post-combination company's executive officers or one of the post-combination company's directors;

  •
  any person who is known by the post-combination company to be the beneficial owner of more than 5% of Pubco's voting shares;

  •
  any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Pubco's voting shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Pubco's voting shares; and

  •
  any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

        Pubco will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

 APPRAISAL RIGHTS

        Under section 179 of the BVI Business Companies Act, 2004 (as amended), holders of Kismet ordinary shares will have the right to dissent from the Merger. Should a holder of Kismet ordinary shares wish to exercise this right, they must give written notice of their objection to the Merger to Kismet prior to the special meeting, or at the meeting but before the vote on the Proposed Transactions. This notice must include a statement that the Kismet shareholder proposes to demand payment for their shares if the Merger is undertaken.

        Assuming that the Merger is approved, Kismet must give notice to any Kismet shareholder who gave written notice of their objection to the Merger within 20 days of the date of the special meeting at which the Merger is approved. Within 20 days following the date of receipt of that notice, the dissenting shareholder must give notice to Kismet (or Pubco, if the Merger has been consummated within that time) of their election to dissent, which notice must include: (a) the shareholder's name and address; (b) the number and class of shares in respect of which they dissent (which must be all of the shares that the shareholder holds in Kismet); and (c) a demand for payment of the 'fair value' of the shares. Once such notice has been given to Kismet, the dissenting shareholder ceases to have any rights as a shareholder of Kismet except for the right to be paid the 'fair value' of their shares.

        Within seven days of the expiration of the 20-day period in which a Kismet shareholder may serve notice of dissent (or seven days following the Merger, whichever is the later), Kismet or Pubco shall make a written offer to each dissenting shareholder to purchase their shares at a specified price that Kismet or Pubco determine to be their 'fair value.' If, within 30 days of the date on which that offer is made, Kismet or Pubco and the dissenting shareholder agree upon the price to be paid for the shares, Kismet or Pubco shall pay that amount to the shareholder upon the surrender of the certificates representing their shares.

        If agreement on the price to be paid for the shares cannot be reached, within 20 days of the expiration of the 30-day period referred to above the following procedure shall be followed:

  (a)
  Kismet or Pubco and the dissenting shareholder shall each designate an appraiser;

  (b)
  the two designated appraisers together shall designate an appraiser;

  (c)
  the three appraisers shall fix the fair value of the shares owned by the dissenting shareholder as of the close of business on the day prior to the date on which the Merger was approved, excluding any appreciation or depreciation directly or indirectly induced by the Merger or its proposal, and that value is binding on Kismet or Pubco and the dissenting shareholder for all purposes; and

  (d)
  Kismet or Pubco shall pay to the dissenting shareholder that amount in money, upon the surrender of the certificates representing their shares.

        The board of Kismet are of the view that the 'fair value' of the shares for the purposes of these appraisal rights will be equal to their redemption value and, accordingly, any holder of Kismet ordinary shares who wishes to dissent from the Proposed Transactions should exercise their redemption rights rather than any appraisal rights.

 EXPERTS

        The consolidated financial statements of the Company and its subsidiaries as of December 31, 2020 and 2019 and for each of the years in the two-year period ended on December 31, 2020 have been included herein and in this registration statement on Form F-4 in reliance upon the report of JSC "KPMG", an independent registered public accounting firm appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        Ogier, British Virgin Islands, has passed upon the validity of the securities offered by this proxy statement/prospectus with respect to the ordinary shares and matters of British Virgin Islands law.

        Greenberg Traurig, LLP, has passed upon the validity of the securities offered by this proxy statement/prospectus with respect to the validity of the warrants under New York law.

        Skadden, Arps, Slate, Meagher & Flom LLP has opined upon certain U.S. federal income tax consequences of the Merger.

WHERE YOU CAN FIND MORE INFORMATION

        Kismet files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Kismet at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

        Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to this proxy statement/prospectus.

        All information contained in this document relating to Kismet has been supplied by Kismet, and all such information relating to the Company has been supplied by the Company. Information provided by one another does not constitute any representation, estimate or projection of the other.

        If you would like additional copies of this document or if you have questions about the business combination, you should contact via phone or in writing:

Kismet:

850 Library Avenue, Suite 204
Newark, Delaware 19715
Tel: (302) 738-6680

Proxy Solicitor:

Morrow Sodali LLC
470 West Avenue
Stamford CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: KSMT.info@investor.morrowsodali.com

        If you are a shareholder of Kismet and would like to request documents, please do so by                        , 2021, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

        This document is a proxy statement/prospectus of Kismet for the special meeting. We have not authorized anyone to give any information or make any representation about the Proposed Transactions, the Company or Kismet that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

 ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

        Pubco is a business company incorporated in the British Virgin Islands and therefore, located outside of the United States. Some of Pubco's directors, executive officers and persons discharging managerial responsibilities, and certain experts named in this proxy statement/prospectus, reside outside the U.S. A substantial portion of Pubco's assets and the assets of those non-resident persons are located outside the U.S. As a result, it may not be possible for investors to effect service of process within the U.S. upon Pubco or those persons or to enforce against Pubco or them, either inside or outside the U.S., judgments obtained in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the U.S., in any action predicated upon civil liability provisions of the federal securities laws of the U.S. Both in original actions and in actions for the enforcement of judgments of U.S. courts, there is doubt as to whether civil liabilities predicated solely upon the U.S. federal securities laws are enforceable in the British Virgin Islands.

INDEX TO FINANCIAL STATEMENTS

KISMET ACQUISITION ONE CORP FINANCIAL STATEMENTS

NEXTERS GLOBAL LTD CONSOLIDATED FINANCIAL STATEMENTS

KISMET ACQUISITION ONE CORP

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of
Kismet Acquisition One Corp

Opinion on the Financial Statements

        We have audited the accompanying balance sheet of Kismet Acquisition One Corp (the "Company") as of December 31, 2020, the related statements of operations, changes in shareholders' equity and cash flows for the period from June 3, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from June 3, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

        As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies ("SPACs") (the "Public Statement") on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company's auditor since 2020.

New York, New York
June 7, 2021

KISMET ACQUISITION ONE CORP

BALANCE SHEET

December 31, 2020
(As Restated)
Assets:
Current assets:
Cash	$761,523
Prepaid expenses	409,687

Total current assets	1,171,210
Investments held in Trust Account	250,064,076

Total assets	$251,235,286

Liabilities and Shareholder's Equity:
Current liabilities:
Accounts payable	$221,731
Accrued expenses	506,374
Due to related party	8,117

Total current liabilities	736,222
Deferred underwriting commissions in connection with the initial public offering	8,750,000
Derivative warrant liabilities	7,492,500

Total liabilities	16,978,722
Commitments and Contingencies
Ordinary shares, no par value; unlimited shares authorized; 22,925,656 shares subject to possible redemption at 10.00 per share	229,256,560
Shareholders' Equity:
Preferred shares, no par value; unlimited shares authorized; none issued and outstanding	—
Ordinary shares, no par value; unlimited shares authorized; 8,824,344 shares issued and outstanding (excluding 22,925,656 shares subject to possible redemption)	7,982,059
Accumulated deficit	(2,982,055)

Total shareholders' equity	5,000,004

Total Liabilities and Shareholders' Equity	$251,235,286

The accompanying notes are an integral part of these financial statements.

KISMET ACQUISITION ONE CORP

STATEMENT OF OPERATIONS

For the Period from June 3, 2020 (inception) through December 31, 2020
(As Restated)
Operating expenses
General and administrative expenses	$787,645
Administrative fee—related party	20,000

Total operating expenses	(807,645)
Change in fair value of derivative warrant liabilities	(2,227,500)
Offering costs associated with issuance of derivative warrant liabilities	(10,986)
Net gain from investments held in Trust Account	64,076

Net loss	$(2,982,055)

Weighted average shares outstanding of Founder Shares, basic and diluted	6,750,000

Basic and diluted net loss per share, Founder Shares	$(0.45)

Weighted average shares outstanding of ordinary shares, basic and diluted	25,000,000

Basic and diluted net loss per share, ordinary shares	$0.00

The accompanying notes are an integral part of these financial statements.

KISMET ACQUISITION ONE CORP

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

For the Period from June 3, 2020 (inception) through December 31, 2020 (As Restated)

	Ordinary Shares
			Accumulated Deficit	Total Shareholders' Equity
	Shares	Amount
Balance—June 3, 2020 (inception)	—	$—	$—	$—
Issuance of ordinary shares to Sponsor	7,687,500	25,000	—	25,000
Sale of units in initial public offering, gross	25,000,000	250,000,000	—	250,000,000
Offering costs	—	(14,271,381)	—	(14,271,381)
Excess cash received over fair value of private placement warrants		1,485,000		1,485,000
Ordinary shares forfeited	(937,500)	—	—	—
Shares subject to possible redemption	(22,925,656)	(229,256,560)	—	(229,256,560)
Net loss	—	—	(2,982,055)	(2,982,055)

Balance—December 31, 2020 (as restated)	8,824,344	$7,982,059	$(2,982,055)	$5,000,004

The accompanying notes are an integral part of these financial statements.

KISMET ACQUISITION ONE CORP

STATEMENT OF CASH FLOWS

For the Period from June 3, 2020 (inception) through December 31, 2020
(As Restated)
Cash Flows from Operating Activities:
Net loss	$(2,982,055)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	2,227,500
Offering costs associated with issuance of private warrants	10,986
Unrealized gain from investments held in Trust Account	(64,076)
Changes in operating assets and liabilities:
Prepaid expenses	(409,687)
Accounts payable	221,731
Accrued expenses	431,374

Net cash used in operating activities	(564,227)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(250,000,000)

Net cash used in investing activities	(250,000,000)

Cash Flows from Financing Activities:
Proceeds received under note payable issued to related party	191,071
Repayment of note payable to related party	(191,071)
Proceeds received from initial public offering, gross	250,000,000
Offering costs paid	(5,432,367)
Proceeds received from private placement	6,750,000
Advances from related party	8,117

Net cash provided by financing activities	251,325,750

Net change in cash	761,523
Cash—beginning of the period	—

Cash—end of the period	$761,523

Supplemental disclosure of noncash activities:
Offering costs paid by Sponsor in exchange for issuance of ordinary shares	$25,000

Offering costs included in accrued expenses	$70,000

Deferred underwriting commissions	$8,750,000

Initial value of ordinary shares subject to possible redemption	$232,178,130

Change in value of ordinary shares subject to possible redemption	$(2,921,570)

The accompanying notes are an integral part of these financial statements.

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

        Kismet Acquisition One Corp (the "Company") was newly incorporated in the British Virgin Islands on June 3, 2020 as a business company with limited liability and formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar initial business combination with one or more businesses or entities ("Business Combination"). The Company has neither engaged in any operations nor generated revenue to date. The Company is an "emerging growth company," as defined in Section 2(a) of the Securities Act of 1933, as amended (the "Securities Act"), as modified by the Jumpstart our Business Startups Act of 2012 (the "JOBS Act").

        All activity for the period from June 3, 2020 (inception) through December 31, 2020 relates to the Company's formation, the preparation for its initial public offering (the "Initial Public Offering"), which is described below, and since the Initial Public Offering, the search for a potential target. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

        The Company's sponsor is Kismet Sponsor Limited, a limited liability company incorporated in the British Virgin Islands (the "Sponsor"). The registration statement for the Company's Initial Public Offering was declared effective on August 5, 2020. On August 10, 2020, the Company consummated its Initial Public Offering of 25,000,000 units (the "Units" and, with respect to the ordinary shares included in the Units being offered, the "Public Shares"), at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.3 million, inclusive of approximately $8.8 million in deferred underwriting commissions (Note 7). The Company granted the underwriter a 45-day option to purchase up to an additional 3,750,000 Units at the Initial Public Offering price to cover over-allotments, if any. The over-allotment option expired unexercised on September 19, 2020.

        Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement ("Private Placement") of 6,750,000 warrants (each, a "Private Placement Warrant" and collectively, the "Private Placement Warrants"), at a price of $1.00 per Private Placement Warrant to the Sponsor, generating gross proceeds of approximately $6.8 million, and incurring offering costs of approximately $11,000 (Note 5).

        Upon the closing of the Initial Public Offering and the Private Placement in August 2020, $250.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account ("Trust Account") initially held in cash and subsequently invested in U.S. "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

        The Company's management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company's initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of the deferred underwriting discount held in trust and taxes

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 1—Description of Organization and Business Operations (Continued)

payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act.

        The Company will provide its holders of the Public Shares (the "Public Shareholders") with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). These Public Shares have been recorded at a redemption value and classified as temporary equity on the balance sheet in accordance with Accounting Standards Codification ("ASC") Topic 480 "Distinguishing Liabilities from Equity" ("ASC 480"). If the Company seeks shareholder approval of a Business Combination, it will complete the Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (the "Amended and Restated Memorandum and Articles of Association"), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the "SEC"), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem such shareholder's Public Shares irrespective of whether such shareholder votes for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and the Sponsor and the Company's officers and directors have agreed to vote any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Sponsor has agreed to waive its redemption rights with respect to its Founder Shares and the Sponsor and the Company's officers and directors have agreed to waive their redemption rights with respect to any Public Shares owned by them in connection with the completion of a Business Combination.

        Notwithstanding the foregoing, the Company's Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a "group" (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), will be

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 1—Description of Organization and Business Operations (Continued)

restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

        The Sponsor and the Company's officers and directors have agreed not to propose an amendment to the Company's Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company's obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their ordinary shares in conjunction with any such amendment.

        If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or August 10, 2022 (as may be extended by approval of the Company's shareholders, the "Combination Period"), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders' rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company's board of directors, commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to the Company's obligations under British Virgin Islands law to provide for claims of creditors and the requirements of other applicable law.

        In connection with the redemption of 100% of the Company's outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company's taxes payable (less up to $100,000 of interest to pay dissolution expenses).

        The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor should acquire Public Shares after the Initial Public Offering, it will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company's Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 1—Description of Organization and Business Operations (Continued)

per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company's indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company's independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

        On January 31, 2021, the Company entered into a Business Combination Agreement (the "Business Combination Agreement") with Nexters Inc., a British Virgin Islands business company ("Pubco"), the Company's Sponsor, solely in its capacity as the Purchaser Representative, Nexters Global Ltd. ("Nexters Global"), a private limited liability company domiciled in Cyprus, Fantina Holdings Limited, a private limited liability company domiciled in Cyprus, solely in its capacity as the Nexters Global Shareholders Representative, and the shareholders of Nexters Global. Pursuant to the Business Combination Agreement, among other things, the Company agreed to combine with Nexters Global in a business combination whereby the Company will merge with and into Pubco and Pubco will purchase all shares of Nexters Global, making Nexters Global a direct wholly-owned subsidiary of Pubco (the "Merger"). Pubco is a newly formed entity that was formed for the sole purpose of entering into and consummating the transactions set forth in the Business Combination Agreement.

        Pursuant to the terms, and subject to the conditions, contained in the Business Combination Agreement, the parties to the Business Combination Agreement will effect the following transactions (collectively, the "Proposed Transactions"):

          (1)   the Company will merge with and into Pubco (the "Merger"), as a result of which the separate corporate existence of the Company shall cease and Pubco shall continue as the surviving company, and each issued and outstanding security of the Company immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco; and

          (2)   Pubco will acquire all of the issued and outstanding share capital of Nexters Global in exchange for the payment, issue and delivery to the Nexters Global Shareholders of a combination of cash and shares of Pubco (the "Share Acquisition"), such that Nexters Global will be a direct wholly owned subsidiary of Pubco.

        At the effective time of the Merger, (i) each issued and outstanding ordinary share of the Company will automatically be converted into and exchanged for the right to receive on ordinary share of Pubco ("Pubco Ordinary Shares"), (ii) each issued and outstanding public warrant of the Company will automatically be converted into and exchanged for the right one public warrant of Pubco ("Pubco

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 1—Description of Organization and Business Operations (Continued)

Public Warrants"), (iii) each issued and outstanding private warrant of the company will automatically be converted into and exchanged for the right to receive one private warrant of Pubco ("Pubco Private Warrants" and, collectively with the Pubco Public Warrants, "Pubco Warrants"), and (iv) each issued and outstanding option to purchase ordinary shares of the Company shall be converted automatically into the right of the holder thereof to receive an option relating to Pubco Ordinary Shares (the "Pubco Options"). Each of the Pubco Public Warrants, Pubco Private Warrants and Pubco Options will have substantially the same terms and conditions as are in effect with respect to Company's public warrants, private warrants and options immediately prior to the Merger Effective time.

        In consideration for the purchase of Nexters Global's share capital, Pubco will:

          (1)   pay to the shareholders of Nexters Global cash in an amount not to exceed $150,000,000 equal to 50% of the aggregate amount of funds held by the Company either in or outside of its trust account, after taking into account any payments to be made to the Company's public shareholders who validly exercise redemption rights pursuant to the Redemption (as defined below) and the proceeds received by Pubco pursuant to the A&R Forward Purchase Agreement (as defined below) (the "Base Cash Consideration"), subject to increase or decrease based on the Nexters Global's net working capital as of the Reference Time (as such term is defined in the Business Combination Agreement) and subject to decrease by the amount of the Nexters Global's outstanding indebtedness and transaction expenses as of the Reference Time and the Share Acquisition Closing, respectively (the Base Cash Consideration as so adjusted, the "Cash Payment"); and

          (2)   issue to the shareholders of the Nexters Global immediately prior to the Share Acquisition Closing an aggregate number of Pubco Ordinary Shares (the "Exchange Shares") with an aggregate value of $2,032,500,000 minus the Base Cash Consideration, with each Exchange Share valued at the price per share payable to the Company's public shareholders pursuant to the Redemption minus Deferred Exchange Shares (valued at approximately $200 million), as described further below.

        The issuance of an aggregate of 20,000,000 Exchange Shares (being the Deferred Exchange Shares) to the shareholders of Nexters Global immediately prior to the Share Acquisition Closing (other than Everix Investments Limited) will be deferred as follows:

  •
  the issuance of 10,000,000 Exchange Shares, in the aggregate, will be deferred until the volume weighted average trading price of the Pubco Ordinary Shares is $13.50 or greater for any 20 trading days within a period of 30 trading days prior to the third anniversary of the Share Acquisition Closing; and

  •
  the issuance of an additional 10,000,000 Exchange Shares, in the aggregate, will be deferred until the volume weighted average trading price of the Pubco Ordinary Shares is $17.00 or greater for any 20 trading days within a period of 30 trading days prior to the third anniversary of the Share Acquisition Closing.

        The transaction is subject to certain conditions, including: (i) the Company's shareholders having approved, among other things, the transactions contemplated by the Business Combination Agreement; (ii) the absence of any law or governmental order that would prohibit the Proposed Transactions; (iii) the termination or expiration of all required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iv) the Company having at least $5,000,001 of net tangible

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 1—Description of Organization and Business Operations (Continued)

assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Closing; (v) the Company and Pubco having at least $100 million of cash either in or outside of the trust account, after taking into accounts payments by the Company for the Redemption and any proceeds received by Pubco under the A&R Forward Purchase Agreement; (vi) the Registration Statement having been declared effective by the SEC and remaining effective; and (vii) the Pubco Ordinary Shares and Pubco Warrants having been approved for listing on Nasdaq, subject only to official notice thereof.

        On February 2, 2021, the Company filed a Current Report on Form 8-K announcing the entry into a Material Definitive Agreement including the full Business Combination Agreement and the Amended and Restated Forward Purchase Agreement.

Liquidity and Capital Resources

        As of December 31, 2020, the Company had approximately $762,000 of cash in its operating bank account and working capital of approximately $435,000.

        Through December 31, 2020, the Company's liquidity needs were satisfied through a payment of $25,000 from Sponsor to cover certain offering costs in exchange for the issuance of the Founder Shares and a loan of approximately $191,000 from the Sponsor pursuant to the Note (see Note 5). Subsequent to the consummation the Initial Public Offering, the Company's liquidity needs were also satisfied with net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note balance of approximately $191,000 on August 12, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company's officers and directors intend to, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2020, there were no amounts outstanding under the Working Capital Loans.

        Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2—Restatement of Previously Issued Financial Statements

        In May 2021, the Company concluded that, because of a misapplication of the accounting guidance related to its Private Placement Warrants issued in August 2020, the Company's previously issued financial statements for the year ended December 31, 2020 and for the quarter ended September 30, 2020 (collectively, the "Affected Periods") should no longer be relied upon. As such, the Company restated its financial statements for the Affected Periods included in Amendment No. 1 to the Annual Report on Form 10-K ("Amended Annual Report").

        On April 12, 2021, the staff of the Securities and Exchange Commission (the "SEC Staff") issued a public statement entitled "Staff Statement on Accounting and Reporting Considerations for warrants issued by Special Purpose Acquisition Companies ("SPACs")" (the "SEC Staff Statement"). In the SEC

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 2—Restatement of Previously Issued Financial Statements (Continued)

Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC's balance sheet as opposed to equity. Since issuance on August 10, 2020, the Company's Private Placement Warrants were accounted for as equity within the Company's previously reported balance sheets, and after discussion and evaluation, management concluded that the outstanding Private Placement Warrants should be presented as liabilities with subsequent fair value remeasurement.

        Historically, the Private Placement Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Private Placement Warrants , based on our application of FASB ASC Topic 815-40, "Derivatives and Hedging, Contracts in Entity's Own Equity" ("ASC 815-40"). The views expressed in the SEC Staff Statement were not consistent with the Company's historical interpretation of the specific provisions within its warrant agreement and the Company's application of ASC 815-40 to the agreement. The Company reassessed its accounting for Private Placement Warrants issued on August 10, 2020, in light of the SEC Staff's published views. Based on this reassessment, management determined that the Private Placement Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company Statement of Operations each reporting period.

        Therefore, the Company, in consultation with its Audit Committee, concluded that its previously issued Financial Statements for the Affected Periods should be restated because of a misapplication in the guidance around accounting for the warrants should no longer be relied upon.

Impact of the Restatement

        The impact of the restatement on the balance sheet as of December 31, 2020 statement of operations and the statement of cash flows as of December 31, 2020 and for the period from June 3, 2020 (inception) through December 31, 2020 and for the unaudited quarterly financial information is

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 2—Restatement of Previously Issued Financial Statements (Continued)

presented below. The restatement had no impact on cash flows from operating, investing or financing activities.

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$251,235,286	$—	$251,235,286

Liabilities and shareholders' equity
Total current liabilities	$736,222	$—	$736,222
Deferred underwriting commissions	8,750,000	—	8,750,000
Derivative warrant liabilities	—	7,492,500	7,492,500

Total liabilities	9,486,222	7,492,500	16,978,722
Ordinary shares, no par value; shares subject to possible redemption	236,749,060	(7,492,500)	229,256,560
Shareholders' equity
Preferred shares—no par value	—	—	—
Ordinary shares—no par value	5,743,573	2,238,486	7,982,059
Accumulated deficit	(743,569)	(2,238,486)	(2,982,055)

Total shareholders' equity	5,000,004	—	5,000,004

Total liabilities and shareholders' equity	$251,235,286	$—	$251,235,286

	For the Period from June 3, 2020 (Inception) through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
General and administrative expenses	$787,645	$—	$787,645
Administrative fees—related party	20,000	—	20,000

Loss from operations	(807,645)	—	(807,645)
Change in fair value of derivative warrant liabilities	—	(2,227,500)	(2,227,500)
Offering costs associated with issuance of derivative warrant liabilities	—	(10,986)	(10,986)
Net gain from investments held in Trust Account	64,076	—	64,076

Net loss	$(743,569)	$(2,238,486)	$(2,982,055)

Weighted average shares outstanding of Founder Shares, basic and diluted	6,750,000	—	6,750,000
Basic and diluted net loss per share, Founder Shares	$(0.12)	$(0.33)	$(0.45)
Weighted average shares outstanding of ordinary shares, basic and diluted	25,000,000	—	25,000,000
Basic and diluted net loss per share, ordinary shares	$—	$—	$0.00

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 2—Restatement of Previously Issued Financial Statements (Continued)

	For the Period from June 3, 2020 (Inception) through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(743,569)	$(2,238,486)	$(2,982,055)
Change in fair value of warrant liabilities	—	2,227,500	2,227,500
Offering costs associated with issuance of private warrants	—	10,986	10,986
Net cash used in operating activities	(564,227)	—	(564,227)
Net cash used in investing activities	(250,000,000)	—	(250,000,000)
Net cash provided by financing activities	251,325,750	—	251,325,750

Net change in cash	$761,523	$—	$761,523

Supplemental disclosure of noncash activities:
Offering costs paid by Sponsor in exchange for issuance of ordinary shares	$25,000	$—	$25,000

Offering costs included in accrued expenses	$70,000	$—	$70,000

Deferred underwriting commissions	$8,750,000	$—	$8,750,000

Initial value of ordinary shares subject to possible redemption	$237,443,130	$(5,265,000)	$232,178,130

Change in value of ordinary shares subject to possible redemption	$(694,070)	$(2,227,500)	$(2,921,570)

        In addition, the impact to the balance sheet dated August 10, 2020, filed on Form 8-K on August 14, 2020 related to the impact of accounting for the Private Placement Warrants at fair value resulted in an approximate $5.3 million increase to the derivative warrant liabilities line item at August 10, 2020 and offsetting decrease to the ordinary shares subject to possible redemption

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 2—Restatement of Previously Issued Financial Statements (Continued)

temporary equity line item. There is no change to total shareholders' equity at the reported balance sheet date.

	As of August 10, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$251,994,299	$—	$251,994,299

Liabilities and shareholders' equity
Total current liabilities	$801,165	$—	$801,165
Deferred underwriting commissions	8,750,000	—	8,750,000
Derivative warrant liabilities	—	5,265,000	5,265,000

Total liabilities	9,551,165	5,265,000	14,816,165
Ordinary shares, no par value; shares subject to possible redemption	237,443,130	(5,265,000)	232,178,130
Shareholders' equity
Preferred shares—no par value	—	—	—
Ordinary shares—no par value	5,049,504	10,986	5,060,490
Accumulated deficit	(49,500)	(10,986)	(60,486)

Total shareholders' equity	5,000,004	—	5,000,004

Total liabilities and shareholders' equity	$251,994,299	$—	$251,994,299

Quarterly Financial Information (Unaudited)

        The following tables contain unaudited quarterly financial information for the quarterly period ended September 30, 2020 that has been updated to reflect the restatement and revision of the Company's financial statements as described in Note 2—Restatement of Previously Issued Financial Statements. The Company has not amended its previously filed Quarterly Report on Form 10-Q for the Affected Period. The financial information that has been previously filed or otherwise reported for the Affected Period is superseded by the information in the Amended Annual Report, and the financial statements and related financial information for the Affected Period contained in such previously filed report should no longer be relied upon.

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 2—Restatement of Previously Issued Financial Statements (Continued)

Unaudited Condensed Balance Sheet

	As of September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$251,441,956	$—	$251,441,956

Liabilities and shareholders' equity
Total current liabilities	$388,082	$—	$388,082
Deferred underwriting commissions	8,750,000	—	8,750,000
Derivative warrant liabilities	—	5,197,500	5,197,500
Total liabilities	9,138,082	5,197,500	14,335,582
Ordinary shares, no par value; shares subject to possible redemption	237,303,870	(5,197,500)	232,106,370
Shareholders' equity
Preferred shares—no par value	—	—	—
Ordinary shares—no par value	5,188,763	(56,514)	5,132,249
Accumulated deficit	(188,759)	56,514	(132,245)

Total shareholders' equity	5,000,004	—	5,000,004

Total liabilities and shareholders' equity	$251,441,956	$—	$251,441,956

	For the Period from June 3, 2020 (Inception) through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
General and administrative expenses	$183,495	$—	$183,495
Administrative fee—related party	20,000	—	20,000

Loss from operations	(203,495)	—	(203,495)
Change in fair value of derivative warrant liabilities	—	67,500	67,500
Offering costs associated with issuance of derivative warrant liabilities	—	(10,986)	(10,986)
Net gain from investments held in Trust Account	14,736	—	14,736

Net income (loss)	$(188,759)	$56,514	$(132,245)

Weighted average shares outstanding of Founder Shares, basic and diluted	6,750,000	—	6,750,000
Basic and diluted net income (loss) per share, Founder Shares	$(0.03)	$0.01	$(0.02)
Weighted average shares outstanding of ordinary shares, basic and diluted	25,000,000	—	25,000,000
Basic and diluted net loss per share, ordinary shares	$—	$—	$0.00

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 2—Restatement of Previously Issued Financial Statements (Continued)

	For the Three Months Ended September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
General and administrative expenses	$173,275	$—	$173,275
Administrative fee—related party	20,000	—	20,000

Loss from operations	(193,275)	—	(193,275)
Change in fair value of derivative warrant liabilities	—	67,500	67,500
Offering costs associated with issuance of derivative warrant liabilities	—	(10,986)	(10,986)
Net gain from investments held in Trust Account	14,736	—	14,736

Net income (loss)	$(178,539)	$56,514	$(122,025)

Weighted average shares outstanding of Founder Shares, basic and diluted	6,750,000	—	6,750,000
Basic and diluted net income (loss) per share, Founder Shares	$(0.03)	$0.01	$(0.02)
Weighted average shares outstanding of ordinary shares, basic and diluted	25,000,000	—	25,000,000
Basic and diluted net loss per share, ordinary shares	$—	$—	$0.00

	For the Period from June 3, 2020 (Inception) through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net income	$(188,759)	$56,514	$(132,245)
Change in fair value of warrant liabilities	—	(67,500)	(67,500)
Offering costs associated with issuance of private warrants	—	10,986	10,986
Net cash used in operating activities	(412,696)	0	(412,696)
Net cash used in investing activities	(250,000,000)	—	(250,000,000)
Net cash provided by financing activities	251,344,656	—	251,344,656

Net change in cash	$931,960	$—	$931,960

Supplemental disclosure of noncash activities:
Offering costs paid by Sponsor in exchange for issuance of ordinary shares	$25,000	$—	$25,000

Offering costs included in accrued expenses	$70,000	$—	$70,000

Deferred underwriting commissions	$8,750,000	$—	$8,750,000

Initial value of ordinary shares subject to possible redemption	$237,443,130	$(5,265,000)	$232,178,130

Change in value of ordinary shares subject to possible redemption	$(139,264)	$67,504	$(71,760)

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 3—Basic of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America ("GAAP") for financial information and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC").

        As described in Note 2—Restatement of Previously Issued Financial Statements, the Company's financial statements for the Affected Periods were restated in the Amended Annual Report to correct the misapplication of accounting guidance related to the Company's warrants in the Company's previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as "Restated" in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.

Emerging Growth Company

        As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

        Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company's financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 3—Basic of Presentation and Summary of Significant Accounting Policies (Continued)

considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents held outside the Trust Account at December 31, 2020.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. The Company's investments held in the Trust Account as of December 31, 2020 is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities money market funds.

Investments Held in the Trust Account

        The Company's portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company's investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain from investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

        Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

  •
  Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

  •
  Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 3—Basic of Presentation and Summary of Significant Accounting Policies (Continued)

  •
  Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

        In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

        As of December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, and due to related party approximate their fair values due to the short-term nature of the instruments. The Company's investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

        The fair value of Private Placement Warrants is measured using Black-Scholes Option Pricing model for the Affected Periods.

Offering Costs Associated with Initial Public Offering

        The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A—"Expenses of Offering." Offering costs consist of costs incurred in connection with the formation and preparation for the Initial Public Offering. These costs, together with the underwriting discount, were charged to additional paid-in capital upon the completion of the Initial Public Offering. Offering costs associated with the issuance of derivative warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the ordinary shares and public warrants were charged to stockholders' equity upon the completion of the Initial Public Offering.

Ordinary Shares Subject to Possible Redemption

        The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 "Distinguishing Liabilities from Equity." Ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company's control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders' equity. The Company's ordinary shares features certain redemption rights that are considered to be outside of the Company's control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 22,925,650 ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders' equity section of the Company's balance sheet.

Net Income (Loss) Per Ordinary Share

        The Company complies with accounting and disclosure requirements of ASC Topic 260, "Earnings Per Share." Net income (loss) per ordinary share is computed by dividing net loss by the weighted

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 3—Basic of Presentation and Summary of Significant Accounting Policies (Continued)

average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture by the Sponsor. Weighted average shares were reduced for the effect of an aggregate of 937,500 ordinary shares that were subject to forfeiture if the option to purchase additional Units is not exercised by the underwriters (see Note 7). On September 17, 2020, the underwriters notified the Company that the over-allotment was not exercised, and as a result, 937,500 ordinary shares were forfeited and cancelled, effective as of September 19, 2020. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 19,250,000 ordinary shares in the calculation of diluted earnings per ordinary share, since their inclusion would be anti-dilutive under the treasury stock method.
        The Company's statement of operations includes a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income (loss) per share. Net income per ordinary share, basic and diluted for redeemable ordinary shares are calculated by dividing the interest income earned on investments held in the trust account of approximately $64,000 for the period presented by the weighted average number of redeemable ordinary shares outstanding for the period. Net loss per ordinary share, basic and diluted for non-redeemable ordinary shares is calculated by dividing the net loss of approximately $3.0 million less income attributable to non-redeemable ordinary shares, by the weighted average number of non-redeemable ordinary shares outstanding for the period.

Share-based Compensation

        Share-based compensation to employees and non-employees is recognized over the requisite service period based on the estimated grant- date fair value of the awards. The Company recognizes the expense for share-based compensation awards subject to performance-based milestone vesting over the remaining service period when management determines that achievement of the milestone is probable. Management evaluates when the achievement of a performance-based milestone is probable based on the expected satisfaction of the performance conditions at each reporting date. Share-based compensation would be recognized in general and administrative expense in the statement of operations.

Income Taxes

        ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company's management determined that the British Virgin Islands is the Company's only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

        There is currently no taxation imposed on income by the Government of the British Virgin Islands. In accordance with British Virgin Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company's financial statements. The

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 3—Basic of Presentation and Summary of Significant Accounting Policies (Continued)

Company's management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Derivative Warrant Liabilities

        The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-40. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

        The Company issued 6,750,000 Private Placement Warrants which are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the Private Placement Warrants as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of Private Placement Warrants is measured using Black-Scholes Option Pricing model for the Affected Periods.

Recent Adopted Accounting Standards

        In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity's Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity's Own Equity ("ASU 2020-06"), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company's financial position, results of operations or cash flows.

Recent Issued Accounting Standards

        The Company's management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statement.

Note 4—Initial Public Offering

        On August 10, 2020, the Company consummated its Initial Public Offering of 25,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.3 million, inclusive of approximately $8.8 million in deferred underwriting commissions.

        Each Unit consists of one ordinary share and one-half of one redeemable warrant ("Public Warrant"). Each whole Public Warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 9).

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 5—Private Placement

        Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,750,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $6.8 million, incurring offering costs of approximately $11,000.

        Each whole Private Placement Warrant is exercisable for one whole ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Note 6—Related Party Transactions

Founder Shares

        On June 8, 2020, the Company issued 6,250,000 ordinary shares to the Sponsor (the "Founder Shares"). The Sponsor paid for certain offering costs of $25,000 on behalf of the Company in exchange for issuance of the Founder Shares. In July 2020, the Company performed a 1.23 share split resulting in the Sponsor holding an aggregate of 7,687,500 Founder Shares. All shares and associated amounts have been retroactively restated to reflect the share capitalization. The Sponsor had agreed to forfeit up to an aggregate of 937,500 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters so that the Founder Shares would represent 20% of the Company's issued and outstanding shares after the Initial Public Offering plus the number of ordinary shares that were to be sold pursuant to the Forward Purchase Agreement (as defined below). On September 17, 2020, the underwriters notified the Company that the over-allotment option was not exercised; as a result, these Founder Shares were forfeited and cancelled, effective as of September 19, 2020.

        The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (x) one year after the date of the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the last reported sale price of the ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company's shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Loans

        On June 10, 2020, the Sponsor agreed to loan the Company up to $200,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the "Note"). The Note was non-interest bearing, unsecured and due upon the date the Company consummated the Initial Public Offering. The Company borrowed approximately $191,000 under the Note and repaid the Note in full on August 12, 2020.

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 6—Related Party Transactions (Continued)

        In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company's officers and directors may, but are not obligated to, loan the Company funds as may be required ("Working Capital Loans"). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender's discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

        Commencing on August 5, 2020, the Company agreed to pay an affiliate of the Sponsor a total of up to $10,000 per month for office space, administrative and support services. The Company incurred $20,000 in these fees for the period from June 3, 2020 (inception) through December 31, 2020. Upon completion of the Initial Business Combination or the Company's liquidation, the Company will cease paying these monthly fees.

Forward Purchase Agreement

        On August 5, 2020, the Company entered into a forward purchase agreement (the "Forward Purchase Agreement") with the Sponsor, which provides for the purchase of $20,000,000 of units, with each unit consisting of one ordinary share (the "Forward Purchase Shares") and one half of one warrant to purchase one ordinary share at $11.50 per share (the "Forward Purchase Warrants"), for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of the initial Business Combination. The purchase under the Forward Purchase Agreement is required to be made regardless of whether any ordinary shares are redeemed by the Public Shareholders. The Forward Purchase Shares and Forward Purchase Warrants will be issued only in connection with the closing of the initial Business Combination. The proceeds from the sale of Forward Purchase Shares and Forward Purchase Warrants may be used as part of the consideration to the sellers in the initial Business Combination, expenses in connection with the initial Business Combination or for working capital in the post-transaction company. The forward purchase agreement is accounted for as equity on the balance sheet.

Amended and Restated Forward Purchase Agreement

        On January 31, 2021, the Company, Pubco and the Sponsor entered into the Amended and Restated Forward Purchase Agreement. The Amended and Restated Forward Purchase Agreement amends the Forward Purchase Agreement by, among other things, increasing the Sponsor's purchase commitment thereunder from $20 million to $50 million and replacing the Sponsor's commitment to acquire the Company's public units with a commitment to acquire Pubco ordinary shares and Pubco

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 6—Related Party Transactions (Continued)

public warrants in a private placement to occur after, and subject to, the Merger closing and prior to the Share Acquisition closing.

Note 7—Commitments and Contingencies

Registration Rights

        The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement, requiring the Company to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain "piggy-back" registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

        The Company granted the underwriters a 45-day option from the date of the prospectus to purchase up to 3,750,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On September 17, 2020, the underwriters notified the Company that the over-allotment option was not exercised.

        The underwriters were entitled to an underwriting commission of $0.20 per unit, or $5.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriters were entitled to a deferred underwriting commission of $0.35 per unit, or approximately $8.8 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

        Management is continuing to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company's financial position, results of its operations and/or search for a target company and the close of the business combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 8—Warrants

        Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 8—Warrants (Continued)

that the Company has an effective registration statement under the Securities Act covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances).

        The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and its prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a "covered security" under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a "cashless basis" in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement or register or qualify the shares under applicable blue sky laws to the extent an exemption is available.

        The warrants have an exercise price of $11.50 per share and will expire in five years after the completion of a Business Combination or earlier upon redemption or liquidation.

        The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers' permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

        Once the warrants become exercisable, the Company may redeem the outstanding warrants (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.01 per warrant:

  •
  upon a minimum of 30 days' prior written notice of redemption;

  •
  if, and only if, the last reported sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption to the warrant holders.

        Once the warrants become exercisable, the Company may redeem the outstanding warrants, in whole and not in part, at a price of $0.10 per warrant:

  •
  upon a minimum of 30 days' prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table set forth based on the redemption date and the "fair market value" of the ordinary shares;

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 8—Warrants (Continued)

  •
  if, and only if, the closing price of the ordinary shares equals or exceeds $10.00 per Public Share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders, and

  •
  if the closing price of the ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

        The "fair market value" of the ordinary shares for the above purpose shall mean the volume weighted average price of the ordinary shares during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. The Company will provide the warrant holders with the final fair market value no later than one business day after the ten-trading day period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 ordinary shares per warrant (subject to adjustment).

        The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share capitalization, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company's assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

        The Public warrants are accounted for as equity and the Private Placement warrants are accounted for as liabilities on the balance sheet.

Note 9—Shareholders' Equity

Ordinary Shares

        The Company is authorized to issue unlimited ordinary shares with no par value. Holders of the Company's ordinary shares are entitled to one vote for each share. On June 8, 2020, the Company issued 6,250,000 ordinary shares. In July 2020, the Company performed a 1.23 share split resulting in the Sponsor holding an aggregate of 7,687,500 Founder Shares. All shares and associated amounts have been retroactively restated to reflect the share capitalization. Of these 7,687,500 Founder Shares, 937,500 were subject to forfeiture by the Sponsor (or its permitted transferees) on a pro rata basis depending on the extent to which the underwriters' option to purchase additional units was exercised. On September 17, 2020, the underwriters notified the Company that the over-allotment option was not exercised; thus, the 937,500 ordinary shares were forfeited, effective as of September 19, 2020. As of December 31, 2020, there were 31,750,000 ordinary shares issued and outstanding, consisting of

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 9—Shareholders' Equity (Continued)

6,750,000 Founder Shares and 25,000,000 Public Shares (of which 22,925,656 shares are subject to possible redemption).

Preferred Shares

        The Company is authorized to issue, without shareholder approval, an unlimited number of preferred shares with no par value, divided into five classes, through Class E (collectively, the "preferred shares") each with such designation, rights and preferences as may be determined by a resolution of the Company's board of directors to amend the Amended and Restated Memorandum and Articles of Association to create such designations, rights and preferences. As of December 31, 2020, there are no shares of preferred shares issued or outstanding.

Share Options

        In August 2020, the Company granted option awards to three of its independent directors that contain both a performance condition and service condition. Each option award is an option to purchase 40,000 ordinary shares at an exercise price of $10.00 per share which vest upon the consummation of the initial Business Combination and will expire in five years after the date on which they first become exercisable. The Company has determined that the consummation of an initial Business Combination is a performance condition subject to significant uncertainty. As such, the achievement of the performance is not deemed to be probable of achievement until the consummation of the event, and therefore no compensation has been recognized for the period from June 3, 2020 (inception) to December 31, 2020.

Note 10—Fair Value Measurements

        The following table presents information about the Company's financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account—U.S. Treasury bills	$250,064,076	$—	$—	$250,064,076
Liabilities:
Derivative warrant liabilities—private placement warrants	$—	$—	$7,492,500	$7,492,500

        Transfers to/from Levels 1, 2 and 3 are recognized at the beginning of the reporting period. There were no transfers between levels of the hierarchy for the period from June 3, 2020 (inception) through December 31, 2020.

        The fair value of the Private Placement Warrants has been estimated using a Black-Scholes Option Pricing model for the Affected Periods. The Company recognized approximately $5.3 million for the warrant liabilities upon their issuance on August 10, 2020. For the period from June 3, 2020 (inception) through December 31, 2020, the Company recognized an increase in the fair value of derivative warrant

KISMET ACQUISITION ONE CORP

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 10—Fair Value Measurements (Continued)

liabilities of approximately $2.2 million, which is presented as change in fair value of derivative warrant liabilities in the accompanying statement of operations.

        The change in the fair value of the derivative warrant liabilities, measured with Level 3 inputs, for the year ended December 31, 2020 is summarized as follows:

Derivative warrant liabilities at June 3, 2020 (inception)	$—
Issuance of private warrants	5,265,000
Change in fair value of warrant liabilities	2,227,500

Derivative warrant liabilities at December 31, 2020	$7,492,500

        The estimated fair value of derivative warrant liabilities is determined using Level 3 inputs. Inherent in a Black-Scholes model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different. The Company estimates the volatility of its ordinary shares based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

        The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates for measurement of warrant liabilities:

	December 31, 2020	September 30, 2020	August 10, 2021
Exercise price	$11.50	$11.50	$11.50
Stock Price	$10.10	$9.62	$9.61
Term (in years)	5.42	5.67	5.82
Volatility	18.00%	15.90%	15.90%
Risk-free interest rate	0.42%	0.34%	0.29%
Dividend yield	—	—	—

Note 11—Subsequent Events

        The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued, and determined that there have been no events that have occurred that would require adjustments to the disclosures in the financial statements, except as disclosed in Note 1 and Note 6.

NEXTERS GLOBAL LTD

CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2020 and 2019

together with the Report of Independent Registered Public Accounting Firm

 NEXTERS GLOBAL LTD

Contents

Report of Independent Registered Public Accounting Firm

To the Shareholders and Those Charged with Governance
Nexters Global Ltd:

Opinion on the Consolidated Financial Statements

        We have audited the accompanying consolidated statement of financial position of Nexters Global Ltd and subsidiaries (the "Group") as of December 31, 2020 and December 31, 2019, the related consolidated statement of profit or loss and other comprehensive income, consolidated statement of changes in equity, and consolidated statement of cash flows for the years ended December 31, 2020 and December 31, 2019, and the related notes to the consolidated financial statements (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2020 and December 31, 2019 and the results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

        These consolidated financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

JSC "KPMG"

We have served as the Group's auditor since 2021.

Moscow, Russia
June 14, 2021

NEXTERS GLOBAL LTD

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at December 31, 2020 and 2019

(in thousands of US$)

	NOTE	December 31, 2020	December 31, 2019
ASSETS
Non-current assets
Property and equipment	14	171	62
Intangible assets	15	76	336
Deferred platform commission fees	23	89,562	37,122
Right-of-use assets	17	1,044	71

Total non-current assets		90,853	37,591

Current assets
Trade and other receivables	18	33,163	24,789
Loans receivable	16	8	521
Cash and cash equivalents	19	84,557	17,565
Prepaid tax		3,137	—

Total current assets		120,865	42,875

Total assets		211,718	80,466

LIABILITIES AND SHAREHOLDERS' EQUITY
Equity
Share capital	20	27	27
Other reserves		8,289	8,106
Accumulated deficit		(111,070)	(56,702)

Total equity		(102,754)	(48,569)

Non-current liabilities
Long-term loans	22	—	45
Lease liabilities—non-current	17	818	21
Long-term deferred revenue	23	78,985	22,951

Total non-current liabilities		79,803	23,017

Current liabilities
Short-term loans	22	49	3,983
Lease liabilities—current	17	293	49
Trade and other payables	21	19,599	14,467
Tax liability		17	291
Deferred revenue	23	214,711	87,228

Total current liabilities		234,669	106,018

Total liabilities		314,472	129,035

Total liabilities and shareholders' equity		211,718	80,466

The accompanying notes are an integral part of these consolidated financial statements.

NEXTERS GLOBAL LTD

CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

For the years ended December 31, 2020 and 2019

(in thousands of US$)

	NOTE	2020	2019
Revenue	7	259,516	93,811
Costs and expenses, excluding depreciation and amortization
Cost of revenue:
Platform commissions		(75,188)	(28,766)
Game operation cost	8	(16,402)	(14,817)
Selling and marketing expenses	9	(165,756)	(82,180)
General and administrative expenses	10	(2,701)	(1,701)
Total costs and expenses, excluding depreciation and amortization		(260,047)	(127,464)

Depreciation and amortization	14, 15, 17	(561)	(286)

Loss from operations		(1,092)	(33,939)

Net finance income	11	1,778	240

Income/(loss) before income tax		686	(33,699)

Income tax expense	12	(18)	(7)

Income/(loss) for the year net of tax		668	(33,706)

Other comprehensive income/(loss)		15	(3)

Total comprehensive income/(loss) for the year net of tax		683	(33,709)

Earnings/(loss) per share:
Basic and diluted earnings/(loss) per share, US$	6	33	(1,685)

        These consolidated financial statements were approved by management on June 14, 2021 and signed on its behalf:

Andrey Fadeev Chief Executive Officer	Alexander Karavaev Chief Financial Officer

The accompanying notes are an integral part of these consolidated financial statements.

NEXTERS GLOBAL LTD

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

For the years ended December 31, 2020 and 2019

(in thousands of US$ except number of shares)

	NOTE	Number of shares outstanding	Share capital	Other reserves	Accumulated deficit	Total
Balance at January 1, 2019		20,000	27	3,404	(18,777)	(15,346)

Loss for the year		—	—	—	(33,706)	(33,706)
Other comprehensive loss		—			(3)	(3)

Total comprehensive loss for the year		—	—	—	(33,709)	(33,709)

Equity contribution from shareholders	22	—	—	108	—	108
Share-based payments	27	—	—	4,594	(10)	4,584
Distribution and dividends	13	—	—	—	(4,206)	(4,206)

Total transactions with shareholders		—	—	4,702	(4,216)	486

Balance at December 31, 2019		20,000	27	8,106	(56,702)	(48,569)

Balance at January 1, 2020		20,000	27	8,106	(56,702)	(48,569)

Income for the year		—	—	—	668	668
Other comprehensive income		—	—	—	15	15

Total comprehensive income for the year		—	—	—	683	683

Share-based payments	27	—	—	183	(1,437)	(1,254)
Distribution and dividends	13	—	—	—	(53,614)	(53,614)

Total transactions with shareholders		—	—	183	(55,051)	(54,868)

Balance at December 31, 2020		20,000	27	8,289	(111,070)	(102,754)

The accompanying notes are an integral part of these consolidated financial statements.

NEXTERS GLOBAL LTD

CONSOLIDATED STATEMENT OF CASH FLOWS

For the years ended December 31, 2020 and 2019

(in thousands of US$)

	NOTE	2020	2019
Operating activities
Income/(loss) for the year net of tax		668	(33,706)
Adjustments for:
Depreciation and amortization	14,15,17	561	286
Share-based payments expense	27	299	4,584
Net finance income excluding bank charges	11	(1,953)	(327)
Income tax expense	12	18	7

		(407)	(29,156)

Changes in working capital:
Increase in deferred platform commissions	23	(52,440)	(23,448)
Increase in deferred revenue	23	183,517	75,099
Increase in trade and other receivables		(7,679)	(20,443)
Increase in trade and other payables		1,036	13,103

		124,434	44,311

Income tax paid		(3,423)	(200)
Interest received		19	—

Net cash flows generated from operating activities		120,623	14,955

Investing activities
Acquisition of intangible assets	15	—	(83)
Acquisition of property and equipment	14	(147)	(19)
Loans granted	16	—	(338)
Proceeds from repayment of loans	16	508	95

Net cash flows generated from/(used in) investing activities		361	(345)

Financing activities
Payments of lease liabilities	17	(367)	(31)
Proceeds from borrowings	22	—	6,500
Repayment of borrowings	22	(3,980)	(2,418)
Interest paid	22	(17)	(85)
Dividends paid and distributions to shareholders	13	(51,683)	(4,122)

Net cash flows used in financing activities		(56,047)	(156)

Net increase in cash and cash equivalents for the year		64,937	14,454

Cash and cash equivalents at the beginning of the year		17,565	3,073
Effect of changes in exchange rates on cash held		2,055	38

Cash and cash equivalents at the end of the year	19	84,557	17,565

The accompanying notes are an integral part of these consolidated financial statements.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

1. Reporting entity

        Nexters Global Ltd (the "Company") was incorporated in Cyprus on November 2, 2009 as a private limited liability company under the Cyprus Companies Law, Cap. 113. The Company's registered office is at Faneromenis 107, 6031, Larnaca, Cyprus.

        The principal activities of the Company and its subsidiaries ("the Group") are the development and publishing of online games for mobile, web and social platforms. The Group also derives revenue from advertising services. Information about the Company's main subsidiaries is disclosed in Note 25.

        The Group has no ultimate controlling party.

2. Basis of accounting

2.1.  Statement of compliance

        These consolidated financial statements are prepared in accordance with the International Financial Reporting standards (IFRS) as issued by the International Accounting Standards Board (IASB).

        These consolidated financial statements were authorized for issue by the management of the Company on June 14, 2021.

2.2.  Going concern

        The financial position of the Group, its cash flows and liquidity position are described in the primary statements and notes of these consolidated financial statements. In addition, note 26 includes the Group's policies for managing its liquidity risk.

        Despite the uncertainties related to the COVID-19 pandemic, and taking into account significant positive cash inflows from operating activities, management's assessment of positive revenue trends and principal risks and uncertainties, management has a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future, which is at least 12 months from the date when these consolidated financial statements were authorized for issue. Accordingly, they are satisfied that the consolidated financial statements should be prepared on a going concern basis. Please see also Note 28. Management believes that there are no significant uncertainties regarding going concern.

2.3.  Basis of presentation

        These consolidated financial statements have been prepared based on historical cost unless disclosed otherwise and are presented in United States Dollars ($) which is the functional currency of the Company. Values are presented in thousands, rounded to the nearest thousand unless indicated otherwise.

2.4.  Basis of consolidation

        The consolidated financial statements comprise the financial statements of the Company and its subsidiaries as at and for the years ended December 31, 2020 and 2019.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

2. Basis of accounting (Continued)

        Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

        Specifically, the Group controls an investee if and only if the Group has:

  •
  Power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee),

  •
  Exposure, or rights, to variable returns from its involvement with the investee, and

  •
  The ability to use its power over the investee to affect its returns.

        When the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

  •
  The contractual arrangement with the other vote holders of the investee,

  •
  Rights arising from other contractual arrangements,

  •
  The Group's voting rights and potential voting rights.

        The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of an investee begins when the Group obtains control over the investee and ceases when the Group loses control over the investee. Assets, liabilities, income and expenses of an investee acquired or disposed of during the year are included in the consolidated statement of profit or loss and other comprehensive income from the date the Group gains control until the date the Group ceases to control the investee. The financial statements of the investees are prepared for the same reporting period as the parent company, using consistent accounting policies.

        All intra-group balances, income, expenses and unrealized gains and losses resulting from intra-group transactions are eliminated in full.

2.5.  Changes in accounting policies

        The accounting policies adopted are consistent with those followed in the preparation of the Group's annual financial statements for the year ended December 31, 2019.

        During 2020 the Group applied a number of accounting standards effective from January 1, 2020 for the first time, but they do not have a material impact on the Group's consolidated financial statements.

Standards and interpretations effective for the year ended December 31, 2020:

  •
  Amendments to References to Conceptual Framework in IFRS Standards

  •
  Definition of a Business (Amendments to IFRS 3)

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

2. Basis of accounting (Continued)

  •
  Definition of Material (Amendments to IAS 1 and IAS 8)

  •
  Extension of the Temporary Exemption from Applying IFRS 9 (Amendments to IFRS 4)

  •
  Interest Rate Benchmark Reform (Amendments to IFRS 9, IAS 39 and IFRS 7)

        A number of new standards are effective for annual periods beginning after January 1, 2020 and earlier application is permitted; however, the Group has not earlier adopted the new or amended standards in preparing these consolidated financial statements. The following amended standards and interpretations are not expected to have a significant impact on the Group's financial statements.

Standards issued but not yet effective:

  •
  COVID-19-Related Rent Concessions (Amendment to IFRS 16)

  •
  Interest Rate Benchmark Reform—Phase 2 (Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16)

  •
  Onerous Contracts—Cost of Fulfilling a Contract (Amendments to IAS 37)

  •
  Annual Improvements to IFRS Standards 2018-2020

  •
  Property, Plant and Equipment: Proceeds before Intended Use (Amendments to IAS 16)

  •
  Reference to the Conceptual Framework (Amendments to IFRS 3)

  •
  IFRS 17 Insurance Contracts and amendments to IFRS 17 Insurance Contracts

  •
  Classification of liabilities as current or non-current (Amendments to IAS 1)

  •
  Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (Amendments to IFRS 10 and IAS 28)

3. Summary of significant accounting policies

        Except as described in Note 2.5, the accounting policies have been applied consistently throughout the periods presented in these consolidated financial statements.

        Set out below are the principal accounting policies used to prepare these consolidated financial statements:

3.1.  Business combinations and goodwill

        Business combinations are accounted for using the acquisition method.

        Consideration transferred includes the fair values of the assets transferred, liabilities incurred by the Group to the previous owners of the acquiree, and equity interests issued by the Group. Consideration transferred also includes the fair value of any contingent consideration and share-based payment awards of the acquiree that are replaced mandatorily in the business combination.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

3. Summary of significant accounting policies (Continued)

        If a business combination results in the termination of pre-existing relationships between the Group and the acquiree, then the Group identifies any amounts that are not part of what the Group and the acquiree exchanged in the business combination. The Group recognizes as part of applying the acquisition method, only the consideration transferred for the acquiree and the assets acquired and liabilities assumed in the exchange for the acquiree.

        If the business combination is achieved in stages, any previously held equity interest is re-measured at its acquisition date fair value and any resulting gain or loss is recognized in profit or loss. It is then considered in the determination of goodwill.

        Any contingent consideration to be transferred by the acquirer will be recognized at fair value at the acquisition date. Subsequently, contingent consideration classified as an asset or liability, is measured at fair value with changes in fair value recognized in profit or loss. Contingent consideration that is classified as equity is not re-measured and subsequent settlement is accounted for within equity.

        The Group measures any non-controlling interest at its proportionate interest in the identifiable net assets of the acquiree.

        Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred and the amount recognized for non-controlling interests, and any previous interest held, over the net identifiable assets acquired and liabilities assumed. If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the Group re-assesses whether it has correctly identified all of the assets acquired and all of the liabilities assumed and reviews the procedures used to measure the amounts to be recognized at the acquisition date. If the re-assessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain is recognized in profit or loss.

        After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated of the Group's cash generating units that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the acquired entity are assigned to those units.

        Where goodwill has been allocated to a cash-generating unit and certain operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed in this circumstance is measured based on the relative values of the operation disposed and the portion of the cash-generating unit retained.

3.2.  Foreign currency translation

        The consolidated financial statements are presented in US dollars (US$), which is the Company's functional and the Group's presentation currency. Each entity in the Group determines its own functional currency, depending on what the underlying economic environment is, and items included in the financial statements of each entity are measured using that functional currency. Transactions in foreign currencies are initially recorded in the functional currency at the functional currency rate at the

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

3. Summary of significant accounting policies (Continued)

date of the transaction. Monetary assets and liabilities denominated in foreign currencies are re-measured into the functional currency at the functional currency rate of exchange at the reporting date. All differences are taken to profit or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions.

        Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on retranslation of non-monetary items is treated in line with the recognition of gain or loss on change in fair value of the item (i.e., translation differences on items whose fair value gain or loss is recognized in other comprehensive income or profit or loss is also recognized in other comprehensive income or profit or loss, respectively).

        The functional currency of the foreign operations is generally the respective local currency—US Dollar (US$) or Euro (€). As at the reporting date, the assets and liabilities of these operations are translated into the presentation currency of the Group (the US$) at the rate of exchange at the reporting date and their statements of comprehensive income are translated at the average exchange rates for the year or exchange rates prevailing on the date of specific transactions. The exchange differences arising on the translation are recognized in other comprehensive income. On disposal of a foreign entity, the deferred cumulative amount recognized in equity relating to that particular foreign operation is reclassified to the profit or loss.

        The exchange rate of the US$ to € as at December 31, 2020 and 2019 was 1.228 and 1.119 respectively.

3.3.  Property and equipment

  3.3.1.    Cost of property and equipment

        Property and equipment are stated at cost less accumulated depreciation and any accumulated impairment loss. Expenditures for continuing repairs and maintenance are charged to the profit or loss as incurred.

  3.3.2.    Depreciation and useful lives

        Depreciation is recognized in profit or loss on the straight-line method over the useful lives of each part of an item of property and equipment. The useful lives of the Group's property and equipment equal 5 years.

        Useful lives of leasehold improvements of leased office premises are determined at the lower between the useful life of the asset or the lease term. The asset's residual values, useful lives and depreciation methods are reviewed, and adjusted as appropriate, at each financial year-end.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

3. Summary of significant accounting policies (Continued)

3.4.  Intangible assets

  3.4.1.    Software and other intangible assets

        Software and other intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses.

  3.4.2.    Useful life and amortization of intangible assets

        The Group assesses whether the useful life of an intangible asset is finite or indefinite and, if finite, the length of that useful life. An intangible asset is regarded by the entity as having an indefinite useful life when, based on an analysis of all of the relevant factors, there is no foreseeable limit to the period over which the asset is expected to generate net cash inflows for the entity. We did not have any intangible assets with indefinite useful life as at December 31, 2020 and 2019.

        Intangible assets with finite lives are amortized on a straight-line basis over the useful economic lives and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The average useful economic life of the intangible assets in the possession of the Group as at December 31, 2020 and 2019 is 4 years.

        Amortizations periods and methods for intangible assets with finite useful lives are reviewed at least at each financial year-end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortization period or method, as appropriate, and treated as changes in accounting estimates.

        Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the consolidated statement of profit or loss and other comprehensive income when the asset is derecognized.

3.5.  Right-of-use

Right-of-use assets

        The Group recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

        The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to the Group by the end of the lease term or the cost of the right-of-use asset reflects that the Group will exercise a purchase option. In that case the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

3. Summary of significant accounting policies (Continued)

and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

Short-term leases and leases of low-value assets

        The standard includes two recognition exemptions for lessees—leases of 'low-value' assets (e.g., personal computers) and short-term leases (i.e., leases with a lease term of 12 months or less).

        The Group applies the short-term lease recognition exemption to its short-term leases of office premises (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). Lease payments on short-term leases are recognized as expense on a straight-line basis over the lease term. Most contracts where the Group acts as a lessee (except for long-term contract for office premises lease), fall under the recognition exemption for being short-term leases. The Group did not recognize either assets or liabilities for them and will continue to recognize expenditure arising from them as expenses on rent of premises and related utility expenses (within selling, general, and administrative expenses) as they are incurred.

Significant judgement in determining the lease term of contracts with renewal options

        The Group determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised.

        The Group has the option, under some of its leases to lease the assets for additional term. The Group applies judgement in evaluating whether it is reasonably certain to exercise the option to renew. That is, it considers all relevant factors that create an economic incentive for it to exercise the renewal. After the commencement date, the Group reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise (or not to exercise) the option to renew (e.g., a change in business strategy).

        The carrying amounts of the Group's right-of-use assets and lease liabilities and the movements during the year are disclosed in Note 17.

        Lessees are also required to remeasure the lease liability upon the occurrence of certain events (e.g., a change in the lease term, a change in future lease payments resulting from a change in an index or rate used to determine those payments). The lessee generally recognizes the amount of the remeasurement of the lease liability as an adjustment to the right-of-use assets.

Lease liabilities

        The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group's incremental borrowing rate. Generally, the Group uses its incremental borrowing rate as the discount rate.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

3. Summary of significant accounting policies (Continued)

        The Group determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased.

3.6.  Impairment of non-financial assets

        The Group assesses at each reporting date whether there is an indication that an asset, other than goodwill and intangible assets with indefinite useful life, may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset's recoverable amount. An asset's recoverable amount is the higher of an asset's or cash-generating unit's fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

        Impairment losses of continuing operations are recognized in profit or loss in those expense categories consistent with the function of the impaired asset.

        For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the Group makes an estimate of recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset's recoverable amount since the last impairment loss was recognized. If that is the case, the carrying amount of the asset is increased to its recoverable amount.

        That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in profit or loss.

3.7.  Financial assets

  3.7.1.    Initial recognition and measurement

        Financial assets are classified, at initial recognition, as subsequently measured at amortized cost, fair value through other comprehensive income (OCI), and fair value through profit or loss.

        The classification of financial assets at initial recognition depends on the financial asset's contractual cash flow characteristics and the Group's business model for managing them. With the exception of trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient, the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. Trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient are measured at the transaction price determined under IFRS 15.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

3. Summary of significant accounting policies (Continued)

        In order for a financial asset to be classified and measured at amortized cost or fair value through OCI, it needs to give rise to cash flows that are 'solely payments of principal and interest (SPPI)' on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level.

        The Group's business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both.

  3.7.2.    Subsequent measurement

        For purposes of subsequent measurement, financial assets are classified in four categories:

  •
  Financial assets at amortized cost

  •
  Financial assets at fair value through OCI with recycling of cumulative gains and losses

  •
  Financial assets designated at fair value through OCI with no recycling of cumulative gains and losses upon derecognition

  •
  Financial assets at fair value through profit or loss

Financial assets at amortized cost

        This category is the most relevant to the Group. The Group measures financial assets at amortized cost if both of the following conditions are met:

  •
  The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows, and

  •
  The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

        Financial assets at amortized cost are subsequently measured using the effective interest rate (EIR) method and are subject to impairment. Gains and losses are recognized in profit or loss when the asset is derecognized, modified or impaired.

        The Group's financial assets at amortized cost includes trade and other receivables and loans issued.

Impairment—credit loss allowance for ECL

        The Group assesses and recognizes the allowances for expected credit losses (ECLs) on financial assets measured at amortized cost.

        The measurement of ECL reflects:

  •
  an unbiased and probability weighted amount that is determined by evaluating a range of possible outcomes;

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

3. Summary of significant accounting policies (Continued)

  •
  present value of all cash shortfalls (i.e. the difference between the cash flows due to the entity in accordance with the contract and cash flows the Group expects to receive); and

  •
  all reasonable and supportable information that is relevant and available without undue cost and effort at the end of each reporting period about past events, current conditions and forecasts of future economic conditions.

        Debt instruments measured at amortized cost are presented in the consolidated statement of financial position net of the allowance for ECL.

        The Group applies a "three stage" model for impairment in accordance with IFRS 9, based on changes in credit quality since initial recognition:

  1.
  A financial instrument that is not credit-impaired on initial recognition is classified in Stage 1. Financial assets in Stage 1 have their ECL measured at an amount equal to the portion of lifetime ECL that results from default events possible within the next 12 months (12-month ECL).

  2.
  If the Group identifies a significant increase in credit risk ("SICR") since initial recognition, the asset is transferred to Stage 2 and its ECL is measured based on ECL on a lifetime basis (lifetime ECL).

  3.
  If the Group determines that a financial asset is credit-impaired, the asset is transferred to Stage 3 and its ECL is measured as a lifetime ECL.

        For financial assets that are credit-impaired on purchase or at origination, the ECL is always measured at a lifetime ECL. Note 26 information about inputs, assumptions and estimation techniques used in measuring ECL, including an explanation of how the Group incorporates forward-looking information in the ECL models.

  3.7.3.    Derecognition

        A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognized when:

  •
  The rights to receive cash flows from the asset have expired

  •
  The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third-party under a 'pass-through' arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

        When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, and has neither transferred nor retained substantially all of the risks and rewards of the asset nor transferred control thereover, the asset is recognized to the extent of the Group's continuing involvement in the asset.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

3. Summary of significant accounting policies (Continued)

        In that case, the Group also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

        Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

3.8.  Financial liabilities

  3.8.1.    Initial recognition and measurement

        Financial liabilities are classified, at initial recognition, as financial liabilities at amortized cost or fair value through profit or loss.

        The Group's financial liabilities predominantly include trade and other payables, and loans.

  3.8.2.    Subsequent measurement

        The measurement of financial liabilities depends on their classification, as described below:

Financial liabilities at fair value through profit or loss

        Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities at amortized cost

        After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as through the EIR amortization process.

        Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate (EIR) method. The EIR amortization is included as finance costs in the net finance income/(costs) section of the consolidated statement of profit or loss and other comprehensive income.

  3.8.3.    Derecognition

        A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in profit or loss.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

3. Summary of significant accounting policies (Continued)

  3.8.4.    Offsetting financial assets and liabilities

        Financial assets and financial liabilities are offset, and the net amount reported in the consolidated statement of financial position if, and only if:

  •
  There is a currently enforceable legal right to offset the recognized amounts; and

  •
  There is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

        The right of set-off:

  •
  Must not be contingent on a future event; and

  •
  Must be legally enforceable in all of the following circumstances:

  (i)
  the normal course of business;

  (ii)
  the event of default; and

  (iii)
  the event of insolvency or bankruptcy of the entity and all of the counterparties

        The Group did not offset any financial assets and liabilities as at December 31, 2020 and 2019.

3.9.  Cash and cash equivalents

        Cash comprises cash at banks and in hand and short-term deposits with an original maturity of three months or less and are included as a component of cash and cash equivalents for the purpose of the consolidated statement of financial position and consolidated statement of cash flows.

3.10.  Employee benefits

        Wages and salaries paid to employees are recognized as expenses in the current year. The Group also accrues expenses for future vacation payments and short-term employee bonuses. The Group and its employees also contribute to the Government Social Insurance Fund based on employees' salaries.

        Share based payment expenses relating to our employees are included in the same categories in the consolidated statement of profit or loss and other comprehensive income where the wages and salaries or corresponding employees are included. Share based payment expenses relating to key employees of the Group's service providers included in the same categories where the respective services are included.

3.11.  Provisions

        Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be made. Where the Group expects a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

3. Summary of significant accounting policies (Continued)

        If the effect of discounting is material, provisions are determined by discounting the expected value of future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as an interest expense.

3.12.  Special contribution for defense of the Republic of Cyprus

        Cyprus entities that do not distribute 70% of their profits after tax, as defined by the relevant tax law, within two years after the end of the relevant tax year, are deemed to have distributed as dividends 70% of these profits. A special contribution for the defense fund of the Republic of Cyprus is levied at the 17% rate for 2019 and thereafter will be payable on such deemed dividends distribution. Profits that are attributable to shareholders who are not tax residents of Cyprus and own shares in the Company either directly and/or indirectly at the end of two years from the end of the tax year to which the profits relate, are exempted. The amount of deemed distribution is reduced by any actual dividends paid out of the profits of the relevant year at any time. This special contribution for defense is payable by the Company for the account of the shareholders.

3.13.  Income taxes

Current income tax

        Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the reporting date.

        Current income tax relating to items recognized in other comprehensive income is recognized in other comprehensive income.

Deferred income tax

        Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

        Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

3. Summary of significant accounting policies (Continued)

        A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

3.14.  Revenue from contracts with customers

        We derive substantially all of our revenue from the sale of virtual items and advertising services associated with our online games in accordance with IFRS 15.

        Revenue from contracts with customers is recognized when control of the goods or services is transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services. The Group has generally concluded that it is the principal in its revenue arrangements because it typically controls the goods and services before transferring them to the customer. Revenues and related expenses from services are recognized in the period when services are rendered, regardless of when payment is made. Contract price is allocated separately to each performance obligation based on observable stand-alone prices. There are generally no variable amounts affecting consideration at the moment such consideration is recognized as the majority of our revenue is derived from the sale of virtual items. Consideration from customers does not have any non-cash component.

        Online Games.    We operate our games as live services that allow players to play for free. Our identified performance obligation is to display the virtual items within the game over the estimated playing period of the paying player or until it is consumed in game play based upon the nature of the virtual item. Revenue is recognized either at a point in time or over time depending on the nature of virtual item displayed. Payment is required at time of purchase and the purchase price is a fixed amount.

        Players can purchase our virtual items through various widely accepted payment methods offered in the games, including Apple iTunes accounts, Google Play accounts and Facebook local currency payments. Payments from players for virtual items are non-refundable and relate to non-cancellable contracts that specify our obligations. Such payments are initially recorded as deferred revenue.

        The transaction price which we collect from our consumers is equal to the gross amount we request to be charged to our player because we are the principal in the transaction. The related platform and payment processing fees are recorded as expense in the same period when the relevant revenue is recognized while the amount of the platform and payment processing fees, which relate to the deferred revenue, is recognized as deferred platform commission fees. Revenue is recognized net of taxes, such as VAT and sales tax. Taxes are normally withheld by platforms in accordance with local laws in relevant jurisdictions, and where the platform does not serve as a tax agent the Group uses estimates to net off related tax amounts.

        Advertising.    We have contractual relationships to display advertisements in our games. For all advertising arrangements, we are the principal and our performance obligation is to provide the inventory for advertisements to be displayed in our games.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

3. Summary of significant accounting policies (Continued)

        The pricing and terms for all our advertising arrangements are governed by either a master contract or insertion order and generally stipulate payment terms as a specific number of days subsequent to the end of the month. The transaction price in advertising arrangements is generally the product of the number of advertising units delivered (e.g., impressions, offers completed, videos viewed, etc.) and the contractually agreed upon price per advertising unit.

        For in-game display advertisements, in-game offers, engagement advertisements and other advertisements, our performance obligation is satisfied over the life of contract (i.e., over time), with revenue being accounted for using practical expedient and recognized monthly using end-of-the month recognition approach.

        Taxes Collected from Customers.    As stated above we present our revenue net of taxes collected from customers and remitted to governmental authorities in our consolidated statement of profit or loss and other comprehensive income.

3.15.  Recognition of interest income and interest expense

        For all financial instruments measured at amortized cost, interest bearing financial assets classified as available for sale and financial instruments designated at fair value through profit or loss, interest income or expense is recorded using the EIR method. The EIR (and therefore, the amortized cost of the asset) is calculated by taking into account any discount or premium on acquisition, fees and costs that are an integral part of the EIR of the financial instrument.

        Interest expense derived from borrowings attracted from various third parties including banks as part of financing arrangements is classified as interest expense. Cash disbursements of interest are included into interest paid in the consolidated statement of cash flows.

3.16.  Share-based payments

        Both employees of the Group and key employees of important service providers to the Group receive remuneration in the form of share-based payments, whereby they render services as consideration for equity instruments (equity-settled transactions) and relevant cash consideration (cash-settled transactions).

        The cost of equity-settled transactions is recognized, together with a corresponding increase in other reserves in equity, over the period in which the performance and/or service conditions are fulfilled. The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group's best estimate of the number of equity instruments that will ultimately vest. The consolidated statement of profit or loss and other comprehensive income expense or credit for a period represents the movement in cumulative expense recognized as at the beginning and end of that period and is recognized in the relevant cost and expense categories.

        The cost of cash-settled transactions is recognized at fair value at the grant date using a relevant evaluation model (for details see Note 27). The fair value is expensed over the period until the vesting

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

3. Summary of significant accounting policies (Continued)

date with recognition of a corresponding liability. The liability is remeasured to fair value at each reporting date up to, and including the settlement date.

        When the terms of an equity-settled award are modified, the minimum expense recognized is the expense that would have been incurred had the terms not been modified, if the original terms of the award are met. An additional expense is recognized for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee as measured at the date of modification.

        When an equity-settled award is cancelled, it is treated as if it vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the entity or the employee are not met. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in previous paragraph.

        For the share-based payments transactions in which the employee has a choice of settlement the amount of the cash alternative may be fixed or variable and, if variable, may be determinable in a manner that is related, or unrelated, to the price of the entity's shares.

        All of the components of share-based payments with a choice of settlement are treated as compound financial instrument, that includes both a liability and an equity component.

        For each component the fair value of cash consideration is estimated first, and the fair value of equity component is estimated consequently. The fair value of cash consideration is estimated as nominal value of related cash payments at assumed vesting date.

4. Accounting judgments, estimates and assumptions

        The preparation of consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the reporting dates and the reported amounts of revenues and expenses during the reporting periods. However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods.

Key areas of estimation uncertainty and critical judgments

        Key judgements and estimates reflected in the Group's financial statements include:

  •
  Categorization of in-game purchases between durable and consumable and determination of their periods of usage;

  •
  Estimation of the average playing period of the paying users and estimation of the remaining lifespan of the games;

  •
  Measurement of cost associated with share-based payments;

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

4. Accounting judgments, estimates and assumptions (Continued)

  •
  Uncertain positions over taxes.

        In the process of applying the Group's accounting policies, management has made the following judgements, which have the most significant effect on the amounts recognized in the consolidated financial statements. Actual results could materially differ from those estimates.

Revenue recognition

General approach to in-game purchases, consumable and durable items

        The satisfaction of our performance obligation is dependent on the nature of the virtual item purchased and as a result, we categorize our virtual items as either consumable or durable.

  •
  Consumable virtual items represent items that can be consumed by a specific player action. They can, for example, instantly refill certain stats like mana or health points or be used to skip cooldowns. Common characteristics of consumable virtual items are that they are no longer displayed on the player's game board after a short period of time (usually within few days since the date of purchase), do not provide the player any continuing benefit following consumption (they cannot be used to improve the character), and often enable a player to perform an in-game action immediately. For the sale of consumable virtual items, we recognize revenue at a point in time.

  •
  Durable virtual items represent items that enhance player's character or game inventory set over a certain period of time (e.g. that increase player hero's power in Hero Wars game or enhance island's buildings in our Island Experiment game). These items are accessible to the player over an extended period of time or can be exchanged or used for obtaining different items or levels in the games, which in turn are associated with the players character for an extended period of time (e.g. "stars" influencing the specific hero power in the game). Considering the complexity of the gameplay, great variety of in-game items and different behavioral patterns of players on different levels of character development, it is impracticable to estimate the useful life of in-game items. Therefore, we recognize the revenue from the sale of durable virtual items rateably over the average playing period of players for the applicable game (player's lifespan), which represents our best estimate of the average life of the durable virtual item. We use this approach for substantially all of our revenue.

        To separately account for consumable and durable virtual items, the Company specifically identifies each purchase for the majority of virtual items purchased on the third-party platforms. For the remaining population, the Company estimates the amount of consumable and durable virtual items based on data from specifically identified purchases and the expected behavior of the users.

Estimate of players lifespan

        On an annual basis, we determine the estimated weighted average playing period of payers by game beginning at the time of a payer's first purchase in the respective game and ending on a date when that paying player is deemed to be no longer playing. To determine when paying players are no longer playing a given game, we analyze the entire population of payers who made in-game payment in

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

4. Accounting judgments, estimates and assumptions (Continued)

the relevant periods and determine whether each payer is an active or inactive player as at the date of our analysis. To determine which payers are inactive, we analyze the dates that each payer last logged into that game. We determine a payer to be inactive once they have reached a period of inactivity for which it is probable that they will not return to a specific game. We use judgment to set a minimum period of inactivity to distinguish between active users and those that are deemed inactive at the date of evaluation which is currently determined as 30 days after last login date. Based on actual expired lifespans and projection for active players, we then project an average expected lifespan term of the population.

        In our core game Hero Wars a significant portion of our revenues is produced by a relatively low percentage of our users, which pay substantially higher dollar amounts for in-game virtual items as compared to the average payment per user and tend to have substantially longer playing periods as compared with average playing periods for the entire population. Moreover, the average playing periods differ substantially among different platforms, through which we distribute our games. To account for these aspects, we estimate the average playing periods separately for each platform as soon as we have the indicators that the average playing periods for a particular platform may differ from the average periods for other platforms and adjust the average playing periods by assigning greater weight to higher spending payers versus average payers in the population. We use regression analysis and Kaplan-Meyer survival model to arrive at the average playing period of the paying users for each platform. As at December 31, 2020 and 2019 player lifespan for Hero Wars averages 23 and 17 months respectively.

        The estimated player lifespan in our other games as at December 31, 2020 and 2019 averages 34 months and 27 months respectively.

Key factors of estimation uncertainty

        We expect that in future periods, there may be changes in the mix of consumable and durable virtual items offered and sold, reduced virtual item sales in certain existing games, changes in estimates of the average playing period of payers and/or changes in our ability to make such estimates. When such changes occur, and in particular if more of our revenue in any period is derived from durable virtual items or the estimated average playing period of payers increases on average, the amount of revenue that we recognize in a current or future period may be reduced, perhaps significantly. Conversely, if the estimated average playing period of payers decreases on average, the amount of revenue that we recognize in a current or future period may be accelerated, perhaps significantly, and we would disclose the effects of such changes in our consolidated financial statements.

        The length of the lifespan depends on the players' behaviors which vary across different game titles and across different platforms, where lifespans for social type platforms tend to be longer than for mobile platforms. The length of the lifespans may also depend on the maturity of the game title and our ability to allocate necessary financial and intellectual resources to implement relevant strategies for player attraction and retention.

        When a new game is launched and only a limited period of payer data is available for our analysis, then we need to consider other factors to determine the estimated average playing period of payers,

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

4. Accounting judgments, estimates and assumptions (Continued)

such as the estimated average playing period of payers for our other game titles with similar characteristics and review of externally available information, including industry peers.

Sensitivity to input parameters

        Our estimates are sensitive to input parameters, particularly to change in proportion between durable and consumable items and to change in estimated player's lifespan. Below is the analysis of sensitivity to these parameters:

  •
  While other parameters remain constant, an increase/decrease of the share of durable items in total payments by 10% would decrease/increase reported revenues for 2020 and respectively increase/decrease deferred revenue balance as at December 31, 2020 by 24,960.

  •
  While other parameters remain constant, an increase/decrease of the share of consumable items in total payments by 10% would increase/decrease reported revenues for 2020 and respectively decrease/increase deferred revenue balance as at December 31, 2020 by 5,990.

  •
  While other parameters remain constant, an increase in the estimated lifespans applied in 2020 by 10% would decrease reported revenues for 2020 and respectively increase deferred revenue balance as at December 31, 2020 by 15,448.

  •
  While other parameters remain constant, a decrease in the estimated lifespans applied in 2020 by 10% would increase reported revenues for 2020 and respectively decrease deferred revenue balance as at December 31, 2020 by 18,578.

Platform Commissions

        Platforms retain platform commissions and fees on each purchase made by the paying players through the platform. As revenues from sales of virtual items to paying players through the platform are deferred, the related platform commissions and fees are also deferred on the consolidated statement of financial position. The deferred platform commissions are recognized in the consolidated statement of profit or loss and other comprehensive income in the period in which the related sales of virtual items are recognized as revenue.

Measurement of cost associated with share-based payments

        Share-based payments included expenses incurred under share options granted in 2020 and earlier. See also Note 27 below for more details.

        Management estimates the fair value of certain share options at the date of grant using the Black-Scholes-Merton pricing model while certain share options with complex performance-based vesting conditions are estimated using Monte-Carlo simulation. The models are also sensitive to changes in the subjective assumptions, which can materially affect the fair value estimate. These subjective assumptions include the expected life of the options, expected volatility, risk-free interest rates, expected dividend yield and the fair value of the underlying shares. The amount of expense is also sensitive to the number

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

4. Accounting judgments, estimates and assumptions (Continued)

of awards, which are expected to vest, taking into account estimated forfeitures. Below is the discussion of each of these estimates:

Assumptions used in Black-Scholes-Merton model

Expected life

        The Company does not have sufficiently long history to determine the time the option holders will hold the options. Therefore, for the options granted in 2019 and earlier the Company used the expected term as the contractual term of each option tranche for stock option plan. For the options granted in 2020 the Company determined the expected term based on the expected dates of certain events, which influence the vesting of the options.

Expected volatility

        Since the Company's shares are not traded there is no data on the Company's share price volatility. The volatility for options valuation was defined based on the historical volatility of comparable public companies in a similar industry over a period, which approximates the expected life of option tranches.

Risk-free interest rates

        Risk-free interest rates are based on the implied yield currently available in the US treasury bonds, adjusted for a country risk premium, with a remaining term approximating the expected life of the option award being valued.

Expected dividend yield

        The Group set a dividend yield based on historical payout and best management's expectation for dividends distribution.

Fair value of the underlying shares

        The Company's shares are not publicly traded. Therefore, it estimated the fair value of the underlying shares on the basis of valuations of its peer group companies at the date or intended share price for the transaction described in Note 27, which approximates the date of grant, adjusted for the lack of marketability of the Company's shares if required. The peer group companies are determined based on several factors including, but not limited to industry (primarily gaming companies), similar size and availability of the financial information.

Estimated forfeitures

        Management used forfeiture rate of zero as there was no data of attrition rate among key personnel and management at the dates of share option grants. Subsequently, if the actual forfeiture rate is higher, the actual amount of related expense will become lower.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

4. Accounting judgments, estimates and assumptions (Continued)

Assumptions used in Monte-Carlo simulation

        The share value is modelled based on the assumptions of price change in line with Geometric Brownian Motion (GBM).

        The model runs simulations to define the equity value for the given contractual term, based on input parameters (see below). Based on simulation results target net income is defined through a proxy indicator (net income to equity value based on peer historical data). The expected payout is calculated based on results of future net income estimation and performance condition for each simulation separately. The proportionate share of all dividends distributed during the option's exercise period are included in the total payout calculation. The fair value for the option is calculated as an average value for all simulations performed. The amount of simulations performed were 10,000.

        The assumptions used to setup the model are as follows:

  •
  Overall option payment and value is defined as a value of corresponding shares transferred and dividends paid as if the shares were transferred at the vesting date without time value consideration;

  •
  The relation of net income to equity value is defined through proxy net income indicator;

  •
  Dividends accrued and paid are continuous;

  •
  Risk-free return rate is continuous;

  •
  Equity value is modelled through GBM and risk-neutral valuation.

Dividend protection feature

        The dividend protection feature included into certain option agreements is accrued if it considered likely to be effected based on the management's best estimate as of the reporting date.

Uncertain positions over taxes

        The Group disclosed possible and accrued probable risks in respect on uncertain tax positions. Management estimates the amount of risk based on its interpretation of the relevant legislation, in accordance with the current industry practice and in conformity with its estimation of probability, which require considerable judgment.

Other areas of estimation uncertainty and judgments

        Other judgements and estimates reflected in the Group's financial statements include, but are not limited to:

  •
  Recoverability of deferred tax assets;

  •
  ECL measurement;

  •
  Software development costs and recognition of internally built software.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

4. Accounting judgments, estimates and assumptions (Continued)

        In the process of applying the Group's accounting policies, management has made the following judgements, which have the most significant effect on the amounts recognized in the consolidated financial statements. Actual results could materially differ from those estimates.

Recoverability of deferred tax assets

        The utilization of deferred tax assets will depend on whether it is probable to generate sufficient taxable income against which the deductible temporary differences can be utilized. Various factors are used to assess the probability of the future utilization of deferred tax assets, including past operating results, operational plans, expiration of tax losses carried forward, and tax planning strategies.

ECL measurement

        The Group records an allowance for ECLs for all receivables and other debt financial assets not held at fair value through profit or loss ("FVPL"). The ECL allowance is based on the credit losses expected to arise over the life of the asset (the lifetime expected credit loss or LTECL) for Trade and other receivables. The LTECL is also used for other financial assets, unless there has been no significant increase in credit risk since origination, in which case, the allowance is based on the 12 months' expected credit loss (12-month ECL). The 12-month ECL is the portion of LTECL that represent the ECLs that result from default events on a financial instrument that are possible within the 12 months after the reporting date. Both LTECL and 12mECL are calculated on either an individual basis or a collective basis, depending on the nature of the underlying portfolio of financial instruments.

        ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive. The shortfall is then discounted at an approximation to the asset's original effective interest rate. The mechanics of the ECL calculations are outlined below and the key elements are as follows:

  •
  PD The Probability of Default is an estimate of the likelihood of default over a given time horizon. A default may only happen at a certain time over the assessed period, if the facility has not been previously derecognized and is still in the portfolio.

  •
  EAD The Exposure at Default is an estimate of the exposure at a future default date, taking into account expected changes in the exposure after the reporting date, including repayments of principal and interest, whether scheduled by contract or otherwise, expected drawdowns on committed facilities, and accrued interest from missed payments.

  •
  LGD The Loss Given Default is an estimate of the loss arising in the case where a default occurs at a given time. It is based on the difference between the contractual cash flows due and those that the lender would expect to receive, including from the realization of any collateral. It is usually expressed as a percentage of the EAD.

        The Group has established a policy to perform an assessment, at the end of each reporting period, of whether a financial instrument's credit risk has increased significantly since initial recognition, by considering the change in the risk of default occurring over the remaining life of the financial instrument.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

4. Accounting judgments, estimates and assumptions (Continued)

        In all cases, the Group considers that there has been a significant increase in credit risk when contractual payments are more than 30 days past due. The Group considers a financial asset in default when contractual payment are 90 days past due. However, in certain cases, the Group may also consider a financial asset to be in default when internal or external information indicates that the Group is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Group.

Software development costs

        Our development teams, which develop the online games, follow an agile development process, whereas the preliminary project stage remains ongoing until just prior to worldwide launch of the game, at which time final feature selection occurs. As such, the development costs in respect of online games are expensed as incurred in our consolidated statement of profit or loss and other comprehensive income. We did not capitalize any online games development costs in 2020 and 2019.

        Development expenditures in respect of the software for the internal use are recognized as an intangible asset when the Group can demonstrate the technical and commercial feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete the asset and the ability to measure reliably the expenditure during development.

5. Segment reporting

        We operate through one operating segment with one business activity: development and publishing of online games for mobile, web and social platforms, including Hero Wars, Island Experiment, Throne Rush and other. The financial information reviewed by our Chief Operating Decision Maker, which is our CEO, is included within one operating segment for purposes of allocating resources and evaluating financial performance.

        We disclose the geographical distribution of our revenue in Note 7. We do not have the ability to track revenue deferral on a by country basis therefore we applied average deferral rate to in-game purchases disaggregated by geography.

6. Earnings/(loss) per share

        Basic earnings/(loss) per share amounts are calculated by dividing income/(loss) for the year net of tax attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.

        Diluted earnings/(loss) per share amounts are calculated by dividing the net income/(loss) for the year net of tax attributable to ordinary equity holders of the parent adjusted for the effect of any potential share exercise by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

6. Earnings/(loss) per share (Continued)

        The following reflects the income and share data used in basic and diluted earnings/(loss) per share computations for the years ended December 31, 2020 and 2019:

	2020	2019
Income/(loss) for the year net of tax attributable to ordinary equity holders of the parent for basic earnings	668	(33,706)
Weighted average number of ordinary shares for basic and diluted earnings per share	20,000	20,000
Earnings/(loss) per share:
Earnings/(loss) attributable to ordinary equity holders of the parent, US$	33	(1,685)

        The basic earnings/(loss) per share equals to the diluted earnings/(loss) per share as there were no dilutive instruments as at and for the years ended December 31, 2020 and 2019. The share options are not dilutive as the employees and non-employees receive the existing shares from the existing shareholders at zero strike price upon exercise of their options as opposed to acquiring newly issued shares.

7. Revenue

        The following table summarizes revenue from contracts with customers for the years ended December 31, 2020 and 2019:

	2020	2019
In-game purchases	244,457	89,169
Advertising	15,059	4,642

Total	259,516	93,811

        For more details on revenue recognition principles please see Note 4. The amount of 66,096 recognized as in-game purchases revenue in 2020 (19,535- for the year ended December 31, 2019) was included in the balance of deferred revenue as at January 1, 2020 and 2019 respectively (for details see Note 23).

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

7. Revenue (Continued)

        The following table set forth revenue disaggregated based on geographical location of our payers:

	2020	2019
Geographic location
US	96,950	38,066
Europe	61,167	22,956
FSU*	38,772	19,008
Asia	42,158	7,671
Other	20,469	6,110

Total	259,516	93,811

*
Former Soviet Union countries includes Russia, Ukraine, Georgia, Belorussia, Uzbekistan, Armenia, Azerbaijan, Kazakhstan, Kyrgyzstan, Moldova, Turkmenistan, Tajikistan, Latvia, Lithuania and Estonia.

        97% of the Group's total revenues for the year ended December 31, 2020 was generated by Hero Wars game title (87%—for the year ended December 31, 2019).

8. Game operating cost

        Game operating cost consists mainly of technical support services. The following table summarizes game operating cost for the years ended December 31, 2020 and 2019:

	2020	2019
Technical support services	(15,373)	(14,169)
Employee benefits expenses	(1,029)	(648)

	(16,402)	(14,817)

        Technical support mainly relates to maintenance and upgrades of the Group's software applications provided by a third party.

9. Selling and marketing expenses

        Selling and marketing expenses consist mainly of expenses to attract new users through advertising. The following table summarizes selling and marketing expenses for the years ended December 31, 2020 and 2019:

	2020	2019
Advertising costs	(164,929)	(81,814)
Employee benefits expenses	(827)	(366)

	(165,756)	(82,180)

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

10. General and administrative expenses

        The following table summarizes general and administrative expenses for the years ended December 31, 2020 and 2019:

	2020	2019
Employee benefits expenses	(1,045)	(1,002)
Professional fees	(1,473)	(278)
Other operating expenses	(183)	(421)

	(2,701)	(1,701)

11. Finance income and costs

	2020	2019
Interest income	7	12
Foreign exchange gain	1,991	411

Finance income—total	1,998	423

Interest expense	(45)	(96)
Bank charges	(175)	(87)

Finance costs—total	(220)	(183)

Net finance income	1,778	240

12. Taxation

        The Group recognized income tax expense in the amount of 18 comprised of the income tax in Flow Research S.L. (2019: 7, comprised of the income tax in Flow Research S.L. in the amount of 5 and the special contribution to the defense fund of 2).

        In accordance with the Cypriot tax rules the companies shall use their financial reporting in accordance with IFRS as tax records with certain insignificant exceptions. As a result, the Company has no material temporary differences between the tax and accounting bases of assets and liabilities and consequently no material deferred tax effect. Under certain conditions interest income of 7 (12 for 2019) may be subject to defense contribution at the rate of 30%. In such cases this interest will be exempt from corporation tax. In certain cases, dividends received from abroad may be subject to defense contribution at the rate of 17%.

        The applicable tax rate used for reconciliation is 12.5%.

  (a)
  Cyprus IP box regime

        In 2012, the government of Cyprus introduced a regime applicable to Intellectual Property (IP). The provisions of the IP regime allow for an 80% deemed deduction on royalty income and capital gains upon disposal of IP, owned by Cypriot resident companies (net of any direct expenses and amortization provisions over a 5-year period). Companies benefiting from the IP regime may continue

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

12. Taxation (Continued)

to apply its provisions until June 30, 2021, as long as the IP assets either generated income or their development was completed as at June 30, 2016. The effective tax rate on eligible IP income could be as low as 2.5%. In case a loss arises instead of profit, the amount of loss that can be set off is limited to 20%. The respective tax loss can be carried forward and utilized for the period of 5 years. Ending of the IP Box regime on June 30, 2021 does not affect the amounts of current or deferred income taxes recognized at December 31, 2020. However, this change will increase the Group's future current tax charge accordingly.

  (b)
  Reconciliation of effective tax rate

        The reconciliation of the effective tax rate to a statutory tax rate is presented in a table below:

	2020	2019
Income/(loss) before tax	686	(33,699)
Tax calculated at the applicable tax rates	(86)	4,212
Effect of different tax rates in other countries	(8)	(5)
Tax effect of expenses not deductible for tax purposes and non-taxable income	645	1,134
Tax effect of deductions under special tax regimes	(758)	(4,126)
Unrecognized deferred tax asset resulting from loss carryforward	—	(1,220)
Tax effect of tax losses brought forward	189	—
Special contribution defense fund	—	(2)

Income tax expense	(18)	(7)

  (c)
  Uncertainty over the income tax treatment and unrecognized deferred tax asset

        Starting from January 1, 2019 the Company has changed its tax reporting principles, judgements and estimates in a few areas including, among others, revenue recognition for in-game purchases and software development costs, which resulted in a substantial amount of revenues related to in-game purchases made by Company's consumers in 2019 being deferred to 2020 and beyond (see Notes 4 and 23 for details). As a consequence, the Company has booked a substantial tax loss in 2019 as opposed to moderate profits recorded in the prior periods.

        These new principles and estimates in respect of the tax records have not yet been assessed or approved by the tax authorities, therefore we have no assurance as to whether they will be accepted by the relevant tax authorities. There also can be no assurance that the accounting treatment of certain transactions under IFRS as accepted by the Company like share-based payments, indirect taxes etc. will not be challenged by the relevant tax authorities. The Company has not recognized any tax expense in respect of these uncertainties as it believes that its tax records are in compliance with the existing laws and regulations and that its accruals for tax liabilities are sufficient and adequate for all open tax years based on its assessment of many factors, including interpretations of tax law and prior experience.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

12. Taxation (Continued)

        As at December 31, 2020 the Group did not recognize a deferred tax asset of 1,031 resulting from the tax losses reported in 2019 because of the uncertainties described above (2019: 1,220). Tax losses for which no deferred tax asset was recognized expire in 2024.

13. Dividends

Dividends
January 1, 2019	—

Dividends declared, per share US$210	4, 206
Dividends paid	(4,122)

December 31, 2019	84

January 1, 2020	84

Dividends declared, per share US$2,681	53,614
Dividends paid	(51,683)
Foreign exchange loss	577

December 31, 2020	2,592

        Dividends unpaid as at December 31, 2020 in the amount of 2,592 were fully paid on January 3, 2021.

        In addition to cash dividend the difference between the nominal amount of the interest-free loans provided to one of the Group's shareholder and their fair values was recognized as distribution to the shareholders in the amount of 0 (10—in the year 2019) (see Note 16). The total amount of distributions recognized during the year amounted to 53,614 (4,206—in the year 2019).

        The Cypriot law requires companies established under the laws of Cyprus to pay dividends out of available distributable profits. Profits in the legal sense are construed on principles different from IFRS. Management of the Company determined the amount of the distributable profits of the Company as at November 18, 2020 (as at December 17, 2019—in the year 2019) in accordance with the applicable law, ensuring the availability of funds for covering all potential and contingent liabilities and taking into account that deferred revenue, appearing on the balance sheet as a liability do not constitute liability in the legal sense but they are in essence a postponement in the recognition of revenue. Furthermore, the Company sought for legal advice, which confirms their position that dividends were paid out of available distributable profits.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

14. Property and equipment

	Computer hardware	Furniture, fixtures and office equipment	Total
Cost
Balance at January 1, 2019	45	51	96
Additions	19	—	19

Balance at December 31, 2019	64	51	115

Depreciation
Balance at January 1, 2019	14	19	33
Depreciation for the year	10	10	20

Balance at December 31, 2019	24	29	53

Carrying amounts
Balance at December 31, 2019	40	22	62

	Computer hardware	Furniture, fixtures and office equipment	Total
Cost
Balance at January 1, 2020	64	51	115
Additions	47	100	147

Balance at December 31, 2020	111	151	262

Depreciation
Balance at January 1, 2020	24	29	53
Depreciation for the year	18	20	38

Balance at December 31, 2020	42	49	91

Carrying amounts
Balance at December 31, 2020	69	102	171

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

15. Intangible assets

Computer software
Cost
Balance at January 1, 2019	688
Additions	83

Balance at December 31, 2019	771

Amortization
Balance at January 1, 2019	199
Amortization for the year	236

Balance at December 31, 2019	435

Carrying amounts
Balance at December 31, 2019	336

Cost
Balance at January 1, 2020	771

Balance at December 31, 2020	771

Amortization
Balance at January 1, 2020	435
Amortization for the year	260

Balance at December 31, 2020	695

Carrying amounts
Balance at December 31, 2020	76

16. Loans receivable

	2020	2019
Balance at January 1	521	272
New loans granted	—	338
Repayments of principal	(508)	(95)
Interest charged	7	12
Interest received	(19)	—
Foreign exchange gain / (loss)	7	(6)

Balance at December 31	8	521

        On October 1, 2018, the Company entered into a loan agreement with its shareholder Boris Gertsovsky, for the total amount of € 240,000 (US$ 278,000) with an annual interest rate of 2%. In December 2019 € 85,000 (US$ 95,000) were repaid. The loan was fully repaid on April 23, 2020.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

16. Loans receivable (Continued)

        On July 30, 2019, the Company entered into a loan agreement with its shareholder, Boris Gertsovsky, for the total amount of €300,000 (US$ 327,000). The loan was provided interest-free and was fully repaid on July 24, 2020. The difference between the nominal amounts of the loans and their fair value was insignificant.

        On October 30, 2019, the Company entered into a loan agreement with its shareholder Boris Gertsovsky, for the total amount of €10,000 (US$ 11,000). The loan was provided interest free with outstanding balance of 8 as at December 31, 2020 and was fully repaid on February 12, 2021.

        The exposure of the Group to credit risk is reported in note 26 to the consolidated financial statements.

17. Lease

	Right-of-use assets	Lease liabilities
Balance at January 1, 2019	—	—
Additions	101	101
Depreciation	(30)	—
Interest expense	—	1
Payments	—	(31)
Effect of foreign exchange rates	—	(1)

Balance at December 31, 2019	71	70

Lease liabilities—current		49
Lease liabilities—non-current		21

	Right-of-use assets	Lease liabilities
Balance at January 1, 2020	71	70
Additions	1,236	1,236
Depreciation	(263)	—
Interest expense	—	26
Payments	—	(367)
Effect of foreign exchange rates	—	146

Balance at December 31, 2020	1,044	1,111

Lease liabilities—current		293
Lease liabilities—non-current		818

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

17. Lease (Continued)

        The amounts recognized in the consolidated statement of profit or loss and other comprehensive income other than depreciation in relation to leases are presented in the table below:

	2020	2019
Expense relating to short-term leases	9	20
Expense relating to leases of low-value assets	—	8
Interest expense on lease liabilities	26	1

	35	29

        At the beginning of 2019 the Group held a lease for the office space that it rented. Previously, this lease was classified as operating lease under IAS 17. In May 2019, the existing lease expired. The Group has elected not to recognize right-of-use asset and lease liability for this lease due to its short-term nature.

        On June 1, 2019 the Group entered into a new lease agreement for the office spaces with a new owner. The lease runs for two years, with an option of renewal after that date subject to the adjustment of the lease payments to the market conditions. As the market conditions at the lease expiration date cannot be reliably estimated as at the reporting date management decided not to account for the lease renewal option while determining the amount of right-of-use assets and lease liabilities.

        On March 24, 2020 the Group entered into a new lease agreement over the office spaces with a new owner. The lease runs for 5 years, with an option of obtaining a discount while paying in lumpsum for the whole year. As the Group already makes such payments and received the discount for the first year, management decided to account for this option while determining the amount of right-of-use assets and lease liabilities.

        Total cash outflow for leases recognized in the statement of cash flow is presented below:

	2020	2019
Cash outflow for leases excluding exemptions	367	31
Cash outflow for short-term and low-value leases	5	28

Total cash outflow for leases	372	59

        All lease obligations are denominated in €. The rate of 3% per annum was used as the incremental borrowing rate.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

18. Trade and other receivables

	December 31, 2020	December 31, 2019
Trade receivables	30,909	23,767
Deposits and prepayments	2,045	910
Other receivables	209	112

Total	33,163	24,789

        The Group does not hold any collateral over the trading receivables balances.

        The fair values of trade and other receivables approximate their carrying amounts as presented above.

        The exposure of the Group to credit risk and impairment losses in relation to trade and other receivables is reported in Note 26 to the consolidated financial statements.

        The amount of ECL in respect of trade and other receivables as at December 31, 2020 and 2019 is not significant.

19. Cash and cash equivalents

	December 31, 2020	December 31, 2019
Current accounts	84,538	17,550
Bank deposits	19	15

Total	84,557	17,565

Currency	December 31, 2020	December 31, 2019
United States Dollars	72,412	12,925
Euro	11,404	3,916
Russian Ruble	741	724

Total	84,557	17,565

        Impairment on cash and cash equivalents has been measured on a 12-month expected loss basis and reflects the short maturities of the exposures. The Group considers that its cash and cash equivalents have low credit risk based on the external credit ratings of the counterparties. Therefore, no impairment allowance was recognized as at December 31, 2020 and 2019.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

20. Share capital

	December 31, 2019 Number of shares	December 31, 2019 US$
Ordinary shares of €1 each	—	—
Class A shares of €1 each	19,040	25,379
Class B shares of €1 each	960	1,280

	20,000	26,659

Issued and fully paid
Balance at January 1, 2019	20,000	26,659

Balance at December 31, 2019	20,000	26,659

	December 31, 2020 Number of shares	December 31, 2020 US$
Ordinary shares of €1 each	—	—
Class A shares of €1 each	18,940	25,246
Class B shares of €1 each	1,060	1,413

	20,000	26,659

Issued and fully paid
Balance at January 1, 2020	20,000	26,659

Balance at December 31, 2020	20,000	26,659

        On November 19, 2019 the authorized share capital of the Company was converted from 20,000 ordinary shares of € 1 each to 19,040 class A shares of € 1 each and 960 class B shares of € 1 each. As at December 31, 2020 Company's share capital consisted of 18,940 class A shares of € 1 each and 1,060 class B shares of € 1 each.

        The movement between share classes took place due to redistribution of shares between the management and employees, no dilution occurred as a consequence of such movement.

21. Trade and other payables

	December 31, 2020	December 31, 2019
Trade payables	9,793	13,006
Provision for indirect taxes	3,850	941
Dividends payable	2,592	84
Accrued salaries, bonuses, vacation pay and related taxes	2,050	183
Other payables	1,314	253

Total	19,599	14,467

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

21. Trade and other payables (Continued)

        The exposure of the Group to liquidity risk in relation to financial instruments is reported in Note 26 to the consolidated financial statements.

22. Loans and borrowings

	2020	2019
Balance at January 1	4,028	45
Additions	—	6,500
Repayments	(3,980)	(2,418)
Interest paid	(17)	(85)

Change from financing cashflows	(3,997)	3,997

Discount on low-interest loans from shareholders	—	(108)
Interest accrued	19	95
Foreign exchange gain	(1)	(1)

Balance at December 31	49	4,028

	December 31, 2020	December 31, 2019
Loans and borrowings
Short-term loan from shareholder	49	3,983
Long-term loan from shareholder	—	45

	49	4,028

        On May 17, 2019, the Company entered into a loan agreement with the key shareholder of the Group IDSB Holding Limited, for the total amount of 5,000. The loan was provided interest free. On December 5, 2019 the Company repaid 1,000 and the residual amount on March 23, 2020.

        On April 17, 2019, the Company entered into a loan agreement with PLR Worldwide Sales Limited, a related party of the key shareholder of the Group IDSB Holding Limited, for the total amount of 1,000 and with an annual interest rate of 3%. The loan was fully repaid on May 24, 2019, including the principal of 1,000 and the accrued interest of 3.

        On April 1, 2019, the Company entered into a loan agreement with its shareholder and Chief Executive Officer, Andrey Fadeev, for the total amount of 500. The loan was provided interest free, and was fully repaid on April 23, 2019.

        On August 1, 2018, Flow Research S. L. entered into a loan agreement with Empathy International S. A., for the total amount of €40,000 (US$ 47 000). The loan was further assigned on October 30, 2018 to Boris Gertsovsky (as transferee). The loan was provided interest free with balance of 49 as at December 31, 2020 and was fully repaid in April 2021.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

23. Deferred revenue and deferred platform commission fees

        As at December, 31 2020, deferred revenue is expected to be recognized over a term of calculated average playing period of the paying users (for details see Note 4).

        Deferred revenue is associated with the portion of in-game purchases revenue that is recognized over time. The table below summarizes the change in deferred revenue and platform commission fees for the years ended December 31, 2020 and 2019:

2019
Liabilities
January 1, 2019	35,080

Deferred during the year	130,830
Released to profit or loss	(55,731)

December 31, 2019	110,179

Current portion	87,228
Non-current portion	22,951
Assets
January 1, 2019	13,674

Deferred during the year	42,176
Released to profit or loss	(18,728)

December 31, 2019	37,122

2020
Liabilities
January 1, 2020	110,179

Deferred during the year	343,114
Released to profit or loss	(159,597)

December 31, 2020	293,696

Current portion	214,711
Non-current portion	78,985
Assets
January 1, 2020	37,122

Deferred during the year	101,877
Released to profit or loss	(49,437)

December 31, 2020	89,562

        Increase in the amounts of deferred revenue and platform commission as at December 31, 2020 compared to December 31, 2019 is mostly due to increase in the in-game purchases (for details see Note 7) and in the lifespans (for details see Note 4).

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

24. Related party transactions

        As at December 31, 2020 the Company's key shareholders are Everix (registered in British Virgin Islands) which owns 43.35% (December 31, 2019—IDSB Holding Limited which owned 43.35%), and Andrey Fadeev and Boris Gertsovsky, each owning 23.175% (December 31, 2019—23.175%) of the issued share capital.

        On December 11, 2020 the sole director of the Company approved the transfer of substantially all Company's shares owned by IDSB Holding Limited to Everix Investments Limited, a company incorporated under the laws of the Republic of Cyprus.

        The transactions and balances with related parties are as follows:

(i) Directors' remuneration

        The remuneration of Directors and other members of key management was as follows:

	2020	2019
Directors' and other members of key management's remuneration	557	411

	557	411

(ii) Loans to shareholders

	December 31, 2020	December 31, 2019
Loan to Boris Gertsovsky	8	521

	8	521

        The loan was provided interest free, and there was no specified repayment date (see details in Note 16).

(iii) Loans from shareholders

	December 31, 2020	December 31, 2019
Short-term loan from IDSB Holding Limited	—	3,983
Short-term loan from Boris Gertsovsky	49	—
Long-term loan from Boris Gertsovsky	—	45

	49	4,028

        The loan from IDSB Holding Limited, which was the shareholding company until December 11, 2020, was provided interest free, and was repaid on March 23, 2020.

        Refer to Notes 16 and 22 for the effects of interest-free loans provided to and received from the shareholders on the reserves of the Group.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

25. List of subsidiaries

        Set out below is a list of subsidiaries of the Group.

Name	Ownership Interest December 31, 2020%	Ownership Interest December 31, 2019%
Topland Management Ltd	100	100
Flow Research S.L.	100	100

Topland Management Ltd

        Topland Management Ltd was incorporated in British Virgin Islands on December 7, 2010. The registered office of the company is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, British Virgin Islands. The company has been liquidated on February 19, 2021.

Flow Research S.L.

        Flow Research S.L. was incorporated in Barcelona, Spain, on November 10, 2017. The registered office of the company is at CL Fontanella 4, Orihuela Alicante, 03189 Spain. The company's principal activities are a creative design of online games.

26. Financial instruments—fair values and risk management

A.
Accounting classifications

        The following table shows the carrying amounts of financial assets and financial liabilities as at December 31, 2020 and 2019. For all the Group's financial assets and financial liabilities their carrying amounts are reasonable approximations of their fair values.

        Financial assets are as follows:

	Note	December 31, 2020	December 31, 2019
Financial assets at amortized cost
Trade receivables	18	30,909	23,767
Cash and cash equivalents	19	84,557	17,565
Loans receivable	16	8	521

Total		115,474	41,853

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

26. Financial instruments—fair values and risk management (Continued)

        Financial liabilities are as follows:

		December 31, 2020	December 31, 2019
Financial liabilities not measured at fair value
Loans from shareholders	22	49	4,028
Lease liabilities	17	1,111	70
Trade and other payables	21	19,599	14,467

Total		20,759	18,565

B.
Financial risk management

        The Company's Board of Directors has overall responsibility for the establishment and oversight of the Group's risk management framework.

        The Group's risk management policies are established to identify and analyze the risks faced by the Group, to set appropriate risk limits and controls, and monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and in the Group's activities.

        The Group has exposure to the following risks arising from financial instruments:

  •
  credit risk (see note B(i));

  •
  liquidity risk (see note B(ii)); and

  •
  market risk (see note B(iii)).

(i)
Credit risk

        Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial assets on hand at the reporting date. The Group's credit risk arises predominantly from trade receivables and is concentrated around key platforms, through which the Group is distributing online games. As at December 31, 2020 and 2019 the largest debtor of the Group constituted 28% and 33% of the Group's Trade and other receivables and the 3 largest debtors of the Group constituted 73% and 75% of the Group's Trade and other receivable respectively.

        Credit risk related to trade receivables is considered insignificant, since almost all sales are generated through major companies, with consistently high credit ratings. These distributors pay the Group monthly, based on sales to the end users. Payments are made within 3 months after the sale to the end customer. The distributors take full responsibility for tracking and accounting of end customer sales, and send to the Group monthly reports that show amounts to be paid. The Group does not have any material overdue or impaired accounts receivable.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

26. Financial instruments—fair values and risk management (Continued)

        The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was:

	December 31, 2020	December 31, 2019
Loans receivables from related parties	8	521
Trade receivables	30,909	23,767
Cash and cash equivalents	84,557	17,565

Expected credit loss assessment for corporate customers as at December 31, 2020 and 2019

        The Group allocates each exposure a credit risk grade based on data that is determined to be predictive of the risk of loss (including but not limited to external ratings, audited financial statements, management accounts, and cash flows projections) and applying experienced credit judgement.

Trade and other receivables

        The ECL allowance in respect of Trade and other receivables is determined on the basis of the LTECL. The Group uses the credit rating for each of the large debtors where available or makes its own judgement as to the credit quality of its debtors based on their most recent financial reporting or the rating assigned to their country of incorporation. After assigning the credit rating to each of the debtors the Group determines the PD and LGD based on the data published by the internationally recognized rating agencies. The determined amounts of allowances for ECL for each of the debtors are then adjusted for the forecasted macroeconomic factors, which include the forecasted unemployment rate in each of the countries where the debtors are incorporated and forecasted growth rate of the global gaming market from publicly available sources. Therefore, ECL in respect of Trade and other receivables is insignificant as at December 31, 2020 and 2019.

Cash and cash equivalents

        The cash and cash equivalents are held with bank and financial institution counterparties, which are rated B- to A based on Fitch's ratings.

        Impairment on cash and cash equivalents has been measured on a 12-month expected loss basis and reflects the short maturities of the exposures. The Group considers that its cash and cash equivalents have low credit risk based on the external credit ratings of the counterparties. Therefore, no impairment allowance was recognized as at December 31, 2020 and 2019.

(ii)
Liquidity risk

        Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group's objective when managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when they are due, under both normal and stressed conditions without incurring unacceptable losses or risking damage to the Group's reputation.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

26. Financial instruments—fair values and risk management (Continued)

        The Group monitors the level of expected cash inflows on trade and other receivables together with expected cash outflows on trade and other payables. In addition, the Group has received in 2019 the loans from related parties to primarily finance the marketing activities in the amount of 6,392 and were fully repaid as at December 31, 2020 (see Note 22).

        The following are the contractual maturities of financial liabilities at the reporting date. The amounts are gross and undiscounted, and include contractual interest payments and exclude the impact of netting agreements.

December 31, 2020	Carrying amounts	Contractual cash flows	3 months or less	Between 3-12 months	Between 1-5 years
Non-derivative financial liabilities
Obligations under leases	1,111	1,167	32	288	847
Trade and other payables	19,599	19,599	19,599	—	—
Loans from shareholders	49	49	—	49	—

	20,759	20,815	19,631	337	847

December 31, 2019	Carrying amounts	Contractual cash flows	3 months or less	Between 3-12 months	Between 1-5 years
Non-derivative financial liabilities
Obligations under leases	70	71	13	37	21
Trade and other payables	14,467	14,467	14,467	—	—
Loans from shareholders	4,028	4,047	—	4,000	47

	18,565	18,585	14,480	4,037	68

(iii)
Market risk

        Market risk is the risk that changes in market prices, such as foreign exchange rates and/or equity prices will affect the Group's income or the value of its holdings of financial instruments.

        The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return.

Currency risk

        Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. Currency risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the Group's functional currency. The Group is exposed to foreign exchange risk arising from various currency exposures primarily with respect to the Euro and the Russian Ruble. The Group's management monitors the exchange rate fluctuations on a continuous basis and acts accordingly.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

26. Financial instruments—fair values and risk management (Continued)

        The Group's exposure to foreign currency risk was as follows:

December 31, 2020	Euro	Russian Ruble
Assets
Loans receivable	8	—
Trade and other receivables	9,661	2,649
Cash and cash equivalents	11,404	741

	21,073	3,390

Liabilities
Lease liabilities	(1,111)	—
Trade and other payables	(5,811)	(3)
Loans and borrowings	(49)	—

	(6,971)	(3)

Net exposure	14,102	3,387

December 31, 2019	Euro	Russian Ruble
Assets
Loans receivable	521	—
Trade and other receivables	9,380	1,882
Cash and cash equivalents	3,916	724

	13,817	2,606

Liabilities
Lease liabilities	(70)	—
Trade and other payables	(469)	(63)
Loans and borrowings	(45)	—

	(584)	(63)

Net exposure	13,233	2,543

Sensitivity analysis

        A reasonably possible 10% strengthening or weakening of the United States Dollar against the following currencies at December 31, 2020 and 2019 would have increased (decreased) equity and profit or loss by the amounts shown below.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

26. Financial instruments—fair values and risk management (Continued)

        This analysis assumes that all other variables, in particular interest rates, remain constant.

December 31, 2020	Strengthening of USD by 10%	Weakening of USD by 10%
Euro	(1,410)	1,410
Russian Ruble	(339)	339

	(1,749)	1,749

December 31, 2019	Strengthening of USD by 10%	Weakening of USD by 10%
Euro	(1,323)	1,323
Russian Ruble	(254)	254

	(1,577)	1,577

27. Share-based payments

Nexters Long-Term Incentive Plan

        In 2016 we adopted a Long-Term Incentive Plan ("LTIP"). Under this LTIP key employees of the Group and key employees of the Group's service provider ("non-employees") received remuneration in the form of share options, whereby they render services as consideration for equity instruments. Within current LTIP several tranches of share-based options for Class A shares and Class B shares were issued:

Class of shares	Grant Date	No. of options granted	Vesting period	Vesting conditions
Class A	10.01.2016	1,100	2016 - 2019	Service condition
Class B	01.01.2019	660	2019	Service condition
Class B complex vesting	01.01.2019	1,300	2027	Service condition, performance non- market condition
Complex conditional upon listing	18.11.2020	—*	2021	Service condition, performance non- market condition

Total share options granted as at December 31, 2020		3,060	—	—

*
Options granted refer to new entity shares after the proposed transaction and are not considered in the amounts in the table above (max. amount 100,000 options)

        We recorded share-based payments expense in general and administrative expenses and game operating cost of our consolidated statement of profit or loss and other comprehensive income. The

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

27. Share-based payments (Continued)

table below summarized the share-based payments expense within the years ended December 31, 2020 and 2019:

	2020	2019
Class A	—	20
Class B	—	3,704
Class B complex vesting	169	919
Complex vesting conditional upon listing	130	—

Total recorded expenses	299	4,643

therein recognized:
within Game operating cost	85	4,163
within General and administrative expenses	214	480

        In relation to the share based payment expense in 2019 we recognized the increase in Other reserves of 4,594 as it corresponds to the equity settled portion of the share options and 49 in liabilities as it corresponds to the dividends protection feature of the share options.

        In relation to the share based payment expense in 2020 we recognized the increase in Other reserves of 183 as it corresponds to the equity settled portion of the share options and 1,553 in liabilities as it corresponds to the dividends protection feature of the share options.

        As at December 31, 2020 and 2019 all options with single service condition were fully vested, outstanding share-based options are presented by performance-based Class B options only. The forfeiture rate used for vesting expense calculation in 2020 and 2019 is nil and is based on historical data and current expectations but other forfeiture patterns may occur in future.

Class A share-based payments

        Under current LTIP Class A share options were granted to employees and non-employees in October 2016 with a single service condition and expected vesting periods of up to four years,

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

27. Share-based payments (Continued)

depending on individual agreements with such employees. The movement of the share options, related fair values ("FV") at grant dates and actual vesting are displayed below:

	Number of options	Total FV of options* at grant date
Outstanding as at December 31, 2015	—	—
Granted	1,100	1,613
Vested	200	299
Forfeited	—	—
Outstanding as at December 31, 2016	900	1,314
Granted	—	—
Vested	840	1,234
Forfeited	—	—
Outstanding as at December 31, 2017	60	80
Granted	—	—
Vested	—	—
Forfeited	—	—
Outstanding as at December 31, 2018	60	80
Granted	—	—
Vested	60	80
Forfeited	—	—
Outstanding as at December 31, 2019	—	—
Granted	—	—
Vested	—	—
Forfeited	—	—
Outstanding as at December 31, 2020	—	—

*
Total fair value of options vested; for valuation technique please refer to the section below.

        The fair value of options was estimated at the grant date using Black-Scholes-Merton pricing model taking into account the terms and conditions on which the options were granted and accounted for proportionally to the vesting period in the previous and current year.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

27. Share-based payments (Continued)

        The following table presents fair value per one option and related assumptions used to estimate the fair value of our options at the grant date:

	Vesting date (year ended December 31)
	2019	2018	2017	2016
Expected term, in years	3.1	—	0.6	0.1
Expected volatility	45.0%	—	38.6%	35.1%
Risk free interest rate	1.5%	—	1.1%	0.7%
Dividend yield*	3.6%	—	3.6%	3.6%
FV at grant date per option	US$1,341	—	US$1,469	US$1,495
Discount for Lack of Marketability	7.8%	—	7.8%	7.8%

*
—adjusted for discount for lack of marketability

Class B share-based payments

        Under current LTIP Class B share options were granted to non-employees on January 1, 2019 with a single service condition and one-year vesting period. The movement of the share options and actual vesting are displayed below:

	Number of options	Total FV of options* at grant date
Outstanding as at December 31, 2018	—	—
Granted	660	3,704
Vested	660	3,704
Forfeited	—	—
Outstanding as at December 31, 2019	—	—
Granted	—	—
Vested	—	—
Forfeited	—	—
Outstanding as at December 31, 2020	—	—

*
Total fair value of options vested; for valuation technique please refer to the section below.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

27. Share-based payments (Continued)

        The fair values of options was evaluated at the grant date using Black-Scholes-Merton pricing model taking into account the terms and conditions on which the options were granted and accounted for in the current year. The following table presents fair value per one option and related assumptions used to estimate the fair value of our options at the grant date:

2019
Expected term, in years	1.0
Expected volatility	39.3%
Risk free interest rate	2.6%
Dividend yield*	7.7%
FV at grant date per option	US$5,612
Discount for Lack of Marketability	8.4%

*
—adjusted for discount for lack of marketability

Class B complex vesting (performance-based awards)

        Under current LTIP Class B share options were granted to one employee and one non-employee on January 1, 2019 with a service condition and a special performance-based non-market vesting condition (net income thresholds). The contractual term of the options is 10 years. We estimate the fair value of granted awards using a Monte Carlo Simulation method, which takes into account assumptions such as the expected volatility, the risk-free interest rate based on the contractual term of the award and expected dividend yield.

        The options were accounted for in current year according to vesting period and assessment of performance conditions achievement. For the purposes of the valuation each performance condition threshold is treated as a separate option with a separate valuation of vesting period. Based on the evaluation at the grant date the respective options that have nil FV and are not projected as to be reachable we consider it unlikely that these options will vest.

        The following table presents fair value per one option and related parameters used to estimate the fair value of our options at the grant date:

Evaluation date (grant date)	January 1, 2019
Equity value, US$ mln	132
Expected volatility	41.00%
Dividend yield	6.80%
Proxy net income indicator	0.041201
Discount for Lack of Marketability*	8.40%
Total FV for 1,300 complex options	1,157.20

*
—applied to the result of fair value estimation

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

27. Share-based payments (Continued)

        Based on the Group's performance assessment in the years ended December 31, 2020 and 2019 several performance conditions were fulfilled, resulting in accelerated vesting for the related parts of the option scheme. The table below summarizes the expenses recognized in relation to the abovementioned options:

	2020	2019
Expenses in relation to fulfilled condition	169	860
Expenses in relation to yet unfulfilled performance conditions	—	59

Total recorded expenses	169	919

Complex vesting conditional upon listing

        Under current LTIP share options in the entity surviving the proposed transaction as described in Note 29 were granted to one employee on November 18, 2020 with a service condition and a series of special performance-based non-market vesting conditions related to the listing. The contractual term of the options is 2 years. Since the agreement contains a clause that grants an employee a discretion of receiving cash consideration or options we treat the following agreement as a compound financial instrument that includes both a liability and an equity component.

        We estimate the fair value of cash consideration first and estimate the fair value of equity component consequently. The fair value of cash consideration is estimated as nominal value of related cash payments at assumed vesting date. We estimate the fair value of granted awards using Black-Scholes-Merton pricing model taking into account the terms and conditions on which the options were granted and accounted for in the current year. The following table presents fair value per one option and related assumptions used to estimate the fair value of equity component of our options at the grant date:

Evaluation date (grant date)	November 18, 2020	November 18, 2020
Vesting period	12m	8m
Market price, $	9.91	9.91
Strike price, $	10.00	10.00
Expected volatility	34.8%	34.8%
Dividend yield	0.0%	0.0%
Risk-free interest rate	0.11%	0.11%
Discount for Lack of Marketability	N/A	N/A
FV of option, $	1.34	1.11

        The options were accounted for in current year according to vesting period and assessment of performance conditions achievement. For the purposes of the valuation each performance condition

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

27. Share-based payments (Continued)

threshold is treated as a separate option with a separate valuation of vesting period. The table below summarizes the expenses recognized in relation to the abovementioned options:

	2020	2019
Expenses in relation to yet unfulfilled performance conditions	130	—

Total recorded expenses	130	—

28. Commitments and contingencies

Taxation

        Though we generally are not responsible for taxes generated on games accessed and operated through third-party platforms, we are responsible for collecting and remitting applicable sales, value added, use or similar taxes for revenue generated on games accessed and operated on our own platforms and/or in countries where the law requires the game publishers to pay such taxes even if games are made available for users through third-party platforms. Furthermore, an increasing number of U.S. states have considered or adopted laws that attempt to impose tax collection obligations on out-of-state companies. This is also the case in respect of the European Union, where value added taxes or digital services taxes may be imposed on Union companies making digital sales to consumers within the European Union. Additionally, the Supreme Court of the United States recently ruled in South Dakota v. Wayfair, Inc. et al, or Wayfair, that online sellers can be required to collect sales and use tax despite not having a physical presence in the state of the customer. In response to Wayfair, or otherwise, a number of U.S. states have already begun imposing such obligations, and other U.S. states or local governments may adopt, or begin to enforce, laws requiring us to calculate, collect and remit taxes on sales in their jurisdictions. In addition, as taxation of IT industries is rapidly developing there is a risk that various tax authorities may interpret certain agreements or tax payment arrangements differently than the Company (including identification of the taxpayer and determination of the tax residency). A successful assertion by one or more U.S. states or other countries or jurisdictions requiring us to collect taxes where we presently do not do so, or to collect more taxes in a jurisdiction in which we currently collect some taxes, could result in substantial liabilities, including taxes on past sales, as well as interest and penalties, and could create significant administrative burdens for us or otherwise harm our business.

        We believe that these consolidated financial statements reflect our best estimate of tax liabilities and uncertain tax positions, which are appropriately accounted for and(/or) disclosed in these consolidated financial statements.

Insurance

        The Group holds no insurance policies in relation to its operations, or in respect of public liability or other insurable risks like risks associated with cybersecurity. There are no significant physical assets to insure. Management has considered the possibility of insurance of various risks but the cost of it outweighs the benefits in management's view.

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

28. Commitments and contingencies (Continued)

Data privacy and security

        We collect, process, store, use and share data, some of which contains personal information, including the personal information of our players. Our business is therefore subject to a number of federal, state, local and foreign laws, regulations, regulatory codes and guidelines governing data privacy, data protection and security, including with respect to the collection, storage, use, processing, transmission, sharing and protection of personal information. Such laws, regulations, regulatory codes and guidelines may be inconsistent across jurisdictions or conflict with other rules.

        The scope of data privacy and security regulations worldwide continues to evolve, and we believe that the adoption of increasingly restrictive regulations in this area is likely within the United States and other jurisdictions. Further, the European Union, Cyprus, and United Kingdom have adopted comprehensive data protection and security laws. The European Union's Regulation (EU) 2016/679 of the European Parliament and of the Council of April 27, 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation), or the GDPR, which became effective in May 2018, and the U.K. GDPR, each as supplemented by national laws, (collectively, Applicable Data Protection Laws) impose strict requirements on controllers and processors of personal data in the European Economic Area, or EEA, and the United Kingdom, including, for example, higher standards for obtaining consent from individuals to process their personal data, more robust disclosures to individuals and a strengthened individual data rights regime, and shortened timelines for data breach notifications. Applicable Data Protection Laws create new compliance obligations applicable to our business and some of our players, which could require us to self-determine how to interpret and implement these obligations, change our business practices and expose us to lawsuits (including class action or similar representative lawsuits) by consumers or consumer organizations for alleged breach of data protection laws and the risk of significant reputational damage. Applicable Data Protection Laws increase financial penalties for noncompliance (including possible fines of up to 4% of global annual revenues for the preceding financial year or €20 million, or £17.5 million in the United Kingdom, (whichever is higher) for the most serious violations).

        Any failure or perceived failure by us to comply with our posted privacy policies, our privacy-related obligations to players or other third parties, or any other legal obligations or regulatory requirements relating to privacy, data protection, or information security may result in governmental investigations or enforcement actions, litigation, claims (including class actions), or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our players to lose trust in us, and otherwise materially and adversely affect our reputation and business.

Cybersecurity

        Our information technology may be subject to cyber-attacks, viruses, malicious software, break-ins, theft, computer hacking, employee error or malfeasance or other security breaches. Hackers and data thieves are increasingly sophisticated and operate large-scale and complex automated attacks. Our systems and the data stored on those systems may also be vulnerable to security incidents or security attacks, acts of vandalism or theft, coordinated attacks by activist entities, misplaced or lost data,

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

28. Commitments and contingencies (Continued)

human errors, or other similar events that could negatively affect our systems and the data stored on those systems, and the data of our business partners. We do not maintain insurance policies covering losses relating to cybersecurity incidents, which may increase any potential harms that the business may suffer from a cyber-attack. We may be unable to cover all possible claims stemming from security breaches, cyberattacks and other types of unlawful activity, or any resulting disruptions from such events, and we may suffer losses that could have a material adverse effect on our business.

Regulatory environment

        In December 2017, Apple updated its terms of service to require publishers of applications that include "loot boxes" to disclose the odds of receiving each type of item within each loot box to customers prior to purchase. Google similarly updated its terms of service in May 2019. Loot boxes are a commonly used monetization technique in free-to-play mobile games in which a player can acquire a virtual loot box, but the player does not know which virtual item(s) he or she will receive (which may be a common, rare or extremely rare item, and may be a duplicate of an item the player already has in his or her inventory) until the loot box is opened.

        In addition, there are ongoing academic, political and regulatory discussions in the United States, Europe, Australia and other jurisdictions regarding whether certain game mechanics, such as loot boxes, should be subject to a higher level or different type of regulation than other game genres or mechanics to protect consumers, in particular minors and persons susceptible to addiction, and, if so, what such regulation should include. Additionally, after being restricted in Belgium and the Netherlands, the United Kingdom House of Lords has recently issued a report recommending that loot boxes be regulated within the remit of gambling legislation and regulation.

        In some of our games, certain mechanics may be deemed to be loot boxes. New regulations by the international jurisdictions, which may vary significantly across jurisdictions and with which we may be required to comply, could require that these game mechanics be modified or removed from games, increase the costs of operating our games due to disclosure or other regulatory requirements, impact player engagement and monetization, or otherwise harm our business performance. It is difficult to predict how existing or new laws may be applied to these or similar game mechanics. If we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to modify our games, which would harm our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business, financial condition or results of operations.

Implications of COVID-19

        On March 11, 2020, the World Health Organization declared the Coronavirus COVID-19 outbreak to be a pandemic in recognition of its rapid spread across the globe. Many governments have taken and continue to take stringent steps to help contain and/or delay the spread of the virus, including:

NEXTERS GLOBAL LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020 and 2019

(in thousands of US$ unless stated otherwise)

28. Commitments and contingencies (Continued)

requiring self-isolation/ quarantine by those potentially affected, implementing social distancing measures, and controlling or closing borders and "locking-down" cities/regions or even entire countries. These measures slowed down and will likely continue to impact both the Cyprus and world economies. As at the date of issuance of the financial statements, the Company is not aware of any specific event of circumstance related to COVID-19 that would require it to update its estimates or judgments or adjust the carrying value of its assets or liabilities. Our liquidity analysis based on our recent performance and current estimates shows that we have adequate resources to finance our operations for the foreseeable future.

29. Events after the reporting period

Announcement of merger with Kismet Acquisition One Corp

        On February 1, 2021, the Company entered into a definitive agreement to combine with Kismet Acquisition One Corp (Nasdaq: KSMTU) through a combination of stock and cash financing ("The Transaction"). The business combination will be effected at US$1.9 billion purchase price of the Group. The Transaction is expected to deliver up to US$150 million in cash to the Group's statement of financial position before advisor fees and/or redemptions by Kismet Acquisition One Corp current shareholders, with proceeds expected to be used for general working capital purposes and potential acquisitions. Existing shareholders of Nexters will receive a cash payment of up to US$150 million pro-rata to their pre-money shareholdings, and will roll approximately 82% of their holdings into the combined company. In addition, the founders and the management will receive 20.0 million Earn-Out shares over 3 years subject to certain conditions.

        Completion of the proposed transaction is subject to the approval of the stockholders of Kismet Acquisition One Corp and Nexters and other customary closing conditions, including the receipt of certain regulatory approvals and minimum cash balance at closing. The Transaction is expected to close in the second quarter of 2021.

Acquisition of Russian game development studios

        On February 4, 2021, the Company acquired NX Online LLC and NX Studio LLC, two Russian game development studios, for the total consideration of 1,221 (RUB 93 million), which comprises the whole business acquisition. The Company's management considers the acquisition of development team as a primary business purpose of the deal. As at the date of these consolidated financial statements the purchase price allocation has not yet been completed.

Dividends declared after December 31, 2020

        The Group declared in total 50,000 of dividends or US$ 2,500 per share from January 1, 2021 to the date of these consolidated financial statements and paid out 49,000 in April and May of 2021.

PROSPECTUS FOR 31,870,000 ORDINARY SHARES AND 19,250,000 WARRANTS TO PURCHASE ORDINARY SHARES, IN EACH CASE, OF NEXTERS INC.

        Until                                    , 2021, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ANNEXES

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT
by and among
KISMET ACQUISITION ONE CORP.
KISMET SPONSOR LIMITED
(solely in its capacity as the Purchaser Representative)
NEXTERS INC.
NEXTERS GLOBAL LTD.
FANTINA HOLDINGS LIMITED
(solely in its capacity as the Company Shareholders Representative)
and
THE COMPANY SHAREHOLDERS SET FORTH HEREIN
Dated as of January 31, 2021

Article I MERGER		A-7
1.1	Merger	A-7
1.2	Merger Effective Time	A-7
1.3	Effect of the Merger	A-7
1.4	Organizational Documents of Surviving Company	A-7
1.5	Directors and Officers of Surviving Company	A-7
1.6	Effect of Merger on Purchaser	A-8
1.7	Effect of Merger on Pubco Capital Shares	A-9
1.8	Satisfaction of Rights	A-9
1.9	Lost, Stolen or Destroyed Purchaser Certificates	A-9
1.10	Taking of Necessary Action; Further Action	A-9
Article II SHARE ACQUISITION		A-9
2.1	Exchange of Company Shares	A-9
2.2	Consideration	A-10
2.3	Cash Consideration Adjustment	A-10
2.4	Deferred Exchange Shares	A-13
2.5	Transfer of Company Shares and Other Undertakings.	A-14
2.6	Company Shareholder Consent	A-14
2.7	Termination of Certain Agreements	A-15
2.8	Release of Funds from Trust Account	A-15
2.9	Appointment of Transfer Agent	A-15
2.10	Pre-Closing Cash Dividend	A-15
2.11	Tax Consequences	A-15
Article III CLOSING		A-16
3.1	Closing	A-16
Article IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		A-16
4.1	Organization and Standing	A-16
4.2	Authorization; Binding Agreement	A-16
4.3	Governmental Approvals	A-17
4.4	Non-Contravention	A-17
4.5	Capitalization	A-18
4.6	SEC Filings; Purchaser Financials; Internal Controls	A-18
4.7	Absence of Certain Changes	A-20
4.8	Compliance with Laws	A-20
4.9	Actions; Orders; Permits	A-20
4.10	Taxes and Returns	A-20
4.11	Employees and Employee Benefit Plans	A-21
4.12	Properties	A-21
4.13	Material Contracts	A-21
4.14	Transactions with Affiliates	A-22
4.15	Investment Company Act; JOBS Act	A-22
4.16	Finders and Brokers	A-22
4.17	Certain Business Practices	A-22
4.18	Insurance	A-23
4.19	Information Supplied	A-23
4.20	Independent Investigation	A-24
4.21	Trust Account	A-24

Article V REPRESENTATIONS AND WARRANTIES OF PUBCO		A-25
5.1	Organization and Standing	A-25
5.2	Authorization; Binding Agreement	A-25
5.3	Governmental Approvals	A-25
5.4	Non-Contravention	A-25
5.5	Capitalization	A-26
5.6	Pubco Activities	A-26
5.7	Finders and Brokers	A-26
5.8	Investment Company Act	A-26
5.9	Information Supplied	A-26
5.10	Independent Investigation	A-27
Article VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-27
6.1	Organization and Standing	A-27
6.2	Authorization; Binding Agreement	A-27
6.3	Capitalization	A-28
6.4	Subsidiaries	A-29
6.5	Governmental Approvals	A-29
6.6	Non-Contravention	A-29
6.7	Financial Statements	A-30
6.8	Absence of Certain Changes	A-31
6.9	Compliance with Laws	A-31
6.10	Company Permits	A-31
6.11	Litigation	A-31
6.12	Material Contracts	A-32
6.13	Intellectual Property	A-34
6.14	IT Systems	A-36
6.15	Taxes and Returns	A-37
6.16	Real Property.	A-38
6.17	Personal Property	A-38
6.18	Title to and Sufficiency of Assets	A-38
6.19	Employee Matters	A-39
6.20	Benefit Plans	A-41
6.21	Environmental Matters	A-41
6.22	Transactions with Related Persons	A-42
6.23	Insurance	A-42
6.24	Compliance with the Terms and Conditions of Google Play and the App Store	A-43
6.25	Data Protection and Cybersecurity	A-43
6.26	Certain Business Practices	A-44
6.27	Investment Company Act	A-44
6.28	Finders and Brokers	A-45
6.29	Information Supplied	A-45
6.30	Independent Investigation	A-45
Article VII REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS		A-45
7.1	Organization and Standing	A-45
7.2	Authorization; Binding Agreement	A-46
7.3	Ownership	A-46
7.4	Governmental Approvals	A-46
7.5	Non-Contravention	A-46
7.6	No Litigation	A-47
7.7	Investment Representations	A-47

7.8	Finders and Brokers	A-48
7.9	Information Supplied	A-48
7.10	Independent Investigation	A-48
Article VIII COVENANTS		A-48
8.1	Access and Information	A-48
8.2	Conduct of Business of the Company during the Interim Period	A-49
8.3	Conduct of Business of Purchaser during the Interim Period	A-52
8.4	Conduct of Business of Pubco during the Interim Period	A-55
8.5	Conduct of Business of the Company after the Relevant Date	A-55
8.6	Consolidated Company Financials	A-56
8.7	Monthly Management Accounts and Annual Financial Statements	A-56
8.8	Purchaser Public Filings	A-56
8.9	Exclusivity	A-56
8.10	No Trading	A-57
8.11	Notification of Certain Matters	A-57
8.12	Efforts	A-58
8.13	Further Assurances	A-59
8.14	The Registration Statement	A-59
8.15	Public Announcements	A-61
8.16	Confidential Information	A-62
8.17	Post-Closing Board of Directors and Officers of Pubco	A-63
8.18	Indemnification of Directors and Officers; Tail Insurance	A-63
8.19	Purchaser Expenses; Trust Account Proceeds	A-64
8.20	New Registration Rights Agreement	A-64
8.21	Lock-Up Agreements	A-64
8.22	Non-Compete	A-64
8.23	Non-Solicitation of Employees	A-64
8.24	Limitations in Scope	A-65
8.25	NX Companies	A-65
8.26	Pubco Equity Incentive Plan	A-65
8.27	Purchaser Options	A-65
8.28	Pubco Charter Amendment	A-65
8.29	Further Actions	A-65
Article IX SURVIVAL AND INDEMNIFICATION		A-65
9.1	Survival	A-65
9.2	Indemnification	A-66
9.3	Specific Tax Indemnity	A-66
9.4	Limitations and General Indemnification Provisions	A-67
9.5	Indemnification Procedures	A-68
9.6	Indemnification Payments	A-70
9.7	Exclusive Remedy	A-70
Article X CONDITIONS TO OBLIGATIONS OF THE PARTIES		A-71
10.1	Conditions to Each Party's Obligations	A-71
10.2	Conditions to Obligations of the Company, Pubco and the Company Shareholders	A-71
10.3	Conditions to Obligations of Purchaser	A-72
10.4	Frustration of Conditions	A-73
Article XI TERMINATION AND EXPENSES		A-73
11.1	Termination	A-73
11.2	Effect of Termination	A-75
11.3	Fees and Expenses	A-75

Article XII WAIVERS AND RELEASES		A-75
12.1	Waiver of Claims Against Trust	A-75
12.2	Release and Covenant Not to Sue	A-76
Article XIII MISCELLANEOUS		A-76
13.1	Notices	A-76
13.2	Binding Effect; Assignment	A-78
13.3	Third Parties	A-78
13.4	Governing Law; Jurisdiction	A-78
13.5	WAIVER OF JURY TRIAL	A-79
13.6	Specific Performance	A-79
13.7	Severability	A-79
13.8	Amendment	A-79
13.9	Waiver	A-79
13.10	Entire Agreement	A-80
13.11	Interpretation	A-80
13.12	Counterparts	A-81
13.13	No Recourse	A-81
13.14	Company Shareholders Representative	A-81
13.15	Purchaser Representative	A-82
13.16	Legal Representation	A-84
Article XIV DEFINITIONS		A-84
14.1	Certain Definitions	A-84
14.2	Section References	A-96

INDEX OF ANNEXES AND EXHIBITS
Annex Description Annex I—Company Shareholders Pro-Rata Allocation

Exhibit Description
Exhibit A—Form of New Registration Rights Agreement
Exhibit B.1—Form of Lock-Up Agreement (Key Company Shareholders)
Exhibit B.2—Form of Lock-Up Agreement (Sponsor)
Exhibit C—Governance Term Sheet

 BUSINESS COMBINATION AGREEMENT

        This Business Combination Agreement (this "Agreement") is made and entered into as of January 31, 2021 by and among: (i) Kismet Acquisition One Corp., a British Virgin Islands business company ("Purchaser"), (ii) Kismet Sponsor Limited, a British Virgin Islands business company, solely in its capacity as the Purchaser Representative ("Sponsor"), (iii) Nexters Inc., a British Virgin Islands business company ("Pubco"), (iv) Nexters Global Ltd., a private limited liability company domiciled in Cyprus (the "Company"), (v) Fantina Holdings Limited, a private limited liability company domiciled in Cyprus, solely in its capacity as the Company Shareholders Representative, and (vi) the shareholders of the Company set forth on the signature pages hereto (the "Company Shareholders"). Purchaser, Pubco, the Company, and the Company Shareholders are sometimes referred to herein individually as a "Party" and, collectively, as the "Parties".

RECITALS:

        WHEREAS, the Company, directly and indirectly through its Subsidiaries, engages in the business of developing and publishing free-to-play games;

        WHEREAS, as of the date of this Agreement, (i) Andrey Fadeev, a Russian citizen ("AF"), (ii) Boris Gertsovskiy, a Russian citizen ("BG" and, together with AF, the "Founders"), and (iii) Everix Investments Limited, a private limited liability company domiciled in Cyprus ("Everix" and, together with the Founders, the "Key Company Shareholders") own 4,507 Company Class A Shares, 4,507 Company Class A Shares and 8,427 Company Class A Shares, respectively, cumulatively representing 87.2% of all of the issued and outstanding share capital of the Company, and the Company Shareholders other than the Key Company Shareholders own 1,499 Company Class A Shares and 1,060 Company Class B Shares, cumulatively representing 12.8% of all of the issued and outstanding share capital of the Company (collectively, the "Company Shares");

        WHEREAS, Pubco is a newly incorporated British Virgin Islands company that is a Cyprus tax resident and owned entirely by AF, who is not a U.S. citizen or resident;

        WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) Purchaser will merge with and into Pubco (the "Merger"), as a result of which (i) the separate corporate existence of Purchaser shall cease and Pubco shall continue as the surviving company and (ii) each issued and outstanding security of Purchaser immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the Company Shares in exchange for the payment, issue and delivery to the Company Shareholders of a combination of cash and shares of Pubco (the "Share Acquisition" and, together with the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents, the "Transactions"), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law;

        WHEREAS, on August 5, 2020, Purchaser entered into a Registration Rights Agreement with the Sponsor and the other "Holders" named therein (the "Sponsor Registration Rights Agreement");

        WHEREAS, on August 5, 2020, Purchaser entered into a forward purchase agreement with the Sponsor (the "Forward Purchase Agreement"), providing for the purchase by the Sponsor of Twenty Million Dollars ($20,000,000) of Purchaser Public Units in a private placement to occur concurrently with the Share Acquisition Closing;

        WHEREAS, on or around the date of this Agreement, Purchaser has entered into an amendment to the Forward Purchase Agreement with the Sponsor and Pubco to, among other matters, increase the purchase commitment thereunder from Twenty Million Dollars ($20,000,000) to Fifty Million Dollars ($50,000,000) and replace the commitment to acquire Purchaser Public Units by the Sponsor with a commitment to acquire Pubco Ordinary Shares and Pubco Public Warrants in a private placement to occur after the Merger Closing and prior to the Share Acquisition Closing;

        WHEREAS, the boards of directors of Purchaser, the Company and Pubco have each (a) determined that the Transactions are fair, advisable and in the best interests of their respective companies and shareholders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein; and

        WHEREAS, certain capitalized terms used herein are defined in Article XIV hereof.

        NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
MERGER

        1.1    Merger.     At the Merger Effective Time, subject to and upon the terms and conditions of this Agreement and the plan of merger and the articles of merger to be prepared by the Parties (the "Plan of Merger" and the "Articles of Merger", respectively), and in accordance with the applicable provisions of the BVI Act, Purchaser, as a constituent party for the purpose of the BVI Act, and Pubco, as a constituent party for the purpose of the BVI Act, shall consummate the Merger, pursuant to which Purchaser shall be merged with and into Pubco with Pubco being the surviving entity for the purpose of the BVI Act, following which the separate corporate existence of Purchaser shall cease and Pubco shall continue as the surviving company. Pubco, as the surviving company after the Merger, is hereinafter sometimes referred to as the "Surviving Company" (provided, that references to Purchaser for periods after the Merger Effective Time shall include the Surviving Company).

        1.2    Merger Effective Time.     Purchaser and Pubco shall cause the Merger to be consummated by filing the Articles of Merger and any other documents required to be filed pursuant to the BVI Act and such other documents as required by the BVI Act with the Registry of Companies of the British Virgin Islands. The Merger shall become effective on the Merger Closing Date when the Plan of Merger is registered by the Registry of Companies of the British Virgin Islands (the "Merger Effective Time").

        1.3    Effect of the Merger.     At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger, and the applicable provisions of the BVI Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Purchaser and Pubco shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Purchaser and Pubco set forth in this Agreement to be performed after the Merger Effective Time.

        1.4    Organizational Documents of Surviving Company.     At the Merger Effective Time, the Surviving Company shall adopt new memorandum and articles of association reflecting the terms of the governance term sheet attached as Exhibit C hereto and any other terms reasonably satisfactory to Purchaser, the Company and the Key Company Shareholders (the "Amended Pubco Charter").

        1.5    Directors and Officers of Surviving Company.     At the Merger Effective Time, the board of directors and executive officers of the Surviving Company shall be the directors and officers of Purchaser, each to hold office in accordance with the Surviving Company Charter until their respective successors are duly elected or appointed and qualified.

        1.6    Effect of Merger on Purchaser Securities.     Each Purchaser Public Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) Purchaser Ordinary Share and one-half (1/2) of a Purchaser Public Warrant in accordance with the terms of the applicable Purchaser Public Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.6 below. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Purchaser or Pubco:

        (a)    Purchaser Ordinary Shares.     Every issued and outstanding Purchaser Ordinary Share (other than those described in Section 1.6(e) below) shall be converted automatically into the right of the holder thereof to receive one (1) Pubco Ordinary Share, following which, all Purchaser Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing Purchaser Ordinary Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing Purchaser Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of Pubco Ordinary Shares upon the surrender of such certificate in accordance with this Section 1.6(a) and Section 1.7. Each certificate formerly representing Purchaser Ordinary Share (other those described in Section 1.6(e) below) shall thereafter represent only the right to receive the same number of Pubco Ordinary Shares in accordance with this Section 1.6(a).

        (c)    Purchaser Warrants.     (i) Every issued and outstanding Purchaser Public Warrant shall be converted automatically into the right of the holder thereof to receive one (1) Pubco Public Warrant, and (ii) every issued and outstanding Purchaser Private Warrant shall be converted automatically into the right of the holder thereof to receive one (1) Pubco Private Warrant. At the Merger Effective Time, the Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire Pubco Ordinary Shares. At or prior to the Merger Effective Time, Pubco shall take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

        (d)    Purchaser Options.     Every issued and outstanding Purchaser Option shall be converted automatically into the right of the holder thereof to receive an option relating to Pubco Ordinary Shares upon substantially the same terms and conditions as are in effect with respect to such Purchaser Option immediately prior to the Merger Effective Time, including with respect to vesting, exercise price and termination-related provisions (each, a "Pubco Option"). At the Merger Effective Time, the Purchaser Options shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist. The Purchaser Optionees shall cease to have any rights with respect to the Purchaser Options, except as provided herein or by Law. At or prior to the Merger Effective Time, Pubco shall take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Options remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Options.

        (e)    Cancellation of Capital Shares Owned by Purchaser.     At the Merger Effective Time, if there are any shares of capital stock of Purchaser that are owned by Purchaser as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

        (f)    Transfers of Ownership.     If any certificate for securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be accompanied by an appropriate instrument of transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such Tax has been paid or is not payable.

        (g)    No Liability.     Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Company, the Company or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        1.7    Effect of Merger on Pubco Capital Shares.     At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any equityholder of Purchaser or Pubco, all of the shares of Pubco issued and outstanding immediately prior to the Merger Effective Time (excluding, for the avoidance of doubt, any Pubco Ordinary Shares issued at the Merger Effective Time) shall be redeemed for an amount of US$1.00, and AF (as sole shareholder of Pubco immediately prior to the Merger Effective Time) hereby irrevocably consents to such redemption.

        1.8    Satisfaction of Rights.     All securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

        1.9    Lost, Stolen or Destroyed Purchaser Certificates.     In the event any certificates representing Purchaser Securities shall have been lost, stolen or destroyed, Pubco shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.6; provided, however, that the Surviving Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Company with respect to the certificates alleged to have been lost, stolen or destroyed.

        1.10    Taking of Necessary Action; Further Action.     If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser and Pubco, the officers and directors of Purchaser and Pubco are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II
SHARE ACQUISITION

        2.1    Exchange of Company Shares.     At the Share Acquisition Closing and subject to and upon the terms and conditions of this Agreement and the articles of association of the Company, the Company Shareholders shall sell, transfer, convey, assign and deliver to Pubco, and Pubco shall purchase, acquire and accept from the Company Shareholders, all of the issued and outstanding Company Shares, free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws) and together with all rights attaching to them at the Share Acquisition Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Company Shares after the Share Acquisition Closing).

        2.2    Consideration.

        (a)   Subject to and upon the terms and conditions of this Agreement, in full payment for the Company Shares (with Company Class A Shares and Company Class B Shares being treated equally), Pubco shall, without duplication, (i) pay to the Company Shareholders the Initial Cash Consideration, determined in accordance with Section 2.3(a), and (ii) issue and deliver to the Company Shareholders an aggregate number of Pubco Ordinary Shares (the "Exchange Shares") with an aggregate value equal to $2,032,500,000 minus the amount of Base Cash Consideration (the "Exchange Consideration"), with each Pubco Ordinary Share valued at the Per Share Price.

        (b)   Prior to the Share Acquisition Closing, the Company Shareholders shall provide written instructions to Pubco and its Transfer Agent to issue and deliver the Exchange Shares in accordance with the percentage set forth opposite the name of each such Company Shareholder in Part A of Annex I; provided, that the number of Exchange Shares allocated to each Relevant Company Shareholder shall be reduced by such Relevant Company Shareholder's Relevant Portion of the Deferred Exchange Shares.

        (c)   At the Share Acquisition Closing, Pubco shall cause the Exchange Shares (less the Deferred Exchange Shares) to be issued and delivered to the Company Shareholders in accordance with Section 2.2(b). The Initial Cash Consideration shall be paid in accordance with Section 2.3(a)(ii).

        2.3    Cash Consideration Adjustment.

        (a)   Determination of the Initial Cash Consideration.

            (i)  No later than five (5) Business Days prior to the Share Acquisition Closing Date, the Company shall prepare and deliver to Purchaser a statement certified by the Company's sole director (the "Estimated Closing Statement") setting forth (a) the Company's estimate of a consolidated balance sheet of the Target Companies as of the Relevant Date, prepared in good faith and in accordance with the Accounting Principles, (b) a good faith calculation of the Company's estimate of the Net Working Capital Adjustment and Closing Debt, in each case as of the Reference Time and along with reasonably detailed calculations, which Estimated Closing Statement shall be subject to the review and approval by Purchaser, acting in good faith, and (c) the amount and allocation of the Initial Cash Consideration payable to each Company Shareholder in accordance with the percentage set forth opposite the name of each such Company Shareholder in Part A of Annex I, including the account details of each Company Shareholder; provided, that, if Purchaser and the Company cannot agree on such Estimated Closing Statement prior to the Share Acquisition Closing, the Parties shall use the Estimated Closing Statement as prepared by the Company for purposes of payments to be made at the Share Acquisition Closing. In connection with the Company's preparation of the Estimated Closing Statement, Purchaser and its Representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant schedules, and relevant supporting documents prepared by the Company or its Representatives and used in connection with its calculation of the Net Working Capital Adjustment and Closing Debt, and to finance personnel and accountants of the Company and its Subsidiaries and any other information which Purchaser or its Representatives may reasonably request, and the Company shall, and shall cause its Representatives to, cooperate reasonably with Purchaser and its Representatives in connection therewith.

           (ii)  Promptly after the release of the funds held in the Trust Account in accordance with the terms and conditions of the Trust Agreement, Pubco shall pay to the Company Shareholders an aggregate amount in cash (the "Initial Cash Consideration") equal to (A) the Base Cash Consideration, (B) plus (or minus if negative) the Net Working Capital Adjustment and (C) minus the Closing Debt, by wire transfer of immediately available funds to the respective accounts of the Company Shareholders designated by the Company in the Estimated Closing Statement.

        (b)   Determination of the Final Cash Consideration.

            (i)  Within ninety (90) Business Days following the Share Acquisition Closing Date, Pubco shall prepare and deliver to the Purchaser Representative a statement certified by Pubco's executive officer (the "Preliminary Adjustment Statement") setting forth (a) a consolidated balance sheet of the Target Companies as of the Relevant Date, prepared in good faith and in accordance with the Accounting Principles, and (b) a good faith calculation of the Net Working Capital Adjustment and Closing Debt, in each case as of the Reference Time and along with reasonably detailed calculations.

           (ii)  The Purchaser Representative shall have forty-five (45) Business Days (the "Review Period") following receipt of the Preliminary Adjustment Statement to review the Preliminary Adjustment Statement and to notify Pubco in writing if it disputes any of the items set forth on the Preliminary Adjustment Statement (the "Disagreement Notice"). The Disagreement Notice shall set forth in reasonable detail (i) any item on the Preliminary Adjustment Statement that the Purchaser Representative disputes, together with reasonable detail of the basis for such dispute, and (ii) the Purchaser Representative's calculation of the amount of such item. In connection with the Purchaser Representative's review of the Preliminary Adjustment Statement, the Purchaser Representative and its Representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant schedules, and relevant supporting documents prepared by Pubco or its Representatives and used in connection with its calculation of the Net Working Capital Adjustment and Closing Debt, and to finance personnel and accountants of the Pubco and its Subsidiaries and any other information which the Purchaser Representative or its Representatives may reasonably request, and Pubco shall, and shall cause its Representatives to, cooperate reasonably with the Purchaser Representative and its Representatives in connection therewith.

          (iii)  In the event that the Purchaser Representative shall deliver a Disagreement Notice to Pubco, Pubco and the Purchaser Representative shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Preliminary Adjustment Statement and/or the calculation of the Net Working Capital Adjustment and Closing Debt shall be made in writing in accordance with the agreement of Pubco and the Purchaser Representative. If the Purchaser Representative does not deliver a Disagreement Notice to Pubco before the expiration of the Review Period, effective as of 12:01 a.m., New York City Time, on the day immediately following the last day of the Review Period, the Net Working Capital Adjustment and Closing Debt, as applicable, as shown in the Preliminary Adjustment Statement shall become final, conclusive and binding on the Parties and shall constitute the "Final Net Working Capital Adjustment" and "Final Closing Debt", respectively, for purposes of Section 2.3(b)(vii) and Section 2.3(b)(ix).

          (iv)  If Pubco and the Purchaser Representative are unable to resolve any such dispute within twenty (20) Business Days or such longer period as Pubco and the Purchaser Representative shall mutually agree in writing after the Purchaser Representative's delivery of the Disagreement Notice (the "Resolution Period"), such dispute shall be promptly submitted to a mutually acceptable internationally recognized firm of independent certified public accountants that has not provided material services to either Pubco, Purchaser, the Company or the Company Shareholders or their respective Affiliates in the preceding three (3) years, or if no such firm is available and willing to serve, then a mutually acceptable expert in public accounting (the "Independent Accounting Firm"), in each case, upon which Pubco and the Purchaser Representative shall have mutually agreed and which shall be jointly engaged by Pubco and the Purchaser Representative. If Pubco and the Purchaser Representative are unable to agree on the Independent Accounting Firm within fifteen (15) days following the expiration of the Resolution Period, either party may request the President of the American Arbitration Association to appoint a senior partner in an internationally recognized accounting firm to serve as the Independent Accounting Firm, which Independent Accounting Firm shall be engaged by either or both of Pubco and the Purchaser Representative.

           (v)  If any remaining items in dispute (the "Unresolved Items") are submitted to the Independent Accounting Firm for resolution, each of Pubco and the Purchaser Representative shall submit to the Independent Accounting Firm (with a copy delivered to the other party on the same day), within ten (10) Business Days after the date of the engagement of the Independent Accounting Firm, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Items. Each of Pubco and the Purchaser Representative may (but shall not be required to) submit to the Independent Accounting Firm (with a copy delivered to the other party on the same day), within twenty (20) Business Days after the date of the engagement of the Independent Accounting Firm, a memorandum responding to the initial memorandum submitted to the Independent Accounting Firm by the other party. Unless requested by the Independent Accounting Firm in writing, no party hereto may present any additional information or arguments to the Independent Accounting Firm, either orally or in writing. The Independent Accounting Firm shall not review any line items or make any determination with respect to any matter other than with respect to Unresolved Items. The Independent Accounting Firm shall be given reasonable access to all relevant records to calculate the Net Working Capital Adjustment and Closing Debt, as applicable.

          (vi)  The Independent Accounting Firm shall act as an expert and not as an arbitrator to calculate, based solely on the written submissions of Pubco, on the one hand, and the Purchaser Representative, on the other hand, and not by independent investigation, the Net Working Capital Adjustment and Closing Debt, as applicable, and shall be instructed that its calculation (i) must be made in accordance with the requirements of this Agreement, including the Accounting Principles, and (ii) with respect to each Unresolved Item, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by the Purchaser Representative in the Disagreement Notice and by Pubco in the Preliminary Adjustment Statement. The Independent Accounting Firm shall submit such verification and calculation to the Purchaser Representative and Pubco as soon as practicable, but in any event within thirty (30) days after the Unresolved Items are submitted to the Independent Accounting Firm. Except for any dispute to the extent relating to any interpretation of Law or terms of this Agreement (other than the Net Working Capital Adjustment and Closing Debt, as applicable, their constituent definitions and this Section 2.3), the determination by the Independent Accounting Firm of the Net Working Capital Adjustment and Closing Debt, as applicable, as set forth in a written notice delivered to Pubco and the Purchaser Representative by the Independent Accounting Firm in accordance with this Agreement shall be binding and conclusive on Pubco and the Purchaser Representative.

         (vii)  (i) The Net Working Capital Adjustment as determined after all disputes have been resolved in accordance with this Section 2.3 is referred to herein as the "Final Net Working Capital Adjustment", and (ii) the Closing Debt as determined after all disputes have been resolved in accordance with this Section 2.3 is referred to herein as the "Final Closing Debt".

        (viii)  The Parties agree that the procedures set forth in this Section 2.3 for resolving disputes with respect to the Preliminary Adjustment Statement and the calculation of the Net Working Capital Adjustment and Closing Debt shall be the sole and exclusive method for resolving any such disputes; provided, however, that this provision shall not prohibit any party from instituting litigation to enforce any decision pursuant to the terms hereof by the Independent Accounting Firm in any court of competent jurisdiction. The substance of the Independent Accounting Firm's determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the parties to have any determination of Unresolved Items by the Independent Accounting Firm proceed in an expeditious manner; provided, however, that any deadline or time period contained herein may be extended or modified by agreement of the parties and the parties agree that the failure of the Independent Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Independent Accounting Firm. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 2.3 shall be borne by the disagreeing party.

          (ix)  The final amount of the cash consideration for the Company Shares (the "Final Cash Consideration") shall be an amount equal to (A) the Base Cash Consideration, (B) plus (or minus if negative) the Final Net Working Capital Adjustment, and (C) minus the Final Closing Debt, such Final Cash Consideration to be allocated to each Company Shareholder in accordance with the percentage set forth opposite the name of each such Company Shareholder in Part A of Annex I. The difference (either positive or negative) between the Initial Cash Consideration and the Final Cash Consideration is referred to as the "Final Cash Consideration Adjustment", and the Final Cash Consideration Adjustment shall be determined by subtracting the Initial Cash Consideration from the Final Cash Consideration.

           (x)  Pubco (if the Final Cash Consideration Adjustment is a positive number) or the Company Shareholders (if the Final Cash Consideration Adjustment is a negative number), as the case may be, shall, within five (5) Business Days after the determination of the Final Cash Consideration Adjustment pursuant to this Section 2.3, make payment to the other by wire transfer of immediately available funds to the respective accounts of the Company Shareholders designated by the Company Shareholders (if the Final Cash Consideration Adjustment is a positive number) or the account of Pubco designated by Pubco (if the Final Cash Consideration Adjustment is a negative number), as the case may be, an amount equal to the absolute value of the Final Cash Consideration Adjustment as determined pursuant to this Section 2.3.

          (xi)  Each Party agrees that, following the Closing through the date that the Final Cash Consideration becomes final and binding in accordance with this Section 2.3, it will not, and it will cause its Affiliates not to, take any actions with respect to any accounting books, records, policies or procedures on which the Initial Cash Consideration is based, or on which the Final Cash Consideration is to be based, that would impede the final determination of the Final Cash Consideration.

        2.4    Deferred Exchange Shares.

        (a)   The Relevant Company Shareholders shall be entitled to receive the Deferred Exchange Shares in accordance with, and subject to, the following provisions:

            (i)  Ten Million (10,000,000) Pubco Ordinary Shares (the "Milestone 1 Deferred Exchange Shares") if, at any time during the Deferred Exchange Shares Period, the VWAP of the Pubco Ordinary Shares equals or exceeds $13.50 in any twenty (20) trading days within a thirty (30) trading day period on any securities exchange or securities market on which the Pubco Ordinary Shares are then traded; and

           (ii)  an additional Ten Million (10,000,000) Pubco Ordinary Shares (the "Milestone 2 Deferred Exchange Shares" and, together with the Milestone 1 Deferred Exchange Shares, the "Deferred Exchange Shares") if, at any time during the Deferred Exchange Shares Period, the VWAP of the Pubco Ordinary Shares equals or exceeds $17.00 in any twenty (20) trading days within a thirty (30) trading day period on any securities exchange or securities market on which the Pubco Ordinary Shares are then traded.

        (b)   Each Relevant Company Shareholder shall be entitled to its Relevant Portion of any Deferred Exchange Shares. The Deferred Exchange Shares shall be issued by Pubco within twenty (20) Business Days after the satisfaction of the requirements as set forth in Section 2.4(a).

        (c)   All shares and per share amounts in this Section 2.4 shall be appropriately adjusted to reflect splits, subdivisions, share dividends and similar events subsequent to the Closing Date.

        (d)   The Deferred Exchange Shares issued and delivered to the Relevant Company Shareholders, if any, shall be subject to the same restrictions that apply to the Exchange Shares under the Lock-Up Agreements for a period of twelve (12) months expiring on the first anniversary of the date of issue and delivery to the Relevant Company Shareholders of such Deferred Exchange Shares.

        2.5    Transfer of Company Shares and Other Undertakings.

        (a)   At the Share Acquisition Closing, each Company Shareholder shall deliver or procure the delivery to Pubco of:

            (i)  a duly executed instrument of transfer in respect of its Company Shares to effect the transfer of its Company Shares (the "IoTs");

           (ii)  share certificates representing its Company Shares ("Company Certificate"). In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the relevant Company Shareholder may instead deliver to the Company an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Company and Pubco (a "Lost Certificate Affidavit");

          (iii)  certified true copy of a resolution of the board of directors of the Company (a) approving the form of the IoTs and the transfer of the Company Shares from the Company Shareholders to Pubco (such transfer conditional upon the satisfaction of the conditions provided in this Agreement), (b) instructing the secretary to update the Company's register of members such that Pubco is entered in the register of members as the sole holder of all of the Company Shares, (c) canceling all share certificate(s) relating to the Company Shares in the name of the Company Shareholders and issuing new share certificate(s) in the name of Pubco, and (d) resolving that the necessary filings in connection with the aforementioned matters be submitted to the Department of Registrar of Companies of the Republic of Cyprus (the "Registrar") thereby notifying the Registrar of such matters;

          (iv)  an original of a secretary's confirmation letter in the Greek language, duly executed by the secretary of the Company for the purposes of submitting the necessary filings at the Registrar in relation to the action in clause (iii) above; and

           (v)  certified true copy of the updated Company's corporate register which must comprise its register of directors and secretaries, register of registered offices, register of mortgages and charges and its register of members evidencing that Pubco is entered in the register of members as the sole holder of all of the Company Shares.

        (b)   Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

        2.6    Company Shareholder Consent.     Each Company Shareholder hereby approves, authorizes and consents to the Company's execution and delivery of this Agreement and the Ancillary Documents to which the Company is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Each Company Shareholder acknowledges and agrees that the consent set forth herein is intended and shall constitute such consent of such Company Shareholder as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company's Organizational Documents, any other agreement in respect of the Company to which such Company Shareholder is a party or bound and all applicable Laws. Each of the Company Shareholders hereby waives and disapplies any and all pre-emption rights, rights of first refusal, tag along, drag along and other rights (each, howsoever described) which may have been conferred on it under the Company's Organizational Documents or otherwise as may affect the transactions contemplated by this Agreement and the Ancillary Documents (other than its rights pursuant to this Agreement). Further, subject to applicable Law, the Company and the Company Shareholders hereby waive any obligations of the parties under the Company's Organizational Documents to the extent they relate to the transactions contemplated by this Agreement and the Ancillary Documents.

        2.7    Termination of Certain Agreements.     Without limiting the provisions of Section 2.6 or Section 12.2, the Company and the Company Shareholders hereby agree that, effective at the Share Acquisition Closing, any shareholders, voting or similar agreement among the Company and any of the Company Shareholders or among the Company Shareholders with respect to the Company or its capital shares shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect with no Liability whatsoever for the Company. Further, the Company and the Company Shareholders hereby waive any obligations of the parties under any agreement described in the preceding sentence with respect to the transactions contemplated by this Agreement and the Ancillary Documents, and any failure of the parties to comply with the terms thereof in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

        2.8    Release of Funds from Trust Account.     Subject to the terms and conditions of the Trust Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to cause the funds held in the Trust Account to be released simultaneously with, or as promptly as practicable after, the Share Acquisition Closing.

        2.9    Appointment of Transfer Agent.     Prior to the Merger Closing, Pubco shall appoint a transfer agent reasonably acceptable to Purchaser (the "Transfer Agent"), as its agent, for the purpose of (a) exchanging Purchaser Securities for Pubco Securities, and (b) delivering Exchange Shares. The Transfer Agent shall (a) exchange Purchaser Securities for Pubco Securities, and (b) deliver Exchange Shares, in each case in accordance with the terms of this Agreement and, to the extent applicable, the Plan of Merger, applicable BVI Law and customary transfer agent procedures and the rules and regulations of the Depository Trust Company.

        2.10    Pre-Closing Cash Dividend.     Notwithstanding the limitations set forth in Section 8.2 and subject to applicable Law, the Company will declare and distribute to the Company Shareholders prior to the Share Acquisition Closing a cash dividend in an aggregate amount not to exceed (x) the amount of Available Cash at the Reference Time (y) minus the Available Cash Floor (such cash dividend, the "Pre-Closing Cash Dividend"); provided, however, that the Company may not declare the Pre-Closing Cash Dividend after the Relevant Date (but may pay the Pre-Closing Cash Dividend after the Relevant Date and before the Share Acquisition Closing). To the extent permitted by applicable Law, the Pre-Closing Cash Dividend shall be distributed by the Company in accordance with the percentage set forth opposite the name of each Company Shareholder in Part A of Annex I, unless the Company Shareholders shall agree to a different allocation distribution of the Pre-Closing Cash Dividend. The Company shall inform Purchaser prior to declaring or distributing the Pre-Closing Cash Dividend.

        2.11    Tax Consequences.     The Parties hereby agree and acknowledge that for U.S. federal income tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and this Agreement is intended to constitute and the Parties hereby adopt this Agreement as a "plan or reorganization" within the meaning of Treasury Regulation sections 1.368-2(g) and 1.368-3(a). To the extent required to take a position, the Parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger does not qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

ARTICLE III
CLOSING

        3.1    Closing.     Subject to the satisfaction or waiver of the conditions set forth in Article X, the closing of the Merger (the "Merger Closing") shall occur on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other date as Purchaser, Pubco and the Company may agree in writing. Subject to the Merger Closing, the closing of the Share Acquisition (the "Share Acquisition Closing") shall occur on the first (1st) Business Day following the Merger Closing. References herein to the "Closing" will refer collectively to the Merger Closing and the Share Acquisition Merger Closing. The date of the Merger Closing shall be referred to herein as the "Merger Closing Date". The date of the Share Acquisition Closing shall be referred to herein as the "Share Acquisition Closing Date". The Closing shall take place virtually or at such place as Purchaser, Pubco and the Company may agree in writing, and at such times on the Merger Closing Date and the Share Acquisition Closing Date as Purchaser, Pubco and the Company agree in writing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company and the Company Shareholders on the date hereof (the "Purchaser Disclosure Schedules"), each Section of which qualifies the correspondingly numbered representation or warranty if specified therein or another Section of the Purchaser Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, or (ii) the SEC Reports that are available on the SEC's website through EDGAR, Purchaser represents and warrants to the Company, Pubco and the Company Shareholders, as of the date hereof and as of the Merger Closing, as follows:

        4.1    Organization and Standing.     Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

        4.2    Authorization; Binding Agreement.     Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser and (b) other than the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. Purchaser's board of directors, at a duly called and held meeting or in writing as permitted by Purchaser's memorandum and articles of association, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Purchaser and Purchaser's shareholders in accordance with BVI Act, (ii) approved and adopted this Agreement, (iii) recommended that Purchaser's shareholders vote in favor of the approval of this Agreement, the Merger, and the other Shareholder Approval Matters in accordance with the BVI Act (the "Purchaser Recommendation") and (iv) directed that this Agreement and the Shareholder Approval Matters be submitted to the Purchaser's shareholders for their approval. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally and subject to general principles of equity (collectively, the "Enforceability Exceptions").

        4.3    Governmental Approvals.     Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) any filings required with Nasdaq or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state "blue sky" securities Laws, and the rules and regulations thereunder, (c) the pre-merger notification requirements of the HSR Act, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Purchaser.

        4.4    Non-Contravention.     Except as otherwise described in Schedule 4.4, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser's Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.

        4.5    Capitalization.

        (a)   As of the date of this Agreement, the issued and outstanding Purchaser Securities are set forth hereto in Schedule 4.5(a). As of the date of this Agreement, there are no issued or outstanding Purchaser preferred shares. All outstanding shares of Purchaser Securities are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under the Laws of the British Virgin Islands, the Purchaser's Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

        (b)   Schedule 4.5(b) sets forth the beneficial and record owners of all outstanding Purchaser Options as of the date hereof (including the number of Purchaser Options held). Except as set forth in Schedule 4.5(a) or Schedule 4.5(b), there are no (i)  outstanding options, warrants, puts, calls, convertible or exchangeable securities, "phantom" share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth herein, there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting or transfer of any shares of Purchaser.

        (c)   All Indebtedness of Purchaser as of the date of this Agreement is disclosed in Schedule 4.5(c). No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser, or (iii) the ability of Purchaser to grant any Lien on its properties or assets. As of the date hereof, Purchaser does not have any present intention, agreement, arrangement or understanding to enter into or incur, any additional obligations with respect to or under any Indebtedness.

        (d)   Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser's board of directors has not authorized any of the foregoing.

        4.6    SEC Filings; Purchaser Financials; Internal Controls.

        (a)   Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Share Acquisition Closing. Except to the extent available on the SEC's web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser's quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser, (ii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the IPO (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i) and (ii) above, whether or not available through EDGAR, are, collectively, the "SEC Reports"). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term "file" shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

        (b)   As of the date of this Agreement, (A) the Purchaser Units, the Purchaser Ordinary Shares and the Purchaser Public Warrants are listed on Nasdaq, in the ticker of KSMTU, KSMT and KSMTW, respectively, (B) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq, and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

        (c)   The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the "Purchaser Financials"), fairly present in all material respects the financial position and the results of operations, changes in shareholders' equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

        (d)   Except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser's formation in the ordinary course of business. Purchaser does not maintain any "off-balance sheet arrangement" within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of Purchaser are required by GAAP to be included in the financial statements of Purchaser.

        (e)   Since the IPO, neither the Purchaser nor the Purchaser's independent auditors has identified or been made aware of any (i) "significant deficiency" in the internal controls over financial reporting of Purchaser, (ii) "material weakness" in the internal controls over financial reporting of Purchaser, (iii) fraud, whether or not material, that involves management or other employees of Purchaser who have a role in the internal controls over financial reporting of Purchaser or (iv) any written claim or allegation regarding any of the foregoing.

        (f)    Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser's status as an "emerging growth company" within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, (i) Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser's financial reporting and the preparation of Purchaser's financial statements for external purposes in accordance with GAAP, and (ii) Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Purchaser is made known to Purchaser's principal executive officer and principal financial officer by others within Purchaser, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

        (g)   There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser. Purchaser has not taken any action prohibited by Section 402 of SOX.

        (h)   To the Knowledge of Purchaser, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of Purchaser, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

        4.7    Absence of Certain Changes.     As of the date of this Agreement, Purchaser has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, and (b) since the IPO, not been subject to a Material Adverse Effect.

        4.8    Compliance with Laws.     Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Purchaser, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser.

        4.9    Actions; Orders; Permits.     There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on Purchaser or on the ability of Purchaser to enter into and perform its obligations under this Agreement. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.

        4.10    Taxes and Returns.

        (a)   Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are to its Knowledge true, accurate, correct and complete in all material respects. Purchaser has timely paid, or caused to be paid, all material Taxes required to its Knowledge to be paid, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP.

        (b)   Purchaser has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by applicable Tax Laws to be withheld by Purchaser have been withheld and timely paid over to the appropriate Governmental Authority.

        (c)   To the Knowledge of Purchaser, there are no material claims, assessments, audits, examinations, investigations or other Actions pending or in progress against Purchaser, in respect of any material Tax, and Purchaser has not been notified in writing of any material proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP).

        (d)   There are no material Liens with respect to any Taxes upon any of Purchaser's assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return. No written claim has been made by any Governmental Authority which remains outstanding where Purchaser does not file a Tax Return that it is or may be subject to taxation in that jurisdiction with respect to Taxes that would be the subject of such Tax Return.

        (e)   To the Knowledge of Purchaser, (i) it does not have, nor has it ever had, a permanent establishment, branch or representative office in any country other than the country of its organization, (ii) is not, nor has it ever been, subject to Tax in a jurisdiction outside the country of its establishment, and (iii) no claim in relation to Tax has ever been made against the Purchaser by a Governmental Authority in a jurisdiction where Purchaser does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

        (f)    Purchaser does not have any Liability for the Taxes of another Person as a transferee or successor or by contract, indemnity or otherwise. Purchaser is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including closing agreement or other agreement relating to Taxes with any Governmental Authority).

        (g)   Purchaser has not requested, nor or is it the subject of or bound by, any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

        4.11    Employees and Employee Benefit Plans.     Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Except as set forth on Schedule 4.11, neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Purchaser, or (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit.

        4.12    Properties.     Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

        4.13    Material Contracts.

        (a)   Except as set forth on Schedule 4.13, other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days' prior notice without payment of a material penalty or termination fee, or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser or any of its current or future Affiliates, any acquisition of material property by Purchaser or any of its current or future Affiliates, or restricts in any material respect the ability of Purchaser or any of its current or future Affiliates from engaging in business as currently conducted by it or from competing with any other Person (each, a "Purchaser Material Contract"). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

        (b)   With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms' length and in the ordinary course of business; (ii) the Purchaser Material Contract is valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

        4.14    Transactions with Affiliates.     Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser, on the one hand, and any (a) present or former director, officer, employee, manager, direct equityholder or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser's outstanding capital stock as of the date hereof, on the other hand.

        4.15    Investment Company Act; JOBS Act.     Purchaser is not an "investment company" or a Person directly or indirectly "controlled" by or acting on behalf of a person subject to registration and regulation as an "investment company", in each case within the meaning of the Investment Company Act. Purchaser constitutes an "emerging growth company" within the meaning of the JOBS Act.

        4.16    Finders and Brokers.     Except as set forth on Schedule 4.16, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from Purchaser, Pubco, the Target Companies, the Company Shareholders or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser. Schedule 4.16 shall set forth, as of the date of this Agreement, the amounts of any such fees or commissions that are due or would, upon the Closing, be due.

        4.17    Certain Business Practices.

        (a)   Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment, or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction. No Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

        (b)   The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any

Governmental Authority, and no Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

        (c)   None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC"), the U.S. Department of State, or other applicable Governmental Authority, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine), or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or other applicable Governmental Authority (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any sanctions administered by OFAC or the U.S. Department of State or other applicable Governmental Authority in the last five (5) fiscal years. Neither Purchaser nor any of its directors or officers, nor, to the knowledge of Purchaser, any other Representative acting on behalf of Purchaser has engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable sanctions laws administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority. No Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

        4.18    Insurance.     Schedule 4.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to Purchaser.

        4.19    Information Supplied.     None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser's or Pubco's shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Target Companies, the Company Shareholders or any of their respective Affiliates.

        4.20    Independent Investigation.     Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and Pubco, and Purchaser acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Pubco for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Company Shareholders and Pubco set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company, the Company Shareholders and Pubco for the Registration Statement; and (b) none of the Company, the Company Shareholders and Pubco or their respective Representatives have made any representation or warranty as to the Target Companies, the Company Shareholders, Pubco, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

        4.21    Trust Account.     As of the date hereof, Purchaser had an amount of assets in the Trust Account of not less than Two Hundred and Fifty Million Dollars ($250,000,000). The funds held in the Trust Account are invested in U.S. government securities with a maturity of one hundred and eighty-five (185) days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a valid and binding obligation of Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of Purchaser, that would entitle any Person (other than (i) in respect of deferred underwriting commissions set forth in Schedule 4.21 or Taxes, (ii) the Purchaser's shareholders prior to the Merger Effective Time who shall have elected to redeem their Purchaser Ordinary Shares pursuant to the Purchaser's Organizational Documents or in connection with an amendment thereof to extend Purchaser's deadline to consummate a Business Combination, or (iii) if Purchaser fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, in limited amounts to permit Purchaser to pay the expenses of the Trust Account's liquidation and dissolution, and then Purchaser's shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Purchaser Ordinary Shares pursuant to the Purchaser's Organizational Documents, or in connection with an amendment thereof to extend Purchaser's deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account.

 ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PUBCO

        Pubco represents and warrants to Purchaser, the Company and the Company Shareholders, as of the date hereof and as of the Merger Closing, as follows:

        5.1    Organization and Standing.     Pubco is a company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. Pubco has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Pubco is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to Purchaser and the Company accurate and complete copies of its Organizational Documents, as currently in effect. Pubco is not in violation of any provision of its Organizational Documents in any material respect.

        5.2    Authorization; Binding Agreement.     Subject to filing the Amended Pubco Charter, Pubco has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholder of Pubco and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the filing of the Amended Pubco Charter), on the part of Pubco are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco is a party has been or shall be when delivered, duly and validly executed and delivered by Pubco and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Pubco, enforceable against Pubco in accordance with its terms, subject to the Enforceability Exceptions.

        5.3    Governmental Approvals.     No Consent of or with any Governmental Authority, on the part of Pubco is required to be obtained or made in connection with the execution, delivery or performance by Pubco of this Agreement and each Ancillary Document to which it is a party or the consummation by Pubco of the transactions contemplated hereby and thereby, other than (a) such filings as are expressly contemplated by this Agreement, including the Amended Pubco Charter, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state "blue sky" securities Laws, and the rules and regulations thereunder, (d) the pre-merger notification requirements of the HSR Act, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

        5.4    Non-Contravention.     The execution and delivery by Pubco of this Agreement and each Ancillary Document to which it is a party, the consummation by Pubco of the transactions contemplated hereby and thereby, and compliance by Pubco with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Pubco Charter, conflict with or violate any provision of Pubco's Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Pubco or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Pubco under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Pubco under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Pubco, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco.

        5.5    Capitalization.     As of the date hereof, Pubco is authorized to issue a maximum of 50,000 of Pubco Ordinary Shares, of which one (1) Pubco Ordinary Share is issued and outstanding, which is owned by AF. Prior to giving effect to the transactions contemplated by this Agreement, Pubco does not have any Subsidiaries or own any equity interests in any other Person. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

        5.6    Pubco Activities.     Since its formation, Pubco (i) has not engaged in any business activities other than as contemplated by this Agreement, (ii) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person, (iii) other than fees in respect of its incorporation, has not had any assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and (iv) other than its Organizational Documents, this Agreement and the Ancillary Documents to which it is a party, has not been party to or bound by any Contract.

        5.7    Finders and Brokers.     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco (excluding, for the avoidance of doubt, any fees or commissions as set forth on Schedule 4.16).

        5.8    Investment Company Act.     Pubco is not an "investment company" or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an "investment company", in each case within the meanings of the Investment Company Act.

        5.9    Information Supplied.     None of the information supplied or to be supplied by Pubco expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser's or Pubco's shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Pubco does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies, the Company Shareholders or any of their respective Affiliates.

        5.10    Independent Investigation.     Pubco has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser and the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser and the Target Companies for such purpose. Pubco acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser and the Company set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules or the Company Disclosure Schedules, as applicable) and in any certificate delivered to Pubco pursuant hereto, and the information provided by or on behalf of Purchaser or the Company for the Registration Statement; and (b) none of Purchaser, the Company, the Company Shareholders or their respective Representatives have made any representation or warranty as to Purchaser, the Target Companies, the Company Shareholders, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules and the Company Disclosure Schedules) or in any certificate delivered to Pubco pursuant hereto.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the disclosure schedules delivered by the Company to Purchaser on the date hereof (the "Company Disclosure Schedules"), each Section of which qualifies the correspondingly numbered representation or warranty if specified therein or another Section of the Company Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company hereby represents and warrants to Purchaser as of the date hereof and as of the Merger Closing, as follows:

        6.1    Organization and Standing.     The Company is a company duly organized, validly existing and in good standing under the Laws of Cyprus and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing (to the extent that such concept applies) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates would individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. The Company has provided to Purchaser accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

        6.2    Authorization; Binding Agreement.     The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company's obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors and shareholders of the Company (as applicable) in accordance with the Company's Organizational Documents and any applicable Law, and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, in each case, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

        6.3    Capitalization.

        (a)   The authorized share capital of the Company is divided into 18,940 Company Class A Shares and 1,060 Company Class B Shares of nominal value of €1.00 per share. The issued and outstanding capital shares of the Company consists of 18,940 Company Class A Shares and 1,060 Company Class B Shares of nominal value of €1.00 per share, and there are no other issued or outstanding equity interests of the Company. The Company Shareholders are the legal (registered) and beneficial owner of all of the issued Company Shares, with each Company Shareholder owning the Company Shares set forth opposite the name of such Company Shareholder on Schedule 6.3(a), all of which Company Shares are owned by the Company Shareholders free and clear of any Liens other than those imposed under the Company's Organizational Documents, applicable securities Laws or as set forth on Schedule 6.3(a). After giving effect to the Share Acquisition, Pubco shall own all of the issued share capital of the Company free and clear of any Liens other than those imposed under the Company's Organizational Documents and applicable securities Laws. All of the issued shares of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Law Cap 113 of the statute laws of the Republic of Cyprus, any other applicable Law, the Company's Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound.

        (b)   Except as set forth on Schedule 6.3(b), no Target Company currently has, and no Target Company has had, since its formation, any stock option or other equity incentive plans. Except as set forth on Schedule 6.3(b), there are no Company Convertible Securities or preemptive rights or rights of first refusal or first offer, except for those rights as provided in the Company's Organizational Documents which have been disapplied and waived by the Company Shareholders pursuant to Section 2.6 hereof, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of the Company Shareholders or any of their respective Affiliates are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 6.3(b), there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any of Company Shares. Except as set forth in the Company's Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable Laws. Except as set forth on Schedule 6.3(b), as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

        (c)   Except as set forth on Schedule 6.3(c), since January 1, 2018, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

        6.4    Subsidiaries.     Schedule 6.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary's Organizational Documents or applicable Laws). There are no Contracts to which the Company or any of its Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) or transfer of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 6.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to or make any loan or capital contribution to any other Person.

        6.5    Governmental Approvals.     Except as otherwise described in Schedule 6.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents to which it is or required to be a party or otherwise bound, or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) any filings required with Nasdaq or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state "blue sky" securities Laws, and the rules and regulations thereunder, (c) the pre-merger notification requirements of the HSR Act, and (d) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

        6.6    Non-Contravention.     Except as otherwise described in Schedule 6.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company's Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

        6.7    Financial Statements.

        (a)   True and correct copies of the Management Accounts have been provided to Purchaser. As used herein, the term "Management Accounts" means, collectively, the unaudited monthly management accounts of the Company, consisting for each of a profit and loss account for the period beginning on January 1, 2018 and ended on December 31, 2020.

        (b)   The Management Accounts were prepared from the books and records of the Company as of the times and for the periods referred to therein. The profit and loss accounts included in the Management Accounts fairly present in all material respects the results of operations of the Company for the periods presented; provided, however, that the Management Accounts are subject to normal recurring year-end audit adjustments.

        (c)   When made available pursuant to Section 8.6, the Consolidated Company Financials shall (i) be prepared from the books and records of the Company or the Target Companies as of the times and for the periods referred to therein, (ii) be prepared in accordance with IFRS, consistently applied throughout and among the periods involved, and (iii) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated.

        (d)   Each Target Company maintains books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that are in accordance with applicable Law and provide reasonable assurance that (i) transactions are executed with management's authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company's assets, (iii) access to such Target Company's assets is permitted only in accordance with management's authorization, and (iv) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since its formation, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

        (e)   As of the date hereof, the Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 6.7(e), and in such amounts (including principal and any accrued but unpaid interest with respect to such Indebtedness), as set forth therein. Except as disclosed on Schedule 6.7(e), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

        (f)    Except as set forth on Schedule 6.7(f), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS), except for those that will be reflected or reserved on or provided for in the consolidated balance sheet of the Target Companies contained in the Consolidated Company Financials, or (iii) are not material and were incurred after December 31, 2020 in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

        (g)   All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

        6.8    Absence of Certain Changes.     Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement, each Target Company, since January 1, 2021, (i) has conducted its business only in the ordinary course of business consistent with past practice, (ii) has not been subject to a Material Adverse Effect, and (iii) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2 (without giving effect to Schedule 8.2) if such action were taken on or after the date hereof without the consent of Purchaser.

        6.9    Compliance with Laws.     Except as set forth on Schedule 6.9 and where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, each Target Company is and, since the date of its formation has been, in compliance with, and not in conflict, default or violation of, any applicable Laws, including for the avoidance of doubt non-compliance with any anti-tax evasion Laws that give rise to a need for a Target Company to maintain appropriate Tax evasion prevention procedures, and no Target Company has received, since the date of its formation, any written or, to the Knowledge of the Company, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it is or was bound in any material respect.

        6.10    Company Permits.     Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the "Company Permits"), except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company's Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and since its formation, no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

        6.11    Litigation.     Except as described on Schedule 6.11, as of the date of this Agreement, there is no (a) Action of any nature currently pending or, to the Company's Knowledge, threatened (and no such Action has been brought or, to the Company's Knowledge, threatened since the date of its formation), or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since the date of its formation, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders in their capacity as such, its business, equity securities or assets. The items listed on Schedule 6.11, if finally determined adverse to the Target Companies, will not be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. Since the date of its formation, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud as it relates to the business of any Target Company, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

        6.12    Material Contracts.

        (a)   Schedule 6.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 6.12(a), a "Company Material Contract") that:

            (i)  contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

           (ii)  relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

          (iii)  involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

          (iv)  evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $1,500,000;

           (v)  involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $1,500,000 or shares or other equity interests of any Target Company or another Person;

          (vi)  relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

         (vii)  by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $1,500,000 per year or $3,000,000 in the aggregate;

        (viii)  is with any of Apple, Google or Facebook, or any of their Affiliates, except for those agreements that are considered to be public offers and are not reasonably expected to be material to the Target Companies, taken as a whole;

          (ix)  contains licenses, sublicenses and other agreements or permissions, under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property of a third party, excluding (A) Immaterial Licenses, (B) licenses for Open Source Materials and (C) "shrink wrap," "click wrap," and "off the shelf" Software licenses and other agreements for Software (or the provision of Software-enabled services) that is not included in any Company Products and is commercially available to the public generally with license, maintenance, support and other fees of less than $1,500,000 per year ("Material Inbound Licenses");

           (x)  pursuant to which any Target Company has granted to any third party any license, right, immunity or authorization to use or otherwise exploit any Company Owned IP, excluding Immaterial Licenses ("Material Outbound Licenses");

          (xi)  pursuant to which any Target Company has (A) acquired from any third party any ownership right to any material Intellectual Property, excluding Contracts with Contributors substantially in the form of the templates of written Contracts provided by the Company to Purchaser entered into in the ordinary course of business consistent with past practice, or (B) transferred to any third party any ownership right to any material Intellectual Property;

         (xii)  for, or relating to, the employment or hiring or engagement for services of any director, officer, employee, or consultant of the Company that is not terminable by any Target Company with notice without any cost or other Liability (except as required by Law), including any Contract requiring the relevant Target Company to make a payment to any employee on account of any transaction contemplated by this Agreement or any Ancillary Document;

        (xiii)  obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $1,500,000;

        (xiv)  is between any (A) Target Company and (B) any Company Shareholder or any directors, officers or employees of a Target Company (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any of their respective Affiliates or other Related Person, including all non-competition, severance and indemnification agreements;

         (xv)  is a labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body;

        (xvi)  obligates the Target Companies to make any capital commitment or expenditure in excess of $1,500,000 (including pursuant to any joint venture);

       (xvii)  relates to a settlement of any Action entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations);

      (xviii)  provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney; or

        (xix)  that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form F-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

        (b)   Except as disclosed in Schedule 6.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability

Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and to the Company's Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies, taken as a whole, in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

        6.13    Intellectual Property.

        (a)   Schedule 6.13(a)(i) sets forth, as of the date hereof, all registered and applied-for Intellectual Property owned (or purported to be owned) by a Target Company ("Company Registered IP"), specifying as to each item, as applicable: (A) the title of the item, if applicable, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and (D) the issuance, registration or application numbers and dates. Schedule 6.13(a)(ii) sets forth a complete and accurate list of each Contract pursuant to which any Target Company is obligated to pay any royalties, fees, commissions or other amounts to any other Person upon or solely for the use of any Intellectual Property in or with a Company Product, which royalties, fees, commissions or other amounts are payable in connection with the provision or distribution of such Company Product to a third party. Except as set forth on Schedule 6.13(a)(iii), the Target Companies exclusively own all Company Owned IP, free and clear of all Liens (other than Permitted Liens), without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Owned IP, except for fees and costs payable to file, apply for, register, patent or maintain Company Registered IP. All Company Registered IP is subsisting and, to the Knowledge of the Company, all Company Registered IP (excluding applications for registration) are valid and enforceable.

        (b)   Each Target Company has a valid and enforceable license to use all material Intellectual Property that is the subject of the Material Inbound Licenses applicable to such Target Company. The Material Inbound Licenses constitute all of the licenses, sublicenses and other agreements or permissions for material third-party Intellectual Property necessary to operate the business of the Target Companies as presently conducted. Each Target Company has performed all material obligations imposed on it in the applicable Company IP Licenses, has made all material payments required under the applicable Company IP Licenses to date, and such Target Company is not in material breach or material default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Material Inbound Licenses in the same or similar manner that it is currently being used is not prohibited by such Contracts in material respects. None of the Target Companies is a party to any Contract pursuant to which any Intellectual Property is exclusively licensed by or to a Target Company.

        (c)   No Action is pending or, to the Company's Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, exploit, license or sublicense any Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. During the past three (3) years, no Target Company has received any written or, to the Knowledge of the Company, oral notice or claim, asserting that any Infringement of the Intellectual Property of any other Person in material respects is or may be occurring or has or may have occurred, in each case, as a consequence of the business activities of any Target Company. No Infringement or similar claim or Action is, to the Knowledge of the Company, threatened against any Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any Target Company with respect to any such claim or Action, and during the past three (3) years, none of the Target Companies has received written notice, or to the Knowledge of the Company, any other communication requesting, claiming, or demanding any of the foregoing with respect to any such claim or Action, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Company Owned IP, (ii) restrict the conduct of the business of a Target Company in any material respects in order to accommodate a third party's Intellectual Property, or (iii) grant any third party any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently Infringing, or has, in the past three (3) years, Infringed any Intellectual Property of any other Person in any material respect. To the Company's Knowledge, no third party is Infringing any Company Owned IP in any material respect.

        (d)   All current and former founders, employees, consultants and independent contractors who created any Intellectual Property included in any Company Product or otherwise material to the business of any Target Company (each, a "Contributor") have executed a valid written agreement (substantially in the form of the templates of written Contracts provided by the Company to Purchaser) that assigned to a Target Company all of such Contributor's right, title and interest in and to the Intellectual Property arising from the services performed for a Target Company by such Persons. To the Knowledge of the Company, no Contributors have claimed any ownership interest in any Company Owned IP.

        (e)   Each Target Company has taken commercially reasonable measures to protect and maintain the secrecy and confidentiality of all Trade Secrets and confidential information owned or held by the Target Companies.

        (f)    Except as specified in Schedule 6.13(f), (i) no funding, facilities or personnel of any Governmental Authority, university or research center were used, directly or indirectly, to develop, create, or reduce to practice, in whole or in part, any Company Owned IP, and (ii) no Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization or research center owns or otherwise holds, or has the right to obtain, any rights to any Company Owned IP. The Target Companies are not now, and have never been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires or obligates a Target Company to grant or offer to any other Person any license or other right to any Company Owned IP.

        (g)   The consummation of the Transactions will not result in: (i) the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments by a Target Company under any Contract relating to Intellectual Property, (ii) incremental loss of Intellectual Property rights, or (iii) release of source code for Company Software. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies' material rights under the Company IP Licenses to the same or similar extent that the Target Companies would have been able to exercise had the Transactions not occurred, without the payment of any additional amounts or consideration in respect of the Company IP Licenses other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

        (h)   Schedule 6.13(h) accurately and completely identifies each Target Company User Agreement in effect. Each Target Company User Agreement: (i) is binding and enforceable with respect to each and every user of each applicable Company Product (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), and (ii) will remain in full force and effect after the consummation of the Transactions.

        (i)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company (i) no Target Company is in breach of any material terms or conditions of any relevant licenses of Open Source Materials incorporated into any material Company Products; and (ii) since January 1, 2018, no Target Company has received any claim from a third party, or knows of any claim by a third party, that any material Company Products incorporates, is integrated with, or, links to any Open Source Materials in such a manner that requires the Target Company to distribute any material proprietary source code for such Company Product under the terms of a license to such Open Source Materials and, to the Knowledge of the Company, there would be no reasonable basis for such a claim to be made by a third party.

        (j)    No source code for any Company Software has been (or is required to be) delivered, licensed or made available to any escrow agent or other Person who is not an employee performing services solely for the benefit of a Target Company. No event has occurred, and no circumstance or condition exists, that will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software to any other Person.

        (k)   To the Knowledge of the Company and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company Products (i) contains any bug, defect, or error that affects the use, functionality, or performance of such Company Products, or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Products.

        6.14    IT Systems.

        (a)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, the IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Target Companies as currently conducted. None of the Target Companies has experienced within the past three (3) years any material disruption to, or material interruption in, the conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the IT Systems. Each Target Company has taken commercially reasonable measures to provide for the back-up and recovery of the material data and information necessary to the conduct of the business of such Target Company (including such data and information that is stored on magnetic or optical media in the ordinary course).

        (b)   To the Company's Knowledge and except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, none of the Company Software or IT Systems contain any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other malicious Software or device designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such Software or device is stored or installed or (ii) damaging or destroying any data or file without the user's consent.

        (c)   The Target Companies maintain business continuity and disaster recovery plans that are adequate to ensure that the IT Systems can be replaced or substituted without material disruption to the operations of the Target Companies' business as currently conducted.

        6.15    Taxes and Returns.     Except as set forth on Schedule 6.15:

        (a)   Each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are to the Knowledge of the Company true, accurate, correct and complete in all material respects. Each Target Company has timely paid, or caused to be paid, all material Taxes required to the Knowledge of the Company to be paid, other than such Taxes for which adequate reserves have been established.

        (b)   Each Target Company has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by applicable Tax Laws to be withheld by a Target Company have been withheld and timely paid over to the appropriate Governmental Authority.

        (c)   To the Knowledge of the Company, there are no material claims, assessments, audits, examinations, investigations or other Actions pending or in progress against any Target Company, in respect of any material Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against any Target Company (other than, in each case, claims or assessments for which adequate reserves have been established).

        (d)   There are no material Liens with respect to any Taxes upon any Target Company's assets, other than Permitted Liens. No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return. No written claim has been made by any Governmental Authority which remains outstanding where a Target Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction with respect to Taxes that would be the subject of such Tax Return.

        (e)   To the Knowledge of the Company, (i) no Target Company has, or has ever had, a permanent establishment, branch or representative office in any country other than the country of its organization, (ii) no Target Company is, or has ever been, subject to Tax in a jurisdiction outside the country of its establishment, and (iii) no claim in relation to Tax has ever been made against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

        (f)    No Target Company has any Liability for the Taxes of another Person as a transferee or successor or by contract, indemnity or otherwise. No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including closing agreement or other agreement relating to Taxes with any Governmental Authority).

        (g)   No Target Company is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

        (h)   No Target Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

        (i)    No Target Company and no associate of any Target Company has at any time entered into or been engaged in or been a party to or promoter of any scheme, transaction or arrangement which (i) was required by law to be specifically disclosed to a Tax authority or (ii) has a main or dominant purpose or object of the avoidance of or the obtaining of other advantage in respect of a liability to Tax.

        (j)    No Target Company has made any change in accounting method (except as required by a change in Law) that would reasonably be expected to have a material impact on its Taxes following the Closing other than changes in accounting methods of the Target Companies and the NX Companies made in connection with, in respect of the Target Companies, the preparation of the Company Consolidated Financials, and in respect of the NX Companies.

        (k)   No Target Company is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes.

        6.16    Real Property.     Schedule 6.16 contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto as of the date of this Agreement, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the "Company Real Property Leases"), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

        6.17    Personal Property.     Except as set forth in Schedule 6.17, all items of Personal Property with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company's business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company.

        6.18    Title to and Sufficiency of Assets.     Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, and with respect to assets owned by Target Companies, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the consolidated balance sheet of the Target Companies and (d) Liens set forth on Schedule 6.18. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

        6.19    Employee Matters.

        (a)   Except as set forth in Schedule 6.19(a), no Target Company is a party to, or bound by, any labor agreement, collective bargaining agreement or other labor-related Contract, agreement or arrangement with any labor union, labor organization, works council, group of employees or other representative of any of the employees of any Target Company; there are no labor agreements, collective bargaining agreements or any other labor-related Contracts, agreements or arrangements that pertain to any of the employees of any Target Company; and no employees of any Target Company are represented by any labor union, labor organization or works council with respect to their employment with any Target Company.

        (b)   The Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent any employees of the Target Company; no labor union, labor organization, works council, or group of employees of any Target Company has made a pending demand for recognition or certification; and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with any labor relations tribunal or authority. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees.

        (c)   The Target Company has satisfied any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council, which is representing any employee of any Target Company, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

        (d)   Schedule 6.19(d) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company.

        (e)   No current officer of a Target Company has, to the Knowledge of the Company, provided any Target Company written or oral notice of his or her plan to terminate his or her employment with any Target Company.

        (f)    Except as set forth in Schedule 6.19(f), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not delinquent in payments to any employees, former employees or individual independent contractors for any services or amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the ordinary course of business, (iii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iv) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

        (g)   No Target Company is party to a settlement agreement with a current or former officer, employee or independent contractor of any Target Company that involves allegations relating to sexual harassment by either (i) an officer of any Target Company or (ii) an employee of any Target Company at the level of Vice President or above. To the Knowledge of the Company, in the last five (5) years, no allegations of sexual harassment or other discrimination have been made against (i) any officer of any Target Company or (ii) any employee of any Target Company at the level of Vice President or above.

        (h)   To the Knowledge of the Company, no employee of any Target Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any Target Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Target Company or (B) to the knowledge or use of trade secrets or proprietary information.

        (i)    Each individual who is currently providing services to any Target Company, or who previously provided services to any Target Company, as an independent contractor or consultant is or was properly classified and properly treated as an independent contractor or consultant by such Target Company. Each individual who is currently providing services to any Target Company through a third party service provider, or who previously provided services to any Target Company through a third party service provider, is not or was not an employee of any Target Company. No Target Company has a single employer, joint employer, alter ego or similar relationship with any other company.

        (j)    Since January 1, 2020, the Target Companies have not engaged in layoffs, furloughs or employment terminations (excluding terminations for cause), whether temporary or permanent, and the Target Companies do not have plans to engage in any such layoffs, furloughs or employment terminations (excluding terminations for cause) within the next six (6) months. The Target Companies have sufficient employees to operate the business of the Target Companies as currently conducted.

        (k)   Except as set forth on Schedule 6.19(k), (A) no employee is a party to a written employment Contract with a Target Company, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company's Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth on Schedule 6.19(k), each Target Company employee has entered into that Target Company's standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee's overall employment agreement), a copy of which has been made available to Purchaser by the Company.

        (l)    Schedule 6.19(l) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such independent contractor, date of retention and rate of remuneration. Except as set forth on Schedule 6.19(l), each such independent contractor is a party to a written contract with a Target Company and has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person's Contract. For the purposes of applicable Law, all independent contractors who are currently, or within the last three (3) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor's engagement is terminable by any Target Company with notice, without any obligation of any Target Company to pay severance or a termination fee.

        6.20    Benefit Plans.

        (a)   Set forth on Schedule 6.20(a) is a true and complete list of each Foreign Plan of a Target Company (each, a "Company Benefit Plan"). Except as set forth on Schedule 6.20(a), no Target Company maintains or contributes to (or has an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

        (b)   With respect to each Company Benefit Plan, the Company has made available to Purchaser accurate and complete copies, if applicable, of the current plan documents and written descriptions of any material Company Benefit Plans which are not in writing, and all material communications in the past three (3) years with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability.

        (c)   With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred; (iii) no Action that would result in a material Liability to the Target Companies is pending, or to the Company's Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

        (d)   Except as set forth in Schedule 6.20(d), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits, or in respect of, any director, employee or independent contractor of a Target Company.

        (e)   Except to the extent required by applicable Law, no Target Company provides material health or life insurance benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee's retirement or other termination of employment or service.

        6.21    Environmental Matters.     Except as set forth in Schedule 6.21:

        (a)   Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required for its business and operations by Environmental Laws ("Environmental Permits"), and no Action is pending or, to the Company's Knowledge, threatened to revoke, modify in any material respect, or terminate any such Environmental Permit.

        (b)   Except as would not reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, no Target Company is the subject of any outstanding Order or Contract with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material in each case that would reasonably be expected to give rise to any material Liability. No Target Company has assumed, contractually or by operation of Law, any outstanding material Liabilities or obligations under any Environmental Laws.

        (c)   No Action is pending, or to the Company's Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

        (d)   No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation of any Target Company under applicable Environmental Laws. To the Company's Knowledge, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

        (e)   To the Company's Knowledge, there is no investigation by any Governmental Authority of the business, operations, or currently owned, operated, or leased property of a Target Company pending or threatened in writing that could reasonably be expected to result in a Target Company incurring material Environmental Liabilities.

        (f)    To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls, in each case that could reasonably be expected to result in a Target Company incurring any material Liability or obligation under applicable Environmental Laws.

        6.22    Transactions with Related Persons.     Except as set forth on Schedule 6.22, no Company Shareholder nor any officer or director of a Target Company or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a "Related Person") is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document. Except as set forth on Schedule 6.22, or as contemplated by or provided for in any Ancillary Document, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Except as set forth on Schedule 6.22, or as contemplated by or provided for in any Ancillary Document, the assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the Liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

        6.23    Insurance.

        (a)   Schedule 6.23(a) lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. Except as would not, individually or in the aggregate, be material to any Target Company, all premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Company's Knowledge and except as would not, individually or in the aggregate, be material to any Target Company, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the Closing (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No Target Company has any self-insurance or co-insurance programs. Since January 1, 2018, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

        (b)   Since the formation of the Company and the Target Companies, no Target Company has made any insurance claim in excess of $50,000 and each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Since its formation, no Target Company has made any material claim against an insurance policy as to which the insurer is denying coverage.

        6.24    Compliance with the Terms and Conditions of Google Play and the App Store.     Except as specified in Schedule 6.24, each Target Company is, and has been for the last eighteen (18) months, in compliance with the Apple Terms and Conditions and the Google Terms and Conditions in all material respects. Neither Google Play or the App Store (i) have provided written notice to any Target Company of any material non-compliance with their terms and conditions, or (ii) threatened in writing to remove the Hero Wars App from Google Play or the App Store, as applicable.

        6.25    Data Protection and Cybersecurity.

        (a)   For the purposes of this Section 6.25, the terms "controller," "data subject," "personal data," "personal data breach," "processor," "processing" (and its cognates), and "special categories of personal data" shall have the meaning given to them in the GDPR.

        (b)   Each Target Company complies in all material respects with all Data Protection Laws relating to the privacy, security, processing, transfer and confidentiality of personal data. Each Target Company has (i) implemented appropriate policies, notices, logs, and procedures in relation to the processing and transfer of personal data and carried out regular staff training, testing, audits or other mechanisms designed to ensure and monitor compliance with such policies and procedures to demonstrate compliance with Data Protection Laws, (ii) maintained and kept up-to-date records of all its personal data processing activities as required under Data Protection Laws, (iii) issued fair processing notices to the relevant data subjects in accordance with Data Protection Laws, (iv) obtained all appropriate consents, approvals and/or authorization to process and transfer such personal data lawfully and in accordance with Data Protection Laws, including in relation to the placement of cookies or similar technologies on the devices of users of each Target Company's website.

        (c)   Each Target Company has implemented and maintains appropriate technical and organizational measures to protect personal data and other data relating to the business of the Target Company against personal data breaches and cybersecurity incidents, as monitored through regular external penetration tests and vulnerability assessments (including by remediating any and all material identified vulnerabilities).

        (d)   In the past two (2) years, no Target Company has (i) suffered, or has discovered, any material personal data breach or material security breach or, to the Knowledge of the Company, intrusion into a Target Company's computer networks or systems or any other computer networks or systems containing personal data or a Target Company's data, (ii) been subject to any actual, pending, or threatened investigations, notices or requests from any Governmental Authority in relation to their data processing or cybersecurity activities, and (iii) received any actual, pending, or threatened claims from individuals alleging any breach of, or exercising their rights under, Data Protection Laws, except where such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole.

        6.26    Certain Business Practices.

        (a)   Since its formation, no Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, or (iii) made any other unlawful payment. Since its formation, no Target Company, nor any of their respective Representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction. No Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

        (b)   Since its formation, the operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

        (c)   No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine), or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and no Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country comprehensively sanctioned by OFAC or other applicable Governmental Authority (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any sanctions administered by OFAC or the U.S. Department of State or other applicable Governmental Authority in the last five (5) fiscal years. No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company has engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable sanctions laws administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority. No Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

        6.27    Investment Company Act.     No Target Company is an "investment company" or a Person directly or indirectly "controlled" by or acting on behalf of a person subject to registration and regulation as an "investment company", in each case within the meaning of the Investment Company Act.

        6.28    Finders and Brokers.     Except as set forth in Schedule 6.28, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from Purchaser, Pubco, the Company Shareholders, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

        6.29    Information Supplied.     None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser's or Pubco's shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, Pubco or any of their respective Affiliates.

        6.30    Independent Investigation.     The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser and Pubco for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser and Pubco set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of Purchaser and Pubco for the Registration Statement; and (b) none of Purchaser, Pubco or their respective Representatives have made any representation or warranty as to Purchaser, Pubco or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS

        Each Company Shareholder, solely on behalf of himself, herself or itself, as applicable, hereby represents and warrants to Purchaser and the Company, as of the date hereof and as of the Merger Closing, as follows:

        7.1    Organization and Standing.     The Company Shareholder, if not an individual person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

        7.2    Authorization; Binding Agreement.     The Company Shareholder has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which he, she or it is a party, to perform the Company Shareholder's obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company Shareholder is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by the Company Shareholder and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company Shareholder, enforceable against the Company Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

        7.3    Ownership.     The Company Shareholder owns good, valid and marketable title to all of the Company Shares set forth opposite the name of such Company Shareholder on Schedule 6.3(a), free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company's Organizational Documents). There are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings, to which the Company Shareholder is a party or by which the Company Shareholder is bound, with respect to the voting or transfer of any of the Company Shares other than this Agreement. Upon transfer of the Company Shareholder's Company Shares to Pubco on the Share Acquisition Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Company Shares and good, valid and marketable title to such Company Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Pubco), will pass to Pubco.

        7.4    Governmental Approvals.     No Consent of or with any Governmental Authority on the part of the Company Shareholder is required to be obtained or made in connection with the execution, delivery or performance by the Company Shareholder of this Agreement or any Ancillary Documents to which it is a party or the consummation by the Company Shareholder of the transactions contemplated hereby or thereby other than (a) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state "blue sky" securities Laws, and the rules and regulations thereunder, (c) the pre-merger notification requirements of the HSR Act, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to materially impair or delay the ability of the Company Shareholder to consummate the Transactions.

        7.5    Non-Contravention.     The execution and delivery by the Company Shareholder of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by the Company Shareholder of the transactions contemplated hereby and thereby, and compliance by the Company Shareholder with any of the provisions hereof and thereof, will not, (a) if the Company Shareholder is an entity, conflict with or violate any provision of the Company Shareholder's Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to the Company Shareholder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company Shareholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company Shareholder under, (viii) give rise to any obligation to obtain any third party consent, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which the Company Shareholder is a party or the Company Shareholder or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of the Company Shareholder to consummate the Transactions.

        7.6    No Litigation.     There is no Action pending or, to the Knowledge of the Company Shareholder, threatened, nor any Order is outstanding, against or involving the Company Shareholder, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of the Company Shareholder to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which the Company Shareholder is or is required to be a party.

        7.7    Investment Representations.     The Company Shareholder: (a) is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been registered under the Securities Act or any applicable state securities Laws and, therefore, cannot be resold until such Exchange Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available, and (iii) are subject to additional restrictions on transfer pursuant to the Lock-Up Agreement (if applicable); and (d) is aware that an investment in Pubco is a speculative investment and is subject to the risk of complete loss. The Company Shareholder does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third party, with respect to the Exchange Shares. By reason of the Company Shareholder's business or financial experience, or by reason of the business or financial experience of the Company Shareholder's "purchaser representatives" (as that term is defined in Rule 501(h) under the Securities Act), the Company Shareholder is capable of evaluating the risks and merits of an investment in Pubco and of protecting its interests in connection with this investment. The Company Shareholder has carefully read and understands all materials provided by or on behalf of Pubco, Purchaser or their respective Representatives to the Company Shareholder or the Company Shareholder's Representatives pertaining to an investment in Pubco and has consulted, as the Company Shareholder has deemed advisable, with his, her or its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for the Company Shareholder. The Company Shareholder acknowledges that the Exchange Shares may be subject to dilution for events not under the control of the Company Shareholder. The Company Shareholder has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for the Company Shareholder and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Purchaser or their respective Representatives. The Company Shareholder acknowledges and agrees that, except as set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules) and Article V, no representations or warranties have been made by Pubco, Purchaser or any of their respective Representatives, and that the Company Shareholder has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Pubco, or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. The Company Shareholder: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with the Company Shareholder's attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

        7.8    Finders and Brokers.     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company Shareholder.

        7.9    Information Supplied.     None of the information supplied or to be supplied by the Company Shareholder expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser's or Pubco's shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company Shareholder expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company Shareholder does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, Pubco or their respective Affiliates.

        7.10    Independent Investigation.     The Company Shareholder has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser and Pubco and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser and Pubco for such purpose. The Company Shareholder acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser and Pubco set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company Shareholder pursuant hereto, and the information provided by or on behalf of Purchaser and Pubco for the Registration Statement; and (b) none of Purchaser, Pubco or their respective Representatives have made any representation or warranty as to Purchaser, Pubco or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company Shareholder pursuant hereto.

ARTICLE VIII
COVENANTS

        8.1    Access and Information.

        (a)   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Merger Closing (the "Interim Period"), subject to Section 8.16, each of the Company and Pubco shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies or Pubco, as Purchaser or its Representatives may reasonably request regarding the Target Companies or Pubco and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants' work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist), and cause each of the Representatives of the Company and Pubco to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies or Pubco. Purchaser hereby agrees that, during the Interim Period, it shall not contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, its business or the transactions contemplated by this Agreement and the Ancillary Documents without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

        (b)   During the Interim Period, subject to Section 8.16, Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser, as the Company or its Representatives may reasonably request regarding Purchaser and its business, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants' work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist), and cause each of Purchaser's Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser. Notwithstanding the foregoing, Purchaser shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

        8.2    Conduct of Business of the Company during the Interim Period.

        (a)   Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject always to Section 8.5, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Schedule 8.2, or as required by applicable Law, the Company shall, and shall cause the other Target Companies to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) use commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

        (b)   Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement (including, but not limited to, Section 8.2(d) and Section 8.25) or any Ancillary Document, or as set forth on Schedule 8.2, or as required by applicable Law, during the Interim Period and subject always to Section 8.5, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause the other Target Companies not to:

            (i)  amend, waive or otherwise change, in any respect, its Organizational Documents;

           (ii)  authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

          (iii)  split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend (except for the Pre-Closing Cash Dividend) or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

          (iv)  incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,500,000 individually or $3,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business consistent with past practice), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $1,500,000 individually or $3,000,000 in the aggregate, in each case, except for hedging or over-the-counter derivatives transactions in the ordinary course of business consistent with past practice;

           (v)  (A) increase the wages, salaries or compensation of its employees other than in the ordinary course of business consistent with past practice, (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than as set forth on Schedule 8.2 in connection with the transactions contemplated under this Agreement or (except with respect to a director, officer or manager) in the ordinary course of business consistent with past practice, (C) grant any severance, retention, change in control or termination or similar pay, other than as provided for in any written agreements, in the ordinary course of business, consistent with past practice or as required by applicable Law, (D) establish any trust or take any other action to secure the payment of any compensation payable by the Company, (E) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee other than as set forth on Schedule 8.2 in connection with the transactions contemplated under this Agreement or (except with respect to a director, officer or manager) in the ordinary course of business consistent with past practice, (F) hire any employee with an annual base salary greater than or equal to $250,000 or engage any person as an independent contractor other than in the ordinary course of business consistent with past practice, or (G) terminate the employment of any employee other than for cause or in the ordinary course of business consistent with past practice;

          (vi)  waive any restrictive covenant obligations of any employee or individual independent contractor of any Target Company;

         (vii)  unless required by applicable Law, (i) modify, extend or enter into any labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body; or (ii) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of the Target Companies;

        (viii)  except as required pursuant to Section 8.2(d), make, change or rescind any material election relating to Taxes, settle any material Action relating to Taxes, make any material change in its accounting or Tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return), or enter into any "closing agreement" as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law) with any Governmental Authority;

          (ix)  (A) sell, transfer or license any Intellectual Property to any Person, other than Immaterial Licenses and Target Company User Agreements, (B) abandon, withdraw, dispose of, permit to lapse or fail to preserve any Company Registered IP, or (C) disclose any material Trade Secrets owned or held by any Target Company to any Person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations;

           (x)  terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

          (xi)  fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

         (xii)  establish any Subsidiary or enter into any new line of business;

        (xiii)  fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

        (xiv)  except as part of the Company's ongoing preparation for the Listing, in accordance with PCAOB preparedness and Section 402 of SOX, revalue any of its material assets or make any change in accounting methods, principles or practices;

         (xv)  waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in the Consolidated Company Financials, as applicable;

        (xvi)  close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

       (xvii)  acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

      (xviii)  make any capital expenditures in excess of $1,500,000 (individually for any project (or set of related projects) or $3,000,000 in the aggregate);

        (xix)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

         (xx)  voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1,500,000 individually or $3,000,000 in the aggregate, other than pursuant to the terms of a Company Material Contract or other Contract not required to be disclosed as a Company Material Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.2 during the Interim Period, or pursuant to a Company Benefit Plan;

        (xxi)  sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than licensing of Intellectual Property in the ordinary course of business consistent with past practice;

       (xxii)  enter into any agreement, understanding or arrangement with respect to the voting or transfer of equity securities of any Target Company;

      (xxiii)  take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Transactions;

      (xxiv)  accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liabilities other than in the ordinary course of business consistent with past practice;

        (xxv)  enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

      (xxvi)  remove or take any steps which could reasonably be expected to cause the removal of the Hero Wars App from either Google Play or the App Store; or

     (xxvii)  authorize or agree to do any of the foregoing actions.

        (c)   Without limiting Sections 8.2(a) and 8.2(b), during the Interim Period, except as expressly contemplated by Schedule 6.3(a), without the prior written consent of Purchaser, the Company Shareholders shall not sell, transfer or dispose of any Company Securities owned by the Company Shareholders, and, to the extent possible within their capacity as Company Shareholders (including through the exercise of voting rights and by requiring directors of the Target Companies nominated for appointment by them) (i) cause the Target Companies to comply with Section 8.2(a), and (ii) cause the Target Companies not to take any action, or commit or agree to take any action, that would be prohibited by Section 8.2(b).

        (d)   During the Interim Period, the Company shall, and shall cause the other Target Companies to, use commercially reasonable efforts to review its compliance with indirect Tax rules on the sale of advertising, in-app games or in-game virtual items in any relevant Tax jurisdiction and to take commercially reasonable measures to mitigate any compliance issues with respect to such Taxes, including any voluntary disclosure to the relevant Tax authority. The Purchaser agrees and consents to the Company and the Target Companies taking any such action.

        8.3    Conduct of Business of Purchaser during the Interim Period.

        (a)   Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by the terms of this Agreement, the Forward Purchase Agreement (as amended) or any Ancillary Document, or as set forth on Schedule 8.3, or as required by applicable Law, Purchaser shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Purchaser and its business, assets and employees, and (iii) use commercially reasonable efforts to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice; provided, that no action by Purchaser with respect to matters specifically prohibited or restricted by any provision of Section 8.3(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 8.3(b). Notwithstanding anything to the contrary in this Section 8.3, nothing in this Agreement shall prohibit or restrict the Purchaser from extending one or more times, in accordance with the Purchaser Charter and the IPO Prospectus, or by amendment to the Purchaser Charter, the deadline by which it must complete its Business Combination (each, an "Extension"), and no consent of any other Party shall be required in connection therewith.

        (b)   Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement, the Forward Purchase Agreement (as amended) or any Ancillary Document, or as set forth on Schedule 8.3, or as required by applicable Law, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not:

            (i)  amend, waive or otherwise change, in any respect, its Organizational Documents;

           (ii)  authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

          (iii)  split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

          (iv)  incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,500,000 individually or $3,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 8.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions, including under the Forward Purchase Agreement (as amended), from the Sponsor or up to aggregate additional Indebtedness during the Interim Period of $3,000,000);

           (v)  amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser or Purchaser's ability to consummate the transactions contemplated by this Agreement;

          (vi)  terminate, waive or assign any material right under any material agreement to which it is a party;

         (vii)  fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

        (viii)  establish any Subsidiary or enter into any new line of business;

          (ix)  fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

           (x)  revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting the Purchaser's outside auditors;

          (xi)  waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

         (xii)  acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

        (xiii)  make capital expenditures in excess of $1,500,000 individually for any project (or set of related projects) or $3,000,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

        (xiv)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

         (xv)  voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1,500,000 individually or $3,000,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

        (xvi)  sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

       (xvii)  enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

      (xviii)  take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Transactions;

        (xix)  make, change or rescind any material election relating to Taxes, settle any material Action relating to Taxes, make any material change in its accounting or Tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return), or enter into any "closing agreement" as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law) with any Governmental Authority; or

         (xx)  authorize or agree to do any of the foregoing actions.

        8.4    Conduct of Business of Pubco during the Interim Period.

        (a)   Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, Pubco shall (i) conduct its business, in all material respects, in the ordinary course of business, (ii) comply with all Laws applicable to Pubco and its business, assets and employees, and (iii) use commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets.

        (b)   Without limiting the generality of Section 8.4(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), Pubco shall not:

            (i)  amend, waive or otherwise change, in any respect, its Organizational Documents;

           (ii)  authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

          (iii)  split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

          (iv)  incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

           (v)  establish any Subsidiary or enter into any new line of business;

          (vi)  acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case;

         (vii)  make any capital expenditures;

        (viii)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

          (ix)  enter into any agreement, understanding or arrangement with respect to its voting of equity securities;

           (x)  take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Transactions; or

          (xi)  authorize or agree to do any of the foregoing actions.

        8.5    Conduct of Business of the Company after the Relevant Date.     In furtherance and not in limitation of Section 8.2, and except as contemplated by the terms of this Agreement or any Ancillary

Document, or as required by applicable Law, during the period from the Relevant Date and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Share Acquisition Closing, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause the other Target Companies (a) to manage their respective working capital in the ordinary course of business consistent with past practice, and (b) not to incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business consistent with past practice), or guarantee or endorse any Indebtedness, Liability or obligation of any Person, in each case, except for hedging or over-the-counter derivatives transactions in the ordinary course of business consistent with past practice.

        8.6    Consolidated Company Financials.     As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Purchaser a true and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Target Companies for the fiscal years ended December 31, 2020, 2019 and 2018, each prepared in accordance with the IFRS and audited in accordance with the PCAOB standards by KPMG (or such other internationally recognized audit firm, as is reasonably acceptable to Purchaser) (the "Consolidated Company Financials").

        8.7    Monthly Management Accounts and Annual Financial Statements.     During the Interim Period, within thirty (30) calendar days following the end of each calendar month completed after the date hereof, the Company shall deliver to Purchaser an unaudited monthly management account of the Target Companies for the applicable calendar month. From the date hereof through the Closing, the Company will also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies' certified public accountants may issue.

        8.8    Purchaser Public Filings.     During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of the Purchaser Ordinary Shares and the Purchaser Public Warrants on Nasdaq.

        8.9    Exclusivity.

        (a)   For purposes of this Agreement, (i) an "Acquisition Proposal" means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an "Alternative Transaction" means (A) with respect to the Company, Pubco, the Company Shareholders and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and (B) with respect to Purchaser, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for Purchaser.

        (b)   During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company, Pubco and Purchaser, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or with respect to the Company Shareholders, Pubco, or any Target Company) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal, or (vi) release any third party from, or waive any provision of, any confidentiality agreement to which such Party is a party.

        (c)   Each Party shall notify the others as promptly as practicable (and in any event within forty-eight (48) hours) orally and in writing of the receipt by such Party or any of its Representatives (or with respect to the Company, the Company Shareholders) of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

        8.10    No Trading.     The Company, Pubco and the Company Shareholders each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the "Federal Securities Laws") and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco and the Company Shareholders each hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

        8.11    Notification of Certain Matters.     During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, the Company Shareholders): (a) fails to comply with any material covenant or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, the Company Shareholders) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is required in connection with the transactions contemplated by this Agreement, or (ii) any material non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company, the Company Shareholders); (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence of any event the occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article X not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any material Action against such Party or any of its Affiliates (or, with respect to the Company, the Company Shareholders), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party (or, with respect to the Company, the Company Shareholders)

with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

        8.12    Efforts.

        (a)   Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

        (b)   In furtherance and not in limitation of Section 8.12(a), to the extent required under the HSR Act or any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade ("Antitrust Laws"), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, including preparing and making an appropriate filing pursuant to the HSR Act, at such Party's sole cost and expense (including the HSR Act filing fee), with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period under the HSR Act and not agreeing to extend any waiting period or to refile under Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party's Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

        (c)   As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or with respect to the Company, any of the Company Shareholders) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

        (d)   Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third party as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Interim Period, AF and Pubco shall take all reasonable actions necessary to cause Pubco to qualify as "foreign private issuer" as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing.

        (e)   The Company shall pay promptly after the date of this Agreement and in any event (i) by no later than thirty (30) days from the date of delivery of the original of this Agreement in Cyprus (if executed outside of Cyprus) or (ii) by no later than thirty (30) days from the date of this Agreement (if executed in Cyprus), any payable stamp duty in Cyprus pursuant to the Cyprus Duty Law No. 19/1963 of Cyprus (as amended) in respect of this Agreement and/or any Ancillary Document.

        (f)    Prior to the Closing, the Company shall use (and shall cause its Affiliates to use) commercially reasonable efforts to take the steps set forth on Schedule 8.12(f).

        8.13    Further Assurances.     The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any Tax filings).

        8.14    The Registration Statement.

        (a)   As promptly as practicable after the date hereof, Purchaser, the Company and Pubco shall jointly prepare, and Pubco shall file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the "Registration

Statement") in connection with the registration under the Securities Act of the Pubco Ordinary Shares and the Pubco Warrants to be issued under this Agreement to the holders of Purchaser Securities prior to the Merger Effective Time, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the "Proxy Statement") for the purpose of soliciting proxies or votes from the Purchaser's shareholders for the matters to be acted upon at the Special Shareholder Meeting and providing the Purchaser's shareholders an opportunity in accordance with Purchaser's Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the "Redemption") in conjunction with the shareholder vote on the Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the Purchaser's shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the "Special Shareholder Meeting"), in favor of resolutions approving (A) the adoption and approval of this Agreement and the Transactions by the Purchaser's shareholders in accordance with Purchaser's Organizational Documents, the BVI Act and the rules and regulations of the SEC and Nasdaq, (B) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) to (B), collectively, the "Shareholder Approval Matters"), and (C) the adjournment of the Special Shareholder Meeting, if necessary or desirable in the reasonable determination of Purchaser.

        (b)   Purchaser, acting through its board of directors (or a committee thereof), shall (i) make the Purchaser Recommendation and include such Purchaser Recommendation in the Proxy Statement, and (ii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Shareholder Approval Matters. If, on the date for which the Special Shareholder Meeting is scheduled, Purchaser has not received proxies and votes representing a sufficient number of shares to obtain the Shareholder Approval Matters, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Special Shareholder Meeting. In connection with the Registration Statement, Purchaser and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law, Purchaser's Organizational Documents, the BVI Act and the rules and regulations of the SEC and Nasdaq.

        (c)   Purchaser, the Company and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting and the Redemption. Each of Purchaser, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser, the Company and Pubco shall amend or supplement the Registration Statement and Pubco shall file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser's shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser's Organizational Documents.

        (d)   Purchaser, the Company and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to "clear" comments from the SEC and become effective.

        (e)   As soon as practicable following the Registration Statement "clearing" comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to the Purchaser's shareholders and, Purchaser shall call the Special Shareholder Meeting in accordance with the BVI Act as soon as practicable following the effectiveness of the Registration Statement.

        (f)    Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser's Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Shareholder Meeting and the Redemption.

        8.15    Public Announcements.

        (a)   The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser, Pubco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

        (b)   Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within two (2) Business Days thereafter), issue a press release announcing the execution of this Agreement (the "Signing Press Release"); provided, that Everix shall be given an opportunity to review a draft of the Signing Press Release by no later than one (1) calendar day prior to the date of issue thereof. Promptly after the issuance of the Signing Press Release (but in any event within two (2) Business Days after the execution of this Agreement), Purchaser shall file a current report on Form 8-K (the "Signing Filing") with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with a draft of which provided to the Company for review and comment no later than one (1) Business Day after the execution of this Agreement). Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within two (2) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the "Closing Press Release"); provided, that Everix shall be given an opportunity to review a draft of the Closing Press Release by no later than one (1) calendar day prior to the date of issue thereof. Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the "Closing Filing") with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

        8.16    Confidential Information.

        (a)   The Company, Pubco and the Company Shareholders agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, they shall, and shall cause their respective Affiliates and Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser's prior written consent; and (ii) in the event that the Company, Pubco, the Company Shareholders or any of their respective Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that Purchaser may seek a protective Order or other remedy or waive compliance with this Section 8.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 8.16(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Pubco and the Company Shareholders shall, and shall cause their respective Affiliates and Representatives to, promptly deliver to Purchaser or destroy (at Purchaser's election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Pubco and its Representatives shall be permitted to disclose any and all Purchaser Confidential Information to the extent required by the Federal Securities Laws, and (y) Pubco shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of Purchaser disclosed to such Person until such information ceases to be a Trade Secret.

        (b)   Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company's prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company's sole expense, a protective Order or other remedy or waive compliance with this Section 8.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser's election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws, and (y) Purchaser shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of the Company disclosed to such Person until such information ceases to be a Trade Secret.

        8.17    Post-Closing Board of Directors and Officers of Pubco.

        (a)   Prior to the Closing, Pubco shall establish a board of directors consistent with the terms of the governance term sheet attached as Exhibit C hereto and any other terms reasonably satisfactory to the Company, Purchaser and the Key Company Shareholders; provided, that Ivan Tavrin shall serve as one of Pubco's independent directors as of the Closing. Except as otherwise agreed in writing by the Company, Purchaser and the Key Company Shareholders prior to the Closing, the Parties shall take all necessary action so that all of the members of the board of directors of Pubco in office prior to the Closing resign effective as of the Closing.

        (b)   The Parties acknowledge and agree that, upon the Closing, AF shall initially serve as the Chief Executive Officer of Pubco, and Alexander Karavaev shall initially serve as the Chief Financial Officer of Pubco.

        8.18    Indemnification of Directors and Officers; Tail Insurance.

        (a)   The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company, Pubco, and Purchaser and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the "D&O Indemnified Persons") as provided in the Organizational Documents of each Target Company, Pubco and Purchaser or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Purchaser, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Merger Effective Time, Pubco shall cause the Organizational Documents of each Target Company, Pubco, and Purchaser to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 8.18 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

        (b)   For the benefit of Purchaser's directors and officers, Purchaser shall be permitted, prior to the Merger Effective Time, to obtain and fully pay the premium for a "tail" insurance policy (at an aggregate cost that is borne by Purchaser of no higher than 200% of the annual premium of Purchaser's directors' and officers' liabilities insurance policy as of the date of this Agreement) that provides coverage for up to a six-year period from and after the Merger Effective Time for events occurring prior to the Merger Effective time (the "D&O Tail Insurance") that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and Purchaser shall, for a period of six (6) years after the Merger Effective Time, maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and Purchaser shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance that have not been paid by Purchaser.

        8.19    Purchaser Expenses; Trust Account Proceeds.

        (a)   During the Interim Period, Purchaser shall keep the Company and the Company Shareholders Representative periodically informed of the total amount of deferred and accrued Expenses of Purchaser from time to time, and Purchaser shall consult with the Company and the Company Shareholders Representative (who, however, shall have no veto rights) each time the total amount of such Expenses exceeds any of the monetary thresholds set out in Schedule 8.19(a).

        (b)   The Parties agree that, simultaneously with or as promptly as practicable after the Share Acquisition Closing, the funds held by Pubco either in or outside of the Trust Account, after taking into account payments by Purchaser for the Redemption and any proceeds received by Pubco under the Forward Purchase Agreement (as amended) (collectively, the "Closing Cash"), shall be used to pay (i) first, Purchaser's accrued Expenses, including Purchaser's deferred Expenses of the IPO, without double-counting with any Expenses that have already been paid prior to the Share Acquisition Closing, (ii) second, any loans owed by Purchaser to the Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser and (iii) third, the Initial Cash Consideration in accordance with Section 2.3(a)(ii). Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of Pubco Securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of the Target Companies, or for any other use as directed by Pubco.

        8.20    New Registration Rights Agreement.     By no later than the Merger Closing Date, (i) Purchaser and the Sponsor shall terminate the Sponsor Registration Rights Agreement, and (ii) Pubco, the Key Company Shareholders and the Sponsor shall enter into a registration rights agreement in substantially the form attached as Exhibit A hereto (the "New Registration Rights Agreement"), in each case effective as of the Share Acquisition Closing.

        8.21    Lock-Up Agreements.     At the Share Acquisition Closing, (i) the Key Company Shareholders shall each enter into a Lock-Up Agreement with Pubco in substantially the form attached as Exhibit B.1 hereto, and (ii) the Sponsor shall enter into a Lock-Up Agreement with Pubco in substantially the form attached as Exhibit B.2 (each, a "Lock-Up Agreement").

        8.22    Non-Compete.    Each of the Founders agrees and acknowledges that, it is necessary that, following the Closing, such Founder undertake not to utilize its special confidential knowledge of the business of the Target Companies and its relationship with clients or customers to compete with Pubco and the Target Companies. Each Founder further agrees and acknowledges that Pubco and the Target Companies could be irreparably damaged if such party were to engage in a business competitive with the development and publication of free-to-play games as conducted by Pubco and the Target Companies as of the date of the Closing (any such business, a "Competing Business"). Therefore, as a significant inducement to Purchaser to enter into and perform its obligations under this Agreement, each Founder agrees that for a period of two (2) years after the Closing, no such Founder, nor any Affiliate of such Founder acting on such Founder's behalf, shall, anywhere in the world, directly or indirectly, either for themselves or any other Person, engage in, own, operate, manage, control, invest in or participate in any manner or permit their names to be used by, act as a consultant or advisor to, render services for (alone or in association with any person), or otherwise assist in any manner, any Person that engages in, or owns, operates, manages, controls, invests in or participates in, any Competing Business. Notwithstanding the foregoing, the direct or indirect ownership by a Founder of publicly traded interests in or securities of any Person engaged in a Competing Business to the extent that such investment does not, directly or indirectly, confer on such Founder more than five (5) percent of the voting power of such Person shall not be a breach of this Section 8.22.

        8.23    Non-Solicitation of Employees.     Each Key Company Shareholder agrees that, for a period of two (2) years after the Closing, it, and his, her or its Affiliates acting on his, her or its behalf shall not, directly or indirectly, engage, recruit, solicit for employment, offer employment to, without the prior written Consent of Pubco, any person who is (or was on the date hereof) an executive officer, manager, or senior employee of Pubco or any Target Company; provided, however, that neither such Key Company Shareholder, nor any of his, her or its Affiliates acting on his, her or its behalf, will be prohibited from making general employment solicitations not specifically directed at the employees of Pubco or the Target Companies and/or hiring any individuals who respond to such solicitations and who when employed by the Key Company Shareholder or its Affiliates, as applicable, had not been working for any of Pubco or the Target Companies for at least six (6) months.

        8.24    Limitations in Scope.     Each Key Company Shareholder recognizes that the territorial, time and scope limitations set forth in Section 8.22 and Section 8.23 are reasonable and are properly required for the protection of Pubco's and the Target Companies' legitimate interests in client relationships, goodwill and Trade Secrets, and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Parties agree to submit to the reduction of any or all of said territorial, time or scope limitations to such a territory, time or scope as said court shall deem reasonable under the circumstances, and in its reduced form, such provision shall then be enforceable and shall be enforced.

        8.25    NX Companies.     As promptly as practicable after the date of this Agreement and in any event by no later than the Share Acquisition Closing, the Company shall, and the Company Shareholders shall cause the Company to, complete the acquisition of all of the issued and outstanding share capital of the NX Companies that is not already owned by the Company as of the date of this Agreement (the "NX Companies Closing").

        8.26    Pubco Equity Incentive Plan.     Purchaser, the Company and Pubco shall work together to develop the terms of a new equity incentive plan to be adopted by Pubco by no later than the Share Acquisition Closing (the "Pubco Equity Incentive Plan"), the total size of which shall equal five percent (5%) of Pubco's outstanding capital stock as of immediately after the Share Acquisition Closing. Purchaser, the Company and Pubco shall use commercially reasonable efforts to agree the material terms of the Pubco Equity Incentive Plan as promptly as practicable after the date of this Agreement and in any event by no later than the date of filing of the Registration Statement with the SEC in accordance with Section 8.14(a).

        8.27    Purchaser Options.     By no later than the Merger Effective Time, Purchaser shall adopt a board resolution approving the conversion of every issued and outstanding Purchaser Option into the right of the holder thereof to receive a Pubco Option in accordance with, and subject to, Section 1.6(d) of this Agreement and the terms of the applicable Purchaser Option Agreement.

        8.28    Pubco Charter Amendment.     At or as soon as practicable after the Share Acquisition Closing, Pubco shall cause the Amended Pubco Charter to be further amended and restated so as to remove from the Amended Pubco Charter the provisions that are specific to special purpose acquisition companies.

        8.29    Further Actions.     As soon as practicable after the date of this Agreement, the Company shall use its commercially reasonable efforts, and shall cooperate fully with Purchaser and its Representatives, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to align its business practices with certain recommendations made by Purchaser.

ARTICLE IX
SURVIVAL AND INDEMNIFICATION

        9.1    Survival.

        (a)   All representations and warranties of Pubco, the Company and the Company Shareholders contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents and instruments furnished pursuant to this Agreement on or after the date hereof) shall survive the Closing through and until and including the Expiration Date; provided, however, that (i) the representations and warranties contained in Section 6.15 (Taxes and Returns) shall survive the Closing until thirty (30) days following the expiration of the statute of limitations applicable to the underlying Tax indemnifiable pursuant to Section 9.2 (taking into account any applicable extensions or waivers by Law, election or agreement), and (ii) the Pubco Fundamental Representations, the Company Fundamental Representations and the Company Shareholders Fundamental Representations shall each survive the Closing for a period of seven (7) years after the Share Acquisition Closing Date. Additionally, Fraud Claims relating to Pubco, the Company or the Company Shareholders shall survive the Closing indefinitely. If written notice of a claim for breach of any representation or warranty has been given before the applicable date when such representation or warranty no longer survives in accordance with this Section 9.1(a), then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements (in each case, including any indemnification obligations with respect thereto) of Pubco, the Company or the Company Shareholders contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents and instruments furnished pursuant to this Agreement) shall survive the Closing and continue until fully performed in accordance with their terms.

        (b)   All representations, warranties and covenants of Purchaser contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents and instruments furnished pursuant to this Agreement on or after the date hereof) shall terminate at Closing, except that Fraud Claims relating to Purchaser shall survive the Closing indefinitely.

        9.2    Indemnification.     Subject to the terms and conditions of this Article IX (including Section 9.4(c)), from and after the Closing, the Key Company Shareholders and their respective successors and assigns (each, with respect to any claim made pursuant to this Agreement, an "Indemnitor"), severally and not jointly and severally, will indemnify, defend and hold harmless Purchaser, its Affiliates (including, for the avoidance of doubt, Pubco and, after Closing, the Target Companies) and each of their respective officers, directors, managers, employees, successors and permitted assigns (each, an "Indemnitee") from and against any and all losses, Actions, Orders, Liabilities, damages (excluding consequential damages that are not reasonably foreseeable), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement (subject to compliance with Section 9.5), costs and expenses (including reasonable court costs and reasonable attorneys' fees and expenses) (any of the foregoing, a "Loss") paid, suffered or incurred by, or imposed upon, any Indemnitee to the extent arising out of or resulting directly from (whether or not involving a Third Party Claim): (A) the breach of any Pubco Fundamental Representations, Company Fundamental Representations and Company Shareholders Fundamental Representations; (B) the breach of any representation or warranty made by Pubco, the Company or the Company Shareholders set forth in this Agreement or in any certificate executed and delivered pursuant to this Agreement, other than any Pubco Fundamental Representations, Company Fundamental Representations and Company Shareholders Fundamental Representations (collectively, the "Operational Representations"); (C) the breach of any covenant or agreement on the part of Pubco, the Company or the Company Shareholders set forth in this Agreement or in any certificate executed and delivered pursuant to this Agreement; or (D) any Action by Person(s) who were holders of equity securities of a Target Company, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of a Target Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities.

        9.3    Specific Tax Indemnity.     Subject to the terms and conditions of this Article IX (including Section 9.4(c)), from and after the Closing, the Indemnitors, severally and not jointly and severally, will indemnify, defend and hold harmless the Indemnitees from and against any Loss paid, suffered or incurred by, or imposed upon, any Indemnitee as a result of any indirect Tax, VAT or sales and use Tax or the equivalent thereof in the applicable Tax jurisdiction, for (i) a Tax period ending on or before the Closing Date; or (ii) in the case of any Tax period starting on or before the Closing Date and ending after the Closing Date, the initial portion of such Tax period up to and including the Closing Date, in each case imposed on any Indemnitee and arising on the sale of advertising, in-app games or in-game virtual items to customers in any relevant Tax jurisdiction prior to Closing (the "Pre-Closing Indirect Tax Liability"); provided, that the Indemnitors shall have no obligation pursuant to the indemnity given in this Section 9.3 unless the indemnity amount in respect of the Pre-Closing Indirect Tax Liability payable under this Section 9.3 exceeds the Indirect Tax Liability Amount.

        9.4    Limitations and General Indemnification Provisions.

        (a)   Except as otherwise expressly provided in this Article IX, the Indemnitors shall not be liable under Section 9.2 in respect of indemnification claims for breaches of any Operational Representations, unless and until the aggregate amount of Losses incurred by the Indemnitees for which they are otherwise entitled to indemnification under this Article IX exceeds One Million and Five Hundred Thousand Dollars ($1,500,000) (the "Basket"), in which case the Indemnitors shall be obligated to the Indemnitees for the amount of all Losses of the Indemnitees from the first Dollar of Losses of the Indemnitees, subject to the other limitations herein.

        (b)   Notwithstanding any other provision of this Agreement:

            (i)  the maximum aggregate amount for which the Indemnitors shall be liable under Section 9.2 in respect of (A) indemnification claims for breaches of any Operational Representations and (B) indemnification claims for Pre-Closing Indirect Tax Liabilities exceeding the Indirect Tax Liability Amount, shall not exceed an amount equal to One Hundred and Fifty Million Dollars ($150,000,000); and

           (ii)  the maximum aggregate amount for which the Indemnitors shall be liable under Section 9.2 in respect of (A) indemnification claims for breaches of any Pubco Fundamental Representations, Company Fundamental Representations and Company Shareholders Fundamental Representations, (B) indemnification claims for breaches of any covenant or agreement on the part of Pubco, the Company or the Company Shareholders set forth in this Agreement or in any certificate executed and delivered pursuant to this Agreement, (C) indemnification claims for any Action by Person(s) who were holders of equity securities of a Target Company, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of a Target Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities, and (D) Fraud Claims, shall not exceed the sum of the Final Cash Consideration and the Exchange Consideration (the "Total Liability Cap"); provided, that the Total Liability Cap shall be reduced by (1) the sum of all amounts actually paid by the Indemnitors in respect of indemnification claims for breaches of any Operational Representations, and (2) an amount corresponding to the portion of the Exchange Consideration that refers to the Deferred Exchange Shares until such time they have been issued in accordance with Section 2.4.

        (c)   Everix and its successors and assigns shall have no liability under Sections 9.2 and 9.3 for Losses arising out of or resulting directly or indirectly from (whether or not involving a Third Party Claim) the breach of any representation or warranty made by it or the Company set forth in this Agreement or in any certificate executed and delivered pursuant to this Agreement, if the facts, events and circumstances that cause such representations and warranties to be breached relates to the periods prior to August 20, 2018; provided, that the Indemnitees shall be entitled to receive indemnification payments under Sections 9.2 and 9.3 in respect of 100% of such Losses from the other Indemnitors.

        (d)   Solely for purposes of determining the amount of Losses under this Article IX (and, for the avoidance of doubt, not for purposes of determining whether there has been a breach giving rise to the indemnification claim), the representations, warranties and covenants set forth in this Agreement (including the disclosure schedules hereto) or any Ancillary Document that are qualified by materiality, Material Adverse Effect or words of similar import or effect (other than Sections 6.5(c), 6.8(b), 6.10, 6.12(b), 6.23(a), 6.29 and 8.10, it being understood that materiality in respect of such representations, warranties and covenants constitutes a part of the essence of such representations, warranties and covenants) will be deemed to have been made without any such qualification.

        (e)   No investigation or knowledge by an Indemnitee of a breach of a representation, warranty, covenant or agreement of a Party shall affect the representations, warranties, covenants and agreements of the Parties or the recourse available to the Indemnitees under any provision of this Agreement, including this Article IX, with respect thereto.

        (f)    The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment.

        (g)   Notwithstanding the fact that any Indemnitee may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect to any fact, event, condition or circumstance, no Indemnitee will be entitled to recover the amount of any Losses suffered by such Indemnitee more than once under this Agreement in respect of such fact, event, condition or circumstance,

        9.5    Indemnification Procedures.

        (a)   The Purchaser Representative shall have the sole right to act on behalf of the Indemnitees with respect to any indemnification claims made pursuant to this Article IX, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnitees. The Company Shareholders Representative shall have the sole right to act on behalf of the Indemnitors with respect to any indemnification claims made pursuant to this Article IX, including bringing, defending and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnitors.

        (b)   In order to make a claim for indemnification hereunder, the Purchaser Representative (on behalf of an Indemnitee) must provide written notice (a "Claim Notice") of such claim to the Company Shareholders Representative on behalf of the Indemnitors, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known, and (ii) the amount of Losses suffered by the Indemnitee in connection with the claim to the extent known or reasonably estimable (provided, that the Purchaser Representative may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Company Shareholders Representative).

        (c)   If (i) any third party (including any Governmental Authority) notifies Pubco or any of its Subsidiaries with respect to any matter (a "Third Party Claim") that is reasonably expected to give rise to a claim for indemnification against the Indemnitors under this Article IX, or (ii) Pubco or any of its Subsidiaries otherwise become aware of any matter that may give rise to a claim for indemnification against the Indemnitors under this Article IX, then Pubco must promptly notify the Purchaser Representative thereof in writing describing in reasonable detail the facts and circumstances with respect to the subject matter of such Third Party Claim or other matter, as applicable. Pubco shall allow the Purchaser Representative and its professional advisors to investigate the facts and circumstances with respect to the subject matter of such Third Party Claim or other matter, as applicable, and whether and to what extent any amount is payable in respect thereof, and Pubco shall, and shall cause its Subsidiaries to, assist the Purchaser Representative's investigation by giving such information and assistance (including access to the premises and personnel of Pubco and its Subsidiaries and the right to examine and copy any Contracts, accounts, documents or records) as the Purchaser Representative or any of its professional advisors may reasonably request. In addition to the foregoing, from the Closing Date until the applicable date when the representations and warranties of Pubco, the Company and the Company Shareholders contained in this Agreement no longer survive in accordance with Section 9.1(a), Pubco shall, and shall cause its Subsidiaries to, afford the Purchaser Representative and its professional advisors reasonable access during normal business hours, to the extent permitted by applicable Law and in accordance with the procedures established by Pubco, to the premises and personnel of Pubco and its Subsidiaries, including the right to examine and copy any Contracts, accounts, documents or records, in each case solely for the purpose of investigating whether any matter may give rise to a claim for indemnification against the Indemnitors under this Article IX; provided, that such access shall only be upon the reasonable advance request of the Purchaser Representative, shall not unreasonably disrupt personnel, operations and properties of the Target Companies, and shall be at the Purchaser Representative's sole risk and expense.

        (d)   In the case of any claim for indemnification against the Indemnitors under this Article IX arising from a Third Party Claim, the Purchaser Representative must, in addition to complying with Section 9.5(b), give a Claim Notice with respect to such Third Party Claim to the Company Shareholders Representative promptly (but in no event later than thirty (30) days) after the Purchaser Representative's receipt of notice of such Third Party Claim; provided, that the failure to timely give such notice will not relieve the Indemnitor of its indemnification obligations except to the extent that the Indemnitor forfeits rights or defenses by reason of such failure. The Company Shareholders Representative will have the right to defend and to direct the defense against any such Third Party Claim in its name and at its expense, and with counsel selected by the Company Shareholders Representative, unless (i) the Company Shareholders Representative fails to acknowledge fully to the Purchaser Representative the obligations of the Indemnitor to the Indemnitee within twenty (20) days after the Company Shareholders Representative's receipt of notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor, or (ii) at any time while such Third Party Claim is pending, (A) there is a conflict of interest between the Company Shareholders Representative on behalf of the Indemnitor and Pubco or its Subsidiaries in the conduct of such defense, (B) the applicable third party alleges a Fraud Claim, or (C) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against Pubco or its Subsidiaries. If the Company Shareholders Representative on behalf of the Indemnitor elects, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify Pubco and the Purchaser Representative of its intent to do so, and Pubco, the Purchaser Representative and the Indemnitee will, at the request and expense of the Company Shareholders Representative, cooperate in the defense of such Third Party Claim. If the Company Shareholders Representative on behalf of the Indemnitor elects not to, or at any time is not entitled under this Section 9.5 to, compromise or defend such Third Party Claim, fails to notify Pubco and the Purchaser Representative of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, Pubco may pay, compromise or defend such Third Party Claim; provided, however, that: (i) Pubco shall keep the Purchaser Representative and the Company Shareholders Representative fully and promptly informed of all actions related to the Third Party Claim, and consult with the Purchaser Representative and the Company Shareholders Representative on any matter which is or is likely to be material in relation to the Third Party Claim; (ii) Pubco shall not make any admission of liability, agreement, settlement or compromise with any third party in relation to such Third Party Claim without the prior written consent of the Purchaser Representative on behalf of the Indemnitee and the Company Shareholders Representative on behalf of the Indemnitor (which consent, in each case, will not be unreasonably withheld, delayed or conditioned); and (iii) the Purchaser Representative on behalf of the

Indemnitee will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to Pubco's right to direct the defense.

        (e)   Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such Third Party Claim which is settled by Pubco (with the prior written consent of the Purchaser Representative on behalf of the Indemnitee) without the prior written consent of the Company Shareholders Representative on behalf of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, Pubco and its Subsidiaries will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will they be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by Pubco and its Subsidiaries or where any delay in payment would cause Pubco and its Subsidiaries material economic loss. The Company Shareholders Representative's right on behalf of the Indemnitor to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that the Company Shareholders Representative on behalf of the Indemnitor may not settle or compromise any Third Party Claim without the prior written consent of the Purchaser Representative on behalf of the Indemnitee (which consent will not be unreasonably withheld, delayed or conditioned). If the Company Shareholders Representative on behalf of the Indemnitor elects to, and is entitled under this Section 9.5 to, compromise or defend a Third Party Claim, the Purchaser Representative on behalf of the Indemnitee will have the right to participate in the defense of such Third Party Claim with counsel selected by it subject to the Company Shareholders Representative's right on behalf of the Indemnitor to direct the defense.

        (f)    Any action by the Indemnitee on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Purchaser Representative giving a Claim Notice on behalf of the Indemnitee with respect to such Direct Claim to the Company Shareholders Representative on behalf of the Indemnitor promptly (but in no event later than thirty (30) days) after the Purchaser Representative becomes aware of such Direct Claim; provided, that the failure to timely give such notice will not relieve the Indemnitor of its indemnification obligations except to the extent that the Indemnitor forfeits rights or defenses by reason of such failure. The Company Shareholders Representative on behalf of the Indemnitor will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. The Indemnitee shall allow the Indemnitor and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnitee shall assist the Indemnitor's investigation by giving such information and assistance (including access to the Indemnitee's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnitor or any of its professional advisors may reasonably request. If the Company Shareholders Representative on behalf of the Indemnitor does not respond within such thirty (30) days, the Company Shareholders Representative on behalf of the Indemnitor will be deemed to have rejected such Direct Claim, in which case the Purchaser Representative on behalf of the Indemnitee will be free to pursue such remedies as may be available under this Agreement, any Ancillary Documents or applicable Law.

        9.6    Indemnification Payments.     Any indemnification obligation of an Indemnitor under this Article IX will be paid within ten (10) Business Days after the determination of such obligation in accordance with Section 9.5.

        9.7    Exclusive Remedy.     From and after the Closing, except with respect to (i) Fraud Claims, (ii) claims seeking injunctions, specific performance or other equitable relief (including pursuant to Section 13.6), or (iii) claims under the Ancillary Documents, indemnification pursuant to this Article IX shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof.

ARTICLE X
CONDITIONS TO OBLIGATIONS OF THE PARTIES

        10.1    Conditions to Each Party's Obligations.     The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

        (a)    Antitrust.     Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

        (b)    Required Shareholder Approval.     The Shareholder Approval Matters that are submitted to the vote of the Purchaser's shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the Purchaser's shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement and the applicable provisions of the BVI Act (the "Required Shareholder Approval").

        (c)    No Law or Order.     No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions.

        (d)    Net Tangible Assets.     Upon the Closing, after giving effect to the Redemption, Purchaser shall have net tangible assets of at least Five Million and One Dollar ($5,000,001) (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

        (e)    Closing Cash.     After taking into account payments by Purchaser for the Redemption and any proceeds received by Pubco under the Forward Purchase Agreement (as amended), Purchaser and Pubco shall have at least an aggregate of One Hundred Million Dollars ($100,000,000) of cash held either in or outside of the Trust Account, and Purchaser shall have made arrangements prior to the Share Acquisition Closing Date for any portion of such cash held in the Trust Account to be released from the Trust Account in connection with the Share Acquisition Closing.

        (f)    Registration Statement.     The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

        (g)    Listing.     The Pubco Ordinary Shares and the Pubco Warrants shall have been approved for listing on Nasdaq, subject only to official notice thereof.

        10.2    Conditions to Obligations of the Company, Pubco and the Company Shareholders.     In addition to the conditions specified in Section 10.1, the obligations of the Company, Pubco and the Company Shareholders to consummate the Transactions are subject to the satisfaction or written waiver (by the Company and Pubco) of the following conditions:

        (a)    Representations and Warranties.

            (i)  All of the Purchaser Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date).

           (ii)  All of the other representations and warranties of Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true correct as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser.

        (b)    Agreements and Covenants.     Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Merger Closing Date.

        (c)    No Material Adverse Effect.     No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

        (d)    Officer Certificate.     Purchaser shall have delivered to the Company a certificate, dated the Merger Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.2(a), 10.2(b) and 10.2(c) with respect to Purchaser.

        10.3    Conditions to Obligations of Purchaser.     In addition to the conditions specified in Section 10.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

        (a)    Representations and Warranties.

            (i)  All of the Pubco Fundamental Representations, the Company Fundamental Representations and the Company Shareholders Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date).

           (ii)  All of the other representations and warranties of Pubco, the Company, and the Company Shareholders set forth in this Agreement and in any certificate delivered by or on behalf of Pubco, the Company or the Company Shareholders pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Pubco, any Target Company or the Company Shareholders, as applicable.

        (b)    Agreements and Covenants.     Pubco, the Company and the Company Shareholders shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Merger Closing Date.

        (c)    No Material Adverse Effect.     No Material Adverse Effect shall have occurred with respect to Pubco or the Company since the date of this Agreement which is continuing and uncured.

        (d)    Closing Deliveries.

            (i)    Officer Certificate.    Purchaser shall have received (1) a certificate from Pubco, dated as the Merger Closing Date, signed by a director of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.3(a), 10.3(b) and 10.3(c) with respect to Pubco, and (2) a certificate from the Company, dated as the Merger Closing Date, signed by the sole director of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.3(a), 10.3(b) and 10.3(c) with respect to the Company.

            (ii)    Company Shareholders Certificate.    Purchaser shall have received a certificate from the Company Shareholders Representative, dated as the Merger Closing Date, signed by the Company Shareholders Representative, certifying as to the satisfaction of the conditions specified in Sections 10.3(a) and 10.3(b) with respect to the Company Shareholders.

            (iii)    Termination of Company Convertible Securities.    Solely to the extent that any Company Convertible Securities are then issued and outstanding, Purchaser shall have received evidence reasonably acceptable to Purchaser that any issued and outstanding Company Convertible Securities have been terminated, without any consideration, payment or Liability therefor unless agreed and accepted by the Purchaser otherwise.

            (iv)    Share Transfer Deliverables.    Purchaser shall have received the following documents:

              (1)   copy of the executed and undated IoTs by each Company Shareholder in respect of the Company Shares each holds in the Company respectively;

              (2)   copies of the Company Certificates;

              (3)   copy of the executed and undated resolution of the board of directors of the Company (a) approving the form of the IoTs and the transfer of the Company Shares from the Company Shareholders to Pubco, (b) instructing the secretary to update the Company's register of members such that Pubco is entered in the register of members as the sole holder of all of the Company Shares, (c) canceling all share certificate(s) relating to the Company Shares in the name of the Company Shareholders and issuing new share certificate(s) in the name of Pubco, and (d) resolving that the necessary filings in connection with the aforementioned matters be submitted to the Registrar thereby notifying the Registrar of such matters;

              (4)   certified true copy of the Company's corporate register which must comprise its register of directors and secretaries, register of registered offices, register of mortgages and charges and its register of members prior to the transfer of the Company Shares to Pubco.

        10.4    Frustration of Conditions.     Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, the Company Shareholders, or Pubco) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE XI
TERMINATION AND EXPENSES

        11.1    Termination.     This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

        (a)   by mutual written consent of Purchaser and the Company;

        (b)   by written notice by either Purchaser or the Company to the other if any of the conditions set forth in Article X have not been satisfied or waived by June 30, 2021 (as extended pursuant to the next proviso, the "Outside Date"); provided, that, if the Registration Statement is not declared effective by not later than fifteen (15) Business Days prior to the Outside Date, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for an additional period of three (3) months; provided further, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Company Shareholders or Pubco) of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Closing to occur on or before the Outside Date;

        (c)   by written notice by either Purchaser or the Company to the other if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Company Shareholders or Pubco) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

        (d)   by written notice by the Company to Purchaser if (i) there has been a breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.2(a) or Section 10.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if at such time any of the Company, Pubco or the Company Shareholders is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 10.3(a) or Section 10.3(b) from being satisfied;

        (e)   by written notice by Purchaser to the Company if (i) there has been a breach by the Company, Pubco or the Company Shareholders of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.3(a) or Section 10.3(b) to be satisfied (treating the Merger Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1(e) if at such time Purchaser is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 10.2(a) or Section 10.2(b) from being satisfied;

        (f)    by written notice by the Company to Purchaser if there shall have been a Material Adverse Effect on Purchaser following the date of this Agreement which is uncured and continuing;

        (g)   by written notice by Purchaser to the Company if there shall have been a Material Adverse Effect on the Company or Pubco following the date of this Agreement which is uncured and continuing; or

        (h)   by written notice by either Purchaser or the Company to the other if the Special Shareholders Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser's shareholders have duly voted, and the Required Shareholders Approval was not obtained.

        11.2    Effect of Termination.     If this Agreement is terminated pursuant to Section 11.1, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that (i) the provisions of Sections 8.15, 8.16, 11.3, 12.1, Article XIII and this Section 11.2 shall remain in full force and effect and (ii) nothing in this Section 11.2 shall be deemed to (A) release any Party from any Liability for any breach by such Party of any term of this Agreement prior to the date of termination or (B) impair the right of any Party to compel specific performance by any other Party of such other Party's obligations under this Agreement prior to the valid termination of this Agreement; provided, further, that nothing in this Section 11.2 shall, in any way, limit the waivers against the Trust Account as set forth in Section 12.1.

        11.3    Fees and Expenses.     Subject to Section 12.1, unless otherwise provided for in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, "Expenses" shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO incurred as of consummation of the Business Combination.

ARTICLE XII
WAIVERS AND RELEASES

        12.1    Waiver of Claims Against Trust.     Reference is made to the IPO Prospectus. Each of the Company, Pubco and the Company Shareholders hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO (including interest accrued from time to time thereon) for the benefit of the Purchaser's shareholders and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Purchaser's shareholders in the event they elect to redeem their shares of Purchaser Ordinary Shares (or Pubco Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (the "Business Combination") or in connection with an amendment to Purchaser's Organizational Documents to extend Purchaser's deadline to consummate a Business Combination, (b) to the Purchaser's shareholders if the Purchaser fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to further extension by amendment to Purchaser's Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco, and the Company Shareholders hereby agree on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco and the Company Shareholders nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Pubco or the Company Shareholders or any of their respective Affiliates or Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the "Released Claims"). Each of the Company, Pubco and the Company Shareholders, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser). The Company, Pubco and the Company Shareholders each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser to induce Purchaser to enter in this Agreement, and each of the Company, Pubco and the Company Shareholders further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco or the Company Shareholders or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company, Pubco and the Company Shareholders hereby acknowledges and agrees that its and its Affiliates' sole remedy shall be against funds held outside of the Trust Account (including any funds that have been released from the Trust Account or any assets that have been purchased or acquired with any such funds) and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 12.1 shall survive termination of this Agreement for any reason.

        12.2    Release and Covenant Not to Sue.     Without prejudice to Section 8.17(a) , effective as of the Closing, to the fullest extent permitted by applicable Law, each Company Shareholder, on behalf of itself and its Affiliates (the "Releasing Persons"), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Closing or on account of or arising out of any matter occurring on or prior to the Closing, including any rights to indemnification or reimbursement from a Target Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document.

ARTICLE XIII
MISCELLANEOUS

        13.1    Notices.     All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, nationally recognized overnight courier service, or (iv) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser at or prior to the Closing, to:	with a copy (which will not constitute notice) to:
Kismet Acquisition One Corp.	Skadden, Arps, Slate, Meagher & Flom (UK) LLP
Ritter House, Wickhams Cay II	40 Bank Street
PO Box 3170, Road Town, Tortola	London, E14 5DS
VG1110 British Virgin Islands	United Kingdom
Attn: Ivan Tavrin, Chief Executive Officer	Attn: Pranav Trivedi / Denis Klimentchenko
Email: tioffice@kismetcg.com	Email: pranav.trivedi@skadden.com / denis.klimentchenko@skadden.com
If to the Purchaser Representative to:	with a copy (which will not constitute notice) to:
Kismet Sponsor Limited	Skadden, Arps, Slate, Meagher & Flom (UK) LLP
Ritter House, Wickhams Cay II	40 Bank Street
PO Box 3170, Road Town, Tortola	London, E14 5DS
VG1110 British Virgin Islands	United Kingdom
Attn: Natalia Markekova	Attn: Pranav Trivedi / Denis Klimentchenko
Email: nmarkelova@kismet-group.com	Email: pranav.trivedi@skadden.com / denis.klimentchenko@skadden.com
If to the Company at or prior to the Closing, to:	with a copy (which will not constitute notice) to:
Nexters Global Ltd.	Latham & Watkins (London) LLP
55, Griva Digeni, 3101	99 Bishopsgate
Limassol, Cyprus	London, EC2M 3XF
Attn: Tatiana Kostrikova	United Kingdom
Email: t.kostrikova@nextersglobal.com	Attn: J. David Stewart
Email: j.david.stewart@lw.com
If to Pubco at or prior to the Closing, to:	with a copy (which will not constitute notice) to:
Nexters Inc.	Latham & Watkins (London) LLP
Andrey Fadeev	99 Bishopsgate
55, Griva Digeni, 3101	London, EC2M 3XF
Limassol, Cyprus	United Kingdom
Email: fadanrd@gmail.com	Attn: J. David Stewart
Email: j.david.stewart@lw.com
If to the Company Shareholders Representative or the Company Shareholders, to:	with a copy (which will not constitute notice) to:
Fantina Holdings Limited	Latham & Watkins (London) LLP
20 Spyrou Kyprianou, Chapo Central, 3rd Floor,	99 Bishopsgate
1075 Nicosia, Cyprus	London, EC2M 3XF
Attn: Constantinos Meivatzis	United Kingdom
Email: Constantinos.Meivatzis@iqeq.com	Attn: J. David Stewart
Email: j.david.stewart@lw.com

If to Pubco, Purchaser, or the Company after the Closing, to:	with a copy (which will not constitute notice) to:
Nexters Inc.	Latham & Watkins (London) LLP
Andrey Fadeev	99 Bishopsgate
55, Griva Digeni, 3101	London, EC2M 3XF
Limassol, Cyprus	United Kingdom
Email: fadanrd@gmail.com	Attn: J. David Stewart
Email: j.david.stewart@lw.com

        13.2    Binding Effect; Assignment.     Subject to Section 13.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco and the Company (and after the Closing, the Purchaser Representative and the Company Shareholders Representative), and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

        13.3    Third Parties.     Except for the rights of the D&O Indemnified Persons and the Target Companies set forth in Section 8.18 and Section 12.2, respectively, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

        13.4    Governing Law; Jurisdiction.     This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each Party (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 13.4 or in such other manner as may be permitted by applicable Law, that such process may be served in the manner of giving notices in Section 13.1 and that nothing in this Section 13.4 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware (the "Chancery Court") and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or any Ancillary Document or the transactions contemplated hereby or thereby, or for recognition and enforcement of any Order in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or any Ancillary Document or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chancery Court and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or any Ancillary Document or the transactions contemplated hereby or thereby in any court other than the aforesaid courts. Each Party agrees that a final Order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the Order or in any other manner provided by applicable Law.

        13.5    WAIVER OF JURY TRIAL.     THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

        13.6    Specific Performance.     Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

        13.7    Severability.     In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

        13.8    Amendment.     Without prejudice to the appointment of any successor Company Shareholders Representative or Purchaser Representative in accordance with Section 13.14(d) and Section 13.15(c), respectively, this Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, Pubco, the Company, the Purchaser Representative and the Company Shareholders Representative.

        13.9    Waiver.     Each of Purchaser, Pubco and the Company, on behalf of itself and its Affiliates, and the Company Shareholders Representative, on behalf of the Company Shareholders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by Pubco or Purchaser shall also require the prior written consent of the Purchaser Representative and the Company Shareholders Representative.

        13.10    Entire Agreement.     This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents and the LOI, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

        13.11    Interpretation.     The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, or any other accounting principles used by the applicable Person, provided that any accounting term with respect to any Target Company shall be interpreted in accordance with the Accounting Principles; (d) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words "without limitation"; (e) the words "herein," "hereto," and "hereby" and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word "if" and other words of similar import when used herein shall be deemed in each case to be followed by the phrase "and only if"; (g) the term "or" means "and/or"; (h) the word "day" means calendar day unless Business Day is expressly specified; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words "Section," "Article", "Schedule", "Annex" and "Exhibit" are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term "Dollars" or "$" means United States dollars. Any reference in this Agreement to a Person's directors shall include any member of such Person's governing body and any reference in this Agreement to a Person's officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person's shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.

        13.12    Counterparts.     This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        13.13    No Recourse.     Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the "Non-Recourse Parties"), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or Liabilities or their creation.

        13.14    Company Shareholders Representative.

        (a)   By execution and delivery of this Agreement, all of the Company Shareholders collectively and irrevocably hereby constitute and appoint Fantina Holdings Limited (the "Company Shareholders Representative") as their agent, attorney-in-fact and representative to act from and after the date hereof and to do any and all things and execute any and all documents which the Company Shareholders Representative determine may be necessary, convenient or appropriate in connection with the transactions contemplated by this Agreement or otherwise to perform the duties or exercise the rights granted to the Company Shareholders Representative hereunder, including: (i) execution of any documents and certificates pursuant to this Agreement; (ii) making on behalf of the Company Shareholders any determinations and taking all actions on their behalf relating to the adjustment of the Initial Cash Consideration under Section 2.3 and any disputes with respect thereto; (iii) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (iv) administration of the provisions of this Agreement; (v) giving or agreeing to, on behalf of all or any of the Company Shareholders, any and all consents, waivers, amendments, modifications, extension or termination deemed by the Company Shareholders Representative, in its sole and absolute discretion, to be necessary or appropriate under or pursuant to this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) (A) disputing or refraining from disputing, on behalf of the Company Shareholders relative to any amounts to be received or paid by the Company Shareholders under this Agreement or any agreement contemplated hereby, any claim made by Purchaser, Purchaser Representative or Pubco under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each the Company Shareholders, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) executing, on behalf of the Company Shareholders, any settlement agreement, release or other document with respect to such dispute or remedy; (vii) engaging attorneys, accountants, agents or consultants on behalf of the Company Shareholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; and (viii) managing, controlling, defending and settling on behalf of an Indemnitor any indemnification claims against any of them under Article IX, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 9.5. The provisions of this Section 13.14 are irrevocable and coupled with an interest. The Company Shareholders Representative hereby accepts its appointment and authorization as the Company Shareholders Representative under this Agreement.

        (b)   The Purchaser Representative, Purchaser and Pubco may conclusively and absolutely rely, without inquiry, upon any actions of the Company Shareholders Representative as the acts of the Company Shareholders hereunder or any Ancillary Document to which the Company Shareholders Representative is a party or otherwise have rights in such capacity. The Purchaser Representative and Purchaser shall be entitled to rely conclusively on the instructions and decisions of the Company Shareholders Representative as to (i) any payment instructions provided by the Company Shareholders Representative or (ii) any other actions required or permitted to be taken by the Company Shareholders Representative hereunder, and no Company Shareholder shall have any cause of action against the Purchaser Representative, Pubco, Purchaser, or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Company Shareholders Representative. The Purchaser Representative and Purchaser shall not have any Liability to the Company Shareholders for any allocation or distribution among the Company Shareholders of payments made to or at the direction of the Company Shareholders Representative. All notices or other communications required to be made or delivered to the Company Shareholders under this Agreement or any Ancillary Document to which the Company Shareholders Representative is a party or otherwise has rights in such capacity shall be made to the Company Shareholders Representative for the benefit of the Company Shareholders, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to the Company Shareholders with respect thereto.

        (c)   The Company Shareholders Representative, in its capacity as such, shall not have any personal liability for any amount owed to Purchaser, Pubco or any Indemnitee pursuant to this Agreement. The Company Shareholders Representative shall not be personally liable to the Company Shareholders, in his or its capacity as the Company Shareholders Representative, for any personal liability of the Company Shareholders or otherwise, or for any error of judgment, or any act done or step taken or omitted by it, or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement.

        (d)   If the Company Shareholders Representative shall die, become disabled, dissolve (in the case of an entity), resign or otherwise be unable or unwilling to fulfill his, her or its responsibilities as representative and agent of Company Shareholders, or should the Company Shareholders Representative be revoked by mutual agreement of the Company Shareholders, then the Company Shareholders shall, within ten (10) days after such death, disability, dissolution, resignation, revocation or other event, appoint a successor Company Shareholders Representative and notify the Purchaser Representative and/or Purchaser and Pubco in writing of the identity of such successor. Any such successor so appointed shall become a "Company Shareholders Representative" for purposes of this Agreement.

        13.15    Purchaser Representative.

        (a)   By execution and delivery of this Agreement, Purchaser, on behalf of itself and its successors and assigns, hereby irrevocably appoints the Sponsor (the "Purchaser Representative") as its agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of Purchaser, to act on behalf of Purchaser from and after the Closing in connection with: (i) bringing, managing, controlling, defending and settling on behalf of an Indemnitee any indemnification claims by any of them in accordance with Article IX, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 9.5; (ii) making on behalf of Purchaser any determinations and taking all actions on its behalf relating to the adjustment of the

Initial Cash Consideration under Section 2.3 and any disputes with respect thereto; (iii) terminating, amending or waiving on behalf of Purchaser any provision of this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (iv) signing on behalf of Purchaser any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any post-Closing consideration adjustment or indemnification claim; and (vii) otherwise enforcing the rights and obligations of any Purchasers under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including giving and receiving all notices and communications hereunder or thereunder on behalf of Purchaser. All decisions and actions by the Purchaser Representative shall be binding upon Purchaser and its successors and assigns, and neither Purchaser nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 13.15 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

        (b)   The Purchaser Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative's duties under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem reasonably necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 13.15 shall survive the Closing and continue indefinitely.

        (c)   The Person serving as the Purchaser Representative may resign upon ten (10) days' prior written notice to Pubco, Purchaser and the Company Shareholders Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term "Purchaser Representative" as used herein shall be deemed to include any such successor Purchaser Representatives.

        13.16    Legal Representation.     The Parties agree that, notwithstanding the fact that Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden") and Greenberg Traurig, LLP ("GT") may have, prior to the Closing, jointly represented Purchaser and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Skadden and GT will be permitted in the future, after the Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco and the Company Shareholders, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Skadden's or GT's future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, Purchaser, the Company and/or the Company Shareholders or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Skadden or GT of the Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of Skadden and GT with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco, Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

ARTICLE XIV
DEFINITIONS

        14.1    Certain Definitions.     For purpose of this Agreement, the following capitalized terms have the following meanings:

        "Accounting Principles" means in accordance with IFRS, as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Relevant Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company and/or the Target Companies in the preparation of the audited Consolidated Company Financials for the calendar year ended December 31, 2020.

        "Action" means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, (i) Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Closing, and (ii) each of the NX Companies shall be deemed to be an Affiliate of the Company prior to and after the NX Companies Closing.

        "Ancillary Documents" means each agreement, instrument or document including the Forward Purchase Agreement (as amended), the Lock-Up Agreements, the Amended Pubco Charter, the New Registration Rights Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

        "Apple" means Apple, Inc., a corporation incorporated in California.

        "App Store" means the digital distribution platform developed and maintained by Apple.

        "Apple Terms and Conditions" means the terms and conditions applicable to the Target Companies' use of the App Store included in the Apple Developer Program License Agreement dated June 22, 2020, the Apple Developer Agreement dated June 8, 2015, and the App Store Review Guidelines dated September 11, 2020, in each case, as may be subsequently amended or supplemented by Apple, including all schedules thereto.

        "Available Cash" means the total amount of unrestricted cash held by the Target Companies as of any date of determination.

        "Available Cash Floor" means Twenty Million Dollars ($20,000,000), provided, that such amount shall be reduced to Fifteen Million Dollars ($15,000,000) if, as of the Relevant Date, (i) the Pre-Closing Indirect Tax Liability has been conclusively and irrevocably discharged by the Target Companies, and (ii) the Company has paid all of its bonus or benefit obligations that would be triggered in connection with the Transactions, including the payments or benefits set forth in Schedule 6.20(d).

        "Base Cash Consideration" means an amount, not to exceed One Hundred and Fifty Million Dollars ($150,000,000), equal to fifty percent (50%) of the amount of the Closing Cash.

        "Benefit Plans" of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom-equity, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each "employee benefit plan" as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability.

        "Brilioth Option Agreement" means the option agreement, dated as of August 5, 2020, by and between Purchaser and Per Brilioth, granting Per Brilioth the right to purchase all or any part of an aggregate of 40,000 Purchaser Ordinary Shares at the exercise price of Ten Dollars ($10.00) per Purchaser Ordinary Share, subject to the terms and conditions set forth therein.

        "Business Day" means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, London, England, Tortola, the British Virgin Islands, or Nicosia, Cyprus, are authorized to close for business.

        "BVI Act" means the British Virgin Islands Business Companies Act (No. 16 of 2004), as amended.

        "Closing Debt" means the sum of (a) the aggregate Indebtedness of the Target Companies as of the Reference Time, prepared in good faith and in accordance with the Accounting Principles, and (b) the Company Transaction Expenses that remain unpaid at the Share Acquisition Closing, in the case of clause (b), without double-counting with any amounts included in clause (a) above or the Net Working Capital Adjustment; provided, that if such amount is less than zero, the Closing Debt shall be equal to zero.

        "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

        "Company Class A Shares" means the Class A shares of the Company, with nominal value of €1.00 per share.

        "Company Class B Shares" means the Class B shares of the Company, with nominal value of €1.00 per share.

        "Company Confidential Information" means all confidential or proprietary documents and information concerning the Target Companies, Pubco, or the Company Shareholders or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, at the time of the disclosure to Purchaser or its Representatives (i) was generally available publicly and was not disclosed in breach of this Agreement, or (ii) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

        "Company Convertible Securities" means, collectively, any other options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

        "Company Fundamental Representations" means the representations and warranties contained in Sections 6.1 (Organization and Standing), 6.2 (Authorization; Binding Agreement), 6.3 (Capitalization), 6.4 (Subsidiaries), 6.5 (Governmental Approvals), 6.6 (Non-Contravention), and 6.28 (Finders and Brokers).

        "Company IP Licenses" means, collectively, (i) the Material Inbound Licenses and (ii) the Material Outbound Licenses.

        "Company Owned IP" means the Intellectual Property owned or purported to be owned by the Target Companies.

        "Company Product" means each of the products and services (including all versions thereof) that have been or are currently being marketed, distributed, licensed, sold, offered, supported, made available or provided, or for which any material development has commenced, by or on behalf of any Target Company.

        "Company Securities" means, collectively, the Company Shares and the Company Convertible Securities.

        "Company Shareholders Fundamental Representations" means the representations and warranties contained in Sections 7.1 (Organization and Standing), 7.2 (Authorization; Binding Agreement), 7.3 (Ownership), 7.4 (Governmental Approvals), 7.5 (Non-Contravention), and 7.8 (Finders and Brokers).

        "Company Software" means the Software owned or purported to be owned by the Target Companies.

        "Company Transaction Expenses" means the aggregate amount of all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Share Acquisition Closing by or on behalf of the Target Companies, which a Target Company has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the Company Shareholders or their Affiliates which a Target Company has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts. For the avoidance of doubt, the term Company Transaction Expenses shall not include any Purchaser Transaction Expenses.

        "Consent" means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

        "Contracts" means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

        "Control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. "Controlled", "Controlling" and "under common Control with" have correlative meanings. Without limiting the foregoing, a Person (the "Controlled Person") shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast fifty percent (50%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive fifty percent (50%) or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

        "Copyrights" means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

        "Data Protection Laws" means the following legislations to the extent applicable: (a) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (b) the General Data Protection Regulation (2016/679) (the "GDPR") and any national Law supplementing the GDPR or any successor laws arising out of the withdrawal of a member state from the European Union; and (c) any other data protection, privacy or cybersecurity Laws, regulations, or regulatory requirements, guidance and codes of practice applicable to the processing or security of personal data, in each case as amended and/or replaced from time to time.

        "Deferred Exchange Shares Period" means the period of three (3) years beginning on the Share Acquisition Closing Date and ending on the third anniversary of the Share Acquisition Closing Date.

        "Environmental Law" means any Law in effect on or prior to the date hereof any way relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

        "Environmental Liabilities" means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

        "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Expiration Date" means the date falling sixteen (16) months after the Share Acquisition Closing Date.

        "Euro" or "EUR" or "€" means the lawful currency for the time being of the European Union.

        "Facebook" means Facebook, Inc., a Delaware corporation.

        "Foreign Plan" means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

        "Fraud Claim" means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

        "GAAP" means generally accepted accounting principles as in effect in the United States of America.

        "Google" means Google, LLC, a Delaware limited lability company.

        "Google Play" means the Google Play App Store, a digital distribution platform, developed and maintained by Google.

        "Google Terms and Conditions" means the terms and conditions applicable to the Target Companies' use of Google Play included in the Google Play Developer Distribution Agreement dated November 17, 2020, and/or the Developer Program Policies, in each case, as may be subsequently amended or supplemented by Google, including all schedules thereto.

        "Governmental Authority" means any federal, state, local, foreign or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

        "Hazardous Material" means any waste, gas, liquid or other substance or material that is defined, listed or designated as a "hazardous substance", "pollutant", "contaminant", "hazardous waste", "regulated substance", "hazardous chemical", or "toxic chemical" (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

        "Hero Wars App" means all versions of the Company's Software application for users to access the Hero Wars game through the Apple Store and Google Play.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

        "IFRS" means International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

        "Immaterial Licenses" means, with respect to a Target Company, any of the following Contracts entered into in the ordinary course of business: (a) permitted use right to confidential information in a nondisclosure agreement; (b) license, assignment, covenant not to sue, or waiver of rights with any current and former founders, employees, consultants or independent contractors of such Target Company for the benefit of the Target Companies; (c) any non-exclusive license with end-users; and

(d) any non-exclusive license that is not material to the businesses of the Target Companies and is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a license to use the trademarks of an Target Company for the purposes of promoting the goods or services of the Target Companies; (ii) vendor Contract that includes permission for the vendor to identify a Target Company as a customer of the vendor; (iii) Contract to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property Rights; or (iv) license for the use of Software that is preconfigured, preinstalled, or embedded on hardware or other equipment.

        "Indebtedness" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including "earn-outs" and "seller notes" whether accrued or not, (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case, whether or not drawn, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with IFRS, or any other accounting principles used by such Person, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker's acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by a Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (j) any severance trigged prior to the Closing, defined benefit pension liabilities or deferred compensation or other compensation or benefit liabilities (including any employer, Tax or social security contributions and payroll Taxes payable in connection therewith) and (k) all obligation described in clauses (a) through (j) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, "Indebtedness" shall exclude the Company Transaction Expenses and the Purchaser Transaction Expenses, as applicable.

        "Indirect Tax Liability Amount" means Five Million Dollars ($5,000,000).

        "Infringement" or "Infringe" shall mean that a given item or activity directly or indirectly (including secondarily, contributorily, by inducement or otherwise) infringes, misappropriates, dilutes, constitutes unauthorized use of, or otherwise violates the Intellectual Property of, any Person.

        "Intellectual Property" means all intellectual property rights as they exist in any jurisdiction throughout the world, including: Patents, Trademarks, Copyrights, Trade Secrets, and intellectual property rights in Software, databases and collections of data.

        "Investment Company Act" means the U.S. Investment Company Act of 1940, as amended.

        "IPO" means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

        "IPO Prospectus" means the final prospectus of Purchaser, dated as of August 5, 2020, and filed with the SEC on August 8, 2020 (File No. 333-239972).

        "Israelyan Option Agreement" means the option agreement, dated as of August 5, 2020, by and between Purchaser and Verdi Israelyan, granting Verdi Israelyan the right to purchase all or any part of an aggregate of 40,000 Purchaser Ordinary Shares at the exercise price of Ten Dollars ($10.00) per Purchaser Ordinary Share, subject to the terms and conditions set forth therein.

        "IT Systems" means all computer hardware and peripherals, telecommunications and network equipment, and all Software (in source code and object code forms), including all documentation and associated proprietary materials and services associated with or necessary to any of the foregoing, used, leased or licensed in by or to any Target Company (including for hosting or colocation).

        "JOBS Act" means the Jumpstart Our Business Startups Act of 2012.

        "Knowledge" means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company and any Target Companies, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

        "Law" means any federal, state, local, municipal, foreign or other law, statute, legislation, case law, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

        "Liabilities" means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

        "Lien" means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

        "LOI" means that certain letter of intent, dated as of November 18, 2020, by and between Purchaser, the Company, the Founders and IDSB Holding Ltd. (from which Everix acquired its Company Shares).

        "Material Adverse Effect" means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any fact, event, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, epidemic, the COVID-19 pandemic, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to Purchaser, the consummation and effects of the Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)—(iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption or the failure to obtain the Required Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser.

        "Nasdaq" means the Nasdaq Capital Market.

        "Net Working Capital" means, as of the Reference Time, (a) all current assets of the Target Companies (excluding any cash and cash equivalents), on a consolidated basis, minus (b) all current liabilities of the Target Companies (excluding, without duplication, the Closing Debt), on a consolidated basis, prepared in good faith and in accordance with the Accounting Principles.

        "Net Working Capital Adjustment" means (i) the amount by which the Net Working Capital (a) exceeds or (b) is less than the Target Net Working Capital, or (ii) $0, in the event that the Net Working Capital is equal to the Target Net Working Capital; provided any amount which is calculated pursuant to clause (i)(b) above shall be deemed to be a negative number.

        "NX Companies" means, collectively, NX Studio and NX Online.

        "NX Online" means NX Online LLC ( ), a limited liability company incorporated in the Russian Federation whose primary state registration number is 1207700029866.

        "NX Studio" means NX Studio LLC ( ), a limited liability company incorporated in the Russian Federation whose primary state registration number is 1157746608337.

        "Open Source Materials" means Software or other material that is distributed as "free software," "open source software" or under similar licensing or distribution terms—including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), Server Side Public License (SSPL), Redis Source Available License Agreement, European Union Public License (EUPL), BSD licenses, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License, any "sharealike" Creative Commons licenses (such as CC-BY-SA 4.0), any license that includes the Commons Clause and any license that is approved by, or substantially similar to a license approved by, the Open Source Initiative (www.opensource.org/licenses).

        "Order" means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

        "Organizational Documents" means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

        "Patents" means any patents, and patent applications (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

        "PCAOB" means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

        "Per Share Price" means the price per Purchaser Ordinary Share offered to the Purchaser's shareholders with respect to the Redemption.

        "Permits" means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

        "Permitted Liens" means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, IFRS or other applicable accounting principles with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

        "Person" means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

        "Personal Property" means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

        "Private Placement" means the private placement to the Sponsor of 6,750,000 Purchaser Private Warrants, consummated simultaneously with the closing of the IPO at a price of $1.00 per Purchaser Private Warrant.

        "Pubco Charter" means the memorandum and articles of association of Pubco, as amended and in effect under the BVI Act.

        "Pubco Fundamental Representations" means the representations and warranties contained in Sections 5.1 (Organization and Standing), 5.2 (Authorization; Binding Agreement), 5.3 (Governmental Approvals), 5.4 (Non-Contravention), 5.5 (Capitalization) and 5.7 (Finders and Brokers).

        "Pubco Ordinary Shares" means the ordinary shares, with no par value, of Pubco.

        "Pubco Private Warrant" means each one (1) warrant of Pubco entitling the holder thereof to purchase one (1) Pubco Ordinary Share on substantially the same terms and conditions described in the IPO Prospectus with respect to the private warrants of Purchaser.

        "Pubco Public Warrant" means each one (1) warrant of Pubco entitling the holder thereof to purchase one (1) Pubco Ordinary Share on substantially the same terms and conditions described in the IPO Prospectus with respect to the public warrants of Purchaser.

        "Pubco Securities" means the Pubco Ordinary Shares and the Pubco Warrants, collectively.

        "Pubco Warrants" means the Pubco Private Warrants and Pubco Public Warrants, collectively.

        "Purchaser Charter" means the memorandum and articles of association of Purchaser, as amended and in effect under the BVI Act.

        "Purchaser Confidential Information" means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, at the time of the disclosure to the

Company, Pubco, the Company Shareholders or any of their respective Affiliates or Representatives, (i) was generally available publicly and was not disclosed in breach of this Agreement, or (ii) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

        "Purchaser Fundamental Representations" means the representations and warranties contained in Sections 4.1 (Organization and Standing), 4.2 (Authorization; Binding Agreement), 4.3 (Governmental Approvals), 4.4 (Non-Contravention), 4.5 (Capitalization) and 4.16 (Finders and Brokers).

        "Purchaser Options" means, collectively, all of the options to purchase Purchaser Ordinary Shares that were granted pursuant to the Purchaser Option Agreements, and "Purchaser Option" means any of them.

        "Purchaser Option Agreements" means, collectively, the Brilioth Option Agreement, the Israelyan Option Agreement and the Tompsett Option Agreement.

        "Purchaser Optionees" means, collectively, Per Brilioth, Verdi Israelyan and Clifford Tompsett.

        "Purchaser Ordinary Shares" means the ordinary shares, with no par value, of Purchaser.

        "Purchaser Private Warrant" means each one (1) warrant of Purchaser entitling the holder thereof to purchase one (1) Purchaser Ordinary Share in accordance with terms described in the IPO Prospectus with respect to the private warrants of Purchaser.

        "Purchaser Public Units" means the units of Purchaser, each unit consisting of one (1) ordinary share and one-half of one (1) warrant of Purchaser.

        "Purchaser Public Warrant" means each one (1) warrant of Purchaser entitling the holder thereof to purchase one (1) Purchaser Ordinary Share in accordance with terms described in the IPO Prospectus with respect to the public warrants of Purchaser.

        "Purchaser Securities" means the Purchaser Ordinary Shares, the Purchaser Public Warrants, the Purchaser Private Warrants and the Purchaser Options, collectively.

        "Purchaser Transaction Expenses" means the aggregate amount of all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Share Acquisition Closing by or on behalf of Purchaser, which Purchaser has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of Purchaser which Purchaser has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts.

        "Purchaser Warrants" means the Purchaser Private Warrants and Purchaser Public Warrants, collectively.

        "Reference Time" means the close of business of the Company on the Relevant Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Share Acquisition Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Share Acquisition Closing as currently due and owing without contingency as of such time).

        "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

        "Relevant Company Shareholders" means all of the Company Shareholders other than Everix.

        "Relevant Date" means (a) with respect to Company Transaction Expenses, at all times, the Share Acquisition Closing Date, and (b) with respect to all other items, (i) the Share Acquisition Closing Date, if the Share Acquisition Closing is occurring on the last day of a calendar month, or (ii) the date falling on the last day of the calendar month immediately prior to the Share Acquisition Closing Date, if the Share Acquisition Closing is not occurring on the last day of a calendar month.

        "Relevant Portion" means, with respect to each Relevant Company Shareholder, the percentage set forth opposite such Relevant Company Shareholder's name on Part B of Annex I, which reflects such Relevant Company Shareholder's pro rata share of the Deferred Exchange Shares.

        "Remedial Action" means all actions required by Environmental Law to (i) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

        "Representatives" means, as to any Person, such Person's Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

        "SEC" means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Software" means any computer software programs or firmware, whether in source code or object code form, and documentation related thereto.

        "SOX" means the U.S. Sarbanes-Oxley Act of 2002, as amended.

        "Sponsor" means Kismet Sponsor Limited, a business company incorporated in the British Virgin Islands with limited liability.

        "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

        "Target Companies" means, collectively, all of the Company and its direct and indirect Subsidiaries (excluding Pubco) and "Target Company" means any of them.

        "Target Company User Agreement" means each Contract to which a Target Company is a party that constitutes an end user agreement, terms of use, terms of service, or end user license agreement that governs (or is intended to govern) each of the Target Companies' third party end user's access to and use of any Company Product, but excluding policies and procedures whether or not in writing.

        "Target Net Working Capital" means Twenty Seven Million Dollars ($27,000,000).

        "Tax Return" means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

        "Taxes" means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto and regardless of whether such taxes, penalties, charges, costs and interest are directly or primarily chargeable against or attributable to any other person but are instead imposed upon any secondarily liable person by operation of Law.

        "Tompsett Option Agreement" means the option agreement, dated as of August 5, 2020, by and between Purchaser and Clifford Tompsett, granting Clifford Tompsett the right to purchase all or any part of an aggregate of 40,000 Purchaser Ordinary Shares at the exercise price of Ten Dollars ($10.00) per Purchaser Ordinary Share, subject to the terms and conditions set forth therein.

        "Trade Secrets" means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential and protected by applicable Law.

        "Trademarks" means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

        "Trust Account" means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

        "Trust Agreement" means that certain Investment Management Trust Agreement, dated as of August 5, 2020, as it may be amended (including to accommodate the Merger), by and between Purchaser and the Trustee.

        "Trustee" means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

        "VWAP" means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during normal trading hours of such exchange or market, as reported by Bloomberg through its "HP" function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during normal trading hours of such market, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock or share dividend, stock split or share subdivision, stock combination or share consolidation, recapitalization or other similar transaction during such period.

        14.2    Section References.     The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
$13.11
Acquisition Proposal	8.9(a)
AF	Recitals
Agreement	Preamble
Alternative Transaction	8.9(a)
Amended Pubco Charter	1.4
Antitrust Laws	8.12(b)
Articles of Merger	1.1
Basket	9.4(a)
BG	Recitals
Business Combination	12.1
Chancery Court	13.4
Claim Notice	9.5(b)
Closing	3.1
Closing Cash	8.19(b)
Closing Filing	8.15(b)
Closing Press Release	8.15(b)
Company	Preamble
Company Benefit Plan	6.20(a)
Company Certificate	2.5(a)(ii)
Company Disclosure Schedules	VI
Company Material Contract	6.12(a)
Company Permits	6.10
Company Real Property Leases	6.16
Company Registered IP	6.13(a)
Company Shareholders	Preamble
Company Shareholders Representative	13.14(a)
Company Shares	Recitals
Competing Business	8.22
Consolidated Company Financials	8.6
Contributor	6.13(d)
D&O Indemnified Persons	8.18(a)
D&O Tail Insurance	8.18(b)
Deferred Exchange Shares	2.4(a)(ii)
Direct Claim	9.5(f)
Disagreement Notice	2.3(b)(ii)
Dollars	13.11
Enforceability Exceptions	4.2
Environmental Permits	6.21(a)
Estimated Closing Statement	2.3(a)(i)
Everix	Recitals
Exchange Consideration	2.2(a)

Term	Section
Exchange Shares	2.2(a)
Expenses	11.3
Extension	8.3(a)
Federal Securities Laws	8.10
Final Cash Consideration	2.3(b)(ix)
Final Cash Consideration Adjustment	2.3(b)(ix)
Final Closing Debt	2.3(b)(vii)
Final Net Working Capital Adjustment	2.3(b)(vii)
Forward Purchase Agreement	Recitals
Founders	Recitals
GT	13.16
Indemnitee	9.2
Indemnitor	9.2
Independent Accounting Firm	2.3(b)(iv)
Initial Cash Consideration	2.3(a)(ii)
Interim Period	8.1(a)
IoTs	2.5(a)(i)
Key Company Shareholders	Recitals
Lock-Up Agreement	8.21
Loss	9.2
Lost Certificate Affidavit	2.5(a)(ii)
Management Accounts	6.7(a)
Material Inbound Licenses	6.12(a)(ix)
Material Outbound Licenses	6.12(a)(x)
Merger	Recitals
Merger Closing	3.1
Merger Closing Date	3.1
Merger Effective Time	1.2
Milestone 1 Deferred Exchange Shares	2.4(a)(i)
Milestone 2 Deferred Exchange Shares	2.4(a)(ii)
New Registration Rights Agreement	8.20
Non-Recourse Parties	13.13
NX Companies Closing	8.25
OFAC	4.17(c)
Operational Representations	9.2
Outside Date	11.1(b)
Parties	Preamble
Party	Preamble
Plan of Merger	1.1
Pre-Closing Cash Dividend	2.10
Pre-Closing Indirect Tax Liability	9.3
Preliminary Adjustment Statement	2.3(b)(i)
Proxy Statement	8.14(a)
Pubco	Preamble
Pubco Equity Incentive Plan	8.26
Pubco Option	1.6(d)
Purchaser	Preamble
Purchaser Disclosure Schedules	IV
Purchaser Financials	4.6(c)
Purchaser Material Contract	4.13(a)

Term	Section
Purchaser Recommendation	4.2
Purchaser Representative	13.15(a)
Redemption	8.14(a)
Registrar	2.5(a)(iii)
Registration Statement	8.14(a)
Related Person	6.22
Released Claims	12.1
Releasing Persons	12.2
Required Shareholder Approval	10.1(b)
Resolution Period	2.3(b)(iv)
Review Period	2.3(b)(ii)
SEC Reports	4.6(a)
Share Acquisition	Recitals
Share Acquisition Closing	3.1
Share Acquisition Closing Date	3.1
Shareholder Approval Matters	8.14(a)
Signing Filing	8.15(b)
Signing Press Release	8.15(b)
Skadden	13.16
Special Shareholder Meeting	8.14(a)
Sponsor	Preamble
Sponsor Registration Rights Agreement	Recitals
Surviving Company	1.1
Third Party Claim	9.5(c)
Total Liability Cap	9.4(b)
Transactions	Recitals
Transfer Agent	2.9
Unresolved Items	2.3(b)(v)

        IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:
KISMET ACQUISITION ONE CORP.
By:	/s/ IVAN TAVRIN
	Name:	Ivan Tavrin
	Title:	Chief Executive Office

[Signature Page to Business Combination Agreement]

solely in its capacity as the Purchaser Representative:
KISMET SPONSOR LIMITED
By:	/s/ NATALIA MARKELOVA
	Name:	Natalia Markelova
	Title:	Director

[Signature Page to Business Combination Agreement]

Pubco:
NEXTERS INC.
By:	/s/ ANDREY FADEEV
	Name:	Andrey Fadeev
	Title:	Sole Director

[Signature Page to Business Combination Agreement]

Company:
NEXTERS GLOBAL LTD.
By:	/s/ ANDREY FADEEV
	Name:	Andrey Fadeev
	Title:	Sole Director

[Signature Page to Business Combination Agreement]

solely in its capacity as the Company Shareholders Representative:
FANTINA HOLDINGS LIMITED
By:	/s/ CONSTANTINOS MEIVATZIS
	Name:	Constantinos Meivatzis
	Title:	Director

[Signature Page to Business Combination Agreement]

Company Shareholder:
EVERIX INVESTMENTS LIMITED
By:	/s/ NICOLAS GERKOTIS
	Name:	Nicolas Gerkotis
	Title:	Director

[Signature Page to Business Combination Agreement]

Company Shareholder:
By:	/s/ ANDREY FADEEV
	Name:	Andrey Fadeev

[Signature Page to Business Combination Agreement]

Company Shareholder:
By:	/s/ BORIS GERTSOVSKIY
	Name:	Boris Gertsovskiy

[Signature Page to Business Combination Agreement]

Company Shareholder:
By:	/s/ ANDREY CHIRSKIY
	Name:	Andrey Chirskiy

[Signature Page to Business Combination Agreement]

Company Shareholder:
By:	/s/ ALEKSANDR IVANOV
	Name:	Aleksandr Ivanov

[Signature Page to Business Combination Agreement]

Company Shareholder:
By:	/s/ TATIANA KOSTRIKOVA
	Name:	Tatiana Kostrikova

[Signature Page to Business Combination Agreement]

Company Shareholder:
By:	/s/ ALEKSANDR MOROZOV
	Name:	Aleksandr Morozov

[Signature Page to Business Combination Agreement]

Company Shareholder:
By:	/s/ ANTON REINGOLD
	Name:	Anton Reingold

[Signature Page to Business Combination Agreement]

Company Shareholder:
By:	/s/ NIKOLAY YASTREBOV
	Name:	Nikolay Yastrebov

[Signature Page to Business Combination Agreement]

Company Shareholder:
By:	/s/ GEORGII KONDRATEV
	Name:	Georgii Kondratev

[Signature Page to Business Combination Agreement]

Company Shareholder:
By:	/s/ ANTON KRAVETS
	Name:	Anton Kravets

[Signature Page to Business Combination Agreement]

Company Shareholder:
By:	/s/ DMITRI PHILIPPOV
	Name:	Dmitri Philippov

[Signature Page to Business Combination Agreement]

Company Shareholder:
By:	/s/ VLADIMIR SUCHKOV
	Name:	Vladimir Suchkov

[Signature Page to Business Combination Agreement]

EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

        This Registration Rights Agreement is entered into as of [    •    ], 2021, by and among (i) Nexters Inc., a company incorporated in the British Virgin Islands with limited liability (the "Company"), (ii) the parties listed on Schedule A hereto (each such party, together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, a "Holder" and collectively, the "Holders"), and, for the limited purpose set forth in Section 6.6 of this Agreement, (iii) Kismet Acquisition One Corp, a company incorporated in the British Virgin Islands with limited liability ("Kismet"). Certain capitalized terms used and not otherwise defined herein are defined in Section 1 hereof.

        WHEREAS, (i) the Company, (ii) Kismet, (iii) Sponsor (solely in its capacity as the representative of Kismet), (iv) Nexters Global Ltd., a private limited liability company domiciled in Cyprus ("Nexters"), (v) Fantina Holdings Limited, a private limited liability company domiciled in Cyprus (solely in its capacity as the representative of the shareholders of Nexters) and (vi) certain of the Holders have entered into that certain Business Combination Agreement dated as of January 31, 2021 (the "Business Combination Agreement"), pursuant to which, among other things, Kismet will merge with and into the Company (the "Merger") and the Company will acquire all of the issued and outstanding shares of Nexters (the "Share Acquisition");

        WHEREAS, (i) the Company, (ii) Kismet and (iii) Sponsor have entered into that certain Amended and Restated Forward Purchase Agreement, dated as of January 31, 2021, pursuant to which, among other things, on or about the date hereof, the Company is issuing and selling, and Sponsor is purchasing, on a private placement basis, 5,000,000 Ordinary Shares (the "Company Forward Purchase Shares") and 1,000,000 Public Warrants (the "Company Forward Purchase Warrants" and collectively with the Company Forward Purchase Shares, the "Company Forward Purchase Securities");

        WHEREAS, the Company, Kismet and Sponsor intend that the Company Forward Purchase Securities be subject to the terms and conditions of this Agreement;

        WHEREAS, on or about the date hereof, Sponsor and each of the Key Company Shareholders are entering into lock-up agreements with the Company (each a "Lock-up Agreement"), pursuant to which, among other things, Sponsor and each of the Key Company Shareholders agree not to transfer Ordinary Shares (including Ordinary Shares that are issued or issuable upon the exercise or conversion of the Private Warrants or Public Warrants, if applicable) for a certain period of time following the Closing, subject to certain exceptions specified therein;

        WHEREAS, Kismet and Sponsor entered into that certain Registration Rights Agreement, dated as of August 5, 2020 (the "Prior Agreement");

        WHEREAS, Kismet and Sponsor wish to terminate the Prior Agreement, with such termination effective as of the date hereof, in order to provide for the terms and conditions included herein;

        WHEREAS, as of the date hereof, the Holders hold the Ordinary Shares, the Private Warrants and the Public Warrants set forth in Schedule A to this Agreement; and

        WHEREAS, the parties hereto are entering into this Agreement concurrently with, and contingent upon, the Closing.

        NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.     DEFINITIONS.    The following capitalized terms used herein have the following meanings:

        "Adverse Disclosure" is defined in Section 3.6.

        "Agreement" means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

        "Business Combination Agreement" is defined in the recitals to this Agreement.

        "Closing" means the closing of the Merger and the Share Acquisition in accordance with the terms of the Business Combination Agreement.

        "Commission" means the U.S. Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

        "Company" is defined in the preamble to this Agreement.

        "Company Forward Purchase Securities" is defined in the recitals to this Agreement.

        "Company Forward Purchase Shares" is defined in the recitals to this Agreement.

        "Company Forward Purchase Warrants" is defined in the recitals to this Agreement.

        "Demand Registration" is defined in Section 2.1.1.

        "Demanding New Holders" is defined in Section 2.1.1.

        "Demanding Original Holders" is defined in Section 2.1.1.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

        "Form F-3" is defined in Section 2.3.

        "Holder" is defined in the preamble to this Agreement.

        "Holder Indemnified Party" is defined in Section 4.1.

        "Indemnified Party" is defined in Section 4.3.

        "Indemnifying Party" is defined in Section 4.3.

        "Kismet IPO Prospectus" means the final prospectus of Kismet, dated as of August 5, 2020, and filed with the SEC on August 8, 2020 (File No. 333-239972).

        "Kismet" is defined in the preamble to this Agreement.

        "Lock-up Agreement" is defined in the recitals to this Agreement.

        "Maximum Number of Securities" is defined in Section 2.1.4.

        "Merger" is defined in the recitals to this Agreement.

        "Misstatement" is defined in Section 3.1.13.

        "New Holders" means, collectively, (i) Andrey Fadeev, a Russian citizen, (ii) Boris Gertsovskiy, a Russian citizen, (iii) Everix Investments Limited, a private limited liability company domiciled in Cyprus, and (iv) any persons or entities to which the foregoing persons or entity transfer any Registrable Securities as permitted under this Agreement and the applicable Lock-Up Agreement.

        "Nexters" is defined in the recitals to this Agreement.

        "Ordinary Shares" means the ordinary shares, with no par value, of the Company.

        "Original Holders" means, collectively, Sponsor and any persons or entities to which Sponsor transfers any Registrable Securities.

        "Piggy-Back Registration" is defined in Section 2.2.1.

        "Prior Agreement" is defined in the recitals to this Agreement.

        "Private Warrants" means each one (1) warrant of the Company entitling the holder thereof to purchase one (1) Ordinary Share in accordance with terms described in the Kismet IPO Prospectus with respect to the private warrants of Kismet.

        "Public Warrants" means each one (1) warrant of the Company entitling the holder thereof to purchase one (1) Ordinary Share on substantially the same terms and conditions described in the Kismet IPO Prospectus with respect to the public warrants of Kismet.

        "Register," "Registered" and "Registration" mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

        "Registrable Securities" means (i) the Ordinary Shares set forth on Schedule A (which, for the avoidance of doubt, shall include the Company Forward Purchase Shares); (ii) the Private Warrants set forth on Schedule A (and underlying Ordinary Shares); and (iii) the Public Warrants set forth on Schedule A (which, for the avoidance of doubt, shall include the Forward Purchase Warrants) (and underlying Ordinary Shares). Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such Ordinary Shares, Private Warrants (and underlying Ordinary Shares) or Public Warrants (and underlying Ordinary Shares). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement (as defined below) with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with and pursuant to such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require Registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) the Registrable Securities are freely saleable under Rule 144 without volume limitations.

        "Registration Statement" means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale or resale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

        "Requesting Holder" is defined in Section 2.1.1.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

        "Share Acquisition" is defined in the recitals to this Agreement.

        "Sponsor" means Kismet Sponsor Limited, a business company incorporated in the British Virgin Islands with limited liability.

        "Underwriter" means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer's market-making activities.

        2.     REGISTRATION RIGHTS.

        2.1    Demand Registration.

          2.1.1    Request for Registration.    Subject to the provisions of Section 2.1.4 hereof, at any time and from time to time on or after the date hereof, (i) New Holders holding, individually or collectively, at least thirty percent (30%) in interest of the then issued and outstanding number of Registrable Securities held by all New Holders (such New Holders, the "Demanding New Holders") or (ii) Original Holders holding at least a majority in interest of the then issued and outstanding number of Registrable Securities held by all Original Holders (such Original Holders, the "Demanding Original Holders") may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities (a "Demand Registration"). Any demand for a Demand Registration shall specify the number of Registrable Securities proposed to be included in such Registration and the intended method(s) of distribution thereof. The Company will within ten (10) days of the Company's receipt of the Demand Registration notify all Holders of Registrable Securities of the demand, and each Holder who wishes to include all or a portion of such Holder's Registrable Securities in a Registration pursuant to the Demand Registration (each such Holder including shares of Registrable Securities in such Registration, a "Requesting Holder") shall so notify the Company within fifteen (15) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notice, the Requesting Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of (i) three (3) Demand Registrations under this Section 2.1.1 initiated by New Holders or (ii) three (3) Demand Registrations under this Section 2.1.1 initiated by Original Holders.

          2.1.2    Effective Registration.    Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) the Demanding New Holders or a majority-in-interest of the Demanding Original Holders (as applicable) thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated to file another Registration Statement until the Registration Statement that has been previously filed pursuant to a Demand Registration becomes effective or is subsequently terminated.

          The Company shall not be obligated to (i) subject to Section 2.1.1, maintain the effectiveness of a Registration Statement filed pursuant to a Demand Registration for a period longer than one hundred eighty (180) days or (ii) effect any Demand Registration (A) within forty-five (45) days of a "firm commitment" Underwritten Offering in which all Demand Holders were offered Piggy-Back Registration rights pursuant to Section 2.2 (subject to Section 2.2.2) and at least ninety percent (90%) of the number of Registrable Securities requested by such Demand Holders to be included in such Underwritten Offering were included and sold or (B) during the first year after the Closing Date, within three (3) months of the completion of any other Demand Registration.

          2.1.3    Underwritten Offering.    If the Demanding New Holders or a majority-in-interest of the Demanding Original Holders (as applicable) so elect and such Holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder's participation in such underwritten offering and the inclusion of such Holder's Registrable Securities in the underwritten offering to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwritten offering by the Demanding New Holders or a majority-in-interest of the Demanding Original Holders (as applicable).

          2.1.4    Reduction of Underwritten Offering.    If the managing Underwriter or Underwriters in an underwritten offering pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other securities which the Company desires to sell and the Ordinary Shares or other securities, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of securities that can be sold in such underwritten offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of securities, as applicable, the "Maximum Number of Securities"), then the Company shall include in such underwritten offering: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata based on the respective number of shares that each such Demanding Holder has requested be included in such Registration, regardless of the number of Registrable Securities held by each such Demanding Holder) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities as to which Demand Registration has been requested by any Requesting Holders (pro rata based on the respective number of shares that each such Requesting Holder has requested be included in such Registration, regardless of the number of Registrable Securities held by each such Requesting Holder) that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other securities that the Company desires to sell for its own account that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

          2.1.5    Demand Registration Withdrawal.    If the Demanding New Holders or a majority-in-interest of the Demanding Original Holders (as applicable) disapprove of the terms of any underwritten offering or are not entitled to include all of their Registrable Securities in any underwritten offering, such Demanding New Holders or majority-in-interest of the Demanding Original Holders (as applicable) may elect to withdraw from such Registration by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the Demanding New Holders or a majority-in-interest of the Demanding Original Holders (as applicable) withdraw from a proposed underwritten offering relating to a Demand Registration, then such Registration shall not count as a Demand Registration provided for in this Section 2.1.

        2.2    Piggy-Back Registration.

          2.2.1    Piggy-Back Rights    If at any time on or after the date hereof the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for the account of persons other than the Holders of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) on Form F-4 or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) on S-8 (or any successor rule thereto), (iv) for an exchange offer or offering of securities solely to the Company's existing shareholders, (v) for an offering of debt that is convertible into equity securities of the Company, (vi) for a dividend reinvestment plan, (vii) an underwritten registered offering not involving a "roadshow," an offer commonly known as a "block trade," or (viii) an "at the market" or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, then the Company shall (x) give written notice of such proposed filing to the Holders of Registrable Securities as soon as practicable but in no event less than seven (7) days before the anticipated filing date of such Registration Statement, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the Holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such Holders may request in writing within five (5) days following receipt of such notice (such Registration, a "Piggy-Back Registration"). The Company shall cause such Registrable Securities to be included in such Piggy-Back Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All Holders proposing to distribute their Registrable Securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

          2.2.2    Reduction of Offering.    If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the Holders of Registrable Securities in writing that the dollar amount or number of Ordinary Shares or other securities which the Company desires to sell, taken together with Ordinary Shares or other securities, if any, as to which Registration has been demanded pursuant to written contractual arrangements with persons other than the Holders of Registrable Securities hereunder, the Registrable Securities as to which Registration has been requested under this Section 2.2, and the Ordinary Shares or other securities, if any, as to which Registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then the Company shall include in any such Registration:

            (a)   If the Registration is undertaken for the Company's account: (A) first, the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested (regardless of the number of Registrable Securities held by each such Holder) which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Securities.

            (b)   If the Registration is a "demand" registration undertaken at the demand of persons other than the Holders, (A) first, the Ordinary Shares or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested (regardless of the number of Registrable Securities held by each such Holder) which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other securities that the Company desires to sell for its own account that can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Securities.

          2.2.3    Withdrawal.    Any Holder may elect to withdraw such Holder's request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggy-Back Registration. The Company (whether on its own determination or as the result of a request for withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggy-Back Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the Holders in connection with such Piggy-Back Registration as provided in Section 3.3.

          2.2.4    Unlimited Piggy-Back Registration Rights.    For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

        2.3    Registrations on Form F-3.     The Holders may at any time and from time to time, request in writing that the Company register the resale of any or all of such Registrable Securities on Form F-3 or any similar short-form Registration Statement which may be available at such time ("Form F-3"); provided, however, that the Company shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Company will, as promptly as is reasonably practicable, give written notice of the proposed Registration to all other Holders, and will, as promptly as is reasonably practicable thereafter, effect the registration of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of the Company, if any, of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Form F-3 is not available for such offering or if the Company is not eligible to use Form F-3; or (ii) if the Holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $100,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

        3.    REGISTRATION PROCEDURES.

        3.1    Filings; Information.     Whenever the Company is required to effect a Registration of any Registrable Securities pursuant to Section 2, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

          3.1.1    Filing Registration Statement.    The Company shall use its commercially reasonable efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies and which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become and remain effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to (i) defer any Demand Registration for up to thirty (30) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, and (ii) require Holders whose Registrable Securities are registered under any Form F-3 to suspend use of the prospectus included in such Form F-3, in each case if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than twice in any 12-month period in respect of a Demand Registration hereunder.

          3.1.2    Copies.    The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Holders included in such Registration, and such Holders' legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the Holders included in such Registration or legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders.

          3.1.3    Amendments and Supplements.    The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement (which period shall not exceed the sum of one hundred eighty (180) days plus any period during which any such disposition is interfered with by any stop order or injunction of the Commission or any governmental agency or court) or such securities have been withdrawn.

          3.1.4    Notification.    After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the Holders whose Registrable Securities are included in such Registration Statement of such filing, and shall further notify such Holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the Holders whose Registrable Securities are included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the Holders whose Registrable Securities are included in such Registration Statement and to the legal counsel for any such Holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such Holders or their legal counsel shall reasonably object.

          3.1.5    State Securities Laws Compliance.    Prior to any public offering of Registrable Securities, the Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or "blue sky" laws of such jurisdictions in the United States as the Holders whose Registrable Securities are included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable

  Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities or securities exchanges as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders whose Registrable Securities are included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action for which it would be subject to general service of process or to taxation in any such jurisdiction where it is not then otherwise so subject.

          3.1.6    Agreements for Disposition.    The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement, in form, substance and scope as are customarily made by issuers in underwritten offerings, which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Holders whose Registrable Securities are included in such Registration Statement. No Holder whose Registrable Securities are included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Holder's organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Holder's material agreements and organizational documents, and with respect to written information relating to such Holder that such Holder has furnished in writing expressly for inclusion in such Registration Statement.

          3.1.7    Cooperation.    The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate reasonably in any offering of Registrable Securities hereunder, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

          3.1.8    Records.    Subject to appropriate confidentiality arrangements, the Company shall make available for inspection by the Holders whose Registrable Securities are included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Holder whose Registrable Securities are included in such Registration Statement or any Underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement.

          3.1.9    Opinions and Comfort Letters.    (i) The Company shall use its reasonable best efforts, on the date the Registrable Securities are delivered for sale pursuant to a Registration, to obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as such Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters. (ii) The Company shall use its reasonable best efforts to obtain a "cold comfort" letter from the Company's independent registered public accountants in the event that a Registration is an underwritten offering, in customary form and covering such matters of the type customarily covered by "cold comfort" letters as the managing Underwriter may reasonably request.

          3.1.10    Earnings Statement.    The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and, if applicable, make available to its shareholders, as soon as reasonably practicable, an earnings statement covering period of at least twelve (12) months beginning with the first day of the Company's first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

          3.1.11    Listing.    The Company shall use its reasonable best efforts to cause all Registrable Securities included in any Registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the Holders of a majority of the Registrable Securities included in such Registration.

          3.1.12    Transfer Agent.    The Company shall use its reasonably best efforts to provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of the Registration Statement.

          3.1.13    Misstatements.    The Company shall notify the Holders at any time when a prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or prospectus, or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading (a "Misstatement"), and then to correct such Misstatement.

          3.1.14    Road Show.    If the Registration involves the registration of Registrable Securities involving gross proceeds in excess of $25,000,000, the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary "road show" presentations that may be reasonably requested by the Underwriter in any underwritten offering.

          3.1.15    FINRA.    The Company shall cooperate with each Underwriter participating in the disposition of such Registrable Securities and Underwriters' counsel in connection with any filings required to be made with The Financial Industry Regulatory Authority, Inc., including using commercially reasonable efforts to obtain pre-clearance and pre-approval of the Registration Statement and applicable prospectus upon filing with the Commission.

          3.1.16    Certificated Securities.    The Company shall, in the case of certificated Registrable Securities, cooperate with the Holders and the managing Underwriters to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from the Holders participating in such offering that the Registrable Securities represented by the certificates so delivered by such Holders will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as such Holders or managing Underwriters may reasonably request at least two business days prior to any sale of such Registrable Securities.

          3.1.17    Further Assurances.    The Company shall otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

        3.2    Obligation to Suspend Distribution.     Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale Registration, including on Form F-3 pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company's Board of Directors, of the ability of all "insiders" covered by such program to transact in the Company's securities because of the existence of material non-public information, each Holder whose Registrable Securities are included in any Registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of "insiders" to transact in the Company's securities is removed, as applicable, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

        3.3    Registration Expenses.     The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any Registration on Form F-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all Registration and filing fees and fees of any securities exchange on which Registrable Securities are then listed; (ii) fees and expenses of compliance with securities or "blue sky" laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of the Registrable Securities); (iii) printing, messenger, telephone and delivery expenses; (iv) the Company's internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority, Inc. fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by the Company in connection with such Registration and (ix) the reasonable fees and expenses of one legal counsel selected by the Holders of the Registrable Securities included in such Registration; provided that the Company's obligation to reimburse the Holders under subsection (ix) shall not exceed $75,000 per Registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the Holders thereof, which underwriting discounts or selling commissions shall be borne by such Holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the Underwriter(s) pro rata in proportion to the respective amount of shares each is selling in such offering.

        3.4    Information     The Holders shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company's obligation to comply with Federal and applicable state securities laws.

        3.5    Requirements for Participation in Underwritten Offerings.     No person may participate in any underwritten offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person's securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, stock powers, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

        3.6    Suspension of Sales; Adverse Disclosure.     Upon receipt of written notice from the Company that a Registration Statement or prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration the statement of financial statements that are unavailable to the Company for reasons beyond the Company's control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.6. "Adverse Disclosure" shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or prospectus in order for the applicable Registration Statement or prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

        4.    INDEMNIFICATION AND CONTRIBUTION.

        4.1    Indemnification by the Company     The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Holder, and each of their respective officers, employees, affiliates, directors, partners, members and agents, and each person, if any, who controls such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a "Holder Indemnified Party"), from and against any expenses (including reasonable outside attorneys' fees and expenses), losses, judgments, claims, damages or liabilities (collectively, "Losses"), whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a preliminary prospectus, final prospectus, summary prospectus, or any amendment or supplement thereto, in light of the circumstances under which they were made) not misleading; but only to the extent that any such Losses arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling Holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

        4.2    Indemnification by Holders of Registrable Securities.     Each selling Holder will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless the Company, each of its directors, officers, members, shareholders, employees, managers, partners, agents and affiliates, and each Underwriter (if any) and each other selling Holder and each other person, if any, who controls another selling Holder or such Underwriter within the meaning of the Securities Act, against any Losses arising out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein (in the case of a preliminary prospectus, final prospectus, summary prospectus, or any amendment or supplement thereto, in light of the circumstances under which they were made) not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the

Company by such selling Holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling Holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such Losses. Each selling Holder's indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Holder. Each selling Holder shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter to the same extent as provided in the foregoing with respect to indemnification of the Company.

        4.3    Conduct of Indemnification Proceedings.     Promptly after receipt by any person of any notice of any Losses or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the "Indemnified Party") shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the "Indemnifying Party") in writing of the Losses or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

        4.4    Contribution.

          36.   4.4.1    If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any Losses or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such Losses or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by (or not supplied by in the case of an omission) such Indemnified Party or such Indemnifying Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, and other equitable considerations appropriate under the circumstances.

          37.   4.4.2    The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

          38.   4.4.3    The amount paid or payable by an Indemnified Party as a result of any Losses or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Holder shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

        4.5    Survival.     The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling person of such Indemnified Party and shall survive the transfer of securities.

        5.    RULE 144.

        5.1    Rule 144.     The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the Holders may reasonably request, all to the extent required from time to time to enable such Holders to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

        6.    MISCELLANEOUS.

        6.1    Other Registration Rights.     The Company represents and warrants that no person, other than the Holders, has any right to require the Company to register any shares of the Company's capital stock for sale or to include shares of the Company's capital stock in any Registration filed by the Company for the sale of shares of capital for its own account or for the account of any other person.

        6.2    Assignment; No Third Party Beneficiaries.     This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders hereunder may not be freely assigned or delegated by such Holder except in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder, provided, that such transferee shall only be admitted as a party hereunder and assume such Holder's rights and obligations under this Agreement upon its, his or her execution and delivery of a joinder agreement, in form and substance reasonably acceptable to the Company agreeing to be bound by the terms and conditions of this Agreement as if such person were a Holder party hereto; whereupon such Person will be treated for all purposes of this Agreement, with the same rights, benefits and obligations hereunder as such Holder with respect to the transferred Registrable Securities. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Holders or of any assignee of the Holders. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2. No assignment by any party hereto of such party's rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

        6.3    Notices.     All notices, demands, requests, consents, approvals or waivers and other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, nationally recognized overnight courier service, or (iv) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

    •
    To the Company:

    •
    Nexters Inc.

    •
    55, Griva Digeni

    •
    3101, Limassol

    •
    Cyprus

        Attn: Andrey Fadeev

    •
    Email: fadanrd@gmail.com

    •
    To Kismet:

    •
    Kismet Acquisition One Corp

    •
    Ritter House, Wickhams Cay II,

    •
    PO Box 3170, Road Town, Tortola

    •
    VG1110 British Virgin Islands

    •
    Attn: Ivan Tavrin, Chief Executive Officer

    •
    Email: tioffice@kismetcg.com

    To a Holder, to the address set forth beside such Holder's name on Schedule A hereto.

        6.4    Severability.     This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

        6.5    Counterparts     This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

        6.6    Entire Agreement.     This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. Without limiting the generality of the foregoing, Kismet and Sponsor hereby agree that the Prior Agreement is hereby terminated and of no further force or effect.

        6.7    Modifications and Amendments.     Upon the written consent of the Company and the Holders of a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a Holder, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holders or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

        6.8    Titles and Headings.     Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

        6.9    Waivers and Extensions.     Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided, however, that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

        6.10    Remedies Cumulative.     In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

        6.11    Governing Law; Jurisdiction.     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 6.11 or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 6.3 and that nothing in this Section 6.11 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware (the "Chancery Court") and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chancery Court and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.

        6.12    Waiver of Trial by Jury.     EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE HOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY: NEXTERS INC.
By:	Name:
Title:
in connection with Section 6.6 solely, KISMET: KISMET ACQUISITION ONE CORP
By:	Name: Ivan Tavrin
Title: Chief Executive Officer

        IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDERS:
KISMET SPONSOR LIMITED
By:	Name:
Title
EVERIX INVESTMENTS LIMITED, A PRIVATE LIMITED LIABILITY COMPANY DOMICILED IN CYPRUS
By:	Name:
Title
ANDREY FADEEV

BORIS GERTSOVSKIY

 SCHEDULE A

Holder	Address	Number of Ordinary Shares	Number of Private Warrants	Number of Public Warrants
Kismet Sponsor Limited	Ritter House,
Wickhams Cay II,
PO Box 3170, Road Town, Tortola
VG1110 British Virgin Islands

EXHIBIT B.1

FORM OF LOCK-UP AGREEMENT (KEY COMPANY SHAREHOLDERS)

        THIS LOCK-UP AGREEMENT (this "Agreement") is made and entered into as of [    •    ], 2021 between (i) Nexters Inc., a British Virgin Islands business company ("Pubco") and (ii) the undersigned (the "Holder"). Pubco and the Holder are sometimes referred to herein individually as a "Party" and, collectively, as the "Parties". Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

        WHEREAS, Kismet Acquisition One Corp, Pubco, Nexters Global Ltd. and the Holder, among others, entered into a business combination agreement, dated January 31, 2021 (the "Business Combination Agreement"), pursuant to which the parties thereto shall consummate a series of transactions, including the exchange of all of the Purchaser Ordinary Shares owned by the Holder into a corresponding number of Pubco Ordinary Shares determined in accordance with the Business Combination Agreement.

        WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which the Pubco Ordinary Shares to be received by the Holder pursuant to the Business Combination Agreement (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the "Restricted Securities") shall become subject to limitations on disposition as set forth herein.

        NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

        1.    Lock-Up Provisions.

        (a)   The Holder agrees that it shall not effectuate a Transfer of the Pubco Ordinary Shares that are held by the Holder during the period commencing from the Share Acquisition Closing until the earlier to occur of (i) one (1) year after the Share Acquisition Closing, (ii) one-hundred and fifty (150) days after the Share Acquisition Closing, if the closing price of the Pubco Ordinary Shares during such period equals or exceeds Twelve Dollars ($12.00) per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any thirty (30) trading day period and (iii) a date after the Share Acquisition Closing on which Pubco consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Pubco's shareholders having the right to exchange their Pubco Ordinary Shares for cash, securities or other property (the "Lock-up Period").

        (b)   Notwithstanding the provisions set forth in Section 1(a), Transfers of the Pubco Ordinary Shares that are held by the Holder (and that have complied with this Section 1(b)) are permitted (i) to Pubco's officers or directors, any Affiliates or immediate family members of any of Pubco's officers or directors, any members of the Holder, or any Affiliates of the Holder, (ii) by gift to a member of the Holder's immediate family or to a trust, the beneficiary of which is a member of the Holder's immediate family, an Affiliate of such person or to a charitable organization, (iii) by virtue of the laws of descent and distribution upon death, (iv) pursuant to a qualified domestic relations order or in connection with a divorce settlement, (v) by virtue of the laws of the Holder's jurisdiction of incorporation or organization, the Holder's organizational documents or the rights attaching to the equity interests in the Holder upon dissolution of the Holder, (vi) the exercise of any options, warrants or other convertible securities to purchase Pubco Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); provided, that any Pubco Ordinary Shares issued upon such exercise shall be subject to the Lock-Up Period, (vii) Transfers to the Holder to satisfy tax withholding obligations pursuant to the Holder's equity incentive plans or arrangements, and (viii) in connection with any bona fide mortgage, pledge or encumbrance to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof, provided, that in clauses (i)

through (iv), the transferee must enter into a written agreement in substantially the form of this Agreement, agreeing to be bound by the terms of the Lock-up Period. If dividends are declared and payable in Pubco Ordinary Shares, such dividends will also be subject to the Lock-up Period.

        (c)   If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Pubco may impose stop-transfer instructions with respect to the Restricted Securities of the Holder (and any permitted transferees and assigns thereof) until the end of the Lock-Up Period.

        (d)   During the Lock-Up Period, each certificate evidencing any Restricted Securities (if any are issued) shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF JANUARY [    •    ], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE "ISSUER") AND THE ISSUER'S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

        (e)   For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities.

        (f)    For the purposes of this Section 1, "Transfer" shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

        2.    Miscellaneous.

        (a)   Effective Date.    Section 1 of this Agreement shall become effective upon the Share Acquisition Closing, subject to the consummation of the transactions contemplated by the Business Combination Agreement on the Share Acquisition Closing Date.

        (b)   Termination of the Business Combination Agreement.    Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Share Acquisition Closing, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

        (c)   Binding Effect; Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

        (d)   Third Parties.    Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

        (e)   Governing Law; Jurisdiction.    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each Party (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 2(e) or in such other manner as may be permitted by applicable Law, that such process may be served in the manner of giving notices in Section 2(h) and that nothing in this Section 2(e) shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware (the "Chancery Court") and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any Order in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chancery Court and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each Party agrees that a final Order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the Order or in any other manner provided by applicable Law.

        (f)    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(e).

        (g)   Interpretation.    The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words "without limitation"; (iii) the words "herein," "hereto," and "hereby" and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term "or" means "and/or". The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

        (h)   Notices.    All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Pubco, to:	With a copy to (which shall not constitute notice):
Nexters Inc.	[•]
55, Griva Digeni, 3101
Limassol, Cyprus
Attn: Andrey Fadeev
Email: fadanrd@gmail.com

        If to the Holder, to:    the address set forth under the Holder's name on the signature page hereto.

        (i)    Amendments and Waivers.    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

        (j)    Severability.    In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

        (k)   Specific Performance.    The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

        (l)    Entire Agreement.    This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under any other agreement between the Holder and Pubco or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under this Agreement.

        (m)  Further Assurances.    From time to time, at another Party's request and without further consideration (but at the requesting Party's reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

        (n)   Counterparts; Facsimile.    This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

        IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Pubco:
NEXTERS INC.
By:
Name:
Title:

1

        IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder: [                                    ]

By:

Notice Information:

Address:

Facsimile No.:
Telephone No.:
Email:

2

EXHIBIT B.2

FORM OF LOCK-UP AGREEMENT (SPONSOR)

        THIS LOCK-UP AGREEMENT (this "Agreement") is made and entered into as of [    •    ], 2021 between (i) Nexters Inc., a British Virgin Islands business company ("Pubco") and (ii) Kismet Sponsor Limited, a British Virgin Islands business company (the "Holder"). Pubco and the Holder are sometimes referred to herein individually as a "Party" and, collectively, as the "Parties". Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

        WHEREAS, on August 5, 2020, Kismet Acquisition One Corp ("Purchaser") entered into a forward purchase agreement with the Holder (the "Forward Purchase Agreement"), providing for the purchase by the Holder of Twenty Million Dollars ($20,000,000) of Purchaser Public Units in a private placement to occur concurrently with the Share Acquisition Closing.

        WHEREAS, on January 31, 2021, Purchaser entered into an amendment to the Forward Purchase Agreement with the Holder and Pubco to, among other matters, increase the purchase commitment thereunder from Twenty Million Dollars ($20,000,000) to Fifty Million Dollars ($50,000,000) and replace the commitment to acquire Purchaser Public Units by the Holder with a commitment to acquire Pubco Ordinary Shares and Pubco Public Warrants in a private placement to occur after the Merger Closing and prior to the Share Acquisition Closing.

        WHEREAS, Purchaser, Pubco and Nexters Global Ltd., among others, entered into a business combination agreement, dated January 31, 2021 (the "Business Combination Agreement"), pursuant to which the parties thereto shall consummate a series of transactions, including the exchange of all of the Purchaser Ordinary Shares owned by the Holder into a corresponding number of Pubco Ordinary Shares and the exchange of all of the Purchaser Warrants owned by the Holder into a corresponding number of Pubco Warrants, each determined in accordance with the Business Combination Agreement.

        WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which the Pubco Ordinary Shares and the Pubco Warrants received and to be received by the Holder pursuant to the Forward Purchase Agreement (as amended) and the Business Combination Agreement, and the Pubco Ordinary Shares issued or issuable upon the exercise or conversion of the Pubco Warrants received and to be received by the Holder pursuant to the Forward Purchase Agreement (as amended) and the Business Combination Agreement (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the "Restricted Securities") shall become subject to limitations on disposition as set forth herein.

        NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

        3.     Lock-Up Provisions.

        (a)   The Holder agrees that it shall not effectuate a Transfer of the Pubco Ordinary Shares (including Pubco Ordinary Shares that are issued or issuable upon the exercise or conversion of the Pubco Warrants) that are held by the Holder during the period commencing from the Merger Closing until the earlier to occur of (i) one (1) year after the Share Acquisition Closing, (ii) one-hundred and fifty (150) days after the Share Acquisition Closing, if the closing price of the Pubco Ordinary Shares during such period equals or exceeds Twelve Dollars ($12.00) per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any thirty (30) trading day period and (iii) a date after the Share Acquisition Closing on which Pubco consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Pubco's shareholders having the right to exchange their Pubco Ordinary Shares for cash, securities or other property (the "Ordinary Shares Lock-Up Period").

        (b)   The Holder hereby agrees not to Transfer any Pubco Warrants that are held by the Holder until thirty (30) days after the Merger Closing (the "Warrant Lock-Up Period" and, together with the Ordinary Shares Lock-Up Period, the "Lock-Up Periods", and each a "Lock-Up Period").

        (c)   Notwithstanding the provisions set forth in Section 1(a) or 1(b), Transfers of any Restricted Securities that are held by the Holder (and that have complied with this Section 1(c)) are permitted (i) to Pubco's officers or directors, any Affiliates or immediate family members of any of Pubco's officers or directors, any members of the Holder, or any Affiliates of the Holder, (ii) by gift to a member of the Holder's immediate family or to a trust, the beneficiary of which is a member of the Holder's immediate family, an Affiliate of such person or to a charitable organization, (iii) by virtue of the laws of descent and distribution upon death, (iv) pursuant to a qualified domestic relations order or in connection with a divorce settlement, (v) by virtue of the laws of the Holder's jurisdiction of incorporation or organization, the Holder's organizational documents or the rights attaching to the equity interests in the Holder upon dissolution of the Holder, (vi) the exercise of any options, warrants or other convertible securities to purchase Pubco Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); provided, that any Pubco Ordinary Shares issued upon such exercise shall be subject to the applicable Lock-Up Period, (vii) Transfers to the Holder to satisfy tax withholding obligations pursuant to the Holder's equity incentive plans or arrangements, and (viii) in connection with any bona fide mortgage, pledge or encumbrance to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof, provided, that in clauses (i) through (iv), the transferee must enter into a written agreement in substantially the form of this Agreement, agreeing to be bound by the terms of the applicable Lock-up Period. If dividends are declared and payable in Pubco Ordinary Shares, such dividends will also be subject to the applicable Lock-up Period.

        (d)   If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Pubco may impose stop-transfer instructions with respect to the Restricted Securities of the Holder (and any permitted transferees and assigns thereof) until the end of the applicable Lock-Up Period.

        (e)   During the applicable Lock-Up Period, each certificate evidencing any Restricted Securities (if any are issued) shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [    •    ], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE "ISSUER") AND THE ISSUER'S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

        (f)    For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Restricted Securities during the applicable Lock-Up Period, including the right to vote any Restricted Securities.

        (g)   For the purposes of this Section 1, "Transfer" shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

        4.     Miscellaneous.

        (a)    Effective Date.     Section 1 of this Agreement shall become effective upon the Merger Closing, subject to the consummation of the transactions contemplated by the Business Combination Agreement on the Share Acquisition Closing Date.

        (b)    Termination of the Business Combination Agreement.     Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Share Acquisition Closing, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

        (c)    Binding Effect; Assignment.     This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

        (d)    Third Parties.     Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

        (e)    Governing Law; Jurisdiction.     This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each Party (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 2(e) or in such other manner as may be permitted by applicable Law, that such process may be served in the manner of giving notices in Section 2(h) and that nothing in this Section 2(e) shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware (the "Chancery Court") and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any Order in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chancery Court and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each Party agrees that a final Order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the Order or in any other manner provided by applicable Law.

        (f)    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING

OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(e).

        (g)    Interpretation.     The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words "without limitation"; (iii) the words "herein," "hereto," and "hereby" and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term "or" means "and/or". The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

        (h)    Notices.     All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Pubco, to:	With a copy to (which shall not constitute notice):
Nexters Inc. 55, Griva Digeni, 3101 Limassol, Cyprus Attn: Andrey Fadeev Email: fadanrd@gmail.com	[•]
If to the Holder, to:	With a copy to (which shall not constitute notice):
Kismet Sponsor Limited Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110 British Virgin Islands Attn: Natalia Markekova Email: nmarkelova@kismet-group.com	[•]

        (i)    Amendments and Waivers.     Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

        (j)    Severability.     In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

        (k)    Specific Performance.     The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

        (l)    Entire Agreement.     This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under any other agreement between the Holder and Pubco or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under this Agreement.

        (m)    Further Assurances.     From time to time, at another Party's request and without further consideration (but at the requesting Party's reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

        (n)    Counterparts; Facsimile.     This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

        IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Pubco:
NEXTERS INC.
By:
Name:
Title:

Holder:
KISMET SPONSOR LIMITED
By:
Name:
Title:

EXHIBIT C

        The Company's corporate governance will be organized on three levels: Shareholder level, BoD level and Management level.

Shareholder level

        The shareholders of the public company will vote on the matters to be resolved at the Annual General Meeting or Extraordinary General Meeting in accordance with the votes attributed to their stock ownership. Electing independent directors will require 50%+ of votes cast.

        Three current major shareholders of Nexters (i.e. Everix, Andrey Fadeev, Boris Gertsovskiy (Mr. Fadeev and Mr. Gertsovsky, collectively "FG")) will have Named Rights (stated in the constituent documents of the Company) for appointing four members of the BoD (two members to be appointed by FG, (F&G acting jointly) and two members to be appointed by Everix), which shall survive until the shareholders maintain the shareholding thresholds tied to their current number of shares in Nexters relative to their number of shares in Nexters at the completion date of the business combination with Kismet Acquisition One Corp. For the avoidance of doubt, the shareholding of Everix and FG shall be treated separately for the purpose of the Named Rights and none of the share disposals or share alienations in any way by Everix and/or FG shall affect the Named Rights of the other current major shareholder (except for FG whose shareholding for the purpose of the Named Rights is treated as combined).

        The thresholds mechanics are as follows:

  •
  Threshold #1. If the current number of shares in Nexters held by FG (F&G acting jointly) or Everix, as applicable, is 50% or above compared to the number of shares in Nexters held by FG (F&G acting jointly) or Everix, respectively, at the completion date of the business combination with SPAC, FG (F&G acting jointly) and Everix shall each have the right to appoint two members of the BoD (e.g. if at the completion date Everix or FG owned 1,000 shares in Nexters and currently Everix or FG retained 501 share only, Everix or FG still has the right to appoint two members of the BoD)

  •
  Threshold #2. If the current number of shares in Nexters held by FG (F&G acting jointly) or Everix is between 25% and 50% compared to the number of shares in Nexters held by FG (F&G acting jointly) or Everix, respectively, at the completion date of the business combination with SPAC, FG (F&G acting jointly) and Everix shall each have the right to appoint one member of the BoD. (e.g. if at the completion date Everix or FG owned 1,000 shares in Nexters and currently Everix or FG retained 251 share only, Everix or FG still has the right to appoint one member of the BoD)

        Any share splits shall not affect the Named Rights of the current Nexters major shareholders.

        The rest of the BoD members (i.e. independent directors) are elected by simple majority voting at the AGM/EGM.

        All the members of the BoD are elected for a one year term and can be re-elected for successive terms. Independent directors may be removed with or without cause at any time, by a simple majority of the votes cast at an EGM.

BoD level

        There are two categories of reserved matters at the BoD level (stated in the constituent documents of the Company)—first one requiring approval of the directors constituting the entire Board minus one director (i.e., 6/7 initially and providing for flexibility as the Board grows in size) ("Supermajority Matters") and the second one requiring approval by simple majority of the Board ("Simple Majority Matters").

Supermajority Matters

  1.
  Appointment and removal of the CEO

  2.
  Adoption or changes to dividend policy or approval of any dividends

  3.
  Raising any external financing (both in the form of debt and/or equity, any whether in the form of a pledge or grant of any liens on any assets of the Company, its affiliates or otherwise) in excess of 5% of the last IFRS-reported annual revenue, except as may be approved in the Strategy or Business Plan of the Company

  4.
  Extending credit or making any advance or capital contribution to or in any third party (other than in connection with the working capital matters or ordinary course employee advances) for an amount excess of 0.5% of the last IFRS-reported annual revenue

  5.
  Acquisition of share stakes in other companies / acquisition of assets constituting a business / entering into joint ventures

  6.
  Changing the number of directors at the BoD

  7.
  Establishing or amending any profit-sharing, share-option, bonus or other similar incentive scheme for directors, officers or employees

  8.
  Adopting the Strategy and Business Plan of the Company and any changes of modifications thereto

  9.
  Sale, liquidation, dissolution or bankruptcy of the Company

  10.
  Making changes to the constituent documents of the Company or waiver of any provision thereunder

  11.
  Any actions to be decided by the Company in relation to exercising warrants

        If the matter requiring supermajority approval of the BoD does not receive sufficient director votes to be approved, such matter will not be adopted until the requisite approval is received in relation to such matter at any subsequent meeting of the board, not capped by the number of further BoD meetings necessary to secure such approval or any other factors, in order to insure that the BoD is able to properly assess and deliberate on these topics.

Simple Majority Matters

  1.
  Annual budget (incl. a) salaries of the CEO, CFO and COO and senior management and b) any capital expenditures) save for the items relating to the matters reserved for supermajority approval provided that, for the decisions in relation to Annual budget, the dissenting directors who vote against approving the budget will have an option, following the vote, to initiate a formal Board Review via a working group (consisting of the dissenting directors, INEDs, CEO, and CFO) that may deliberate for up to 4 weeks with a purpose to resolve dissenting directors concerns prior to taking a final vote on the budget

  2.
  Institute, settle or compromise any legal proceedings (other than debt recovery proceedings in the ordinary course of business) instituted or threatened against the company or submit to arbitration or alternative dispute resolution any dispute involving the company, in each case in value exceeding $1,000,000

  3.
  Taking any actions to dispose of any material intellectual property rights of the Company (excluding, for the avoidance of doubt, registering new IPs)

  4.
  Guaranteeing the obligations of third parties or providing capital commitments for an amount in excess of 0.5% of the last IFRS-reported annual revenue per annum

        If the matter requiring a simple majority approval of the BoD does not receive sufficient director votes to be approved, such matter will not be adopted until the requisite approval is received in relation to such matter at any subsequent meeting of the board, not capped by the number of further BoD meetings necessary to secure such approval or any other factors, in order to insure that the BoD is able to properly assess and deliberate on these topics.

        The organizational documents of the Company shall provide that the size of the board of the Company cannot be increased without a prior board approval (as a Supermajority Matter) and such provision of the organizational documents cannot be amended without a prior board approval (also as a Supermajority Matter).

Management level

        All the other matters not reserved for shareholders or the BoD may be resolved by Management under supervision of the board.

Annex B

 Plan of Merger

Between

NEXTERS INC.

and

KISMET ACQUISITION ONE CORP

the surviving company of the merger being

NEXTERS INC.

        This Plan of Merger (Plan of Merger) is made and entered into on [date], by and between Kismet Acquisition One Corp (the Company) and Nexters Inc. (the Surviving Company), all being British Virgin Islands business companies.

        Whereas, on the date hereof, the Company has 31,750,000 ordinary shares of no par value in issue, all of which shares are entitled to vote on the proposed merger provided for herein.

        Whereas, on the date hereof, the Surviving Company has 1 ordinary share of no par value in issue, which share is entitled to vote on the proposed merger provided for herein.

        Whereas, the directors of the Company and the Surviving Company deem it desirable that the Company be merged with the Surviving Company as the surviving entity, pursuant to the provisions of Section 170 of the BVI Business Companies Act 2004 (as amended) (the Act), and upon the terms and conditions hereinafter set forth.

        Now, therefore, it is agreed as follows:

Article I—The Merger

        Upon the terms and subject to the conditions hereinafter set forth, at the Effective Date (as defined in Article II hereof), the Company shall be merged with and into the Surviving Company (the Merger), after which the separate existence of the Company shall cease and the Surviving Company shall be the only surviving entity and shall continue to operate under its current name.

Article II—Effective Date

        The Merger shall be effective on [date] (such date being referred to as the Effective Date).

Article III—Memorandum and Articles of Association

        The current memorandum and articles of association of the Surviving Company shall remain as the memorandum and articles of association of the Surviving Company until such time as duly amended.

Article IV—Shares

        On the Effective Date:

  (a)
  each issued and outstanding share in the Company shall be, by virtue of the Merger, automatically and without any action on the part of the holder thereof, cancelled in exchange for the right to receive one ordinary share of no par value in the Surviving Company, and

  (b)
  all the issued and outstanding shares of the Surviving Company shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be redeemed for US$1.00 each by the Surviving Company.

Article V—Directors

        The directors of the Surviving Company shall be Andrey Fadeev, [additional directors].

Article VI—Effects of Merger

        The Merger shall have the effects set forth in the applicable provisions of the Act.

        In witness whereof this Plan of Merger has been duly executed on [date]

Signed for and on behalf of Kismet Acquisition One Corp
by
Director
Signed for and on behalf of Nexters Inc.
by
Director

Annex C

C-1

 Annex D

D-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        British Virgin Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, provided that such person acted honestly and in good faith with a view to the best interests of the indemnifying company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Pubco's memorandum and articles of association permit indemnification of officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or the commission of a crime.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit Number		Description
2		Business Combination Agreement, dated as of January 31, 2021, as it may be amended, by and among Kismet, Pubco, the Sponsor, solely in its capacity as Kismet's representative, the Company, Fantina Holdings Limited, a private limited liability company domiciled in Cyprus, solely in its capacity as the Company Shareholders representative, and the shareholders of the Company party thereto (included as Annex A to the proxy statement/prospectus).

3.1	*	Memorandum and Articles of Association of Pubco.

3.2	*	Form of Amended and Restated Memorandum and Articles of Association of Pubco (as they will be in effect at the Merger Effective Time) (included as Annex C to the proxy statement/prospectus).

3.3		Articles of Association of the Company.

3.4		Amended and Restated Memorandum of Association of Kismet.

4.1		Specimen Pubco ordinary share certificate.

4.2		Specimen Pubco warrant.

4.3		Kismet Warrant Agreement, dated as of August 5, 2020, between Kismet and the Continental Stock Transfer & Trust Company.

4.4		Form of Assignment, Assumption and Amendment Agreement for Kismet's outstanding warrants.

4.5		Form of the existing Option Agreement.

4.6		Form of the Assignment, Assumption and Amendment Agreement for Kismet's outstanding option agreements.

5.1		Opinion of Ogier, British Virgin Islands.

5.2		Opinion of Greenberg Traurig, LLP.

Exhibit Number		Description

8.1		Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1		A&R Forward Purchase Agreement, dated as of January 31, 2021, by and among Kismet Acquisition One Corp, Kismet Sponsor Limited, and Pubco.

10.2		Form of New Registration Rights Agreement, by and among Pubco and the other parties thereto (included as Exhibit A to Exhibit 2).

10.3		Form of Lockup Agreement, between Pubco and the other parties thereto (included as Exhibit B.1 to Exhibit 2).

10.4		Form of Lock-up Agreement, between Pubco and Kismet Sponsor Limited (included as Exhibit B.2 to Exhibit 2).

10.5		Form of Letter Agreement between Kismet and the Sponsor.

10.6		Form of Letter Agreement between Kismet and its directors, director nominees and executive officers.

14	*	Form of Code of Ethics and Business Conduct.

23.1		Consent of KPMG.

23.2		Consent of WithumSmith+Brown, PC.

23.3		Consent of Ogier, British Virgin Islands (included in Exhibit 5.1).

23.4		Consent of Greenberg Traurig, LLP (included in Exhibit 5.2).

23.5		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).

99.1		Representation under Item 8.A.4 of Form 20-F.

99.2	*	Form of Preliminary Proxy Card (included as Annex D to the proxy statement/prospectus).

99.3		Consent of Andrey Fadeev.

99.4		Consent of Boris Gertsovskiy.

99.5		Consent of Dmitrii Bukhman.

99.6		Consent of Igor Bukhman.

99.7		Consent of Ivan Tavrin.

99.8		Consent of Natasha Braginsky Mounier.

99.9		Consent of Andrew Sheppard.

*
To be filed by amendment.

Item 22.    Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  i.
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    ii.
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

    iii.
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

        That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  •
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  •
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  •
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  •
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cyprus on the 14th day of June, 2021.

NEXTERS INC.
By:	/s/ ANDREY FADEEV
	Name:	Andrey Fadeev
	Title:	Sole Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

By:	/s/ ANDREY FADEEV Andrey Fadeev	Director (Principal Executive Officer and Principal Financial and Accounting Officer)	June 14, 2021

 AUTHORIZED REPRESENTATIVE

        Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Nexters Inc., has signed this registration statement in Newark, Delaware, on the 14th day of June, 2021.

PUGLISI & ASSOCIATES
	By:	/s/ DONALD J. PUGLISI
		Name:	Donald J. Puglisi
		Title:	Managing Director